Form 10-K, Exhibit 13
period 2003-12-31
FIRST FARMERS & MERCHANTS CORP
filed 2004-03-15
CIK 703329

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Certain statements contained in this report may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "pro forma" or "anticipates," or the negatives of such terms. We caution you not to place undue reliance on such forward-looking statements in this report because results could differ materially from those anticipated due to a variety of factors. These factors include, but are not limited to, changes in economic conditions; fluctuations in prevailing interest rates and the effectiveness of our risk monitoring systems; our ability to maintain credit quality; our ability to provide market competitive products and services; laws and regulations affecting financial institutions in general; our ability to operate and integrate new technology; and other factors generally understood to affect the financial results of financial services companies.

EXECUTIVE OVERVIEW

General

First Farmers and Merchants Corporation (the Corporation) was incorporated on March 31, 1982, as a Tennessee corporation. As of December 31, 2003, the only subsidiary of the Corporation was First Farmers and Merchants National Bank (the Bank) which conducts the principal business of the consolidated company. The Bank is a national banking association which was organized in 1954 as a successor to a state bank organized in 1909. The principal executive offices of the Corporation are located at 816 South Garden Street, Columbia, Maury County, Tennessee. The financial condition of the Corporation should be evaluated in terms of the Bank's operations within its service area. All dollar amounts in this report, other than per-share amounts and percentages, are in thousands unless otherwise noted.

Financial Condition

The Corporation's assets consist primarily of its investment in the Bank and other smaller investments. Its primary activities are conducted through the Bank. The Bank is committed to providing quality services in diverse markets and a constantly changing interest rate environment. Bank customers are enjoying the quality service of a community bank and the safety and strength of a regional bank.

At December 31, 2003, the Corporation's consolidated total assets were $828,813, its consolidated net loans were $414,381, its total deposits were $716,433, and its total shareholders' equity was $102,285. During

2003, the Bank experienced a decline in loan demand as a result of a slow local economy evidenced by the closing of manufacturing plants, Bank credit quality initiatives, and significant mortgage loan refinancing activity in the low interest rate environment. Total deposits were down as well as the Bank decreased its reliance on short term large dollar certificates of deposit. Total shareholders' equity was up 2.6%.

Results of Operations

Consolidated net income in 2003 was up .38% compared to 2002. Net interest income was down 9.4% as financial products repriced in the low rate environment and loan demand declined. Credit quality initiatives in 2003 and the change in the accounting estimate of the provision for loan losses during the first quarter of 2002 were behind lower provisions for the allowance in 2003. Net income was $8,550 for 2003 compared to $8,518 in 2002 and $10,613 in 2001. On a per common share basis, net income was $2.93 for 2003 versus $2.92 for 2002 and $3.63 for 2001.

The accompanying tables and the discussion and financial information are presented to aid in understanding the Corporation's current financial position and results of operations. The emphasis of this discussion will be on the years 2003, 2002, and 2001; however, financial information for prior years will also be presented where appropriate. This discussion should be read in conjunction with the Consolidated Financial Statements and the Notes to Consolidated Financial Statements included elsewhere in this report.

FINANCIAL CONDITION

First Farmers and Merchants Corporation's financial condition depends on the quality and nature of its assets, its liability and capital structure, the market and economic conditions, and the quality of its personnel.

Net Interest Margin

The net interest margin is defined as the difference between the revenue from earning assets, primarily interest income, and interest expense related to interest-

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Net Interest Margin (Continued)

bearing liabilities. The maintenance of the net interest margin at a level which, when coupled with noninterest revenues, exceeds additions to the allowance for loan losses, noninterest expenses and income taxes, and yields an acceptable profit is critical for success in the banking industry. The net interest margin is a function of the average balances of earning assets and interest-bearing liabilities and the yields earned and rates paid on those balances.

TABLE A - Distribution of Assets, Liabilities, and Shareholders' Equity, Interest Rates and Interest Differential

YEAR ENDED DECEMBER 31,

		2003				2002				2001

	Average	Rate/			Average	Rate/			Average	Rate/
	Balance	Yield	Interest		Balance	Yield	Interest		Balance	Yield	Interest
ASSETS		(Dollars In Thousands)
Interest earning assets
Loans, net	$444,942	6.46%	$28,735	*	$513,553	7.28%	$37,411	*	$462,725	8.49%	$39,272	*
Bank deposits	295	1.69	5		273	2.56	7		625	6.56	41
Taxable securities	259,171	4.33	11,223		210,974	5.49	11,578		172,929	6.10	10,556
Tax exempt
securities	54,837	7.51	4,117	*	65,173	6.57	4,283	*	69,876	6.34	4,430	*
Federal funds sold	22,922	1.04	239		18,476	1.58	292		8,238	3.87	319

TOTAL
EARNING
ASSETS	782,167	5.67	$44,319		808,449	6.63	$53,571		714,393	7.64	$54,618
Noninterest earning
Assets
Cash and due from
banks	28,099				28,946				24,509
Bank premises and
equipment	12,913				12,781				9,762
Other assets	43,921				40,349				30,141

TOTAL ASSETS	$867,100				$890,525				$778,805

LIABILITIES AND
SHAREHOLDERS'
EQUITY
Interest bearing
liabilities
Time and savings:
deposits
NOW and money
market accounts	$261,387	0.91%	$2,390		$255,861	1.69%	$4,332		$195,476	2.13%	$4,154
Savings	108,799	1.19	1,295		102,735	2.11	2,165		64,687	2.76	1,783
Time	197,759	2.65	5,235		222,206	3.46	7,698		231,370	5.50	12,724
Time over
$100,000	80,227	3.08	2,468		97,182	3.68	3,572		92,450	5.49	5,077
TOTAL INTEREST
BEARING
DEPOSITS	648,172	1.76	11,388		677,984	2.62	17,767		583,983	4.06	23,738
Federal funds
purchased and
securities sold
under agreements
To repurchase	2,813	0.50	14		2,474	1.01	25		3,401	3.47	118
Other short
-term debt	392	1.79	7		604	2.32	14		648	4.48	29

TOTAL INTEREST
BEARING
LIABILITIES	651,377	1.75	$11,409		681,062	2.61	$17,806		588,032	4.06	$23,885
Noninterest bearing
Liabilities
Demand deposits	107,537				107,718				96,369
Other liabilities	5,492				6,597				8,215

TOTAL
LIABILITIES	764,406				795,377				692,616
Shareholders' equity	102,694				95,148				86,239
TOTAL
LIABILITIESAND
SHAREHOLDER'S
EQUITY	$867,100				$890,525				$778,855

Spread between
combined rates
Earned and
combined rates paid*		3.92%				4.02%				3.58%

Net yield on interest-
earning assets*		4.21%				4.42%				4.30%

* Taxable equivalent basis

Notes:
1.

U.S. Government, government agency, and corporate debt securities plus equity securities in the available-for-sale and held-to-maturity categories are taxable securities. Municipal debt securities are nontaxable and classified as held-to-maturity.

2.

The taxable equivalent adjustment has been computed based on a 34% federal income tax rate and has given effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets. Loans include nonaccrual loans for all years presented.

3.	The average balances of the amortized cost of available-for-sale securities were used in the calculations in this table.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Net Interest Margin (Continued)

Management activities are planned to maintain a satisfactory spread between the yields on earning assets and the related cost of interest-bearing funds. The gross interest spread is determined by comparing the taxable equivalent gross interest margin to average earning assets before deducting the allowance for loan losses. This ratio reflects the overall profitability of earning assets, including both those funded by interest-bearing sources and those which incur no interest cost (primarily noninterest-bearing demand deposits). This ratio is most often used when analyzing a banking institution's overall gross margin profitability compared to that of other financial institutions. The incremental interest spread compares the difference between the yields on earning assets and the cost of interest-bearing funds. This calculation and similar ratios are used to assist in pricing decisions for interest related products. Table A entitled Distribution of Assets, Liabilities, and Shareholders' Equity, Interest Rates and Interest Differential presents for each of the last three years by major categories of assets and liabilities, the average daily balances, the components of the gross interest margin (on a taxable equivalent basis), the yield or rate, and the incremental and gross interest spread.

Table B sets forth, for the periods indicated, a summary of consolidated changes in interest earned and interest paid separated into the amount generated by volume changes and the amount generated by changes in the yield or rate. Net interest income was down $2,855 for the year ending December 31, 2003. The decline in loan volume and lower interest rates contributed to the decrease in revenue from loans while lower interest rates resulted in less revenue from investment securities. Interest paid on interest-bearing deposits was down mainly due to the lower interest rates reducing the impact of revenue declines.

TABLE B - Volume and Yield/Rate Variances

(Taxable Equivalent Basis - In Thousands)

	2003 Compared to 2002			2002 Compared to 2001

		Yield/	Net Increase		Yield/	Net Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)

Revenue earned on
Loans, net	$(4,995)	$(3,681)	$(8,676)	$4,315	$(6,176)	$(1,861)
Bank deposits	1	(3)	(2)	(23)	(11)	(34)
Investment securities
Taxable securities	2,646	(3,001)	(355)	2,321	(1,299)	1,022
Tax-free securities	(679)	513	(166)	(301)	154	(147)
Federal funds sold	70	(123)	(53)	396	(423)	(27)

Total interest earning assets	(2,957)	(6,295)	(9,252)	6,708	(7,755)	(1,047)
Interest paid on
NOW and money market accounts	93	(2,035)	(1,942)	1,286	(1,108)	178
Savings deposits	128	(998)	(870)	1,050	(668)	382
Time deposits	(846)	(1,617)	(2,463)	(504)	(4,522)	(5,026)
Time deposits over $100,000	(624)	(480)	(1,104)	260	(1,765)	(1,505)
Federal funds purchased
and securities sold under
agreements to repurchase	3	(14)	(11)	(32)	(61)	(93)
Short term debt	(5)	(2)	(7)	(2)	(13)	(15)

Total interest-bearing funds	(1,251)	(5,146)	(6,397)	2,058	(8,137)	(6,079)

Net interest earnings	$(1,706)	$(1,149)	$(2,855)	$4,650	$382	$5,032

Notes:
1.

The change in interest earned or paid resulting from both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the relationship of the absolute dollar amounts of the change in each.

2.	The computation of the taxable equivalent adjustment has given effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets.
3.

U.S. Government, government agency, and corporate debt securities plus equity securities in the available-for-sale and held-to-maturity categories are taxable securities. Municipal debt securities are nontaxable and classified as held-to-maturity.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Two graphs are included at this point in the material mailed to our shareholders. The first graph illustrates in thousands of dollars, the categories of average earning assets and the portion each category is of the total for the last three years. The second graph illustrates in thousands of dollars, the categories of average liabilities and the portion each category is of the total for the last three years. The following tables illustrate the data in these graphs.

Average Earning Assets
(In Thousands $)
	Loans		Securities		Other
2001	462,725	65%	242,805	34%	8,863	1%
2002	513,553	64%	276,147	34%	18,749	2%
2003	444,942	57%	314,008	40%	23,217	3%

Average Liabilities
(In Thousands $)
	Interest-Bearing Deposits		Noninterest-Bearing Deposits		Other
2001	583,983	84%	96,369	14%	12,264	2%
2002	677,984	85%	107,718	14%	9,675	1%
2003	648,172	85%	107,537	14%	8,697	1%

Assets and Liabilities

Average earning assets decreased 3.3% in 2003, compared to a 13.2% increase in 2002 and a 20.2% increase in 2001. Acquisitions in the first quarter of 2002 and the second quarter of 2001 are the main reasons for the larger increases in those years. Slow local economic conditions contributed to the small decline in 2003. As a financial institution, the Bank's primary earning asset is loans. At December 31, 2003, average net loans represented 57% of average earning assets. Average net loans were down 13.9% in 2003, relative to a 10.9% increase in 2002, 32% of which was a result of the 2002 acquisition and 32.3% in 2001, 80% of which was a result of the 2001 acquisition. Slow local economic conditions, credit quality initiatives, and significant mortgage loan refinancing competition contributed to the decrease in loan volume in 2003.

Average investments, 40% of average earning assets at December 31, 2003, increased 13.7% from year end 2002 relative to a 13.7% increase at the end of 2002 from year end 2001, and a 2.9% increase at the end of 2001 from year end 2000. In the first quarter of 2002, the Bank acquired two offices in Pulaski, Tennessee from an Alabama bank acquiring net loans of approximately $24 million and certain other assets and liabilities. The Bank completed an acquisition of Peoples and Union Bank of Lewisburg, Tennessee, in the second quarter of 2001 acquiring $111 million in net loans, $19 million in investment securities, and certain other assets and liabilities. Average total assets declined 2.6% during 2003 compared to an increase during 2002 of 14.3% and 21.5% during 2001. A portion of the growth in 2002 and 2001 was due to acquisitions in each year.

The Bank's average deposits declined 3.8% during 2003 compared to 15.5% growth during 2002, 3.8% of which resulted from the Pulaski acquisition in which deposit liabilities of $35 million were assumed. Deposits grew 22.3% during 2001, 79% of which increase was related to the Lewisburg acquisition in which deposit liabilities of $148 million were assumed . Interest rates were low in 2003 exhibiting much slower movement. A number of customers moved money to interest-bearing transaction accounts instead of six-month certificates of deposit. Interest-bearing transaction accounts increased 2.2% during 2003 compared to a 30.9% increase in 2002, 39.3% of which increase was related to the Pulaski acquisition, and a 6.8% increase during 2001. Time deposits under $100,000 declined 11.0% during 2003 and time deposits over $100,000 declined 17.4% as the Bank decreased its reliance on short term large dollar certificates of deposit.

Average savings deposits increased over 5.9% during 2003. Savings deposits have been strong historically providing a core, low cost, source of funding. The Bank's noninterest-bearing deposits have remained consistently strong and were 14.0% of average total deposits in 2003, 2002, and 2001. This strong core of noninterest-bearing funds contributed to the maintenance of the low cost of funds for the periods.

The Corporation and the Bank do not have any long-term debt or other obligations with the exception of certain operating leases that are discussed in Note 7 of the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS that are included elsewhere in this report.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

The Bank uses a formal asset and liability management process to ensure adequate liquidity and control interest rate risk. The goal of liquidity management is to provide adequate funds to meet loan demand and any potential unexpected deposit withdrawals. This goal is accomplished by consistent core deposit growth, holding adequate liquid assets, and maintaining unused capacity to borrow funds. The objective of interest rate risk management is maintaining reasonable stability in the gross interest margin as a result of changes in the level of interest rates and/or the spread relationships among interest rates.

Liquidity

At December 31, 2003, the Bank had approximately $88.2 million of cash and due from banks, securities and other short-term investments maturing within one year compared to $93.9 million as of a year earlier. In the normal course of business, the Bank has established lines of credit for short-term borrowings for the management of daily liquidity needs. At December 31, 2003, the unused lines of credit were $45 million.

Interest Rate Risk

The Bank uses an earnings simulation model to evaluate the impact of different interest rate scenarios on the gross margin. Each month, the Bank's Asset/Liability Committee monitors the relationship of rate sensitive earning assets to rate sensitive interest-bearing liabilities (interest rate sensitivity) which is the principal factor in determining the effect that fluctuating interest rates will have on future net interest income. Rate sensitive earning assets and interest-bearing liabilities are those which can be repriced to current market rates within a defined time period. The committee measures near-term (next twelve months) risk to net interest income resulting from changes in interest rates. The model incorporates the Bank's assets and liabilities, together with forecasted changes in the balance sheet mix and assumptions that reflect the current interest rate environment to simulate the effect of possible changes in interest rates on net interest income. As a policy, budgeted financial goals are monitored on a monthly basis by the Asset/Liability Committee where the actual dollar change in net interest income given different interest rate movements is reviewed. A negative dollar change in net interest income for a twelve-month period of less than 4.5% of net interest income given a three hundred basis point shift in interest rates is considered an acceptable rate risk position. At December 31, 2003, if interest rates were to fall 300 basis points (3.0%) over the next twelve months, net interest income would be $611,000 less than currently projected without interest rate movements. This would be a decline in net interest income of 1.9% which is within policy guidelines established by the Bank's Board of Directors.

Another tool used to monitor the Bank's overall interest rate sensitivity is a gap analysis. Table C, Rate Sensitivity of Earning Assets and Interest-Bearing Liabilities, shows the Bank's rate sensitive position at December 31, 2003, as measured by gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods). Table C reflects a positive gap position in which earning assets are repricing faster the interest-bearing liabilities. The Bank's Asset/Liability Committee concluded that this was an adequate position given current economic conditions and interest rate movement forecasts. Table A - Distribution of Assets, Liabilities, and Shareholders' Equity, Interest Rates and Interest Differential provides details of the largest component of interest-bearing liabilities.

Capital

Historically, internal growth has financed the capital needs of the Bank. The Corporation and the Bank do not have any long-term debt and do not have major plans for capital expenditures in the near future. At December 31, 2003, the Corporation had a ratio of Tier 1 capital to average assets of 10.29%. This compares to a ratio of Tier 1 capital to average assets of 8.79% at December 31, 2002, and 9.08% at December 31, 2001. The ratio in 2002 was lower because identifiable intangibles related to acquisitions reduced capital as average total assets increased.

Cash dividends declared in 2003 were 37.9% of net income. The Corporation plans to continue an average payout ratio over 20% while continuing to maintain a capital to asset ratio reflecting financial strength and adherence to regulatory guidelines.

As of December 31, 2003, the Corporation's ratios of Tier I capital to risk-weighted assets and total capital to risk-weighted assets were 17.45% and 18.71% respectively. At December 31, 2002, the comparable ratios were 14.41% and 15.67%, respectively. Please refer to Note 10 in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS that are included elsewhere in this report for more information on the capital strength of the Corporation and the Bank.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

TABLE C - Rate Sensitivity of Earning Assets and Interest-Bearing Liabilities
(Dollars in Thousands)
	3 Months	3-6	6-12	Over 1
As of December 31, 2003	or Less	Months	Months	Year	Total
Earning assets
Bank time deposits	$-	$-	$250	$47	$297
Fed Funds sold	12,000	-	-	-	12,000
Taxable investment securities	7,649	9,002	27,334	228,183	272,168
Tax-exempt investment securities	2,217	1,716	1,251	44,824	50,008
Loans and leases, net of deferred fees	93,681	40,888	51,004	238,931	424,504

Total earning assets	115,547	51,606	79,839	511,985	758,977

Interest-bearing liabilities
NOW and money market accounts	28,562	-	-	210,414	238,976
Savings	-	-	-	111,798	111,798
Time	38,123	38,743	55,359	49,132	181,357
Time over $100,000	17,304	12,093	16,096	26,475	71,968
Other short-term debt	2,420	-	-	48	2,468

Total interest bearing liabilities	86,409	50,836	71,455	397,867	606,567

Period gap	29,138	770	8,384	114,118	$152,410

Cummulative gap	$29,138	$29,908	$38,292	$152,410

Available-for-sale and held-to-maturity securities were combined in the taxable securities category for purposes of this table.

LOANS AND LOAN QUALITY

As with most commercial banking institutions, the Bank's loan portfolio is the largest component of earning assets and consequently provides the highest amount of revenue. The loan portfolio also contains, as a result of credit quality, the highest exposure to risk. When analyzing potential loans, management assesses both interest rate objectives and credit quality objectives in determining whether to make a given loan and the appropriate pricing for that loan. The Bank maintains a diversified portfolio in order to spread its risk and reduce its exposure to economic downturns which may occur in different segments of the economy or in particular industries. The composition of the loan portfolio is disclosed in detail in Note 3 in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS included elsewhere in this report.

The lending activities of the Bank are subject to written underwriting standards and policies established by the Bank's Board of Directors and management which include loan review procedures and approvals. Applications for loans are taken by designated employees at eighteen of the Bank's offices. Depending primarily on the amount of the loan, there are various approval levels including an Executive Committee of the Board of Directors that meets weekly.

The Bank has a credit administration function which is responsible for assisting loan officers in underwriting new loans, reviewing problem loans, monitoring their status from period to period, and assisting in their resolution. This review process also includes semiannual reviews by an outside party to assess the quality of the loan portfolio independently. Management has concluded that this independent review has served to strengthen underwriting practices. Credit administration's analysis and review also includes a formal review that is prepared quarterly to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses. Loan reviews of all relationships aggregating $250,000 and greater are completed on an annual schedule. At December 31, 2003 loans totaling $10.8 million, or 2.5% of the portfolio, were classified as other assets especially mentioned. This compares to loans totaling $7.6 million so classified at December 31, 2002. Loans totaling

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

LOANS AND LOAN QUALITY (Continued)

$22.0 million, 5.2 % of the portfolio, were classified as substandard. This compares to loans totaling $35.1 million so classified at December 31, 2002. Loans totaling $1.9 million, or .5 % of the portfolio, were classified as doubtful. This compares to $.668 million so classified at December 31, 2002. Management asserts that the allowance for loan losses was adequate at December 31, 2003.

On September 3, 2002, the Bank voluntarily entered into a written agreement with the Office of the Comptroller of the Currency. The agreement relates to asset quality and management and board oversight of the lending function. Management believes that the financial ramifications related to the agreement have been fully recorded.

Table D, RISK ELEMENTS IN THE LOAN PORTFOLIO, includes all loans management considers to be potential problem loans, summarizes average loan balances, and reconciles the allowance for loan losses for each year. Additions to the allowance, which have been included in operating expenses, are also disclosed. Management does not believe that there is a concentration of loans to borrowers engaged in similar activities. Please refer to Note 9 in NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

Loans having recorded investments of $11.9 million at December 31, 2003, have been identified as impaired in accordance with the provisions of SFAS 114. They represent 2.8% of gross loans. Commercial loans comprised $4.2 million of the total, with loans secured by real estate accounting for $7.0 million, and installment loans $.7 million. Interest received on these loans during 2003 was $829, during 2002 was $982, and during 2001 was $345. The gross interest income that would have been recorded if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, was $278, $489, and $348 for the years ended December 31, 2003, 2002, and 2001 respectively. Please refer to Note 1 and Note 3 in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS that are included elsewhere in this material for more information on the Bank's policy regarding loan impairment.

TABLE D - RISK ELEMENTS IN THE LOAN PORTFOLIO
	December 31
(Dollars In Thousands)	2003	2002	2001	2000	1999

Average amount of gross loans outstanding	$456,187	$524,248	$468,861	$354,811	$323,374

Balance of allowance for possible loan
losses at beginning of year	$11,375	$6,707	$5,322	$4,818	$3,852

Balance from acquisition	-	536	1,097	-	218
Loans charged off
Loans secured by real estate	958	1,549	21	190	317
Commercial and industrial loans	296	580	377	50	236
Loans to individuals	712	1,517	652	475	578

TOTAL LOANS CHARGED OFF	1,966	3,646	1,050	715	1,131
Recoveries of loans previously charged off
Loans secured by real estate	22	3	12	221	41
Commercial and industrial loans	67	54	17	4	17
Loans to individuals	192	271	109	94	121

TOTAL RECOVERIES	281	328	138	319	179

NET LOANS CHARGED OFF	1,685	3,318	912	396	952

Provision charged to operating expenses	433	7,450	1,200	900	1,300

BALANCE AT END OF YEAR	$10,123	$11,375	$6,707	$5,322	$4,418

Ratio of net charge-offs during the period
to average gross loans outstanding	0.37%	0.63%	0.19%	0.11%	0.29%

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Interest Income

Total interest income decreased 18.5% in 2003. Interest and fees earned on loans was over 66% of gross interest income in 2003 and decreased 23.5%. These decreases were a function of two changes in our community service area. One change was the lower level of interest rates during 2003 compared to 2002. This reduced interest earned on loans $3.7 million or 43% of the decline. The other change was the decline in loan demand, a response to local economic conditions, which reduced interest income on loans $5.0 million or the remaining 57% of the decline. Interest earned on securities and other investments was down 6.0% in 2003 making up the balance of gross interest income. Total interest income decreased 2.2% in 2002 and increased 17.5% in 2001, following a significant acquisition that year.

Interest Expense

Total interest expense decreased 35.9% in 2003, compared to a 25.5% decrease in 2002, and a 10.6% increase in 2001. The lower interest rate environment contributed to reduction in expense in 2003. A less aggressive appetite for interest bearing deposits reduced that expense the remaining 8%. Total interest expense decreased 25.5% in 2002 and increased 10.6% in 2001. The cost of interest-bearing deposits is monitored monthly by the Asset/Liability Committee. The net interest margin (tax equivalent net interest income divided by average earning assets) was 4.21% at the end of 2003, 4.42% at the end of 2002, and 4.30% at the end of 2001.

Net interest income on a fully taxable equivalent basis is influenced primarily by changes in: (1) the volume and mix of earning assets and sources of funding; (2) market rates of interest, and (3) income tax rates. The impact of some of these factors can be controlled by management policies and actions. External factors also can have a significant impact on changes in net interest income from one period to another. Some examples of such factors are: (1) the strength of credit demands by customers; (2) Federal Reserve Board monetary policy, and (3) fiscal and debt management policies of the federal government, including changes in tax laws.

The net interest margin, on a tax equivalent basis, at December 31, 2003, 2002, and 2001 was 4.21%, 4.42%, and 4.30% respectively.

Two pie graphs are included at this point in the material mailed to our shareholders. The first graph represents in thousands of dollars, the categories of noninterest income in 2003 and the percentage each category is of the total. The second graph illustrates in thousands of dollars, the categories of noninterest expense and the percentage each category is of the total in 2003. The following tables illustrate the data in these graphs.

2003 Noninterest Income			2003 Noninterest Expense
Trust	1,806	18%	Personnel	15,254	52%
Other Services	433	4%	Occupancy	2,184	7%
Deposit fees	7,217	71%	Other	10,437	36%
Other	722	7%	Equipment	1,422	5%

Noninterest Income and Expenses

Noninterest income increased .5% during 2003 due mostly to a gain on the sale of available for sale securities that offset losses on the sale of loans and other real estate. Income from fiduciary services offered in the Bank's Trust Department was up 1.4%. Noninterest income increased .9% in 2002 and 26.4% in 2001.

Noninterest expenses, excluding the provision for possible loan losses, increased 11.8% in 2003. Increases in salaries and employee benefits contributed to this increase. Organizational restructuring to more effectively manage the lending function and improve processing efficiencies was behind this increase. Noninterest expenses increased 12.8% in 2002 and 21.8% in 2001.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Net Income

Net income was .38% higher in 2003 than in 2002. A reduction in provisions for possible loan losses during 2003 was a contributing factor. During the first quarter of 2002, the Bank changed the accounting estimate of the allowance for possible loan losses which decreased income before provision for income taxes by $4.4 million, $2.6 million, net of tax for the year ended December 31, 2002. Net income was 27.5% higher in 2001 than in 2000. The acquisition in 2001 contributed to the increase in net income.

Off-Balance Sheet Arrangements

As of December 31, 2003, the Corporation and the Bank did not have any off-balance sheet arrangements. Please refer to Note 9 of the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS that are included elsewhere in this report for more information on the Bank's commitments and contingencies. Please refer to Table C in this material for a summary of our earning assets and interest-bearing liabilities by maturities that are included in the CONSOLIDATED BALANCE SHEETS.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS ON THE FINANCIAL

STATEMENTS

Effective January 1, 2003, the Bank adopted Financial Accounting Standards Board ("FASB") Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others ("FIN 45"), which covers guarantees such as standby letters of credit, performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding. The recognition and measurement provisions of FIN 45 have not had a significant effect on the Corporation's consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), which establishes guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. The Interpretation had no effect on the Corporation's financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, ("SFAS 149"). This Statement clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement did not have a material effect on the Corporation's consolidated financial statements.

In December, 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer ("SOP 03-3"). SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004 although earlier adoption is encouraged. The adoption of this new statement of position is not expected to have a material impact on the Corporation's consolidated financial statements.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

The accounting principles the Bank follows and the methods of applying these principles conform with accounting principles generally accepted in the United States of America and with general practices within the banking industry. In connection with the application of those principles, Bank management has made judgments and estimates which, in the case of the determination of the allowance for loan losses ("ALLL") and the recognition of deferred income tax assets, have been critical to the determination of the Bank's financial position, results of operations, and cash flows.

Allowance for Loan Losses

Management assesses the adequacy of the ALLL prior to the end of each month and prepares a more formal review quarterly to assess the risk in the Bank's loan portfolio. This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The ALLL represents calculated amounts for specifically identified credit exposure and exposures readily predictable by historical or comparative experience. Even though this calculation considers specific credits, the entire allowance is available to absorb any credit losses.

These calculated amounts are determined by assessing loans identified as not in compliance with loan agreements. These loans are generally in two different risk groups. One group is unique loans (commercial loans, including those loans considered impaired). The second group is homogenous loans (generally retail loans). The calculation for unique loans is based primarily on risk rating grades assigned to each of these loans as a result of our loan management and review processes. Each risk-rating grade is assigned a loss ratio, which is determined based on the experience of management, discussions with banking regulators, and the independent loan review process. The amount allocated for impaired loans is based on estimated cash flows discounted at the loan's original effective interest rate or the underlying collateral value. Historical data, including actual loss experience on specific types of homogenous loans, is used to allocate amounts for loans or groups of loans meeting the specified criteria. More detailed historical data is being accumulated by category of consumer credit and performance characteristics to broaden the analysis and improve monitoring of potential credit risk.

Criteria considered in evaluating the adequacy of the ALLL are:

.	Portfolio quality trends;
.	Changes in the nature and volume of the portfolio;
.	Present and prospective economic and business conditions, locally and nationally;
.	Management review systems and board oversight, including external loan review processes;
.	Changes in credit policy, credit administration, portfolio management and procedures; and
.	Changes in personnel, management, and staff.

In assessing the adequacy of the ALLL, the risk characteristics of the entire loan portfolio are evaluated. This process includes the judgment of management, input from independent loan reviews, and reviews that may have been conducted by bank regulators as part of their usual examination process.

Deferred Income Tax Assets

Deferred income tax assets consist mainly of the tax effect of excess provisions for loan losses over actual losses incurred and deferred compensation. The Corporation and the Bank have paid taxes for many years. Management believes that it is more likely than not that these assets will be realized in future years.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Selected Financial Information
(Dollars in Thousands, Except Per Share Data)
	2003	2002	2001	2000	1999
Interest Income
Interest and fees on loans	$28,388	$37,116	$39,031	$31,358	$28,017
Income on investment securities
Taxable interest	11,045	11,390	10,218	10,097	9,443
Exempt from federal income tax	2,738	3,214	3,420	3,108	2,877
Dividends	130	166	307	278	257

	13,913	14,770	13,945	13,483	12,577

Other interest income	250	299	359	598	620

Total Interest Income	42,551	52,185	53,335	45,439	41,214

Interest Expense
Interest on deposits	11,388	17,767	23,738	21,486	17,918
Interest on other short term
borrowings	21	39	147	117	32

Total Interest Expense	11,409	17,806	23,885	21,603	17,950

Net Interest Income	31,142	34,379	29,450	23,836	23,264

Provision For Possible Loan Losses	433	7,450	1,200	900	1,700
Net Interest Income After
Provision for Loan Losses	30,709	26,929	28,250	22,936	21,564

Noninterest Income
Trust department income	1,806	1,781	1,862	1,813	1,670
Service fees on deposit accounts	7,217	7,175	6,822	5,136	4,115
Other service fees, commissions,
and fees	433	435	537	422	727
Other operating income	(15)	611	758	566	555
Securities gains	737	124	54	0	130

Total Noninterest Income	10,178	10,126	10,033	7,937	7,197

Noninterest Expense
Salaries and employee benefits	15,254	13,045	11,567	9,711	8,645
Net occupancy expense	2,184	2,187	1,765	1,485	1,524
Furniture and equipment expense	1,422	1,461	928	1,192	1,251
Other operating expenses	10,437	9,515	8,980	6,780	6,675

Total Noninterest Expense	29,297	26,208	23,240	19,168	18,095

Income Before Provision
For income Taxes	11,590	10,847	15,043	11,705	10,666
Provision For Income Taxes	3,040	2,329	4,430	3,379	3,133

Net Income	$8,550	$8,518	$10,613	$8,326	$7,533

Earnings Per Common Share	$2.93	$2.92	$3.63	$2.85	$2.59

Weighted average shares outstanding	2,920,000	2,920,000	2,920,000	2,920,000	2,908,493
(See Note 1 of NOTES TO CONSOLIDATED FINANCIAL STATEMENTS)

KraftCPAs

Kraft Bros., Esstman, Patton & Harrell, PLLC

_____CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS_____

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

First Farmers and Merchants Corporation

Columbia, Tennessee

We have audited the accompanying consolidated balance sheets of First Farmers and Merchants Corporation (the "Corporation") and its wholly-owned subsidiary, First Farmers and Merchants National Bank (the "Bank"), as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Farmers and Merchants Corporation and Subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kraft Bros., Esstman, Patton & Harrell, PLLC

Nashville, Tennessee
February 13, 2004

555 Great Circle Road, Suite 200 * Nashville, TN 37228-1310 * Phone 615-242-7351 - Fax 615-256-1952 * www.kraftcpas.com
610 North Garden St. Suite 200, Columbia, Tennessee 38401 - Phone 931-388-3711
105 Bay Court, Lebanon, Tennessee 37087 * Phone 615-449-2334
An independently owned member of the McGladrey Network

FIRST FARMERS AND MERCHANTS CORPORATION

COLUMBIA, TENNESSEE

Report of Management

Financial Statements

The accompanying consolidated financial statements and the related notes thereto have been prepared by the management of First Farmers and Merchants Corporation (the "Corporation") including the Corporation's only subsidiary, First Farmers and Merchants National Bank, in accordance with accounting principles generally accepted in the United States of America and, as such, include amounts, some of which are based on judgments and estimates by management. Management's Discussion and Analysis appearing elsewhere in this Annual Report is consistent with the contents of the financial statements.

Kraft Bros., Esstman, Patton and Harrell, PLLC, the Corporation's independent auditors, have audited the accompanying consolidated financial statements, and their report thereon is presented herein. Such report represents that the Corporation's consolidated financial statements, provided in this Annual Report, present fairly, in all material respects, its financial position and results of operation in conformity with accounting principles generally accepted in the United States of America.

Internal Control Over Financial Reporting

Management of the Corporation is responsible for establishing and maintaining an effective internal control system over financial reporting presented in conformity with accounting principles generally accepted in the United States of America. The system contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

The Audit Committee of the Board of Directors is composed of directors who are not officers or employees of the Corporation. The Audit Committee of the Board of Directors is responsible for ascertaining that the accounting policies employed by management are reasonable and that internal control systems are adequate. The internal audit function is provided by an outside company that conducts audits and reviews of the Corporation's operations and reports directly to the Audit Committee of the Board of Directors.

There are inherent limitations in the effectiveness of any internal control system, including the possibility of human error and the possible circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control system may vary over time.

Management assessed the Corporation's internal control system over financial reporting presented in conformity with accounting principles generally accepted in the United States of America as of December 31, 2003. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2003, the Corporation maintained an effective internal control system over financial reporting presented in conformity with accounting principles generally accepted in the United States of America.

Compliance With Laws and Regulations

Management acknowledges responsibility for financial reporting and compliance with federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders.

Management has assessed its compliance with the aforementioned laws and regulations. Based on this assessment, management believes that the Corporation's insured depository subsidiary, First Farmers and Merchants National Bank, complied, in all material respects, with such laws and regulations during the year ended December 31, 2003.

/s/ T. Randy Stevens	/s/ Patricia N. McClanahan
T. Randy Stevens	Patricia N. McClanahan
President and	Executive Vice President
Chief Executive Officer	Chief Financial Officer

February 13, 2004

Dedicated To Community Service!

P.O. Box 1148 * Columbia, Tennessee 38402-1148 * 931-388-3145 * www.fandmbank.com

KraftCPAs

Kraft Bros., Esstman, Patton, & Harrell, PLLC

CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS___

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

First Farmers and Merchants Corporation

Columbia, Tennessee

We have examined management's assertion, included in the accompanying Report of Management---Internal Control System Over Financial Reporting, that as of December 31, 2003, First Farmers and Merchants Corporation maintained an effective internal control system over financial reporting presented in conformity with accounting principles generally accepted in the United States of America.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control structure over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion referred to above is fairly stated, in all material respects, based on the criteria described in Internal Control--- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Kraft Bros., Esstman, Patton & Harrell, PLLC

Nashville, Tennessee
February 13, 2004

555 Great Circle Road, Suite 200 * Nashville, TN 37228-1310 * Phone 615-242-7351 - Fax 615-256-1952 * www.kraftcpas.com
610 North Garden St. Suite 200, Columbia, Tennessee 38401 - Phone 931-388-3711
105 Bay Court, Lebanon, Tennessee 37087 * Phone 615-449-2334
An independently owned member of the McGladrey Network

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

		December 31,	December 31,
(Dollars In Thousands, Except Per Share Data)		2003	2002
ASSETS	Cash and due from banks	$26,137	$37,161
	Interest-bearing deposits in banks	297	289
	Federal funds sold	12,000	14,251
	Total cash and cash equivalents	38,434	51,701
	Securities
	Available for sale (amortized cost $243,038
	and $197,402 respectively)	249,653	207,666
	Held to maturity (fair value $84,199
	and $108,087 respectively)	79,138	102,517
	Total securities	328,791	310,183
	Loans, net of deferred fees	424,504	500,516
	Allowance for possible loan losses	(10,123)	(11,375)
	Net loans	414,381	489,141
	Bank premises and equipment, at cost
	less allowance for depreciation	12,997	13,051
	Core deposit and other intangibles	13,042	14,266
	Other assets	21,168	20,553
	TOTAL ASSETS	$828,813	$898,896

LIABILITIES	Deposits
	Noninterest-bearing	$112,334	$115,578
	Interest-bearing (including certificates of deposit
	over $100: 2003 - $71,968; 2002 - $91,783)	604,099	673,609
	Total deposits	716,433	789,187
	Federal funds purchased and securities sold
	under agreements to repurchase	1,820	1,986
	Dividends payable	1,635	1,577
	Other short term liabilities	648	679
	Accounts payable and accrued liabilities	5,992	5,785
	TOTAL LIABILITIES	726,528	799,214

SHAREHOLDERS'	Common stock - $10 par value, 8,000,000 shares
EQUITY	authorized; issued and outstanding -
	2,920,000 shares	29,200	29,200
	Additional paid-in capital	4,320	4,320
	Retained earnings	64,698	59,389
	Accumulated other comprehensive income	4,067	6,773
	TOTAL SHAREHOLDERS' EQUITY	102,285	99,682

	TOTAL LIABILITIES AND
	SHAREHOLDERS' EQUITY	$828,813	$898,896
The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands Except Per Share Data)

Years Ended December 31,	2003	2002	2001
Interest and fees on loans	$28,388	$37,116	$39,031
Income on investment securities
Taxable interest	11,045	11,390	10,218
Exempt from federal income tax	2,738	3,214	3,420
Dividends	130	166	307
	13,913	14,770	13,945
Other interest income	250	299	359
TOTAL INTEREST & DIVIDEND INCOME	42,551	52,185	53,335

Interest on deposits	11,388	17,767	23,738
Interest on other short term borrowings	21	39	147
TOTAL INTEREST EXPENSE	11,409	17,806	23,885

NET INTEREST INCOME	31,142	34,379	29,450
PROVISION FOR POSSIBLE
LOAN LOSSES - Note 4	433	7,450	1,200
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	30,709	26,929	28,250

Trust department income	1,806	1,781	1,862
Service fees on deposit accounts	7,217	7,175	6,822
Other fees and commissions	433	435	537
Other operating income (expense)	(15)	611	758
Securities gains	737	124	54
TOTAL NONINTEREST INCOME	10,178	10,126	10,033

Salaries and employee benefits	15,254	13,045	11,567
Net occupancy expense	2,184	2,187	1,765
Furniture and equipment expense	1,422	1,461	928
Other operating expenses	10,437	9,515	8,980
TOTAL NONINTEREST EXPENSES	29,297	26,208	23,240
INCOME BEFORE PROVISION FOR
INCOME TAXES	11,590	10,847	15,043
PROVISION FOR INCOME TAXES - Note 8	3,040	2,329	4,430

NET INCOME	$8,550	$8,518	$10,613

Common Stock - Note 1
(Weighted average shares outstanding:
2,920,000)	$2.93	$2.92	$3.63
The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

				Accumulated
(Dollars In Thousands Except Per Share Data)		Additional		Other
	Common	Paid-in	Retained	Comprehensive
Years Ended December 31, 2003, 2002, and 2001	Stock	Capital	Earnings	Income (Loss)	Total
BALANCE AT JANUARY 1, 2001	$29,200	$4,320	$46,156	$133	$79,809
Comprehensive income
Net income			10,613		10,613
Change in net unrealized gain (loss) on securities
available-for-sale, net of reclassification
adjustment and tax effects				2,140	2,140
Total comprehensive income					12,753
Cash dividends declared, $.95 per share			(2,774)		(2,774)

BALANCE AT DECEMBER 31, 2001	29,200	4,320	53,995	2,273	89,788

Comprehensive income
Net income			8,518		8,518
Change in net unrealized gain (loss) on securities
available-for-sale, net of reclassification
adjustment and tax effects				4,500	4,500
Total comprehensive income					13,018
Cash dividends declared, $1.07 per share			(3,124)		(3,124)

BALANCE AT DECEMBER 31, 2002	29,200	4,320	59,389	6,773	99,682

Comprehensive income
Net income			8,550		8,550
Change in net unrealized gain (loss) on securities
available-for-sale, net of reclassification
adjustment and tax effects				(2,706)	(2,706)
Total comprehensive income					5,844
Cash dividends declared, $1.11 per share			(3,241)		(3,241)

BALANCE AT DECEMBER 31, 2003	$29,200	$4,320	$64,698	$4,067	$102,285
The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOW

	(Dollars In Thousands)

	Years Ended December 31,	2003	2002	2001
OPERATING	Net income	$8,550	$8,518	$10,613
ACTIVITIES	Adjustments to reconcile net income to net cash

	provided by operating activities
	Excess (deficiency) of provision for possible loan losses
	over net charge offs	(1,252)	4,132	288
	Provision for depreciation and amortization
	of premises and equipment	1,390	1,313	876
	Provision for depreciation of leased equipment	-	-	150
	Amortization of intangibles	1,056	1,021	1,066
	Amortization of investment security premiums,
	net of accretion of discounts	2,642	1,112	500
	Increase in cash surrender value of life insurance
	Contracts	(438)	(460)	(271)
	(Increase) decrease, net of effects from acquisitions, in
	Deferred income taxes	759	(1,312)	(83)
	Interest receivable	902	39	483
	Other assets	(704)	792	(1,339)
	Increase (decrease), net of effects from acquisitions, in
	Interest payable	(687)	(1,563)	(1,446)
	Other liabilities	325	999	391
	Total Adjustments	3,993	6,073	615
	Net cash provided by operating activities	12,543	14,591	11,228

INVESTING	Proceeds from maturities, calls, and sales of
ACTIVITIES	available-for-sale securities	55,688	35,232	27,995
	Proceeds from maturities and calls of
	held-to-maturity securities	23,412	20,674	17,825
	Purchases of investment securities
	Available-for-sale	(103,262)	(120,028)	(26,594)
	Held-to-maturity	-	-	(11,802)
	Net (increase) decrease in loans, net of effects
	from acquisitions	76,012	38,454	(25,621)
	Purchases of premises and equipment, net of
	effects from acquisitions	(1,336)	(1,531)	(2,119)
	Purchase of single premium life insurance contracts	(190)	(3,970)	(425)
	Net increase in cash from acquisitions	-	8,017	3,457
	Net cash provided by (used by) investing activities	50,325	(23,152)	(17,284)

FINANCING	Net increase (decrease) in noninterest-bearing and
ACTIVITIES	interest-bearing deposits	(72,754)	32,509	16,854
	Net increase (decrease) in short term borrowings	(197)	155	(5,777)
	Cash dividends	(3,183)	(3,066)	(2,394)
	Net cash provided by (used by) financing activities	(76,134)	29,598	8,683

	Increase (decrease) in cash and cash equivalents	(13,266)	21,037	2,627
	Cash and cash equivalents at beginning of period	51,701	30,664	28,037
	Cash and cash equivalents at end of period	$38,434	$51,701	$30,664

	Supplemental disclosures of cash flow information
	Cash paid during the period for expenses
	Interest on deposits and borrowed funds	$12,096	$19,183	$24,200
	Income taxes	1,391	4,433	4,589
The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Policies

The accounting principles followed and the methods of applying those principles conform with accounting principles generally accepted in the United States of America and to general practices in the banking industry. The significant accounting policies applicable to the Corporation are summarized as follows.

Principles of Consolidation

The accompanying consolidated financial statements present the accounts of the Corporation and its wholly-owned subsidiary, the Bank. Material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Those estimates and assumptions also affect disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets, and trading activities.

Significant Group Concentrations of Credit Risk

Most of the Bank's activities are with customers located within its community service area which is comprised of Maury, Lawrence, Marshall, Hickman, Dickson, Giles, and adjacent counties in southern middle Tennessee. Note 2 discusses the types of securities in which the Bank invests. Note 3 discusses the types of lending in which the Bank engages. The Bank does not have any significant concentrations to any one industry or customer.

Cash and Due From Banks

Included in cash and due from banks are legally reserved amounts which are required to be maintained on an average basis in the form of cash and balances due from the Federal Reserve Bank and other banks. At December 31, 2003, approximately $6 million was required to be maintained at the Federal Reserve Bank. Interest-bearing deposits in banks mature within one year and are carried at cost. From time to time throughout the year, the Bank's balances due from other financial institutions exceeded FDIC insurance limits. Management considers this to be a normal business risk.

Cash Equivalents

Cash equivalents include cash on hand, cash due from banks, and federal funds sold. Federal funds are sold for one-day periods. Interest-bearing deposits in banks included in cash equivalents mature within ninety days.

Securities

Trading account securities that are bought and held principally for the purpose of selling them in the near term are carried at market value. Gains and losses, both realized and unrealized, are included in other operating income. There were no securities so classified in 2003 or 2002.

Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Securities not classified as held-to-maturity or trading, including equity securities with readily determinable fair values, are classified as available-for-sale and reported at fair value, with unrealized gains and losses, net of deferred tax, excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of individual available-for-sale and held-to-maturity securities below their cost that are other than temporary are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sales of securities are recorded on the trade date and are determined using the specific identification method.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

The Bank grants mortgage, commercial, and consumer loans to customers. Most of the Bank's activities are with customers located within southern middle Tennessee. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are stated at their outstanding unpaid principal balances net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Interest on loans is accrued daily. Loan origination fees and related direct costs are deferred and recognized as an adjustment of yield on the interest method. Interest accruals are discontinued when loans are ninety days past-due or when interest is not expected to be collected. Interest income previously accrued on such loans is reversed against current period interest income. Interest income on loans in nonaccrual status is recognized only to the extent of the excess of cash payments received over principal payments due.

Allowance for Possible Loan Losses

The allowance for possible loan losses is established through provisions for loan losses charged against income. Loan losses are charged against the allowance when management determines that the uncollectibility of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance account in the period received.

At March 31, 2002, pursuant to discussions with federal bank examiners and changes in the economic outlook, both generally and in the Bank's geographical region, the Bank changed the classification of specific commercial loans with documentation and structural deficiencies and retail loans with certain historical performance characteristics. Bank management determined that this change was necessary to reflect potential increased loss inherent to such loans. The change was recognized as a change in accounting estimate in 2002.

The adequacy of the allowance for possible loan losses is evaluated quarterly in conjunction with loan review reports and evaluations that are discussed in meetings with loan officers, loan administration, and a Board of Directors oversight committee. The Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors are considered in this evaluation. This process is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable inherent loan losses.

A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The Bank evaluates smaller balance homogeneous loans collectively for impairment. Loans secured by one to four family residential properties, consumer installment loans, and line of credit loans are considered smaller-balance homogeneous loans.

Other Real Estate

Other real estate, which is included in other assets, represents real estate acquired through foreclosure and is stated at the lower of fair value, net of estimated selling costs, or cost, at the date of foreclosure. If, at the time of foreclosure, the fair value of the real estate is less than the Bank's carrying value of the related loan, a write-down is recognized through a charge to the allowance for possible loan losses, and the fair value becomes the new cost for subsequent accounting. If the Bank later determines that the cost of the property cannot be

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Real Estate (Continued)

recovered through sale or use, a write-down is recognized by a charge to operations.

When the property is not in a condition suitable for sale or use at the time of foreclosure, completion and holding costs, including such items as real estate taxes, maintenance and insurance, are capitalized up to the estimated net realizable value of the property. However, when the property is in a condition for sale or use at the time of foreclosure, or the property is already carried at its estimated net realizable value, any subsequent holding costs are expensed.

Legal fees and any other direct costs relating to foreclosures are charged to operations when incurred. The Bank's recorded value for other real estate was approximately $1,560,000 at December 31, 2003, and $862,000 at December 31, 2002. Properties included in other real estate were sold at losses of $451,000 during 2003, and are included in other operating income (expense). Losses of $215,000 and $16,000 were realized on sales of other real estate during 2002 and 2001, respectively.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation is computed principally on an accelerated method over the estimated useful lives of the assets, which range as follows: buildings - 15 to 50 years and equipment - 3 to 33 years. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from the disposition of property are reflected in operations, and the asset accounts and related allowances for depreciation are reduced.

Certain other equipment purchased for lease to an outside party under a five year operating lease is included in other assets at cost less accumulated depreciation. The equipment is being depreciated on an accelerated basis over seven years.

Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were $28.0 million and $28.1 million at December 31, 2003 and 2002, respectively. The present value of servicing income is expected to approximate an adequate compensation cost for servicing these loans. Therefore, no servicing asset has been recorded.

Income Taxes

The Corporation and the Bank file a consolidated federal income tax return. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

	Years Ended December 31,

	2003	2002	2001

Unrealized holding gains (losses)
on available-for-sale securities	$(2,912)	$6,729	$3,506
Reclassification adjustment for losses
(gains) realized in income	(737)	(124)	(54)
Tax effect - (expense) benefit	943	(2,105)	(1,312)

Other comprehensive income (loss)	$(2,706)	$4,500	$2,140

Table I - Components of Other Comprehensive Income (Loss)

(Dollars in Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Trust Department Income

Trust department income is recognized on the accrual basis in the applicable period earned.

Earnings Per Share

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. For the years ended December 31, 2003, 2002, and 2001, there were no potentially dilutive common shares issuable.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. A schedule of other comprehensive income is shown in Table I above.

Intangible Assets

Effective January 1, 2002, the Bank adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, (SFAS 142). SFAS 142 addresses the financial accounting and reporting for acquired goodwill and other intangible assets with indefinite lives. As a result of adopting SFAS 142, goodwill is no longer amortized. Pursuant to SFAS 142, intangible assets must be periodically tested for impairment. The Bank completed its impairment review during 2003, which indicated that there was no impairment.

Another provision of SFAS 142 is a requirement to disclose what reported net income would have been in all periods presented exclusive of amortization expense (net of related income tax effects) recognized in those periods related to goodwill no longer being amortized. Table II shows this adjusted net income with related per share amounts. Deposit base intangibles will continue to be amortized over 42 to 180 months on the straight-line method. Total amortization expense charged to operations amounted to: 2003 - $1,056,000; 2002 - $1,021,000; and 2001 - $1,066,000. Note 11 discusses acquisitions in 2002 and 2001.

Segment Reporting

Segments are strategic business units that offer different products and services and are managed separately. At December 31, 2003, the Corporation and the Bank did not have any identified segments.

Recent Accounting Pronouncements

Effective January 1, 2003, the Bank adopted Financial Accounting Standards Board (FASB) Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others (FIN 45), which covers guarantees such as standby letters of credit, performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding. The recognition and measurement provisions of FIN 45 have not had a material effect on the Corporation's consolidated financial statements.

	Year Ended December 31,
	2003	2002	2001
Reported net income	$8,550	$8,518	$10,613
Add goodwill amortization	-	-	520
Tax effect - (expense) benefit	-	-	(198)
Adjusted net income	$8,550	$8,518	$10,935

Basic earnings per share	$2.93	$2.92	$3.63
Add goodwill amortization	-	-	0.18
Tax effect - (expense) benefit	-	-	(0.07)
Adjusted earnings per share	$2.93	$2.92	$3.74

Table II - Net Income Exclusive of Amortization of Goodwill

(Dollars in Thousands, Except Per Share Data)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), which establishes guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. The Interpretation had no effect on the Corporation's financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, (SFAS 149). This Statement clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement did not have a material effect on the Corporation's consolidated financial statements.

In December, 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer ("SOP 03-3"). SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004 although earlier adoption is encouraged. The adoption of this new statement of position is not expected to have a material impact on the Corporation's consolidated financial statements.

NOTE 2 - SECURITIES

	Amortized	Gross Unrealized		Fair
	Cost	Gain	Loss	Value
December 31, 2003
Available-for-sale securities
U.S. Treasury	$2,062	$96	$-	$2,158
U.S. Government agencies	235,479	6,571	153	241,897
Mortgage backed securities	618	30	-	648
Other securities	4,879	76	5	4,950

	$243,038	$6,773	$158	$249,653

Held-to-maturity securities
U.S. Government agencies	$18,037	$659	$-	$18,696
States and political subdivisions	50,008	3,281	-	53,289
Other securities	11,093	1,121	-	12,214

	$79,138	$5,061	$-	$84,199

December 31, 2002
Available-for-sale securities
U.S. Treasury	$2,089	$117	$-	$2,206
U.S. Government agencies	159,258	9,418	-	168,676
Mortgage backed securities	31,245	646	-	31,891
Other securities	4,810	86	3	4,893

	$197,402	$10,267	$3	$207,666

Held-to-maturity securities
U.S. Government agencies	$30,121	$1,573	$-	$31,694
States and political subdivisions	59,827	2,809	-	62,636
Other securities	12,569	1,188	-	13,757

	$102,517	$5,570	$-	$108,087

Table III - Amortized Cost and Fair Value of Securities

(Dollars in Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (Continued)

Securities with an amortized cost of $121,647,000 and $124,670,000 at December 31, 2003 and 2002, respectively (fair value: 2003 - $127,449,000; 2002 - $132,759,000), were pledged to secure deposits and for other purposes as required or permitted by law. The fair value is established by an independent pricing service as of the approximate dates indicated. The differences between the amortized cost and fair value reflect current interest rates and represent the potential gain (or loss) had the portfolio been liquidated on that date. Security gains (or losses) are realized only in the event of dispositions prior to maturity. The fair values of all securities at December 31, 2003, either equaled or exceeded the cost of those securities, or the decline in fair value is considered temporary. The unrealized loss related to U.S. Government agency securities resulted from interest rate changes in the last seven months of 2003. The unrealized loss related to one holding of equity securities which was related to the financial services industry was over a year old.

	Amortized	Fair	Yield
	Cost	Value	(Unaudited)
Available-for-sale securities
U.S. Treasury
After one but within five years	$2,062	$2,158	4.1%
U.S. Government agencies
Within one year	27,795	28,193	4.0%
After one but within five years	197,239	203,259	3.8%
After five but within ten years	10,445	10,445	4.4%
Mortgage backed securities
After one but within five years	618	648	6.8%
Other securities
Within one year	1,150	1,150	0.6%
After one but within five years	503	510	3.6%
After five but within ten years	299	361	11.0%
After ten years	2,927	2,929	6.9%

	$243,038	$249,653

Held-to-maturity securities
U.S. Government agencies
Within one year	$13,034	$13,319	6.3%
After one but within five years	5,003	5,377	6.5%
States and political subdivisions
Within one year	5,184	5,234	7.2%
After one but within five years	9,014	9,569	7.0%
After five but within ten years	20,785	22,382	7.1%
After ten years	15,025	16,104	7.5%
Other securities
Within one year	2,006	2,064	7.0%
After one but within five years	8,562	9,549	6.8%
After five but within ten years	525	601	7.0%

	$79,138	$84,199

Table IV - Contractual Maturity of Securities and Weighted Tax Equivalent Yields

(Dollars in Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (Continued)

At December 31, 2003, the Bank did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

Table IV shows the amortized cost, fair value, and weighted yields (for tax-exempt obligations on a fully taxable basis assuming a 34% tax rate) of investment securities at December 31, 2003, by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

Proceeds from the maturity, call, or sale of available-for-sale securities were $55,688,000, $35,232,000, and $27,995,000 during 2003, 2002, and 2001, respectively. Proceeds from the maturity or call of held-to-maturity securities were $23,412,000, $20,674,000, and $17,825,000 during 2003, 2002, and 2001, respectively.

NOTE 3 - LOANS

	2003	2002

Commercial, financial and agricultural	$58,444	$83,336
Tax exempt municipal loans	12,495	9,387
Real estate
Construction	14,790	15,382
Commercial mortgages	97,148	131,505
Residential mortgages	189,402	197,446
Other	21,967	22,258
Retail loans	25,807	37,522
Lease financing receivables	4,741	3,958

	424,794	500,794
Less:
Net unamortized loan origination fees	(290)	(278)
Allowance for possible loan losses	(10,123)	(11,375)

	$414,381	$489,141

Table V - Loans Outstanding by Category at December 31, 2003 and 2002

(Dollars in Thousands)

	Within	One to	After
	One Year	Five Years	Five Years	Total

Commercial, financial and agricultural	$37,703	$17,050	$3,691	$58,444
Tax exempt municipal loans	2,511	5,845	4,139	12,495
Real estate
Construction	9,334	3,828	1,628	14,790
Commercial mortgages	39,918	47,861	9,369	97,148
Residential mortgages	73,760	70,487	45,155	189,402
Other	4,736	9,224	8,007	21,967
Retail loans	16,692	8,979	136	25,807
Lease financing receivables	324	3,129	1,288	4,741

Total	$184,978	$166,403	$73,413	$424,794

Table VI - Loan Maturities and Repricings at December 31, 2003

(Unaudited)

(Dollars in Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS (Continued)

Loans having recorded investments of $11,890,000 at December 31, 2003, have been identified as impaired and are not accruing interest. The total allowance for possible loan losses related to these loans was $1,676,000. Interest received on these loans during 2003 was $829,000, during 2002 was $982,000, and during 2001 was $345,000. Impaired loans had recorded investments of approximately $11,534,000 at December 31, 2002, with $1,964,000 of the allowance for possible loan losses related to these loans.

Loans with documentation and structural deficiencies and historical performance characteristics not meeting credit quality standards were sold during 2003. These loans, totaling $2,400,000, were sold at a loss of $358,000 which is included in other income (expense).

Certain related parties (principally directors and senior officers of the Corporation or the Bank, including their affiliates, families, and companies in which they hold ten percent or more ownership) were customers of, and had loans and other transactions with, the Bank in the ordinary course of business. An analysis of activity with respect to such loans for the years ended December 31, 2003 and 2002, is shown in Table VII. These totals exclude loans made in the ordinary course of business to other companies with which neither the Corporation nor the Bank has a relationship other than the association of one of its directors in the capacity of officer or director. These loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons. They did not involve more than the normal risk of collectiblity or present other unfavorable features. No related party loans were charged off in 2003 or 2002.

	Balance at			Balance at
	Beginning		Amount	End
	of Year	Additions	Collected	of Year
2003
Aggregate of certain party loans	$2,963	$2,449	$2,670	$2,742

2002
Aggregate of certain party loans	$4,183	$1,855	$3,075	$2,963

Table VII - Analysis of Activity in Certain Party Loans

(Dollars in Thousands)

NOTE 4 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

	2003	2002	2001

Balance at beginning of year	$11,375	$6,707	$5,322
Increase due to acquisition	-	536	1,097
Provision charged to operating expenses	433	7,450	1,200
Loan losses:
Loans charged off	(1,966)	(3,646)	(1,050)
Recoveries on loans previously
charged off	281	328	138

Balance at end of year	$10,123	$11,375	$6,707

Table VIII - Changes in the Allowance for Possible Loan Losses

(Dollars in Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - ALLOWANCE FOR POSSIBLE LOAN LOSSES (Continued)

At March 31, 2002, pursuant to discussions with federal bank examiners and changes in the economic outlook, both generally and in the Bank's geographical region, the Bank changed the classification of specific commercial loans with documentation and structural deficiencies and retail loans with certain historical performance characteristics. Bank management determined that this change was necessary to reflect potential increased loss inherent to such loans. The effect of the change, which was recognized as a change in accounting estimate, was to increase the provision for loan losses and decrease income before provision for income taxes by $4.4 million, $2.6 million, net of tax, or $.90 per share, for the year ended December 31, 2002.

On September 3, 2002, the Bank voluntarily entered into a written agreement with the Office of the Comptroller of the Currency. The agreement related to asset quality and management and board oversight of the lending function. Loan quality and management of the lending function improved in 2003 as asset quality initiatives were put in place. In the opinion of management, based on conditions reasonably known, the allowance was adequate at December 31, 2003.

NOTE 5 - BANK PREMISES AND EQUIPMENT

	2003	2002

Land	$2,010	$2,010
Premises	14,016	13,533
Furniture and equipment	7,920	7,177
Leasehold improvements	1,487	1,422

	25,433	24,142
Less allowance for depreciation and amortization	(12,436)	(11,091)

	$12,997	$13,051

Table IX - Premises and Equipment at December 31, 2003 and 2002

(Dollars in Thousands)

Annual provisions for depreciation and amortization of bank premises and equipment totaled $1,390,000 for 2003, $1,313,000 for 2002, and $876,000 for 2001. Included in premises and equipment cost and allowance for depreciation and amortization are certain fully depreciated assets totaling approximately $4,810,000 at December 31, 2003.

NOTE 6 - LIMITATION ON SUBSIDIARY DIVIDENDS

The approval of the Comptroller of the Currency is required before the Bank's dividends in a given year may exceed the total of its retained net profit (as defined) for the year combined with retained net profits of the preceding two years. As of December 31, 2003, additional dividends of approximately $18.5 million could have been declared by the Bank to the Corporation without regulatory agency approval.

NOTE 7 - LEASES

Real property for four of the Bank's office locations and certain equipment are leased under noncancelable operating leases expiring at various times through 2008. In most cases, the leases provide for one or more renewal options of five to ten years under the same or similar terms. In addition, various items of office equipment are leased under cancelable operating leases. Total rental expense incurred under all operating leases, including short-term leases with terms of less than one month, amounted to $38,000, $42,000, and $33,000 for equipment leases, and $166,000, $129,000, and $140,000 for building leases, in 2003, 2002, and 2001, respectively. Future minimum lease commitments as of December 31, 2003, under all noncancelable operating leases with initial terms of one year or more are shown in Table X.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - LEASES (Continued)

Lease
Year	Payments

2004	$192
2005	192
2006	190
2007	136
2008	52

Total	$762

Table X - Future Minimum Lease Commitments

(Dollars in Thousands)

NOTE 8 - FEDERAL AND STATE INCOME TAXES

	2003	2002	2001
Current:
Federal	$1,720	$3,623	$3,625
State	561	18	889

Total current	2,281	3,641	4,514

Deferred:
Federal	651	(1,109)	(66)
State	108	(203)	(18)

Total deferred	759	(1,312)	(84)

Total provision for income taxes	$3,040	$2,329	$4,430

Table XI - Provisions for Income Taxes

(Dollars in Thousands)

	2003	2002	2001

Allowance for possible loan losses	$3,806	$4,188	$2,132
Deferred compensation	955	879	800
Write down of other real estate	27	44	-
Deferred loan fees	-	1	3

Deferred tax asset	4,788	5,112	2,935

Unrealized gain on AFS securities	(2,547)	(3,490)	(1,385)
Lease financing depreciation, net of rent	(734)	(557)	(107)
Accelerated depreciation	(156)	(78)	-
Amortization of goodwill	(442)	(221)	-
Other	(413)	(455)	(339)

Deferred tax liability	(4,292)	(4,801)	(1,831)

Net deferred tax asset	$496	$311	$1,104

Table XII - Deferred Tax Effects of Principal Temporary Differences

(Dollars in Thousands)

The net deferred tax asset is included in other assets in the accompanying consolidated balance sheets.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - FEDERAL AND STATE INCOME TAXES (Continued)

	2003	2002	2001

Tax expense at statutory rate	$3,941	$3,688	$5,114
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(1,120)	(1,288)	(1,325)
Nondeductible interest expense	75	142	191
Employee benefits	(149)	(156)	(92)
Amortization of goodwill	-	-	50
Other nondeductible expenses
(nontaxable income) - net	16	16	14
State income taxes, net of federal
tax benefit	442	(122)	586
Dividend income exclusion	(5)	(11)	(33)
Other	(160)	60	(75)

Total provision for income taxes	$3,040	$2,329	$4,430

Effective tax rate	26.2%	21.5%	29.5%

Table XIII - Reconciliation of Total Income Taxes Reported with the Amount of Income Taxes Computed at the Federal Statutory Rate (34% Each Year)

(Dollars in Thousands)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in those particular financial instruments.

The total outstanding loan commitments and standby letters of credit in the normal course of business at December 31, 2003, were approximately $64 million and $7 million, respectively. Loan commitments are agreements to lend to a customer as long as there is not a violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being used. Therefore, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in making a loan.

The loan portfolio is well diversified with loans generally secured by tangible personal property, real property, bank deposit accounts or stock. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. Collateral requirements for the loan portfolio are based on credit evaluation of the customer.

On September 3, 2002, the Bank voluntarily entered into a written agreement with the Office of the Comptroller of the Currency. The agreement relates to asset quality and management and board oversight of the lending function. A Compliance Committee of the Bank's Board of Directors was formed that meets regularly to monitor and coordinate adherence to the agreement. Management believes that the financial ramifications related to the agreement have been fully recorded.

Various legal claims have arisen from time to time in the normal course of business which, in the opinion of management, should not have a material effect on the Corporation's consolidated financial statements.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - SHAREHOLDERS' EQUITY

The Corporation and the Bank are subject to federal regulatory risk-adjusted capital adequacy standards. Failure to meet capital adequacy requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that could have a direct material adverse effect on the consolidated financial statements of the Corporation and the Bank. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios of Total Capital and Tier I Capital to risk-weighted assets and of Tier I Capital to average assets. The written agreement with the Office of the Comptroller of the Currency discussed in Notes 4 and 9 included two capital ratio requirements. These were a minimum Tier 1 Capital to Risk Weighted Assets ratio of 11.5% and a minimum Tier 1 Capital to Adjusted Total Assets ratio of 8%. Actual capital amounts and ratios are presented in Table XIV. Management believes, as of December 31, 2003 and 2002, that the Corporation and the Bank met all capital adequacy requirements to which they were subject.

			For Capital		For Regulatory
	Actual		Adequacy Purposes		Compliance Purposes

As of December 31, 2003	Amount	Ratio	Amount	Ratio > or =	Amount	Ratio > or =
Total Capital (to Risk Weighted
Assets) Consolidated	$91,327	18.71%	$39,060	8.00%	$-	-
Bank	89,970	18.50%	38,910	8.00%	48,637	10.00%
Tier I Capital (to Risk Weighted
Assets) Consolidated	85,174	17.45%	19,530	4.00%	-	-
Bank	83,840	17.24%	19,455	4.00%	55,933	11.50%
Tier I Capital (to Average
Assets) Consolidated	85,174	10.29%	33,110	4.00%	-	-
Bank	83,840	10.15%	33,037	4.00%	41,296	5.00%
Tier I Capital (to Adjusted Total
Assets) Bank	83,840	12.97%	-	-	51,733	8.00%

As of December 31, 2002
Total Capital (to Risk Weighted
Assets) Consolidated	$85,522	15.67%	$43,673	8.00%	$-	-
Bank	84,170	15.47%	43,530	8.00%	54,412	10.00%
Tier I Capital (to Risk Weighted
Assets) Consolidated	78,642	14.41%	21,837	4.00%	-	-
Bank	77,312	14.21%	21,765	4.00%	62,574	11.50%
Tier I Capital (to Average
Assets) Consolidated	78,642	8.79%	35,770	4.00%	-	-
Bank	77,312	8.75%	35,334	4.00%	44,167	5.00%
Tier I Capital (to Adjusted Total
Assets) Bank	77,312	10.76%	-	-	57,485	8.00%

Table XIV - Capital Amounts and Capital Adequacy Ratios

(Dollars in Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - ACQUISITIONS

In December, 2000, the Bank entered into an agreement with First Tennessee National Corporation and Peoples and Union Bank of Lewisburg to purchase all of the outstanding common stock of Peoples and Union Bank in Lewisburg, Tennessee. The Office of the Comptroller of the Currency granted approval of this transaction as did appropriate state regulatory authorities. On April 27, 2001, the acquisition was completed as a cash transaction accounted for by the purchase method of accounting. The fair values of identifiable assets acquired and liabilities assumed are presented in Table XV. In addition, goodwill of $8,376,000 was recorded as a result of the transaction and was amortized for eight months in 2001 on a straight-line basis with a fifteen year life. A core deposit intangible of $4,506,000 was recognized and is being amortized over six years, the average life of the deposits acquired. All assets, liabilities, and associated income and expenses of that branch of the Bank are included in the consolidated financial statements from the acquisition date.

Cash	$3,457	Deposits	$147,851
Securities AFS	18,857	Other liabilities	1,192
Loans, net	111,369
Other assets	2,478

Table XV - Assets and Liabilities Acquired Through Acquisition

(Dollars in Thousands)

In December, 2001, the Bank entered into an agreement with Community Bank, an Alabama banking corporation, to purchase certain assets and assume certain deposit liabilities of two offices in Pulaski, Giles County, Tennessee. Regulatory approval was received and the acquisition was completed March 29, 2002. The fair values of identifiable assets acquired and liabilities assumed are presented in Table XVI. In addition, a core deposit intangible of $1,573,000 was recognized and is being amortized over six years, the average life of the deposits acquired.

All assets, liabilities, and associated income and expenses of those branches of the Bank are included in the consolidated financial statements from the acquisition date. The pro forma effect of the new Pulaski branches on operations if the acquisition had occurred at January 1, 2002, was not significant.

The goal of these acquisitions was to increase the Bank's market presence in its community service area that included these two counties.

Cash	$8,017	Deposits	$35,162
Loans, net	23,256	Other liabilities	191
Premises and equipment	1,856
Other assets	652

Table XVI - Assets and Liabilities Acquired Through Acquisition

(Dollars in Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

	December 31, 2003		December 31, 2002

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets
Cash and due from banks	$26,137	$26,137	$37,161	$37,161
Interest-bearing deposits in banks	297	297	289	289
Federal funds sold	12,000	12,000	14,251	14,251
Securities available-for-sale	249,653	249,653	207,666	207,666
Securities held-to-maturity	79,138	84,199	102,517	108,087
Loans, net	414,381	443,885	489,141	537,370
Accrued interest receivable	6,098	6,098	7,000	7,000

Financial liabilities
Deposits	716,433	719,466	789,187	795,010
Federal funds purchased and
securities sold under agreements
to repurchase	1,820	1,820	1,986	1,986
Other short term liabilities	648	648	679	679
Accrued interest payable	1,580	1,580	2,267	2,267

Off-balance sheet credit related instruments:
Commitments to extend credit	-	44	-	50

Table XVII - Summary of Fair Values of Financial Instruments

(Dollars in Thousands)

Estimated fair values have been determined by the Bank using the best available data. Many of the Bank's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an unforced, unforeclosed transaction. Therefore, significant estimations and present value calculations were used by the Bank for the purposes of this disclosure. Changes in assumptions or the estimation methodologies used could have a material effect on the estimated fair values included in this Note.

Financial assets - Cash and cash equivalents are considered to be carried at their fair value and have not been valued differently from historical cost accounting. Securities available-for-sale and securities held-to-maturity are valued by an independent rating service and are disclosed in detail in Note 2. A present value discounted cash flow methodology was used to value the net loan portfolio. The discount rate used in these calculations was the current rate at which new loans in the same classification for regulatory reporting purposes would be made. This rate was adjusted for credit loss and assumed prepayment risk. For loans with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances.

Financial liabilities - Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating the current market for similar liabilities. Financial instrument liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book balance. For deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The carrying amount of other short-term borrowings is considered to approximate its fair value.

Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The Bank's remaining assets and liabilities which are not considered financial instruments have not been valued differently from historical cost accounting. Management is concerned that reasonable comparability between financial institutions may be distorted due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

At December 31, 2003, the Bank had outstanding standby letters of credit and commitments to extend credit. These off-balance-sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed. Please refer to Note 9 for more information about off-balance-sheet financial instruments.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
2003
Interest income	$11,395	$10,940	$10,424	$9,792	$42,551
Interest expense	3,311	3,000	2,673	2,425	11,409

Net interest income	8,084	7,940	7,751	7,367	31,142
Provision for possible loan losses
(recoveries) net	410	350	40	(367)	433
Noninterest expenses, net of
noninterest income	4,536	4,965	5,000	4,618	19,119

Income before income taxes	3,138	2,625	2,711	3,116	11,590
Income taxes	674	820	625	921	3,040

Net income	$2,464	$1,805	$2,086	$2,195	$8,550

Earnings per common share
(2,920,000 shares)	$0.85	$0.62	$0.71	$0.75	$2.93

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
2002
Interest income	$12,788	$13,579	$13,198	$12,620	$52,185
Interest expense	4,627	4,663	4,538	3,978	17,806

Net interest income	8,161	8,916	8,660	8,642	34,379
Provision for possible loan losses	5,300	350	400	1,400	7,450
Noninterest expenses, net of
noninterest income	3,469	3,955	4,241	4,417	16,082

Income before income taxes	(608)	4,611	4,019	2,825	10,847
Income taxes	(653)	1,249	1,099	634	2,329

Net income	$45	$3,362	$2,920	$2,191	$8,518

Earnings per common share
(2,920,000 shares)	$0.02	$1.15	$1.00	$0.75	$2.92

Table XVIII - Consolidated Quarterly Results of Operations

(Dollars in Thousands, Except Per Share Data)

NOTE 14 - DEPOSITS

The Bank does not have any foreign offices and all deposits are serviced in its twenty-one domestic offices. Maturities of time deposits of $100,000 or more and of all interest-bearing deposits at December 31 are indicated in Table XIX and Table XX, respectively.

	2003	2002	2001

Under 3 months	$17,304	$24,309	$29,858
3 to 12 months	28,189	39,398	54,974
Over 12 months	26,475	28,076	13,440

	$71,968	$91,783	$98,272

Table XIX - Maturities of Time Deposits of $100,000 or More at December 31

(Dollars in Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DEPOSITS (Continued)

Interest bearing transaction accounts	$350,774
2004	177,717
2005	32,145
2006	5,150
2007	32,322
2008	5,989
Thereafter	2

$604,099

Table XX - Maturities of Interest Bearing Deposits at December 31, 2003

(Dollars in Thousands)

NOTE 15 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction.

NOTE 16 - CONDENSED FINANCIAL INFORMATION OF PARENT CORPORATION

Condensed Balance Sheets
December 31, 2003 and 2002
	2003	2002

Cash	$44	$56
Investment in bank subsidiary - at equity	100,954	98,354
Investment in credit life insurance company - at cost	50	50
Investment in other securities	20	22
Dividends receivable from bank subsidiary	1,635	1,577
Cash surrender value - life insurance	1,781	1,701

Total assets	$104,484	$101,760

Liabilities
Payable to directors	$564	$501
Dividends payable	1,635	1,577

Total liabilities	2,199	2,078
Shareholders' equity
Common stock - $10 par value, authorized 8,000,000
shares; 2,920,000 shares issued and outstanding	29,200	29,200
Additional paid-in capital	4,320	4,320
Retained earnings	64,697	59,389
Accumulated other comprehensive income	4,068	6,773

Total shareholders' equity	102,285	99,682

Total liabilities and shareholders' equity	$104,484	$101,760

Table XXI - Condensed Balance Sheets of Parent Corporation

(Dollars in Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CONDENSED FINANCIAL INFORMATION OF PARENT CORPORATION (Continued)

Condensed Statements of Income
Years Ended December 31, 2003 and 2002

	2003	2002

Operating income
Dividends from bank subsidiary	$3,241	$3,224
Other dividend income	22	46
Interest income	1	1
Other	96	96
Operating expenses	(115)	(109)

Income before equity in undistributed net
income of bank subsidiary	3,245	3,258

Equity in undistributed net income of bank subsidiary	5,305	5,260

Net Income	$8,550	$8,518

Table XXII - Condensed Statements of Income of Parent Corporation

(Dollars in Thousands)

Condensed Statements of Cash Flows
Years Ended December 31, 2003 and 2002

	2003	2002
Operating activities
Net income for the year	$8,550	$8,518
Adjustments to reconcile net income to net cash
provided by operating activities
Equity in undistributed net income of bank subsidiary	(5,305)	(5,260)
Increase in other assets	(136)	(143)
Increase in payables	62	62

Total adjustments	(5,379)	(5,341)

Net cash provided by operating activities	3,171	3,177

Investing activities
Purchase of single premium life insurance policy	-	(85)

Net cash used by investing activities	-	(85)

Financing activities
Cash dividends paid	(3,183)	(3,066)

Increase (decrease) in cash	(12)	26
Cash at beginning of year	56	30

Cash at end of year	$44	$56

Table XXIII - Condensed Statements of Cash Flows of Parent Corporation

(Dollars in Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - EMPLOYEE BENEFIT PLANS

The Bank contributes to a defined contribution, profit-sharing plan covering employees who meet participation requirements. The amount of the contribution is discretionary as determined by the Bank's Board of Directors up to the maximum deduction allowed for federal income tax purposes. Contributions to the plan, that amounted to $1,292,000, $1,136,000, and $1,039,000, in 2003, 2002, and 2001, respectively, are included in salaries and employee benefits expense.

In 1992, the Bank formalized a nonqualified salary continuation plan for certain key officers. In connection with this plan, the value of the single premium universal life insurance policies (2003 - $797,000; 2002 - $769,000) purchased in 1993 to fund the plan and the related liability (2003 - $421,000; 2002 - $456,000) were included in other assets and other liabilities, respectively. Net noncash income recognized on these policies of $27,000 in 2003 and $30,000 in 2002 is included in the above asset values. Net noncash income was $25,000 in 2001. The principal cost of the plan is being accrued over the anticipated remaining period of active employment, based on the present value of the expected retirement benefit. Expense related to this plan was $40,000 in 2003, $23,000 in 2002, and $50,000 in 2001.

In 1993, the Bank also implemented a deferred compensation plan which permits directors to defer their director's fees and earn interest on the deferred amount. Liability increases for current deferred fees, net of benefits paid out, of $235,000 for 2003, $258,000 for 2002, and $219,000 for 2001 have been recognized in the accompanying consolidated financial statements. In connection with this plan, a single premium universal life insurance policy was purchased on the life of each director who elected to participate. Additional single premium universal life insurance policies, totaling $235,000 in 2002, were purchased for new participants. Net noncash income recognized on these policies of $245,000 in 2003 and $274,000 in 2002 is included in the cash surrender values of $5,707,000 and $5,463,000 reported in other assets at December 31, 2003 and 2002, respectively. Net noncash income was $208,000 in 2001.

In 1996, the Bank established an officer group term replacement/split-dollar plan to provide life insurance benefits that would continue after retirement. A single premium universal life insurance policy was purchased to fund the plan and a split-dollar agreement was made with an irrevocable trust that specified the portion of the insurance proceeds that would become part of the trust. The value of this policy (2003 - $1,061,000; 2002 - $1,019,000) is included in other assets, and net noncash income recognized on this policy of $42,000 in 2003 and $95,000 in 2002 are included in the above asset values. Net noncash income was $38,000 in 2001.

In 2002, the Bank implemented a Director Split-Dollar Life Insurance Plan and an Executive Split-Dollar Life Insurance Plan. The Bank purchased a single premium whole life insurance policy on the life of each participant and endorsed a portion of the policy death benefits to the insured's estate, a trust, or another individual. The total life insurance purchased was $3,735,000 in 2002 and $190,000 in 2003. Net noncash income was recognized on these policies of $124,000 in 2003 and $61,000 in 2002 and is included in the asset value of $4,110,000, which is a part of other assets.

The Bank is beneficiary on the insurance policies that fund the salary continuation plan, the deferred compensation plan, the group term replacement/split-dollar plan, and the split-dollar life insurance plans. These policies have an aggregate current death benefit of $15 million.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

SHAREHOLDER INFORMATION
The 2,920,000 shares of common	Estimated Price Range and Dividends per Share
stock of First Farmers & Merchants			High	Low	Dividend
Corporation outstanding at December	2003	First Quarter	$75.00	75.00	$-
31, 2003 had a market value of $233		Second Quarter	75.00	75.00	0.55
million and were held by 2,456		Third Quarter	75.00	75.00	-
identifiable individuals located mostly in		Fourth Quarter	80.00	75.00	0.56
the market area. These identifiable
individuals consist of 1,902 record	2002	First Quarter	$70.00	$68.00	$-
holders, 497 joint holders and a small		Second Quarter	70.00	70.00	0.53
number of additional shareholders not		Third Quarter	72.00	70.00	-
identified individually since some bank		Fourth Quarter	75.00	72.00	0.54
nominees, including the bank's Trust
Department, are listed as single owners	2001	First Quarter	$60.00	$58.00	$-
when, in fact, these holdings represent		Second Quarter	62.00	60.00	0.43
more than one shareholder. No single		Third Quarter	66.00	62.00	-
shareholder's ownership exceeded five		Fourth Quarter	68.00	66.00	0.52
percent at year end.

There is no established public trading
market for the stock. The table at the
right shows the high and low price of the
Corporation's common stock taken from
reported prices by those buyers and
sellers willing to disclose this
information. This table also shows the
semiannual dividend paid per share, in
each of the last three years. The table
and the graphs below show the earnings
and dividends per share and the dividend
payout ratio for the last five years.

Common Dividend Payout Ratio
	2003	2002	2001	2000	1999

Earnings per share	$2.93	$2.92	$3.63	$2.85	$2.59

Cash dividends per share	$1.11	$1.07	$0.95	$0.76	$0.70

Ratio	38%	37%	26%	27%	27%

Two color graphs were displayed below the "Common Dividend Payout Ratio" table illustrating earnings per share, cash dividends and the pay out ratio for the last five years in the materials sent to the shareholders..

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Comparative Data
(Dollars In Thousands)
	2003	2002	2001	2000	1999

Average assets	$867,100	$890,525	$778,855	$640,796	$600,857

Average loans(net)	$444,942	$513,553	$462,725	$349,727	$318,868

Average deposits	$755,709	$785,702	$680,352	$556,385	$524,265
Return on
average assets	0.99%	0.96%	1.36%	1.30%	1.25%
Return on
beginning equity	8.58%	9.50%	13.29%	11.55%	11.98%
Tier 1 capital
to average assets	10.29%	8.79%	9.08%	12.09%	11.43%

Three color graphs were presented below the "Comparative Data" table in the materials sent to the shareholders. The average assets, average net loans and average deposits for the last five years are represented in the table of above.

Net Interest Margin
(Dollars In Thousands)
	2003	2002	2001	2000	1999

Interest income
(tax equivalent)	$44,319	$53,571	$54,618	$46,502	$42,297

Interest expense	11,409	17,806	23,885	21,603	17,950

	$32,910	$35,765	$30,733	$24,899	$24,347

Net interest margin*	4.21%	4.42%	4.30%	4.19%	4.40%

A color graph below the "Net Interest Margin" table illustrates the net interest income for the last five years was in the materials sent to the shareholders.