Form 10-K, Exhibit 13
period 2004-12-31
FIRST FARMERS & MERCHANTS CORP
filed 2005-03-16
CIK 703329

FORWARD-LOOKING STATEMENTS

            Certain statements contained in this report may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "plans," "will," "pro forma" or "anticipates," or the negatives of such terms.  We caution you not to place undue reliance on such forward-looking statements in this report because results could differ materially from those anticipated due to a variety of factors.  These factors include, but are not limited to, changes in economic conditions; fluctuations in prevailing interest rates and the effectiveness of our risk monitoring systems; our ability to maintain credit quality; our ability to provide market competitive products and services; laws and regulations affecting financial institutions in general; our ability to operate and integrate new technology; and other factors generally understood to affect the financial results of financial services companies.

EXECUTIVE OVERVIEW

General

            First Farmers and Merchants Corporation (the Corporation) was incorporated on March 31, 1982, as a Tennessee corporation.  As of December 31, 2004, the only subsidiary of the Corporation was First Farmers and Merchants National Bank (the Bank) which conducts the principal business of the consolidated company.  The Bank is a national banking association which was organized in 1954 as a successor to a state bank organized in 1909.  The principal executive offices of the Corporation are located at 816 South Garden Street, Columbia, Maury County, Tennessee.   The financial condition of the Corporation should be evaluated in terms of the Bank's operations within its service area.  All dollar amounts in this report, other than per-share amounts and percentages, are in thousands unless otherwise noted.

Financial Condition

            The Corporation's assets consist primarily of its investment in the Bank and other smaller investments.  Its primary activities are conducted through the Bank.  The Bank is committed to providing quality services in diverse markets and a constantly changing interest rate environment.  Management hopes to provide bank customers the quality service of a community bank and the safety and strength of a regional bank.

            At December 31, 2004, the Corporation's consolidated total assets were $814,485, its consolidated net loans were $440,544, its total deposits were $693,855, and its total shareholders' equity was $104,188.  2004 ended with the fastest pace of growth seen in the U.S. economy since 1999.  The economic climate in the Corporation's market area of Middle Tennessee also showed some improvement in the latter part of 2004.  This economic improvement can be seen in the increase in loan volume, net loans were up 6.3%.  Another factor in the loan growth was the purchase of a portfolio of single family residential mortgage loans from another bank.  Total deposits were down as the Bank decreased its reliance on short term large dollar certificates of deposit.  Total shareholders' equity was up 1.9%.  Retained earnings, capital stock and additional paid-in capital are up 5.5%.  On April 20, 2004, the Corporation's shareholders approved a two-for-one split effected in the form of a 100% stock dividend to shareholders of record on April 20, 2004.

Results of Operations

            Consolidated net income in 2004 was up 3.6% compared to 2003.  Net interest income was down 6.6% as financial products repriced in the low rate environment and the reduced risk in the credit quality of the increasing loan portfolio resulted in lower yields.  In the second quarter of 2004, a reduction (credit) of $677 was made in the allowance for possible loan and lease losses.  The amount of the credit was based upon unexpected loss recoveries and substantial reductions in the level of criticized assets.  Net income was $8,856 for 2004 compared to $8,550 in 2003 and $8,518 in 2002.  On a per common share basis, net income was $1.52 for 2004 versus $1.47 for 2003 and $1.46 for 2002.

            The accompanying tables and the discussion and financial information are presented to aid in understanding the Corporation's current financial position and results of operations.  The emphasis of this discussion will be on the years 2004, 2003, and 2002; however, financial information for prior years will also be presented where appropriate.  This discussion should be read in conjunction with the Consolidated Financial Statements and the Notes to Consolidated Financial Statements included elsewhere in this report.

FINANCIAL CONDITION

            First Farmers and Merchants Corporation's financial condition depends on the quality and nature of its assets, its liability and capital structure, the market and economic conditions, and the quality of its personnel.

Net Interest Margin

            The net interest margin is defined as the difference between the revenue from earning assets, primarily interest income, and interest expense related to interest-bearing liabilities.  The maintenance of the net interest margin at a level which, when coupled with noninterest revenues, exceeds additions to the allowance for loan losses, noninterest expenses and income taxes, and yields an acceptable profit is critical for success in the banking industry.  The net interest margin is a function of the average balances of earning assets and interest-bearing liabilities and the yields earned and rates paid on those balances.

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

Net Interest Margin (Continued)

Table A - Distribution of Assets, Liabilities, and Shareholders' Equity, Interest Rates and Interest Differential

                                                                        YEAR ENDED DECEMBER 31,

		2004				2003				2002
	Average	Rate/			Average	Rate/			Average	Rate/
	Balance	Yield	Interest		Balance	Yield	Interest		Balance	Yield	Interest
ASSETS
Interest earning assets
Loans, net	$419,627	5.92%	$24,838	*	$444,942	6.46%	$28,735	*	$513,553	7.28%	$37,411
Bank deposits	244	1.23	3		295	1.69	5		273	2.56	7
Taxable securities	266,483	3.93	10,472		259,171	4.33	11,223		210,974	5.49	11,578
Tax exempt securities	53,953	7.32	3,950	*	54,837	7.51	4,117	*	65,173	6.57	4,283
Federal funds sold	7,563	1.15	87		22,922	1.04	239		18,476	1.58	292

TOTAL EARNING ASSETS	747,870	5.26	$39,350		782,167	5.67	$44,319		808,449	6.63	$53,571
Noninterest earning assets
Cash and due from banks	26,604				28,099				28,946
Bank premises and equipment	12,834				12,913				12,781
Other assets	38,159				43,921				40,349

TOTAL ASSETS	$825,467				$867,100				$890,525

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities
Time and savings deposits:
NOW and money market accounts	$238,616	0.66%	$1,576		$261,387	0.91%	$2,390		$255,861	1.69%	$4,332
Savings	111,730	0.94	1,053		108,799	1.19	1,295		102,735	2.11	2,165
Time	173,376	2.20	3,822		197,759	2.65	5,235		222,206	3.46	7,698
Time over $100,000	72,027	2.75	1,978		80,227	3.08	2,468		97,182	3.68	3,572

TOTAL INTEREST BEARING DEPOSITS	595,749	1.41	8,429		648,172	1.76	11,388		677,984	2.62	17,767
Federal funds purchased and securities
sold under agreements to repurchase	4,056	1.28	52		2,813	0.50	14		2,474	1.01	25
Other short-term debt	385	1.56	6		392	1.79	7		604	2.32	14

TOTAL INTEREST BEARING LIABILITIES	600,190	1.41	$8,487		651,377	1.75	$11,409		681,062	2.61	$17,806
Noninterest bearing liabilities
Demand deposits	115,207				107,537				107,718
Other liabilities	6,248				5,492				6,597

TOTAL LIABILITIES	721,645				764,406				795,377
Shareholders' equity	103,822				102,694				95,148
TOTAL LIABILITIES AND
SHAREHOLDER'S EQUITY	$825,467				$867,100				$890,525

Spread between combined rates earned and
combined rates paid*		3.85%				3.92%				4.02%

Net yield on interest-earning assets*		4.13%				4.21%				4.42%

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

Net Interest Margin (Continued)

           Table B sets forth, for the periods indicated, a summary of consolidated changes in interest earned and interest paid separated into the amount generated by volume changes and the amount generated by changes in the yield or rate.  Net interest income was down $2,047 for the year ending December 31, 2004 as financial products repriced in the low rate environment and the reduced risk in the credit quality of the loan portfolio resulted in lower yields.  Interest paid on interest-bearing deposits was down mainly due to the lower interest rates reducing the impact of revenue declines.

TABLE B - Volume and Yield/Rate Variances

(Taxable Equivalent Basis - In Thousands)

2004 Compared to 2003	2003 Compared to 2002

			Net			Net
		Yield/	Increase		Yield/	Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
Revenue earned on
Loans, net	$(1,635)	$(2,262)	$(3,897)	$(4,995)	$(3,681)	$(8,676)
Bank deposits	(1)	(1)	(2)	1	(3)	(2)
Investment securities
Taxable securities	317	(1,068)	(751)	2,646	(3,001)	(355)
Tax-free securities	(66)	(101)	(167)	(679)	513	(166)
Federal funds sold	(160)	8	(152)	70	(123)	(53)

Total interest earning assets	(1,545)	(3,424)	(4,969)	(2,957)	(6,295)	(9,252)
Interest paid on
NOW and money market accounts	(207)	(607)	(814)	93	(2,035)	(1,942)
Savings deposits	35	(277)	(242)	128	(998)	(870)
Time deposits	(646)	(767)	(1,413)	(846)	(1,617)	(2,463)
Time deposits over $100,000	(253)	(237)	(490)	(624)	(480)	(1,104)
Federal funds purchased and securities
sold under agreements to repurchase	6	32	38	3	(14)	(11)
Short term debt	-	(1)	(1)	(5)	(2)	(7)

Total interest-bearing funds	(1,065)	(1,857)	(2,922)	(1,251)	(5,146)	(6,397)

Net interest earnings	$(481)	$(1,567)	$(2,047)	$(1,706)	$(1,149)	$(2,855)

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

Assets and Liabilities

            Average earning assets decreased 4.4% in 2004, compared to a 3.3% decrease in 2003.  Slow local economic conditions contributed to the small decline in 2003 and the first part of 2004.  The economic climate in the Corporation's market area of Middle Tennessee showed some improvement in the latter part of 2004 as healthy loan growth began the reversal of the declining trend.  As a financial institution, the Bank's primary earning asset is loans.  At December 31, 2004, average net loans represented 56% of average earning assets.  Average net loans were down 5.7% in 2004, compared to a 13.4% decrease in 2003.

       Average investments, 43% of average earning assets at December 31, 2004, increased 2.0% from year end 2003 compared to a 13.7% increase at the end of 2003 from year end 2002.  Maturing securities and other available funds were invested in loans rather than other investments.  Average total assets declined 4.8% during 2004 compared to a decrease during 2003 of 2.6%.

            The Bank's average deposits declined 5.9% during 2004 as interest rate competition increased from existing banks and non banks as well as the emergence of new banking organizations in our service area.  The Bank's average deposits declined 3.8% during 2003.  Interest bearing transaction accounts were down 8.7% from the average for 2003.  Time deposits under $100,000 declined 12.3% during 2004 and time deposits over $100,000 declined 10.2% as the Bank decreased its reliance on short term large dollar certificates of deposit.  Average savings deposits decreased 2.7% during 2004.  Savings deposits have been strong historically providing a core, low cost, source of funding.

Customer relationship development resulted in a 7.1% increase in noninterest bearing deposits.  The Bank's noninterest-bearing deposits have remained consistently strong and were 16.0% of average total deposits in 2004 and 14.0% of average total deposits in 2003 and 2002.  This strong core of noninterest-bearing funds contributed to the decline in deposit cost.

Assets and Liabilities (Continued)

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

Liquidity

           At December 31, 2004, the Bank had approximately $98.0 million of cash and due from banks, securities and other short-term investments maturing within one year compared to $88.2 million as of a year earlier.  In the normal course of business, the Bank has established lines of credit for short-term borrowings for the management of daily liquidity needs. At December 31, 2004, the unused lines of credit were $37.8 million.

Interest Rate Risk

           The Bank uses an earnings simulation model to evaluate the impact of different interest rate scenarios on the gross margin.  Each month, the Bank's Asset/Liability Committee monitors the relationship of rate sensitive earning assets to rate sensitive interest-bearing liabilities (interest rate sensitivity) which is the principal factor in determining the effect that fluctuating interest rates will have on future net interest income.  Rate sensitive earning assets and interest-bearing liabilities are those which can be repriced to current market rates within a defined time period.  The committee measures near-term (next twelve months) risk to net interest income resulting from changes in interest rates.  The model incorporates the Bank's assets and liabilities, together with forecasted changes in the balance sheet mix and assumptions that reflect the current interest rate environment to simulate the effect of possible changes in interest rates on net interest income.  As a policy, budgeted financial goals are monitored on a monthly basis by the Asset/Liability Committee where the actual dollar change in net interest income given different interest rate movements is reviewed.  A negative dollar change in net interest income for a twelve-month period of less than 4.5% of net interest income given a three hundred basis point shift in interest rates is considered an acceptable rate risk position.  At December 31, 2004, if interest rates were to fall 300 basis points (3.0%) over the next twelve months, net interest income would be $719,000 less than currently projected without interest rate movements.  This would be a decline in net interest income of 2.5% which is within policy guidelines established by the Bank's Board of Directors.

TABLE C - Rate Sensitivity of Earning Assets and Interest-Bearing Liabilities
(Dollars in Thousands)
	3 Months	3-6	6-12	Over 1
As of December 31, 2004	or Less	Months	Months	Year	Total
Earning assets
Bank time deposits	$48	$	$-	$	$48
Taxable investment securities	14,227	15,115	41,468	175,798	246,608
Tax-exempt investment securities	690		1,380	54,381	56,451
Loans and leases, net of deferred fees	90,342	33,916	48,063	276,732	449,053

Total earning assets	105,307	49,031	90,911	506,911	752,160

Interest-bearing liabilities
NOW and money market accounts	169,046	-	-	61,227	230,273
Savings	-	-	-	112,321	112,321
Time	34,369	33,614	50,408	45,699	164,090
Time over $100,000	11,632	19,833	16,103	24,020	71,588
Fed Funds purchased	7,200	-	-	-	7,200
Other short-term debt	2,528	14	-	-	2,542

Total interest bearing liabilities	224,775	53,461	66,511	243,267	588,014

Period gap	(119,468)	(4,430)	24,400	263,644	$164,146

Cummulative gap	$(119,468)	$(123,898)	$(99,498)	$164,146

           Another tool used to monitor the Bank's overall interest rate sensitivity is a gap analysis.  Table C, Rate Sensitivity of Earning Assets and Interest-Bearing Liabilities, shows the Bank's rate sensitive position at December 31, 2004, as measured by gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods).  In the short term, deposits are subject to rate changes sooner than loans and investments.  Management anticipates rates to increase slowly in 2005 and has determined the Bank to be in an acceptable rate risk position.  Table A - Distribution of Assets, Liabilities, and Shareholders' Equity, Interest Rates and Interest Differential provides details of the largest component of interest-bearing liabilities.

Capital

            Historically, internal growth has financed the capital needs of the Bank.  The Corporation and the Bank do not have any long-term debt and do not have major plans for capital expenditures in the near future.  At December 31, 2004, the Corporation had a ratio of Tier 1 capital to average assets of 11.29%.  This compares to a ratio of Tier 1 capital to average assets of 10.29% at December 31, 2003.  This ratio was up because retained earnings, capital stock, and additional paid in capital are up 5.5% and average total assets declined 4.7% during 2004.

             Cash dividends declared in 2004 were 38.9% of net income.  The Corporation plans to continue an average annual payout ratio over 20% while continuing to maintain a capital to asset ratio reflecting financial strength and adherence to regulatory guidelines.

Capital (Continued)

           As of December 31, 2004, the Corporation's ratios of Tier I capital to risk-weighted assets and total capital to risk-weighted assets were 18.38% and 19.63%, respectively.  At December 31, 2003, the comparable ratios were 17.45% and 18.71%, respectively.  Please refer to Note 10 in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS that are included elsewhere in this report for more information on the capital strength of the Corporation and the Bank.

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

            The Bank has a credit administration function which is responsible for assisting loan officers in underwriting new loans, reviewing problem loans, monitoring their status from period to period, and assisting in their resolution.  This review process also includes semiannual reviews by an outside party to assess the quality of the loan portfolio independently.  Management has concluded that this independent review has served to strengthen underwriting practices.  Credit administration's analysis and review also includes a formal review that is prepared quarterly to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses.  Loan reviews of all relationships aggregating $250 and greater are completed on an annual schedule.  At December 31, 2004 loans totaling $6.6 million, or 1.5% of the portfolio, were classified as other assets especially mentioned.  This compares to loans totaling $10.8 million so classified at December 31, 2003.  Loans totaling $11.2 million, or 2.5 % of the portfolio, were classified as substandard.  This compares to loans totaling $22.0 million so classified at December 31, 2003.  Loans totaling $1.0 million, or 0.2 % of the portfolio, were classified as doubtful.  This compares to $1.93 million so classified at December 31, 2003.  Overall credit quality has improved as problem loans have been resolved and credit underwriting has improved.  Delinquency remained at very satisfactory levels throughout 2004, closing at a low point for the year of 1.36% of the portfolio.  Loans that are impaired and not accruing interest were more actively monitored to determine those for which more aggressive action plans should be taken.  The payoff of several large classified credits was a major contributor to the decline in classified loans.  Management believes that the allowance for loan losses was adequate at December 31, 2004.

LOANS AND LOAN QUALITY (Continued)

            Table D, THE LOAN PORTFOLIO, summarizes average loan balances, and reconciles the allowance for loan losses for each year.  Additions to the allowance, which have been included in operating expenses, are also disclosed.  Management recognizes that 37.7% of the total loan portfolio is made up of first mortgage loans secured by one to four family residential properties.  This is a concentration risk that is acceptable given the quality of underwriting and the low historical loss experience.  Within the commercial loan portfolio, the Bank does not have any industry concentrations as measured by regulatory guidelines.  However, the Bank does have heavy exposure among four broad industry categories, construction, manufacturing, real estate rental and leasing, other services, and public administration.  Given the level of exposure in each of these categories, the particular industries are monitored closely to ensure that underwriting practices and policies, as well as, allowance levels match the level of risk posed.  Please refer to Note 9 in NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TABLE D - THE LOAN PORTFOLIO

			December 31

(Dollars In Thousands)	2004	2003	2002	2001	2000

Average amount of gross loans outstanding	$428,671	$456,187	$524,248	$468,861	$354,811

Balance of allowance for possible loan
losses at beginning of year	$10,123	$11,375	$6,707	$5,322	$4,818

Balance from acquisition	-	-	536	1,097	-
Loans charged off
Loans secured by real estate	364	958	1,549	21	190
Commercial and industrial loans	1,017	296	580	377	50
Loans to individuals	299	712	1,517	652	475

TOTAL LOANS CHARGED OFF	1,680	1,966	3,646	1,050	715
Recoveries of loans previously charged off
Loans secured by real estate	187	22	3	12	221
Commercial and industrial loans	259	67	54	17	4
Loans to individuals	297	192	271	109	94

TOTAL RECOVERIES	743	281	328	138	319

NET LOANS CHARGED OFF	937	1,685	3,318	912	396

Provision (reduction) charged (credited)
to operating expenses	(677)	433	7,450	1,200	900

BALANCE AT END OF YEAR	$8,509	$10,123	$11,375	$6,707	$5,322

Ratio of net charge-offs during the period
to average gross loans outstanding	0.22%	0.37%	0.63%	0.19%	0.11%

RESULTS OF OPERATIONS

Interest Income

            Total interest income decreased 11.7% in 2004 as financial products repriced in the low interest rate environment.  Interest and fees earned on loans was 65% of gross interest income in 2004 and decreased 14.0% in 2004 over 2003 as the reduced risk in the credit quality of the loan portfolio resulted in lower yields.  Interest and fees earned on loans decreased 23.5% in 2003 as a result of low yields and declining loan volume.  Interest earned on securities and other investments was 35% of gross interest income in 2004 and was down 6.2% as higher yielding investments were sold or matured and replaced with investments at lower yields.  A gain of $917 on the sale of available-for-sale investment securities was realized in the first quarter of 2004.  Total interest income decreased 2.2% in 2002.

Interest Expense

            Total interest expense decreased 25.6% in 2004, compared to a 35.9% decrease in 2003, and a 25.5% decrease in 2002.  The lower interest rate environment contributed these reductions as did a less aggressive appetite for interest bearing public deposits.  The cost of interest-bearing deposits is monitored monthly by the Asset/Liability Committee.  The net interest margin (tax equivalent net interest income divided by average earning assets) was 4.13% at the end of 2004, 4.21% at the end of 2003, and 4.42% at the end of 2002.

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

Noninterest Income and Expenses

           Noninterest income increased 12.75% during 2004 due in part to a gain on the sale of available-for-sale investment securities that offset losses on the sale of other real estate.  Income from fiduciary services offered in the Bank's Trust Department was up 15.6%.  Noninterest income increased 0.5% in 2003 and 0.9% in 2002.  There were losses on the sale of loans and other real estate in 2003 that offset a smaller gain on the sale of available-for-sale investment securities.  In 2002 income from fiduciary services offered in the Bank's Trust Department and the gain on the sale of available for sale investment securities were not as high.

Noninterest Income and Expenses (Continued)

           Noninterest expenses, excluding the provision for possible loan losses, decreased 0.6% in 2004.  Incentive packages and management direction encourage expense control and processing efficiency.  These measures resulted in maintenance of the level of noninterest expenses in 2004.  Noninterest expenses, excluding the provision for possible loan losses, increased 11.8% in 2003.  Increases in salaries and employee benefits contributed to this increase.  Organizational restructuring to more effectively manage the lending function and improve processing efficiencies was behind this increase.  Noninterest expenses increased 12.8 % in 2002.  Acquisition of two more offices in 2002 contributed to this increase.

Net Income

               Net income was 3.6% higher in 2004 than in 2003.  In the second quarter of 2004, a reduction (credit) of $677 was made in the allowance for possible loan and lease losses.  The amount of the credit was based upon unexpected loss recoveries and substantial reductions in the level of criticized assets.  The increase in noninterest income and no increase in noninterest expenses offset the decline in net interest income.  Net income was 0.38% higher in 2003 than in 2002.  A reduction in provisions for possible loan losses during 2003 was a contributing factor.  During the first quarter of 2002, the Bank changed the accounting estimate of the allowance for possible loan losses which decreased income before provision for income taxes by $4.4 million, or $2.6 million, net of tax for the year ended December 31, 2002.

Off-Balance Sheet Arrangements

            As of December 31, 2004, the Bank was a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit. Please refer to Note 9 of the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS that are included elsewhere in this report for more information on the Bank's commitments and contingencies.  Please refer to Table C in this material for a summary of our earning assets and interest-bearing liabilities by maturities that are included in the CONSOLIDATED BALANCE SHEETS.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS ON THE FINANCIAL STATEMENTS

In March 2004, the Securities Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 105 ("SAB 105"), Application of Accounting Principles to Loan Commitments.  Current accounting guidance requires the commitment to originate mortgage loans to be held for sale be recognized on the balance sheet at fair value from inception through expiration or funding.  SAB 105 requires that the fair value measurement include only differences between the

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS ON THE FINANCIAL STATEMENTS (Continued)

guaranteed interest rate in the loan commitment and a market interest rate, excluding any expected future cash flows related to the customer relationship or loan servicing.  The adoption of this bulletin did not have a material impact on the consolidated financial position or results of operations of the Corporation.

            In March 2004, the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force ("ETIF") reached a consensus on EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.  EITF 03-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss.  An investment is considered impaired if the fair value of the investment is less than its cost.  Generally, an impairment is considered other-than-temporary unless:  (i) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for an anticipated recovery of fair value up to (or beyond) the cost of the investment; and (ii) evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary.  If impairment is determined to be other-than-temporary, then an impairment loss should be recognized equal to the difference between the investment's cost and its fair value.  The recognition and measurement provisions were initially effective for other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004.  However, in September 2004, the effective date of these provisions was delayed until the finalization of a FASB Staff Position ("FSP") to provide additional implementation guidance.  Due to the recognition and measurement provisions being suspended and the final rule delayed, management was not able to determine whether the adoption of these new provisions will have a material impact on the consolidated financial position or results of operations of the Corporation.

            Statement of Position 03-03, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (the "SOP") addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality.  It includes loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations.  The SOP does not apply to loans originated by the entity.  The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004.  Early adoption is encouraged.  Specific transition guidance applies to certain loans that currently are within the scope of Practice Bulletin 6, Amortization of Discounts on Certain Acquired loans.  Its adoption is not expected to have a material impact on the consolidated financial position or results of operations of the Corporation.

            In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS No.123R"), which revised SFAS No. 123, Accounting for Stock-Based Compensations.  This statement supercedes APB Opinion No. 25, Accounting for Stock Issued to Employees.  The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated statement of income.  Its adoption is not expected to have a material impact on the consolidated financial position or results of operations of the Corporation.

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

           These calculated amounts are determined by assessing loans identified as not in compliance with loan agreements.  These loans are generally in two different risk groups.  One group is unique loans (commercial loans, including those loans considered impaired).  The second group is homogenous loans (generally retail and mortgage loans).  The calculation for unique loans is based primarily on risk rating grades assigned to each of these loans as a result of our loan management and review processes.  Each risk-rating grade is assigned a loss ratio, which is determined based on the experience of management, discussions with banking regulators, and the independent loan review process.  The amount allocated for impaired loans is based on estimated cash flows discounted at the loan's original effective interest rate or the underlying collateral value.  Historical data, including actual loss experience on specific types of homogenous loans, is used to allocate amounts for loans or groups of loans meeting the specified criteria.  More detailed historical data is being accumulated by category of retail and commercial credit and performance characteristics to broaden the analysis and improve monitoring of potential credit risk.

           Criteria considered in evaluating the adequacy of the ALLL are:

*        Portfolio quality trends;

*        Changes in the nature and volume of the portfolio;

*        Present and prospective economic and business conditions, locally and nationally;

*        Management review systems and board oversight, including external loan review processes;

*        Changes in credit policy, credit administration, portfolio management and procedures; and

*        Changes in personnel, management, and staff;

*        Existence and effect of any concentrations of credit.

           In assessing the adequacy of the ALLL, the risk characteristics of the entire loan portfolio are evaluated.  This process includes the judgment of management, input from independent loan reviews, and reviews that may have been conducted by bank regulators as part of their usual examination process.

Deferred Income Tax Assets

            Deferred income tax assets consist mainly of the tax effect of excess provisions for loan losses over actual losses incurred and deferred compensation.  The Corporation and the Bank have paid taxes for many years.  Management believes that it is more likely than not that these assets will be realized in future years

Selected Financial Information
(Dollars in Thousands, Except Per Share Data)

	2004	2003	2002	2001	2000
Interest Income
Interest and fees on loans	$24,426	$28,388	$37,116	$39,031	$31,358
Income on investment securities
Taxable interest	10,263	11,045	11,390	10,218	10,097
Exempt from federal income tax	2,568	2,738	3,214	3,420	3,108
Dividends	213	130	166	307	278

	13,044	13,913	14,770	13,945	13,483

Other interest income	94	250	299	359	598

Total Interest Income	37,564	42,551	52,185	53,335	45,439

Interest Expense
Interest on deposits	8,429	11,388	17,767	23,738	21,486
Interest on other short term borrowings	58	21	39	147	117

Total Interest Expense	8,487	11,409	17,806	23,885	21,603

Net Interest Income	29,077	31,142	34,379	29,450	23,836

Provision For Possible Loan Losses	(677)	433	7,450	1,200	900
Net Interest Income After
Provision for Loan Losses	29,754	30,709	26,929	28,250	22,936

Noninterest Income
Trust department income	2,088	1,806	1,781	1,862	1,813
Service fees on deposit accounts	7,189	7,217	7,175	6,822	5,136
Other service fees, commissions, and fees	408	433	435	537	422
Other operating income	873	(15)	611	758	566
Securities gains	917	737	124	54	-

Total Noninterest Income	11,475	10,178	10,126	10,033	7,937

Noninterest Expense
Salaries and employee benefits	15,791	15,254	13,045	11,567	9,711
Net occupancy expense	2,289	2,184	2,187	1,765	1,485
Furniture and equipment expense	1,317	1,422	1,461	928	1,192
Other operating expenses	9,724	10,437	9,515	8,980	6,780

Total Noninterest Expense	29,121	29,297	26,208	23,240	19,168

Income Before Provision
For income Taxes	12,108	11,590	10,847	15,043	11,705
Provision For Income Taxes	3,252	3,040	2,329	4,430	3,379

Net Income	$8,856	$8,550	$8,518	$10,613	$8,326

Earnings Per Common Share
(5,840,000 outstanding shares)	$1.52	$1.47	$1.46	$1.82	$1.43
					``````
Share and per share data have been restated to give retroactive effect to the two-for-one stock split effected as a stock dividend declared on April 20, 2004. (See Note 1 of NOTES TO CONSOLIDATED FINANCIAL STATEMENTS)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

First Farmers and Merchants Corporation

Columbia, Tennessee

We have audited the consolidated balance sheets of First Farmers and Merchants Corporation (the "Corporation") and its wholly-owned subsidiary, First Farmers and Merchants National Bank (the "Bank"), as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004.  These financial statements are the responsibility of the Corporation's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Farmers and Merchants Corporation and Subsidiary as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kraft CPAs PLLC

Nashville, Tennessee

February 17, 2005

KraftCPAs PLLC - Certified Public Accountants and Consultants

555 Great Circle Road - Suite 200 - Nashville, TN  37228 - Phone 615-242-7351 - Fax 615-782-4271

610 North Garden St. - Suite 200 - Columbia, TN  38401 - Phone 931-388-3711 - Fax 931-388-9998

105 Bay Court - Lebnaon, TN  37087 - Phone 615-449-2334 - Fax 615-444-6259

An independently owned member of the RSM McGladrey Network. www.kraftcpas.com

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
		December 31,	December 31,
	(Dollars In Thousands, Except Per Share Data)	2004	2003

ASSETS	Cash and due from banks	$22,203	$26,137
	Interest-bearing deposits in banks	48	297
	Federal funds sold	0	12,000
	Total cash and cash equivalents	22,251	38,434
	Securities
	Available for sale (amortized cost $225,880
	and $243,038 respectively)	226,792	249,653
	Held to maturity (fair value $79,722
	and $84,199 respectively)	76,267	79,138
	Total securities	303,059	328,791
	Loans, net of deferred fees	449,053	424,504
	Allowance for possible loan losses	(8,509)	(10,123)
	Net loans	440,544	414,381
	Bank premises and equipment, at cost
	less allowance for depreciation	12,417	12,997
	Core deposit and other intangibles	11,986	13,042
	Other assets	24,228	21,168
	TOTAL ASSETS	$814,485	$828,813

LIABILITIES	Deposits
	Noninterest-bearing	$115,583	$112,334
	Interest-bearing (including certificates of deposit
	over $100: 2004 - $71,588; 2003 - $71,968)	578,272	604,099
	Total deposits	693,855	716,433
	Federal funds purchased and securities sold
	under agreements to repurchase	9,128	1,820
	Dividends payable	1,752	1,635
	Other short term liabilities	614	648
	Accounts payable and accrued liabilities	4,948	5,992
	TOTAL LIABILITIES	710,297	726,528

SHAREHOLDERS'	Common stock - $10 par value, 8,000,000 shares
EQUITY	authorized; issued and outstanding -
	5,840,000 shares	58,400	29,200
	Additional paid-in capital	4,320	4,320
	Retained earnings	40,908	64,698
	Accumulated other comprehensive income	560	4,067
	TOTAL SHAREHOLDERS' EQUITY	104,188	102,285

	TOTAL LIABILITIES AND
	SHAREHOLDERS' EQUITY	$814,485	$828,813

The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

	(Dollars In Thousands Except Per Share Data)

	Years Ended December 31,	2004	2003	2002

INTEREST & DIVIDEND INCOME	Interest and fees on loans	$24,426	$28,388	$37,116
	Income on investment securities
	Taxable interest	10,263	11,045	11,390
	Exempt from federal income tax	2,568	2,738	3,214
	Dividends	213	130	166
		13,044	13,913	14,770
	Other interest income	94	250	299
	TOTAL INTEREST & DIVIDEND INCOME	37,564	42,551	52,185

INTEREST EXPENSE	Interest on deposits	8,429	11,388	17,767
	Interest on other short term borrowings	58	21	39
	TOTAL INTEREST EXPENSE	8,487	11,409	17,806

	NET INTEREST INCOME	29,077	31,142	34,379
	PROVISION (REDUCTION) FOR POSSIBLE
	LOAN LOSSES	(677)	433	7,450
	NET INTEREST INCOME AFTER
	PROVISION (REDUCTION)
	FOR LOAN LOSSES	29,754	30,709	26,929

NONINTEREST INCOME	Trust department income	2,088	1,806	1,781
	Service fees on deposit accounts	7,189	7,217	7,175
	Other fees and commissions	408	433	435
	Other operating income (expense)	873	(15)	611
	Securities gains	917	737	124
	TOTAL NONINTEREST INCOME	11,475	10,178	10,126

NONINTEREST EXPENSES	Salaries and employee benefits	15,791	15,254	13,045
	Net occupancy expense	2,289	2,184	2,187
	Furniture and equipment expense	1,317	1,422	1,461
	Other operating expenses	9,724	10,437	9,515
	TOTAL NONINTEREST EXPENSES	29,121	29,297	26,208
	INCOME BEFORE PROVISION FOR
	INCOME TAXES	12,108	11,590	10,847
	PROVISION FOR INCOME TAXES	3,252	3,040	2,329

	NET INCOME	$8,856	$8,550	$8,518

EARNINGS PER SHARE	Common Stock
	(Shares outstanding: 5,840,000)	$1.52	$1.47	$1.46

Share and per share data have been restated to give retroactive effect to the two-for-one stock split effected as a stock dividend declared on April 20, 2004.
The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

				Accumulated
(Dollars In Thousands Except Per Share Data)		Additional	Other
	Common	Paid-in	Retained	Comprehensive
Years Ended December 31, 2004, 2003, and 2002	Stock	Capital	Earnings	Income (Loss)	Total

BALANCE AT JANUARY 1, 2002	$29,200	$4,320	$53,995	$2,273	$89,788
Comprehensive income
Net income			8,518		8,518
Change in net unrealized gain (loss) on securities
available-for-sale, net of reclassification
adjustment and tax effects				4,500	4,500
Total comprehensive income					13,018
Cash dividends declared, $0.535 per share *			(3,124)		(3,124)

BALANCE AT DECEMBER 31, 2002	29,200	4,320	59,389	6,773	99,682

Comprehensive income
Net income			8,550		8,550
Change in net unrealized gain (loss) on securities
available-for-sale, net of reclassification
adjustment and tax effects				(2,706)	(2,706)
Total comprehensive income					5,844
Cash dividends declared, $0.555per share *			(3,241)		(3,241)

BALANCE AT DECEMBER 31, 2003	29,200	4,320	64,698	4,067	102,285

Comprehensive income
Net income			8,856		8,856
Change in net unrealized gain (loss) on securities
available-for-sale, net of reclassification
adjustment and tax effects				(3,507)	(3,507)
Total comprehensive income					5,349
Two-for-one stock split - Note 1	29,200		(29,200)		-
Cash dividends declared, $0.59 per share			(3,446)		(3,446)

BALANCE AT DECEMBER 31, 2004	$58,400	$4,320	$40,908	$560	$104,188
					````

* Cash dividends per share amounts for 2002 and 2003 are restated to give retroactive effect to the two-for-one stock split as of April 20, 2004.
The accompanying notes are an integral part of the consolidated financial statements.

	FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY
	CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Dollars In Thousands)

	Years Ended December 31,	2004	2003	2002

OPERATING	Net income	$8,856	$8,550	$8,518
ACTIVITIES	Adjustments to reconcile net income to net cash provided by operating activities
	Excess (deficiency) of provision for possible loan losses
	over net charge offs	(1,615)	(1,252)	4,132
	Provision for depreciation and amortization of premises and equipment	1,249	1,390	1,313
	Amortization of intangibles	1,056	1,056	1,021
	Amortization of investment security premiums,
	net of accretion of discounts	2,731	2,642	1,112
	Securities gains	(917)	(737)	(124)
	Increase in cash surrender value of life insurance contracts	(442)	(438)	(460)
	(Increase) decrease, net of effects from acquisitions, in
	Deferred income taxes	(103)	759	(1,312)
	Interest receivable	503	902	39
	Other assets	(568)	(537)	916
	Increase (decrease), net of effects from acquisitions, in
	Interest payable	(123)	(687)	(1,563)
	Other liabilities	(920)	895	999
	Total Adjustments	851	3,993	6,073
	Net cash provided by operating activities	9,707	12,543	14,591

INVESTING	Proceeds from maturities, calls, and sales of
ACTIVITIES	available-for-sale securities	43,016	55,688	35,232
	Proceeds from maturities and calls of held-to-maturity securities	20,026	23,412	20,674
	Purchases of investment securities
	Available-for-sale	(27,588)	(103,262)	(120,028)
	Held-to-maturity	(17,242)	-	-
	Net (increase) decrease in loans, net of effects from acquisitions	(24,548)	76,012	38,454
	Purchases of premises and equipment, net of effects from acquisitions	(832)	(1,336)	(1,531)
	Disposition of fully depreciated assets	164	-	-
	Purchase of single premium life insurance contracts	(253)	(190)	(3,970)
	Net increase in cash from acquisitions	-	-	8,017
	Net cash provided by (used by) investing activities	(7,257)	50,324	(23,152)

FINANCING	Net increase (decrease) in noninterest-bearing and interest-bearing deposits,
ACTIVITIES	net of effects from acquisition	(22,578)	(72,754)	32,509
	Net increase (decrease) in short term borrowings	7,274	(197)	155
	Cash dividends	(3,329)	(3,183)	(3,066)
	Net cash provided by (used by) financing activities	(18,633)	(76,134)	29,598

	Increase (decrease) in cash and cash equivalents	(16,183)	(13,267)	21,037
	Cash and cash equivalents at beginning of period	38,434	51,701	30,664
	Cash and cash equivalents at end of period	$22,251	$38,434	$51,701

	Supplemental disclosures of cash flow information
	Cash paid during the period for expenses
	Interest on deposits and borrowed funds	$8,611	$12,096	$19,183
	Income taxes	5,988	1,391	4,433

The accompanying notes are an integral part of the consolidated financial statements.

NOTE-1 GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

Use of Estimates in the Preparation of Financial Statements

             The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities.  Those estimates and assumptions also affect disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate and deferred tax assets.

Stock Split

             On April 20, 2004, the Corporation's shareholders approved a two-for-one split effected in the form of a 100% stock dividend to shareholders of record on April 20, 2004.  In accordance with State corporate legal requirements, the transaction was recorded by a transfer from retained earnings to common stock in the amount of $29,200,000 ($10 for each additional share issued).  All per share and share data in the accompanying consolidated financial statements and footnotes have been restated to give retroactive effect to the transaction.

Significant Group Concentrations of Credit Risk

         Most of the Bank's activities are with customers located within its service area which is comprised of Maury, Lawrence, Marshall, Hickman, Dickson, Giles, and adjacent counties in southern middle Tennessee.  Note 2 discusses the types of securities in which the Bank invests.  Note 3 discusses the types of lending in which the Bank engages.  Management recognizes that 37.7% of the total loan portfolio is made up of first mortgage loans secured by one to four family residential properties.  This is a concentration risk that is acceptable given the quality of underwriting and the low historical loss experience.  Within the commercial loan portfolio, the Bank does not have any industry concentrations as measured by regulatory guidelines.  However, the Bank does have heavy exposure among four broad industry categories, construction, manufacturing, real estate rental and leasing, other services, and public administration.  Given the level of exposure in each of these categories, the particular industries are monitored closely to ensure that underwriting practices and policies, as well as, allowance levels match the level of risk posed.

NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Due From Bank

         Included in cash and due from banks are legally reserved amounts which are required to be maintained on an average basis in the form of cash and balances due from the Federal Reserve Bank and other banks.   At December 31, 2004, approximately $6.8 million was required to be maintained at the Federal Reserve Bank.  Interest-bearing deposits in banks mature within one year and are carried at cost.  From time to time throughout the year, the Bank's balances due from other financial institutions exceeded FDIC insurance limits.  Management considers this to be a normal business risk.

Cash Equivalents

            Cash equivalents include cash on hand, cash due from banks, and federal funds sold.  Federal funds are sold for one-day periods.  Interest-bearing deposits in banks included in cash equivalents mature within ninety days.

Securities

            Trading account securities that are bought and held principally for the purpose of selling them in the near term are carried at market value.  Gains and losses, both realized and unrealized, are included in other operating income.  There were no securities so classified in 2004 or 2003.

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

Loans

             The Bank grants mortgage, commercial, and consumer loans to customers.  37.7% of the total loan portfolio is made up of first mortgage loans secured by one to four family residential properties.  Most of the Bank's activities are with customers located within southern middle Tennessee.  The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are stated at their outstanding unpaid principal balances net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

             Interest on loans is accrued daily.  Loan origination fees and related direct costs are deferred and recognized ratably over the life of the loan as an adjustment of yield.  Interest accruals are discontinued when loans are ninety days past-due or when interest is not expected to be collected.  Interest income

NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

previously accrued on such loans is reversed against current period interest income.  Interest income on loans in nonaccrual status is recognized only to the extent of the excess of cash payments received over principal payments due.

Allowance for Possible Loan Losses

            The allowance for possible loan losses is established through provisions for loan losses charged against income.  Loan losses are charged against the allowance when management determines that the uncollectibility of a loan is confirmed.  Subsequent recoveries, if any, are credited to the allowance account in the period received.

            The adequacy of the allowance for possible loan losses is evaluated quarterly in conjunction with loan review reports and evaluations that are discussed in meetings with loan officers, credit administration, and the Board of Directors.  The Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors are considered in this evaluation.  This process is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable inherent loan losses.

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

Other Real Estate

             Other real estate, which is included in other assets, represents real estate acquired through foreclosure and is stated at the lower of fair value, net of estimated selling costs, or cost, at the date of foreclosure.  If, at the time of foreclosure, the fair value of the real estate is less than the Bank's carrying value of the related loan, a write-down is recognized through a charge to the allowance for possible loan losses, and the fair value becomes the new cost for subsequent accounting.  If the Bank later determines that the cost of the property cannot be recovered through sale or use, a write-down is recognized by a charge to operations.

NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

            Legal fees and any other direct costs relating to foreclosures are charged to operations when incurred.  The Bank's recorded value for other real estate was approximately $834,000 at December 31, 2004, and $1,560,000 at December 31, 2003.  Properties included in other real estate were sold at losses of $458,000 during 2004, which are included in other operating income (expense).  Losses of $451,000 and $215,000 were realized on sales of other real estate during 2003 and 2002, respectively.

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

Servicing

            Loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage and other loans serviced for others were $11.5 million and $28.0 million at December 31, 2004 and 2003, respectively.  The present value of servicing income is expected to approximate an adequate compensation cost for servicing these loans.  Therefore, no servicing asset has been recorded.

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

NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

             Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period.  Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion.  For the years ended December 31, 2004, 2003, and 2002, there were no potentially dilutive common shares issuable.

Comprehensive Income

            Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.  A schedule of other comprehensive income is shown in Table I.

	Years Ended December 31,

	2004	2003	2002

Unrealized holding gains (losses)
on available-for-sale securities	$(4,786)	$(2,912)	$6,729
Reclassification adjustment for losses
(gains) realized in income	(917)	(737)	(124)
Tax effect - (expense) benefit	2,196	943	(2,105)

Other comprehensive income (loss)	$(3,507)	$(2,706)	$4,500

Table I - Components of Other Comprehensive Income (Loss)

(Dollars in Thousands)

Intangible Assets

            Goodwill is accounted for in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), which addresses the financial accounting and reporting for acquired goodwill and other intangible assets with indefinite lives.  Pursuant to SFAS 142, intangible assets must be periodically tested for impairment.  The Bank completed its impairment review during 2004, which indicated that there was no impairment.  Deposit base intangibles are amortized using the straight-line method over their estimated useful lives of 42 to 180 months.  Total amortization expense charged to operations amounted to:  2004 - $1,056,000; 2003 - $1,056,000; and 2002 - $1,021,000.  Note 11 discusses the acquisition in 2002.

Segment Reporting

            Segments are strategic business units that offer different products and services and are managed separately.  At December 31, 2004, the Corporation and the Bank did not have any identified segments.

Recent Accounting Pronouncements

In March 2004, the Securities Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 105 ("SAB 105"), Application of Accounting Principles to Loan Commitments.  Current accounting guidance requires the commitment to originate mortgage loans that will be held for sale to be recognized on the balance sheet at fair value from inception through expiration or funding.  SAB 105 requires that the fair value measurement include only differences between the guaranteed interest rate in the loan commitment and a market interest rate, excluding any expected future cash flows related to the customer relationship or loan servicing.  The adoption of this bulletin did not have a material impact on the consolidated financial position or results of operations of the Corporation.

            In March 2004, the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force ("ETIF") reached a consensus on EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.  EITF 03-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss.  An investment is considered impaired if the fair value of the investment is less than its cost.  Generally, an impairment is considered other-than-temporary unless:  (i) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for an anticipated recovery of fair value up to (or beyond) the cost of the investment; and (ii) evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary.  If impairment is determined to be other-than-temporary, then an impairment loss should be recognized equal to the difference between the investment's cost and its fair value.  The recognition and measurement provisions were initially effective for other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004.  However, in September 2004, the effective date of these provisions was delayed until the finalization of a FASB Staff Position ("FSP") to provide additional implementation guidance.  Due to the recognition and measurement provisions being suspended and the final rule delayed, management was not able to determine whether the adoption of these new provisions will have a material impact on the consolidated financial position or results of operations of the Corporation.

            Statement of Position 03-03, Accounting for Certain Loans or Debt Securities Acquired in a Transfer ("SOP 03-03") addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality.  It includes loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations.  The SOP does not apply to loans originated by the entity.  The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004.  Early adoption is encouraged.  Specific transition guidance applies to certain loans that currently are within the scope of Practice Bulletin 6, Amortization of Discounts on Certain Acquired loans.  Its adoption is not expected to have a material impact on the consolidated financial position or results of operations of the Corporation.

            In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS No.123R"), which revised SFAS No. 123, Accounting for Stock-Based Compensations.  This statement supercedes APB Opinion No. 25, Accounting for Stock Issued to Employees.  The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated statement of income.  Its adoption is not expected to have a material impact on the consolidated financial position or results of operations of the Corporation.

NOTE 2 - SECURITIES

            Securities with an amortized cost of $92,811,000 and $121,647,000 at December 31, 2004 and 2003, respectively (fair value: 2004 - $93,765,000; 2003 - $127,449,000), were pledged to secure deposits and for other purposes as required or permitted by law.  The fair value is established by an independent pricing service as of the approximate dates indicated.  The differences between the amortized cost and fair value reflect current interest rates and represent the potential gain (or loss) had the portfolio been liquidated on that date.  Security gains (or losses) are realized only in the event of dispositions prior to maturity.  The fair values of all securities at December 31, 2004, either equaled or exceeded the cost of those securities, or the decline in fair value is considered temporary.  The information in Table III classifies the investments

NOTE 2 - SECURITIES (Continued)

with unrealized losses at December 31, 2004, according to the term of the unrealized loss.  Management evaluates securities for other-than-temporary impairment periodically, or more frequently when circumstances require an evaluation.  An impairment judgement is based on (a) the amount of time and loss, (b) the financial condition of the issuer, and (c) the corporation's intent and ability to hold the investment long enough for any anticipated recovery in value.  At December 31, 2004, two of eighty seven U.S. Government Agency securities had recorded unrealized losses for a period longer than twelve months.  Their amortized cost was approximately $5.1 million compared to a fair value of approximately $5 million.  As these securities declined in value when interest rates began to rise, and not from the credit quality of the issuer, and since the corporation has both the intent and ability to hold the investments, they were not considered other-than-temporarily impaired.

	Amortized	Gross	Unrealized	Fair
	Cost	Gain	Loss	Value
December 31, 2004
Available-for-sale securities
U.S. Treasury	$5,351	$31	$1	$5,381
U.S. Government agencies	216,385	2,083	1,273	217,195
Mortgage backed securities	467	15	-	482
Other securities	3,677	57	-	3,734

	$225,880	$2,186	$1,274	$226,792

Held-to-maturity securities
U.S. Government agencies	$11,608	$176	$-	$11,784
States and political subdivisions	55,548	2,736	129	58,155
Other securities	9,111	672	-	9,783

	$76,267	$3,584	$129	$79,722

December 31, 2003
Available-for-sale securities
U.S. Treasury	$2,062	$96	$-	$2,158
U.S. Government agencies	235,479	6,571	153	241,897
Mortgage backed securities	618	30	-	648
Other securities	4,879	76	5	4,950

	$243,038	$6,773	$158	$249,653

Held-to-maturity securities
U.S. Government agencies	$18,037	$659	$-	$18,696
States and political subdivisions	50,008	3,281	-	53,289
Other securities	11,093	1,121	-	12,214

	$79,138	$5,061	$-	$84,199

Table II - Amortized Cost and Fair Value of Securities

(Dollars in Thousands)

            At December 31, 2004, the Bank did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

            Proceeds from the maturity, call, or sale of available-for-sale securities were $43,016,000, $55,688,000, and $35,232,000 during 2004, 2003, and 2002, respectively.  Proceeds from the maturity or call of held-to-maturity securities were $20,026,000, $23,412,000, and $20,674,000 during 2004, 2003, and 2002, respectively.

NOTE 2 - SECURITIES (Continued)

	Less than 12 months		12 months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Type of Security	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury	$3,317	$1	$-	$-	$3,317	$1
U.S. Government agencies	101,780	1,161	4,985	112	106,765	1,273
States and political subdivisions	5,886	129	-	-	5,886	129
	$110,983	$1,291	$4,985	$112	$115,968	$1,403

Table III - Investments with Unrealized Losses

(Dollars in Thousands)

Table IV shows the amortized cost, fair value, and weighted yields (for tax-exempt obligations on a fully taxable basis assuming a 34% tax rate) of investment securities at December 31, 2004, by contractual or legal maturity.  Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

	Amortized	Fair	Yield
	Cost	Value	(Unaudited)
Available-for-sale securities
U.S. Treasury
Within one year	$2,034	$2,065	4.1%
After one but within five years	3,317	3,316	3.5%
U.S. Government agencies
Within one year	62,427	62,654	3.5%
After one but within five years	129,528	130,358	3.6%
After five but within ten years	24,430	24,183	4.0%
Mortgage backed securities
Within one year	5	6	4.0%
After one but within five years	462	476	6.6%
Other securities
Within one year	500	500	3.6%
After one but within five years	284	332	11.0%
After ten years	2,893	2,902	6.3%

	$225,880	$226,792

Held-to-maturity securities
U.S. Government agencies
Within one year	$4,998	$5,111	6.5%
After one but within five years	3,174	3,217	4.1%
After five but within ten years	3,436	3,456	4.0%
States and political subdivisions
Within one year	3,377	3,430	7.1%
After one but within five years	12,727	13,600	7.3%
After five but within ten years	23,582	24,682	6.9%
After ten years	15,862	16,443	6.5%
Other securities
Within one year	2,195	2,262	6.9%
After one but within five years	6,916	7,521	6.8%

	$76,267	$79,722

Table IV - Contractual (Legal) Maturity of Securities and Weighted Tax Equivalent Yields

(Dollars in Thousands)

NOTE 3 - LOANS

	2004	2003

Commercial, financial and agricultural	$47,780	$58,444
Tax exempt municipal loans	24,111	12,495
Real estate
Construction	16,517	14,790
Commercial mortgages	96,051	97,148
Residential mortgages	212,046	189,402
Other	28,429	21,967
Retail loans	20,996	25,807
Lease financing receivables	3,330	4,741

	449,260	424,794
Less:
Net unamortized loan origination fees	(207)	(290)
Allowance for possible loan losses	(8,509)	(10,123)

Total net loans	$440,544	$414,381

Table V - Loans Outstanding  by Category at December 31, 2004 and 2003

(Dollars in Thousands)

	Within	One to	After
	One Year	Five Years	Five Years	Total

Commercial, financial and agricultural	$32,265	$12,668	$2,847	$47,780
Tax exempt municipal loans	2,436	6,627	15,048	24,111
Real estate
Construction	12,102	1,766	2,649	16,517
Commercial mortgages	29,282	48,691	18,078	96,051
Residential mortgages	76,630	78,035	57,381	212,046
Other	4,941	10,464	13,024	28,429
Retail loans	11,750	8,932	314	20,996
Lease financing receivables	1,155	1,251	924	3,330

Total	$170,561	$168,434	$110,265	$449,260

Table VI - Loan Maturities and Repricings at December 31, 2004

(Unaudited)

(Dollars in Thousands)

            Loans having recorded investments of $5,542,000 at December 31, 2004, have been identified as impaired and are not accruing interest.  The total allowance for possible loan losses related to these loans was $1,212,000.  Interest received on these loans during 2004 was $170,000, during 2003 was $364,000, and during 2002 was $389,000.  Impaired loans had recorded investments of approximately $11,890,000 at December 31, 2003, with $1,676,000 of the allowance for possible loan losses related to these loans.

            Loans with documentation and structural deficiencies and historical performance characteristics not meeting credit quality standards were sold during 2003.  These loans, totaling $2,400,000, were sold at a loss of $358,000 which is included in other operating income (expense).

NOTE 3 - LOANS (Continued)

            Certain related parties (principally directors and senior officers of the Corporation or the Bank, including their affiliates, families, and companies in which they hold ten percent or more ownership) were customers of, and had loans and other transactions with, the Bank in the ordinary course of business.   An analysis of activity with respect to such loans for the years ended December 31, 2004 and 2003 is shown in Table VII.  These totals exclude loans made in the ordinary course of business to other companies with which neither the Corporation nor the Bank has a relationship other than the association of one of its directors in the capacity of officer or director.  These loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons.  They did not involve more than the normal risk of collectiblity or present other unfavorable features.  No related party loans were charged off in 2004 or 2003.

Aggregate of Certain Related Party Loans
	2004	2003
Balance at Beginning of Year	$2,742	$2,963
Additions	2,931	2,449
Amount Collected	1,698	2,670
Balance at End of Year	$3,975	$2,742

Table VII - Analysis of Activity in Certain Related Party Loans

(Dollars in Thousands)

NOTE 4 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

	2004	2003	2002

Balance at beginning of year	$10,123	$11,375	$6,707
Increase due to acquisition	-	-	536
Provision (reduction) charged (credited) to operating expenses	(677)	433	7,450
Loan losses:
Loans charged off	(1,680)	(1,966)	(3,646)
Recoveries on loans previously
charged off	743	281	328

Balance at end of year	$8,509	$10,123	$11,375

Table VIII - Changes in the Allowance for Possible Loan Losses

(Dollars in Thousands)

            At March 31, 2002, pursuant to discussions with federal bank examiners and changes in the economic outlook, both generally and in the Bank's geographical region, the Bank changed the classification of specific commercial loans with documentation and structural deficiencies and retail loans with certain historical performance characteristics.  Bank management determined that this change was necessary to reflect potential increased loss inherent to such loans.  The effect of the change, which was recognized as a change in accounting estimate, was to increase the provision for loan losses and decrease income before provision for income taxes by $4.4 million ($2.6 million, net of tax, or $.45 per share), for the year ended December 31, 2002.

            On September 3, 2002, the Bank voluntarily entered into a written agreement with the Office of the Comptroller of the Currency ("OCC").  The agreement related to asset quality and management and board oversight of the lending function.  Loan quality and management of the lending function improved in 2003 and on April 12, 2004, the Bank received written notice from the OCC that the agreement between the

NOTE 4 - ALLOWANCE FOR POSSIBLE LOAN LOSSES (Continued)

Bank and OCC, dated September 3, 2002, was terminated effective April 7, 2004.  In the opinion of management, based on conditions reasonably known, the allowance was adequate at December 31, 2004.

NOTE 5 - BANK PREMISES AND EQUIPMENT

	2004	2003

Land	$1,952	$2,010
Premises	14,163	14,016
Furniture and equipment	8,349	7,920
Leasehold improvements	1,475	1,487

	25,939	25,433
Less allowance for depreciation and amortization	(13,522)	(12,436)

	$12,417	$12,997

Table IX - Premises and Equipment at December 31, 2004 and 2003

(Dollars in Thousands)

            Annual provisions for depreciation and amortization of bank premises and equipment totaled $1,249,000 for 2004, $1,390,000 for 2003, and $1,313,000 for 2002.  Included in premises and equipment cost and allowance for depreciation and amortization are certain fully depreciated assets totaling approximately $5,594,000 at December 31, 2004.

NOTE 6 - LIMITATION ON SUBSIDIARY DIVIDENDS

            The approval of the Comptroller of the Currency is required before the Bank's dividends in a given year may exceed the total of its retained net profit (as defined) for the year combined with retained net profits of the preceding two years.  As of December 31, 2004, additional dividends of approximately $16 million could have been declared by the Bank to the Corporation without regulatory agency approval.

NOTE 7 - LEASES

            Real property for four of the Bank's office locations and certain equipment are leased under noncancelable operating leases expiring at various times through 2009.  In most cases, the leases provide for one or more renewal options of five to ten years under the same or similar terms.  In addition, various items of office equipment are leased under cancelable operating leases.  Total rental expense incurred under all operating leases, including short-term leases with terms of less than one month, amounted to $35,000, $38,000, and $42,000 for equipment leases, and $220,000, $166,000, and $129,000 for building leases in 2004, 2003, and 2002, respectively.  Future minimum lease commitments as of December 31, 2004, under all noncancelable operating leases with initial terms of one year or more are shown in Table X.

Lease
Year	Payments

2005	$214
2006	213
2007	153
2008	58
2009	3

Total	$641

Table X - Future Minimum Lease Commitments

(Dollars in Thousands)

NOTE 8 - FEDERAL AND STATE INCOME TAXES

	2004	2003	2002
Current:
Federal	$2,658	$1,720	$3,623
State	697	561	18

Total current	3,355	2,281	3,641

Deferred:
Federal	(88)	651	(1,109)
State	(15)	108	(203)

Total deferred	(103)	759	(1,312)

Total provision for income taxes	$3,252	$3,040	$2,329

Table XI - Provisions for Income Taxes

(Dollars in Thousands)

	2004	2003	2002

Allowance for possible loan losses	$3,255	$3,806	$4,188
Deferred compensation	1,044	955	879
Write down of other real estate	150	27	44
Amortization of core deposit intangible	673	-	-
Recognition of nonaccrual loan income	30
Deferred loan fees	-	-	1

Deferred tax asset	5,152	4,788	5,112

Unrealized gain on AFS securities	(351)	(2,547)	(3,490)
Lease financing depreciation, net of rent	(763)	(734)	(557)
Accelerated depreciation	(150)	(156)	(78)
Amortization of goodwill	(646)	(442)	(221)
Other	(447)	(413)	(455)

Deferred tax liability	(2,357)	(4,292)	(4,801)

Net deferred tax asset	$2,795	$496	$311

Table XII - Deferred Tax Effects of Principal Temporary Differences

(Dollars in Thousands)

The net deferred tax asset is included in other assets in the accompanying consolidated balance sheets.

	2004	2003	2002

Tax expense at statutory rate	$4,117	$3,941	$3,688
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(1,097)	(1,120)	(1,288)
Nondeductible interest expense	71	75	142
Employee benefits	(150)	(149)	(156)
Other nondeductible expenses
(nontaxable income) - net	21	16	16
State income taxes, net of federal
tax benefit	450	442	(122)
Dividend income exclusion	(24)	(5)	(11)
Other	(136)	(160)	60

Total provision for income taxes	$3,252	$3,040	$2,329

Effective tax rate	26.9%	26.2%	21.5%

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

            The total outstanding loan commitments and standby letters of credit in the normal course of business at December 31, 2004, were approximately $71 million and $5 million, respectively.  Loan commitments are agreements to lend to a customer as long as there is not a violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit may expire without being used.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.  The credit risk involved in issuing letters of credit is essentially the same as that involved in making a loan.

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

            Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios of Total Capital and Tier I Capital to risk-weighted assets and of Tier I Capital to average assets.  Actual capital amounts and ratios are presented in Table XIV.  Management believes, as of December 31, 2004 and 2003, that the Corporation and the Bank met all capital adequacy requirements to which they were subject.

NOTE 10 - SHAREHOLDERS' EQUITY (Continued)

			For Capital		For Regulatory
	Actual		Adequacy Purposes		Compliance Purposes

As of December 31, 2004	Amount	Ratio	Amount	Ratio > or =	Amount	Ratio > or =
Total Capital (to Risk Weighted
Assets) Consolidated	$97,796	19.63%	$39,847	8.00%	$-	-
Bank	96,375	19.42%	39,693	8.00%	49,616	10.00%
Tier I Capital (to Risk Weighted
Assets) Consolidated	91,542	18.38%	19,924	4.00%	-	-
Bank	90,144	18.17%	19,846	4.00%	29,770	6.00%
Tier I Capital (to Average
Assets) Consolidated	91,542	11.29%	32,441	4.00%	-	-
Bank	90,144	11.13%	32,382	4.00%	40,478	5.00%

As of December 31, 2003
Total Capital (to Risk Weighted
Assets) Consolidated	91,327	18.71%	$39,060	8.00%	$-	-
Bank	89,970	18.50%	38,910	8.00%	48,637	10.00%
Tier I Capital (to Risk Weighted
Assets) Consolidated	85,174	17.45%	19,530	4.00%	-	-
Bank	83,840	17.24%	19,455	4.00%	55,933	11.50%
Tier I Capital (to Average
Assets) Consolidated	85,174	10.29%	33,110	4.00%	-	-
Bank	83,840	10.15%	33,037	4.00%	41,296	5.00%
Tier I Capital (to Adjusted Total
Assets) Bank	83,840	12.97%	-	-	51,733	8.00%

Table XIV - Capital Amounts and Capital Adequacy Ratios

(Dollars in Thousands)

NOTE 11 - ACQUISITIONS

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

            The goal of this acquisition was to increase the Bank's market presence in its community service area that had not included this county.

Cash	$8,017	Deposits	$35,162
Loans, net	23,256	Other liabilities	191
Premises and equipment	1,856
Other assets	652

Table XV - Assets and Liabilities Acquired Through Acquisition

(Dollars in Thousands)

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

		December 31, 2004			December 31, 2003

	Carrying		Fair	Carrying		Fair
	Amount		Value	Amount		Value

Financial assets
Cash and due from banks	$22,203		$22,203	$26,137		$26,137
Interest-bearing deposits in banks	48		48	297		297
Federal funds sold	-		-	12,000		12,000
Securities available-for-sale	226,792		226,792	249,653		249,653
Securities held-to-maturity	76,267		79,722	79,138		84,199
Loans, net	440,544		446,372	414,381		443,885
Accrued interest receivable	5,595		5,595	6,098		6,098

Financial liabilities
Deposits	693,855		693,715	716,433		719,466
Federal funds purchased and
securities sold under agreements
to repurchase	9,128		9,128	1,820		1,820
Other short term liabilities	614		614	648		648
Accrued interest payable	1,457		1,457	1,580		1,580

Off-balance sheet credit related instruments:
Commitments to extend credit	-		71	-		44

Table XVI - Summary of Fair Values of Financial Instruments

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

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

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

            At December 31, 2004, the Bank had outstanding standby letters of credit and commitments to extend credit.  These off-balance-sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed.   Please refer to Note 9 for more information about off-balance-sheet financial instruments.

NOTE 13 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
2004
Interest income	$9,442	$9,274	$9,389	$9,459	$37,564
Interest expense	2,189	2,068	2,079	2,151	8,487

Net interest income	7,253	7,206	7,310	7,308	29,077
Provision for possible loan losses
(recoveries) net	-	(677)	-	-	(677)
Noninterest expenses, net of
noninterest income	3,810	4,826	4,539	4,471	17,646

Income before income taxes	3,443	3,057	2,771	2,837	12,108
Income taxes	982	805	859	606	3,252

Net income	$2,461	$2,252	$1,912	$2,231	$8,856

Earnings per common share
(5,840,000 shares)*	$0.42	$0.39	$0.33	$0.38	$1.52

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
2003
Interest income	$11,395	$10,940	$10,424	$9,792	$42,551
Interest expense	3,311	3,000	2,673	2,425	11,409

Net interest income	8,084	7,940	7,751	7,367	31,142
Provision for possible loan losses
(recoveries) net	410	350	40	(367)	433
Noninterest expenses, net of
noninterest income	4,536	4,965	5,000	4,618	19,119

Income before income taxes	3,138	2,625	2,711	3,116	11,590
Income taxes	674	820	625	921	3,040

Net income	$2,464	$1,805	$2,086	$2,195	$8,550

Earnings per common share
(5,840,000 shares)*	$0.42	$0.31	$0.36	$0.38	$1.47
* Share and per share data have been restated to give retroactive effect to the two-for-one stock split effected as stock dividend declared on April 20, 2004.

Table XVII - Consolidated Quarterly Results of Operations

(Dollars in Thousands, Except Per Share Data)

NOTE 14 - DEPOSITS

            The Bank does not have any foreign offices and all deposits are serviced in its twenty-one domestic offices.  Maturities of time deposits of $100,000 or more and of all interest-bearing deposits at December 31 are indicated in Table XVIII and Table XIX, respectively.

	2004	2003	2002

Under 3 months	$11,631	$17,304	$24,309
3 to 12 months	35,936	28,189	39,398
Over 12 months	24,021	26,475	28,076

Total	$71,588	$71,968	$91,783

Table XVIII - Maturities of Time Deposits of $100,000 or More at December 31

(Dollars in Thousands)

Interest bearing transaction accounts	$342,595
2005	165,958
2006	26,632
2007	34,022
2008	4,767
2009	4,297
Thereafter	1

Total	$578,272

Table XIX - Maturities of Interest Bearing Deposits at December 31, 2004

(Dollars in Thousands)

NOTE 15 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

             Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date.  Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction.

NOTE 16 - CONDENSED FINANCIAL INFORMATION OF PARENT CORPORATION

Condensed Balance Sheets
December 31, 2004 and 2003
	2004	2003

Cash	$129	$44
Investment in bank subsidiary - at equity	102,791	100,954
Investment in credit life insurance company - at cost	54	50
Investment in other securities	16	20
Dividends receivable from bank subsidiary	1,752	1,635
Cash surrender value - life insurance	1,857	1,781

Total assets	$106,599	$104,484

Liabilities
Payable to directors	$659	$564
Dividends payable	1,752	1,635

Total liabilities	2,411	2,199
Shareholders' equity
Common stock - $10 par value, authorized 8,000,000
shares; 5,840,000 shares issued and outstanding	58,400	29,200
Additional paid-in capital	4,320	4,320
Retained earnings	40,908	64,697
Accumulated other comprehensive income	560	4,068

Total shareholders' equity	104,188	102,285

Total liabilities and shareholders' equity	$106,599	$104,484

Table XX - Condensed Balance Sheets of Parent Corporation

(Dollars in Thousands)

Condensed Statements of Income
Years Ended December 31, 2004 and 2003

	2004	2003

Operating income
Dividends from bank subsidiary	$3,446	$3,241
Other dividend income	100	22
Interest income	1	1
Other	88	96
Operating expenses	(125)	(115)

Income before equity in undistributed net
income of bank subsidiary	3,510	3,245

Equity in undistributed net income of bank subsidiary	5,346	5,305

Net Income	$8,856	$8,550

Table XXI - Condensed Statements of Income of Parent Corporation

(Dollars in Thousands)

NOTE 16 - CONDENSED FINANCIAL INFORMATION OF PARENT CORPORATION

 (Continued)

Condensed Statements of Cash Flows
Years Ended December 31, 2004 and 2003

	2004	2003
Operating activities
Net income for the year	$8,856	$8,550
Adjustments to reconcile net income to net cash
provided by operating activities
Equity in undistributed net income of bank subsidiary	(5,346)	(5,305)
Increase in cash surrender value of life insurance contracts	(77)	(78)
Increase in other assets	(110)	(58)
Increase in payables	95	62

Total adjustments	(5,438)	(5,379)

Net cash provided by operating activities	3,418	3,171

Investing activities
Proceeds from sale of credit life insurance interest	50	-
Purchase interest in credit life insurance company	(54)	-

Net cash used by investing activities	(4)	-

Financing activities
Cash dividends paid	(3,329)	(3,183)

Increase (decrease) in cash	85	(12)
Cash at beginning of year	44	56

Cash at end of year	$129	$44

Table XXII - Condensed Statements of Cash Flows of Parent Corporation

(Dollars in Thousands)

NOTE 17 - EMPLOYEE BENEFIT PLANS

            The Bank contributes to a defined contribution, profit-sharing plan covering employees who meet participation requirements.  The amount of the contribution is discretionary as determined by the Bank's Board of Directors up to the maximum deduction allowed for federal income tax purposes.  Contributions to the plan, that amounted to $1,482,000, $1,292,000, and $1,136,000, in 2004, 2003, and 2002, respectively, are included in salaries and employee benefits expense.

            In 1992, the Bank formalized a nonqualified salary continuation plan for certain key officers.  In connection with this plan, the value of the single premium universal life insurance policies (2004 - $827,000; 2003 - $797,000) purchased in 1993 to fund the plan and the related liability (2004 - $392,000; 2003 - $421,000) were included in other assets and other liabilities, respectively.  Net noncash income recognized on these policies of $30,000 in 2004 and $27,000 in 2003 is included in the above asset values.   Net noncash income was $30,000 in 2002.  The principal cost of the plan is being accrued over the anticipated remaining period of active employment, based on the present value of the expected retirement benefit.  Expense related to this plan was $46,000 in 2004, $40,000 in 2003, and $23,000 in 2002.

            In 1993, the Corporation and the Bank implemented a deferred compensation plan which permits directors to defer their director's fees and earn interest on the deferred amount.  Liability increases for current deferred fees, net of benefits paid out, of $259,000 for 2004, $235,000 for 2003, and $258,000 for 2002 have been recognized in the accompanying consolidated financial statements.  In connection with this plan, a single premium universal life insurance policy was purchased on the life of each director who

NOTE 17 - EMPLOYEE BENEFIT PLANS (Continued)

elected to participate.  Additional single premium universal life insurance policies, totaling $235,000 in 2002, were purchased for new participants.  Net noncash income recognized on these policies of $245,000 in 2004 and $245,000 in 2003 is included in the cash surrender values of $5,952,000 and $5,707,000 reported in other assets at December 31, 2004 and 2003, respectively.  Net noncash income was $274,000 in 2002.

            In 1996, the Bank established an officer group term replacement/split-dollar plan to provide life insurance benefits that would continue after retirement.  A single premium universal life insurance policy was purchased to fund the plan and a split-dollar agreement was made with an irrevocable trust that specified the portion of the insurance proceeds that would become part of the trust.  The value of this policy (2004 - $1,103,000; 2003 - $1,061,000) is included in other assets, and net noncash income recognized on this policy of $42,000 in 2004 and $42,000 in 2003 are included in the above asset values.  Net noncash income was $95,000 in 2002.

            In 2002, the Bank implemented a Director Split-Dollar Life Insurance Plan and an Executive Split-Dollar Life Insurance Plan.  The Bank purchased a single premium whole life insurance policy on the life of each participant and endorsed a portion of the policy death benefits to the insured's estate, a trust, or another individual.  The total life insurance purchased was $3,735,000 in 2002 and $190,000 in 2003.  Additional single premium universal life insurance policies, totaling $253,000 in 2004, were purchased for new participants.Net noncash income was recognized on these policies of $124,000 in 2004 and $124,000 in 2003 and is included in the asset value of $4,487,000, which is a part of other assets.

            The Bank is beneficiary on the insurance policies that fund the salary continuation plan, the deferred compensation plan, the group term replacement/split-dollar plan, and the split-dollar life insurance plans.  These policies have an aggregate current death benefit of $18 million.

SHAREHOLDER INFORMATION

               The 5,840,000 shares of common stock of First Farmers & Merchants Corporation outstanding at December 31, 2004 had a market value of $262.8 million and were held by 2,456 identifiable individuals located mostly in the market area were holders of the outstanding shares.  These identifiable individuals consist of 1,953 record holders, 503 joint holders and a small number of additional shareholders not identified individually since some bank nominees, including the bank's Trust Department, are listed as single owners when, in fact, these holdings represent more than one shareholder.  No single shareholder's ownership exceeded five percent at year end.

             There is no established public trading market for the stock.  The table at the right shows the high and low price of the Corporation's common stock taken from reported prices by those buyers and sellers willing to disclose this information.  This table also shows the semiannual dividend paid per share, in each of the last three years.  On April 20, 2004, the Corporation’s shareholders approved a two-for-one split effected in the form of a 100% stock dividend to shareholders of record on that date.  All share data in the table have been restated to give retroactive effect to the transaction.

		High	Low	Dividend
2004	First Quarter	$40.00	40.00	$0.00
	Second Quarter	42.00	40.00	0.290
	Third Quarter	45.00	42.00	0.00
	Fourth Quarter	45.00	45.00	0.300

2003	First Quarter	$37.50	37.50	$0.00
	Second Quarter	37.50	37.50	0.275
	Third Quarter	37.50	37.50	0.00
	Fourth Quarter	40.00	37.50	0.280

2002	First Quarter	$35.00	$34.00	$0.00
	Second Quarter	35.00	35.00	0.265
	Third Quarter	36.00	35.00	0.00
	Fourth Quarter	37.50	36.00	0.270

               ADDITIONAL FINANCIAL DATA

COMPARATIVE DATA
(Dollars In Thousands)

	2004	2003	2002	2001	2000

Average assets	$825,467	$867,100	$890,525	$778,855	$640,796

Average loans(net)	$419,627	$444,942	$513,553	$462,725	$349,727

Average deposits	$710,956	$755,709	$785,702	$680,352	$556,385
Return on
average assets	1.08%	0.99%	0.96%	1.36%	1.30%
Return on
beginning equity	8.68%	8.58%	9.50%	13.29%	11.55%
Tier 1 capital
to average assets	11.14%	10.29%	8.79%	9.08%	12.09%