Form 10-K, Exhibit 13
period 2005-12-31
FIRST FARMERS & MERCHANTS CORP
filed 2006-03-14
CIK 703329

FORWARD-LOOKING STATEMENTS

            Certain statements contained in this report may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "plans," "will," "pro forma" or "anticipates," or the negatives of such terms.  We caution you not to place undue reliance on such forward-looking statements in this report because results could differ materially from those anticipated as a result of a variety of factors.  These forward-looking statements include, without limitation, those relating to the quality of service provided to customers, the effect of fluctuating interest rates on net interest income, the stability of market rates during 2006, capital expenditures, cash dividends, the adequacy of allowance for loans losses, opportunities resulting from the Bank's entry into Williamson County, application of [EITF 03-1] and realization of deferred income tax assets.  Factors that could affect our results include, but are not limited to, changes in economic conditions; fluctuations in prevailing interest rates and the effectiveness of our risk monitoring systems; our ability to maintain credit quality; our ability to provide market competitive products and services; laws and regulations affecting financial institutions in general; our ability to operate and integrate new technology; the effectiveness of our interest rate hedging strategies; government fiscal and monetary policies; changes in our operating or expansion strategy; the availability of and costs associated with maintaining and/or obtaining adequate and timely sources of liquidity; limitations on our ability to pay dividends and to meet our cash obligations; assumption and judgments about the collectability of our loan portfolio; our ability to compete with other financial services companies and other factors generally understood to affect the financial results of financial services companies.

EXECUTIVE OVERVIEW

General

            First Farmers and Merchants Corporation (the "Corporation") was incorporated on March 31, 1982 as a Tennessee corporation.  As of December 31, 2005, the only subsidiary of the Corporation was First Farmers and Merchants Bank (the "Bank") which conducts the principal business of the consolidated company.  The Bank was organized in 1954 as a successor to a state bank that was organized in 1909.  Previously, the Bank was a national bank and on July 5, 2005, the Bank returned to being a state-chartered bank and its name changed from First Farmers and Merchants National Bank to First Farmers and Merchants Bank.  The principal executive offices of the Corporation are located at 816 South Garden Street, Columbia, Maury County, Tennessee.   Management evaluates the financial condition of the Corporation in terms of the Bank's operations within its service area.

All dollar amounts in this report, other than per-share amounts, are in thousands unless otherwise noted.

Financial Condition

            The Corporation's assets consist primarily of its investment in the Bank and other smaller investments.  Its primary activities are conducted through the Bank.  The Bank is committed to providing quality services in diverse markets and a changing interest rate environment.  Management hopes to provide Bank customers the quality service of a community bank and the safety and strength of a regional bank.

            At December 31, 2005, the Corporation's consolidated total assets were $811,039, its consolidated net loans were $452,103, its total deposits were $683,588 and its total shareholders' equity was $106,511.  The economic climate in the Corporation's market area of Middle Tennessee showed stable conditions in 2005.  This economic stabilization can be seen in the slight increase in loan volume-- net loans were up 2.6% at December 31, 2005 compared to December 31, 2004.  Total deposits were down 1.5%, however, as consumer spending increased.  Total shareholders' equity was up 2.2%.  Retained earnings, capital stock and additional paid-in capital were up 4.9%.

Results of Operations

            Consolidated net income in 2005 was down 1.5% compared to 2004.  Net interest income was up 0.5%.  In the first and third quarters of 2005, a reduction (credit) of $796 and $94, respectively, was made in the allowance for possible loan and lease losses.  The amount of these credits was based upon unexpected loss recoveries and substantial reductions in the level of criticized assets.  Net income was $8,725 for 2005 compared to $8,856 for 2004 and $8,550 for 2003.  On a per common share basis, net income was $1.49 for 2005 versus $1.52 for 2004 and $1.47 for 2003.

            The accompanying tables and the discussion and financial information are presented to aid in understanding the Corporation's financial position and results of operations.  The emphasis of this discussion is on the years 2005, 2004 and 2003; however, financial information for prior years will also be presented where appropriate.  This discussion should be read in conjunction with the Consolidated Financial Statements and the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS included elsewhere in this report.

FINANCIAL CONDITION

            The Corporation's financial condition depends on the quality and nature of its assets, its liability and capital structure, the market and economic conditions and the quality of its personnel.

Net Interest Margin

            Net interest margin is defined as the difference between the revenue from earning assets, primarily interest income, and interest expense related to interest-bearing liabilities.  The maintenance of the net interest margin at a level that, when coupled with noninterest revenues, exceeds additions to the allowance for loan losses, noninterest expenses and income taxes, and yields an acceptable profit is critical for success in the banking industry.  Net interest margin is a function of the average balances of earning assets and interest-bearing liabilities and the yields earned and rates paid on those balances.

           Management activities are planned to maintain a satisfactory spread between the yields on earning assets and the related cost of interest-bearing funds.  The gross interest spread is determined by comparing the taxable equivalent gross interest margin to average earning assets before deducting the allowance for loan losses.  This ratio reflects the overall profitability of earning assets, including both those funded by interest-bearing sources and those that do not generate interest (primarily noninterest-bearing demand deposits).  This ratio is most often used when analyzing a banking institution's overall gross margin profitability compared to that of other financial institutions.  The incremental interest spread compares the difference between the yields on earning assets and the cost of interest-bearing funds.  Management uses calculation and similar ratios to assist in pricing decisions for interest-related products.  Table A presents the average daily balances, the components of the gross interest margin (on a taxable equivalent basis), the yield or rate, and the incremental and gross interest spread for each of the last three years by major categories of assets and liabilities.

Net Interest Margin (Continued)

Table A - Distribution of Assets, Liabilities, and Shareholders' Equity, Interest Rates and Interest Differential

	YEAR ENDED DECEMBER 31,
	2005			2004			2003
	Average	Rate/		Average	Rate/		Average	Rate/
	Balance	Yield	Interest	Balance	Yield	Interest	Balance	Yield	Interest
ASSETS	(Dollars In Thousands)
Interest earning assets
Loans, net	$ 440,781	6.27%	$ 27,626	$ 419,627	5.92%	$ 24,838	$ 444,942	6.46%	$ 28,735
Bank deposits	48	2.08	1	244	1.23	3	295	1.69	5
Taxable securities	224,688	3.85	8,651	266,483	3.93	10,472	259,171	4.33	11,223
Tax-exempt securities	72,864	6.58	4,799	53,953	7.32	3,950	54,837	7.51	4,117
Federal funds sold	7,185	3.07	221	7,563	1.15	87	22,922	1.04	239
TOTAL EARNING ASSETS	745,566	5.54	$ 41,298	747,870	5.26	$ 39,350	782,167	5.67	$ 44,319
Noninterest earning assets
Cash and due from banks	25,108			26,604			28,099
Bank premises and equipment	12,264			12,834			12,913
Other assets	34,668			38,159			43,921
TOTAL ASSETS	$ 817,606			$ 825,467			$ 867,100
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Time and savings deposits:
NOW and money market accounts	$ 235,524	0.66%	$ 1,551	$ 238,616	0.66%	$ 1,576	$ 261,387	0.91%	$ 2,390
Savings	107,597	0.95	1,027	111,730	0.94	1,053	108,799	1.19	1,295
Time	161,929	2.80	4,533	173,376	2.20	3,822	197,759	2.65	5,235
Time over $100	79,012	3.32	2,626	72,027	2.75	1,978	80,227	3.08	2,468
TOTAL INTEREST-BEARING DEPOSITS	584,062	1.67	9,737	595,749	1.41	8,429	648,172	1.76	11,388
Fed funds purchased and securities
sold under agreements to repurchase	5,403	2.81	152	4,056	1.28	52	2,813	0.50	14
Other liabilities	322	2.80	9	385	1.56	6	392	1.79	7
TOTAL INTEREST-BEARING
LIABILITIES	589,787	1.68	$ 9,898	600,190	1.41	$ 8,487	651,377	1.75	$ 11,409
Noninterest-bearing liabilities
Demand deposits	115,183			115,207			107,537
Other liabilities	6,549			6,248			5,492
TOTAL LIABILITIES	711,519			721,645			764,406
Shareholders' equity	106,087			103,822			102,694
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$ 817,606			$ 825,467			$ 867,100
Spread between combined rate earned and
combined rates paid*		3.86%			3.85%			3.92%
Net yield on interest-earning assets*		4.21%			4.13%			4.21%

* Taxable equivalent basis

Notes:

1.       U.S. government, government agency and corporate debt securities plus equity securities in the available-for-sale and held-to-maturity categories are taxable securities.  Most municipal debt securities are nontaxable and classified as held-to-maturity.

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

Net Interest Margin (Continued)

           Table B sets forth, for the periods indicated, a summary of consolidated changes in interest earned and interest paid, reflected by the interest generated by volume changes and the interest generated by changes in the yield or rate.  Net interest income was up $537 for the year ending December 31, 2005 as financial products repriced in the rising rate environment.  Interest paid on interest-bearing deposits was up mainly because of the higher interest rates.

TABLE B - Volume and Yield/Rate Variances

(Taxable Equivalent Basis - In Thousands)

	2005 Compared to 2004			2004 Compared to 2003
			Net			Net
		Rate/	Increase		Rate/	Increase
	Volume	Yield	(Decrease)	Volume	Yield	(Decrease)
Revenue earned on
Loans, net	$1,252	$1,536	$2,788	$(1,635)	$(2,262)	$(3,897)
Bank deposits	(2)	-	(2)	(1)	(1)	(2)
Investment securities
Taxable securities	(1,642)	(179)	(1,821)	317	(1,068)	(751)
Tax-free securities	1,384	(535)	849	(66)	(101)	(167)
Federal funds sold	(4)	138	134	(160)	8	(152)
Total interest earning assets	988	960	1,948	(1,545)	(3,424)	(4,969)
Interest paid on
NOW and money market accounts	(20)	(5)	(25)	(207)	(607)	(814)
Savings deposits	(39)	13	(26)	35	(277)	(242)
Time deposits	(252)	963	711	(646)	(767)	(1,413)
Time deposits over $100	192	456	648	(253)	(237)	(490)
Federal funds purchased and securities
sold under agreements to repurchase	17	83	100	6	32	38
Short-term debt	(1)	4	3	-	(1)	(1)
Total interest-bearing funds	(103)	1,514	1,411	(1,065)	(1,857)	(2,922)
Net interest earnings	$1,091	$(554)	$537	$(480)	$(1,567)	$(2,047)

Notes:

1.  The change in interest earned or paid resulting from both volume and rate or yield has been allocated to change because of volume and change because of rate or yield in proportion to the relationship of the absolute dollar amounts of the change in each.   Loans include nonaccrual loans for all years presented.

2.  The computation of the taxable equivalent adjustment has given effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets.

3.  U.S. government, government agency and corporate debt securities plus equity securities in the available-for-sale and held-to-maturity categories are taxable securities.  Most municipal debt securities are nontaxable and classified as held-to-maturity.

Assets and Liabilities

            Average earning assets decreased 0.3% as of December 31, 2005 compared to December 31, 2004  and decreased 4.4% as of December 31, 2004 compared to December 31, 2003.  Stable local economic conditions contributed to the nominal change during 2005.  The economic climate in the Corporation's market area of Middle Tennessee showed some improvement in 2005 as loan growth remained stable throughout the year.  As a financial institution, the Bank's primary earning asset is loans.  At December 31, 2005, average net loans represented 59.0% of average earning assets.  Average net loans were up 5.0% as of December 31, 2005 compared to December 31, 2004 and decreased 5.7% as of December 31, 2004 compared to December 31, 2003.

            Average investments, 40.0% of average earning assets at December 31, 2005, decreased 7.1% from year end 2004 compared to a 2.0% increase at the end of 2004 from year end 2003.  Maturing securities and other available funds were invested in loans and provided a source of funds for the decrease in deposits.  Average total assets declined 1.0% during 2005 compared to a decrease during 2004 of 4.8%.

            The Bank's average deposits declined 1.6% as of December 31, 2005 compared to December 31, 2004 as interest rate competition increased from existing banks and non banks as well as the emergence of new banking organizations in our service area.  The Bank's average deposits declined 5.9% as of December 31, 2004 compared to December 31, 2003.  Interest bearing transaction accounts were down 1.3% from the average at 12/31/04.  Time deposits under $100 declined 6.6% as of December 31, 2005 compared to December 31, 2004 and time deposits over $100 increased 9.7% primarily because the Bank increased its reliance on short term large dollar certificates of deposit.  Average savings deposits decreased 3.7% as of December 31, 2005 compared to December 31, 2004.  Savings deposits have been steady historically providing a core, low cost, source of funding.

Assets and Liabilities (Continued)

Customer relationship development helped maintain a stable base in noninterest-bearing deposits.  The Bank's noninterest-bearing deposits have remained strong and were 16.5% of average total deposits at 12/31/05 and 16.2% of average total deposits at 12/31/04 and 14.2% of average total deposits at 12/31/03.  This core of noninterest-bearing funds remained strong for 2005.

            The Corporation and the Bank do not have any long-term debt or other obligations with the exception of certain operating leases that are discussed in Note 7 of the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS that are included elsewhere in this report.

LIQUIDITY AND CAPITAL RESOURCES

           The Bank uses a formal asset and liability management process to ensure adequate liquidity and control interest rate risk.  The Bank's goal of liquidity management is to provide adequate funds to meet loan demand and any potential unexpected deposit withdrawals.  The Bank accomplishes this goal through consistent core deposit growth, holding adequate liquid assets and maintaining unused capacity to borrow funds.  The Bank's objective of interest rate risk management is to maintain reasonable stability in the gross interest margin despite changes in the level of interest rates and the spread among interest rates.

Liquidity

           At December 31, 2005, the Bank had approximately $91.3 million of cash and due from banks, securities and other short-term investments maturing within one year compared to $98.0 million as of a year earlier.  In the normal course of business, the Bank has established lines of credit for short-term borrowings for the management of daily liquidity needs. At December 31, 2005, the unused lines of credit were $34.0 million.

Interest Rate Risk

           The Bank uses an earnings simulation model to evaluate the impact of different interest rate scenarios on the gross margin.  Each quarter, the Bank's Asset/Liability Committee monitors the relationship of rate sensitive earning assets to rate sensitive interest-bearing liabilities (interest rate sensitivity), which is the principal factor in determining the effect that fluctuating interest rates will have on future net interest income.  Rate sensitive earning assets and interest-bearing liabilities are those that can be repriced to current market rates within a defined time period.  The Asset/Liability committee measures near-term risk (within the next 12 months) to net interest income resulting from changes in interest rates.  The model incorporates the Bank's assets and liabilities, together with forecasted changes in the balance sheet mix and assumptions that reflect the current interest rate environment, to simulate the effect of possible changes in interest rates on net interest income.  As a policy, budgeted financial goals are monitored on a monthly basis by the Asset/Liability Committee where the actual dollar change in net interest income given different interest rate movements is reviewed.  A negative dollar change in net interest income for a 12-month period of less than 4.5% of net interest income given a three hundred basis point shift in interest rates is considered an acceptable rate risk position.  At December 31, 2005, if interest rates were to fall 300 basis points (3.0%) over the next 12 months, net interest income would be $130 less than currently projected if rates were to rise by 300 basis points.  This would be a decline in net interest income of 0.4%, which is within policy guidelines established by the Bank's Board of Directors.

Interest Rate Risk (Continued)

TABLE C - Rate Sensitivity of Earning Assets and Interest-Bearing Liabilities
(Dollars in Thousands)
	Three Months	Three to Six	Six to 12	Over One
As of December 31, 2005	or Less	Months	Months	Year	Total
Earning assets
Bank time deposits	$49	$-	$-	$-	$49
Taxable investment securities	24,522	9,554	24,651	128,817	187,544
Tax-exempt investment securities	404	1,635	1,997	90,183	94,219
Loans and leases, net of deferred fees	74,482	34,950	52,923	297,542	459,897
Total earning assets	99,457	46,139	79,571	516,542	741,709
Interest-bearing liabilities
NOW and money market accounts	142,961	-	-	66,238	209,199
Savings	-	-	-	100,135	100,135
Time	37,385	45,667	43,851	35,815	162,718
Time over $100	25,418	30,674	17,988	20,391	94,471
Federal Funds purchased and repurchase agreements	13,132	-	-	-	13,132
Other short-term debt	521	-	-	-	521
Total interest bearing liabilities	219,417	76,341	61,839	222,579	580,176
Period gap	(119,960)	(30,202)	17,732	293,963	161,533
Cummulative gap	$(119,960)	$(150,162)	$(132,430)	$161,533

           Another tool used to monitor the Bank's overall interest rate sensitivity is a gap analysis.  Table C shows the Bank's rate-sensitive position at December 31, 2005, as measured by a gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods).  In the short term, deposits are subject to rate changes sooner than loans and investments.  Management anticipates rates to remain stable in 2006 and has determined the Bank to be in an acceptable rate risk position.  Table A provides additional information regarding the largest components of interest-bearing liabilities.

Capital

           Historically, internal growth has financed the capital needs of the Bank.  The Corporation and the Bank do not have any long-term debt and do not have major plans for material capital expenditures in the near future.  At December 31, 2005, the Corporation had a ratio of Tier I capital to average assets of 12.13%.  This compares to a ratio of Tier I capital to average assets of 11.29% at December 31, 2004.  This ratio increased because retained earnings, capital stock and additional paid-in capital were up 4.9% and average total assets declined 1.0% during 2005.

             Cash dividends declared in 2005 were 42.2% of net income.  The Corporation plans to continue an average annual payout ratio over 20% while continuing to maintain a capital to asset ratio reflecting financial strength and adherence to regulatory guidelines.

           The minimum guideline for the ratio of total capital to risk-weighted assets is 8%.  Tier 1 capital generally consists of common stock.  Tier 1 capital must equal at least 4% of risk-weighted assets.  As of December 31, 2005, the Corporation's ratios of Tier I capital to risk-weighted assets and total capital to risk-weighted assets were 18.70% and 19.96%, respectively.  At December 31, 2004, the comparable

Capital (Continued)

ratios were 18.38% and 19.63%, respectively.  Please refer to Note 10 in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS included elsewhere in this report for more information on the capital strength of the Corporation and the Bank.

LOANS AND LOAN QUALITY

            As with most commercial banking institutions, the Bank's loan portfolio is the largest component of earning assets and, therefore,  provides the highest amount of revenue.  The loan portfolio also contains, as a result of credit quality, the highest exposure to risk.  When analyzing potential loans, management assesses both interest rate objectives and credit quality objectives in determining whether to make a given loan and the appropriate pricing for that loan.  The Bank maintains a diversified portfolio in order to spread its risk and reduce its exposure to economic downturns that may occur in different segments of the economy or in particular industries.  As of December 31, 2005, total loans maturing after one year, which have predetermined interest rates and floating or adjustable interest rates are $242 million and $57 million, respectively.  The composition of the loan portfolio is disclosed in detail in Note 3 in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS included elsewhere in this report.

            The lending activities of the Bank are subject to written underwriting standards and policies established by the Bank's Board of Directors and management that include loan review procedures and approvals.  Applications for loans are taken by designated employees at 19 of the Bank's offices.  Depending primarily on the amount of the loan, there are various approval levels required, including an Executive Committee of the Bank's Board of Directors that meets weekly.

            The Bank has a credit administration function that is responsible for assisting loan officers in underwriting new loans, reviewing problem loans, monitoring their status from period to period and assisting in their resolution.  This review process also includes semi-annual reviews by an outside party to assess the quality of the loan portfolio independently.  Management has concluded that this independent review has served to strengthen underwriting practices.  The analysis and review by the Bank's credit administration department also include a formal review that is prepared quarterly to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses.  Loan reviews of all relationships aggregating $250,000 and greater are completed on an annual schedule.  At December 31, 2005 loans totaling $5.1 million, or 1.1% of the portfolio, were classified as other assets especially mentioned.  This compares to loans totaling $6.6 million so classified at December 31, 2004.  Loans totaling $10.0 million, or 2.2 % of the portfolio, were classified as substandard.  This compares to loans totaling $11.2 million, or 2.5% so classified at December 31, 2004. There were no loans classified as doubtful at December 31, 2005.  This compares to $1.0 million so classified at December 31, 2004.  Overall credit quality has improved as problem loans have been resolved and credit underwriting has improved.  For most of 2005, delinquency levels remained well below the year-end level of 1.36% and well below both the Bank's target level and peer group average. Loans that are impaired and not accruing interest were more actively monitored to determine those for which more aggressive action plans should be taken.  The Bank ended 2005 with a net recovery of $175,000.  The payoff of several large classified credits was a major contributor to the decline in classified loans.  Management believes that the allowance for loan losses was adequate at December 31, 2005.

            Table D summarizes average loan balances and reconciles the allowance for loan losses at December 31, 2001, 2002, 2003, 2004 and 2005.  Additions or reductions to the allowance, which have been included in operating expenses, are also included.  37.1% of the total loan portfolio is made up of first mortgage loans secured by one-to four-family residential properties.  The Bank continues to have a concentration in residential mortgage loans; however, management of the Bank remains comfortable with this concentration of loan type given the strong underwriting practices within this portfolio and the

LOANS AND LOAN QUALITY (Continued)

acceptable level of historical losses.  The environment for commercial, industrial and commercial real estate lending remains largely unchanged in the seven counties within which the Bank operates; however, the Bank's entry into Williamson County is expected to bring a substantial number of primarily commercial real estate opportunities.  The Bank does not have any industry concentrations as measured by regulatory guidelines.  However, the Bank does have heavy exposure among five broad industry categories-- construction, manufacturing, real estate rental and leasing, other services, and public administration.  Given the level of exposure in each of these categories, the particular industries are monitored closely to ensure that underwriting practices and policies, as well as allowance levels, match the level of risk posed.  Please refer to Note 9 in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS included elsewhere in this report.

            Loans having recorded investments of $2.3 million and $5.5 million at December 31, 2005 and 2004, have been identified as impaired and are not accruing interest in accordance with the provision of SFAS 114.  These type of loans are considered nonaccrual loans and represent 0.50% and 1.2% of gross loans as of December 31, 2005 and 2004, respectively.  Commercial loans comprised $.7 million of the total in 2005, compared to $1.4 million in 2004, with loans secured by real estate accounting for $1.5 million in 2005, compared to $4.0 million in 2004, and installment loans were $44 in 2005, compared to $133 for 2004.  Interest received on these loans during 2005 was $136, during 2004 was $170, and during 2003 was $364.  The gross interest income that would have been recorded if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, was $251, $475, and $774 for the years ended December 31, 2005, 2004, and 2003, respectively.  The Bank has no loans that are past due 90 days or more and no "troubled debt restructurings" as defined in SFAS 15 that are not included in nonaccrual loans as of December 31, 2005 and 2004.  Please refer to Note 1 and Note 3 in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS that are included elsewhere in this material for more information on the Bank's policy regarding loan impairment.

TABLE D - THE LOAN PORTFOLIO

	December 31,
(Dollars In Thousands)	2005	2004	2003	2002	2001

Average amount of gross loans outstanding	$448,868	$428,671	$456,187	$524,248	$468,861

Balance of allowance for possible loan
losses at beginning of year	8,509	10,123	11,375	6,707	5,322

Balance from acquisition	-	-	-	536	1,097
Loans charged off
Loans secured by real estate	287	364	958	1,549	21
Commercial and industrial loans	138	1,017	296	580	377
Loans to individuals	126	299	712	1,517	652
TOTAL LOANS CHARGED OFF	551	1,680	1,966	3,646	1,050
Recoveries of loans previously charged off
Loans secured by real estate	555	187	22	3	12
Commercial and industrial loans	73	259	67	54	17
Loans to individuals	98	297	192	271	109
TOTAL RECOVERIES	726	743	281	328	138

NET LOANS CHARGED OFF	(175)	937	1,685	3,318	912

Provision (reduction) charged (credited)
to operating expenses	(890)	(677)	433	7,450	1,200

BALANCE AT END OF YEAR	$7,794	$8,509	$10,123	$11,375	$6,707
Ratio of net charge-offs during the period
to average gross loans outstanding	(0.04) %	0.22%	0.37%	0.63%	0.19%

RESULTS OF OPERATIONS

Interest Income

            Total interest income increased 4.1% during 2005 as most financial products repriced in the rising interest rate environment.  Interest and fees earned on loans was 69.1% of gross interest income during 2005 and increased 10.7% in 2005 compared to 2004 as a result of the financial products repricing and loan volume remaining stable throughout the year. Interest and fees earned on loans decreased 14.0% during 2004 compared to 2003 as a result of low yields and declining loan volume.  Interest earned on securities and other investments was 30.3% of gross interest income during 2005 and was down 9.2% primarily because of the decrease in volume.  A gain of $513 on the sale of available-for-sale investment securities was realized in the third quarter of 2005.

Interest Expense

            Total interest expense increased 16.6% during 2005, compared to a 25.6% decrease during 2004, and a 35.9% decrease during 2003.  The higher interest rate environment led to increased costs for consumer and municipal certificates of deposit.  The cost of interest-bearing deposits is monitored quarterly by the Asset/Liability Committee.  The net interest margin (tax equivalent net interest income divided by average earning assets) was 4.21%, 4.13% and 4.21% for years ending December 31, 2005, December 31, 2004 and December 31, 2003.

            Net interest income on a fully taxable equivalent basis is influenced primarily by changes in:  (i) the volume and mix of earning assets and sources of funding; (ii) market rates of interest; and (iii) income tax rates.  The impact of some of these factors can be controlled by management policies and actions.  External factors can also have a significant impact on changes in net interest income from one period to another.  Some examples of such factors are: (i) the strength of credit demands by customers; (ii) Federal Reserve Board monetary policy; and (iii) fiscal and debt management policies of the federal government, including changes in tax laws.

Noninterest Income and Expenses

           Noninterest income decreased 1.3% during 2005.  The gain on sale of available-for-sale securities provided a $513 gain in 2005, whereas 2004 reflected a $917 gain.  This difference is the main reason for the change in noninterest income for 2005.  Income from fiduciary services offered in the Bank's Trust department was up 6.3%, representing 19.6% of total noninterest income.  Noninterest income increased 12.8% during 2004 and 0.5% during 2003.

Noninterest Income and Expenses (Continued)

           Noninterest expenses, excluding the provision for possible loan losses, increased 1.8% during 2005.  Increases in salaries and employee benefits contributed to this increase.  Organizational restructuring to more effectively manage the lending function and improve processing efficiencies reduced the increase in noninterest expenses for 2005.  Noninterest expenses, excluding the provision for possible loan losses, decreased 0.6% during 2004. Incentive packages and management direction encourage expense control and processing efficiency.  These measures continue to minimize increases in noninterest expenses.  Noninterest expenses increased 11.8 % during 2003.  An increase in other operating expenses contributed to this change.

 Net Income

               Net income was 1.5% lower in 2005 than in 2004.  The decrease in noninterest income and increase in noninterest expenses contributed to the decline.  Net income was 3.6% higher in 2004 than in 2003.  The increase in noninterest income and no increase in noninterest expenses offset the decline in net interest income.

Off-Balance Sheet Arrangements

            As of December 31, 2005, the Bank was a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit. Please refer to Note 9 of the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS included elsewhere in this report for more information on the Bank's commitments and contingencies.  Please refer to Table C in "Liquidity and Capital Resources" for a summary of our earning assets and interest-bearing liabilities by maturities that are included in the CONSOLIDATED BALANCE SHEETS.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS ON THE FINANCIAL STATEMENTS

In March 2004, the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1").  EITF 03-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary and the measurement of an impairment loss.  An investment is considered impaired if the fair value of the investment is less than its cost.  Generally, an impairment is considered other-than-temporary unless:  (i) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for an anticipated recovery of fair value up to (or beyond) the cost of the investment; and (ii) evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary.  If impairment is determined to be other-than-temporary, then an impairmentl oss should be recognized equal to the difference between the investment's

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS ON THE FINANCIAL STATEMENTS  (Continued)

 cost and its fair value.  The recognition and measurement provisions were initially effective for other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004.  In 2005, FASB issued FASB Staff Position 115-1 and 124-1 stating the FSP must be applied to reporting periods beginning after December 15, 2005. Management will apply this treatment in 2006, but does not expect it to have a material adverse effect on the consolidated financial position or results of operations of the Corporation.

CRITICAL ACCOUNTING POLICIES

The accounting principles the Bank follows and the methods of applying these principles conform with accounting principles generally accepted in the United States of America and with general practices within the banking industry.  In connection with the application of those principles, Bank management has made judgments and estimates that, in the case of the determination of the allowance for loan losses ("ALLL"), the recognition of deferred income tax assets has been critical to the determination of the Bank's financial position, results of operations and cash flows.

Allowance for Loan Losses

           Management of the Bank assesses the adequacy of the ALLL prior to the end of each month and prepares a more formal review quarterly to assess the risk in the Bank's loan portfolio.  This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance.  The ALLL represents calculated amounts for specifically identified credit exposure and exposures readily predictable by historical or comparative experience.  Even though this calculation considers specific credits, the entire allowance is available to absorb any credit losses.

           These calculated amounts are determined by assessing loans identified as not in compliance with loan agreements.  These loans are generally in two different risk groups.  One group is unique loans (commercial loans, including those loans considered impaired).  The second group is homogenous loans (generally retail and mortgage loans).  The calculation for unique loans is based primarily on risk rating grades assigned to each of these loans as a result of our loan management and review processes.  Each risk-rating grade is assigned a loss ratio, which is determined based on the experience of management, discussions with banking regulators and the independent loan review process.  The amount allocated for impaired loans is based on estimated cash flows discounted at the loan's original effective interest rate or the underlying collateral value.  Historical data, including actual loss experience on specific types of homogenous loans, is used to allocate amounts for loans or groups of loans meeting the specified criteria.  More detailed historical data is being accumulated by category of retail and commercial credit and performance characteristics to broaden the analysis and improve monitoring of potential credit risk.

         *Criteria considered in evaluating the adequacy of the ALLL are:

     *Portfolio quality trends;

     *Changes in the nature and volume of the portfolio;

     *Present and prospective economic and business conditions, locally and nationally;

     *Management review systems and board oversight, including external loan review processes;

     *Changes in credit policy, credit administration, portfolio management and procedures;

     *Changes in personnel, management and staff; and

     *Existence and effect of any concentrations of credit.

           In assessing the adequacy of the ALLL, the risk characteristics of the entire loan portfolio are evaluated.  This process includes the judgment of management, input from independent loan reviews and reviews that may have been conducted by bank regulators as part of their usual examination process.

Deferred Income Tax Assets

            Deferred income tax assets consist mainly of the tax effect of excess provisions for loan losses over actual losses incurred, the unrealized loss on available-for-sale securities, and deferred compensation.  The Corporation and the Bank have paid taxes for many years.  Management believes that it is more likely than not that these assets will be realized in future years.

Selected Financial Information
(Dollars in Thousands, Except Per Share Data)

	2005	2004	2003	2002	2001
Interest Income
Interest and fees on loans	$27,038	$24,426	$28,388	$37,116	$39,031
Income on investment securities
Taxable interest	8,443	10,263	11,045	11,390	10,218
Exempt from federal income tax	3,266	2,568	2,738	3,214	3,420
Dividends	137	213	130	166	307
	11,846	13,044	13,913	14,770	13,945
Other interest income	222	94	250	299	359
Total Interest Income	39,106	37,564	42,551	52,185	53,335
Interest Expense
Interest on deposits	9,736	8,429	11,388	17,767	23,738
Interest on other short term borrowings	162	58	21	39	147
Total Interest Expense	9,898	8,487	11,409	17,806	23,885
Net Interest Income	29,208	29,077	31,142	34,379	29,450
Provision For Possible Loan Losses	(890)	(677)	433	7,450	1,200
Net Interest Income After
Provision for Loan Losses	30,098	29,754	30,709	26,929	28,250
Noninterest Income
Trust department income	2,220	2,088	1,806	1,781	1,862
Service fees on deposit accounts	7,208	7,189	7,217	7,175	6,822
Other service fees, commissions, and fees	372	408	433	435	537
Other operating income	1,018	873	(15)	611	758
Securities gains	513	917	737	124	54
Total Noninterest Income	11,331	11,475	10,178	10,126	10,033
Noninterest Expense
Salaries and employee benefits	16,003	15,791	15,254	13,045	11,567
Net occupancy expense	2,353	2,289	2,184	2,187	1,765
Furniture and equipment expense	1,220	1,317	1,422	1,461	928
Other operating expenses	10,076	9,724	10,437	9,515	8,980
Total Noninterest Expense	29,652	29,121	29,297	26,208	23,240
Income Before Provision
For income Taxes	11,777	12,108	11,590	10,847	15,043
Provision For Income Taxes	3,052	3,252	3,040	2,329	4,430
Net Income	$8,725	$8,856	$8,550	$8,518	$10,613
Basic Earnings Per Share
(5,840,000 shares outstanding)	$1.49	$1.52	$1.46	$1.46	$1.82

Share and per share data have been restated to give retroactive effect to the two-for-one stock split effected as a stock dividend declared on April 20, 2004.
(See Note 1 of NOTES TO CONSOLIDATED FINANCIAL STATEMENT).

KraftCPAs
PLLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
First Farmers and Merchants Corporation
Columbia, Tennessee

We have audited the consolidated balance sheets of First Farmers and Merchants Corporation and its wholly owned subsidiary (collectively, the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Farmers and Merchants Corporation and subsidiary as of December 31, 2005 and 2004; and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, based on criteria established in *Internal Control—Integrated Framework*, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2006, expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

KraftCPAs PLLC

Nashville, Tennessee
February 28, 2006

555 Great Circle Road, Suite 200 · Nashville, TN 37228 · Phone 615-242-7351 · Fax 615-256-1952 · www.kraftcpas.com
610 North Garden St. Suite 200, Columbia, Tennessee 38401 · Phone 931-388-3711
105 Bay Court, Lebanon, Tennessee 37087 · Phone 615-449-2334
An independently owned member of the RSM McGladrey Network

FIRST FARMERS AND MERCHANTS CORPORATION

COLUMBIA, TENNESSEE

Management Report on Internal Control Over Financial Reporting.

            The management of First Farmers and Merchants Corporation is responsible for establishing and maintaining adequate internal control over financial reporting.  The Corporation's internal control system was designed to provide reasonable assurance to the Corporation's management and board of directors regarding the preparation and fair presentation of published financial statement.  All internal control systems, no matter how well designed, have inherent limitations.  Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

            The Corporation's management assessed the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2005.  In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.  Based on our assessment we believe that, as of December 31, 2005, the Corporation's internal control over financial reporting is effective based on those criteria.

            The Corporation's independent registered public accounting firm has issued an audit report on management's assessment of the Corporation's internal control over financial reporting.  This report appears on page 36 of this annual report on Form 10-K.

       /s/ T. Randy Stevens                                                    /s/ Patricia P. Moody

T. Randy Stevens, Chief Executive Officer           Patricia P. Moody, Assistant Treasurer

        and Chairman                                                                                 (principal financial officer and

                                                                                 principal accounting officer)

KraftCPAs
PLLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
First Farmers & Merchants Corporation
Columbia, Tennessee

We have audited management's assessment, included in the accompanying Report on Management's Assessment of Internal Control over Financial Reporting, that First Farmers & Merchants Corporation maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). First Farmers & Merchants Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that First Farmers & Merchants Corporation maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in *Internal Control—Integrated Framework*, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, First Farmers & Merchants Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Farmers & Merchants Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2005, and our report dated February 28, 2006 expressed an unqualified opinion on those consolidated financial statements.

KraftCPAs PLLC

Nashville, Tennessee
February 28, 2006

555 Great Circle Road, Suite 200 · Nashville, TN 37228 · Phone 615-242-7351 · Fax 615-256-1952 · www.kraftcpas.com
610 North Garden St. Suite 200, Columbia, Tennessee 38401· Phone 931-388-3711
105 Bay Court, Lebanon, Tennessee 37087·Phone 615-449-2334
An independently owned member of the RSM McGladrey Network

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

December 31,	December 31,
(In Thousands, Except Per Share Data)	2005	2004

ASSETS	Cash and due from banks	$28,489	$22,203
Interest-bearing deposits in banks	49	48
Total cash and cash equivalents	28,538	22,251
Securities
Available for sale (amortized cost $195,448
and $225,880, respectively)	191,931	226,792
Held to maturity (fair value $90,810
and $79,722, respectively)	89,832	76,267
Total securities	281,763	303,059
Loans, net of deferred fees	459,897	449,053
Allowance for possible loan losses	(7,794)	(8,509)
Net loans	452,103	440,544
Bank premises and equipment, at cost
less allowance for depreciation	11,909	12,417
Core deposit and other intangibles	10,930	11,986
Other assets	25,796	24,228
TOTAL ASSETS	$811,039	$814,485

LIABILITIES	Deposits
Noninterest-bearing	$117,065	$115,583
Interest-bearing (including certificates of deposit
over $100: 2005 - $94,471; 2004 - $71,588)	566,523	578,272
Total deposits	683,588	693,855
Federal funds purchased and securities sold
under agreements to repurchase	13,132	9,128
Dividends payable	1,869	1,752
Other short term liabilities	521	614
Accounts payable and accrued liabilities	5,418	4,948
TOTAL LIABILITIES	704,528	710,297

COMMITMENTS AND CONTINGENCIES
Notes 7 and 9

SHAREHOLDERS'	Common stock - $10 par value, 8,000,000 shares
EQUITY	authorized; issued and outstanding -
5,840,000 shares	58,400	58,400
Additional paid-in capital	4,320	4,320
Retained earnings	45,954	40,908
Accumulated other comprehensive income (loss)	(2,163)	560
TOTAL SHAREHOLDERS' EQUITY	106,511	104,188

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$811,039	$814,485

The accompanying notes are an integral part of the consolidated financial statements.
FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Data)
Years Ended December 31,	2005	2004	2003

INTEREST & DIVIDEND INCOME	Interest and fees on loans	$27,038	$24,426	$28,388
Income on investment securities
Taxable interest	8,443	10,263	11,045
Exempt from federal income tax	3,266	2,568	2,738
Dividends	137	213	130
11,846	13,044	13,913
Other interest income	222	94	250
TOTAL INTEREST & DIVIDEND INCOME	39,106	37,564	42,551

INTEREST EXPENSE	Interest on deposits	9,736	8,429	11,388
Interest on other short term borrowings	162	58	21
TOTAL INTEREST EXPENSE	9,898	8,487	11,409

NET INTEREST INCOME	29,208	29,077	31,142
PROVISION FOR POSSIBLE LOANS LOSSES
(RECOVERIES) NET	(890)	(677)	433
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES
(RECOVERIES)	30,098	29,754	30,709

NONINTEREST INCOME	Trust department income	2,220	2,088	1,806
Service fees on deposit accounts	7,208	7,189	7,217
Other fees and commissions	372	408	433
Other operating income (expense)	1,018	873	(15)
Securities gains	513	917	737
TOTAL NONINTEREST INCOME	11,331	11,475	10,178

NONINTEREST EXPENSE	Salaries and employee benefits	16,003	15,791	15,254
Net occupancy expense	2,353	2,289	2,184
Furniture and equipment expense	1,220	1,317	1,422
Other operating expenses	10,076	9,724	10,437
TOTAL NONINTEREST EXPENSES	29,652	29,121	29,297
INCOME BEFORE PROVISION FOR
INCOME TAXES	11,777	12,108	11,590
PROVISION FOR INCOME TAXES	3,052	3,252	3,040

NET INCOME	$8,725	$8,856	$8,550

BASIC EARNINGS PER SHARE	Common Stock
(Shares outstanding: 5,840,000)	$1.49	$1.52	$1.46

Share and per share data have been restated to give retroactive effect to the two-for-one stock split effected as a stock dividend declared on April 20, 2004.
The accompanying notes are an integral part of the consolidated financial statements.
FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

Accumulated
(In Thousands, Except Per Share Data)	Additional	Other
Common	Paid-in	Retained	Comprehensive
Years Ended December 31, 2005, 2004, and 2003	Stock	Capital	Earnings	Income (Loss)	Total

BALANCE AT JANUARY 1, 2003	$29,200	$4,320	$59,389	$6,773	$99,682
Comprehensive income
Net income	8,550	8,550
Change in net unrealized gain (loss) on securities
available-for-sale, net of reclassification
adjustment and tax effects	(2,706)	(2,706)
Total comprehensive income	5,844
Cash dividends declared, $0.555 per share *	(3,241)	(3,241)
BALANCE AT DECEMBER 31, 2003	29,200	4,320	64,698	4,067	102,285

Comprehensive income
Net income	8,856	8,856
Change in net unrealized gain (loss) on securities
available-for-sale, net of reclassification
adjustment and tax effects	(3,507)	(3,507)
Total comprehensive income	5,349
Two-for-one stock split - Note 1	29,200	(29,200)
Cash dividends declared, $0.59 per share *	(3,446)	(3,446)
BALANCE AT DECEMBER 31, 2004	58,400	4,320	40,908	560	104,188

Comprehensive income
Net income	8,725	8,725
Change in net unrealized gain (loss) on securities
available-for-sale, net of reclassification
adjustment and tax effects	(2,723)	(2,723)
Total comprehensive income	6,002
Cash dividends declared, $0.63 per share	(3,679)	(3,679)
BALANCE AT DECEMBER 31, 2005	$58,400	$4,320	$45,954	$(2,163)	$106,511
* Cash dividends per share amounts for 2003 are restated to give retroactive effect to the two-for-one stock split as of April 20, 2004.
The accompanying notes are an integral part of the consolidated financial statements.

	FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY
	CONSOLIDATED STATEMENTS OF CASH FLOWS
	(In Thousands)
	Years Ended December 31,	2005	2004	2003

OPERATING	Net income	$8,725	$8,856	$8,550
ACTIVITIES	Adjustments to reconcile net income to net cash provided by operating activities
	Deficiency of provision for possible loan losses
	over net charge offs	(715)	(1,615)	(1,252)
	Provision for depreciation and amortization of premises and equipment	1,268	1,249	1,390
	Amortization of intangibles	1,056	1,056	1,056
	Amortization of investment security premiums,
	net of accretion of discounts	2,119	2,731	2,642
	Securities gains	(513)	(917)	(737)
	Increase in cash surrender value of life insurance contracts	(566)	(442)	(438)
	(Increase) decrease in
	Deferred income taxes	51	(103)	759
	Interest receivable	143	503	902
	Other assets	763	(568)	(537)
	Increase (decrease) in
	Interest payable	699	(123)	(687)
	Other liabilities	(244)	(920)	895
	Total Adjustments	4,061	851	3,993
	Net cash provided by operating activities	12,786	9,707	12,543

INVESTING	Proceeds from maturities, calls, and sales of
ACTIVITIES	available-for-sale securities	92,564	43,016	55,688
	Proceeds from maturities and calls of held-to-maturity securities	11,161	20,026	23,412
	Purchases of investment securities
	Available-for-sale	(63,632)	(27,588)	(103,262)
	Held-to-maturity	(24,832)	(17,242)	-
	Net (increase) decrease in loans	(10,844)	(24,548)	76,012
	Purchases of premises and equipment	(759)	(832)	(1,336)
	Disposition of fully depreciated assets	-	164	-
	Purchase of single premium life insurance contracts	(254)	(253)	(190)
	Net cash provided by (used in) investing activities	3,404	(7,257)	50,324

FINANCING	Net decrease in noninterest-bearing and
ACTIVITIES	interest-bearing deposits,	(10,267)	(22,578)	(72,754)
	Net increase (decrease) in short term borrowings	3,926	7,274	(197)
	Cash dividends	(3,562)	(3,329)	(3,183)
	Net cash used in financing activities	(9,903)	(18,633)	(76,134)

	Increase (decrease) in cash and cash equivalents	6,287	(16,183)	(13,267)
	Cash and cash equivalents at beginning of period	22,251	38,434	51,701
	Cash and cash equivalents at end of period	$28,538	$22,251	$38,434

	Supplemental disclosures of cash flow information
	Cash paid during the period for expenses
	Interest on deposits and borrowed funds	$9,199	$8,611	$12,096
	Income taxes	2,759	5,988	1,391

The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Policies

             The accounting principles followed and the methods of applying those principles conform with accounting principles generally accepted in the United States of America and to general practices in the banking industry.  The significant accounting policies applicable to First Farmers and Merchants Corporation (the "Corporation") are summarized as follows.

Principles of Consolidation

             The accompanying consolidated financial statements present the accounts of the Corporation and its wholly-owned subsidiary, First Farmers and Merchants Bank (the "Bank").   Material intercompany accounts and transactions have been eliminated in consolidation.

Subsidiary Charter

             The Corporation's subsidiary Bank received regulatory approval to convert its national charter to a state charter, which conversion became effective as of July 5, 2005.  On that date, the Bank converted to a Tennessee state-chartered bank and its name changed from First Farmers and Merchants National Bank to First Farmers and Merchants Bank.

Use of Estimates in the Preparation of Financial Statements

             The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities.  Those estimates and assumptions also affect disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate and deferred tax assets.

Stock Split

             On April 20, 2004, the Corporation's shareholders approved a two-for-one stock split effected in the form of a 100% stock dividend to shareholders of record on April 20, 2004.  In accordance with state corporate legal requirements, the transaction was recorded by a transfer from retained earnings to common stock in the amount of $29,200,000 ($10 for each additional share issued).  All per share and share data in the accompanying consolidated financial statements and footnotes have been restated to give retroactive effect to this transaction.

Significant Group Concentrations of Credit Risk

         Most of the Bank's activities are with customers located within its service area, which is comprised of Maury, Lawrence, Marshall, Hickman, Dickson, Giles, Williamson, and adjacent counties in southern middle Tennessee.  Note 2 discusses the types of securities in which the Bank invests.  Note 3 discusses the types of lending in which the Bank engages.  First mortgage loans secured by one to four family residential properties make up 37.2% of the total loan portfolio.  This is

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

a concentration risk that management believes is acceptable, given the quality of underwriting and the low historical loss experience.  Within the commercial loan portfolio, the Bank does not have any industry concentrations as measured by regulatory guidelines.  However, the Bank does have heavy exposure among five broad industry categories-- construction, manufacturing, real estate rental and leasing, other services, and public administration.  Given the Bank's level of exposure in each of these categories, each industry is monitored closely to ensure that underwriting practices and policies, as well as allowance levels, match the level of risk posed.

Cash and Due From Banks

         Included in cash and due from banks are reserve amounts that are legally required to be maintained on an average balance in the form of cash and balances due from the Federal Reserve Bank and other banks.   At December 31, 2005, the Bank was required to maintain approximately $6.8 million at the Federal Reserve Bank.  Interest-bearing deposits in banks mature within one year and are carried at cost.  From time to time throughout the year, the Bank's balances due from other financial institutions exceeded FDIC insurance limits.  Management considers this to be a normal business risk.

Cash Equivalents

            Cash equivalents include cash on hand, cash due from banks and federal funds sold.  Federal funds are sold for one-day periods.  Interest-bearing deposits in banks included in cash equivalents mature within 90 days.

Securities

            Trading account securities that are bought and held principally for the purpose of selling them in the near term are carried at market value.  Gains and losses, both realized and unrealized, are included in other operating income.  There were no securities classified as trading in 2005 or 2004.

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

Loans

             The Bank grants mortgage, commercial and consumer loans to customers.  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

             Interest on loans is accrued daily.  Loan origination fees and related direct costs are deferred and recognized ratably over the life of the loan as an adjustment of yield.  Interest accruals are discontinued when loans are 90 days past due or when interest is not expected to be collected.  Interest income previously accrued on such loans is reversed against current period interest income.  Interest income on loans in nonaccrual status is recognized only to the extent of the excess of cash payments received over principal payments due.

Allowance for Possible Loan Losses

            The allowance for possible loan losses is established through provisions for loan losses charged against income.  Loan losses are charged against the allowance when management determines that the uncollectibility of a loan has been confirmed.  Subsequent recoveries, if any, are credited to the allowance account in the period received.

            The adequacy of the allowance for possible loan losses is evaluated quarterly in conjunction with loan review reports and evaluations that are discussed in meetings with loan officers, credit administration and the Bank's Board of Directors.  The Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors are considered in this evaluation.  This process is inherently subjective as it requires material estimates that are susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans. The allowance for possible loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the loan portfolio.

             A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed.

            Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.  The Bank evaluates smaller-balance homogeneous loans collectively for impairment.  Loans secured by one to four family residential properties, consumer installment loans and line of credit loans are considered smaller-balance homogeneous loans.

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

NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

that the cost of the property cannot be recovered through sale or use, a write-down is recognized by a charge to operations.

             When a property is not in a condition suitable for sale or use at the time of foreclosure, completion and holding costs, including such items as real estate taxes, maintenance and insurance, are capitalized up to the estimated net realizable value of the property.  However, when a property is in a condition for sale or use at the time of foreclosure, or the property is already carried at its estimated net realizable value, any subsequent holding costs are expensed.

            Legal fees and any other direct costs relating to foreclosures are charged to operations when incurred.  The Bank's recorded value for other real estate was approximately $196,000 at December 31, 2005, and $834,000 at December 31, 2004.  Properties included in other real estate were sold at losses of $51,000 during 2005, which are included in other operating income (expense).  Losses of $458,000 and $451,000 were realized on sales of other real estate during 2004 and 2003, respectively.

Premises and Equipment

            Premises and equipment are stated at cost, less accumulated depreciation and amortization.  The provision for depreciation is computed principally on an accelerated method over the estimated useful life of an asset, which ranges from 15 to 50 years for buildings and from 3 to 33 years for equipment.  Costs of major additions and improvements are capitalized.  Expenditures for maintenance and repairs are charged to operations as incurred.  Gains or losses from the disposition of property are reflected in operations, and the asset accounts and related allowances for depreciation are reduced.

Servicing

            Loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage and other loans serviced for others were $14.2 million and $11.5 million at December 31, 2005 and 2004, respectively.  The present value of servicing income is expected to approximate an adequate compensation cost for servicing these loans.  Therefore, no servicing asset has been recorded.

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

            Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period, plus or minus the change in deferred tax assets and liabilities during the period.

Trust Department Income

            Trust department income is recognized on the accrual basis in the applicable period earned.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

             Basic earnings per share represents income available to shareholders divided by the weighted average number of shares of common stock outstanding during the period.  Diluted earnings per share reflect additional shares of common stock that would have been outstanding if potentially dilutive shares of common stock had been issued, as well as any adjustment to income that would result from the assumed conversion.  For the years ended December 31, 2005, 2004, and 2003, there were no potentially dilutive shares of common stock issuable.

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

	Years Ended December 31,

	2005	2004	2003

Unrealized holding losses
on available-for-sale securities	$(3,916)	$(4,786)	$(2,912)
Reclassification adjustment for gains
recognized in income	(513)	(917)	(737)
Tax effect - benefit	1,706	2,196	943

Other comprehensive loss	$(2,723)	$(3,507)	$(2,706)

Table I - Components of Other Comprehensive Income (Loss)

(In Thousands)

Intangible Assets

            Goodwill is accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which addresses the financial accounting and reporting for acquired goodwill and other intangible assets with indefinite lives.  Pursuant to SFAS 142, intangible assets must be periodically tested for impairment.  The Bank completed its impairment review during 2005, which indicated that there was no impairment.  Deposit base intangibles are amortized using the straight-line method over their estimated useful lives of 72 to 180 months.  Total amortization expense charged to operations amounted to $1,056,000, in 2005, $1,056,000, in 2004 and $1,056,000 in 2003.

Segment Reporting

            Segments are strategic business units that offer different products and services and are managed separately.  At December 31, 2005, the Corporation and the Bank did not have any identified segments.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In March 2004, the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force ("ETIF") reached a consensus on EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.  EITF 03-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss.  An investment is considered impaired if the fair value of the investment is less than its cost.  Generally, an impairment is considered other-than-temporary unless:  (i) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for an anticipated recovery of fair value up to (or beyond) the cost of the investment; and (ii) evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary.  If impairment is determined to be other-than-temporary, then an impairment loss should be recognized equal to the difference between the investment's cost and its fair value.  The recognition and measurement provisions were initially effective for other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004.  In 2005, FASB issued FASB Staff Position 115-1 and 124-1 (FSP115-1 and FSP 124-1) stating the FSP must be applied to reporting periods beginning after December 15, 2005. Management will apply this treatment in the 2006 year, but is not expecting it to have a material impact on the consolidated financial position or results of operations of the Corporation.

NOTE 2 - SECURITIES

            Securities with an amortized cost of $103,553,000 and $92,811,000 at December 31, 2005 and 2004, respectively (fair value of $101,146,000 at December 31, 2005 and $93,765,000 at December 31, 2004), were pledged to secure deposits and for other purposes as required or permitted by law.  The fair value is established by an independent pricing service as of the approximate dates indicated.  The differences between the amortized cost and fair value reflect current interest rates and represent the potential gain (or loss) if the portfolio had been liquidated on that date.  Security gains (or losses) are realized only in the event of dispositions prior to maturity.  The fair values of all securities at December 31, 2005 either equaled or exceeded the cost of those securities, or the decline in fair value is considered temporary.  The information in Table III classifies the investments with unrealized losses at December 31, 2005 according to the term of the unrealized loss.  Management evaluates securities for other-than-temporary impairment periodically, or more frequently when circumstances require an evaluation.  An impairment judgment is based on (a) the amount of time and loss, (b) the financial condition of the issuer, and (c) the Bank's intent and ability to hold the investment long enough for any anticipated recovery in value.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (Continued)

The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2005 and 2004 are summarized as follows:

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
December 31, 2005
Available-for-sale securities
U.S. Treasury	$ 5,257	$ 1	$ 93	$ 5,165
U.S. Government agencies	167,121	19	3,121	164,019
Mortgage backed securities	343	5	-	348
States and political subdivisions	19,837	34	363	19,508
Other securities	2,891	-	-	2,891

	$ 195,449	$ 60	$ 3,577	$ 191,931

Held-to-maturity securities
U.S. Government agencies	$ 6,486	$ -	$ 143	$ 6,343
States and political subdivisions	76,425	1,489	620	77,294
Other securities	6,921	252	-	7,173

	$ 89,832	$ 1,741	$ 763	$ 90,810

December 31, 2004
Available-for-sale securities
U.S. Treasury	$ 5,351	$ 31	$ 1	$ 5,381
U.S. Government agencies	216,385	2,083	1,273	217,195
Mortgage backed securities	467	15	-	482
Other securities	3,677	57	-	3,734

	$ 225,880	$ 2,186	$ 1,274	$ 226,792

Held-to-maturity securities
U.S. Government agencies	$ 11,608	$ 176	$ -	$ 11,784
States and political subdivisions	55,548	2,736	129	58,155
Other securities	9,111	672	-	9,783

	$ 76,267	$ 3,584	$ 129	$ 79,722

Table II - Amortized Cost and Fair Value of Securities

(In Thousands)

                At December 31, 2005, the Bank did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

               Proceeds from the maturity, call or sale of available-for-sale securities were $92,564,000, $43,016,000 and $55,688,000 during 2005, 2004 and 2003, respectively.  Proceeds from the maturity or call of held-to-maturity securities were $11,161,000, $20,026,000 and $23,412,000 during 2005, 2004 and 2003, respectively.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (Continued)

	Less than 12 months		12 months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Type of Security	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury	$-	$-	$3,160	$93	$3,160	$93
U.S. Government agencies	69,177	1,042	86,137	2,222	155,314	3,264
States and political subdivisions	36,939	761	5,780	221	42,719	982
	$106,116	$1,803	$95,077	$2,536	$201,193	$4,339

Table III - Investments with Unrealized Losses at December 31, 2005

(In Thousands)

At December 31, 2005, 40 of 133 U.S. government agency securities had recorded unrealized losses for a period longer than 12 months.  Their amortized cost was approximately $97.6 million compared to a fair value of approximately $95.0 million.  As these securities declined in value when interest rates began to rise, and not because of the credit quality of the issuer, and because the Bank had both the intent and ability to hold the investments, the securities were not considered other-than-temporarily impaired.

Table IV shows the amortized cost, fair value and weighted yields (for tax-exempt obligations on a fully taxable basis assuming a 34% tax rate) of investment securities at December 31, 2005 by contractual or legal maturity.  Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

	Amortized	Fair	Yield
	Cost	Value	(Unaudited)
Available-for-sale securities
U.S. Treasury
Within one year	$2,004	$2,005	4.1%
After one but within five years	3,253	3,160	3.5%
U.S. Government agencies
Within one year	54,051	53,693	3.2%
After one but within five years	83,844	82,119	3.6%
After five but within ten years	29,226	28,207	4.1%
Mortgage backed securities
After one but within five years	343	348	6.5%
States and political subdivisions
Within one year	20	20	10.5%
After one but within five years	274	308	11.0%
After ten years	19,543	19,180	6.1%
Other securities
After ten years	2,891	2,891	6.7%
	$195,449	$191,931
Held-to-maturity securities
U.S. Government agencies
After one but within five years	$6,486	$6,343	4.1%
States and political subdivisions
Within one year	4,036	4,078	7.5%
After one but within five years	18,219	18,900	7.3%
After five but within ten years	20,226	20,560	6.6%
After ten years	33,944	33,756	10.9%
Other securities
Within one year	3,010	3,029	6.1%
After one but within five years	3,911	4,144	7.2%
	$89,832	$90,810

Table IV - Contractual (Legal) Maturity of Securities and Weighted Tax Equivalent Yields

(In Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS

	2005	2004

Commercial, financial and agricultural	$50,951	$47,780
Tax exempt municipal loans	27,695	24,111
Real estate
Construction	13,516	16,517
Commercial mortgages	98,670	96,051
Residential mortgages	212,497	212,046
Other	31,533	28,429
Retail loans	24,394	20,996
Lease financing receivables	889	3,330
	460,145	449,260
Less:
Net unamortized loan origination fees	(248)	(207)
Allowance for possible loan losses	(7,794)	(8,509)

Total net loans	$452,103	$440,544

Table V - Loans Outstanding by Category at December 31, 2005 and 2004

(In Thousands)

	Within	One to	After
	One Year	Five Years	Five Years	Total
Commercial, financial and agricultural	$30,535	$17,898	$2,518	$50,951
Tax exempt municipal loans	4,414	8,416	14,865	27,695
Real estate
Construction	8,678	3,796	1,042	13,516
Commercial mortgages	23,879	46,711	28,080	98,670
Residential mortgages	75,586	76,148	60,763	212,497
Other	4,896	11,230	15,407	31,533
Retail loans	13,222	10,895	277	24,394
Lease financing receivables	63	826	-	889
Total	$161,273	$175,920	$122,952	$460,145

Table VI - Loan Maturities and Repricings at December 31, 2005

(Unaudited)

(In Thousands)

            Loans having recorded investments of $2,264,000 at December 31, 2005 have been identified as impaired and are not accruing interest.  The total allowance for possible loan losses related to these loans was $303,000.  Interest received on impaired loans during 2005 was $136,000, during 2004 was $170,000 and during 2003 was $364,000.  Impaired loans had recorded investments of approximately $5,542,000 at December 31, 2004, with $1,212,000 of the allowance for possible loan losses related to these loans.

            Certain related parties (primarily directors and senior officers of the Corporation or the Bank, including their affiliates, families and companies in which they hold ten percent or more ownership) were customers of, and had loans and other transactions with, the Bank in the ordinary course of business.   An analysis of the activity with respect to such loans for the years ended December 31, 2005 and 2004 is shown in Table VII.  These totals exclude loans made in the ordinary course of business to other companies with

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS (Continued)

which neither the Corporation nor the Bank had a relationship other than the association of one of its directors in the capacity of officer or director.  These loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons.  They did not involve more than the normal risk of collectibility or present other unfavorable features.  No related party loans were charged off in 2005 or 2004.

	2005	2004
Balance at Beginning of Year	$3,975	$2,742
Additions	1,225	2,931
Amount Collected	1,422	1,698
Balance at End of Year	$3,778	$3,975

Table VII - Activity in Certain Related Party Loans

(In Thousands)

NOTE 4 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

            Table VIII summarizes the changes in the allowance for possible loan losses for the years ended December 31, 2005, 2004 and 2003.

	2005	2004	2003

Balance at beginning of year	$8,509	$10,123	$11,375
Provision (reduction) charged (credited) to operating expenses	(890)	(677)	433
Loan losses and recoveries:
Loans charged off	(551)	(1,680)	(1,966)
Recoveries on loans previously
charged off	726	743	281

Balance at end of year	$7,794	$8,509	$10,123

Table VIII - Changes in the Allowance for Possible Loan Losses

(In Thousands)

            In September 2002, the Bank voluntarily entered into a written agreement with the Office of the Comptroller of the Currency ("OCC").  The agreement related to asset quality and management and board oversight of the lending function.  Loan quality and management of the lending function improved in 2003 and in April 2004, the Bank received written notice from the OCC that the agreement was terminated effective April 7, 2004.  In the opinion of management, based on conditions presently known, the allowance for possible loan losses was adequate at December 31, 2005.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - BANK PREMISES AND EQUIPMENT

            Table IX presents a summary by asset classification at December 31, 2005 and 2004.

	2005	2004

Land	$1,952	$1,952
Premises	14,294	14,163
Furniture and equipment	6,966	8,349
Leasehold improvements	1,552	1,475
	24,764	25,939
Less allowance for depreciation and amortization	(12,855)	(13,522)
	$11,909	$12,417

Table IX - Premises and Equipment at December 31, 2005 and 2004

(In Thousands)

                Annual provisions for depreciation and amortization of bank premises and equipment totaled $1,268,000 for 2005, $1,249,000 for 2004 and $1,390,000 for 2003.  Included in premises, furniture and equipment cost and allowance for depreciation and amortization are certain fully depreciated assets totaling approximately $4,550,000 at December 31, 2005.

NOTE 6 - LIMITATION ON SUBSIDIARY DIVIDENDS

            The Corporation and the Bank are subject to state laws and regulations of the Federal Reserve Bank and the Tennessee Department of Financial Institutions. Under these regulations, the amount of dividends that may be paid is limited only to the extent that the remaining balance of retained earnings is at least equal to the capital stock amounts of the Bank; however, future dividends will be dependent on the level of earnings, capital and liquidity requirement and considerations of the Bank and Corporation.

NOTE 7 - LEASES

            Real property for four of the Bank's office locations and certain equipment are leased under noncancelable operating leases expiring at various times through 2010.  In most cases, the leases provide for one or more renewal options of five to ten years under the same or similar terms.  In addition, various items of office equipment are leased under cancelable operating leases.  Total rental expense incurred under all operating leases, including short-term leases with terms of less than one month, amounted to $35,000, $35,000 and $38,000 for equipment leases and $242,000, $220,000 and $166,000 for building leases in 2005, 2004 and 2003, respectively.  Future minimum lease commitments as of December 31, 2005 under all noncancelable operating leases with initial terms of one year or more are shown in Table X.

Lease
Year	Payments

2006	$ 250
2007	190
2008	81
2009	6
2010	1
Total	$ 528

Table X - Future Minimum Lease Commitments

(In Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - FEDERAL AND STATE INCOME TAXES

                The components of income tax expense attributable to continuing operations are summarized in Table XI for years ended December 31, 2005, 2004 and 2003.

	2005	2004	2003
Current:
Federal	$2,272	$2,658	$1,720
State	729	697	561
Total current	3,001	3,355	2,281
Deferred:
Federal	44	(88)	651
State	7	(15)	108
Total deferred	51	(103)	759
Total provision for income taxes	$3,052	$3,252	$3,040

Table XI - Provisions for Income Taxes

(In Thousands)

	2005	2004	2003

Allowance for possible loan losses	$2,978	$3,255	$3,806
Deferred compensation	1,128	1,044	955
Write down of other real estate	14	150	27
Amortization of core deposit intangible	898	673	-
Recognition of nonaccrual loan income	(93)	30	-
Unrealized gains (losses) on available-for-sale securities	1,354	(351)	(2,547)
Lease financing depreciation, net of rent	(327)	(763)	(734)
Accelerated depreciation	(150)	(150)	(156)
Amortization of goodwill	(861)	(646)	(442)
Other	(492)	(447)	(413)
Net deferred tax asset	$4,449	$2,795	$496

Table XII - Deferred Tax Effects of Principal Temporary Differences

(In Thousands)

The net deferred tax asset is included in other assets in the accompanying consolidated balance sheets.

	2005	2004	2003

Tax expense at statutory rate	$4,004	$4,117	$3,941
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(1,430)	(1,097)	(1,120)
Nondeductible interest expense	108	71	75
Employee benefits	(190)	(150)	(149)
Other nondeductible expenses
(nontaxable income) - net	21	21	16
State income taxes, net of federal
tax benefit	486	450	442
Dividend income exclusion	(1)	(24)	(5)
Other	54	(136)	(160)
Total provision for income taxes	$3,052	$3,252	$3,040
Effective tax rate	25.9%	26.9%	26.2%

Table XIII - Reconciliation of Total Income Taxes Reported with the Amount of Income Taxes Computed at the Federal Statutory Rate (34% Each Year)

(In Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - COMMITMENTS AND CONTINGENCIES

            The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in those particular financial instruments.

            The total outstanding loan commitments and standby letters of credit in the normal course of business at December 31, 2005 were approximately $77 million and $10 million, respectively.  Loan commitments are agreements to lend to a customer provided there is not a violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit may expire without being used.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.  The credit risk involved in issuing letters of credit is essentially the same as that involved in making a loan.

            The Bank's loan portfolio is well-diversified with loans generally secured by tangible personal property, real property, bank deposit accounts or stock.  The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.  Collateral requirements for the loan portfolio are based on credit evaluation of each customer.

            Various legal claims have arisen from time to time in the normal course of business which, in the opinion of management, should not have a material effect on the Corporation's operating results and financial condition.

NOTE 10 - SHAREHOLDERS' EQUITY

            The Corporation and the Bank are subject to federal regulatory risk-adjusted capital adequacy standards.  Failure to meet capital adequacy requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that could have a material adverse effect on the operating results and financial condition of the Corporation and the Bank.  The applicable regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

            Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios of Total Capital and Tier I Capital to risk-weighted assets and of Tier I Capital to average assets.  Actual capital amounts and ratios are presented in Table XIV.  Management believes, as of December 31, 2005 that the Corporation and the Bank met all capital adequacy requirements to which they were subject.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10  SHAREHOLDERS' EQUITY (Continued)

			For Capital		For Regulatory
	Actual		Adequacy Purposes		Compliance Purposes

As of December 31, 2005	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to risk-weighted
assets) Consolidated	$ 104,290	19.96%	$ 41,804	8.00%	$ -	-
Bank	102,926	19.77%	41,640	8.00%	52,050	10.00%
Tier I Capital (to risk-weighted
assets) Consolidated	97,743	18.70%	20,902	4.00%	-	-
Bank	96,404	18.52%	20,820	4.00%	31,230	6.00%
Tier I Capital (to Average
Assets) Consolidated	97,743	12.13%	32,229	4.00%	-	-
Bank	96,404	11.99%	32,148	4.00%	40,185	5.00%

As of December 31, 2004
Total Capital (to risk-weighted
assets) Consolidated	$ 97,796	19.63%	$ 39,847	8.00%	$ -	-
Bank	96,375	19.44%	39,693	8.00%	49,616	10.00%
Tier I Capital (to risk-weighted
assets) Consolidated	91,542	18.38%	19,924	4.00%	-	-
Bank	90,144	18.19%	19,846	4.00%	29,770	6.00%
Tier I Capital (to average
assets) Consolidated	91,542	11.29%	32,441	4.00%	-	-
Bank	90,144	11.15%	32,382	4.00%	40,478	5.00%

Table XIV - Capital Amounts and Capital Adequacy Ratios

(In Thousands)

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

	December 31, 2005		December 31, 2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and due from banks	$28,489	$28,489	$22,203	$22,203
Interest-bearing deposits in banks	49	49	48	48
Securities available-for-sale	191,931	191,931	226,792	226,792
Securities held-to-maturity	89,832	90,810	76,267	79,722
Loans, net	452,103	434,927	440,544	446,372
Accrued interest receivable	5,452	5,452	5,595	5,595
Financial liabilities
Deposits	683,588	681,858	693,855	693,715
Federal funds purchased and
securities sold under agreements
to repurchase	13,132	13,132	9,128	9,128
Other short term liabilities	521	521	614	614
Accrued interest payable	2,156	2,156	1,457	1,457
Off-balance sheet credit related instruments:
Commitments to extend credit	-	65	-	32

Table XV - Summary of Fair Values of Financial Instruments

 (In Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11- FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

            Estimated fair values have been determined by the Bank using the best available data.  Many of the Bank's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an unforced, unforeclosed transaction.  Therefore, significant estimations and present value calculations were used by the Bank for the purposes of this disclosure.  Changes in assumptions or the estimation methodologies used could have a material effect on the estimated fair values included in this Note 11.

Financial assets

            Cash and cash equivalents are considered to be carried at their fair value and have not been valued differently from historical cost accounting.  Both securities available-for-sale and held-to-maturity are valued by an independent pricing service as discussed in Note 2.  A present value discounted cash flow methodology was used to value the net loan portfolio.  The discount rate used in these calculations was the current rate at which new loans in the same classification for regulatory reporting purposes would be made.  This rate was adjusted for credit loss and assumed prepayment risk.  For loans with floating interest rates, it is assumed that estimated fair values generally approximate the recorded book balances.

Financial liabilities

            Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating the current market for similar liabilities.  Financial instrument liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book balance.  For deposits with floating interest rates, it is assumed that estimated fair values generally approximate the recorded book balances.  The carrying amount of other short-term borrowings is considered to approximate fair value.

            Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

            The Bank's remaining assets and liabilities that are not considered financial instruments have not been valued differently from historical cost accounting.  Management is concerned that reasonable comparability between financial institutions may be distorted because of the wide range of permitted valuation techniques and numerous estimates that must be made given the absence of active secondary markets for many of the financial instruments.  This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

            At December 31, 2005, the Bank had outstanding standby letters of credit and commitments to extend credit.  These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed.   Please refer to Note 9 for more information about off-balance sheet financial instruments.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
2005
Interest and dividend income	$9,394	$9,647	$9,962	$10,103	$39,106
Interest expense	2,189	2,363	2,587	2,759	9,898
Net interest income	7,205	7,284	7,375	7,344	29,208
Provision for possible loan losses
(recoveries) net	(796)	-	(94)	-	(890)
Noninterest expenses, net of
noninterest income	5,049	4,640	4,103	4,529	18,321
Income before income taxes	2,952	2,644	3,366	2,815	11,777
Income taxes	868	679	916	589	3,052
Net income	$2,084	$1,965	$2,450	$2,226	$8,725
Basic earnings per share
(5,840,000 shares)*	$0.35	$0.34	$0.42	$0.38	$1.49

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
2004
Interest and dividend income	$9,442	$9,274	$9,389	$9,459	$37,564
Interest expense	2,189	2,068	2,079	2,151	8,487
Net interest income	7,253	7,206	7,310	7,308	29,077
Provision for possible loan losses
(recoveries) net	-	(677)	-	-	(677)
Noninterest expenses, net of
noninterest income	3,810	4,826	4,539	4,471	17,646
Income before income taxes	3,443	3,057	2,771	2,837	12,108
Income taxes	982	805	859	606	3,252
Net income	$2,461	$2,252	$1,912	$2,231	$8,856
Earnings per common share
(5,840,000 shares)*	$0.42	$0.39	$0.33	$0.38	$1.52
*Share and per share data have been restated to give retroactive effect to the two-for-one stock split effected as stock dividend declared on April 20, 2004.

Table XVI - Consolidated Quarterly Results of Operations

(In Thousands, Except Per Share Data)

NOTE 13 - DEPOSITS

            The Bank does not have any foreign offices and all deposits are serviced in its 21 domestic offices.  Maturities of time deposits of $100,000 or more and of all interest-bearing deposits at December 31 for the years presented are indicated in Table XVII and Table XVIII, respectively.

	2005	2004

Under three months	$24,087	$11,631
Three to 12 months	49,958	35,936
Over 12 months	20,426	24,021

Total	$94,471	$71,588

Table XVII - Maturities of Time Deposits of $100,000 or More at December 31

(In Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - DEPOSITS (Continued)

Interest bearing transaction accounts		$309,333
	2006	200,195
	2007	45,085
	2008	4,947
	2009	3,417
	2010	3,546
	Total	$566,523

Table XVIII - Maturities of Interest Bearing Deposits at December 31, 2005

(In Thousands)

NOTE 14 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

             Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date.  Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction.

NOTE 15 - CONDENSED FINANCIAL INFORMATION OF THE CORPORATION

            The following information presents the condensed balance sheets, statements of income and cash flows of First Farmers and Merchants Corporation as of December 31, 2005 and 2004.

CONDENSED BALANCE SHEETS

                                                                                                                      For Years Ended

	December 31,
	2005	2004
Cash	$37	$129
Investment in bank subsidiary - at equity	105,172	102,791
Investment in credit life insurance company - at cost	54	54
Investment in other securities	17	16
Dividends receivable from bank subsidiary	1,869	1,752
Cash surrender value - life insurance	1,960	1,857
Total assets	$109,109	$106,599
Liabilities
Payable to directors	$729	$659
Dividends payable	1,869	1,752
Total liabilities	2,598	2,411
Shareholders' equity
Common stock - $10 par value, authorized 8,000,000
shares; 5,840,000 shares issued and outstanding	58,400	58,400
Additional paid-in capital	4,320	4,320
Retained earnings	45,954	40,908
Accumulated other comprehensive income	(2,163)	560
Total shareholders' equity	106,511	104,188
Total liabilities and shareholders' equity	$109,109	$106,599

Table XIX - Condensed Balance Sheets of The Corporation

(In Thousands, Except Per Share Data)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED FINANCIAL INFORMATION OF THE CORPORATION (Continued)

CONDENSED STATEMENTS OF INCOME

                                                                                                                                                                                                    For Years Ended

	December 31,
	2005	2004
Operating income
Dividends from bank subsidiary	$ 3,679	$ 3,446
Other dividend income	4	100
Interest income	1	1
Other	98	88
Operating expenses	(161)	(125)
Income before equity in undistributed net
income of bank subsidiary	3,621	3,510
Equity in undistributed net income of bank subsidiary	5,104	5,346
Net Income	$ 8,725	$ 8,856

Table XX - Condensed Statements of Income of Parent Corporation

(In Thousands)

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                                                  For Years Ended

	December 31,
Operating activities
Net income for the year	$ 8,725	$ 8,856
Adjustments to reconcile net income to net cash
provided by operating activities
Equity in undistributed net income of bank subsidiary	(5,104)	(5,346)
Increase in cash surrender value of life insurance contracts	(103)	(77)
Increase in other assets	(117)	(110)
Increase in payables	70	95
Total adjustments	(5,254)	(5,438)
Net cash provided by operating activities	3,471	3,418
Investing activities
Proceeds of held to maturity and available for sale securities	(1)	-
Proceeds from sale of credit life insurance interest	-	50
Purchase interest in credit life insurance company	-	(54)
Net cash used by investing activities	(1)	(4)
Financing activities
Cash dividends paid	(3,562)	(3,329)
Increase (decrease) in cash	(92)	85
Cash at beginning of year	129	44
Cash at end of year	$ 37	$ 129

Table XXI - Condensed Statements of Cash Flows of Parent Corporation

(In Thousands)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - EMPLOYEE BENEFIT PLANS

            The Bank contributes to a defined contribution, profit-sharing plan covering employees who meet participation requirements.  The amount of the contribution is discretionary as determined by the Bank's Board of Directors up to the maximum deduction allowed for federal income tax purposes.  Contributions to the plan, which amounted to $1,542,000, $1,471,000 and $1,292,000 in 2005, 2004 and 2003, respectively, are included in salaries and employee benefits expense.

            In 1992, the Bank formalized a nonqualified salary continuation plan for certain key officers.  In connection with this plan, the value of the single premium universal life insurance policies ($853,000 at December 31, 2005 and $827,000 at December 31, 2004) purchased in 1993 to fund the plan and the related liability ($347,000 at December 31, 2005 and $392,000 at December 31, 2004) were included in other assets and other liabilities, respectively.  Net noncash income recognized on these policies of $18,000 in 2005 and $30,000 in 2004 is included in the above asset values.   Net noncash income was $27,000 in 2003.  The principal cost of the plan is accrued over the anticipated remaining period of active employment, based on the present value of the expected retirement benefit.  Expense related to this plan was $30,000 in 2005, $46,000 in 2004 and $40,000 in 2003.

            In 1993, the Corporation and the Bank implemented a deferred compensation plan that permits directors to defer their director's fees and earn interest on the deferred amount.  Liability increases for current deferred fees, net of benefits paid, of $264,000 for 2005, $259,000 for 2004 and $235,000 for 2003 have been recognized in the accompanying consolidated financial statements.  In connection with this plan, a single premium universal life insurance policy was purchased on the life of each director who elected to participate.  In 2005, the total life insurance purchased was $100,000.  Net noncash income recognized on these policies of $147,000 in 2005 and $245,000 in 2004 is included in the cash surrender values of $6,199,000 and $5,952,000 reported in other assets at December 31, 2005 and 2004, respectively.  Net noncash income was $245,000 in 2003.

            In 1996, the Bank established an officer group term replacement/split-dollar plan to provide life insurance benefits that would continue after retirement.  A single premium universal life insurance policy was purchased to fund the plan and a split-dollar agreement was made with an irrevocable trust that specified the portion of the insurance proceeds that would become part of the trust.  The value of this policy ($1,114,000 at December 31, 2005 and $1,103,000 at December 31, 2004) is included in other assets, and net noncash income recognized on this policy of $11,000 in 2005 and $42,000 in 2004 are included in the above asset values.  Net noncash income was $42,000 in 2003.

            In 2002, the Bank implemented a Director Split-Dollar Life Insurance Plan and an Executive Split-Dollar Life Insurance Plan.  The Bank purchased a single premium whole life insurance policy on the life of each participant and endorsed a portion of the policy death benefits to the insured's estate, a trust, or another individual.  The total life insurance purchased was $3,735,000 in 2002, $190,000 in 2003 and $253,000 in 2004.  Additional single premium universal life insurance policies, totaling $154,000 in 2005, were purchased for new participants.Net noncash income was recognized on these policies of $382,000 in 2005 and $124,000 in 2004 and is included in the asset value of $5,024,000, which is a part of other assets.

            The Bank is beneficiary on the insurance policies that fund the salary continuation plan, the deferred compensation plan, the group term replacement/split-dollar plan and the split-dollar life insurance plans.  These policies had an aggregate current death benefit of $18 million at December 31, 2005.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

SHAREHOLDER INFORMATION

            The 5,840,000 shares of common stock of the Corporation outstanding at December 31, 2005 had an estimated market value of $280.3 million and were held by 2,511 shareholders.  These individuals, located primarily in the corporation's market area, were holders of the outstanding shares.  These identifiable individuals consist of 1,995 record holders, 516 joint holders.  A small number of shareholders are not identified individually since some bank nominees, including the bank's Trust Department, are listed as single owners when, in fact, these holdings represent more than one shareholder.  No single shareholder's ownership exceeded five percent at year end.

		High	Low	Dividend
2005	First Quarter	$45.00	45.00	$-
	Second Quarter	47.00	45.00	0.310
	Third Quarter	48.00	48.00	-
	Fourth Quarter	48.00	48.00	0.320

2004	First Quarter	$40.00	40.00	$-
	Second Quarter	42.00	40.00	0.290
	Third Quarter	45.00	42.00	-
	Fourth Quarter	45.00	45.00	0.300

2003	First Quarter	$37.50	37.50	$-
	Second Quarter	37.50	37.50	0.275
	Third Quarter	37.50	37.50	-
	Fourth Quarter	40.00	37.50	0.280

                 There is no established public trading market for shares of the Corporation's common stock.  The table above shows the high and low price of the Corporation's common stock taken from reported prices by those buyers and sellers willing to disclose this information.  This table also shows the semiannual dividend paid per share of common stock, in each of the last three years.  On April 20, 2004, the Corporation's shareholders approved a two-for-one split effected in the form of a 100% stock dividend to shareholders of record on that date.  All share data in the table have been restated to give retroactive effect to this transaction.

ADDITIONAL FINANCIAL DATA

Comparative Data

(In Thousands)
	2005	2004	2003	2002	2001

Average assets	$ 817,606	$ 825,467	$ 867,100	$ 890,525	$ 778,855

Average loans(net)	$ 440,781	$ 419,627	$ 444,942	$ 513,553	$ 462,725

Average deposits	$ 699,245	$ 710,956	$ 755,709	$ 785,702	$ 680,352
Return on
average assets	1.07%	1.08%	0.99%	0.96%	1.36%
Return on
average equity	8.22%	8.53%	8.33%	8.95%	12.31%
Tier 1 capital
to average assets	11.99%	11.14%	10.29%	8.79%	9.08%