Form 10-K/A, Exhibit 13
period 2006-12-31
FIRST FARMERS & MERCHANTS CORP
filed 2007-04-24
CIK 703329

COMPARATIVE PERFORMANCE

Set forth below is a graph comparing the yearly change in the cumulative total shareholder return on the Common Stock ("FF&M" in the graph) against the cumulative total return of the S&P 500 Index and the S&P Major Regional Bank Index** for the period of five years commencing December 31, 2001 and ending December 31, 2006.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

VALUE OF $100 INVESTED ON DECEMBER 31, 2001 AT:

	2001	2002	2003	2004	2005	2006
FF&M *	$ 100.00	$ 110.29	$ 117.65	$ 132.36	$ 141.19	$ 147.07
S&P MAJOR REGIONAL BANKS **	100.00	100.08	135.63	153.25	155.02	178.42
S & P 500 ***	100.00	77.90	100.24	111.12	116.63	135.10
* Assumes that the value of the investment in FF&M stock was $100 on December 31, 2001, with no dividend reinvestment.
** Assumes that the value of the investment in the index was $100 on December 31, 2001, with all dividends reinvested.
*** Assumes that the value of the investment in the index was $100 on December 31, 2001, with all dividends reinvested.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

            Certain statements contained in this report may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "hopes," "may," "plans," "will," or "anticipates," or the negatives of such terms.  We caution you not to place undue reliance on such forward-looking statements in this report because results could differ materially from those anticipated as a result of a variety of factors.  These forward-looking statements include, without limitation, those relating to the quality of service provided to customers, the effect of fluctuating interest rates on net interest income, the stability of market rates during 2007, capital expenditures, cash dividends and the adequacy of allowance for loans losses.  Factors that could affect our results include, but are not limited to, changes in economic conditions; fluctuations in prevailing interest rates and the effectiveness of our risk monitoring systems; our ability to maintain credit quality; our ability to provide market competitive products and services; laws and regulations affecting financial institutions in general; our ability to operate and integrate new technology; the effectiveness of our interest rate hedging strategies; government fiscal and monetary policies; changes in our operating or expansion strategy; the availability of and costs associated with maintaining and/or obtaining adequate and timely sources of liquidity; limitations on our ability to pay dividends and to meet our cash obligations; assumption and judgments about the collectability of our loan portfolio; our ability to compete with other financial services companies and other factors generally understood to affect the financial results of financial services companies.

EXECUTIVE OVERVIEW

General

            First Farmers and Merchants Corporation (the "Corporation") was incorporated on March 31, 1982 as a Tennessee corporation.  As of December 31, 2006, the only direct subsidiary of the Corporation was First Farmers and Merchants Bank (the "Bank") which conducts the principal business of the consolidated company.  The Bank was organized in 1954 as a successor to a state bank that was organized in 1909.  Previously, the Bank was a national bank and on July 5, 2005, the Bank returned to being a state-chartered bank and its name changed from First Farmers and Merchants National Bank to First Farmers and Merchants Bank.  The Bank has direct and indirect subsidiaries through which it holds F&M West, Incorporated, Maury Tenn, Incorporated and Maury Tenn Properties, Incorporated.  The principal executive offices of the Corporation are located at 816 South Garden Street, Columbia, Maury County, Tennessee.   Management of the Corporation evaluates the financial condition of the Corporation in terms of the Bank's operations within its service area.  In 2006, Management made the decision to close and consolidate some branches in Marshall, Giles and Lawrence Counties.  The changes allowed the Bank to use resources in a more efficient way and helped position the Bank for long-term sustained growth.  The following branches were closed and consolidated into area branches:  Lewisburg East, Lewisburg Downtown, Pulaski West College and Leoma.

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

Financial Condition (Continued)

            At December 31, 2006, the Corporation's consolidated total assets were $820,084, its consolidated net loans were $466,091, its total deposits were $698,962 and its total shareholders' equity was $103,807.  The economic climate in the Corporation's market area of Middle Tennessee showed stable conditions in 2006.  This economic stabilization can be seen in the increase in loan volume and total deposits-- net loans were up 3.1% at December 31, 2006 compared to December 31, 2005.  Total deposits were up 2.2%.  Total shareholders' equity was up 0.7%.  Retained earnings, capital stock and additional paid-in capital were down 0.2%.

Results of Operations

            Consolidated net income in 2006 was down 8.6% compared to 2005.  Net interest income was down 1.9% over the same periods.  In 2006, a reduction (credit) of $636,000 was made in the allowance for possible loan and lease losses.  The amount of these credits was based upon unexpected loss recoveries and substantial reductions in the level of criticized assets.  Net income was $7,725 for 2006 compared to $8,452 for 2005 and $8,594 for 2004.  On a per common share basis, net income was $1.33 for 2006 versus $1.45 for 2005 and $1.47 for 2004.

            The accompanying tables and the discussion and financial information are presented to aid in understanding the Corporation's financial position and results of operations.  The emphasis of this discussion is on the years 2006, 2005 and 2004; however, financial information for prior years will also be presented where appropriate.  This discussion should be read in conjunction with the Consolidated Financial Statements and the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS included elsewhere in this report.

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

Net Interest Margin (Continued)

Table A - Distribution of Assets, Liabilities, and Shareholders' Equity, Interest Rates and Interest Differential

	YEAR ENDED DECEMBER 31,
	2006			2005			2004
	Average	Rate/		Average	Rate/		Average	Rate/
	Balance	Yield	Interest	Balance	Yield	Interest	Balance	Yield	Interest
ASSETS
Interest earning assets
Loans, net	$467,545	6.80%	$31,771	$440,781	6.27%	$27,626	$419,627	5.92%	$24,838
Bank deposits	138	3.62	5	48	2.08	1	244	1.23	3
Taxable securities	165,736	3.99	6,605	224,688	3.85	8,651	266,483	3.93	10,472
Tax exempt securities	96,281	7.49	7,211	72,810	6.59	4,799	53,900	7.33	3,950
Federal funds sold	8,798	5.00	440	7,185	3.07	221	7,563	1.15	87
TOTAL EARNING ASSETS	738,498	6.23	$46,032	745,512	5.54	$41,298	747,817	5.26	$39,350
Noninterest earning assets
Cash and due from banks	22,638			25,108			26,604
Bank premises and equipment	11,544			12,264			12,834
Other assets	34,793			36,681			40,000
TOTAL ASSETS	$807,473			$819,565			$827,255
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest bearing liabilites
Time and savings deposits:
NOW and money market accounts	$209,814	0.88%	$1,848	$235,524	0.66%	$1,551	$238,616	0.66%	$1,576
Savings	93,854	0.99	933	107,597	0.95	1,027	111,730	0.94	1,053
Time	166,868	3.91	6,519	161,929	2.80	4,533	173,376	2.20	3,822
Time over $100,000	92,521	4.37	4,039	79,012	3.32	2,626	72,027	2.75	1,978
TOTAL INTEREST BEARING DEPOSITS	563,057	2.37	13,339	584,062	1.67	9,737	595,749	1.41	8,429
Federal funds purchased and securities
sold under agreements to repurchase	8,753	4.99	437	5,403	2.81	152	4,056	1.28	52
Other liabilities	257	4.67	12	322	2.80	9	385	1.56	6
TOTAL INTEREST BEARING
LIABILITIES	572,067	2.41	$13,788	589,787	1.68	$9,898	600,190	1.41	$8,487
Noninterest bearing liabilities
Demand deposits	117,242			115,183			115,207
Other liabilities	12,831			11,637			10,892
TOTAL LIABILITIES	702,140			716,607			726,289
Shareholders' equity	105,333			102,958			100,966
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$807,473			$819,565			$827,255
Spread between combined rate earned and
combined rates paid*		3.82%			3.86%			3.85%
Net yield on interest-earning assets*		4.37%			4.21%			4.13%

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

Net Interest Margin (Continued)

           Table B sets forth, for the periods indicated, a summary of consolidated changes in interest earned and interest paid, reflected by the interest generated by volume changes and the interest generated by changes in the yield or rate.  On a tax equivalent basis, net interest income increased $844,000 for the year ending December 31, 2006 as financial products repriced in the rising rate environment.  Interest paid on interest-bearing deposits was up primarily because of the higher interest rates.

TABLE B - Volume and Yield/Rate Variances

(Taxable Equivalent Basis - In Thousands)

	2006 Compared to 2005			2005 Compared to 2004
			Net			Net
		Yield	Increase		Yield	Increase
	Volume	/Rate	(Decrease)	Volume	/Rate	(Decrease)
Revenue earned on
Loans, net	$1,678	$2,467	$4,145	$1,252	$1,536	$2,788
Bank deposits	2	2	4	(2)	-	(2)
Investment securities
Taxable securities	(2,270)	224	(2,046)	(1,642)	(179)	(1,821)
Tax-free securities	1,547	865	2,412	1,386	(537)	849
Federal funds Sold	50	169	219	(4)	138	134
Total interest earning assets	1,007	3,727	4,734	990	958	1,948
Interest paid on
NOW and money market accounts	(170)	467	297	(20)	(5)	(25)
Savings deposits	(131)	37	(94)	(39)	13	(26)
Time deposits	138	1,848	1,986	(252)	963	711
Time deposits over $100,000	448	965	1,413	192	456	648
Federal funds purchased and securities
sold under agreements to repurchase	94	191	285	17	83	100
Short term debt	(2)	5	3	(1)	4	3
Total interest-bearing funds	377	3,513	3,890	(103)	1,514	1,411
Net interest earnings	$630	$214	$844	$1,093	$(556)	$537

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

Assets and Liabilities

            Average earning assets decreased 0.9% as of December 31, 2006 compared to December 31, 2005  and decreased 0.3% as of December 31, 2005 compared to December 31, 2004.  Stable local economic conditions contributed to the nominal change during 2006.  The economic climate in the Corporation's market area of Middle Tennessee showed some improvement in 2006 as loan growth remained stable throughout the year.  As a financial institution, the Bank's primary earning asset is loans.  At December 31, 2006, average net loans represented 63.3% of average earning assets.  Average net loans were up 6.1% as of December 31, 2006 compared to December 31, 2005 and increased 5.0% as of December 31, 2005 compared to December 31, 2004.

            Average investments, 35.5% of average earning assets at December 31, 2006, decreased 11.1% from year end 2005 compared to a 7.1% decrease at the end of 2005 from year end 2004.  Maturing securities and other available funds were invested in loans and provided a source of funds to the decrease in deposits.  Average total assets declined 1.5% during 2006 compared to a decrease during 2005 of 0.9%.

            The Bank's average deposits declined 3.6% as of December 31, 2006 compared to December 31, 2005 as interest rate competition increased from existing banks and non banks as well as the emergence of new banking organizations in our service area.  The Bank's average deposits declined 2.0% as of December 31, 2005 compared to December 31, 2004.  Interest bearing transaction accounts were down 10.9% from the average at December 31, 2005.  Time deposits under $100 increased 3.1% as of December 31, 2006 compared to December 31, 2005 and time deposits over $100 increased 17.1% primarily because the Bank increased its reliance on short term large dollar certificates of deposit.  Average savings deposits decreased 12.8% as of December 31, 2006 compared to December 31, 2005. As reflected by these changes, the Bank experienced a shift of funds by its customers out of savings deposits and into time deposits.  Savings deposits have historically been steady providing a core, low cost, source of funding.

Assets and Liabilities (Continued)

Customer relationship development helped maintain a stable base in noninterest-bearing deposits.  The Bank's noninterest-bearing deposits have remained strong and were 17.0% of average total deposits at December 31, 2006, 16.4% of average total deposits at December 31, 2005 and 16.1% of average total deposits at 12/31/04.  This core of noninterest-bearing funds remained strong for 2006.

            The Corporation and the Bank do not have any long-term debt or other obligations with the exception of certain operating leases that are discussed in Note 8 of the Notes To Consolidated Financial Statements included elsewhere in this report.

RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

           The Bank uses a formal asset and liability management process to ensure adequate liquidity and control interest rate risk.  The Bank's goal of liquidity management is to provide adequate funds to meet loan demand and any potential unexpected deposit withdrawals.  The Bank accomplishes this goal by striving for consistent core deposit growth, holding adequate liquid assets and maintaining unused capacity to borrow funds.  The Bank's objective of interest rate risk management is to maintain reasonable stability in the gross interest margin despite changes in the level of interest rates and the spread among interest rates.

Liquidity

           At December 31, 2006, the Bank had approximately $129.0 million of cash and due from banks, securities and other short-term investments maturing within one year compared to $91.3 million as of a year earlier.  In the normal course of business, the Bank has established lines of credit for short-term borrowings for the management of daily liquidity needs. At December 31, 2006, the unused lines of credit were $55.0 million.

Interest Rate Risk

           The Bank uses an earnings simulation model to evaluate the impact of different interest rate scenarios on the gross margin.  Each quarter, the Bank's Asset/Liability Committee monitors the relationship of rate sensitive earning assets to rate sensitive interest-bearing liabilities (interest rate sensitivity), which is the principal factor in determining the effect that fluctuating interest rates will have on future net interest income.  Rate sensitive earning assets and interest-bearing liabilities are those that can be repriced to current market rates within a defined time period.  The Asset/Liability Committee measures near-term risk (within the next 12 months) to net interest income resulting from changes in interest rates.  The model incorporates the Bank's assets and liabilities, together with forecasted changes in the balance sheet mix and assumptions that reflect the current interest rate environment, to simulate the effect of possible changes in interest rates on net interest income.  As a policy, budgeted financial goals are monitored on a monthly basis by the Asset/Liability Committee where the actual dollar change in net interest income given different interest rate movements is reviewed.  A negative dollar change in net interest income for a 12-month period of less than 4.5% of net interest income given a three hundred basis point shift in interest rates is considered an acceptable rate risk position.  At December 31, 2006, if interest rates were to fall 300 basis points (3.0%) over the next 12 months, net interest income would be $553.8 less than currently projected if rates were to rise by 300 basis points.  This would be a decline in net interest income of 2.1%, which is within policy guidelines established by the Bank's Board of Directors.

Interest Rate Risk (Continued)

TABLE C - Rate Sensitivity of Earning Assets and Interest-Bearing Liabilities

	Three Months	Three to Six	Six to 12	Over One
As of December 31, 2006	or Less	Months	Months	Year	Total
Earning assets
Bank time deposits	$2,573	$-	$-	$-	$2,573
Taxable investment securities	5,999	9,966	33,618	85,418	135,001
Tax-exempt investment securities	2,280	1,455	666	88,846	93,247
Loans and leases, net of deferred fees	77,122	24,986	49,216	322,029	473,353
Total earning assets	87,974	36,407	83,500	496,293	704,174
Interest-bearing liabilities
NOW and money market accounts	124,386	-	-	78,368	202,754
Savings	-	-	-	87,689	87,689
Time	62,243	59,993	31,627	20,219	174,082
Time over $100,000	37,431	36,961	11,462	5,650	91,504
Other short-term debt	3,040	-	-	-	3,040
Total interest bearing liabilities	227,100	96,954	43,089	191,926	559,069
Period gap	(139,126)	(60,547)	40,411	304,367	145,105
Cummulative gap	$(139,126)	$(199,673)	$(159,262)	$145,105

           Another tool used to monitor the Bank's overall interest rate sensitivity is a gap analysis.  Table C shows the Bank's rate-sensitive position at December 31, 2006, as measured by a gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods).  In the short term, deposits are subject to rate changes sooner than loans and investments.  Management anticipates rates to remain stable in 2007 and has determined the Bank to be in an acceptable rate risk position.  Table A provides additional information regarding the largest components of interest-bearing liabilities.

Capital

           Historically, internal growth has financed the capital needs of the Bank.  The Corporation and the Bank do not have any long-term debt and do not have major plans for material capital expenditures in the next 12 months.  At December 31, 2006, the Corporation had a ratio of Tier I Capital to average assets of 12.45%.  This compares to a ratio of Tier I capital to average assets of 12.13% at December 31, 2005.  This ratio shows a slight increase because retained earnings, capital stock and additional paid-in capital were stable and average total assets declined 1.5% during 2006.

             Cash dividends declared in 2006 were 50.5% of net income.  The payout ratio for 2005 was 42.2%.  The Corporation plans to continue an average annual payout ratio over 20% while continuing to maintain a capital to asset ratio reflecting financial strength and adherence to regulatory guidelines.

           The minimum guideline for the ratio of total capital to risk-weighted assets is 8%.  Tier 1 Capital generally consists of common stock.  Tier I Capital must equal at least 4% of risk-weighted assets.  As of December 31, 2006, the Corporation's ratios of Tier I Capital to risk-weighted assets and total Capital to risk-weighted assets were 19.25% and 20.50%, respectively.  At December 31, 2005, the comparable ratios were 18.70% and 19.96%, respectively.  Please refer to Note 11 in the Notes to Consolidated Financial Statements included elsewhere in this report for more information on the capital strength of the Corporation and the Bank.

LOANS AND LOAN QUALITY

            As with most commercial banking institutions, the Bank's loan portfolio is the largest component of earning assets and, therefore, provides the highest amount of revenue.  The loan portfolio also contains, as a result of credit quality, the highest exposure to risk.  When analyzing potential loans, management assesses both interest rate objectives and credit quality objectives in determining whether to make a given loan and the appropriate pricing for that loan.  The Bank maintains a diversified portfolio in order to spread its risk and reduce its exposure to economic downturns that may occur in different segments of the economy or in particular industries.  As of December 31, 2006, total loans maturing and repricing after one year, which have predetermined interest rates and floating or adjustable interest rates are $299 million and $57 million, respectively.  The composition of the loan portfolio is disclosed in detail in Note 4 in the Notes to Consolidated Financial Statements included elsewhere in this report.

            The lending activities of the Bank are subject to written underwriting standards and policies established by the Bank's Board of Directors and management that include loan review procedures and approvals.  Applications for loans are taken by designated employees at 15 of the Bank's offices.  Depending primarily on the amount of the loan, there are various approval levels required, including an Executive Committee of the Bank's Board of Directors that meets weekly.

            The Bank has a credit administration function that is responsible for assisting loan officers in underwriting new loans, reviewing problem loans, monitoring the status of problem loans from period to period and assisting in their resolution.  This review process also includes semi-annual reviews by an outside party to assess the quality of the loan portfolio independently.  Management has concluded that this independent review has served to strengthen underwriting practices.  The analysis and review by the Bank's credit administration department also include a formal review that is prepared quarterly to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses.  Loan reviews of all relationships aggregating $250 and greater are completed on an annual schedule.  At December 31, 2006 loans totaling $11.4 million, or 2.4% of the portfolio, were classified as other assets especially mentioned.  This compares to loans totaling $5.1 million so classified at December 31, 2005.  There were no loans classified as doubtful at December 31, 2006 and December 31, 2005.  The bank closed the year with $5.6 million in classified assets, which includes substandard loans, doubtful loans and Other Real Estate Owned ("OREO").  This represents a decrease of $4.9 million or 46.8% from December 31, 2005.  Classified assets represented 5.3% of Tier I Capital and ALLL, which was down from 10.1% at 12/31/05 and below the Bank's objective of 12.0%.  Overall credit quality was improved as some problem loans have been resolved and credit underwriting has improved.  For most of 2006, delinquency levels remained well below the year-end level of 1.2% and well below both the Bank's target level and peer group average. Loans that are impaired and not accruing interest were more actively monitored to determine those for which more aggressive action plans should be taken.  The Bank ended 2006 with a net recovery of $104.  The payoff of several large classified credits was a major contributor to the decline in classified loans.  Management believes that the allowance for loan losses was adequate at December 31, 2006.

            Table D summarizes average loan balances and reconciles the allowance for loan losses at December 31, 2002, 2003, 2004, 2005 and 2006.  Additions or reductions to the allowance, which have been included in operating expenses, are also included.  First mortgage loans secured by one to four-family residential properties make up 38.4% of the total loan portfolio.  The Bank continues to have a concentration in residential mortgage loans; however, management of the Bank remains comfortable with this concentration of loan type given the strong underwriting practices within this portfolio and the acceptable level of historical losses.  The environment for commercial, industrial and commercial real estate lending remains largely unchanged in the seven counties within which the Bank operates.  The Bank does not have any industry concentrations as measured by regulatory guidelines.  However, the Bank does have heavy exposure among five broad industry categories-- construction, manufacturing, real estate rental and leasing, other services, and public administration.  Given the level of exposure in each of these

LOANS AND LOAN QUALITY (Continued)

categories, the particular industries are monitored closely to ensure that underwriting practices and policies, as well as allowance levels, match the level of risk posed.  Please refer to Note 1 in the Notes to Consolidated Financial Statements included elsewhere in this report.

            Loans having recorded investments of $2.0 million and $2.3 million at December 31, 2006 and 2005, have been identified as impaired and are not accruing interest in accordance with the provision of SFAS 114.  These type of loans are considered nonaccrual loans and represent 0.4% and 0.5% of gross loans as of December 31, 2006 and 2005, respectively.  Interest received on these loans during 2006 was $122, during 2005 was $136, and during 2004 was $170.  The gross interest income that would have been recorded if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, was $200, $251, and $475 for the years ended December 31, 2006, 2005, and 2004, respectively.  The Bank has no loans that are past due 90 days or more and no "troubled debt restructurings" as defined in SFAS 15 that are not included in nonaccrual loans as of December 31, 2006 and 2005.  Please refer to Note 1 and Note 4 in the Notes to Consolidated Financial Statements that are included elsewhere in this material for more information on the Bank's policy regarding loan impairment.

TABLE D - THE LOAN PORTFOLIO

	December 31,
(Dollars In Thousands)	2006	2005	2004	2003	2002

Average amount of gross loans outstanding	$475,226	$448,868	$428,671	$456,187	$524,248

Balance of allowance for possible loan
losses at beginning of year	7,794	8,509	10,123	11,375	6,707

Balance from acquisition	-	-	-	-	536
Loans charged off
Loans secured by real estate	207	287	364	958	1,549
Commercial and industrial loans	94	138	1,017	296	580
Loans to individuals	62	126	299	712	1,517
TOTAL LOANS CHARGED OFF	363	551	1,680	1,966	3,646
Recoveries of loans previously charged off
Loans secured by real estate	110	555	187	22	3
Commercial and industrial loans	92	73	259	67	54
Loans to individuals	265	98	297	192	271
TOTAL RECOVERIES	467	726	743	281	328

NET LOANS CHARGED OFF	(104)	(175)	937	1,685	3,318

Provision (reduction) charged (credited)
to operating expenses	(636)	(890)	(677)	433	7,450

BALANCE AT END OF YEAR	$7,262	$7,794	$8,509	$10,123	$11,375
Ratio of net charge-offs during the period
to average gross loans outstanding	-0.02%	-0.04%	0.22%	0.37%	0.63%

Interest Income

            Total interest income increased 8.5% during 2006 as most financial products repriced in the rising interest rate environment.  Interest and fees earned on loans was 73.6% of gross interest income during 2006 and increased 15.6% in 2006 compared to 2005 as a result of the financial products repricing and loan volume remaining stable throughout the year. Interest and fees earned on loans increased 10.7% during 2005 compared to 2004 as a result of higher yields and increasing loan volume.  Interest earned on securities and other investments was 25.3% of gross interest income during 2006 and was down 9.3% primarily because of the decrease in volume.  A gain of $51,000 on the sale of available-for-sale investment securities was realized in the fourth quarter of 2006.

Interest Expense

            Total interest expense increased 39.3% during 2006, compared to a 16.6% increase during 2005, and a 25.6% decrease during 2004.  The higher interest rate environment led to increased costs for consumer and municipal certificates of deposit.  The cost of interest-bearing deposits is monitored quarterly by the Asset/Liability Committee.  The net interest margin (tax equivalent net interest income divided by average earning assets) was 4.37%, 4.21% and 4.13% for years ending December 31, 2006, December 31, 2005 and December 31, 2004.

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

Noninterest Income and Expenses

           Noninterest income decreased 0.4% during 2006.  The gain on sale of available-for-sale securities provided a $51,000 gain in 2006, whereas 2005 reflected a $513,000 gain.  Income from fiduciary services offered in the Bank's Trust department was up 4.6%, representing 20.6% of total noninterest income.  Noninterest income decreased 1.3% during 2005 and increased 12.8% during 2004.

Noninterest Income and Expenses (Continued)

           Noninterest expenses, excluding the provision for possible loan losses, increased 2.2% during 2006.  Increases in salaries and employee benefits contributed to this increase.  Noninterest expenses, excluding the provision for possible loan losses, increased 1.8% during 2005.  Noninterest expenses decreased 0.6 % during 2004.

Net Income

               Net income was 8.6% lower in 2006 than in 2005.  The increase in interest expense was a primary reason for the decline.  Net income was 1.7% lower in 2005 than in 2004.  The decrease in noninterest income and increase in noninterest expenses contributed to the decline.

Off-Balance Sheet Arrangements

            As of December 31, 2006, the Bank was a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit. Please refer to Note 10 of the Notes to Consolidated Financial Statements included elsewhere in this report for more information on the Bank's commitments and contingencies.  Please refer to Table C in "Liquidity and Capital Resources" for a summary of our earning assets and interest-bearing liabilities by maturities that are included in the Consolidated Balance Sheet.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS ON THE FINANCIAL STATEMENTS

           SFAS No. 156, "Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140."  SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes a contractual obligation to service a financial asset in certain circumstances.  All separately recognized servicing assets and servicing liabilities are required to be initially measured at fair value.  Subsequent measurement methods include the amortization method, whereby servicing assets or servicing liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss, or the fair value method, whereby servicing assets or servicing liabilities are measured at fair value at each reporting date and changes in fair value are reported in earnings in the period in which they occur.  If the amortization method is used, an entity must assess servicing assets or servicing liabilities for impairment or increased obligation based on the fair value at each reporting date.  SFAS no. 156 if effective for fiscal years beginning after December 15, 2006.  We are currently evaluating the impact of SFAS No. 156 on its consolidated financial statements.

In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement on Financial Accounting Standards ("SFAS") No. 158, "Employers' Accounting for Defined Benefit pension

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS ON THE FINANCIAL STATEMENTS (Continued)

and other Postretirement Plans - An amendment of SFAS No. 87, 88, 106 and 132(R)."  SFAS 158 requires that the funded status of defined benefit postretirement plans be recognized on a company's balance sheet, and changes in the funded status be reflected in comprehensive income, effective fiscal years ending after December 15, 2006, which the Company has adopted.  SFAS 158 also requires companies to measure the funded status of such plans as of the date of its fiscal year-end, effective for years ending December 15, 2008.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatement in Current Year Financial Statements" ("SAB 108").  SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment.  SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each error to the company's balance sheet and statement of operations and the related financial statement disclosures.  The Company's adoption of SAB 108 is part of the implementation of the other post retirement benefits.

In 2006, the Company adopted FASB Staff Position  No. FAS 115-1 and 124-1, "The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments" ("FSP 115-1").  In conjunction with the adoption of SAB 108, the Corporation disclosed its liability for medical benefits provided to retired employee.  The effects on the financial statements are described in Note 2 of the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

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

CRITICAL ACCOUNTING POLICIES (Continued)

More detailed historical data is being accumulated by category of retail and commercial credit and performance characteristics to broaden the analysis and improve monitoring of potential credit risk.

           Criteria considered and processes utilized in evaluating the adequacy of the ALLL are:

* Portfolio quality trends;

* Changes in the nature and volume of the portfolio;

* Present and prospective economic and business conditions, locally and nationally;

* Management review systems and board oversight, including external loan review processes;

* Changes in credit policy, credit administration, portfolio management and procedures;

* Changes in personnel, management and staff; and

* Existence and effect of any concentrations of credit.

           In assessing the adequacy of the ALLL, the risk characteristics of the entire loan portfolio are evaluated.  This process includes the judgment of management, input from independent loan reviews and reviews that may have been conducted by bank regulators as part of their usual examination process.

The following table gives a breakdown of the allowance for loan losses per loan category:

	2006
	Amount	Percent

Commercial Real Estate - Mortgage	$1,886	26%
Commercial Real Estate - Construction	319	4%
Commercial Real Estate - Other	1,222	17%
Total Commercial	3,427	47%
Consumer Real Estate - Mortgage	1,510	21%
Consumer Real Estate - Construction	140	2%
Consumer Real Estate - Other	904	12%
Total Consumer	2,554	35%
Other	1,281	18%
Total Allowance For Loan Losses	$7,262	100%

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

Selected Financial Information
(Dollars in Thousands, Except Per Share Data)

	2006	2005	2004	2003	2002
Interest Income		Restated	Restated	Restated	Restated
Interest and fees on loans	$31,246	$27,038	$24,426	$28,388	$37,116
Income on investment securities
Taxable interest	6,345	8,443	10,263	11,045	11,390
Exempt from federal income tax	4,221	3,266	2,568	2,738	3,214
Dividends	180	137	213	130	166
	10,746	11,846	13,044	13,913	14,770
Other interest income	445	222	94	250	299
Total Interest Income	42,437	39,106	37,564	42,551	52,185
Interest Expense
Interest on deposits	13,339	9,736	8,429	11,388	17,767
Interest on other short term borrowings	449	162	58	21	39
Total Interest Expense	13,788	9,898	8,487	11,409	17,806
Net Interest Income	28,649	29,208	29,077	31,142	34,379
Provision For Possible Loan Losses	(636)	(890)	(677)	433	7,450
Net Interest Income After
Provision for Loan Losses	29,285	30,098	29,754	30,709	26,929
Noninterest Income
Trust department income	2,322	2,220	2,088	1,806	1,781
Service fees on deposit accounts	7,739	7,208	7,189	7,217	7,175
Other service fees, commissions, and fees	424	372	408	433	435
Other operating income	751	1,018	873	(15)	611
Securities gains	51	513	917	737	124
Total Noninterest Income	11,287	11,331	11,475	10,178	10,126
Noninterest Expense
Salaries and employee benefits	16,918	16,447	16,217	15,645	13,412
Net occupancy expense	2,143	2,353	2,289	2,184	2,187
Furniture and equipment expense	1,138	1,220	1,317	1,422	1,461
Other operating expenses	10,547	10,076	9,724	10,437	9,515
Total Noninterest Expense	30,746	30,096	29,547	29,688	26,575
Income Before Provision
For income Taxes	9,826	11,333	11,682	11,199	10,480
Provision For Income Taxes	2,101	2,881	3,088	2,889	2,188
Net Income	$7,725	$8,452	$8,594	$8,310	$8,292
Earnings Per Common Share	$1.33	$1.45	$1.47	$1.42	$1.42
Weighted Average Shares Outstanding	5,826,589	5,840,000	5,840,000	5,840,000	5,840,000
Share and per share data have been restated to give retroactive effect to the two-for-one stock split effected as a stock dividend declared on April 20, 2004.
(See Note 1 of Notes to Consolidated Financial Statements)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

First Farmers and Merchants Corporation

Columbia, Tennessee

We have audited the consolidated balance sheets of First Farmers and Merchants Corporation and its subsidiaries (collectively, the "Corporation") as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2006.  These financial statements are the responsibility of the Corporation's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Farmers and Merchants Corporation and subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of SFAS 87, 88, 106 and 132 (R).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2007, expressed an unqualified opinion on management's assessment of the effectiveness of the Corporation's internal control over financial reporting and an unqualified opinion on the effectiveness of the Corporation's internal control over financial reporting.

/s/ Kraft CPAs PLLC

Nashville, Tennessee

March 16, 2007

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

            The Corporation's management assessed the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2006.  In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in "Internal Control-Integrated Framework."  Based on our assessment we believe that, as of December 31, 2006, the Corporation's internal control over financial reporting is effective based on those criteria.

            The Corporation's independent registered public accounting firm has issued an audit report on management's assessment of the Corporation's internal control over financial reporting.  This report appears on page 39 of this annual report.

/s/ T. Randy Stevens                                                                 /s/ Patricia P. Moody_________________

T. Randy Stevens, Chief Executive Officer                        Patricia P. Moody, Assistant Treasurer

        and Chairman                                                         (principal financial officer and principal accounting officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

First Farmers & Merchants Corporation

Columbia, Tennessee

We have audited management's assessment, included in the accompanying Report on Management's Assessment of Internal Control over Financial Reporting, that First Farmers & Merchants Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  First Farmers & Merchants Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

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

In our opinion, management's assessment that First Farmers & Merchants Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Also in our opinion, First Farmers & Merchants Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Farmers & Merchants Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2006, and our report dated March 16, 2007 expressed an unqualified opinion on those consolidated financial statements.

/s/ Kraft CPAs PLLC

Nashville, Tennessee

March 16, 2007

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

December 31,	December 31,
(Dollars In Thousands, Except Per Share Data)	2006	2005 (Restated)

ASSETS	Cash and due from banks	$45,558	$28,489
Interest-bearing deposits in banks	2,573	49
Federal funds sold	26,850	-
Total cash and cash equivalents	74,981	28,538
Securities
Available for sale (amortized cost $149,040
and $195,449, respectively)	147,001	191,931
Held to maturity (fair value $82,109
and $90,810, respectively)	81,247	89,832
Total securities	228,248	281,763
Loans, net of deferred fees	473,353	459,897
Allowance for possible loan losses	(7,262)	(7,794)
Net loans	466,091	452,103
Bank premises and equipment, at cost
less allowance for depreciation	10,428	11,909
Core deposit and other intangibles	9,874	10,930
Other assets	30,462	27,755
TOTAL ASSETS	$820,084	$812,998

LIABILITIES	Deposits
Noninterest-bearing	$142,933	$117,065
Interest-bearing (including certificates of deposit
over $100: 2006 - $91,504; 2005 - $94,471)	556,029	566,523
Total deposits	698,962	683,588
Federal funds purchased and securities sold
under agreements to repurchase	2,654	13,132
Dividends payable	1,971	1,869
Other short-term liabilities	385	521
Accounts payable and accrued liabilities	12,305	10,816
TOTAL LIABILITIES	716,277	709,926

COMMITMENTS AND CONTINGENCIES
Notes 8 and 10

SHAREHOLDERS'	Common stock - $10 par value, 8,000,000 shares
EQUITY	authorized; 5,760,000 and 5,840,000 issued
and outstanding shares as of 12/31/06 and
12/31/05, respectively	57,600	58,400
Additional paid-in capital	1,120	4,320
Retained earnings	46,342	42,515
Accumulated other comprehensive income (loss)	(1,255)	(2,163)
TOTAL SHAREHOLDERS' EQUITY	103,807	103,072
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$820,084	$812,998

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except Per Share Data)	Years Ended December 31,
2006	2005	2004
(Restated)	(Restated)

INTEREST & DIVIDEND INCOME	Interest and fees on loans	$ 31,246	$ 27,038	$ 24,426
Income on investment securities
Taxable interest	6,345	8,443	10,263
Exempt from federal income tax	4,221	3,266	2,568
Dividends	180	137	213
10,746	11,846	13,044
Other interest income	445	222	94
TOTAL INTEREST & DIVIDEND INCOME	42,437	39,106	37,564

INTEREST EXPENSE	Interest on deposits	13,339	9,736	8,429
Interest on other short-term borrowings	449	162	58
TOTAL INTEREST EXPENSE	13,788	9,898	8,487

NET INTEREST INCOME	28,649	29,208	29,077
PROVISION FOR POSSIBLE LOAN LOSSES
(RECOVERIES) NET	(636)	(890)	(677)
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES
(RECOVERIES)	29,285	30,098	29,754

NONINTEREST INCOME	Trust department income	2,322	2,220	2,088
Service fees on deposit accounts	7,739	7,208	7,189
Other fees and commissions	424	372	408
Other operating income	751	1,018	873
Securities gains	51	513	917
TOTAL NONINTEREST INCOME	11,287	11,331	11,475

NONINTEREST	Salaries and employee benefits	16,918	16,447	16,217
EXPENSE	Net occupancy expense	2,143	2,353	2,289
Furniture and equipment expense	1,138	1,220	1,317
Other operating expenses	10,547	10,076	9,724
TOTAL NONINTEREST EXPENSES	30,746	30,096	29,547
INCOME BEFORE PROVISION FOR
INCOME TAXES	9,826	11,333	11,682
PROVISION FOR INCOME TAXES	2,101	2,881	3,088

NET INCOME	$ 7,725	$ 8,452	$ 8,594

BASIC EARNINGS
PER SHARE	$ 1.33	$ 1.45	$ 1.47
Weighted average shares outstanding	5,826,589	5,840,000	5,840,000
Share and per share data have been restated to give retroactive effect to the two-for-one stock split effected as a stock dividend declared on April 20, 2004.
The accompanying notes are an integral part of the consolidated financial statements.
FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Accumulated
(Dollars In Thousands, Except Per Share Data)	Additional	Other
Common	Paid-in	Retained	Comprehensive
Years Ended December 31, 2006, 2005, and 2004	Stock	Capital	Earnings	Income (Loss)	Total

BALANCE AT JANUARY 1, 2004 - Restated	$ 29,200	$ 4,320	$ 61,794	$ 4,067	$ 99,381
Comprehensive income
Net income - Restated	8,594	8,594
Change in net unrealized loss on securities
available-for-sale, net of reclassification
adjustment and tax effects	(3,507)	(3,507)
Total comprehensive income	5,087
Two-for-one stock split - See Note 1	29,200	(29,200)	-
Cash dividends declared, $0.59 per share *	(3,446)	(3,446)
BALANCE AT DECEMBER 31, 2004 - Restated	58,400	4,320	37,742	560	101,022

Comprehensive income
Net income - Restated	8,452	8,452
Change in net unrealized loss on securities
available-for-sale, net of reclassification
adjustment and tax effects	(2,723)	(2,723)
Total comprehensive income	5,729
Cash dividends declared, $0.63 per share	(3,679)	(3,679)
BALANCE AT DECEMBER 31, 2005 - Restated	58,400	4,320	42,515	(2,163)	103,072

Comprehensive income
Net income	7,725	7,725
Change in net unrealized gain on securities
available-for-sale, net of reclassification
adjustment and tax effects	908	908
Total comprehensive income	8,633
Repurchase of common stock	(800)	(3,200)	(4,000)
Cash dividends declared, $0.67 per share	(3,898)	(3,898)
BALANCE AT DECEMBER 31, 2006	$57,600	$1,120	$46,342	$(1,255)	$103,807

*Cash dividends per share amount for 2004 are restated to give retroactive effect to the two-for-one stock split as of April 20, 2004.
The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
	(Dollars in Thousands)	Years ended December 31,
		2006	2005 (Restated)	2004 (Restated)
OPERATING	Net income	$ 7,725	$ 8,452	$ 8,594
ACTIVITIES	Adjustments to reconcile net income to net cash provided
	by operating activities
	Excess (deficiency) of provision for possible loan losses
	over net charge-offs	(532)	(715)	(1,615)
	Provision for depreciation and amortization of
	premises and equipment	1,119	1,268	1,249
	Securities gains	(51)	(513)	(917)
	Real estate contributed to government organization	22	-	-
	Amortization of deposit base intangibles	1,056	1,056	1,056
	Amortization of investment security premiums,
	net of accretion of discounts	1,072	2,119	2,731
	Increase in cash surrender value of life insurance contracts	(408)	(566)	(442)
	(Increase) decrease in
	Deferred income taxes	(262)	(120)	(267)
	Interest receivable	575	143	503
	Other assets	(5)	763	(568)
	Increase (decrease) in
	Interest payable	896	699	(123)
	Other liabilities	847	200	(494)
	Total adjustments	4,328	4,334	1,113
	Net cash provided by operating activities	12,054	12,786	9,707
INVESTING	Proceeds from maturities, calls, and sales of
ACTIVITIES	available-for-sale securities	65,854	92,564	43,016
	Proceeds from maturities and calls of held-to-maturity securities	8,483	11,161	20,026
	Purchases of investment securities
	Available-for-sale	(20,365)	(63,632)	(27,588)
	Held-to-maturity	-	(24,832)	(17,242)
	Net increase in loans	(13,456)	(10,844)	(24,548)
	Proceeds from sale of assets	45	-	164
	Purchase of life insurance premium	(2,757)	(254)	(253)
	Purchases of premises and equipment	(379)	(759)	(832)
	Net cash provided by (used in) investing activities	37,425	3,404	(7,257)
FINANCING	Net increase (decrease) in noninterest-bearing
ACTIVITIES	and interest-bearing deposits	15,374	(10,267)	(22,578)
	Net increase (decrease) in short term borrowings	(10,614)	3,926	7,274
	Repurchase of Common Stock	(4,000)	-	-
	Cash dividends	(3,796)	(3,562)	(3,329)
	Net cash used in financing activities	(3,036)	(9,903)	(18,633)
	Increase (decrease) in cash and cash equivalents	46,443	6,287	(16,183)
	Cash and cash equivalents at beginning of period	28,538	22,251	38,434
	Cash and cash equivalents at end of period	$ 74,981	$ 28,538	$ 22,251
	Supplemental disclosures of cash flow information
	Cash paid during the period for expenses
	Interest on deposits and borrowed funds	$ 12,891	$ 9,199	$ 8,611
	Income Taxes	2,332	2,759	5,988
	Land and building transferred from premises and equipment to other assets held for sale	$ 684	$ -	$ -
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

Principles of Consolidation

             The accompanying consolidated financial statements present the accounts of the Corporation and its wholly-owned subsidiary, First Farmers and Merchants Bank (the "Bank").   The Bank has direct and indirect subsidiaries through which it holds F&M West Inc., Maury Tenn, Inc.,  and Maury Tenn Properties, Inc.   Material intercompany accounts and transactions have been eliminated in consolidation.

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

Use of Estimates in the Preparation of Financial Statements

             The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Corporation and the Bank to make estimates and assumptions that affect the reported amounts of assets and liabilities.  Those estimates and assumptions also affect disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate, deferred tax assets and the liability related to post retirement benefits.

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

Significant Group Concentrations of Credit Risk

         Most of the Bank's activities are with customers located within its service area, which is comprised of Maury, Lawrence, Marshall, Hickman, Dickson, Giles, Williamson and adjacent counties in southern middle Tennessee.  Approximately 80% of the Bank's loans were made to customers in the Maury and

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Lawrence county markets as of December 31, 2006.  Maury County is the source of 54.2% of the Bank's loan portfolio, including most of the Bank's participation and out-of-territory loans.  Note 3 discusses the types of securities in which the Bank invests.  Note 4 discusses the types of lending in which the Bank engages.  First mortgage loans secured by one to four family residential properties make up 38.4% of the total loan portfolio.  This represents the largest component of the real estate secured loans.    Management of the Bank recognizes this concentration and believes the risk is acceptable given the quality of underwriting, current market conditions and historical loss experience.

         The loans secured by non-farm/non-residential real estate comprise 21% of the loan portfolio.  Of this portfolio of loans, 68% are owner-occupied.  The loan segment type is classified as "true" commercial real estate -  loans whose repayment is dependent upon rental income or the sale, refinancing or permanent financing of the underlying property.  The Bank's risk is geographically dispersed and continues to be well diversified across several property types with no areas of excessive exposure.

         Current commercial real estate loan stratification reports indicate that the commercial construction and development portfolio remains well diversified with an acceptable level of speculative exposure.  Of the loans secured by commercial type real estate, 56% are in the owner-occupied category.

         The Bank continues to monitor and manage its exposure to single borrowing entity and its exposure to groups of borrowers within the same industry.  Within the commercial loan portfolio, the Bank continues to report heavy exposure in four broad industry categories.

Cash and Due From Banks

         Included in cash and due from banks are reserve amounts that are legally required to be maintained on an average balance in the form of cash and balances due from the Federal Reserve Bank and other banks.   At December 31, 2006, the Bank was required to maintain approximately $4.6 million at the Federal Reserve Bank.  Interest-bearing deposits in banks mature within one year and are carried at cost.  From time to time throughout the year, the Bank's balances due from other financial institutions exceeded FDIC insurance limits.  Management considers this to be a normal business risk.

Cash Equivalents

            Cash equivalents include cash on hand, cash due from banks and federal funds sold.  Federal funds are sold for one-day periods.  Interest-bearing deposits in banks included in cash equivalents mature within 90 days.

Securities

            Trading account securities that are bought and held principally for the purpose of selling them in the near term are carried at market value.  Gains and losses, both realized and unrealized, are included in other operating income.  There were no securities classified as trading in 2006 or 2005.

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

            Legal fees and any other direct costs relating to foreclosures are charged to operations when incurred.  The Bank had no other real estate at December 31, 2006, and $196,000 at December 31, 2005.  Properties that were included in other real estate were sold at losses of $24,000 during 2006, which are included in other operating expense.  Losses of $51,000 and $458,000 were realized on sales of other real estate during 2005 and 2004, respectively.

Premises and Equipment

            Premises and equipment are stated at cost, less accumulated depreciation and amortization.  The provision for depreciation is computed principally on an accelerated method over the estimated useful life of an asset, which ranges from 15 to 50 years for buildings and from three to 33 years for equipment.  Costs of major additions and improvements are capitalized.  Expenditures for maintenance and repairs are charged to operations as incurred.  Gains or losses from the disposition of property are reflected in operations, and the asset accounts and related allowances for depreciation are reduced.

Servicing

            Loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage and other loans serviced for others were $8.0 million and $14.2 million at December 31, 2006 and 2005, respectively.  The present value of servicing income is expected to approximate an adequate compensation cost for servicing these loans.  Therefore, no servicing asset has been recorded.

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

Earnings Per Share

             Basic earnings per share represent income available to shareholders divided by the weighted average number of shares of common stock outstanding during the period.  Diluted earnings per share reflect additional shares of common stock that would have been outstanding if potentially dilutive shares of common stock had been issued, as well as any adjustment to income that would result from the assumed conversion.  For the years ended December 31, 2006, 2005 and 2004, there were no potentially dilutive shares of common stock issuable.

Comprehensive Income

            Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.  A schedule of other comprehensive income is shown in the following table (dollars in thousands):

	Years Ended December 31,

	2006	2005	2004

Unrealized holding gains (losses)
on available-for-sale securities	$1,528	$(3,916)	$(4,786)
Reclassification adjustment for
gains realized in income	(51)	(513)	(917)
Tax effect - (expense) benefit	(569)	1,706	2,196

Other comprehensive income (loss)	$908	$(2,723)	$(3,507)

Intangible Assets

            Goodwill is accounted for in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which addresses the financial accounting and reporting for acquired goodwill and other intangible assets with indefinite lives.  Pursuant to SFAS 142, intangible assets must be periodically tested for impairment.  The Bank completed its impairment review during 2006, which indicated that there was no impairment.  Deposit base intangibles are amortized using the straight-line method over their estimated useful lives of 72 to 180 months.  Total amortization expense charged to operations amounted to $1,056,000, in 2006, $1,056,000, in 2005 and $1,056,000 in 2004.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Segment Reporting

            Segments are strategic business units that offer different products and services and are managed separately.  At December 31, 2006, the Corporation and the Bank did not have any identified segments.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement on Financial Accounting Standards ("SFAS") No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - An amendment of SFAS No. 87, 88, 106 and 132(R)."  SFAS 158 requires that the funded status of defined benefit postretirement plans be recognized on a company's balance sheet, and changes in the funded status be reflected in comprehensive income, effective fiscal years ending after December 15, 2006, which the Corporation has adopted.  SFAS 158 also requires companies to measure the funded status of such plans as of the date of its fiscal year-end, effective for years ending December 15, 2008.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatement in Current Year Financial Statements" ("SAB 108").  SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment.  SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each error to the company's balance sheet and statement of operations and the related financial statement disclosures.  In conjunction with the adoption of SAB 108, the Corporation has recorded its liability for medical benefits provided to retired employee.  The effects on the financial statements are described in Note 2.

In 2006, the Corporation adopted FASB Staff Position  No. FAS 115-1 and 124-1, "The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments" ("FSP 115-1").

NOTE 2 - RESTATEMENT OF PRIOR YEAR FINANCIAL STATEMENTS

            As part of the Corporation's year-end financial review, the Corporation determined that it had not properly recognized the liability for retiree and employee medical benefits in its financial statements for the years ended December 31, 2005 and 2004, resulting in an adjustment to the Corporation's financial statements for those years.  As of December 31, 2005 other assets increased $1,959 and accounts payable and accrued liabilities increased $5,088 related to retiree medical benefits and $310 related to employee medical benefits.  The effects of the adjustments on the Corporation's retained earnings and income statements are in the following table (dollars in thousands):

	2005	2004

Retained Earnings, beginning of year	$(3,166)	$(2,904)
Retained Earnings, end of year	$(3,439)	$(3,166)
Income before provision for income tax	$(444)	$(426)
Income tax benefit	171	164
Net income	$(273)	$(262)

Earnings per share	$(0.05)	$(0.04)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES

                Securities with an amortized cost of $108,053,000 and $103,553,000 at December 31, 2006 and 2005, respectively (fair value of $106,122,000 at December 31, 2006 and $101,146,000 at December 31, 2005), were pledged to secure deposits and for other purposes as required or permitted by law.  The fair value is established by an independent pricing service as of the approximate dates indicated.  The differences between the amortized cost and fair value reflect current interest rates and represent the potential gain (or loss) if the portfolio had been liquidated on that date.  Security gains (or losses) are realized only in the event of dispositions prior to maturity.

The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2006 and 2005 are summarized as follows (dollars in thousands):

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
December 31, 2006
Available-for-sale securities
U.S. Treasury	$4,185	$-	$86	$4,099
U.S. Government agencies	117,459	7	1,842	115,624
Mortgage backed securities	252	1	-	253
States and political subdivisions	24,101	47	166	23,982
Other securities	3,043	-	-	3,043

	$149,040	$55	$2,094	$147,001

Held-to-maturity securities
U.S. Government agencies	$6,356	$-	$119	$6,237
States and political subdivisions	70,960	1,066	209	71,817
Other securities	3,931	124	-	4,055

	$81,247	$1,190	$328	$82,109

December 31, 2005
Available-for-sale securities
U.S. Treasury	$5,257	$1	$93	$5,165
U.S. Government agencies	167,121	19	3,121	164,019
Mortgage backed securities	343	5	-	348
States and political subdivisions	19,837	34	363	19,508
Other securities	2,891	-	-	2,891

	$195,449	$59	$3,577	$191,931

Held-to-maturity securities
U.S. Government agencies	$6,486	$-	$143	$6,343
States and political subdivisions	76,425	1,489	620	77,294
Other securities	6,921	252	-	7,173

	$89,832	$1,741	$763	$90,810

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (Continued)

            At December 31, 2006, the Bank did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

            Proceeds from the maturity, call or sale of available-for-sale securities were $65,854,000, $92,564,000 and $43,016,000 during 2006, 2005 and 2004, respectively.  Proceeds from the maturity or call of held-to-maturity securities were $8,483,000, $11,161,000 and $20,026,000 during 2006, 2005 and 2004, respectively.

            The fair values of all securities at December 31, 2006 either equaled or exceeded the cost of those securities, or the decline in fair value is considered temporary.  The information in the table below classifies the investments with unrealized losses at December 31, 2006 according to the term of the unrealized loss.  Management evaluates securities for other-than-temporary impairment periodically, or more frequently when circumstances require an evaluation.  An impairment judgment is based on (a) the amount of time and loss, (b) the financial condition of the issuer, and (c) the Bank's intent and ability to hold the investment long enough for any anticipated recovery in value.

            The following table presents the Bank's investments with unrealized losses at December 31, 2006 and 2005 according to the term of the unrealized loss (dollars in thousands):

2006	Less than 12 months		12 months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Type of Security	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury	$998	$1	$3,101	$85	$4,099	$86
U.S. Government agencies	112	0	113,865	1,961	113,977	1,961
States and political subdivisions	7,087	66	26,152	309	33,239	375
	$8,197	$67	$143,118	$2,355	$151,315	$2,422

2005	Less than 12 months		12 months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Type of Security	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury	$-	$-	$3,160	$93	$3,160	$93
U.S. Government agencies	69,177	1,042	86,137	2,222	155,314	3,264
States and political subdivisions	36,939	761	5,780	221	42,719	982
	$106,116	$1,803	$95,077	$2,536	$201,193	$4,339

At December 31, 2006, 84 of 98 U.S. government agency securities had recorded unrealized losses for a period longer than 12 months.  Their amortized cost was approximately $145.5 million compared to a fair value of approximately $143.1 million.  As these securities declined in value when interest rates began to rise, and not because of the credit quality of the issuer, and because the Bank had both the intent and ability to hold the investments, the securities were not considered other-than-temporarily impaired.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (Continued)

The following table shows the amortized cost, fair value and weighted yields (for tax-exempt obligations on a fully taxable basis assuming a 34% tax rate) of investment securities at December 31, 2006 by contractual or legal maturity.  Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

	Amortized	Fair	Yield
(Dollars in Thousands)	Cost	Value	(Unaudited)
Available-for-sale securities
U.S. Treasury
Within one year	$999	$998	4.7%
After one but within five years	3,186	3,101	3.5%
U.S. Government agencies
Within one year	49,074	48,585	3.5%
After one but within five years	63,403	62,063	4.1%
After five but within ten years	4,982	4,976	4.8%
Mortgage backed securities
After one but within five years	252	253	6.3%
States and political subdivisions
After one but within five years	264	291	11.0%
After five but within ten years	390	390	6.2%
After ten years	23,447	23,301	6.1%
Other securities
After ten years	3,043	3,043	8.5%
	$149,040	$147,001
Held-to-maturity securities
U.S. Government agencies
After one but within five years	$6,356	$6,237	4.0%
States and political subdivisions
Within one year	4,401	4,425	7.6%
After one but within five years	18,086	18,518	7.2%
After five but within ten years	20,367	20,650	6.4%
After ten years	28,106	28,224	6.3%
Other securities
After one but within five years	3,931	4,055	7.2%
	$81,247	$82,109

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS

The following table presents the Bank's loans by category as of December 31, 2006 and 2005 (dollars in thousands):

	2006	2005

Commercial, financial and agricultural	$53,293	$50,951
Tax exempt municipal loans	22,978	27,695
Real estate
Construction	22,135	13,516
Commercial mortgages	100,435	98,670
Residential mortgages	218,242	212,497
Other	32,124	31,533
Retail loans	23,737	24,394
Lease financing receivables	712	889
	473,656	460,145
Less:
Net unamortized loan origination fees	(303)	(248)
Allowance for possible loan losses	(7,262)	(7,794)

Total net loans	$466,091	$452,103

            The following table presents the maturities of the Bank's loans by category as of December 31, 2006 (dollars in thousands):

	Within	One to	After
	One Year	Five Years	Five Years	Total
Commercial, financial and agricultural	$21,853	$24,476	$6,964	$53,293
Tax exempt municipal loans	2,532	6,274	14,172	22,978
Real estate
Construction	19,438	1,691	1,006	22,135
Commercial mortgages	18,857	40,614	40,964	100,435
Residential mortgages	71,843	81,364	65,035	218,242
Other	3,406	12,844	15,874	32,124
Retail loans	13,323	10,317	97	23,737
Lease financing receivables	63	649	-	712
Total	$151,315	$178,229	$144,112	$473,656

            Loans having recorded investments of $1,954,000 at December 31, 2006 have been identified as impaired and are not accruing interest.  The total allowance for possible loan losses related to these loans was $293,000.  Impaired loans had recorded investments of approximately $2,264,000 at December 31, 2005, with $303,000 of the allowance for possible loan losses related to these loans.  Interest received on impaired loans during 2006 was $122,000, during 2005 was $136,000 and during 2004 was $170,000.

            Certain related parties (primarily directors and senior officers of the Corporation or the Bank, including their affiliates, families and companies in which they hold ten percent or more ownership) were customers of, and had loans and other transactions with, the Bank in the ordinary course of business.   An analysis of the activity with respect to such loans for the years ended December 31, 2006 and 2005 is shown in the table below.  These totals exclude loans made in the ordinary course of business to other companies with which neither the Corporation nor the Bank had a relationship other than the association of one of its directors in the capacity of officer or director.  These loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons.  They did

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (Continued)

not involve more than the normal risk of collectibility or present other unfavorable features.  No related party loans were charged off in 2006 or 2005.

Aggregate of Certain Related Party Loans
	2006	2005
Balance at Beginning of Year	$3,778	$3,975
Additions	569	1,225
Amount Collected	1,050	1,422
Balance at End of Year	$3,297	$3,778

NOTE 5 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

            The following table summarizes the changes in the allowance for possible loan losses for the years ended December 31, 2006, 2005 and 2004 (dollars in thousands):

	2006	2005	2004

Balance at beginning of year	$7,794	$8,509	$10,123
Provision (reduction) charged (credited) to operating expenses	(636)	(890)	(677)
Loan losses and recoveries:
Loans charged off	(363)	(551)	(1,680)
Recoveries on loans previously
charged off	467	726	743

Balance at end of year	$7,262	$7,794	$8,509

            In September 2002, the Bank voluntarily entered into a written agreement with the Office of the Comptroller of the Currency ("OCC").  The agreement related to asset quality and management and board oversight of the lending function.  After loan quality and management of the lending function improved in 2003 and in April 2004, the Bank received written notice from the OCC that the agreement was terminated effective April 7, 2004.  In the opinion of management, based on conditions presently known, the allowance for possible loan losses was adequate at December 31, 2006.

NOTE 6 - BANK PREMISES AND EQUIPMENT

            The following table presents the Bank's assets by category at December 31, 2006 and 2005 (dollars in thousands):

	2006	2005

Land	$1,661	$1,952
Premises	13,383	14,294
Furniture and equipment	7,126	6,966
Leasehold improvements	1,559	1,552
	23,729	24,764
Less allowance for depreciation and amortization	(13,301)	(12,855)
	$10,428	$11,909

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - BANK PREMISES AND EQUIPMENT (Continued)

Annual provisions for depreciation and amortization of bank premises and equipment totaled $1,119,000 for 2006, $1,268,000 for 2005 and $1,249,000 for 2004.  Included in premises, furniture and equipment cost and allowance for depreciation and amortization are certain fully depreciated assets totaling approximately $4,887,000 at December 31, 2006.  During 2006, one building with a book value of $684,000 was transferred from premises and equipment to long-lived assets held for sale, which is included in other assets.

NOTE 7 - LIMITATION ON SUBSIDIARY DIVIDENDS

            The Corporation and the Bank are subject to state laws and regulations of the Federal Reserve Bank and the Tennessee Department of Financial Institutions. Under these regulations, the amount of dividends that may be paid is limited only to the extent that the remaining balance of retained earnings is at least equal to the capital stock amounts of the Bank; however, future dividends will be dependent on the level of earnings, capital and liquidity requirement and considerations of the Bank and the Corporation.

NOTE 8 - LEASES

            Real property for four of the Bank's office locations and certain equipment are leased under noncancelable operating leases expiring at various times through 2011.  In most cases, the leases provide for one or more renewal options of five to ten years under the same or similar terms.  In addition, various items of office equipment are leased under cancelable operating leases.  Total rental expense incurred under all operating leases, including short-term leases with terms of less than one month, amounted to $34,000, $35,000 and $35,000 for equipment leases and $277,000, $242,000 and $220,000 for building leases in 2006, 2005 and 2004, respectively.  Future minimum lease commitments as of December 31, 2006 under all noncancelable operating leases with initial terms of one year or more are shown in the following table (dollars in thousands):

Lease
Year	Payments

2007	$ 250
2008	144
2009	62
2010	54
2011	53
Total	$ 563

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - FEDERAL AND STATE INCOME TAXES

                The following table presents components of income tax expense attributable to continuing operations for the years ended December 31, 2006, 2005 and 2004 (dollars in thousands):

	2006	2005	2004
Current:
Federal	$1,906	$2,272	$2,658
State	457	729	697
Total current	2,363	3,001	3,355

Deferred:
Federal	(217)	(99)	(222)
State	(45)	(21)	(45)
Total deferred	(262)	(120)	(267)
Total provision for income taxes	$2,101	$2,881	$3,088

Deferred Tax Effects of Principal Temporary Differences
	2006	2005	2004

Allowance for possible loan losses	$2,773	$2,978	$3,255
Deferred compensation	1,252	1,128	1,044
Write down of other real estate	14	14	150
Amortization of core deposit intangible	1,126	898	673
Recognition of nonaccrual loan income	(67)	(93)	30
Unrealized gains (losses) on available-for-sale securities	785	1,354	(351)
Deferred post retirement benefit	2,139	1,959	1,788
Lease financing depreciations, net of rent	(338)	(327)	(763)
Accelerated depreciation	(150)	(150)	(150)
Amortization of goodwill	(1,076)	(861)	(646)
Other	(357)	(492)	(447)
Net deferred tax asset	$6,101	$6,408	$4,583

Reconciliation of Total Income Taxes Reported with the Amount of Income Taxes Computed at the Federal Statutory Rate (34% Each Year)

	2006	2005	2004

Tax expense at statutory rate	$3,341	$3,853	$3,972
Increase (decrease) in taxes resulting from:
Tax exempt interest	(1,782)	(1,430)	(1,097)
Nondeductible interest expense	182	108	71
Employee benefits	(137)	(190)	(150)
Other nondeductible expenses
(nontaxable income) - net	18	21	21
State income taxes net of federal tax benefit	273	486	450
Dividend income exclusion	(1)	(1)	(24)
Charitable contribution of real estate	(59)	-	-
Other	266	34	(155)
Total provision for income taxes	$2,101	$2,881	$3,088

Effective tax rate	21.4%	25.4%	26.4%

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - COMMITMENTS AND CONTINGENCIES

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

            The total outstanding loan commitments and standby letters of credit in the normal course of business at December 31, 2006 were approximately $95 million and $13 million, respectively.  Loan commitments are agreements to lend to a customer provided there is not a violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit may expire without being used.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.  The credit risk involved in issuing letters of credit is essentially the same as that involved in making a loan.

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

NOTE 11 - SHAREHOLDERS' EQUITY

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

            Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios of Total Capital and Tier I Capital to risk-weighted assets and of Tier I Capital to average assets.  Actual capital amounts and ratios are presented in the table below.  Management believes, as of December 31, 2006, that the Corporation and the Bank met all capital adequacy requirements to which they were subject.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - SHAREHOLDERS' EQUITY (Continued)

(Dollars in Thousands)

			For Minimum Capital		For Minimum Regulatory
	Actual		Adequacy Purposes		Compliance Purposes

As of December 31, 2006	Amount	Ratio	Amount	Ratio > or =	Amount	Ratio > or =
Total Capital (to Risk Weighted
Assets) Consolidated	$101,920	19.83%	$41,117	8.00%	-	-
Bank	99,677	19.47%	40,956	8.00%	51,195	10.00%
Tier I Capital (to Risk Weighted
Assets) Consolidated	95,509	18.58%	20,562	4.00%	-	-
Bank	93,267	18.22%	20,476	4.00%	30,714	6.00%
Tier I Capital (to Average
Assets) Consolidated	95,509	12.01%	31,810	4.00%	-	-
Bank	93,267	11.73%	31,805	4.00%	39,756	5.00%

As of December 31, 2005 - Restated
Total Capital (to Risk Weighted
Assets) Consolidated	$101,124	19.35%	41,808	8.00%	$-	-
Bank	99,760	19.17%	41,632	8.00%	52,040	10.00%
Tier I Capital (to Risk Weighted
Assets) Consolidated	94,577	18.09%	20,913	4.00%	-	-
Bank	93,238	17.91%	20,824	4.00%	31,236	6.00%
Tier I Capital (to Average
Assets) Consolidated	94,577	11.74%	32,224	4.00%	-	-
Bank	93,238	11.60%	32,151	4.00%	40,189	5.00%

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table presents the fair value of the Bank's financial instruments as of  December 31, 2006 and 2005 (dollars in thousands):

	December 31, 2006		December 31, 2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and due from banks	$45,558	$45,558	$28,489	$28,489
Interest-bearing deposits in banks	2,573	2,573	49	49
Federal funds sold	26,850	26,850	-	-
Securities available-for-sale	147,001	147,001	191,931	191,931
Securities held-to-maturity	81,247	82,109	89,832	90,810
Loans, net	466,091	446,252	452,103	434,927
Accrued interest receivable	4,878	4,878	5,452	5,452
Financial liabilities
Deposits	698,962	697,910	683,588	681,858
Federal funds purchased and
securities sold under agreements
to repurchase	2,654	2,654	13,132	13,132
Other short term liabilities	385	385	521	521
Accrued interest payable	3,052	3,052	2,156	2,156
Off-balance sheet credit related instruments:
Commitments to extend credit	-	22	-	65

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12- FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

            Estimated fair values have been determined by the Bank using the best available data.  Many of the Bank's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an unforced, unforeclosed transaction.  Therefore, significant estimations and present value calculations were used by the Bank for the purposes of this disclosure.  Changes in assumptions or the estimation methodologies used could have a material effect on the estimated fair values included in this Note 12.

Financial assets

            Cash and cash equivalents are considered to be carried at their fair value and have not been valued differently from historical cost accounting.  Both securities available-for-sale and held-to-maturity are valued by an independent pricing service as discussed in Note 3.  A present value discounted cash flow methodology was used to value the net loan portfolio.  The discount rate used in these calculations was the current rate at which new loans in the same classification for regulatory reporting purposes would be made.  This rate was adjusted for credit loss and assumed prepayment risk.  For loans with floating interest rates, it is assumed that estimated fair values generally approximate the recorded book balances.

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

            At December 31, 2006, the Bank had outstanding standby letters of credit and commitments to extend credit.  These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed.   Please refer to Note 10 for more information about off-balance sheet financial instruments.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

The following table presents unaudited quarterly interim financial information for the Corporation for the years ending December 31, 2006 and 2005 (dollars in thousands, except per share amount):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
2006	Restated	Restated	Restated
Interest income	$10,064	$10,714	$10,779	$10,880	$42,437
Interest expense	3,065	3,224	3,590	3,909	13,788
Net interest income	6,999	7,490	7,189	6,971	28,649
Provision for possible loan losses
(recoveries), net	-	-	(421)	(215)	(636)
Noninterest expenses, net of
noninterest income	5,079	5,089	4,443	4,848	19,459
Income before income taxes	1,920	2,401	3,167	2,338	9,826
Income taxes	276	484	950	391	2,101
Net income	$1,644	$1,917	$2,217	$1,947	$7,725
Basic earnings per share	$0.28	$0.33	$0.38	$0.34	$1.33
Weighted average shares outstanding per quarter	5,840,000	5,840,000	5,819,716	5,807,338	5,826,589
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2005 (Restated)	Restated	Restated	Restated	Restated	Total
Interest income	$9,394	$9,647	$9,962	$10,103	$39,106
Interest expense	2,189	2,363	2,587	2,759	9,898
Net interest income	7,205	7,284	7,375	7,344	29,208
Provision for possible loan losses
(recoveries) net	(796)	-	(94)	-	(890)
Noninterest expenses, net of
noninterest income	5,049	4,640	4,103	4,973	18,765
Income before income taxes	2,952	2,644	3,366	2,371	11,333
Income taxes	868	679	916	418	2,881
Net income	$2,084	$1,965	$2,450	$1,953	$8,452
Basic earnings per share	$0.36	$0.34	$0.42	$0.33	$1.45
Weighted average shares outstanding per quarter	5,840,000	5,840,000	5,840,000	5,840,000	5,840,000

NOTE 14 - DEPOSITS

            The Bank does not have any foreign offices and all deposits are serviced in its 18 domestic offices.  Maturities of time deposits of $100,000 or more at December 31, 2006 and 2005 are presented in the following table (dollars in thousands):

	2006	2005

Under 3 months	$36,828	$24,087
3 to 12 months	49,026	49,958
Over 12 months	5,650	20,426

Total	$91,504	$94,471

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DEPOSITS (Continued)

The following table presents maturities of interest-bearing deposits as of December 31, 2006 (dollars in thousands):

Interest bearing transaction accounts	$290,443
2007	238,922
2008	20,008
2009	2,674
2010	1,940
2011	2,042
Total	$556,029

NOTE 15 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

             Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date.  Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction.

NOTE 16 - CONDENSED FINANCIAL INFORMATION OF THE CORPORATION

            The following tables present the condensed balance sheets, statements of income and cash flows of the Corporation as of December 31, 2006 and 2005 (dollars in thousands, except per share amounts):

CONDENSED BALANCE SHEETS

	As of December 31,
	2006	2005 (Restated)
Cash	$23	$37
Investment in bank subsidiary - at equity	101,565	101,733
Investment in credit life insurance company - at cost	54	54
Investment in other securities	17	17
Dividends receivable from bank subsidiary	3,000	1,869
Cash surrender value - life insurance	2,722	1,960
Total assets	$107,381	$105,670
Liabilities
Payable to bank subsidiary	$719	$-
Payable to directors	854	729
Other payable	31	-
Dividends payable	1,971	1,869
Total liabilities	3,575	2,598
Shareholders' equity
Common stock - $10 par value, 8,000,000 shares authorized;
5,760,000 and 5,840,000 shares issued and outstanding,
as of 12/31/06 and 12/31/05, respectively	57,600	58,400
Additional paid-in capital	1,120	4,320
Retained earnings	46,341	42,515
Accumulated other comprehensive income	(1,255)	(2,163)
Total shareholders' equity	103,806	103,072
Total liabilities and shareholders' equity	$107,381	$105,670

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CONDENSED FINANCIAL INFORMATION OF THE CORPORATION (Continued)

CONDENSED STATEMENTS OF INCOME

	Years ended December 31,
	2006	2005 Restated
Operating income
Dividends from bank subsidiary	$ 7,852	$ 3,679
Other dividend income	3	4
Interest income	-	1
Other	65	98
Operating expenses	(195)	(161)
Income before equity in undistributed net
income of bank subsidiary	7,725	3,621
Equity in undistributed net income of bank subsidiary	-	4,831
Net Income	$ 7,725	$ 8,452

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005 Restated

Operating activities
Net income for the year	$7,725	$8,452
Adjustments to reconcile net income to net cash
provided by operating activities
Equity in undistributed net income of bank subsidiary	-	(4,831)
Increase in cash surrender value of life insurance contracts	(43)	(103)
Increase in other assets	-	(117)
Increase in payables	156	70
Total adjustments	113	(4,981)
Net cash provided by operating activities	7,838	3,471
Investing activities
Return of equity	(56)	-
Proceeds of held to maturity and available for sale securities	-	(1)
Purchase of single premium life insurance policy	(719)	-
Net cash used by investing activities	(775)	(1)
Financing activities
Payment to repurchase common stock	(4,000)	-
Advance from subsidiary	719	-
Cash dividends paid	(3,796)	(3,562)
Net cash used in financing activities	(7,077)	(3,562)
Increase (decrease) in cash	(14)	(92)
Cash at beginning of year	37	129
Cash at end of year	$23	$37

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - EMPLOYEE BENEFIT PLANS

            The Bank contributes to a defined contribution, profit-sharing plan covering employees who meet participation requirements.  The amount of the contribution is discretionary as determined by the Bank's Board of Directors up to the maximum deduction allowed for federal income tax purposes.  Contributions to the plan, which amounted to $1,507,000, $1,542,000 and $1,471,000 in 2006, 2005 and 2004, respectively, are included in salaries and employee benefits expense.

            In 1992, the Bank formalized a nonqualified salary continuation plan for certain key officers.  In connection with this plan, the value of the single premium universal life insurance policies ($876,000 at December 31, 2006 and $853,000 at December 31, 2005) purchased in 1993 to fund the plan and the related liability ($283,000 at December 31, 2006 and $347,000 at December 31, 2005) were included in other assets and other liabilities, respectively.  Net noncash income recognized on these policies of $20,000 in 2006, $18,000 in 2005 and $30,000 in 2004 is included in the above asset values.  The principal cost of the plan is accrued over the anticipated remaining period of active employment, based on the present value of the expected retirement benefit.  Expense related to this plan was $11,000 in 2006, $30,000 in 2005 and $46,000 in 2004.

            In 1993, the Corporation and the Bank implemented a deferred compensation plan that permits directors to defer their director's fees and earn interest on the deferred amount.  Liability increases for current deferred fees, net of benefits paid, of $203,000 for 2006, $264,000 for 2005 and $259,000 for 2004 have been recognized in the accompanying consolidated financial statements.  In connection with this plan, a single premium universal life insurance policy was purchased on the life of each director who elected to participate.  In 2006, the total life insurance purchased was $2,757,000.  Net noncash income recognized on these policies of $181,000 in 2006, 147,000 in 2005 and $245,000 in 2004 is included in the cash surrender values of $9,133,000, $6,199,000 and 5,592,000 reported in other assets at December 31, 2006, 2005 and 2004, respectively.

            In 1996, the Bank established an officer group term replacement/split-dollar plan to provide life insurance benefits that would continue after retirement.  A single premium universal life insurance policy was purchased to fund the plan and a split-dollar agreement was made with an irrevocable trust that specified the portion of the insurance proceeds that would become part of the trust.  The value of this policy ($1,140,000 at December 31, 2006, and $1,114,000 at December 31, 2005) is included in other assets, and net noncash income recognized on this policy of $26,000 in 2006, $11,000 in 2005 and $42,000 in 2004 are included in the above asset values.

            In 2002, the Bank implemented a Director Split-Dollar Life Insurance Plan and an Executive Split-Dollar Life Insurance Plan.  The Bank purchased a single premium whole life insurance policy on the life of each participant and endorsed a portion of the policy death benefits to the insured's estate, a trust, or another individual.  The total life insurance purchased was $3,735,000 in 2002, $190,000 in 2003 and $253,000 in 2004.  Additional single premium universal life insurance policies, totaling $154,000 in 2005, were purchased for new participants.  Net noncash income was recognized on these policies of $181,000 in 2006 and $382,000 in 2005 and is included in the asset value of $5,205,000, which is a part of other assets.

            The Bank is beneficiary on the insurance policies that fund the salary continuation plan, the deferred compensation plan, the group term replacement/split-dollar plan and the split-dollar life insurance plans.  These policies had an aggregate current death benefit of $24 million at December 31, 2006.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - POST RETIREMENT BENEFIT PLAN

            The Corporation sponsors a defined benefit postretirement health care plan covering substantially all employees with 25 years of work experience with the Bank.  Retirement may be requested at age 60 with 15 years of work experience with the Bank.  In September 2006 the FASB issued FASB 158, "Employer's  Accounting for Defined Benefit Pension and other Postretirement Plans, which amends FASB Statement No. 87, 88, 106, and 132R.  FASB No. 158 requires employers to (a) recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in comprehensive income.  FASB 106 requires companies to accrue the cost of postretirement health care and life insurance benefits within the employees' active service periods.  The plan is contributory, with the retiree contributing $100 per month and the Corporation paying additional costs necessary to keep the coverage in force.  The plan is not funded.

            The following tables provide further information about the plan:

Obligations and Funded Status

	Post Retirement Benefits
	2006	2005
Fair value of plan assets at December 31, 2006	$-	$-
Benefit obligation at December 31, 2006	5,557	5,088
Funded status	(5,557)	(5,088)
Prepaid (accrued) benefit cost recognized
in the balance sheet	(5,557)	(5,088)
Service cost	194	180
Interest cost	415	368
Employer contributions	140	65
Plan participants contributions	50	39
Benefits paid	190	104

Weighted -average assumptions used to
determine benefit obligations at
December 31:
Discount rate	8%	8%

Weighted-average assumptions used to
determine net periodic benefit cost for
years ended December 31:
Discount rate	8%	8%

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - POST RETIREMENT BENEFIT PLAN (Continued)

The following table gives the expected benefit payments through a 10 year cash flow projection.

Year	Gross Benefits	Participant Contributions	Company Benefits
2007	$ 234	$ 60	$ 174
2008	271	69	202
2009	307	79	228
2010	358	91	267
2011	394	103	291
2012 and later	2,901	730	2,171
	$ 4,465	$ 1,132	$ 3,333

             The following table gives the Health Care Cost Trend (HCCTR), which is applied to gross charges, net claims and retiree paid premiums to reflect the Corporation's past practice and stated ongoing intention to maintain relatively constant cost sharing between the Corporation and retirees.

Annual Increase in Gross Medical, Rx and Administrative Charges
Year	Pre Medicare	Medicare
2006	12.00%	8.00%
2007	11.00%	7.50%
2008	10.00%	7.00%
2009	9.00%	6.50%
2010	8.00%	6.00%
2011	7.00%	5.50%
2012	6.00%	5.00%
2013 and later	5.00%	5.00%

                  The next table gives the effect of a one percentage point increase and decrease in the assumed health care cost trend rates on the aggregate of the service and interest cost components of net periodic postretirement health care benefit cost and accumulated obligation for the benefits.

Effect of Health Care Cost Trend Rate
1% Increase in HCCTR
Effect on Service and interest costs	$107
Effect on APBO 12/31/2006	$902
1% Decrease in HCCTR
Effect on Service and interest costs	$(87)
Effect on APBO 12/31/2006	$(736)

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

SHAREHOLDER INFORMATION

            The 5,760,000 shares of common stock of the Corporation outstanding at December 31, 2006 had an estimated market value of $280.0 million and were held by 2,574 shareholders.  Located primarily in the corporation's market area.  These identifiable individuals consist of 2,056 record holders, and 218 joint holders.  A small number of shareholders are not identified individually because some bank nominees, including the Bank's Trust Department, are listed as record owners when, in fact, these holdings represent more than one beneficial owner.  No single shareholder's ownership exceeded five percent at year end.

                 There is no established public trading market for shares of the Corporation's common stock.  The table below shows the high and low price of the Corporation's common stock taken from reported prices by those buyers and sellers willing to disclose this information.  This table also shows the semi-annual dividend paid per share of common stock, in each of the last three years.  In 2006, the Corporation repurchased 80,000 shares of its common stock in several privately negotiated transactions.  On April 20, 2004, the Corporation's shareholders approved a two-for-one split effected in the form of a 100% stock dividend to shareholders of record on that date.  All share data in the table have been restated to give retroactive effect to this transaction.

		High	Low	Dividend
2006	First Quarter	$ 48.00	$ 48.00	$ -
	Second Quarter	49.00	48.00	0.33
	Third Quarter	50.00	49.00	-
	Fourth Quarter	50.00	50.00	0.34

2005	First Quarter	$ 45.00	$ 45.00	$ -
	Second Quarter	47.00	45.00	0.31
	Third Quarter	48.00	48.00	-
	Fourth Quarter	48.00	48.00	0.32

2004	First Quarter	$ 40.00	$ 40.00	$ -
	Second Quarter	42.00	40.00	0.29
	Third Quarter	45.00	42.00	-
	Fourth Quarter	45.00	45.00	0.30

ADDITIONAL FINANCIAL DATA

The following table presents consolidated comparative data for the Corporation for the years shown:

(Dollars In Thousands)
	2006	2005	2004	2003	2002

Average assets	$ 805,334	$ 817,606	$ 825,467	$ 867,100	$ 890,525

Average loans (net)	$ 467,545	$ 440,781	$ 419,627	$ 444,942	$ 513,553

Average deposits	$ 680,299	$ 699,245	$ 710,956	$ 755,709	$ 785,702
Return on
average assets	0.96%	1.03%	1.04%	0.96%	0.93%
Return on
average equity	7.10%	7.97%	8.28%	8.09%	8.71%
Tier 1 capital
to average assets	12.16%	11.99%	11.14%	10.29%	8.79%