Form 10-K, Exhibit 13
period 2008-12-31
FIRST FARMERS & MERCHANTS CORP
filed 2009-03-13
CIK 703329

Exhibit 13

EXCEPTIONAL PEOPLE. AN EXCEPTIONAL YEAR. FIRST FARMERS & MERCHANTS BANK Member FDIC 2008 ANNUAL REPORT

Chairman’s Message 1 2008 in Review 4 Officers 18 FF&MB Office Directory 19 President’s Message 20 2008 Financials 21 2008 REPORT to SHAREHOLDERS FIRST FARMERS AND MERCHANTS CORPORATION Condensed Statements, December 31, 2008 and December 31, 2007 (In thousands of Dollars) ASSETS 2008 2007 % change TOTAL ASSETS $911,137 $823,046 10.7% Cash and due from banks $31,536 $35,873 -12.1% United States government securities (includes agencies & mortgaged backed securities) 137,453 131,859 4.2% Municipal and other securities 96,467 107,617 -10.4% Loans, less unearned income and allowance for possible loan losses 586,894 492,762 19.1% Bank premises and equipment, at cost less allowance for depreciation and amortization 17,669 14,306 23.5% Other assets 41,118 40,629 1.2% Deposits $744,851 $698,959 6.6% Federal funds purchased and securities sold under repurchase agreements 2,645 2,507 5.5% Other liabilities 56,465 15,336 268.2% TOTAL LIABILITIES $803,961 $716,802 12.2% Common Stock $55,800 $56,800 -1.8% Additional paid in capital - - 0.0% Retained earnings 49,776 48,916 1.8% Accumulated other comprehensive income 1,600 528 203% TOTAL EQUITY $107,176 $106,244 0.9% TOTAL LIABILITIES AND $911,137 $823,046 10.7% SHAREHOLDERS’ EQUITY SHAREHOLDERS’ EQUITY LIABILITIES FIRST FARMERS AND MERCHANTS CORPORATION is a bank holding company headquartered in Columbia, Tennessee. Its sole subsidiary is First Farmers & Merchants Bank. First Farmers operates 19 banking locations in a seven-county area in Middle Tennessee that includes Maury, Lawrence, Marshall, Hickman, Giles, Dickson and Williamson counties. It is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service. Since the bank’s establishment in 1909, it has worked to uphold the motto, “Dedicated to Community Service.” For more information: First Farmers and Merchants Corporation, 816 South Garden Street, Columbia, TN 38401 (931) 388-3145 | 800-882-8378 | www.fandmbank.com | Member FDIC

2008 ANNUAL REPORT • 1 A LETTER from THE CEO T. Randy Stevens Chairman and CEO First Farmers & Merchants Bank, Member FDIC To Our Shareholders, I am very pleased to report that 2008 was an exceptional year for First Farmers and Merchants Corporation and its Shareholders. Once again we were blessed in several ways. Over the past three years, net income for the Corporation has increased from $7.7 million in 2006, to $8.6 million in 2007, to $9.2 million in 2008. The overall results in 2008 were outstanding: • Total interest income is up 0.44% • Total non-interest income is up 9.6% • Net income rose 6.8% to $9.2 million • Total loans increased 19.1% • Return on equity up 2.9% • Earnings per share grew 7.9% These results reflect the hard work of dedicated employees, officers and directors. Our adherence to our long-term strategic plan is keeping the Corporation on a path of steady, profitable growth. First Farmers & Merchants Bank continued to expand its presence in Middle Tennessee in 2008. We opened a new office in dynamic Williamson County—Cool Springs—and expect it to boost our loan and deposit growth over the years ahead. In late 2008, the Bank broke ground on a new Northside office in Columbia. We expect to open this flagship facility in late 2009. Finally, in 2008, we completed our extensive renovation work on the main office in downtown Columbia. There are many fine things happening at your bank. To learn more, I encourage you to take a few minutes to examine this annual report. After looking back on all we accomplished in 2008, I believe you will agree that our “Exceptional People” contributed in many ways to make 2008 “An Exceptional Year” for our Corporation and our Shareholders. Thank you for being a loyal and valued Shareholder in First Farmers and Merchants Corporation.

2 • FIRST FARMERS & MERCHANTS BANK Dr. O. Rebecca Hawkins Retired, President Columbia State Community College EXCEPTIONAL PEOPLE. BOARD of DIRECTORS Kenneth A. Abercrombie Retired, President Loretto Casket Co., Inc. James L. Bailey Mayor Maury County, Tennessee M. Darlene Baxter Vice President - Affiliate Services Maury Regional Medical Center H. Terry Cook, Jr. President Cook Properties, Inc. Thomas Napier Gordon Attorney and Managing Partner Gordon Brothers Properties Dr. Joseph W. Remke, III Optometrist T. Randy Stevens Chairman and CEO First Farmers and Merchants Corporation/ FF&MB Dan C. Wheeler Retired, Director UT Center for Profitable Agriculture Timothy E. Pettus President First Farmers and Merchants Corporation/ FF&MB W. Lacy Upchurch President Tennessee Farm Bureau Federation William R. Walter Retired, CEO Maury Regional Healthcare Systems Dr. David S. Williams Orthodontist W. Donald Wright Pharmacist James E. York* Associate Broker and Principal Stanfield York Company * See page 17 for dedication. Matthew M. Scoggins, Jr. CEO Tennessee Farmers Insurance Companies

2008 ANNUAL REPORT • 3 HONORARY BOARD of DIRECTORS Edwin W. (Wick) Halliday Farmer Waymon L. Hickman Senior Chairman First Farmers & Merchants Bank Virgil H. Moore, Jr. Senior Chairman First Farmers & Merchants Bank James S. Putnam Retired, President Tennessee Farm Bureau Federation Dr. Harold S. Pryor Retired, President Columbia State Community College Harlan Bowsher Retired General Electric Corporation John P. Tomlinson, III Chief Administrative Officer First Farmers & Merchants Bank Flavius A. Barker Retired, President Tennessee Farm Bureau Federation O’Neill D. Moore Retired, Senior Vice President First Farmers & Merchants Bank Tillman W. Knox Hall & Knox Mining Company Sam D. Kennedy Retired, Attorney Kennedy Newspapers Joe E. Lancaster Retired, CEO Tennessee Farmers Insurance Co. Not pictured: Joe W. Hawkins Retired, President Tennessee Farm Bureau Federation David I. Wise Retired, Senior Vice President First Farmers & Merchants Bank

4 • FIRST FARMERS & MERCHANTS BANK STEVENS and TOMLINSON HONORED FOR DECADES of SERVICE. They were hired on the same day in 1973. Thirty-five years later, First Farmers & Merchants Bank Chairman and CEO T. Randy Stevens and Chief Administrative Officer John P. Tomlinson, III, were honored by the Bank where assets grew from $39 million to more than $800 million with the help of their leadership. “Both Randy and John have been unselfish in their devotion to making First Farmers & Merchants Bank the strong, viable banking institution it is today,” said Senior Chairman of the Board Virgil H. Moore, Jr., who hired both men. “Because of their unwavering support and steady leadership throughout these decades, our customers, businesses, employees and people of Middle Tennessee in general have a sound bank to fuel their dreams of a better life for themselves and their families.” PRESIDENT TIM PETTUS HONORED for HIS WORK for HIGHER EDUCATION. Some say that President Tim Pettus’ middle name might as well be “community service.” In July, Pettus was honored by the Tennessee Board of Regents with the 2008 Regent’s and Chancellor’s Award for Excellence in Philanthropy, recognizing his commitment to higher education at Columbia State Community College. Chairman of the Columbia State Foundation and a leader in establishing and expanding the college’s Lawrenceburg campus, Pettus was a key member of the “Nurturing for Growth” campaign, and as chairman of the Lawrence County Committee, personally led the raising of $600,000 of the campaign’s $5 million goal. In November, Pettus was honored by his alma mater, being selected as Middle Tennessee State University’s Distinguished Alumnus in the Service to the Community category. “Throughout his 36-year banking career, Tim has been a strong advocate of reaching out to the communities where we live and work,” said First Farmers’ Chairman and CEO T. Randy Stevens. “That’s also been evident in his personal service to a number of social service agencies and causes throughout Middle Tennessee. He’s a fine representative of both MTSU and First Farmers.” PARKS HEADS STATEWIDE LEGAL GROUP. N. Houston Parks, First Farmers’ Chief Operating Officer, was named president of the Legal Aid Society, Tennessee’s largest non-profit law firm, which provides legal services and support to low income people in 48 counties. “For those folks most needing an advocate to stand with them, the Legal Aid Society is often the only resource they have,” said Parks, who joined the Bank in 1997 and previously practiced law in Columbia.

2008 ANNUAL REPORT • 5 “On my honor I will do my best. . .” For any Boy Scout, achieving Eagle Scout is the highest rank you can attain. For businessmen and women who love and support scouting, the Silver Beaver Award is one of the highest honors you can receive. Harvey Church, Maury County president and head of First FarmersíPrivate Banking Department, has been awarded both, achieving his Eagle Scout rank as a youth in Troop 114 and the Silver Beaver Award this past year. The Silver Beaver Award is presented to Middle Tennessee Council of the Boy Scouts of America members who have provided outstanding service to youth in Maury County and across the Council. TWO EVENTS PAY TRIBUTE to WAYMON HICKMAN . Waymon L. Hickman was honored at a golf tournament on August 18th and a luncheon the next day. The Senior Chairman and Honorary Director of First Farmers & Merchants Bank was recognized for his 50 years of service to the bank and 25 years of service to Maury Regional Medical Center. Combined, the two gatherings raised more than $150,000 for the Maury Regional Healthcare Foundation, one of Mr. Hickmanís favorite charities.

6 • FIRST FARMERS & MERCHANTS BANK WILLIAMS CAPS OFF TERM as MAURY ALLIANCE CHAIRMAN. Brian Williams, Senior Executive Commercial Banking Officer at First Farmers & Merchants Bank, wrapped up a strong year as leader of the Maury Alliance. He’s the eighth First Farmers Bank executive to lead a chamber organization. Highlights of the Alliance’s year include almost 100 separate programs, projects and events that reflected a sense of business cooperation. The county was certified by the State of Tennessee as a Three-Star Community, Southern Business Development established Maury County #23 of the 250 best places in the South to do business, and the Nashville Business Journal identified Columbia and Spring Hill as two major emerging markets in the Nashville area. A comprehensive assessment by Middle Tennessee State University concerning the county’s readiness to increase its economic development activity was also completed. “Despite the work completed in 2008, these are still difficult and challenging times and the only way we’re going to prosper is to unite through an organization like the Maury Alliance to make this area even more conducive to business,” Williams said. “We’re bringing together public, private and educational components into a team, which is the mission of the Alliance–to unite these groups in a common effort to improve the quality of life in Maury County.” KLESEL NAMED MANAGER of NEW NORTHSIDE BANKING CENTER. Banking veteran Patrick Klesel has been selected to manage First Farmers’ new Northside facility in Columbia, scheduled to open in mid-2009. Klesel is a Columbia native and came to First Farmers & Merchants Bank following banking positions at Regions Bank in Columbia and Wells Fargo Financial in Columbia and in Tullahoma.

2008 ANNUAL REPORT • 7 Representatives of Maury County government, the community and businesses joined First Farmers’ executives in November to break ground for the financial institution’s new Northside Banking Center in Columbia. The 12,000 square foot center will consolidate both the walk-up and drive-through operations of the current Northside branch. It will offer expanded in-branch hours, including Saturday banking. Patrick Klesel was selected to serve as branch office manager. “We expect the new Banking Center to open around the time of our 100th anniversary,” said Bank Chairman and CEO T. Randy Stevens. “We want to thank the enthusiastic citizens of the area for their support of us through the years. This is going to be another great access point for the community.” AUTHOR HOLDS BOOK SIGNING AT BANK. National suspense/thriller authoress p.m. terrell signed copies of her newest book, “Exit 22,” at the Columbia corporate office on September 4th. The event, which marked the book’s national launch, was a thank you to First Farmers Bank Chairman and CEO T. Randy Stevens for his technical advice in development of the book’s storyline. Terrell has family in Columbia and Nashville and became aware of Stevens’ banking expertise while on a 2007 promotional tour for her previous book “Songbirds are Free,” which was based in Middle Tennessee. MONEY and CHER-HOLDER SHOW In November, First Farmers honored an important asset — its 290 employees celebrated with a special musical performance at Columbia Academy. But this year, a light-hearted retro concert replaced the customary entertainment that usually follows the awards banquet. The “Money and Cher-holder” Variety Show, hosted by Sonny (Jason Bledsoe) and Cher (Tiby Ferguson), featured a number of musical acts, including the “Saggy Bottom Boys” who performed their award-winning “Man of Constant Sorrow” from the movie Oh Brother, Where Art Thou? and the “Greens Brothers” who brought down the house with their hit “I’m a Soul Man.” “We’re proud of the employees who have made our bank the success that it is and this event was just a fun, enjoyable way to recognize them for their efforts,” said John Tomlinson, Chief Administrative Officer. “They go to great lengths to deliver customer service that distinguishes First Farmers from our competition. We simply wanted to do something totally different to let them know we appreciate it!”

8 • FIRST FARMERS & MERCHANTS BANK EXCEPTIONAL PEOPLE.

2008 ANNUAL REPORT • 9 Mary Beth Smartt Bedford W. Smith, III Brenda G. Smith Chelsea Smith Glynis Smith Jennifer B. Smith Kimberly Smith Terry Smith Justin Snoblen Krystal Steel Debra J. Steele Margareta Stephens Thomas Randall Stevens Yvonne M. Stoner Aron Eugene Stosberg Jennifer Stutts Brittany Sullivan Jennifer Sullivan Dorothy Lee Sustic Jennifer G. Talley Sandra Lee Tate Sandra Evelyn Taylor Wanda K. Taylor Kimberly Anne Teal Cynthia Diane Tease Doris June Thomas Larissa Hunter Thomas Mildred L. Thomas Linda W. Thomason Carol C. Thompson Shannon L. Tidwell Gail E. Tindall John Pride Tomlinson Kathy D. Tyler Donna Edwards Uselton Krista Utsinger Amy B. Vaught Lisa Voss Gerald Howard Walker Teresa Lynn Walker Sandra A. Walters Susan Wanamaker Samuel ‘Sam’ Wantland Betty J. Watkins Malinda Watkins Marybeth Therese Webb Sherry L. West Shavonda Whitaker Barry Branan White Kathy M. White Norma P. White Pamela D. White William Ferrell White, Jr. Dawn Devitt Whitehouse William ‘Skip’ Whittaker Holly Whitworth Ike B. Wiggins Nancy Bernadette Wiley Brian K. Williams Christy L. Williams Mary Sandy Williams Nancy E. Williams Roseann Williams David I. Wise Debora Wisecup June Witherspoon Loyd H. Witherspoon Brenda Wolaver Julia R. Wolaver Patricia Sue Woolum Vera Worley McCoy C. Zachry Kathy ‘Jill’ Abrams Zientek

10 • FIRST FARMERS & MERCHANTS BANK LIBRARY and TRAINING ROOMS NAMED FOR MOORE and HICKMAN. In August 2008, First Farmers & Merchants Bank dedicated two rooms at its main office in Columbia—the Virgil H. Moore Jr. Library and the Waymon L. Hickman Training Center—to honor two leaders who have been instrumental in the bank’s growth. Virgil H. Moore Jr. worked for the bank for 54 years and Waymon L. Hickman recently celebrated 50 years of service to the bank. “During their careers, both Virgil Moore and Waymon Hickman have been synonymous with superior banking and community service and naming these areas in their honor is a great way to demonstrate to our employees and the public the respect we have for these individuals,” said Chairman and CEO T. Randy Stevens. “The activities that will occur in these rooms–planning, continuing education, conferences, counseling of our customers–are all testaments to the skills that make Virgil and Waymon–and our bank–successful.”

2008 ANNUAL REPORT • 11 CAROTHERS PARKWAY BRANCH COMPLETES FULL YEAR in WILLIAMSON COUNTY. With an experienced staff and a number of technological advances, our first location in Williamson County helped First Farmers successfully enter a market rich with potential. The temporary office opened in December 2007 while the full-service branch office was under construction. The permanent Banking Financial Center off of Cool Springs Boulevard is scheduled to open in the first quarter of 2009. “This is a great example of First Farmers & Merchants Bank making strategic business decisions to go where the opportunities are,” said R. Craig Holland, Williamson County President. “We’re expecting that our excellent customer service and wide range of competitive financial products and services will attract customers in Williamson County seeking a better banking option.” FIRST FARMERS gives A HOME TO LAWRENCE COUNTY HISTORY. Thanks to the generosity of First Farmers & Merchants Bank, the Lawrence County Archives and the Lawrence County Clerk now have a place to call home. In September 2006, the bank donated its Leoma branch building to the county and in early November 2008 a dedication ceremony was held to open its doors. The location also gave the County Clerk a ready-made drive-through, which will make renewal of vehicle licenses more convenient.

12 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS recognized FOR HELPING SENIORS FEEL SAFER WHERE THEY LIVE. In February, the Senior Housing Crime Prevention Foundation awarded First Farmers & Merchants Bank the non-profit organization’s Community Impact Award for providing safe, secure living environments for senior housing residents. The program allows banks that operate in nursing homes serving low-to-moderate income seniors to provide crime prevention programs that promote a safe, secure, high quality of life. Three bank employees—Shela Chessor, Carla F. Hinson and Marcus Houston—act as liaisons between the Foundation and Sun Bridge Care and Rehab in Ardmore and the Lifecare Center in Centerville. STOCKHOLDERS hear POSITIVE NEWS. Sixty-five percent of First Farmers’ stockholders were present or represented by proxy at the Bank’s annual meeting held in April and heard Bank Chairman and CEO T. Randy Stevens report a successful 2007. Loan quality, a strong capital base and a deep bench of excellent banking talent were all singled out as being exceptionally strong for the Bank, boding well for its future. QUARTER-BY-QUARTER EFFORTS bring CONTINUING SUCCESS. In the first quarter of 2008, First Farmers reported a 34% growth in net income. Throughout the year, the Bank continued to report healthy gains throughout the balance sheet. FIRST FARMERS helps “NURTURING FOR GROWTH” CAMPAIGN EXCEED GOAL. Waymon Hickman, Tim Pettus and Barry White helped push Columbia State over the top. In the Columbia State Community College Foundation’s effort to raise $5 million in pledges, gifts and planned estate donations, the campaign exceeded its goal by almost $10,000 and didn’t stop there. Hickman was the campaign co-chair and Pettus is currently Foundation chair. “The majority of these funds will be used for the endowment of scholarships for deserving students,” Pettus

2008 ANNUAL REPORT • 13 said. “But even though we’ve met our established goal, the campaign is still continuing in hopes that additional monies will become available for the continued development of our college.” The effort ultimately raised $5,125,000 for the college. BANK wins BEST SERVICE TITLE–AGAIN. Underscoring that employee efforts delivering superior customer service haven’t gone unnoticed, First Farmers & Merchants Bank was named by readers of the Columbia Daily Herald as the bank in Maury County with the best customer service. This was the fifth year in a row that the bank has received this award. “I’m pleased that our employees are being recognized for going the extra mile in service to our customers,” said N. Houston Parks, chief operating officer. “We support the financial needs of customers in seven counties and I think the greatest honor you can receive is recognition from the people you serve. We’re always doing what we can to give back to the community and show people we care.”

14 • FIRST FARMERS & MERCHANTS BANK BANK CONTINUES ITS strategic alliance WITH “LADIES WHO LAUNCH” ORGANIZATION. What started in 2007 with a successful luncheon for more than 50 women business leaders and entrepreneurs, continued in 2008 with an appearance at a Nashville women’s consumer trade show and two more luncheons in Williamson County. In April, representatives of both First Farmers and “Ladies Who Launch” sponsored a booth at the Southern Women’s Show, handing out brochures and giveaways to promote the opening of F&M’s Cool Springs office in Williamson County. More than 30,000 women attended the show and yielded new business for the bank. In September, and again in October, two more luncheons were held for Williamson County women. The program featured the Nashville leader of “Ladies Who Launch,” Sheilah Griggs, who launched her own business with the support of the national “Ladies Who Launch” organization. Twenty women won “Ladies Who Launch” incubator sessions in the two luncheons to help them launch their projects or businesses. “Whether it’s starting a business, pursuing a dream or simply connecting with a female mentor to work through issues of mutual interest, we want to do everything we can to help women succeed,” said Kim Boone, First Vice President and Senior Trust Officer of First Farmers & Merchants Bank. “The ‘Ladies Who Launch’ organization has a great track record and it just seemed a natural for us to bring this resource to Maury and Williamson County women as part of our continuing commitment to the community.”

2008 ANNUAL REPORT • 15 FIRST FARMERS helps HIGH SCHOOL BASEBALL TEAM KEEP SCORE. The field where the Spring Hill High School Raiders play baseball now sports a new scoreboard thanks to a donation from First Farmers. The gift, which was seed money to help jump-start the fund-raising project, was made to the Spring Hill Diamond Club, a non-profit corporation established by school parents to support the baseball program. Marshall County Advisory Board from left to right: Wista M. Crawford Terry W. Jackson Robert M. Beech Elizabeth T. McDow Herbert R. Bivens Nanette P. Todd Barry White, Marshall County President pictured from left: UAW representative Joe DiCataldo, Spring Hill Baseball Coach Paul Lamm, F&M representatives Kim Teal and Judy Musgrave, Spring Hill High School principal Richard Callahan and Spring Hill Diamond Club President Jeff Scarritt. Trust and Financial Management Team from left to right: Roseann G. Wiliams, Vice President and Trust Officer Stephen K. Hughes, Asst. Vice President and Trust Officer April Bobb, Assistant Trust Officer Kim A. Boone, Vice President and Senior Trust Officer William L. Massey, Vice President and Trust Investment Officer Linda Thomason, Vice President and Trust Officer Rick J. Mullen, Vice President and Trust Officer Amy B. Vaught, Asst. Vice President and Trust Officer

16 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS’ DONATIONS in 2008 HELPED A NUMBER of NON-PROFIT ORGANIZATIONS INCLUDING: • The Boys and Girls Club of Maury County, a local chapter of the National Boys and Girls Club of America, which used First Farmers’ undesignated gift for their general operating fund; • The James K. Polk Memorial Association, which held its biannual fundraising dinner to underwrite annual operating expenses for the former president’s home thanks, in part, to a First Farmers gift; • The Maury County Family YMCA, an affiliate of the YMCA of Middle Tennessee, used a gift from F&M Bank to support their annual “We Build People” campaign, which offers financial assistance for membership and programs to more than 3,400 individuals in the community. • The Maury Regional Healthcare Foundation’s Community Health Program to assist in providing a community health nurse to conduct health screening and educational services. • The Martin College 2010 Capital Campaign, which supports curriculum and capital improvements in Giles County. • The Marshall County Child Development Center, which provides support to preschool development and mentally challenged children. • The Lawrenceburg public schools’ Adopt-a-School program, which allows for the completion of construction on a new nature trail appropriately named “Adam’s Way.” • The United Way of Williamson County, which support numerous charitable organizations by mobilizing the caring power of communities. • Habitat for Humanity in Hickman County, which assists families to obtain decent and affordable housing.

2008 ANNUAL REPORT • 17 IN MEMORY of JAMES EDWARD (Jim) YORK By: Sam Delk Kennedy Giles County Advisory Board from left to right: Bobby Powell Joe Fowlkes Vicki Barnette Don Massey Dr. Hugh Herrington Jimmy Ferrell Marcus Houston, Giles County Senior Banking Executive William Preston Murrey, III When Jim York entered a room, everyone smiled. He was an ambassador of good will as he walked the bank lobby and visited with everyone, showing a genuine interest in everyone he greeted. He took his duties as a director of the bank seriously and promoted it at every turn. We mark his untimely death with regret and note his service to this bank as director, and his lifetime of accomplishments and community service. He was born in Dandridge, Tennessee, the son of Florence and Clyde York, who brought him to Columbia when his father was chosen as head of the Tennessee Farm Bureau. His father, a director of this bank, formed a close alliance between the bank and the Tennessee Farm Bureau, which has spurred the growth of both. Jim York graduated from Columbia Central High School and the University of Tennessee. He joined the U.S. Air Force and served in the Vietnam War. Afterwards he joined Delta Airlines in Atlanta as a pilot, captain, and flight instructor for 30 years. He was a founder and partner in the Stanfield York Company, a commercial real estate firm in Atlanta. After forty years in Atlanta he came home to Columbia where he took an active part in the civic life of the community. He became a director of First Farmers and Merchants, a member of the Columbia State Community College Foundation, an active supporter of The King Daughter’s School, a member of the First Presbyterian Church, and a member of the Maury County Comprehensive Growth Study. For his service to this bank, his country, and our community, we, the officers, directors, and employees of the bank, dedicate this 2008 annual report to James Edward York, a good director and friend.

18 • FIRST FARMERS & MERCHANTS BANK Virgil H. Moore, Jr., Senior Chairman of the Board Waymon L. Hickman, Senior Chairman of the Board T. Randy Stevens, Chairman of the Board and Chief Executive Officer Timothy E. Pettus, President John P. Tomlinson, III, Chief Administrative Officer N. Houston Parks, Chief Operating Officer Michael L. Ayer, Senior Credit Policy Officer Patricia P. Bearden, Chief Financial Officer Jason N. Bledsoe, Chief Credit Administration Officer Kim A. Boone, First Vice President/Senior Trust Officer Paul T. Butts, Jr., First Vice President and Branch Administrator M. Harvey Church, Maury County President John T. Cotham, Executive Vice President/Human Resources Linda L. Hicks, First Vice President and Director of Operations R. Craig Holland, Williamson County President Barry B. White, Marshall County President William F. White, Jr., Senior Executive, Retail/Business Banking Brian K. Williams, Senior Executive Commercial Banking Officer Norma L. Aldridge, First Vice President Richard R. Benson, Vice President April Bobb, Assistant Trust Officer Leslie R. Brooks, III, Senior Commercial Relationship Manager Larry D. Brown, Lawrence County Senior Banking Executive W. Gail Cathey, Vice President Joanna L. Chandler, Bank Manager Shela D. Chessor, Vice President Jody Claiborne, Loan Support Officer Robert M. Crews, Jr., Vice President Kathleen A. Crick, Training Officer David M. Edwards, First Vice President Suzanne A. Estes, Commercial Banking Officer Tiby C. Ferguson, Vice President/Director of Marketing Donna C. Gandee, Vice President Michelle Gardner, Assistant Vice President Miriam T. Green, Administrative Assistant Billy R. Harvel, Vice President Judy M. Hickman, Assistant Branch Administrator Carla F. Hinson, Branch Manager II Marcus F. Houston, Giles County Senior Banking Executive Stephen K. Hughes, Vice President/Trust Officer Patrick Klesel, Assistant Vice President, Branch Manager S. Evelyn Leonard, Internal Controls Officer R. Larry Love, Vice President William L. Massey, Jr., Vice President and Trust Investment Officer Robert C. Matthews, Controller Marie E. McGrew, Assistant Internal Controls Officer Martha M. McKennon, Vice President and Executive Assistant Carol G. Messer, Branch Manager/Retail Lending Richard J. Mullen, First Vice President and Trust Officer Judy M. Musgrave, Banking Officer Linda Pearson, Vice President Lana C. Preston, Vice President/Branch Manager Joseph E. Reeves, Jr., First Vice President Brenda S. Risner, Assistant Vice President Kathy Rosson, Commercial Banking Officer Richard S. Sevier, Senior Commercial Relationship Manager Stacey C. Shedd, Vice President Anita G. Simmons, Manager of Management Information Systems Terry D. Skillington, Assistant Vice President Glynis D. Smith, Audit Officer Linda Thomason, Vice President/Trust Officer Carol G. Thompson, Vice President Shannon Tidwell, Information Technology Officer Gail E. Tindall, Chief Compliance Officer Amy B. Vaught, Assistant Vice President and Trust Officer Teresa L. Walker, Bank Manager Pamela D. White, Accounting Officer Roseann G. Williams, Vice President and Trust Officer Julia R. Wolaver, Vice President and Office Manager McCoy G. Zachry, Credit Officer and Manager of Special Assets

2008 ANNUAL REPORT • 19 DICKSON COUNTY: WHITE BLUFF White Bluff Office & ATM 2011 Highway 47 North (615) 797-3153 GILES COUNTY: PULASKI Martin House Office & ATM 302 South Second St. (931) 363-3830 HICKMAN COUNTY: BON AQUA East Hickman Office & ATM 9512 Highway 46 (931) 670-0090 CENTERVILLE Centerville Office & ATM 116 Church St. (931) 729-3522 LAWRENCE COUNTY: LAWRENCEBURG Locust Avenue Office & ATM 1501 North Locust Avenue (Open Saturday) (931) 762-6490 Crockett Office & ATM 116 West Gaines St. (931) 766-5650 LORETTO Loretto Office & ATM 201 S. Military St. (931) 853-4358 MARSHALL COUNTY: CHAPEL HILL Chapel Hill Office & ATM 214 Horton Pkwy. North (931) 364-2062 LEWISBURG Ellington Office & ATM 260 North Ellington Pkwy. (Open Saturday) (931) 359-6222 MAURY COUNTY: COLUMBIA Main Office & ATM 816 South Garden Street (931) 388-3145 or 1-800-882-8378 Campbell Plaza Office – Kroger ATM 1202 South James Campbell Blvd. (Open Saturday) (931) 380-8278 Hatcher Lane Office & ATM 1501 South James Campbell Blvd. (Open Saturday) (931) 380-8260 High Street Drive-Through 515 N. High St. (931) 380-8291 Northside Drive-Through ATM 857 Nashville Hwy. (931) 380-8340 MT. PLEASANT Mt. Pleasant Office & ATM 128 North Main St. (931) 379-3292 SPRING HILL Spring Hill Office & ATM 5398 Main St. (931) 486-2212 or 1-866-727-4455 WILLIAMSON COUNTY: FRANKLIN Campbell Station Office & ATM 2035 Wall Street (615) 302-4940 or 1-866-212-3499 Carothers Office & ATM 9040 Carothers Pkwy. (615) 771-6484 Cool Springs Office & ATM 300 Billingsly Court (615) 771-6484 Additional ATMs are located at: Maury Regional Hospital, Columbia* Columbia State Community College* Columbia Quik Mart*, 1517 Hampshire Pike Lawrenceburg Quik Mart*, 710 East Gaines Street Lawrenceburg Super Stop*, 1904 West Gaines Street Lewisburg Downtown, 121 Second Avenue South Lewisburg On the Run Market*, 1550 Franklin Pike Marshall Plaza*, 1748 Mooresville Hwy Tennessee Farm Bureau 147 Bear Creek Pike

20 • FIRST FARMERS & MERCHANTS BANK EXCEPTIONAL PEOPLE. AN EXCEPTIONAL YEAR. It is with great pride that we report to you, our Shareholders, the exceptional results of our bank last year. It is certainly gratifying to our executive team that the results of 2008 were the second best in our 99-year history. There were many obstacles to achieving success in 2008, yet the employees of First Farmers & Merchants Bank met each one with enthusiasm and tenacity. Clearly the old cliché “People Make the Difference” was never truer than in 2008. In fact, it may be more accurate to say that “Great People Made the Difference” for our Bank. To have such a strong year, in one of the toughest economic environments in the past thirty years, is truly the result of our sound bank policy and many different teams and lines of business maximizing the everyday customer experience. First Farmers has continued to provide all of our associates with both in-house and third-party training. Our focused effort on training has certainly strengthened our staff’s ability to operate efficiently leading to the growth of our Bank. Through a combination of increased efficiency and optimized performance, we feel we can expand the asset size of the Bank to between $1.3 to $1.5 billion. And we feel we can do this with our existing employees, thanks in part to the success of our ongoing training and cross-training efforts. We expect 2009 to present another great challenge to our Bank. Every segment of the nation’s economy is struggling right now. While a persistently high unemployment rate in our seven-county market area may be the greatest roadblock to a swift recovery, we feel we have prudently underwritten our loan portfolio to withstand such a downturn. We remain confident that we can weather this historic financial storm. America always meets its challenges and it will again. As always, we strive to be a strong and profitable Bank. And we intend to remain the Bank dedicated to community service. Thank you for your support this year. Tim E. Pettus President First Farmers & Merchants Bank, Member FDIC

[LOGO] 2008 ANNUAL REPORT • 21 2008 FINANCIAL REPORTS

22 • FIRST FARMERS & MERCHANTS BANK This page intentionally left blank.

2008 ANNUAL REPORT • 23 COMPARATIVE PERFORMANCE Set forth below is a graph comparing the yearly change in the cumulative total shareholder return on the common stock of First Famers and Merchants Corporation (FF&M in the graph) against the cumulative total return of the S&P 500 Index and the S&P major Regional Bank Index for the five-year period commencing December 31, 2003 and ending December 31, 2008. VALUE OF $100 INVESTED ON DECEMBER 31, 2003 2003 2004 2005 2006 2007 2008 FF&M * $ 100.00 $ 112.50 $ 120.00 $ 125.00 $ 125.00 $ 120.00 S&P MAJOR REGIONAL BANKS ** 100.00 112.99 114.30 131.55 101.97 67.06 S & P 500 *** 100.00 110.85 116.34 134.77 142.13 96.08 * Assumes that the value of the investment in FF&M was $100 on December 31, 2003, with all dividends reinvested. ** Assumes that the value of the investment in the index was $100 on December 31, 2003, with all dividends reinvested. *** Assumes that the value of the investment in the index was $100 on December 31, 2003, with all dividends reinvested.

24 • FIRST FARMERS & MERCHANTS BANK MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FORWARD-LOOKING STATEMENTS Certain statements contained in this report may not be based on historical facts and are “forwardlooking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believes,” “expects,” “forecasts,” “hopes,” “may,” ”plans,” “will,” or “anticipates,” or the negatives of such terms. We caution you not to place undue reliance on such forward-looking statements in this report because results could differ materially from those anticipated as a result of a variety of factors. These forward-looking statements include, without limitation, those relating to the quality of service provided to customers, loan growth, the effect of fluctuating interest rates on net interest income, the stability of market rates, capital expenditures, completion of a new bank branch, cash dividends, cash flows on impaired loans, the present value of servicing income, deferred tax assets, the fair value of bonds, impairment of securities, lease commitments, the FHLB credit line, repayment of loans by borrowers, legal claims, capital adequacy requirements, fair value valuation methodologies, fair value of other assets, valuation of financial instruments, postretirement benefit payments, interest rate sensitivity and risk, diversification of the loan portfolio, gross interest income, the adequacy of allowance for loan losses, the loan concentration, expected maturity of investment securities and the impact of accounting standards on the financial statements. Factors that could affect our results include, but are not limited to, changes in economic conditions; fluctuations in prevailing interest rates and the effectiveness of our risk monitoring systems; our ability to maintain credit quality; our ability to provide market competitive products and services; laws and regulations affecting financial institutions in general; our ability to operate and integrate new technology; the effectiveness of our interest rate hedging strategies; government fiscal and monetary policies; changes in our operating or expansion strategy; changes in our assumptions or estimation methodologies; the availability of and costs associated with maintaining and/or obtaining adequate and timely sources of liquidity; limitations on our ability to pay dividends and to meet our cash obligations; assumption and judgments about the collectability of our loan portfolio; our ability to compete with other financial services companies and other factors generally understood to affect the financial results of financial services companies. EXECUTIVE OVERVIEW General First Farmers and Merchants Corporation (the “Corporation”) was incorporated on March 31, 1982 as a Tennessee corporation. As of December 31, 2008, the only direct subsidiary of the Corporation was First Farmers and Merchants Bank (the “Bank”), which conducts the principal business of the consolidated company. The Bank was organized in 1954 as a successor to a state bank that was organized in 1909. Previously, the Bank was a national bank and on July 5, 2006, the Bank returned to being a state-chartered bank and its name changed from First Farmers and Merchants National Bank to First Farmers and Merchants Bank. The principal executive offices of the Corporation are located at 816 South Garden Street, Columbia, Maury County, Tennessee. Management of the Corporation evaluates the financial condition of the Corporation in terms of the Bank’s operations within its service area. All dollar amounts in this report, other than per-share amounts, are in thousands unless otherwise noted. Financial Condition The Corporation’s assets consist primarily of its investment in the Bank and other smaller investments. Its primary activities are conducted through the Bank. The Bank is committed to providing quality services in diverse markets and a changing interest rate environment. Management hopes to provide Bank customers the quality service of a community bank and the safety and strength of a regional bank.

2008 ANNUAL REPORT • 25 Financial Condition At December 31, 2008, the Corporation’s consolidated total assets were $911,137, its consolidated net loans were $586,894, its total deposits were $744,851 and its total shareholders’ equity was $107,176. The economic climate in the Corporation’s market area of Middle Tennessee showed a slight decline of conditions in 2008. However, this economic decline did not impact the increase in the Corporation’s loan volume and total deposits. Net loans increased by 19.1% at December 31, 2008 compared to December 31, 2007. Total deposits increased by 6.6% and total shareholders’ equity increased by 0.9% over the same period. Retained earnings, capital stock and additional paid-in capital decreased by 0.1% over the same period. Results of Operations Consolidated net income in 2008 increased 6.8% compared to 2007. Net interest income increased 7.5% over the same periods. Net income totaled $9,208 for 2008 compared to $8,621 for 2007 and $7,725 for 2006. On a per common share basis, net income totaled $1.63 for 2008 versus $1.51 for 2007 and $1.33 for 2006. The accompanying tables and the discussion and financial information are presented to aid in understanding the Corporation’s financial position and results of operations. The emphasis of this discussion is on the years 2008, 2007 and 2006; however, financial information for prior years will also be presented where appropriate. This discussion should be read in conjunction with the Consolidated Financial Statements and the Notes To Consolidated Financial Statements included elsewhere in this report. The Corporation’s financial condition depends on the quality and nature of its assets, its liability and capital structure, the market and economic conditions and the quality of its personnel. Net Interest Margin Net interest margin is defined as the difference between the revenue from earning assets, primarily interest income, and interest expense related to interest-bearing liabilities. The maintenance of the net interest margin at a level that, when coupled with noninterest revenues, exceeds additions to the allowance for loan losses, noninterest expenses and income taxes, and yields an acceptable profit is critical for success in the banking industry. Net interest margin is a function of the average balances of earning assets and interest-bearing liabilities and the yields earned and rates paid on those balances. Operations are planned to maintain a satisfactory spread between the yields on earning assets and the related cost of interest-bearing funds. The gross interest spread is determined by comparing the taxable equivalent gross interest margin to average earning assets before deducting the allowance for loan losses. This spread reflects the overall profitability of earning assets, including both those funded by interest-bearing sources and those that do not generate interest (primarily noninterest-bearing demand deposits). This spread is most often used when analyzing a banking institution’s overall gross margin profitability compared to that of other financial institutions. Management uses calculations and similar ratios to assist in pricing decisions for interest-related products. Table A below presents the average daily balances, the components of the gross interest margin (on a taxable equivalent basis), the yield or rate, and the incremental and gross interest spread for each of the last three years by major categories of assets and liabilities.

26 • FIRST FARMERS & MERCHANTS BANK Net Interest Margin TABLE A - Distribution of Assets, Liabilities, Shareholders’ Equity, Interest Rates and Interest Differential YEAR ENDED DECEMBER 31, 2008 2007 2006 Average Rate/ Average Rate/ Average Rate/ Balance Yield Interest Balance Yield Interest Balance Yield Interest ASSETS (Dollars In Thousands) Interest earning assets Loans, net $ 531,441 6.25% $ 33,195 $ 484,308 6.76% $ 32,759 $ 467,545 6.80% $ 31,771 Bank deposits 1,625 1.72 28 1,805 3.49 63 138 3.62 5 Taxable securities 143,004 4.82 6,890 127,967 4.27 5,459 165,736 3.99 6,605 Tax exempt securities 90,775 7.11 6,456 93,380 7.39 6,902 96,281 7.49 7,211 Federal funds sold 14,660 1.66 243 18,568 5.06 940 8,798 5.00 440 TOTAL EARNING ASSETS 781,505 5.99 $ 46,812 726,028 6.35 $ 46,123 738,498 6.23 $ 46,032 Noninterest earning assets Cash and due from banks 17,628 19,827 22,638 Bank premises and equipment 15,360 11,849 11,544 Other assets 40,785 39,535 34,793 TOTAL ASSETS $ 855,278 $ 797,239 $ 807,473 LIABILITES AND SHAREHOLDERS’ EQUITY Interest bearing liabilities Time and savings deposits: NOW and money market accounts $ 235,539 1.02% $ 2,392 $ 197,168 1.09% $ 2,143 $ 209,814 0.88% $ 1,848 Savings 78,391 0.41 320 83,916 1.06 893 93,854 0.99 933 Time 165,857 3.29 5,457 184,272 4.65 8,567 166,868 3.91 6,519 Time over $100,000 101,976 3.39 3,457 87,055 4.90 4,267 92,521 4.37 4,039 TOTAL INTEREST BEARING DEPOSITS 581,763 2.00 11,626 552,411 2.87 15,870 563,057 2.37 13,339 Federal funds purchased and securities sold under agreements to repurchase 3,720 1.94 72 3,264 4.35 142 8,753 4.99 437 FHLB borrowing 28,199 2.70 755 - - - - Other liabilities 241 1.66 4 230 4.78 11 257 4.67 12 TOTAL INTEREST BEARING LIABILITIES 613,923 2.03 $ 12,457 555,905 2.88 $ 16,023 572,067 2.41 $ 13,788 Noninterest bearing liabilities Demand deposits 119,665 121,318 117,242 Other liabilities 14,645 13,892 12,831 TOTAL LIABILITIES 748,233 691,115 702,140 Shareholders’ equity 107,045 106,124 105,333 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 855,278 $ 797,239 $ 807,473 Spread between combined rate earned and combined rates paid* 3.96% 3.47% 3.82% Net yield on interest-earning assets* 4.40% 4.15% 4.37% * Taxable equivalent basis Notes: 1. U.S. government, government agency and corporate debt securities plus equity securities in the available-for-sale and held-to-maturity categories are taxable securities. Most municipal debt securities are nontaxable and classified as held-to-maturity. 2. The taxable equivalent adjustment has been computed based on a 34% federal income tax rate and has given effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets. Loans include nonaccrual loans for all years presented. 3. The average balances of the amortized cost of available-for-sale securities were used in the calculations in this table.

2008 ANNUAL REPORT • 27 Net Interest Margin Table B below sets forth, for the periods indicated, a summary of consolidated changes in interest earned and interest paid, reflected by the interest generated by volume changes and the interest generated by changes in the yield or rate. On a tax equivalent basis, net interest income increased $4,255 for the year ended December 31, 2008 compared to the year ended December 31, 2007, as financial products repriced in the fluctuating rate environment. Interest paid on interest-bearing deposits was down primarily because of the lower average interest rates. TABLE B - Volume and Yield/Rate Variances (Taxable Equivalent Basis - in Thousands) 2008 Compared to 2007 2007 Compared to 2006 Net Net Yield Increase Yield Increase Volume /Rate (Decrease) Volume /Rate (Decrease) Revenue earned on Loans, net $ 3,186 $ (2,750) $ 436 $ 1,140 $ (152) $ 988 Bank deposits (6) (29) (35) 60 (2) 58 Investment securities Taxable securities 642 789 1,431 (1,507) 361 (1,146) Tax-exempt securities (193) (253) (446) (217) (92) (309) Federal funds sold (198) (499) (697) 489 11 500 Total interest earning assets 3,431 (2,742) 689 (35) 126 91 Interest paid on NOW and money market accounts 418 (169) 249 (111) 406 295 Savings deposits (59) (514) (573) (98) 58 (40) Time deposits (856) (2,254) (3,110) 680 1,368 2,048 Time deposits over $100,000 731 (1,541) (810) (239) 467 228 Federal funds purchased and securities sold under agreements to repurchase 20 (90) (70) (274) (21) (295) Short term debt 1 (8) (7) (1) - (1) Long term debt 755 - 755 - - - Total interest-bearing funds 1,010 (4,576) (3,566) (43) 2,278 2,235 Net interest earnings $ 2,421 $ 1,834 $ 4,255 $ 8 $ (2,152) $ (2,144) Notes: 1. The change in interest earned or paid resulting from both volume and rate or yield has been allocated accordingly in proportion to the relationship of the absolute amounts of the change in each. Loans include nonaccrual loans for all years presented. 2. The computation of the taxable equivalent adjustment has given effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-exempt assets. 3. U.S. government, government agency and corporate debt securities plus equity securities in the available-for-sale and held-to-maturity categories are taxable securities. Most municipal debt securities are nontaxable and classified as held-to-maturity.

28 • FIRST FARMERS & MERCHANTS BANK Assets and Liabilities As shown in the chart below, average earning assets increased 7.6% as of December 31, 2008 compared to December 31, 2007 and decreased 1.7% as of December 31, 2007 compared to December 31, 2006. The Bank experienced robust commercial loan growth throughout 2008. Management of the Corporation believes that conditions for the same loan growth will be much slower in 2009. As a financial institution, the Bank’s primary earning asset is loans. At December 31, 2008, average net loans represented 68.0% of average earning assets compared to 66.7% of average earnings assets at December 31, 2007. Average net loans increased 9.7% as of December 31, 2008 compared to December 31, 2007 and increased 3.6% as of December 31, 2007 compared to December 31, 2006. Average investments, which comprised 29.9% of average earning assets at December 31, 2008, increased 5.6% from year end 2007 compared to a 15.5% decrease at the end of 2007 from year end 2006. This increase in average investments was the result of an investment strategy that was implemented at the end of the first quarter of 2008. Average total assets increased 7.3% during 2008 compared to a decline during 2007 of 1.3%. The Bank’s average deposits increased 4.1% as of December 31, 2008 compared to December 31, 2007. The increase in average deposits was primarily in interest-bearing deposits. The Bank’s average deposits declined 1.0% as of December 31, 2007 compared to December 31, 2006. Interest bearing transaction accounts at December 31, 2008, increased 5.3% from the average at December 31, 2007. Time deposits up to $100 decreased 10.0% as of December 31, 2008 compared to December 31, 2007 and time deposits over $100 increased 17.1% over the same period primarily because the Bank increased its reliance on short-term large dollar certificates of deposit. Average savings deposits decreased 6.6% at December 31, 2008 compared to December 31, 2007. As reflected by these changes, the Bank experienced a shift of funds by its customers out of savings deposits and into money market deposit accounts. Savings deposits have historically been steady providers of a core, low cost source of funding.

2008 ANNUAL REPORT • 29 Assets and Liabilities Customer relationship development helped maintain a relatively stable base in noninterest-bearing deposits during 2008. The Bank’s noninterest-bearing deposits have remained strong and were 17.1% of average total deposits at December 31, 2008, 18.0% of average total deposits at December 31, 2007 and 17.2% of average total deposits at December 31, 2006. Noninterest-bearing deposits decreased 1.4% for 2008 and 3.5% for 2007. The Bank has a Blanket Agreement for Advances and Security Agreement with the Federal Home Loan Bank of Cincinnati for term debt or other obligations and certain operating leases. For more information, see Note 9 of the Notes To Consolidated Financial Statements included elsewhere in this report. LIQUIDITY AND CAPITAL RESOURCES The Bank uses a formal asset and liability management process to ensure adequate liquidity and control interest rate risk. The Bank’s goal of liquidity management is to provide adequate funds to meet loan demand and any potential unexpected deposit withdrawals. The Bank accomplishes this goal by striving for consistent core deposit growth, holding adequate liquid assets and maintaining unused capacity to borrow funds. The Bank’s objective of interest rate risk management is to maintain reasonable stability in the gross interest margin despite changes in the level of interest rates and the spread among interest rates. Liquidity At December 31, 2008, available liquidity was $174,100, including $83,000 of available credit from various sources compared to $244,000 as of December 31, 2007. The Bank’s goal of liquidity management is to provide adequate funds to meet loan demand and any potential unexpected deposit withdrawals. The Bank accomplishes this goal by striving for consistent core deposit growth, holding adequate liquid assets and maintaining unused capacity to borrow funds. The Bank’s objective of interest rate risk management is to maintain reasonable stability in the gross interest margin despite changes in the level of interest rates and the spread among interest rates. Interest Rate Risk The Bank uses an earnings simulation model to evaluate the impact of different interest rate scenarios on the gross margin. Each quarter, the Bank’s Asset/Liability Committee monitors the relationship of rate sensitive earning assets to rate sensitive interest-bearing liabilities (interest rate sensitivity), which is the principal factor in determining the effect that fluctuating interest rates will have on future net interest income. Rate sensitive earning assets and interest-bearing liabilities are those that can be repriced to current market rates within a defined time period. The Asset/Liability Committee measures near-term risk (within the next 12 and 24 months) to net interest income resulting from changes in interest rates. The model incorporates the Bank’s assets and liabilities, together with forecasted changes in the balance sheet mix and assumptions that reflect the current interest rate environment, to simulate the effect of possible changes in interest rates on net interest income. As a policy, budgeted financial goals are monitored on a monthly basis by the Asset/Liability Committee where the actual dollar change in net interest income given different interest rate movements is reviewed. A negative dollar change in net interest income for a 12 and 24 month period of less than 10.0% of net interest income given a 200 basis point shift in interest rates is considered an acceptable rate risk position. At December 31, 2008, if interest rates were to rise 200 basis points (2.0%) over the next 12 months, net interest income would be $253 more than currently projected if rates were to remain stable. This would be an increase in net interest income of 0.8%. At December 31, 2008, if interest rates were to decline 100 basis points (1.0%) over the 12 month, net interest income would decrease $447 than the projection of rates remaining stable. This would be a decrease in net interest income of 1.36%. The changes in percentages in both cases are within policy guidelines established by the Bank’s Board of Directors.

30 • FIRST FARMERS & MERCHANTS BANK Interest Rate Risk Another tool used to monitor the Bank’s overall interest rate sensitivity is a gap analysis. Table C below shows the Bank’s rate-sensitive position at December 31, 2008, as measured by a gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be re-priced to current market rates in subsequent periods). Non-maturing balances such as money market, savings and Negotiable Order of Withdrawal (“NOW”) accounts have no contractual or stated maturities. Management has attempted to use historical data (pricing history) on these categories to best determine the impact of these non-maturing balances on the net interest margin as the interest rates change. Management anticipates that rates will decrease slightly in 2009 and has determined that the Bank is in an acceptable rate risk position. Table A under the heading “Net Interest Margin” above provides additional information regarding the largest components of interest-bearing liabilities. TABLE C - Rate Sensitivity of Earning Assets and Interest-Bearing Liabilities (Dollars in Thousands) Three Months Three to Six Six to 12 Over One As of December 31, 2008 or Less Months Months Year Total Earning assets Bank time deposits $ 8,880 $ - $ - $ - $ 8,880 Taxable investment securities 249 248 620 147,379 148,496 Tax-exempt investment securities 1,302 4,408 2,470 77,244 85,424 Loans and leases, net of deferred fees 156,282 144,333 110,124 184,780 595,519 Total earning assets 166,713 148,989 113,214 409,403 838,319 Interest-bearing liabilities NOW and money market accounts 97,038 - - 199,169 296,207 Savings - - - 73,937 73,937 Time 46,160 61,508 28,958 12,362 148,988 Time over $100,000 60,290 35,542 9,231 2,545 107,608 Other short-term debt 2,940 - - - 2,940 FHLB borrowing - - - 41,177 41,177 Total interest bearing liabilities 206,428 97,050 38,189 329,190 670,857 Period gap (39,715) 51,939 75,025 80,213 167,462 Cumulative gap $ (39,715) $ 12,224 $ 87,249 $ 167,461 Capital Historically, internal growth has financed the capital needs of the Bank. In 2008, the Bank began construction of two branches--one in Maury County, Tennessee and one in Williamson County, Tennessee. Construction of the branch in Williamson County was completed by year end. Construction of the Maury County branch is anticipated to be complete by mid year 2009. Cash dividends declared in 2008 were 43.5% of net income compared to 46.0% for 2007. The Corporation plans to continue an average annual payout ratio over 20% while continuing to maintain a capital to asset ratio reflecting financial strength and adherence to regulatory guidelines.

2008 ANNUAL REPORT • 31 At December 31, 2008, the Corporation had a ratio of Tier I Capital to average assets of 10.9%. This compares to a ratio of Tier I Capital to average assets of 12.2% at December 31, 2007. This ratio declined because retained earnings, capital stock and additional paid-in capital were stable and average total assets increased 7.3% during 2008. The minimum required ratio of total capital to risk-weighted assets is 8%. Tier 1 Capital generally consists of common stock. Tier I Capital must equal at least 4% of risk-weighted assets. As of Capital December 31, 2008, the Corporation’s ratios of Tier I Capital to risk-weighted assets and Total Capital to risk-weighted assets were 15.3% and 16.5%, respectively. At December 31, 2007, the comparable ratios were 16.9% and 18.2%, respectively. Please refer to Note 11 in the Notes to Consolidated Financial Statements included elsewhere in this report for more information on the capital strength of the Corporation and the Bank. The following table summarized the Corporation’s contractual obligations as of December 31, 2008: Payment due by period Contractual Obligations Total Less than 1 year 1-3 years 3-5 years More than 5 years Operating Lease Obligations $ 3,983 $ 348 $ 667 $ 508 $ 2,460 FHLB Borrowing 41,177 7,000 17,077 17,100 - Total $ 45,160 $ 7,348 $ 17,744 $ 17,608 $ 2,460 Loans and Loan Quality As with most commercial banking institutions, the Bank’s loan portfolio is the largest component of earning assets and, therefore, provides the highest amount of revenue. The loan portfolio also contains, as a result of credit quality, the highest exposure to risk. When analyzing potential loans, management assesses both interest rate objectives and credit quality objectives in determining whether to authorize a given loan and the appropriate pricing for that loan. The Bank maintains a diversified portfolio in order to spread its risk and reduce its exposure to economic downturns that may occur in different segments of the economy or in particular industries. As of December 31, 2008, total loans maturing and repricing after one year that have predetermined interest rates and floating or adjustable interest rates totaled $267,000. The composition of the loan portfolio is disclosed in detail in Note 3 in the Notes to Consolidated Financial Statements included elsewhere in this report. The lending activities of the Bank are subject to written underwriting standards and policies established by the Bank’s Board of Directors and management that include loan review procedures and approvals. Applications for loans are received by designated employees at 13 of the Bank’s offices. Depending primarily on the amount of the loan, there are various approval levels required, including that of an Executive Committee of the Bank’s Board of Directors that meets regularly. The Bank has a credit administration function that is responsible for assisting loan officers in underwriting new loans, reviewing problem loans, monitoring the status of problem loans from period to period and assisting in their resolution. This review process also includes semi-annual reviews by an outside party to assess the quality of the loan portfolio independently. Management has concluded that this independent review has served to strengthen underwriting practices. The analysis and review by the Bank’s credit administration department also include a formal review that is prepared quarterly to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses (“ALLL”). Loan reviews of all relationships aggregating $250 and greater are completed on an annual schedule. At December 31, 2008 loans totaling $9.9 million, or 1.7% of the portfolio, were classified as other assets especially mentioned. This compares to loans totaling $8.2 million so classified at December 31, 2007. There were no loans classified as doubtful at December 31, 2008 or December 31, 2007. The Bank closed 2008 with

32 • FIRST FARMERS & MERCHANTS BANK $36.0 million in classified assets, which includes substandard loans, doubtful loans and other real estate owned (“OREO”) compared to $7.4 in 2007. This represents an increase of $28.6 million or 386.0% from December 31, 2007. Classified assets represented 34.3% of Tier I Capital and ALLL, which was up from 7.2% at December 31, 2007. The Bank’s actual delinquency remains very low and manageable, at just 0.36% of gross loans for 2008. This compares favorably to the bank’s peer group of 1.16%. Loans that are impaired and not accruing interest were more actively monitored to determine those for which more aggressive action plans should be taken. The Bank ended 2008 with a net charge-off of $443, for a net charge-off percentage of 0.08%. Until 2008, the Bank sustained a period of net recoveries for three Loans and Loan Quality consecutive years in which a net recovery had been recorded. The Bank’s charge-off levels continue to track below the Bank’s target level of 0.25% and its peer group average of 0.34%. Management believes that the allowance for loan losses was adequate at December 31, 2008. Table D below summarizes average loan balances and reconciles the allowance for loan losses at December 31, 2008, 2007, 2006, 2005 and 2004. Additions or reductions to the allowance, which have been included in operating expenses, are also included. First mortgage loans secured by one-to-four family residential properties comprised 31.4% of the total loan portfolio. Therefore, the Bank continues to have a concentration in residential mortgage loans; however, management of the Bank remains comfortable with this concentration of loan type given the strong underwriting practices within this portfolio and the acceptable level of historical losses. The environment for commercial, industrial and commercial real estate lending remains largely unchanged in the seven counties within which the Bank operates. The Bank does not have any industry concentrations as measured by regulatory guidelines. However, the Bank does have heavy exposure among five broad industry categories-- construction, manufacturing, real estate rental and leasing, other services and public administration. Given the level of exposure in each of these categories, the particular industries are monitored closely to ensure that underwriting practices and policies, as well as allowance levels, match the level of risk posed. For more information about the Bank’s loan concentration, please refer to Note 1 in the Notes to Consolidated Financial Statements included elsewhere in this report. Loans having recorded investments of $21,900 and $2,300 at December 31, 2008 and 2007, have been identified as impaired. However, loans amounting to $12.4 and $2.3 at December 31, 2008 and 2007, are not accruing interest in accordance with the provision of Statement of Financial Accounting Standards No. 114 (“SFAS 114”), “Accounting by Creditors for Impairment of a Loan.” These types of loans are considered nonaccrual loans and represented 2.1% and 0.5% of gross loans as of December 31, 2008 and 2007. Interest received on these loans during 2008 was $595, during 2007 was $135, and during 2006 was $122. The gross interest income that would have been recorded if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, was $804, $228 and $200 for the years ended December 31, 2008, 2007, and 2006, respectively. The Bank has no loans that are past due 90 days or more and no “troubled debt restructurings” as defined in SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” that are not included in nonaccrual loans as of December 31, 2008 and 2007. Please refer to Note 1 and Note 3 in the Notes to Consolidated Financial Statements that are included elsewhere in this material for more information on the Bank’s policy regarding loan impairment.

2008 ANNUAL REPORT • 33 TABLE D - LOAN PORTFOLIO December 31, (Dollars in Thousands) 2008 2007 2006 2005 2004 Average amount of gross loans outstanding $ 538,961 $ 491,627 $ 475,226 $ 448,868 $ 428,671 Balance of allowance for possible loan losses at beginning of year 7,381 7,262 7,794 8,509 10,123 Loans charged off Loans secured by real estate 754 42 207 287 364 Commercial and industrial loans 60 - 94 138 1,017 Loans to individuals 77 115 62 126 299 TOTAL LOANS CHARGED OFF 891 157 363 551 1,680 Recoveries of loans previously charged off Loans secured by real estate 332 51 110 555 187 Commercial and industrial loans 79 155 92 73 259 Loans to individuals 37 70 265 98 297 TOTAL RECOVERIES 448 276 467 726 743 NET LOANS CHARGED OFF 443 (119) (104) (175) 937 Provision (reduction) charged (credited) to operating expenses 1,687 - (636) (890) (677) BALANCE AT END OF YEAR $ 8,625 $ 7,381 $ 7,262 $ 7,794 $ 8,509 Ratio of net charge-offs during the period to average gross loans outstanding 0.08% (0.02%) (0.02%) (0.04%) 0.22% RESULTS OF OPERATIONS Interest Income Total interest income increased 0.4% during 2008 as a result of the increased volume in loans. Interest and fees earned on loans totaled 75.0% of gross interest income during 2008 and decreased 1.0% in 2008 compared to 2007 as a result of the financial products repricing throughout the year. Interest earned on securities and other investments totaled 24.4% of gross interest income during 2008 and increased 13.4% from 2007 primarily because of the change in the types of investments, which improved the yield for the total portfolio. Interest Expense Total interest expense decreased 22.3% during 2008, compared to a 16.2% increase during 2007 and a 39.3% increase during 2006. Decreases in the average interest rate paid on interest bearing liabilities contributed to the lower interest expense. The cost of interest-bearing deposits is monitored quarterly by the Bank’s Asset/Liability Committee. The net interest margin (tax equivalent net interest income divided by average earning assets) was 4.40%, 4.15% and 4.37% for years ending December 31, 2008, 2007 and 2006, respectively. Net interest income on a fully taxable equivalent basis is influenced primarily by changes in: (i) the volume and mix of earning assets and sources of funding; (ii) market rates of interest; and (iii) income tax rates. The impact of some of these factors can be controlled by management policies and actions. External factors can also have a significant impact on changes in net interest income from one period to another. Some examples of such factors include: (i) the strength of credit demands by customers; (ii) Federal Reserve Board monetary policy; and (iii) fiscal and debt management policies of the federal government, including changes in tax laws.

34 • FIRST FARMERS & MERCHANTS BANK Noninterest Income and Expenses The chart above presents the break-down of noninterest income for 2008. Noninterest income increased 9.6% during 2008. There was a $1.4 million gain on sale of available-for-sale securities in 2008, and no gain was realized in 2007. Income from fiduciary services offered in the Bank’s Trust department declined 6.0%, representing 19.1% of total noninterest income. Noninterest income increased 4.2% during 2007 and decreased 0.4% during 2006. The chart above presents the break-down of noninterest expenses for 2008. Noninterest expenses, excluding the provision for possible loan losses, increased 9.7% during 2008. Increases in salaries and employee benefits, along with higher operating expenses, contributed to this increase. Noninterest expenses, excluding the provision for possible loan losses, decreased 6.7% during 2007. Noninterest expenses increased 2.2% during 2006. Net Income Net income was 6.8% higher in 2008 than in 2007. The increase in loan volumes and gains on sale of investments were primary reasons for the increase. Net income was 11.6% higher in 2007 than in 2006. The increase in loan volumes, decrease in salaries and employee benefits, and decrease in deposits rates were primary reasons for the increase.

2008 ANNUAL REPORT • 35 OFF-BALANCE SHEET ARRANGEMENTS As of December 31, 2008, the Bank was a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Please refer to Note 10 of the Notes to Consolidated Financial Statements included elsewhere in this report for more information on the Bank’s commitments and contingencies. Please refer to Table C above under the heading “Liquidity and Capital Resources” for a summary of the Corporation’s earning assets and interest-bearing liabilities by maturities. IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS ON THE FINANCIAL STATEMENTS In September 2006, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with U.S. generally accepted accounting principles (“GAAP”)and expands disclosures about fair value measurements. SFAS 157 applies only to fair-value measurements that are already required or permitted by other accounting standards and is expected to increase the consistency of those measurements. The definition of fair value focuses on the exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date) rather than the entry price (i.e., the price that would be paid to acquire the asset or received to assume the liability at the measurement date). SFAS 157 emphasizes that fair value is a market-based measurement rather than an entity-specific measurement. Therefore, the fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. The effective date for SFAS 157 is for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Corporation adopted SFAS 157 effective January 1, 2008. In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which gives entities the option to measure eligible financial assets and financial liabilities at fair value on an instrument by instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability. Subsequent changes in fair value must be recorded in earnings. SFAS 159 is effective as of the beginning of a company’s first fiscal year after November 15, 2007. The Corporation also adopted SFAS 159 effective January 1, 2008, but did not elect the fair value option for any financial instrument not presently being accounted for at fair value. In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51(“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for a parent company’s noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements, which is reported separately from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary, which do not result in deconsolidation, are equity transactions if the parent retains its controlling financial interest. In addition, SFAS 160 requires that a parent recognize a gain or loss in results of operations when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment at the deconsolidation date. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and is not expected to have a significant impact on the Corporation’s consolidated financial statements.

36 • FIRST FARMERS & MERCHANTS BANK IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS ON THE FINANCIAL STATEMENTS In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – An Amendment of FASB Statement 133 (“SFAS 161”), which amends and expands the disclosure requirements of SFAS 133 to provide greater transparency regarding (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedge items are accounted for under SFAS 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. To meet those objectives, SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 was effective on January 1, 2009 and management believes that it will not have any impact on the Corporation’s consolidated financial statements. In 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”), which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of nongovernmental entities’ financial statements that are presented in conformity with GAAP. The guidance provided by SFAS 162 did not have a significant impact on the Corporation’s consolidated financial statements. CRITICAL ACCOUNTING POLICIES The accounting principles the Bank follows and the methods of applying these principles conform with GAAP and with general practices within the banking industry. In connection with the application of those principles, Bank management has made judgments and estimates that, in the case of the determination of the ALLL, the recognition of deferred income tax assets has been critical to the determination of the Bank’s financial position, results of operations and cash flows. Allowance for Loan Losses Management of the Bank assesses the adequacy of the ALLL prior to the end of each month and prepares a more formal review quarterly to assess the risk in the Bank’s loan portfolio. This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The ALLL represents calculated amounts for specifically identified credit exposure and exposures readily predictable by historical or comparative experience. Even though this calculation considers specific credits, the entire allowance is available to absorb any credit losses. These calculated amounts are determined by assessing loans identified as not in compliance with loan agreements. These loans are generally in two different risk groups. One group is unique loans (commercial loans, including those loans considered impaired). The second group is homogenous loans (generally retail and mortgage loans). The calculation for unique loans is based primarily on risk rating grades assigned to each of these loans as a result of our loan management and review processes. Each risk-rating grade is assigned a loss ratio, which is determined based on the experience of management, discussions with banking regulators and the independent loan review process. The amount allocated for impaired loans is based on estimated cash flows discounted at the loan’s original effective interest rate or the underlying collateral value. Historical data, including actual loss experience on specific types of homogenous loans, is used to allocate amounts for loans or groups of loans meeting the specified criteria.

2008 ANNUAL REPORT • 37 CRITICAL ACCOUNTING POLICIES Management has implemented procedures that give detailed historical data by category of retail and commercial credit and performance characteristics to broaden the analysis and improve monitoring of potential credit risk. Criteria considered and processes utilized in evaluating the adequacy of the ALLL are: Portfolio quality trends; Changes in the nature and volume of the portfolio; Present and prospective economic and business conditions, locally and nationally; Management review systems and board oversight, including external loan review processes; Changes in credit policy, credit administration, portfolio management and procedures; Changes in personnel, management and staff; and Existence and effect of any concentrations of credit. In assessing the adequacy of the ALLL, the risk characteristics of the entire loan portfolio are evaluated. This process includes the judgment of management, input from independent loan reviews and reviews that may have been conducted by bank regulators as part of their usual examination process. The following table gives a breakdown of the allowance for loan losses per loan category: 2008 2007 Amount Percent of ALLL Amount Percent of ALLL Commercial Real Estate - Mortgage $ 1,899 22.02% $ 2,324 31.49 % Commercial Real Estate - Construction 2,564 29.73% 633 8.58 % Commercial - Other 1,564 18.13% 1,398 18.94 % Total Commercial 6,027 69.88% 4,355 59.00 % Consumer Real Estate - Mortgage 1,823 21.14% 2,036 27.59 % Consumer Real Estate - Construction 96 1.11% 110 1.49 % Consumer - Other 576 6.68% 594 8.05 % Total Consumer 2,495 28.93% 2,741 37.13 % Other 103 1.19% 285 3.86 % Total Allowance for Loan & Lease Losses $ 8,625 100.00% $ 7,381 100.00 % Deferred Income Tax Assets Deferred income tax assets consist mainly of the tax effect of excess provisions for loan losses over actual losses incurred, the unrealized loss on available-for-sale securities and deferred compensation. The Corporation and the Bank have paid taxes for many years. Management believes that it is more likely than not that these assets will be realized in future years.

38 • FIRST FARMERS & MERCHANTS BANK Selected Financial Information (Dollars in Thousands, Except Per Share Data) 2008 2007 2006 2005 2004 Restated Restated Interest income Interest and fees on loans $ 32,901 $ 33,238 $ 31,246 $ 27,038 $ 24,426 Income on investment securities Taxable interest 6,649 5,327 6,345 8,443 10,263 Exempt from federal income tax 3,866 3,913 4,221 3,266 2,568 Dividends 194 206 180 137 213 10,709 9,446 10,746 11,846 13,044 Other interest income 271 1,003 445 222 94 Total interest income 43,881 43,687 42,437 39,106 37,564 Interest expense Interest on deposits 11,626 15,870 13,339 9,736 8,429 Interest on other borrowings 831 153 449 162 58 Total interest expense 12,457 16,023 13,788 9,898 8,487 Net interest income 31,424 27,664 28,649 29,208 29,077 Provision for possible loan losses 1,687 - (636) (890) (677) Net interest income after Provision for loan losses 29,737 27,664 29,285 30,098 29,754 Noninterest income Trust department income 2,463 2,621 2,322 2,220 2,088 Service fees on deposit accounts 7,705 7,640 7,739 7,208 7,189 Other service fees, commissions, and fees 393 589 424 372 408 Other operating income 974 905 751 1,018 873 Securities gains 1,351 - 51 513 917 Total noninterest income 12,886 11,755 11,287 11,331 11,475 Noninterest expense Salaries and employee benefits 16,562 15,192 16,918 16,447 16,217 Net occupancy expense 2,620 2,374 2,143 2,353 2,289 Furniture and equipment expense 1,007 1,089 1,138 1,220 1,317 Other operating expenses 11,259 10,023 10,547 10,076 9,724 Total noninterest expense 31,448 28,678 30,746 30,096 29,547 Income before provision for income taxes 11,175 10,741 9,826 11,333 11,682 Provision for income taxes 1,967 2,120 2,101 2,881 3,088 Net income $ 9,208 $ 8,621 $ 7,725 $ 8,452 $ 8,594 Earnings per common share $ 1.63 $ 1.51 $ 1.33 $ 1.45 $ 1.47 Weighted average shares outstanding 5,635,060 5,727,158 5,826,589 5,840,000 5,840,000 Share and per share data have been restated to give retroactive effect to the two-for-one stock split effected as a stock dividend declared on April 20, 2004. (See Note 1 of Notes to Consolidated Financial Statements)

2008 ANNUAL REPORT • 39 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Board of Directors First Farmers and Merchants Corporation We have audited the consolidated balance sheets of First Farmers and Merchants Corporation and subsidiaries (collectively, the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Farmers and Merchants Corporation and subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. As discussed in Note I to the consolidated financial statements, effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurement, and Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. Also as discussed in Note 1, effective January I, 2008, the Company adopted Emerging Issues Task Force No. 06-4, Accounting for Deferred Compensation and Post-retirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements, and Emerging Issues Task Force No. 06-10, Accounting for Collateral Assignment Split-dollar Life Insurance Arrangements. We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 2, 2009, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting. KraftCPAs PLLC Nashville, Tennessee March 2, 2009 555 Great Circle Road, Suite 200 • Nashville, TN 37228 • Phone 615-242-7351 Fax 615-256-1952 www.kraftcpas.com 610 North Garden St. Suite 200, Columbia, Tennessee 38401 Phone 931-388-3711 105 Bay Court, Lebanon, Tennessee 37087 Phone 615-449-2334 An independently owned member of the RSM McGladrey Network

40 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION COLUMBIA, TENNESSEE Management Report on Internal Control Over Financial Reporting. The management of First Farmers and Merchants Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. The Corporation’s internal control system was designed to provide reasonable assurance to the Corporation’s management and board of directors regarding the preparation and fair presentation of published financial statement. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. The Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in “Internal Control—Integrated Framework.” Based on our assessment we believe that, as of December 31, 2008. the Corporation’s internal control over financial reporting is effective based on those criteria. KraftCPAs PLLC, the independent registered public accounting firm that audited the consolidated financial statements of the Corporation included in this annual report, has issued an attestation report on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008. The report, which expresses an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008. is included on page 39 of this annual report. T. Randy Stevens, Chief Executive Officer and Chairman Patricia P. Bearden, Assistant Treasurer (principal financial officer and principal accounting officer)

2008 ANNUAL REPORT • 41 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Board of Directors First Farmers and Merchants Corporation We have audited the internal control over financial reporting of First Farmers and Merchants Corporation and subsidiaries (collectively, the “Company”) as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion. A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. In our opinion, First Farmers and Merchants Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control— Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Farmers and Merchants Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008, and our report dated March 2, 2009, expressed an unqualified opinion on those consolidated financial statements. KraftCPAs PLLC Nashville, Tennessee March 2, 2009 555 Great Circle Road, Suite 200 Nashville, TN 37228 Phone 615-242-7351 Fax 615-256-1952 www.kralftcpas.com 610 North Garden St. Suite 200, Columbia, Tennessee 38401 Phone 931-388-3711 105 Bay Court, Lebanon, Tennessee 37087 Phone 615-449-2334 An independently owned member of the RSM McGladrey Network

42 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 31, December 31, 2008 2007 (Dollars in Thousands, Except Per Share Data) ASSETS Cash and due from banks $ 22,656 $ 35,097 Interest-bearing deposits in banks 4,680 176 Federal funds sold 4,200 600 Total cash and cash equivalents 31,536 35,873 Securities Available-for-sale (amortized cost $171,891 and $163,050, respectively) 174,493 163,911 Held-to-maturity (fair market value $59,558 and $76,460, respectively) 59,427 75,565 Total Securities 233,920 239,476 Loans, net of deferred fees 595,519 500,143 Allowance for loan losses (8,625) (7,381) Net loans 586,894 492,762 Bank premises and equipment, at cost less allowance for depreciation 17,669 14,306 Core deposit and other intangibles 9,186 9,318 Other assets 31,932 31,311 TOTAL ASSETS $ 911,137 $ 823,046 LIABILITIES Deposits Noninterest-bearing $ 118,111 $ 131,043 Interest-bearing (including certificates of deposits over $100: 2008 - $107,607; 2007 - $107,398) 626,740 567,916 Total deposits 744,851 698,959 Federal funds purchased and securities sold under agreements to repurchase 2,645 2,507 Dividends payable 2,009 1,991 Short-term borrowings 294 600 Accounts payable and accrued liabilities 12,890 12,650 Federal Home Loan Bank advances 41,177 - Minority interest in consolidated subsidiary 95 95 TOTAL LIABILITIES 803,961 716,802 SHAREHOLDERS’ EQUITY Common stock - $10 par value per share, 8,000,000 shares authorized; 5,580,000 and 5,680,000 shares issued and outstanding as of December 31, 2008 and December 31, 2007, respectively 55,800 56,800 Retained earnings 49,776 48,916 Accumulated other comprehensive income 1,600 528 TOTAL SHAREHOLDERS’ EQUITY 107,176 106,244 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 911,137 $ 823,046 The accompanying notes are an integral part of consolidated financial statements.

2008 ANNUAL REPORT • 43 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME Years Ended December 31, (Dollars in Thousands Except Per Share Data) 2008 2007 2006 INTEREST & Interest and fees on loans $ 32,901 $ 33,238 $ 31,246 DIVIDEND INCOME Income on investment securities Taxable interest 6,649 5,327 6,345 Exempt from federal income tax 3,866 3,913 4,221 Dividends 194 206 180 10,709 9,446 10,746 Other interest income 271 1,003 445 TOTAL INTEREST INCOME 43,881 43,687 42,437 INTEREST EXPENSE Interest on deposits 11,626 15,870 13,339 Interest on other borrowings 831 153 449 TOTAL INTEREST EXPENSE 12,457 16,023 13,788 NET INTEREST INCOME 31,424 27,664 28,649 Provision for possible loan and lease losses (recoveries), net 1,687 - (636) NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES (RECOVERIES) 29,737 27,664 29,285 NONINTEREST Trust department income 2,463 2,621 2,322 INCOME Service fees on deposit accounts 7,705 7,640 7,739 Other fees and commissions 393 589 424 Other operating income 974 905 751 Securities gains 1,351 - 51 TOTAL NONINTEREST INCOME 12,886 11,755 11,287 NONINTEREST Salaries and employee benefits 16,562 15,192 16,918 EXPENSE Net occupancy expense 2,620 2,374 2,143 Furniture and equipment expense 1,007 1,089 1,138 Other operating expenses 11,259 10,023 10,547 TOTAL NONINTEREST EXPENSES 31,448 28,678 30,746 INCOME BEFORE PROVISION FOR INCOME TAXES 11,175 10,741 9,826 Provision for income taxes 1,967 2,120 2,101 NET INCOME $ 9,208 $ 8,621 $ 7,725 BASIC EARNINGS - PER SHARE Weighted Average Shares Outstanding 5,635,060 5,727,158 5,826,589 $ 1.63 $ 1.51 $ 1.33 The accompanying notes are an integral part of the consolidated financial statements.

44 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY Accumulated (Dollars In Thousands, Except Per Share Data) Additional Other Shares of Common Paid-in Retained Comprehensive Years Ended December 31, 2008, 2007, and 2006 stock Stock Capital Earnings Income (Loss) Total BALANCE AT JANUARY 1, 2006 5,840,000 $ 58,400 $ 4,320 $ 42,515 $ (2,163) $ 103,072 Comprehensive income Net income 7,725 7,725 Change in net unrealized gain on securities available-for-sale, net of reclassification adjustment and tax effects 908 908 Total comprehensive income 8,633 Repurchase of common stock (80,000) (800) (3,200) (4,000) Cash dividends declared, $0.67 per share (3,898) (3,898) BALANCE AT DECEMBER 31, 2006 5,760,000 57,600 1,120 46,342 (1,255) 103,807 Comprehensive income Net income 8,621 8,621 Change in net unrealized gain on securities available-for-sale, net of reclassification adjustment and tax effects 1,783 1,783 Total comprehensive income 10,404 Repurchase of common stock (80,000) (800) (1,120) (2,080) (4,000) Cash dividends declared, $0.695 per share (3,967) (3,967) BALANCE AT DECEMBER 31, 2007 5,680,000 56,800 - 48,916 528 106,244 Cumulative effect of adoption of a new accounting principle on January 1, 2008 (342) (342) Comprehensive income Net income 9,208 9,208 Change in net unrealized gain on securities available-for-sale, net of reclassification adjustment and tax effects 1,072 1,072 Total comprehensive income 10,280 Repurchase of common stock (100,000) (1,000) (4,000) (5,000) Cash dividends declared, $0.705 per share $ (4,006) (4,006) BALANCE AT DECEMBER 31, 2008 5,580,000 $ 55,800 $ - $ 49,776 $ 1,600 $ 107,176 The accompanying notes are an integral part of the consolidated financial statements.

2008 ANNUAL REPORT • 45 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31, (Dollars in Thousands) 2008 2007 2006 OPERATING Net income $ 9,208 $ 8,621 $ 7,725 ACTIVITIES Adjustments to reconcile net income to net cash provided by operating activities Excess (deficiency) of provision for possible loan losses over net charge-offs 1,244 119 (532) Provision for depreciation and amortization of premises and equipment 1,016 1,065 1,119 Securities gains (1,351) - (51) Loss from disposition of premises and equipment 24 - - Loss from disposition of other assets 299 - 22 Amortization of deposit base intangibles 132 556 1,056 Amortization of investment security premiums, net of accretion of discounts 278 589 1,072 Increase in cash surrender value of life insurance contracts (700) (427) (408) (Increase) decrease in Deferred income taxes (789) 245 (262) Interest receivable 486 61 575 Other assets 526 (441) (5) Increase (decrease) in Interest payable (1,279) (80) 896 Other liabilities 962 445 847 Total adjustments 848 2,132 4,329 Net cash provided by operating activities 10,056 10,753 12,054 INVESTING Proceeds from maturities, calls, and sales of ACTIVITIES available-for-sale securities 115,524 54,249 65,854 Proceeds from maturities and calls of held-to-maturity securities 16,027 5,556 8,483 Purchases of investment securities Available-for-sale (123,179) (68,737) (20,365) Net increase in loans (95,376) (26,790) (13,456) Proceeds from sale of other assets 364 - 45 Purchase of life insurance policies (1,255) (1,410) (2,757) Purchases of premises and equipment (4,411) (4,943) (379) Net cash provided by (used in) investing activities (92,306) (42,075) 37,425 FINANCING Net increase (decrease) in noninterest-bearing ACTIVITIES and interest-bearing deposits 45,891 (3) 15,374 Net increase (decrease) in short term borrowings (167) 68 (10,614) Proceeds from FHLB borrowings 41,177 - - Proceeds from sale of minority interest in a controlled subsidiary - 95 - Repurchase of Common Stock (5,000) (4,000) (4,000) Cash dividends (3,988) (3,946) (3,796) Net cash provided by (used in) financing activities 77,913 (7,786) (3,036) Increase (decrease) in cash and cash equivalents (4,337) (39,108) 46,443 Cash and cash equivalents at beginning of period 35,873 74,981 28,538 Cash and cash equivalents at end of period $ 31,536 $ 35,873 $ 74,981 Supplemental disclosures of cash flow information Cash paid during the period for expenses Interest on deposits and borrowed funds $ 13,736 $ 16,103 $ 12,891 Income Taxes $ 2,355 2,015 2,332 Land and building transferred from premises and equipment to other assets held for sale $ - $ - $ 684 The accompanying notes are an integral part of the consolidated financial statements.

46 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Accounting Policies The accounting principles followed and the methods of applying those principles conform with accounting principles generally accepted in the United States (“GAAP”) and to general practices in the banking industry. The significant accounting policies applicable to First Farmers and Merchants Corporation (the “Corporation”) are summarized as follows. Principles of Consolidation The accompanying consolidated financial statements present the accounts of the Corporation and its wholly-owned subsidiary, First Farmers and Merchants Bank (the “Bank”). The Bank has direct and indirect subsidiaries through which it holds F & M West, Inc., Maury Tenn, Inc., and Maury Tenn Properties, Inc. Minority interest consists of preferred shares in Maury Tenn Properties, Inc. that are owned by third parties. The preferred shares receive dividends, which are included in other operating expense. Material intercompany accounts and transactions have been eliminated in consolidation. Use of Estimates in the Preparation of Financial Statements The preparation of financial statements in conformity with GAAP requires management of the Corporation and the Bank to make estimates and assumptions that affect the reported amounts of assets and liabilities. Those estimates and assumptions also affect disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, deferred tax assets and the liability related to post-retirement benefits. Significant Group Concentrations of Credit Risk Most of the Bank’s activities are with customers located within its service area, which is comprised of Maury, Lawrence, Marshall, Hickman, Dickson, Giles, Williamson and adjacent counties in southern middle Tennessee. Approximately 79.0% of the Bank’s loans had been made to customers in the Maury and Lawrence County markets as of December 31, 2008. Maury and Williamson Counties were the source of 97.9% of the Bank’s portfolio growth in fiscal 2008. Note 2 discusses the types of securities in which the Bank invests. Note 3 discusses the types of lending in which the Bank engages. First mortgage loans secured by one-to-four family residential properties comprise 31.4% of the total loan portfolio at December 31, 2008. This represents the largest component of the real estate secured loans. Management of the Bank recognizes this concentration and believes the risk is acceptable given the quality of underwriting, current market conditions and historical loss experience. The loans secured by non-farm/non-residential real estate comprise 24.1% of the loan portfolio at December 31, 2008. The majority of the growth has been in the owner-occupied segment of this portfolio. The loan segment type is classified as “true” commercial real estate – loans whose repayment is dependent upon rental income or the sale, refinancing or permanent financing of the underlying property. The Bank’s risk is geographically dispersed and continues to be well diversified across several property types with no areas of excessive exposure.

2008 ANNUAL REPORT • 47 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Current commercial real estate loan stratification reports indicate that the commercial construction and development portfolio remains well diversified with an acceptable level of speculative exposure. Of the loans secured by commercial real estate, 41.8% are in the owner-occupied category at December 31, 2008. The Bank continues to monitor and manage its exposure to single borrowing entities and its exposure to groups of borrowers within the same industry. Within the commercial loan portfolio, the Bank continues to report heavy exposure in five broad industry categories: construction; manufacturing; real estate and rental leasing; public administration; and other services (except public administration). Cash and Due From Banks Included in cash and due from banks are reserve amounts that are required to be maintained on an average balance in the form of cash and balances due from the Federal Reserve Bank and other banks. At December 31, 2008, the Bank was required to maintain approximately $2.2 million at the Federal Reserve. Interest-bearing deposits in banks mature within one year and are carried at cost. From time to time throughout the year, the Bank’s balances due from other financial institutions exceeded Federal Deposit Insurance Corporation insurance limits. Management considers this to be a normal business risk. Cash Equivalents Cash equivalents include cash on hand, cash due from banks and federal funds sold. Federal funds are sold for one-day periods. Interest-bearing deposits in banks included in cash equivalents mature within 90 days. Securities Trading account securities that are bought and held principally for the purpose of selling them in the near term are carried at market value. Gains and losses, both realized and unrealized, are included in other operating income. There were no securities classified as trading in 2008 or 2007. Debt securities that management has the intent and ability to hold to maturity are classified as held-to- maturity and reported at amortized cost. Securities not classified as held-to-maturity or trading, including equity securities with readily determinable fair values, are classified as available-for-sale. These securities are reported at fair value, with unrealized gains and losses, net of deferred tax, excluded from earnings and are reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of individual available-for-sale and held-to-maturity securities below their cost that are other than temporary are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer and (iii) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sales of securities are recorded on the trade date and are determined using the specific identification method.

48 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Loans The Bank grants mortgage, commercial and consumer loans to customers. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest on loans is accrued daily. Loan origination fees and related direct costs are deferred and recognized ratably over the life of the loan as an adjustment of yield. Interest accruals are discontinued when loans are 90 days past due or when interest is not expected to be collected. Interest income previously accrued on such loans is reversed against current period interest income. Interest income on loans in nonaccrual status is recognized only to the extent of the excess of cash payments received over principal payments due. Allowance for Possible Loan Losses The allowance for possible loan losses is established through provisions for loan losses charged against income. Loan losses are charged against the allowance when management determines that the uncollectibility of a loan has been confirmed. Subsequent recoveries, if any, are credited to the allowance account in the period received. The adequacy of the allowance for possible loan losses is evaluated quarterly in conjunction with loan review reports and evaluations that are discussed in meetings with loan officers, credit administration and the Bank’s Board of Directors. The Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors are considered in this evaluation. This process is inherently subjective as it requires material estimates that are susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans. The allowance for possible loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the loan portfolio. A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The Bank evaluates smaller-balance homogeneous loans collectively for impairment. Loans secured by one to four family residential properties, consumer installment loans and line of credit loans are considered smaller-balance homogeneous loans.

2008 ANNUAL REPORT • 49 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Other Real Estate Other real estate, which is included in other assets, represents real estate acquired through foreclosure and is stated at the lower of fair value, net of estimated selling costs, or cost, at the date of foreclosure. If, at the time of foreclosure, the fair value of the real estate is less than the Bank’s carrying value of the related loan, a write-down is recognized through a charge to the allowance for possible loan losses, and the fair value becomes the new cost for subsequent accounting. If the Bank later determines that the cost of the property cannot be recovered through sale or use, a write-down is recognized by a charge to operations. When a property is not in a condition suitable for sale or use at the time of foreclosure, completion and holding costs, including such items as real estate taxes, maintenance and insurance, are capitalized up to the estimated net realizable value of the property. However, when a property is in a condition for sale or use at the time of foreclosure, or the property is already carried at its estimated net realizable value, any subsequent holding costs are expensed. Legal fees and any other direct costs relating to foreclosures are charged to operations when incurred. The Bank had approximately $50,000 in other real estate at December 31, 2008 and $22,000 at December 31, 2007. There were no gains or losses on other real estate in 2008. A gain of approximately $3,000 and a loss of approximately $24,000 were realized on sales of other real estate during 2007 and 2006, respectively. Premises and Equipment Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation is computed principally on an accelerated method over the estimated useful life of an asset, which ranges from 15 to 50 years for buildings and from three to 33 years for equipment. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from the disposition of property are reflected in operations, and the asset accounts and related allowances for depreciation are reduced. Servicing Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were $19.6 million and $12.5 million at December 31, 2008 and 2007, respectively. The present value of servicing income is expected to approximate an adequate compensation cost for servicing these loans. Therefore, no servicing asset has been recorded. Income Taxes The Corporation and the Bank file a consolidated federal income tax return. Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

50 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES The Corporation adopted the provisions of FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109,” effective January 1, 2007. Interpretation 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation 48 also proves guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. Adoption of Interpretation 48 did not have a significant impact on the Corporation’s consolidated financial statements. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income. Trust Department Income Trust department income is recognized on the accrual basis in the applicable period earned. Earnings Per Share Basic earnings per share represent income available to shareholders divided by the weighted average number of shares of Corporation common stock outstanding during the period. Diluted earnings per share reflect additional shares of common stock that would have been outstanding if potentially dilutive shares of common stock had been issued, as well as any adjustment to income that would result from the assumed conversion. For the years ended December 31, 2008, 2007 and 2006, there were no potentially dilutive shares of common stock issuable. Comprehensive Income Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. A schedule of other comprehensive income is shown in the following table (dollars in thousands): Years Ended December 31, 2008 2007 2006 Unrealized holding gains (losses) on available-for-sale securities $ 3,094 $ 2,898 $ 1,528 Reclassification adjustment for gains realized in income (1,351) - (51) Tax effect - (expense) benefit (671) (1,115) (569) Other comprehensive income (loss) $ 1,072 $ 1,783 $ 908

2008 ANNUAL REPORT • 51 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Intangible Assets Goodwill is accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), which addresses the financial accounting and reporting for acquired goodwill and other intangible assets with indefinite lives. Pursuant to SFAS 142, intangible assets must be periodically tested for impairment. The Bank completed its impairment review of goodwill and intangible assets during 2008, which indicated that there was no impairment. Deposit base intangibles are amortized using the straight-line method over their estimated useful lives of 72 to 180 months. Total amortization expense charged to operations amounted to approximately $132,000, in 2008, $556,000 in 2007 and $1.056 million in 2006. Segment Reporting Segments are strategic business units that offer different products and services and are managed separately. At December 31, 2008, the Corporation and the Bank did not have any identified segments. Recent Accounting Pronouncements In September 2006, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS 157 applies only to fair value measurements that are already required or permitted by other accounting standards and is expected to increase the consistency of those measurements. The definition of fair value focuses on the exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date) not the entry price (i.e., the price that would be paid to acquire the asset or received to assume the liability at the measurement date). SFAS 157 emphasizes that fair value is a market-based measurement rather than an entity-specific measurement. Therefore, the fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. The effective date for SFAS 157 is for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Corporation adopted SFAS 157 effective January 1, 2008. In February of 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which gives entities the option to measure eligible financial assets and financial liabilities at fair value on an instrument by instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability. Subsequent changes in fair value must be recorded in earnings. This statement is effective as of the beginning of a company’s first fiscal year after November 15, 2007. The Corporation also adopted SFAS 159 effective January 1, 2008, but did not elect the fair value option for any financial instrument not presently being accounted for at fair value. In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 (“SFAS 160”), Noncontrolling Interests in Consolidated Financial Statements – An amendment of ARB No. 51. SFAS 160 establishes new accounting and reporting standards for a parent company’s noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements, which is reported separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary, which do not result in deconsolidation, are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in results of operations when a subsidiary is

52 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 1-GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment at the deconsolidation date. SFAS 160 is effective for fiscal years and interim periods within those fiscal years beginning on or after December 15, 2008, and is not expected to have a significant impact on the Corporation’s consolidated financial statements. In March, 2008, the FASB issued Statement of Financial Accounting Standards No. 161 (“SFAS 161”), Disclosures about Derivative Instruments and Hedging Activities – an Amendment of FASB Statement 133, which amends and expands the disclosure requirements of SFAS 133 to provide greater transparency about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedge items are accounted for under SFAS 133 and its related interpretations and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. To meet those objectives, SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 was effective January 1, 2009 and management believes that it will not have any impact on the Corporation’s consolidated financial statements. In 2008, the FASB issued Statement of Financial Accounting Standards No. 162 (“SFAS 162”), The Hierarchy of Generally Accepted Accounting Principles, which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (GAAP hierarchy). The hierarchical guidance provided by SFAS 162 did not have a significant impact on the Corporation’s consolidated financial statements. NOTE 2 – SECURITIES Securities with an amortized cost of $130.032 million and $73.918 million at December 31, 2008 and 2007, respectively (fair value of $133.561 million at December 31, 2008 and $74.476 million at December 31, 2007), were pledged to secure deposits and for other purposes as required or permitted by law. The fair value is established by an independent pricing service as of the approximate dates indicated. The differences between the amortized cost and fair value reflect current interest rates and represent the potential gain (or loss) if the portfolio had been liquidated on that date. Security gains (or losses) are realized only in the event of dispositions prior to maturity.

2008 ANNUAL REPORT • 53 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 2 – SECURITIES The amortized cost and fair value of securities available-for-sale and held-to-maturity at December 31, 2008 and 2007 are summarized as follows (dollars in thousands): Amortized Gross Unrealized Fair Cost Gains Losses Value December 31, 2008 Available-for-sale securities U.S. Government agencies $ 47,500 $ 1,493 $ - $ 48,993 Mortgage backed securities 83,424 1,964 25 85,363 States and political subdivisions 31,015 108 962 30,161 Other securities 9,952 76 52 9,976 $ 171,891 $ 3,641 $ 1,039 $ 174,493 Held-to-maturity securities U.S. Government agencies $ 3,097 $ 110 $ - $ 3,207 States and political subdivisions 55,827 614 573 55,868 Other securities 503 - 20 483 $ 59,427 $ 724 $ 593 $ 59,558 December 31, 2007 Available-for-sale securities U.S. treasury $ 3,117 $ 19 $ - $ 3,136 U.S. Government agencies 97,871 901 123 98,649 Mortgage backed securities 23,771 82 - 23,853 States and political subdivisions 31,056 103 175 30,984 Other securities 7,235 63 9 7,289 $ 163,050 $ 1,168 $ 307 $ 163,911 Held-to-maturity securities U.S. Government agencies $ 6,221 $ 22 $ 3 $ 6,240 States and political subdivisions 65,392 902 89 66,205 Other securities 3,952 63 - 4,015 $ 75,565 $ 987 $ 92 $ 76,460 At December 31, 2008, the Bank did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. government agencies, whose aggregate book value exceeded 10% of shareholders’ equity. Proceeds from the maturity, call or sale of available-for-sale securities were $115.524 million, $54.249 million and $65.854 million during 2008, 2007 and 2006, respectively. Proceeds from the maturity or call of held-to-maturity securities were $16.027 million, $5.556 million and $8.483 million during 2008, 2007 and 2006, respectively. The fair values of all securities at December 31, 2008 either equaled or exceeded the cost of those securities, or the decline in fair value is considered temporary. The information in the table below classifies the investments with unrealized losses at December 31, 2008 according to the term of the unrealized loss. Management evaluates securities for other-than-temporary impairment periodically, or more frequently when circumstances require an evaluation. An impairment judgment is based on (i) the amount of time and loss, (ii) the financial condition of the issuer and (iii) management’s intent and ability to hold the investment long enough for any anticipated recovery in value. Management has the ability and intent to hold the securities classified as held-to-maturity until they mature. Furthermore, as of December 31, 2008, management also had the ability to hold the securities classified as available for sale

54 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 2 – SECURITIES for a period of time sufficient for a recovery of cost. The unrealized losses are largely as a result of increases in market interest rates over the yield available at the time the underlying securities were purchased. The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired because of reasons of credit quality. Accordingly, as of December 31, 2008, management believes the impairments detailed in the table below are temporary and no impairment loss has been realized in the Corporation’s consolidated income statement. The following table presents the Bank’s investments with unrealized losses at December 31, 2008 and 2007 according to the term of the unrealized loss (dollars in thousands): 2008 Less than 12 months 12 months or Greater Total Fair Unrealized Fair Unrealized Fair Unrealized Type of Security Value Losses Value Losses Value Losses Mortgage Backed Securities $ 10,455 $ 25 $ - $ - $ 10,455 $ 25 States and political subdivisions 26,262 756 20,496 779 46,758 1,535 Corporate Bonds 1,576 33 666 39 2,242 72 $ 38,293 $ 814 $ 21,162 $ 818 $ 59,455 $ 1,632 2007 Less than 12 months 12 months or Greater Total Fair Unrealized Fair Unrealized Fair Unrealized Type of Security Value Losses Value Losses Value Losses U.S. Government agencies $ 3,031 $ 3 $ 33,499 $ 123 $ 36,530 $ 126 States and political subdivisions 3,040 34 22,197 230 25,237 264 Corporate Bonds 936 9 - - 936 9 $ 7,007 $ 46 $ 55,696 $ 353 $ 62,703 $ 399 At December 31, 2008, two of 215 state and political subdivision securities had recorded unrealized losses for a period longer than 12 months. Because these securities, along with the corporate securities, declined in value when interest rates began to rise, and not because of the credit quality of the issuer, and because management had both the intent and ability to hold the investments, the securities were not considered other-than-temporarily impaired.

2008 ANNUAL REPORT • 55 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 2 – SECURITIES The table below shows the amortized cost, fair value and weighted yields (for tax-exempt obligations on a fully taxable basis assuming a 34% tax rate) of investment securities at December 31, 2008 by contractual or legal maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Amortized Fair Yield (Dollars in Thousands) Cost Value (Unaudited) Available-for-sale securities U.S. Government agencies After one but within five years $ 6,041 $ 6,299 3.9 % After five but within ten years 41,459 42,694 4.6 % Mortgage backed securities Within one year 4 4 8.0 % After one but within five years 10,072 10,102 6.2 % After five but within ten years 28,885 29,588 4.6 % After ten years 44,463 45,669 5.2 % States and political subdivisions After one but within five years 880 920 7.0 % After five but within ten years 1,665 1,725 5.9 % After ten years 28,470 27,516 6.1 % Other securities Within one year 616 610 4.7 % After one but within five years 4,839 4,904 5.0 % After five but within ten years 699 664 4.9 % After ten years 3,798 3,798 3.5% $ 171,891 $ 174,493 Held-to-maturity securities U.S. Government agencies Within one year $ 3,097 $ 3,207 4.0 % States and political subdivisions Within one year 8,179 8,313 7.5 % After one but within five years 12,301 12,519 6.9 % After five but within ten years 12,266 12,382 5.9 % After ten years 23,081 22,654 6.2 % Other securities Within one year 503 483 7.0% $ 59,427 $ 59,558

56 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 3 – LOANS The following table presents the Bank’s loans by category as of December 31, 2008, and 2007 (dollars in thousands): 2008 2007 Commercial, financial and agricultural $ 79,742 $ 67,336 Tax exempt municipal loans 39,598 20,589 Real estate Construction 44,878 35,948 Commercial mortgages 145,649 103,325 Residential mortgages 232,727 217,991 Other 33,236 32,768 Retail loans 19,753 21,926 Lease financing receivables 428 574 596,011 500,457 Less: Net unamortized loan origination fees (492) (314) Allowance for possible loan losses (8,625) (7,381) Total net loans $ 586,894 $ 492,762 The following table presents the maturities of the Bank’s loans by category as of December 31, 2008 (dollars in thousands): Within One to After One Year Five Years Five Years Total Commercial, financial and agricultural $ 51,867 $ 24,907 $ 2,968 $ 79,742 Tax exempt municipal loans 15,125 14,296 10,177 39,598 Real estate Construction 32,383 5,465 7,030 44,878 Commercial mortgages 55,388 67,967 22,294 145,649 Residential mortgages 140,067 59,777 32,883 232,727 Other 18,908 14,266 62 33,236 Retail loans 15,458 4,295 - 19,753 Lease financing receivables 163 265 - 428 Total $ 329,359 $ 191,238 $ 75,414 $ 596,011 The following table summarizes the impaired loans as of December 31, 2008 and 2007: 2008 2007 Balance of impaired loans with no allocated allowance $ 2,182 $ 1,481 Balance of impaired loans with an allocated allowance 19,403 837 Total recorded investments in impaired loans 21,885 2,318 Amount of the allowance allocated to impaired loans $ 3,077 $ 348 The average recorded investment in impaired loans was $6.9 million in 2008, $2.1 million in 2007 and $1.9 million in 2006. Interest received on impaired loans was approximately $595,000 in 2008, approximately $135,000 in 2007 and was approximately $122,000 in 2006. The loans in the above table that have been identified as impaired and not accruing interest total $12.4 million for December 31, 2008 and $2.3 for December 31, 2007. Certain related parties (primarily directors and senior officers of the Corporation or the Bank, including their affiliates, families and companies in which they hold 10% or more ownership) were customers of, and had loans and other transactions with, the Bank in the ordinary course of business. An analysis of the activity with respect to such loans for the years ended December 31, 2008 and 2007 is

2008 ANNUAL REPORT • 57 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 3 - LOANS shown in the table below (dollars in thousands). These totals exclude loans made in the ordinary course of business to other companies with which neither the Corporation nor the Bank had a relationship other than the association of one of its directors in the capacity of officer or director. These loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons. They did not involve more than the normal risk of collectability or present other unfavorable features. No related party loans were charged off in 2008 or 2007. Aggregate of Certain Related Party Loans 2008 2007 Balance at Beginning of Year $ 2,963 $ 3,297 Additions 2,429 1,152 Reductions (2,058) (1,486) Balance at End of Year $ 3,334 $ 2,963 NOTE 4 - ALLOWANCE FOR POSSIBLE LOAN LOSSES The following table summarizes the changes in the allowance for possible loan losses for the years ended December 31, 2008, 2007 and 2006 (dollars in thousands): 2008 2007 2006 Balance at beginning of year $ 7,381 $ 7,262 $ 7,794 Provision (reduction) charged (credited) to operating expenses 1,687 - (636) Loan losses and recoveries: Loans charged off (891) (157) (363) Recoveries on loans previously charged off 448 276 467 Balance at end of year $ 8,625 $ 7,381 $ 7,262 NOTE 5 - BANK PREMISES AND EQUIPMENT The following table presents the Bank’s assets by category at December 31, 2008 and 2007 (dollars in thousands): 2008 2007 Land $ 5,862 $ 5,871 Premises 16,344 13,534 Furniture and equipment 8,696 7,517 Leasehold improvements 1,780 1,660 32,682 28,582 Less allowance for depreciation and amortization (15,013) (14,276) $ 17,669 $ 14,306 Annual provisions for depreciation and amortization of Bank premises and equipment totaled $1.016 million for 2008, $1.065 million for 2007 and $1.119 million for 2006. Included in premises, furniture and equipment cost and allowance for depreciation and amortization are certain fully depreciated assets totaling approximately $7.718 million at December 31, 2008.

58 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 6 – LIMITATION ON SUBSIDIARY DIVIDENDS The Corporation’s primary source of funds with which to pay its future obligations is the receipt of dividends from the Bank. Banking regulations provide that the Bank must maintain capital sufficient to enable it to operate as a viable institution and, as a result, may limit the amount of dividends the Bank may pay without prior approval. It is management’s intention to limit the amount of dividends paid to the corporation in order to maintain compliance with capital guidelines and to maintain a strong capital position in the Bank. NOTE 7 – LEASES Real property for four of the Bank’s office locations and certain equipment are leased under noncancelable operating leases expiring at various times through 2013. In most cases, the leases provide for one or more renewal options of five to ten years under the same or similar terms. In addition, various items of office equipment are leased under cancelable operating leases. Total rental expense incurred under all operating leases, including short-term leases with terms of less than one month, amounted to approximately $30,000, $33,000 and $34,000 for equipment leases and approximately $426,000, $370,000 and $277,000 for building leases in 2008, 2007 and 2006, respectively. Future minimum lease commitments as of December 31, 2008 under all noncancelable operating leases with initial terms of one year or more are shown in the following table (dollars in thousands): Lease Year Payments 2009 $ 348 2010 334 2011 333 2012 299 2013 209 Total $ 1,523

2008 ANNUAL REPORT • 59 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 8 – FEDERAL AND STATE INCOME TAXES The following table presents components of income tax expense attributable to continuing operations for the years ended December 31, 2008, 2007 and 2006 (dollars in thousands): 2008 2007 2006 Current: Federal $ 2,705 $ 1,832 $ 1,906 State 51 43 457 Total current 2,756 1,875 2,363 Deferred: Federal (686) 400 (217) State (103) (155) (45) Total deferred (789) 245 (262) Total provision for income $ 1,967 $ 2,120 $ 2,101 Deferred Tax Effects of Principal Temporary Differences 2008 2007 2006 Allowance for possible loan losses $ 3,298 $ 2,819 $ 2,773 Deferred compensation 1,673 1,441 1,252 Write down of other real estate - - 14 Amortization of core deposit intangible 1,030 1,159 1,126 Recognition of nonaccrual loan income 53 (33) (67) Unrealized gains (losses) on available-for-sale securities (1,002) (331) 785 Deferred post retirement benefit 2,005 2,115 2,139 Lease financing depreciations, net of rent (163) (219) (338) Accelerated depreciation (131) 8 (150) Amortization of goodwill (1,507) (1,291) (1,076) Alternative Minimum Tax - - 198 Dividend Income - F&M West - (315) - Undistributed Earnings from REIT - 132 - Other (398) (745) (555) Net deferred tax asset $ 4,858 $ 4,740 $ 6,101 Reconciliation of Total Income Taxes Reported with the Amount of Income Taxes Computed at the Federal Statutory Rate (34% Each Year) 2008 2007 2006 Tax expense at statutory rate $ 3,800 $ 3,652 $ 3,341 Increase (decrease) in taxes resulting from: - Tax exempt interest (1,616) (1,672) (1,782) Nondeductible interest expense 130 192 182 Employee benefits (237) (144) (137) Other nondeductible expenses (nontaxable income) - net 52 52 18 State income taxes net of federal tax benefit (33) (74) 273 Dividend income exclusion (19) (43) (1) Charitable contribution of real estate - - (59) Other (110) 157 266 Total provision for income taxes $ 1,967 $ 2,120 $ 2,101 Effective tax rate 17.6% 19.7% 21.4%

60 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 8 - FEDERAL AND STATE INCOME TAXES The Corporation and one of its subsidiaries file consolidated income tax returns with the Internal Revenue Service and State of Tennessee. The Corporation is not subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2005. The Corporation did not have any liability for unrecognized tax benefits as of December 31, 2008 or 2007. NOTE 9 – BORROWED FUNDS The Bank is a party to the Blanket Agreement for Advances and Security Agreement (the “Blanket Agreement”) with the Federal Home Loan Bank of Cincinnati (the “FHLB”). Advances made to the Bank under the Blanket Agreement are collateralized by the FHLB stock and unidentified qualifying residential mortgage loans totaling 150% of the outstanding amount borrowed. These collateralization matters are outlined in the Blanket Agreement dated March 31, 2008 between the Bank and the FHLB. Scheduled annual principal maturities of borrowings under this credit line as of December 31, 2008 for the next five years are as follows: 2009 $ 7,000,000 2010 10,077,000 2011 7,000,000 2012 7,000,000 2013 10,100,000 Total $ 41,177,000 Stock held in the FHLB totaling $2.9 million at December 31, 2008 is carried at cost. The stock is restricted and can only be sold back to the FHLB at par. The Bank also has a Cash Management Advance Line of Credit Agreement (the “CMA”) dated September 30, 2008, with the Federal Home Loan Bank. The CMA is a component of the Blanket Agreement. The purpose of the CMA is to assist with short-term liquidity management. Under the terms of the CMA, the Bank may borrow a maximum of $40,000,000, selecting a variable rate of interest for up to 90 days or a fixed rate for a maximum of 30 days. There were no borrowings outstanding under the CMA as of December 31, 2008. NOTE 10 – COMMITMENTS AND CONTINGENCIES The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in those particular financial instruments. The total outstanding loan commitments and standby letters of credit in the normal course of business at December 31, 2008 were $107.6 million and $11.2 million, respectively. Loan commitments are agreements to lend to a customer provided there is not a violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being used. Therefore, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements,

2008 ANNUAL REPORT • 61 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 10 - COMMITMENTS AND CONTINGENCIES including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in making a loan. The Bank’s loan portfolio is well-diversified with loans generally secured by tangible personal property, real property, bank deposit accounts or stock. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. Collateral requirements for the loan portfolio are based on credit evaluation of each customer. Various legal claims have arisen from time to time in the normal course of business which, in the opinion of management, should not have a material effect on the Corporation’s consolidated operating results and financial condition. NOTE 11 – SHAREHOLDERS’ EQUITY The Corporation and the Bank are subject to federal regulatory risk-adjusted capital adequacy standards. Failure to meet capital adequacy requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that could have a material adverse effect on the operating results and financial condition of the Corporation and the Bank. The applicable regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios of Total Capital and Tier I Capital to risk-weighted assets and of Tier I Capital to average assets. Actual capital amounts and ratios are presented in the table below (dollars in thousands). Management believes, as of December 31, 2008, that the Corporation and the Bank met all capital adequacy requirements to which they were subject. For Minimum Capital For Minimum Regulatory Actual Adequacy Purposes Compliance Purposes As of December 31, 2008 Amount Ratio Amount Ratio > or = Amount Ratio > or = Total Capital (to Risk Weighted Assets) Consolidated $ 104,336 16.54% $ 50,465 8.00% $ - - Bank 101,801 16.22% $ 50,210 8.00% 62,763 10.00 % Tier I Capital (to Risk Weighted Assets) Consolidated 96,483 15.29% $ 25,241 4.00% - - Bank 93,948 14.97% $ 25,103 4.00% 37,655 6.00 % Tier I Capital (to Average Assets) Consolidated 96,483 10.93% $ 35,309 4.00% - - Bank 93,948 10.64% $ 35,318 4.00% 44,148 5.00 % As of December 31, 2007 Total Capital (to Risk Weighted Assets) Consolidated $ 103,579 18.17% $ 45,594 8.00% $ - - Bank 101,170 17.85% 45,341 8.00% 56,678 10.00 % Tier I Capital (to Risk Weighted Assets) Consolidated 96,491 16.93% 22,797 4.00% - - Bank 94,082 16.60% 22,671 4.00% 34,006 6.00 % Tier I Capital (to Average Assets) Consolidated 96,491 12.22% 31,594 4.00% - - Bank 94,082 11.91% 31,594 4.00% 39,497 5.00%

62 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 12 – FAIR VALUE MEASUREMENT Effective January 1, 2008, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157), for financial assets and financial liabilities. Financial Accounting Standards Board Staff Position (FSP) No. SFAS 157-2, Effective Date of FASB Statement No. 157 , would allow the Corporation to delay application of SFAS 157 for non-financial assets and non-financial liabilities, until January 1, 2009; however, the Corporation has elected to apply SFAS 157 to non-financial assets and non-financial liabilities effective January 1, 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The application of SFAS 157 in situations where the market for a financial asset is not active was clarified by the issuance of FSP No. SFAS 157-3 Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, in October 2008. FSP No. SFAS 157-3 became effective immediately and did not significantly affect the methods by which the Corporation determines the fair values of its financial assets. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability is not adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact. SFAS 157 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (i.e., replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability, developed based on market data obtained from independent sources. Inputs may also be unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants could use in pricing the asset or liability, developed based on the best information available in the circumstances. In that regard, SFAS 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows: • Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. • Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset

2008 ANNUAL REPORT • 63 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 12 – FAIR VALUE MEASUREMENT or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means. • Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities. A description of the valuation methodologies used for instruments measured at fair value as well as the general classification of such instruments pursuant to the valuation hierarchy is set forth below. These valuation methodologies were applied to all of the Corporation’s and the Bank’s financial assets and financial liabilities carried at fair value effective January 1, 2008. In general, fair value is based on quoted market prices, where available. If such quoted market prices are not available, fair value is based on internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Corporation’s creditworthiness among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Corporation’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates and, therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein. Financial assets and financial liabilities measured at fair value on a recurring basis include the following: Securities available for sale – Securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Corporation obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Other assets – Included in other assets are certain assets carried at fair value, including the cash value of Bank-owned life insurance policies. The carrying amount of these assets is based on information received from the insurance carriers indicating the financial performance of the policies and the amount the Bank would receive should the policies be surrendered. The Bank reflects these investments within Level 2 of the valuation hierarchy. Securities sold under repurchase agreements (“repurchase agreements”), federal funds purchased and other borrowings – At December 31, 2008, all of the Bank’s repurchase agreements, federal funds purchased and other borrowings (overnight borrowings from the Federal Home Loan Bank) are settled on a short-term basis, usually daily. As a result, the fair value of the instruments approximates their carrying amount and such liabilities are classified as Level 2 within the valuation hierarchy. Other liabilities – The Bank has certain liabilities carried at fair value. These include future obligations pursuant to a supplemental retirement plan and proceeds of split-dollar life insurance policies. For these obligations, the Bank discounts the anticipated future cash flows using current interest rates. The liabilities are classified as Level 2 within the valuation hierarchy.

64 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 12 – FAIR VALUE MEASUREMENT The following table summarizes financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value: Assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 Level 1 Level 2 Level 3 Total Federal funds sold $ 4,200 $ - $ - $ 4,200 Available-for-sale securities - 174,493 - 174,493 Other assets - 20,147 - 20,147 Total assets at fair value $ 4,200 $ 194,640 $ - $ 198,840 Securities sold under repurchase agreements $ - $ 2,645 $ - $ 2,645 Other liabilities - 4,790 - 4,790 Total liabilities at fair value $ - $ 7,435 $ - $ 7,435 Certain financial assets and liabilities are measured at fair value on a nonrecurring basis. These instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The only financial asset or liability measured at fair value on a non-recurring basis for 2008 was impaired loans. Impaired Loans. Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. During 2008, certain impaired loans were re-measured and reported at fair value through a specific valuation allowance allocation of the allowance for possible loan losses based on the fair value of the underlying collateral. Impaired loans with a carrying value of $21.9 million were reduced by specific valuation allowance allocations totaling $3.1 million to a total reported fair value of $18.8 million based on collateral valuations utilizing Level 3 valuation inputs. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of the fair value of financial assets and liabilities, including those financial assets and liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and liabilities that are measured at fair value on a recurring or non-recurring basis are discussed below.

2008 ANNUAL REPORT • 65 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 12 – FAIR VALUE MEASUREMENT Estimated fair values have been determined by the Bank using the best available data. Many of the Bank’s financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an unforced, unforeclosed transaction. Therefore, significant estimations and present value calculations were used by the Bank for the purposes of this disclosure. Changes in assumptions or the estimation methodologies used could have a material effect on the estimated fair values included in this note. Financial assets Cash and cash equivalents are considered to be carried at their fair value and have not been valued differently from historical cost accounting. Both securities available-for-sale and held-to-maturity are valued by an independent pricing service as discussed in Note 2. A present value discounted cash flow methodology was used to value the net loan portfolio. The discount rate used in these calculations was the current rate at which new loans in the same classification for regulatory reporting purposes would be made. This rate was adjusted for credit loss and assumed prepayment risk. For loans with floating interest rates, it is assumed that estimated fair values generally approximate the recorded book balances. Financial liabilities Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating the current market for similar liabilities. Financial instrument liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book balance. For deposits with floating interest rates, it is assumed that estimated fair values generally approximate the recorded book balances. The carrying amount of other short-term borrowings is considered to approximate fair value. Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The Bank’s remaining assets and liabilities that are not considered financial instruments have not been valued differently from historical cost accounting. Management believes that reasonable comparability between financial institutions may be distorted because of the wide range of permitted valuation techniques and numerous estimates that must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values. At December 31, 2008, the Bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed. Please refer to Note 10 for more information about off-balance sheet financial instruments.

66 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 12 – FAIR VALUE MEASUREMENT The following table presents the fair value of the Bank’s financial instruments as of December 31, 2008 and 2007 (dollars in thousands): December 31, 2008 December 31, 2007 Carrying Fair Carrying Fair Amount Value Amount Value Financial assets Cash and due from banks $ 22,656 $ 22,656 $ 35,097 $ 35,097 Interest-bearing deposits in banks 4,680 4,680 176 176 Federal funds sold 4,200 4,200 600 600 Securities available-for-sale 174,493 174,493 163,911 163,911 Securities held-to-maturity 59,427 59,558 75,565 76,460 Loans, net 586,894 591,417 492,762 490,175 Accrued interest receivable 4,331 4,331 4,817 4,817 Financial liabilities Deposits 744,851 746,308 698,959 698,484 Federal funds purchased and securities sold under agreements to repurchase 2,645 2,645 2,507 2,507 Other short term liabilities 294 294 600 600 Accrued interest payable 1,693 1,693 2,972 2,972 Off-balance sheet credit related instruments: Commitments to extend credit 108 99 Effective January 1, 2008, the Corporation adopted the provisions of SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits the Corporation to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value measurement option has been elected are reported in earnings at each subsequent reporting date. The fair value option (i) may be applied instrument by instrument, with certain exceptions; therefore, the Corporation may record identical financial assets and liabilities at fair value or by another measurement basis permitted under generally accepted accounting principles; (ii) is irrevocable (unless a new election date occurs) and (iii) is applied only to entire instruments and not to portions of instruments. Adoption of SFAS 159 on January 1, 2008 did not have a significant impact on the Corporation’s consolidated financial statements.

2008 ANNUAL REPORT • 67 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 13 – QUARTERLY RESULTS OF OPERATIONS (Unaudited) The following table presents unaudited quarterly interim financial information for the Corporation for the years ended December 31, 2008 and 2007 (dollars in thousands, except per share amount): First Second Third Fourth Quarter Quarter Quarter Quarter Total 2008 Interest income $ 10,984 $ 10,985 $ 10,926 $ 10,986 $ 43,881 Interest expense 3,386 3,122 3,028 2,921 12,457 Net interest income 7,598 7,863 7,898 8,065 31,424 Provision for possible loan losses (recoveries), net - - 50 1,637 1,687 Noninterest expenses, net of noninterest income 4,062 4,889 4,561 5,050 18,562 Income before income taxes 3,536 2,974 3,287 1,378 11,175 Income taxes 788 458 450 271 1,967 Net income $ 2,748 $ 2,516 $ 2,837 $ 1,107 $ 9,208 Basic earnings per share $ 0.48 $ 0.45 $ 0.50 $ 0.20 $ 1.63 Weighted average shares outstanding per quarter 5,676,124 5,648,732 5,619,027 5,596,951 5,635,060 First Second Third Fourth Quarter Quarter Quarter Quarter Total 2007 Interest income $ 10,630 $ 10,917 $ 11,008 $ 11,132 $ 43,687 Interest expense 4,026 4,011 4,068 3,918 16,023 Net interest income 6,604 6,906 6,940 7,214 27,664 Provision for possible loan losses (recoveries), net - - - - - Noninterest expenses, net of noninterest income 4,274 4,160 4,341 4,148 16,923 Income before income taxes 2,330 2,746 2,599 3,066 10,741 Income taxes 284 699 511 626 2,120 Net income $ 2,046 $ 2,047 $ 2,088 $ 2,440 $ 8,621 Basic earnings per share $ 0.36 $ 0.36 $ 0.37 $ 0.42 $ 1.51 Weighted average shares outstanding per quarter 5,757,139 5,736,645 5,715,228 5,696,245 5,727,158 NOTE 14 – DEPOSITS The Bank does not have any foreign offices and all deposits are serviced in its 19 domestic offices. Maturities of time deposits of $100,000 or more at December 31, 2008 and 2007 are as follows (dollars in thousands): 2008 2007 Under 3 months $ 60,290 $ 53,416 3 to 12 months 44,771 50,353 Over 12 months 2,546 3,629 Total $ 107,607 $ 107,398

68 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 14 – DEPOSITS The following table presents maturities of interest-bearing deposits as of December 31, 2008 (dollars in thousands): Interest bearing transaction accounts $ 370,144 2009 241,688 2010 9,332 2011 2,058 2012 2,592 2013 924 Thereafter 2 Total $ 626,740 NOTE 15 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. NOTE 16 – CONDENSED FINANCIAL INFORMATION OF THE CORPORATION The following tables present the condensed balance sheets, statements of income and cash flows of the Corporation as of December 31, 2008 and 2007 (dollars in thousands, except per share amounts): CONDENSED BALANCE SHEETS As of December 31, 2008 2007 Cash $ 31 $ 97 Investment in bank subsidiary - at equity 104,639 103,835 Investment in credit life insurance company - at cost 54 54 Investment in other securities 17 17 Dividends receivable from bank subsidiary 2,209 2,138 Cash surrender value - life insurance 3,405 3,092 Total assets $ 110,355 $ 109,233 Liabilities Payable to directors $ 1,090 $ 906 Other payable 80 92 Dividends payable 2,009 1,991 Total liabilities 3,179 2,989 Shareholders’ equity Common stock - $10 par value, 8,000,000 shares authorized; 5,580,000 and 5,680,000 shares issued and outstanding, as of December 31, 2008 and 2007, respectively 55,800 56,800 Retained earnings 49,776 48,916 Accumulated other comprehensive income 1,600 528 Total shareholders’ equity 107,176 106,244 Total liabilities and shareholders’ equity $ 110,355 $ 109,233

2008 ANNUAL REPORT • 69 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 16 – CONDENSED FINANCIAL INFORMATION OF THE CORPORATION CONDENSED STATEMENTS OF INCOME Years ended December 31, 2008 2007 Operating income Dividends from bank subsidiary $ 9,206 $ 8,264 Other dividend income 16 3 Other 149 85 Operating expenses (238) (218) Income before equity in undistributed net income of bank subsidiary 9,133 8,134 Equity in undistributed net income of bank subsidiary 75 487 Net Income $ 9,208 $ 8,621 CONDENSED STATEMENTS OF CASH FLOWS Years ended December 31, 2008 2007 Operating activities Net income for the year $ 9,208 $ 8,621 Adjustments to reconcile net income to net cash provided by operating activities Equity in undistributed net income of bank subsidiary (75) (487) Increase in cash surrender value of life insurance contracts (139) (63) (Increase) decrease in other assets (71) 862 Increase in payables 172 113 Total adjustments (113) 425 Net cash provided by operating activities 9,095 9,046 Investing activities Purchase of single premium life insurance policy (174) (307) Net cash used by investing activities (174) (307) Financing activities Payment to repurchase common stock (5,000) (4,000) Advance/Payment to/ from subsidiary - (719) Cash dividends paid (3,987) (3,946) Net cash used by financing activities (8,987) (8,665) Net Change in cash (66) 74 Cash at beginning of year 97 23 Cash at end of year $ 31 $ 97

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 70 · FIRST FARMERS & MERCHANTS BANK NOTE 17 – EMPLOYEE BENEFIT PLANS The Bank contributes to a qualified profit-sharing plan covering employees who meet participation requirements. The amount of the contribution is at the discretion of the Bank’s Board of Directors, up to the maximum deduction allowed for federal income tax purposes. Contributions to the plan, which amounted to $1.4 million, $1.1 million and $1.5 million in 2008, 2007 and 2006, respectively, are included in salaries and employee benefits expense. In 1992, the Bank formalized a nonqualified salary continuation plan for certain key officers. In connection with this plan, the value of the single premium universal life insurance policies (approximately $893,000 at December 31, 2008 and approximately $897,000 at December 31, 2007) purchased in 1993 to fund the plan and the related liability approximately ($193,000 at December 31, 2008 and $228,000 at December 31, 2007) were included in other assets and other liabilities, respectively. Net noncash income (net of expense for 2008) recognized on these policies of approximately $8,000 in 2008, $17,000 in 2007 and $20,000 in 2006 is included in the above asset values. The principal cost of the plan is accrued over the anticipated remaining period of active employment, based on the present value of the expected retirement benefit. Beginning in January 2008, the Bank combined the income and expense related to the plan. Expense related to this plan was approximately $19,000 in 2007 and $11,000 in 2006. In 1993, the Corporation and the Bank implemented a deferred compensation plan that permits directors to defer their director’s fees and earn interest on the deferred amount. Liability increases for current deferred fees, net of benefits paid, of approximately $645,000 for 2008, $547,000 for 2007 and $203,000 for 2006 have been recognized in the accompanying consolidated financial statements. In connection with this plan, a single premium universal life insurance policy was purchased on the life of each director who elected to participate. In 2008, the total life insurance purchased was approximately $697,000. Net noncash income recognized on these policies of approximately $470,000 in 2008, $193,000 in 2007 and $181,000 in 2006 is included in the cash surrender values of $11.279 million, $10.1 million and $9.133 million reported in other assets at December 31, 2008, 2007 and 2006, respectively. In 1996, the Bank established an officer group term replacement/split-dollar plan to provide life insurance benefits that would continue after retirement. A single premium universal life insurance policy was purchased to fund the plan and a split-dollar agreement was made with an irrevocable trust that specified the portion of the insurance proceeds that would become part of the trust. The value of this policy ($1.2 million at December 31, 2008 and $1.2 million at December 31, 2007) is included in other assets, and net noncash income recognized on this policy of approximately $28,000 in 2008, $29,000 in 2007 and $26,000 in 2006 is included in the above asset values. In 2002, the Bank implemented a Director Split-Dollar Life Insurance Plan and an Executive Split-Dollar Life Insurance Plan. The Bank purchased a single premium whole life insurance policy on the life of each participant and endorsed a portion of the policy death benefits to the insured’s estate, a trust or another individual. The total life insurance purchased was $3.735 million in 2002, approximately $190,000 in 2003 and approximately $253,000 in 2004. Additional single premium universal life insurance policies, totaling approximately $154,000 in 2005, $623,000 in 2007, and $559,000 in 2008 were purchased for new participants. Net noncash income was recognized on these policies of approximately $207,000 in 2008 and $184,000 in 2007 and is included in the asset value of $6.779 million as of December 31, 2008 ($6.013 million as of December 31, 2007), which is a part of other assets. In March 2007, the FASB ratified the consensus the Emerging Issues Task Force (the “EITF”) reached regarding EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements” and EITF Issue No. 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (“EITF 06-10”). EITF 06-4 requires the recognition of a liability and related compensation expense for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to post-retirement periods.

2008 ANNUAL REPORT • 71 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 17 - EMPLOYEE BENEFIT PLANS Under EITF 06-4, life insurance policies purchased for the purpose of providing such benefits do not effectively settle an entity’s obligation to the employee. Accordingly, the entity must recognize a liability and related compensation expense during the employee’s active service period based on the future cost of insurance to be incurred during the employee’s retirement. If the entity has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS 106, “Employer’s Accounting for Postretirement Benefits Other Than Pensions.” EITF Issue No. 06-10 provides accounting guidance for postretirement benefits related to collateral assignment split-dollar life insurance arrangements, whereby the employee owns and controls the insurance policies. The consensus concludes that an employer should recognize a liability for the postretirement benefit in accordance with SFAS 106 or Accounting Principles Board Opinion No. 12, as well as recognize an asset based on the substance of the arrangement with the employee. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The Corporation and the Bank adopted EITF 06-4 and EITF 06-10 on January 1, 2008, and the effect of adoption on the consolidated financial statements was a reduction in retained earnings of approximately $342,000 and an increase in accrued liabilities of approximately $342,000. The Bank is the beneficiary of the insurance policies that fund the salary continuation plan, the deferred compensation plan, the group term replacement/split-dollar plan and the split-dollar life insurance plans. These policies had an aggregate current death benefit of $40 million at December 31, 2008. NOTE 18 – POST RETIREMENT BENEFIT PLAN The Corporation sponsors a defined benefit postretirement health care plan covering employees who were hired before March 27, 2007. Under the plan, covered employees may retire at age 60 with 15 years of work experience with the Bank. In September 2006, the FASB issued SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and other Postretirement Plans (“SFAS 158”), which amends SFAS No. 87, 88, 106 and 132R. SFAS 158 requires employers to (i) recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position and (ii) recognize changes in that funded status in comprehensive income. SFAS 106 requires companies to accrue the cost of postretirement health care and life insurance benefits within the employees’ active service periods. Eligibility requirements for employees hired prior to March 27, 2007 are as follows: • 25 years of service at any age; • 15 years of service at attained age 60; and • 15 years of service at attained age 55, with a qualifying disability Premiums paid by retirees and spouses depend on date of retirement, age and coverage election. Employees retiring after June 2007, who are at least 60 years old with a minimum of 15 years of service, will pay half of the full monthly premium. Coverage will cease at age 63.5 for persons who retire with less than 25 years of service. All persons hired after March 27, 2007 are ineligible for retiree health benefits.

72 • FIRST FARMERS & MERCHANTS BANK FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 18 – POST RETIREMENT BENEFIT PLAN The following table provides further information about the plan (dollars in thousands): Obligations and Funded Status Post Retirement Benefits 2008 2007 Change in benefit obligation Benefit obligation at beginning of year $ 1,614 $ 5,557 Service cost 5 56 Interest cost 134 207 Plan participants’ contributions 90 41 Actuarial (gain) loss (109) (4,086) Benefits paid (353) (161) Benefit obligation at end of year $ 1,381 $ 1,614 Change in plan assets Fair value of plans assets at beginning of year $ - $ - Actual return on plan assets - - Employer contribution 263 120 Plan participants’ contributions 90 41 Benefits paid (353) (161) Fair value of plan assets at end of year $ - $ - Funded status $ (1,381) $ (1,614) Unrecognized net actuarial (gain) loss (3,827) (3,880) Prepaid (accrued) benefit cost $ (5,208) $ (5,494) The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (dollars in thousands): Year Gross Benefits Participant Contributions Company Benefits 2009 $ 231 $ 99 $ 131 2010 258 112 146 2011 274 130 145 2012 289 142 147 2013 309 157 152 2014 and later 1,486 868 618 $ 2,847 $ 1,508 $ 1,339 The following table gives the Health Care Cost Trend, which is applied to gross charges, net claims and retiree paid premiums to reflect the Corporation’s past practice and stated ongoing intention to maintain relatively constant cost sharing between the Corporation and retirees: 2008 2007 Health care cost trend rate assumed for next year 10% 11% Rate to which the cost trend rate is assumed to decline (the ultimate trend rate) 5% 5% Year that the rate reaches the ultimate trend rate 2014 2013 Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (dollars in thousands): 1-Percentage-Point Increase 1-Percentage-Point Decrease Effect on total of service and interest cost $ 123 $ (128) Effect on postretirement benefit obligation 10 (11)

2008 ANNUAL REPORT • 73 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION SHAREHOLDER INFORMATION The 5,580,000 shares of common stock of the Corporation outstanding at December 31, 2008 had an estimated market value of $267.8 million and were held by 2,611shareholders located primarily in the Corporation’s market area. These identifiable individuals consist of 2,109 record holders and 502 joint holders. A small number of shareholders are not identified individually because some bank nominees, including the Bank’s Trust Department, are listed as record owners when, in fact, these holdings represent more than one beneficial owner. No single shareholder’s ownership exceeded 5% at year end. There is no established public trading market for shares of the Corporation’s common stock. The table below shows the high and low price of the Corporation’s common stock taken from reported prices by those buyers and sellers willing to disclose this information. This table also shows the semi-annual dividend paid per share of common stock, in each of the last three years. In 2008, 2007 and 2006, the Corporation repurchased 360,000 shares of its common stock in several privately negotiated transactions. High Low Dividend 2008 First Quarter $ 50.00 $ 49.50 $ - Second Quarter 50.00 49.50 0.355 Third Quarter 50.00 49.50 - Fourth Quarter 49.50 48.00 0.360 2007 First Quarter $ 50.00 $ 50.00 $ - Second Quarter 50.00 50.00 0.345 Third Quarter 50.00 50.00 - Fourth Quarter 50.00 50.00 0.350 2006 First Quarter $ 48.00 $ 48.00 $ - Second Quarter 49.00 48.00 0.330 Third Quarter 50.00 49.00 - Fourth Quarter 50.00 50.00 0.340 ADDITIONAL FINANCIAL DATA The following table presents consolidated comparative data for the Corporation for the years shown: COMPARATIVE DATA (Dollars In Thousands) 2008 2007 2006 2005 2004 TOTAL ASSETS $ 911,137 $ 823,046 $ 820,084 $ 811,039 $ 814,485 Average assets $ 855,278 $ 797,239 $ 807,473 $ 819,565 $ 825,467 Average loans (net) $ 534,441 $ 484,308 $ 467,545 $ 440,781 $ 419,627 Average deposits $ 701,428 $ 673,728 $ 680,299 $ 699,245 $ 710,956 Return on average assets 1.08% 1.08% 0.96% 1.03% 1.04% Return on average equity 8.60% 8.36% 7.33% 8.21% 8.28% Tier 1 capital to average assets 10.93% 12.22% 12.50% 11.99% 11.14%

74 • FIRST FARMERS & MERCHANTS BANK This page intentionally left blank.

WHO WE ARE We’re 100 years old. That means that we’ve been around a while. We’re solid and we know what we’re doing. We have the assets and the ability to do what you need done. While our roots are in the country, times are changing. We can’t be perceived as behind the times. We’re up with what’s going on. We’re not fancy. We’re direct when we speak. Every once in a while, we speak with a tinge of emotion. We’re America. We don’t push the edge. When it comes to business, we’re solidly in the middle and we’re happy with that. We will keep striving forward though. We’re huge on relationships. Everyone is a friend or family member. We’re more than a business. We’re truly interested in seeing others do well. WHO WE ARE We’re 100 years old. That means that we’ve been around a while. We’re solid and we know what we’re doing. We have the assets and the ability to do what you need done. While our roots are in the country, times are changing. We can’t be perceived as behind the times. We’re up with what’s going on. We’re not fancy. We’re direct when we speak. Every once in a while, we speak with a tinge of emotion. We’re America. We don’t push the edge. When it comes to business, we’re solidly in the middle and we’re happy with that. We will keep striving forward though. We’re huge on relationships. Everyone is a friend or family member. We’re more than a business. We’re truly interested in seeing others do well.

FIRST FARMERS & MERCHANTS BANK Member FDIC 2008 www.fandmbank.com | 1-800-882-8378