Form 10-K, Exhibit 13
period 2009-12-31
FIRST FARMERS & MERCHANTS CORP
filed 2010-03-16
CIK 703329

Exhibit 13

2009 ANNUAL REPORT

2009 REPORT TO SHAREHOLDERS 2009 ANNUAL REPORT Cash and due from banks $ 33,463 $ 31,536 6.1% United States government securities (including agencies & mortgaged backed securities) 148,085 137,453 7.7% Municipal and other securities 107,766 96,467 11.7% Loans, less unearned income and allowance for possible loan losses 567,726 586,894 -3.3% Bank premises and equipment, at cost less allowance for depreciation and amortization 20,625 17,669 16.7% Other assets 57,363 41,118 39.5% ASSETS 2009 2008 %change TOTAL ASSETS $935,028 $911,137 2.6% Deposits $772,325 $744,851 3.7% Federal funds purchased and securities sold under repurchase agreements 5,856 2,645 121.4% Other liabilities 49,674 56,370 - 11.9% TOTAL LIABILITIES $827,855 $803,961 3.0% Common Stock $ 55,070 $ 55,800 -1.3% Additional paid in capital — — 0.0% Noncontrolling interest – preferred stock 95 95 0.0% Retained earnings 51,264 49,776 3.0% Accumulated other comprehensive income 744 1,600 -53.5% TOTAL EQUITY $107,173 $107,271 -0.1% TOTAL LIABILITIES AND $935,028 $911,137 2.6% SHAREHOLDERS’ EQUITY SHAREHOLDERS’ EQUITY LIABILITIES FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES Condensed statements, December 31, 2009 and December 31, 2008 (In thousands of Dollars) FIRST FARMERS AND MERCHANTS CORPORATION is a bank holding company headquartered in Columbia, Tennessee. Its sole subsidiary is First Farmers & Merchants Bank. First Farmers operates 17 banking locations in a seven-county area in Middle Tennessee that includes Maury, Lawrence, Marshall, Hickman, Giles, Dickson and Williamson counties. It is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service. Since the bank’s establishment in 1909, it has worked to uphold the motto, “Dedicated to Community Service.” For more information: First Farmers and Merchants Corporation, 816 South Garden Street, Columbia, TN 38401 (931) 388-3145 | 800-882-8378 | www.myfirstfarmers.com | Member FDIC

RETURN ON ASSETS percentage 1 0.8 0.6 0.4 0.2 0 -0.2 -0.4 -0.6 -0.8 0.92 First Farmers All commerical banks in Tennessee -0.53 L E T T E R F R O M T H E C E O FIRST FARMERS & MERCHANTS BANK • 1 To our shareholders: I’m pleased to report how well First Farmers and Merchants Corporation did in what has been one of the most difficult years in memory for the financial industry. Despite increased stresses in our local and national economy, coupled with mounting government and regulatory pressures on banks, First Farmers was blessed in 2009. For instance, we recently paid our 116th consecutive semi-annual dividend, paying out more than $4 million to our valued shareholders. And the chart on the left paints a dramatic picture of our success when you compare our return on assets with that of all other banks in Tennessee. Overall, it was another year of stability and profitability for the bank. Some key financial highlights include: • Net income of $8,464,000 • Total shareholders’ equity of $107,173,000 • Core book value increased 2.2% • Total assets inceased 2.6% • Total deposits up 3.7% In July 2009, we celebrated our 100th anniversary with a number of well-attended local events and community-wide celebrations. We also commissioned a commemorative book which details our history and includes some colorful moments in our years as one of Tennessee’s most successful banks. We opened new, state-of-the-art banking facilities in Franklin (Cool Springs office) and Columbia (Northside office) to better serve our customers and take advantage of growing geographic areas in our local economy. We also set in motion the updating of our brand to “First Farmers,” a decision which will be discussed more fully in next year’s annual report. I urge you to examine this report to review our successful results throughout 2009. Of course, such results would not be possible were it not for outstanding leadership from our board, the enduring commitment from our highly experienced leadership team and the continued hard work of our loyal employees. The combined strength and contribution of these groups cannot be matched. I want to say a special thanks to each of them and acknowledge what they’ve accomplished in a very difficult year. Let me close with a thought. It’s easy to grow a bank. It’s challenging to grow a bank and remain profitable. But to do so in a year like 2009, regarded as the worst economic year since the Great Depression, is exceptionally challenging. Fortunately, at First Farmers we’re surrounded by talented people who make results like those of 2009 possible. Thank you for your continued loyalty to First Farmers and Merchants Corporation. T. Randy Stevens Chairman and CEO, First Farmers and Merchants Corporation 2009 2008 2007 2006 2005 2004 TOTAL SHAREHOLDERS EQUITY $1.60 $1.40 $1.20 $1.00 $0.80 $0.60 $0.40 $0.20 $0.00 NET INCOME dollars in millions $9 $8 $7 $6 $5 $4 $3 $2 $1 $0 2009 2008 2007 2006 2005 2004

BOARD OF DIRECTORS 2 • 2009 ANNUAL REPORT M. Darlene Baxter vice president - affiliate services maury regional medical center Dr. Joseph W. Remke, III optometrist T. Randy Stevens chairman and ceo first farmers and merchants corporation/ ff&mb Dan C. Wheeler retired, director ut center for profitable agriculture Dr. O. Rebecca Hawkins retired, president columbia state community college James L. Bailey mayor maury county, tennessee William R. Walter retired, ceo maury regional healthcare systems Kenneth A. Abercrombie retired, president loretto casket co., inc. Thomas Napier Gordon attorney and managing partner gordon brothers properties W. Lacy Upchurch president tennessee farm bureau federation W. Donald Wright pharmacist H. Terry Cook, Jr. president cook properties, inc. Timothy E. Pettus president first farmers and merchants corporation/ ff&mb Dr. David S. Williams orthodontist Matthew M. Scoggins, Jr. ceo tennessee farmers insurance companies

HONORARY BOARD OF DIRECTORS FIRST FARMERS & MERCHANTS BANK • 3 Hulet Chaney retired, ceo emeritus tennessee farmers insurance companies Edwin W. (Wick) Halliday farmer Waymon L. Hickman senior chairman first farmers & merchants bank Virgil H. Moore, Jr. senior chairman first farmers & merchants bank James S. Putman retired, president tennessee farm bureau federation Dr. Harold S. Pryor retired, president columbia state community college Harlan Bowsher retired general electric corporation John P. Tomlinson, III chief administrative officer first farmers & merchants bank Flavius A. Barker retired, president tennessee farm bureau federation O’Neill D. Moore retired, senior vice president first farmers & merchants bank Tillman W. Knox hall & knox mining company Sam D. Kennedy retired, attorney kennedy newspapers Joe E. Lancaster retired, ceo tennessee farmers insurance companies Not pictured: Joe W. Hawkins retired, president tennessee farm bureau federation David I. Wise retired, senior vice president first farmers & merchants bank

HISTORY 4 • 2009 ANNUAL REPORT FIRST FARMERS EMPLOYEES FROM ALL 17 RANCH OFFICES GATHER FOR A GROUP PHOTO DURING THEIR 100TH ANNIVERSARY PICNIC. FROM LEFT TO RIGHT: JOHN P. TOMLINSON, III, CHIEF ADMINISTRATIVE OFFICER T. RANDY STEVENS CHAIRMAN AND CEO TIMOTHY E. PETTUS, PRESIDENT N. HOUSTON PARKS, GENERAL COUNSEL FIRST FARMERS CELEBRATES ITS FIRST CENTURY What began in Mt. Pleasant, Tennessee, in 1909 as Farmers & Merchants Bank, and has grown to include almost 300 employees, a headquarters and 17 branch offices, celebrated its 100th anniversary on July 26th. “First Farmers & Merchants Bank has been successful because of a thorough dedication to community service and doing everything we can to help the people of Middle Tennessee succeed,” said T. Randy Stevens, Chairman and Chief Executive Officer, First Farmers & Merchants Bank. “Over the last one hundred years, we’ve been fortunate to have visionary leaders and Board members who have made smart decisions, as well as committed employees who have turned those decisions into reality. But we’ve also had the benefit of loyal shareholders and faithful customers. All of these folks have joined together to help our bank thrive for one hundred years and they’ll be what sustains us for one hundred more.” EMPLOYEE PICNIC RECOGNIZES A CENTURY OF SERVICE On June 13th, three hundred employees, Board members and shareholders, along with their families, gathered to celebrate the bank’s 100 years of service. “Few financial institutions anywhere in the nation today can claim to have successfully served their constituents for one hundred years,” John P. Tomlinson, Chief Administrative Officer said. “It’s been a devotion by employees to outstanding community and customer service that has helped us succeed and it will be that same commitment that will see us through a second century.” EXECUTIVE LEADERSHIP TEAM

HISTORY FIRST FARMERS & MERCHANTS BANK • 5 THE GRAVE OF FIRST FARMERS FOUNDER, J.P. BROWNLOW. M. HARVEY CHURCH, FIRST FARMERS MAURY COUNTY PRESIDENT, AND JANET F. SMITH, PHD., PRESIDENT, COLUMBIA STATE COMMUNITY COLLEGE, STAND AT THE ENTRANCE TO FIRST FARMERS’ HISTORY DISPLAY AT THE SCHOOL’S CHERRY THEATER. CUSTOMERS JOIN THE PARTY AT BRANCH OFFICE BIRTHDAY BASHES On July 24th, two days before the bank’s actual birthday, the general public had their chance to join in the celebration at all 17 branch offices. The festivities started in the morning at the Mt. Pleasant branch office — close to where the bank launched 100 years ago — with speeches, the Mt. Pleasant high school pep band, birthday cake, music, giveaways and a nod to a century of history. In the afternoon, the Northside Banking Center formally opened its doors with an open house/ribbon cutting attended by several hundred patrons. Birthday cake, refreshments, giveaways and a celebratory mood marked the day at the other 15 branch offices as customers dropped by to commemorate the special day along with the bank. Earlier in the week, the Columbia Daily Herald published a special 16-page newspaper insert documenting the bank’s history in Middle Tennessee. STEVENS TRACES THE BANK’S ROOTS In October, First Farmers Chairman and CEO T. Randy Stevens and Maury County Historian Bob Duncan traveled to cemeteries in Columbia (Rose Hill Cemetery) and Lynnville (Brownlow Cemetery) where several members of the Brownlow family are buried. First Farmers founder, J.P. Brownlow, and his wife, Hester Jean Ussery Brownlow, are buried at Rose Hill. J.P.’s father, James, a highly successful pioneer farmer, carpenter and Primitive Baptist preacher, is buried at the old Brownlow Cemetery near Lynnville. Stevens and Duncan then traveled into Lynnville to meet with Alabama natives Steve Boatright and his son, James, who are decedents of J.P. Brownlow. The two men have spent countless man hours cleaning and restoring the beautiful old pioneer cemetery. “It’s always good to understand your history, and have a better sense of where you come from and the values your predecessors held,” Stevens said. “I especially enjoyed hearing Mr. Boatright discuss Mr. Brownlow and his devotion to family and the bank he loved so much. J.P.’s institution is now entrusted to us and I believe we’ve built it into something he would be very proud to see.” 100 YEARS ON DISPLAY Five boards that capture the decade-by-decade history of First Farmers & Merchants Bank hung throughout the anniversary in the main branch of the Columbia bank, providing customers a better sense of the bank’s history. Compiled by employees, the boards featured a number of rare photos and memorabilia and were later moved to the Pryor Art Gallery at Columbia State Community College for public viewing. CONGRATULATIONS TO FIRST FARMERS & MERCHANTS BANK ON ITS 100 YEARS OF SERVICE.

PEOPLE 6 • 2009 ANNUAL REPORT STACEY CROWELL BESTOWED HEART OF THE COMMUNITY AWARD In November 2007, Stacey Crowell’s grandfather was diagnosed with cancer and died a brief five months later. But the grief Stacey and her family experienced through the ordeal motivated her to do something — become captain of First Farmers’ Relay for Life team. In that 2009 role, Stacey, who is a Financial Services Specialist at the Columbia main office, helped the bank raise approximately $8,000 through a number of fundraisers and participate in the May 29th Relay. The effort involved almost every Maury County employee of First Farmers and, as a result of her leadership, Stacey was awarded the 2009 First Farmers “Heart of the Community” Award. An event that benefits the American Cancer Society, Relay for Life is an all-night walk held across the United States that helps people celebrate the lives of people who have battled cancer, remember loved ones lost and fight back against the disease. The First Farmers “Heart of the Community” Award is given annually to the employee who best exemplifies a giving spirit for the communities in which we live. INNOVATION AWARD GIVEN TO FELICIA BROWN Felicia Brown, a Treasury Management Specialist at the Locust Avenue branch office in Lawrenceburg, was awarded the 2009 First Farmers Innovation Award for work she did improving the bank’s Remote Deposit Capture system, and, in the process, doubling the number of clients that use the service. “Felicia is an excellent example of the smart, creative employees we have working at First Farmers and this award is just one way to recognize her efforts,” said N. Houston Parks, First Farmers General Counsel, who conceived and implemented the award three years ago. “We also hope this award inspires a spirit of innovation throughout the bank so we’re always bringing new and better ideas, concepts, programs and products to our customers.” The bank’s Remote Deposit Capture system was designed to help clients in locations far outside of Middle Tennessee make deposits from their office. Knowing the program could be improved, Brown led a group that made it an all-electronic process, developed stronger procedural and customer service steps, implemented additional training and expanded customer technical support. In one year, the system doubled its client base and the bank is now anticipating utilization to double once more over the next six months. TREASURY MANAGEMENT SPECIALIST FELICIA BROWN IS PRESENTED THE 2009 INNOVATION AWARD BY FIRST FARMERS GENERAL COUNSEL N. HOUSTON PARKS. FINANCIAL SERVICES SPECIALIST STACEY CROWELL RECEIVES THE BANK’S 2009 HEART OF THE COMMUNITY AWARD FROM PRESIDENT TIM PETTUS. FROM LEFT TO RIGHT: WILLIAM F. WHITE, JR., SENIOR EXECUTIVE RETAIL/BUSINESS BANKING BARBARA CAPPS, MARSHALL COUNTY SENIOR BANKING EXECUTIVE PAUL T. BUTTS, JR., FIRST VICE PRESIDENT AND BRANCH ADMINISTRATOR CARLA F. HINSON, BRANCH MANAGER II, HICKMAN COUNTY TIMOTHY E. PETTUS, PRESIDENT LARRY D. BROWN, LAWRENCE COUNTY SENIOR BANKING EXECUTIVE CAROL G. THOMPSON, VICE PRESIDENT, DICKSON COUNTY M. H ARVEY CHURCH, MAURY COUNTY PRESIDENT MARCUS F. HOUSTON, GILES COUNTY SENIOR BANKING EXECUTIVE R. CRAIG HOLLAND, WILLIAMSON COUNTY PRESIDENT MARKETS LEADERSHIP TEAM

PEOPLE FIRST FARMERS & MERCHANTS BANK • 7 FRONT ROW: N. HOUSTON PARKS, CHIEF OPERATING OFFICER; T. RANDY STEVENS, CHAIRMAN AND CEO; TIMOTHY E. PETTUS, PRESIDENT; JOHN P. TOMLINSON, III, CHIEF ADMINISTRATIVE OFFICER BACK ROW: JASON N. BLEDSOE, CHIEF CREDIT ADMINISTRATION OFFICER; R. CRAIG HOLLAND, WILLIAMSON COUNTY PRESIDENT; M. HARVEY CHURCH, MAURY COUNTY PRESIDENT; JOHN T. COTHAM, EXECUTIVE VICE PRESIDENT/HUMAN RESOURCES; WILLIAM F. WHITE, JR., SENIOR EXECUTIVE, RETAIL/BUSINESS BANKING; PAUL T. BUTTS, JR., FIRST VICE PRESIDENT AND BRANCH ADMINISTRATOR; BRIAN K. WILLIAMS, SENIOR EXECUTIVE COMMERCIAL BANKING OFFICER; MICHAEL L. AYER, SENIOR CREDIT POLICY OFFICER; PATRICIA P. BEARDEN, CHIEF FINANCIAL OFFICER; BARRY B. WHITE, MARSHALL COUNTY PRESIDENT AND SENIOR TRUST OFFICER; LINDA L. HICKS, FIRST VICE PRESIDENT AND DIRECTOR OF OPERATIONS The First Farmers Innovation Award is given annually to the employee who makes the most significant innovation in the delivery of products and services to the bank’s customers. T. RANDY STEVENS JOINS ELITE GROUP OF STATE BANKING LEADERS In an exciting surprise at the bank’s 27th annual shareholders meeting in April, it was announced that First Farmers Chairman and CEO T. Randy Stevens had been named a Leader in Banking Excellence by the Tennessee Bankers Association (TBA). “Randy’s dedication to First Farmers & Merchants is extraordinary,” said Brad Barrett, TBA president. “One of the main missions of the Tennessee Bankers Association is to encourage our members to be involved in improving our industry and in making their communities better places to work and live. Randy has devoted his life to the bank and the community. We hope this award will be an inspiration to other bankers across the state.” The award recognizes exceptional bankers throughout Tennessee’s history who have excelled in banking, community service and civic involvement. With the honor, Stevens joined an elite group of men and women that include Virgil H. Moore, Jr. and Waymon L. Hickman. MANAGEMENT TEAM A PROUD FIRST FARMERS CHAIRMAN AND CEO T. RANDY STEVENS STANDS WITH HIS FAMILY FOLLOWING HIS INDUCTION AS A LEADER IN BANKING EXCELLENCE BY THE TENNESSEE BANKERS ASSOCIATION.

PEOPLE 8 • 2009 ANNUAL REPORT BANK ATTRACTS, PROMOTES EXPERTISE FOR GROWTH Despite a difficult economy and enormous pressures on banks in 2009, growth was evident at First Farmers as a number of experienced leaders are now in new positions to ready our institution for growth in its second century. Dalton M. Mounger, a Columbia lawyer, A. Lee Hunter, Jr., M.D., a physician with Mid-Tennessee Bone & Joint Clinic, and Trent Ogilvie, Executive Director of the Columbia Housing Authority, were appointed to the First Farmers Advisory Board of Maury County. In June, N. Houston Parks was named General Counsel for First Farmers. Chief Operating Officer for the bank since 2005, Parks is now providing counsel and direction on legal, risk management, vendor management and strategic planning issues affecting all areas of the bank’s operation. He was also named to the Maury Regional Medical Center Board of Directors in 2009. Barry B. White, previously First Farmers’ Marshall County President, was named Senior Trust Officer to lead the bank’s Trust and Financial Management Department. Stepping into White’s shoes at the First Farmers branch office in Lewisburg was Barbara Capps. She was previously Retail Relationship Manager and now is Marshall County Senior Banking Executive. Miriam Green was named Branch Manager II at the Locust Avenue branch office of First Farmers Lawrenceburg, moving from the First Farmers Bank in Loretto where she had been Administrative Assistant. Relationship Manager for the Cool Springs branch office since 2007, Melissa Goodman was promoted in August to Business Banking Relationship Officer. She was also named to the Board of Directors of the Medius Circle, an organization of the United Way of Williamson County which focuses on improving the quality of life in Williamson County neighborhoods. The Cool Springs office also attracted two long-time Franklin bankers to the First Farmers Commercial Banking team. Chuck Isaacs, most recently Senior Vice President/Chief Lending Officer at Community First Bank & Trust in Columbia, joined as Senior Commercial Relationship Manager and will help the Williamson County bank foster closer relationships with businesses throughout the county. Deborah Tilford will serve as the Portfolio Management Officer for the Commercial Banking team, with duties to include underwriting and portfolio management support. Finally, Amy Delk-Crawford was named Treasury Management Specialist for the bank’s Commercial Banking Team, coming from a position as Vice President/Private Banker at Fifth Third Bank, Nashville. MARSHALL COUNTY ADVISORY BOARD from left to right: BARRY B. WHITE, MARSHALL COUNTY PRESIDENT TERRY W. JACKSON WISTA M. CRAWFORD NANETTE P. TODD ELIZABETH T. MCDOW ROBERT M. BEECH HERBERT R. BIVENS

PEOPLE FIRST FARMERS & MERCHANTS BANK • 9 FIRST FARMERS CHAIRMAN AND CEO T. RANDY STEVENS STANDS WITH DR. GWENDOLYNNE SMITH JACKSON, THE INAUGURAL WINNER OF THE FIRST FARMERS ACHIEVEMENT AWARD. COLUMBIA NATIVE NAMED INITIAL FIRST FARMERS ACHIEVEMENT AWARD WINNER Dr. Gwendolynne Smith Jackson, a Knoxville veterinarian and Columbia native, was named the inaugural First Farmers & Merchants Bank Achievement Award recipient in special ceremonies at the bank on August 14th. Intended to annually recognize individuals with Middle Tennessee roots who have been quiet but effective achievers, the award honors people whose integrity and successes are representative of both the American spirit and the values of First Farmers, especially at this time of economic hardship. “Gwen will represent the ideals of this award very well,” Stevens said. “She’s an achiever, an influencer and just an all-round great person who has touched the lives of a lot of people. In addition to her being an entrepreneur, I’ve been especially impressed at what she quietly has done with youths who need a listening ear. That’s exactly what we do every day at First Farmers – listen to customers and find a way to help them better their lives or achieve their dreams.” BANK LAUNCHES SENIOR MANAGEMENT LEADERSHIP ACADEMY It’s one thing to manage. It’s another thing to lead. And in 2009, First Farmers senior management implemented a new educational effort to know the difference and identify others to assist in taking the bank into its second century. The First Farmers Senior Management Leadership Academy was launched in January 2009 to aid the Bank’s four executive team members and 12-member senior leadership team in exploring the attitudes and skills essential for superior leadership performance. From “Vision and Creativity,” to “Building Companies that Last,” to “Motivating Oneself and Others,” the once-a-month classes featured eleven different presentations on a variety of essential, leadership-related subjects. “As we enter our second century, we’re going to need more leaders in our ranks to help move our organization forward as a unified, customer-driven bank,” said N. Houston Parks, General Counsel and developer of the Academy. “If we all recognize good leadership qualities, we’ll not only emulate them ourselves, but identify others with great potential who can help us succeed.” GILES COUNTY ADVISORY BOARD FROM LEFT TO RIGHT: BOBBY POWELL JOE FOWLKES VICKI BARNETTE DON MASSEY DR. HUGH HERRINGTON JIMMY FERRELL MARCUS HOUSTON, GILES COUNTY SENIOR BANKING EXECUTIVE WILLIAM PRESTON MURREY, III

SERVICE 10 • 2009 ANNUAL REPORT BANK SUPPORTS COMMUNITY EFFORT TO REHABILITATE HOMES, NEIGHBORHOODS To First Farmers, banking reaches far beyond a bank’s four walls. And participation in “People Helping People,” a program launched in 2009 with several Columbia churches, the Tennessee Housing Development Agency (THDA) and concerned citizens to help rehabilitate homes in east Columbia, is a great example of that. In August, First Farmers hosted the group’s organizational meeting where participants reported their recent successes at rehabilitating homes. The bank subsequently donated $30,000 as a challenge gift to help residents repair their homes, with Maury Hills Church offering an additional $3,000. The state, through the THDA, matches local donated support, and the South Central Tennessee Workforce Alliance determines who qualifies for the state aid. “This is community service at its best,” said M. Harvey Church, First Farmers Maury County President. “Helping the people of east Columbia revitalize their community is a great step in ensuring a strong, vibrant Columbia. When communities are resilient, banks and businesses succeed. Beyond the obvious of simply helping people who need help, getting involved in this effort makes great sense to us.” COOL SPRINGS BRANCH OFFICE HOLDS SEMINAR SERIES FOR WOMEN ENTREPRENEURS First Farmers Cool Springs office and its Ladies Who Launch partner joined together in 2009 to offer a series of business round tables for women entrepreneurs. Intended to provide practical information and networking opportunities for women launching new businesses, the sessions are open to all women and are not restricted to First Farmers customers. “With the languishing economy, many women are considering starting their own business, either out of a sense of real opportunity or necessity,” said Melissa Goodman, Business Banking Relationship Officer, First Farmers Cool Springs. “Either way, these female entrepreneurs are seeking advice and information to help them better prepare for their launch and ongoing operations. We see this as an opportunity to help them succeed and build future customers in the process.” FIRST FARMERS UNDERWRITES COLUMBIA STATE 2009-2010 PERFORMANCE SERIES With a gift of $20,000, First Farmers & Merchants Bank stepped to center stage as the title sponsor of the Columbia State Community College 2009-2010 Performance Series to ensure Middle Tennesseans will be able to enjoy live entertainment at the Columbia College’s Cherry Theatre. MAURY COUNTY ADVISORY BOARD FROM LEFT TO RIGHT: DR. BILL THRASHER DALTON MOUNGER RUSS PARKES DR. A. LEE HUNTER EMILY MC KNIGHT CLIFF WALKER ROBERT OTWELL JANET SMITH JIMMY LANDSDON M. HARVEY CHURCH, MAURY COUNTY PRESIDENT H. THOMAS LUCAS TRENT OGILVIE

SERVICE FIRST FARMERS & MERCHANTS BANK • 11 FIRST FARMERS PRESIDENT TIM PETTUS, LEFT, PRESENTS A $10,000 CHECK TO BOYS & GIRLS CLUB OF MAURY COUNTY DIRECTOR JOHN STEVENS, THE PROCEEDS FROM THE FIRST ANNUAL DANIEL UGGLA & DAVID WEATHERS GOLF TOURNAMENT. Past series have featured an assortment of renowned national and international theatrical and musical performances with groups and individuals from Russia, Ireland, Canada, and a number of U.S. cities. The Nashville Symphony, Cumberland Playhouse and even the Platters have been a part of the cultural showcase. “We’re proud to help bring great artistic performances to the community through Columbia State’s Performance Series,” said M. Harvey Church, First Farmers Maury County President. “The performing arts round out the life of a community and the gift of this series by Columbia State provides citizens entertainment they sometimes might not get to enjoy. With our commitment to community service, underwriting the season for the benefit of all Middle Tennesseans just seemed a natural for us.” UGGLA & WEATHERS GOLF TOURNEY SWINGS BIG FOR BOYS & GIRLS CLUB The Maury County Boys and Girls Club is on a little more secure financial footing thanks to Major Leagers Daniel Uggla and David Weathers, 51 company/individual sponsors from Middle Tennessee, 144 golfers and First Farmers. The First Annual Daniel Uggla & David Weathers Golf Tournament, held on November 9th at Graymere County Club, raised $10,000 for the Columbia non-profit. “We’re exceptionally grateful to everyone who came out and supported this fundraiser,” said Tim Pettus, president of First Farmers & Merchants Bank, who organized the event. “The Boys and Girls Club does a great job enhancing the development of kids by instilling a sense of competence, usefulness, belonging and influence. This tournament – and the resulting financial gift to the Club – will hopefully go far in making a difference in the lives of a lot of young men and women in Maury County.” Florida Marlins All-Star Second Baseman Daniel Uggla and 19-year veteran Milwaukee Brewers Pitcher David Weathers hosted the 36-team golf scramble. DONATIONS HELP NUMEROUS AREA NON-PROFIT ORGANIZATIONS Despite the challenges of a declining economy, First Farmers continued to donate in 2009 to various non-profit organizations including: • The Maury Regional Healthcare Foundation for a neonatal simulator to help healthcare professionals learn how to resuscitate premature infants. • The Horace O. Porter Scholarship Association, which provides college scholarships to Maury County high school graduates. • CASA of Maury County, a local chapter of the National Court Appointed Special Advocate (CASA) Association, which supports and promotes court-appointed volunteer advocacy for abused and neglected children. • The Pregnancy Center of Columbia to support their annual benefit dinner to further their pro-life focus of helping women through their unplanned and unwanted pregnancies. • The Train Stop Storytelling Festival to encourage lifelong reading and the preservation of storytelling. • The Polk & Putt Golf Tournament benefiting the James K. Polk Home, to help underwrite some of the home’s annual operating expenses. NORTHSIDE BANKING CENTER OFFERS

GROWTH 12 • 2009 ANNUAL REPORT NEW GATEWAY OFFICE What is hoped to be the cornerstone to commerce on the north side of Columbia opened its doors on July 24th as community leaders, customers and employees attended ribbon cutting ceremonies at the new Northside Banking Center. “This office should be an excellent center for our customers, offering them a number of conveniences and support intended to make banking truly satisfying,” said Harvey Church, First Farmers Maury County President. “We’re grateful to the enthusiastic citizens of the area who have loyally supported us through the years. Now they have an office that can address their financial needs in a setting that’s both convenient and state-of-the-art.” OFFICE OPENS, QUICKLY SURPASSES ITS PLAN No sooner had the new 5,600-square-foot financial center in Cool Springs opened than the branch began surpassing even its own expectations. A little over nine months after its March 10th ribbon cutting, the First Farmers Cool Springs Financial Center had exceeded $70 million dollars in total loans and deposits – over three times original projections. “There are a number of reasons why I believe we’ve succeeded,” said Williamson County President R. Craig Holland. “For one, customers are attracted to a bank that has a reputation for being safe and sound, which is clearly an attribute First Farmers has nurtured during its 100 year history. But even more is the caliber of our team. When we entered this market, we did it right and organized a strong group of experienced bankers dedicated to providing superior customer service along with an excellent Advisory Board.” As First Farmers’ seventeenth branch office, the financial center offers in-branch and drive-thru retail banking, private LAWRENCE COUNTY ADVISORY BOARD LEFT TO RIGHT, FRONT ROW: RONNIE MCMASTERS JIM WHITE JONATHAN EDWARDS SHEILA FRISBIE BARRY DOSS LARRY BROWN, LAWRENCE COUNTY SENIOR BANKING EXECUTIVE LEFT TO RIGHT, BACK ROW: DAVID WEATHERS BLAKE LAY BEN BOSTON STAN THREET AT THE GATEWAY TO NORTH COLUMBIA STANDS FIRST FARMERS’ NORTHSIDE BRANCH OFFICE. FIRST FARMERS CHAIRMAN AND CEO T. RANDY STEVENS CUTS THE RIBBON OPENING THE BANK’S NEWEST BRANCH OFFICE, THE COOL SPRINGS FINANCIAL CENTER.

GROWTH FIRST FARMERS & MERCHANTS BANK • 13 banking, commercial banking, online banking, mortgage lending and trust & investment services, and the newest technology in document storage -- self-service safe deposit boxes utilizing palm recognition technology. EDUCATION AND TRAINING REMAIN CRITICAL COMPONENT OF BANK’S GROWTH A knowledgeable workforce can be a huge competitive advantage in a crowded marketplace. And that’s one of the reasons First Farmers remained adamant in 2009 about the continued education of its employees. First Farmers University, which educates employees in all aspects of the banking industry, held its sixth class since the program’s inception. More than a third of the company’s employee base has participated in classes that range from an “Introduction to the bank’s strategic plan” to “The bank of tomorrow” to “Lending” to “Profitability” as a way to ground employees from top to bottom in what matters most for the bank’s success. “This program is a great way for the bank to share our values, history and culture,” said Tim Pettus, President, First Farmers. “Having everyone on the same page when it comes to understanding who we are and what’s important to us will go far in delivering our success. It’s also a great way for us to get to know employees and them us, so we can build a strong team in the process.” The voluntary, six-month-long program features twice-a-month meetings and continues to have a waiting list of employees wishing to participate. First Farmers also continued its program of post-collegiate banking education for up-and-coming leaders. In 2009, three employees continued a two-year course of study at the Tennessee Bankers Association’s (TBA) Southeastern School of Banking, one finished up a similar program at the TBA’s Southeastern School of Commercial Lending, four continued in the three-year program at the Graduate School of Banking at Louisiana State University (LSU) and three continued their three-year trust program at the Cannon Financial Institute. WILLIAMSON COUNTY ADVISORY BOARD FROM LEFT TO RIGHT: R. CRAIG HOLLAND, WILLIAMSON COUNTY PRESIDENT RICK WATSON BETSY KOHAN CRAIG REED SCOTT MURPHY DON CAIRE THE NEWEST FIRST FARMERS UNIVERSITY CLASS STANDS WITH FIRST FARMERS PRESIDENT TIM PETTUS.

GROWTH 14 • 2009 ANNUAL REPORT TRUST AND FINANCIAL MANAGEMENT TEAM SOLID 2008 PERFORMANCE REPORTED AT ANNUAL SHAREHOLDERS MEETING At its 27th annual shareholders meeting on April 24th, First Farmers and Merchants Corporation celebrated its second best financial year on record for net income and deposits and the best year ever for loans, assets and shareholder equity. At the end of 2008, First Farmers and Merchants Corporation reported consolidated total assets of approximately $911 million, an increase of 10.7 percent or $88 million since December 31, 2007. Net loans were $586.9 million, representing an increase of $94.1 million, or 19.1 percent, over the previous year’s loans during the same period. Total deposits increased $45.9 million, or 6.6 percent, to $744.9 million when compared to December 31, 2007. Total shareholders’ equity increased to just over $107 million with earnings per share up from $1.51 to $1.63. Net income was $9.2 million, an increase of $587,000 over the same period the previous year. “These results speak volumes about our employees and how we operate our bank,” said T. Randy Stevens, Chairman and CEO of First Farmers. “In difficult times, it takes adherence to proven processes and long-term philosophies -- in combination with employees who will go the extra mile in giving customers great service -- to realize such outcomes.” FIRST FARMERS IS SAFE AND SOUND The Equity Manager of one of the funds offered through the bank’s Trust Department is bullish on First Farmers. Thomas H. Fitzgerald, Jr., President and Chief Investment Officer of T.H. Fitzgerald & Co., which has guided a portion of the bank’s investments intermittently since 1991, congratulated the bank on its 100th anniversary. “We do believe,” Fitzgerald said, “that First Farmers extraordinary banking accomplishments which have distinguished its first one hundred years of service to its broadening community, will be but a prelude to even greater growth – through safe and secure banking practices – during the years ahead as it embarks on its second one hundred years of banking leadership.” FROM LEFT TO RIGHT: STEPHEN K. HUGHES, ASST. VICE PRESIDENT AND TRUST OFFICER KIM A. BOONE, VICE PRESIDENT AND TRUST OFFICER LINDA THOMASON, VICE PRESIDENT AND TRUST OFFICER AMY B. VAUGHT, ASST. VICE PRESIDENT AND TRUST OFFICER RICK J. MULLEN, VICE PRESIDENT AND TRUST OFFICER ROSEANN G. WILIAMS, VICE PRESIDENT AND TRUST OFFICER APRIL BOBB, ASSISTANT TRUST OFFICER BARRY WHITE, SENIOR TRUST OFFICER T. H. FITZGERALD & CO.’S TOM RIANHARD HOLDS A REPLICA WALL STREET BULL, A GIFT FROM FIRST FARMERS TO THE FIRM THAT HAS SUCCESSFULLY MANAGED ONE OF THE FUNDS OF THE BANK’S TRUST DEPARTMENT.

GROWTH FIRST FARMERS & MERCHANTS BANK • 15 HICKMAN COUNTY ADVISORY BOARD FROM LEFT TO RIGHT: JOHNNIE RUTH ELROD WILLIAM DANNY ROCHELLE ROBERT L. HAVILAND DENNIS W. BASS T. MELVIN MAYS CARLA F. HINSON, BRANCH MANAGER II LOUISE GREEN ALMOST AS NICE AS REPEAT BUSINESS... REPEAT ACCOLADES For the sixth year in a row, readers of the Columbia Daily Herald named First Farmers as the Maury County bank with the best customer service. “With our focus on delivering superior customer service, its nice to see that consumers are recognizing our devotion to doing all we can to earn and keep their business,” said John Tomlinson, First Farmers Chief Administrative Officer. “I’ve seen employees throughout all seventeen branch offices go the extra mile to help people have a good experience when banking with us. In addition to winning nice awards like this, that characteristic is also helping impact our bottom line. You probably can’t get much better than that!”

2009 OFFICERS 16 • 2009 ANNUAL REPORT T. RANDY STEVENS, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER TIMOTHY E. PETTUS, PRESIDENT JOHN P. TOMLINSON, III, CHIEF ADMINISTRATIVE OFFICER N. HOUSTON PARKS, GENERAL COUNSEL JOHN T. COTHAM, EXECUTIVE VICE PRESIDENT/HUMAN RESOURCE MICHAEL L. AYER, SENIOR CREDIT POLICY OFFICER M. HARVEY CHURCH, MAURY COUNTY PRESIDENT BARRY B. WHITE, SENIOR TRUST OFFICER LESLIE R. BROOKS, III, SENIOR COMMERCIAL RELATIONSHIP MANAGER MARTHA M. MCKENNON, VICE PRESIDENT AND EXECUTIVE ASSISTANT PATRICIA P. BEARDEN, CHIEF FINANCIAL OFFICER/CASHIER BRIAN K. WILLIAMS, SENIOR EXECUTIVE COMMERCIAL LENDING NORMA L. ALDRIDGE, FIRST VICE PRESIDENT RICHARD R. BENSON, VICE PRESIDENT JASON BLEDSOE, SENIOR CREDIT ADMINISTRATION OFFICER APRIL T. BOBB, ASSISTANT TRUST OFFICER KIM A. BOONE, SENIOR PERSONAL TRUST OFFICER LARRY D. BROWN, LAWRENCE COUNTY SENIOR BANKING EXECUTIVE PAUL T. BUTTS, JR., FIRST VICE PRESIDENT, BRANCH ADMINISTRATOR BARBARA CAPPS, MARSHALL COUNTY SENIOR BANKING EXECUTIVE W. GAIL CATHEY, VICE PRESIDENT JOANNA L. CHANDLER, AUDIT OFFICER SHELA G. CHESSOR, VICE PRESIDENT ROBERT M. CREWS, JR., VICE PRESIDENT KATHLEEN A. CRICK, TRAINING OFFICER DAVID M. EDWARDS, FIRST VICE PRESIDENT SUZANNE ESTES, COMMERCIAL BANKING OFFICER TIBY COPE FERGUSON, VICE PRESIDENT/MARKETING OFFICER DONNA C. GANDEE, VICE PRESIDENT MICHELLE GARDNER, ASSISTANT VICE PRESIDENT MIRIAM T. GREEN, BRANCH MANAGER II MELISSA GOODMAN, BUSINESS BANKING RELATIONSHIP OFFICER BILLY R. HARVEL, VICE PRESIDENT JUDY M. HICKMAN, ASSISTANT BRANCH ADMINISTRATOR LINDA L. HICKS, FIRST VICE PRESIDENT/DIRECTOR OF OPERATIONS CARLA HINSON, HICKMAN COUNTY SENIOR BANKING EXECUTIVE R. CRAIG HOLLAND, WILLIAMSON COUNTY PRESIDENT MARCUS F. HOUSTON, GILES COUNTY SENIOR BANKING EXECUTIVE STEPHEN K. HUGHES, SENIOR TRUST ADMINISTRATIVE OFFICER CHARLES F. ISAACS, SENIOR COMMERCIAL RELATIONSHIP MANAGER PATRICK KLESEL, ASSISTANT VICE PRESIDENT/BANK MANAGER R. LARRY LOVE, VICE PRESIDENT ROBERT C. MATTHEWS, CONTROLLER MARIE E. MCGREW, INTERNAL CONTROLS OFFICER CAROL D. MESSER, BRANCH MANAGER, RETAIL LENDING RICHARD J. MULLEN, FIRST VICE PRESIDENT AND TRUST OFFICER JUDY MUSGRAVE, BANKING OFFICER LINDA PEARSON, VICE PRESIDENT LANA C. PRESTON, VICE PRESIDENT/BANK MANAGER JOSEPH E. REEVES, JR., FIRST VICE PRESIDENT BRENDA S. RISNER, ASSISTANT VICE PRESIDENT C. LYNN ROSS, BANKING OFFICER KATHY ROSSON, COMMERCIAL BANK OFFICER RICHARD SEVIER, SENIOR COMMERCIAL RELATIONSHIP MANAGER C. STACEY SHEDD, VICE PRESIDENT ANITA G. SIMMONS, MANAGER OF MANAGEMENT INFORMATION SYSTEMS (MIS) TERRY D. SKILLINGTON, ASSISTANT VICE PRESIDENT GLYNIS D. SMITH, SECURITY/AUDIT OFFICER LARISSA THOMAS, BANKING OFFICER LINDA THOMASON, VICE PRESIDENT/TRUST OFFICER CAROL C. THOMPSON, VICE PRESIDENT DEBORAH TILFORD, COMMERCIAL PORTFOLIO OFFICER GAIL E. TINDALL, CHIEF COMPLIANCE OFFICER SHANNON TIDWELL, INFORMATION TECHNOLOGY OFFICER AMY VAUGHT, ASSISTANT VICE PRESIDENT/TRUST OFFICER TERESA WALKER, BANK MANAGER PAM WHITE, ASSISTANT CONTROLLER WILLIAM F. WHITE, JR., SENIOR EXECUTIVE RETAIL /BUSINESS BANKING ROSEANN G. WILLIAMS, SENIOR BENEFITS TRUST OFFICER JULIA R. WOLAVER, VICE PRESIDENT & OFFICE MANAGER MCCOY ZACHRY, CREDIT OFFICER & MANAGER OF SPECIAL ASSETS

OFFICE LOCATIONS FIRST FARMERS & MERCHANTS BANK • 17 DICKSON COUNTY: WHITE BLUFF White Bluff Office & ATM 2011 Highway 47 North (615) 797-3153 GILES COUNTY: PULASKI Martin House Office & ATM 302 South Second St. (931) 363-3830 HICKMAN COUNTY: BON AQUA East Hickman Office & ATM 9512 Highway 46 (931) 670-0090 CENTERVILLE Centerville Office & ATM 116 Church St. (931) 729-3522 LAWRENCE COUNTY: LAWRENCEBURG Locust Avenue Office & ATM 1501 North Locust Avenue (Open Saturday) (931) 762-6490 Crockett Office & ATM 116 West Gaines St. (931) 766-5650 LORETTO Loretto Office & ATM 201 S. Military St. (931) 853-4358 MARSHALL COUNTY: CHAPEL HILL Chapel Hill Office & ATM 214 Horton Pkwy. North (931) 364-2062 LEWISBURG Ellington Office & ATM 260 North Ellington Pkwy. (Open Saturday) (931) 359-6222 MAURY COUNTY: COLUMBIA Main Office & ATM 816 South Garden Street (931) 388-3145 or 1-800-882-8378 Campbell Plaza Office – Kroger ATM 1202 South James Campbell Blvd. (Open Saturday) (931) 380-8278 Hatcher Lane Office & ATM 1501 South James Campbell Blvd. (Open Saturday) (931) 380-8260 High Street Drive-Through 515 N. High St. (931) 380-8291 Northside Office & ATM 900 Nashville Hwy. (931) 380-8340 MT. PLEASANT Mt. Pleasant Office & ATM 128 North Main St. (931) 379-3292 SPRING HILL Spring Hill Office & ATM 5398 Main St. (931) 486-2212 or 1-866-727-4455 WILLIAMSON COUNTY: FRANKLIN Cool Springs Office & ATM 300 Billingsly Court (615) 771-6484 ADDITIONAL ATMS ARE LOCATED AT: Maury Regional Medical Center, Columbia* Columbia State Community College* Columbia Quik Mart*, 1517 Hampshire Pike Lawrenceburg Quik Mart*, 710 East Gaines Street Lawrenceburg Super Stop*, 1904 West Gaines Street Lewisburg Downtown, 121 Second Avenue South Lewisburg On the Run Market*, 1550 Franklin Pike Marshall Plaza*, 1748 Mooresville Hwy Tennessee Farm Bureau 147 Bear Creek Pike * Cash dispenser only Bedford County Rutherford County Lincoln County TN 50 TN 7 TN 7 TN 49 TN 48 TN 50 TN 64 I-65 I-65 I-65 I-65 US 31 US 31 US 43 US 43 US 31 US 31 TN 50 TN 100 TN 100 I-40 US 70 I-40 TN 99 US 412 US 31A TN 100 N TN 46 Wayne County Perry County Hickman County Humphreys County Houston County Montgomery County Cheatham County FIRST FARMERS AND MERCHANTS BANK SERVICE AR EA Bank Locations

18 • 2009 ANNUAL REPORT A BANK & CELEBRATE A CEN GROWTH AN 1872 Giles County native John Polk (J.P.) Brownlow opens a mercantile business and bank in Missouri. 1891 Back in Tennessee, J.P. Brownlow opens Mt. Pleasant Bank & Trust. 1893 Brownlow’s bank survives financial panic and depression to become the area’s only surviving bank. 1929 C.A. nurtures Farmers & Merchants Bank in Mt. Pleasant through economic crisis, uncertainty, the Depression and two world wars. 1946 Whelchel begins to expand Farmers & Merchants Bank, opening its first branch in Spring Hill. 1958 FF&M Bank opens the High Street Branch, its first featuring drive thru tellers, to service four manufacturing plants on Santa Fe Pike. Waymon Hickman is recruited to the bank by Whelchel. 1963 A new headquarters building is built for the bank in downtown Columbia and the foundations for a trust department is laid. 1964 FF&M’s first suburban branch is opened at Hatcher Lane and Mt. Pleasant Pike. 1965 Clarence Whelchel retires as president of the bank and endorses Virgil Moore as his hand-picked successor. 1992 Virgil Moore retires from the bank as CEO and Waymon Hickman becomes president. 1994 FF&M upgrades their computer systems, transferring data operations to a personal computer system to take advantage of the internet’s growing banking potential. 1995 Stevens named chief operating officer and president of the bank. 1999 Two more counties — Dickson and Hickman — are added to FF&M’s service area. 1944 Clarence Whelchel is named by the Board and the retiring C.A. Brownlow as president of the Mt. Pleasant bank, attracting him away from Commerce Union Bank in Columbia.

FIRST FARMERS & MERCHANTS BANK • 19 ITS ROOTS TURY OF BANKING D STABILITY 1894 J.P. opens second bank in Columbia; changes name of both to “Farmers & Merchants Bank.” His son, Cecil A. Brownlow, runs the original bank in Mt. Pleasant. 1907 Both banks survive crash of 1907 by selling scrip, rather than allow a run on the bank. 1909 J.P. decides to retire and sells the Columbia bank to Maury National Bank; C.A. re-charters the bank that will ultimately become First Farmers & Merchants Bank; he continues to head the Mt. Pleasant bank. 1949 Joe Frank Porter, who had retired in 1946 as the founder and head of the Tennessee Farm Bureau Federation, is enticed by Whelchel to become president of Farmers & Merchants Bank. Whelchel becomes the bank’s CEO. 1950 Whelchel and Porter open another branch of Farmers & Merchants in downtown Columbia and re-charter the corporation as “Farmers & Merchants Bank of Columbia.” The Columbia location becomes its headquarters. 1954 The bank is given a new name by Whelchel: “First Farmers & Merchants National Bank.” Virgil Moore is hired by Whelchel to the bank. 1969 Hickman opens the first Trust Department in Tennessee outside the state’s major cities. 1972 T. Randy Stevens goes to work for the bank. 1985 Sitting on the Saturn Task Force, Hickman helps the state attract the manufacturing plant of General Motors’ newest car brand, Saturn, to Maury County. FF&M moves into a new county for the first time by purchasing the Bank of Loretto in Lawrence County. 1991 Another county, another branch as FF&M opens the Lewisburg office in Marshall County. 2002 Giles County joins the FF&M family with a branch in downtown Pulaski. Stevens is named CEO. 2005 A second Spring Hill-area branch is opened in Williamson County. Hickman retires and Stevens is made CEO and chairman of the board of the bank. 2009 First Farmers & Merchants Bank celebrates its 100th anniversary with 300 employees and 17 branches in seven counties.

LETTER FROM THE PRESIDENT 20 • 2009 ANNUAL REPORT One of the great pleasures in life is doing what others say you can’t. In some circles, that would be called defying the odds. For many of our nation’s banks, 2009 was a year to forget. Accelerating loan growth and exotic deposit gathering, exposed by the worst economic climate since the Great Depression, really took a toll on many banks. Out of necessity, virtually all banks changed their way of doing business. Unfortunately, credit to small and large business dried up in many markets, further compounding the problem. While First Farmers management is never complacent with our performance, we recognize the challenges 2009 presented us and are proud of the great job our associates did in keeping the bank growing, while managing risk on both the credit and operational sides. Several highlights included: cutting in half our bad check losses; trimming overtime expense from the previous year; and keeping monthly past due ratios to a fraction of those of our peer banks. We continue to invest in cost- and time-saving technology that speeds up the process of moving teller processing work from the branches to our operational center. As of December 31, First Farmers had 44 remote machines in the places of business of some of our commercial clients, from the East coast to Texas. This allowed the bank to capture deposits from commercial clients, who, previously, were only able to borrow due to geographical location. We are constantly training and cross-training our associates to not only enhance their careers, but to also be able to steadily grow our bank to one billlion in assets with the same number of full-time employees. A strong talent pool, tremendous liquidity, dependable capital, adequate earnings, and 100 years of robust performance have our bank bullish on Middle Tennessee. We are preparing to expand in the untapped areas of Maury and Williamson counties in the very near future. We certainly hope to have a presence in these new locations on or before the economy gets back to normal. If I sound excited about First Farmers, it’s because I am. You see, I get the high honor of working with these associates, directors and a very supportive customer base every day. We are open for business and anticipate a rewarding future. Thank you for your support. We will do our best to uphold the solid image you have come to expect from your bank for now over 100 years. If I can be of help to you, please call or write. Tim E. Pettus President, First Farmers & Merchants Bank, Member FDIC

FIRST FARMERS & MERCHANTS BANK • 21 2009 FINANCIAL REPORTS

22 • 2009 ANNUAL REPORT COMPARATIVE PERFORMANCE Set forth below is a graph comparing the yearly change in the cumulative total shareholder return on the common stock of First Famers and Merchants Corporation (FF&M in the graph) against the cumulative total return of the S&P 500 Index and the Dow Jones Select Regional Bank Index for the five-year period commencing December 31, 2004 and ending December 31, 2009. VALUE OF $100 INVESTED ON DECEMBER 31, 2004 2004 2005 2006 2007 2008 2009 FF&M * $ 100.00 $ 108.07 $ 114.08 $ 115.66 $ 112.69 $ 103.15 DOW JONES SELECT REGIONAL BANK INDEX ** 100.00 99.41 114.24 85.35 56.60 50.67 S & P 500 *** 100.00 104.91 121.46 128.13 80.74 102.11 * Assumes that the value of the investment in FF&M was $100 on December 31, 2004, with all dividends reinvested. ** Assumes that the value of the investment in the index was $100 on December 31, 2004, with all dividends reinvested.

FIRST FARMERS & MERCHANTS BANK • 23 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FORWARD-LOOKING STATEMENTS Certain statements contained in this report may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believes,” “expects,” “forecasts,” “hopes,” “may,” “plans,” “will,” or “anticipates,” or the negatives of such terms. We caution you not to place undue reliance on such forward-looking statements in this report because results could differ materially from those anticipated as a result of a variety of factors. These forward-looking statements include, without limitation, those relating to the quality of service provided to customers, loan growth, the effect of fluctuating interest rates on net interest income, the stability of market rates, capital expenditures, the completion of two new branches, cash dividends, cash flows on impaired loans, the present value of servicing income, deferred tax assets, potential issuance of shares, the fair value of bonds, impairment of securities, lease commitments, the Federal Home Loan Bank of Cincinnati (the “FHLB”) credit line, repayment of loans by borrowers, legal claims, capital adequacy requirements, fair value valuation methodologies, fair value of other assets, valuation of financial instruments, post-retirement benefit payments, interest rate sensitivity and risk, diversification of the loan portfolio, gross interest income, the adequacy of allowance for loan and lease losses, the loan concentration, expected maturity of investment securities, intent of management to hold certain loans until maturity or payoff, the value of underlying collateral and the impact of accounting standards on the financial statements. Factors that could affect our results include, but are not limited to, changes in economic conditions; fluctuations in prevailing interest rates and the effectiveness of our risk monitoring systems; our ability to maintain credit quality; our ability to provide market competitive products and services; laws and regulations affecting financial institutions in general; our ability to operate and integrate new technology; the effectiveness of our interest rate hedging strategies; government fiscal and monetary policies; changes in our operating or expansion strategy; changes in our assumptions or estimation methodologies; the availability of and costs associated with maintaining and/or obtaining adequate and timely sources of liquidity; limitations on our ability to pay dividends and to meet our cash obligations; assumption and judgments about the collectability of our loan portfolio; our ability to compete with other financial services companies and other factors generally understood to affect the financial results of financial services companies. EXECUTIVE OVERVIEW General First Farmers and Merchants Corporation (the “Corporation”) was incorporated on March 31, 1982 as a Tennessee corporation. As of December 31, 2009, the only direct subsidiary of the Corporation was First Farmers and Merchants Bank (the “Bank”), which conducts the principal business of the consolidated company. The Bank was organized as a national bank in 1954 as a successor to a state bank that was organized in 1909. The Bank remained a national bank until July 5, 2005, when it converted back to a state-chartered bank and changed its name from First Farmers and Merchants National Bank to First Farmers and Merchants Bank. The principal executive offices of the Corporation are located at 816 South Garden Street, Columbia, Maury County, Tennessee. Management of the Corporation evaluates the financial condition of the Corporation in terms of the Bank's operations within its service area. All dollar amounts in this report, other than per-share amounts, are in thousands unless otherwise noted. Financial Condition The Corporation’s assets consist primarily of its investment in the Bank and other smaller investments. Its primary activities are conducted through the Bank. The Bank is committed to providing quality services in diverse markets and a changing interest rate environment. Management hopes to provide Bank customers the quality service of a community bank and the safety and strength of a regional bank. At December 31, 2009, the Corporation’s consolidated total assets were $935,028, its consolidated net loans were $567,726, its total deposits were $772,325 and its total shareholders’ equity was $107,173. The economic climate in the Corporation’s market area of Middle Tennessee declined in 2009. This economic decline had an impact to the Corporation’s loan volume, evidenced by a decrease of 3.3% of net loans at December 31, 2009 compared to December

24 • 2009 ANNUAL REPORT 31, 2008. Total deposits increased by 3.7% and total shareholders’ equity decreased by 1.1% over the same period. Retained earnings, capital stock and additional paid-in capital each decreased by less than 0.1% over the same period. Results of Operations Consolidated net income in 2009 totaled $8,464, an 8.1% decrease from $9,208 in 2008 and a 1.8% decrease from $8,621 in 2007. Net interest income increased less than 1.0% over the same periods. On a per common share basis, net income totaled $1.53 for 2009 versus $1.63 for 2008 and $1.51 for 2007. The accompanying tables and the discussion and financial information are presented to aid in understanding the Corporation's financial position and results of operations. The emphasis of this discussion is on the years 2009, 2008 and 2007; however, financial information for prior years will also be presented where appropriate. This discussion should be read in conjunction with the Consolidated Financial Statements and the Notes to Consolidated Financial Statements included elsewhere in this report. The Corporation's financial condition depends on the quality and nature of its assets, its liability and capital structure, the market and economic conditions and the quality of its personnel. FINANCIAL CONDITION Net Interest Margin Net interest margin is defined as the difference between the revenue from earning assets, primarily interest income, and interest expense related to interest bearing liabilities. Net interest margin is a function of the average balances of earning assets and interest bearing liabilities and the yields earned and rates paid on those balances. The maintenance of the net interest margin at a level that, when coupled with noninterest revenues, exceeds additions to the allowance for loan and lease losses, noninterest expenses and income taxes and yields an acceptable profit is critical for success in the banking industry. Operations are planned to maintain a satisfactory spread between the yields on earning assets and the related cost of interest bearing funds. The gross interest spread is determined by comparing the taxable equivalent gross interest margin to average earning assets before deducting the allowance for loan losses. This spread reflects the overall profitability of earning assets, including both those funded by interest bearing sources and those that do not generate interest (primarily noninterest bearing demand deposits). This spread is most often used when analyzing a banking institution's overall gross margin profitability compared to that of other financial institutions. Management uses calculations and similar ratios to assist in pricing decisions for interest-related products. Table A below presents the average daily balances, the components of the gross interest margin (on a taxable equivalent basis), the yield or rate, and the incremental and gross interest spread for each of the last three years by major categories of assets and liabilities.

FIRST FARMERS & MERCHANTS BANK • 25 TABLE A - Distribution of Assets, Liabilities, Shareholders' Equity, Interest Rates and Interest Differential YEAR ENDED DECEMBER 31, 2009 2008 2007 Average Rate/ Average Rate/ Average Rate/ Balance Yield Interest Balance Yield Interest Balance Yield Interest ASSETS Interest earning assets Loans, net $ 579,998 5.63% $ 32,662 $ 531,441 6.25% $ 33,195 $ 484,308 6.76% $ 32,759 Bank deposits 4,147 0.38 16 1,625 1.72 28 1,805 3.49 63 Taxable securities 144,907 3.57 5,172 143,004 4.82 6,890 127,967 4.27 5,459 Tax-exempt securities 91,730 6.17 5,657 90,775 7.11 6,456 93,380 7.39 6,902 Federal funds sold 20,539 0.24 50 14,660 1.66 243 18,568 5.06 940 TOTAL INTEREST EARNING ASSETS 841,321 5.18 $ 43,557 781,505 5.99 $ 46,812 726,028 6.35 $ 46,123 Noninterest earning assets Cash and due from banks 15,868 17,628 19,827 Bank premises and equipment 19,969 15,360 11,849 Other assets 45,410 40,785 39,535 TOTAL ASSETS $ 922,568 $ 855,278 $ 797,239 LIABILITES AND SHAREHOLDERS' EQUITY Interest bearing liabilities Time and savings deposits: NOW and money market accounts $ 319,497 0.76% $ 2,414 $ 235,539 1.02% $ 2,392 $ 197,168 1.09% $ 2,143 Savings 72,685 0.18 130 78,391 0.41 320 83,916 1.06 893 Time up to $100 149,289 2.11 3,155 165,857 3.29 5,457 184,272 4.65 8,567 Time over $100 100,118 2.21 2,217 101,976 3.39 3,457 87,055 4.90 4,267 TOTAL INTEREST BEARING DEPOSITS 641,589 1.23 7,916 581,763 2.00 11,626 552,411 2.87 15,870 Federal funds purchased and securities sold under agreements to repurchase 4,357 0.28 12 3,720 1.94 72 3,264 4.35 142 FHLB borrowing 35,884 3.19 1,144 28,199 2.70 755 - - - Other liabilities 394 - - 241 1.66 4 230 4.78 11 TOTAL INTEREST BEARING LIABILITIES 682,224 1.33 $ 9,072 613,923 2.03 $ 12,457 555,905 2.88 $ 16,023 Noninterest bearing liabilities Demand deposits 118,726 119,665 121,318 Other liabilities 14,429 14,645 13,892 TOTAL LIABILITIES 815,379 748,233 691,115 Shareholders' equity 107,189 107,045 106,124 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $ 922,568 $ 855,278 $ 797,239 Spread between combined rate earned and combined rates paid* 3.85% 3.96% 3.47 % Net yield on interest-earning assets* 4.10% 4.40% 4.15% * Taxable equivalent basis Notes: 1. U.S. government, government agency and corporate debt securities plus equity securities in the available-for-sale and held-to-maturity categories are taxable securities. Most municipal debt securities are nontaxable and classified as held-to-maturity. 2. The taxable equivalent adjustment has been computed based on a 34% federal income tax rate and has given effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets. Loans include nonaccrual loans for all years presented. 3. The average balances of the amortized cost of available-for-sale securities were used in the calculations in this table.

26 • 2009 ANNUAL REPORT Table B below sets forth, for the periods indicated, a summary of consolidated changes in interest earned and interest paid, reflected by the interest generated by volume changes and the interest generated by changes in the yield or rate. On a tax equivalent basis, net interest income increased $130 for the year ended December 31, 2009 compared to the year ended December 31, 2008, primarily because of decreased interest paid on time deposits, partially offset by decreased gains on investment securities. Interest paid on interest bearing deposits was down in 2009 compared to 2008 primarily because of the lower average interest rates. Interest paid on the Federal Home Loan Bank line of credit was $1,144 in 2009 compared to $755 in 2008. TABLE B - Volume and Yield/Rate Variances (Taxable Equivalent Basis) 2009 Compared to 2008 2008 Compared to 2007 Net Net Yield Increase Yield Increase Volume /Rate (Decrease) Volume /Rate (Decrease) Revenue earned on Loans, net $ 3,035 $ (3,568) $ (533) $ 3,186 $ (2,750) $ 436 Bank deposits 13 (25) (12) (6) (29) (35) Investment securities Taxable securities 92 (1,810) (1,718) 642 789 1,431 Tax-exempt securities 68 (867) (799) (193) (253) (446) Federal funds sold 98 (291) (193) (198) (499) (697) Total interest earning assets 3,306 (6,561) (3,255) 3,431 (2,742) 689 Interest paid on NOW and money market accounts 856 (834) 22 418 (169) 249 Savings deposits (23) (167) (190) (59) (514) (573) Time deposits [up to $100] (545) (1,757) (2,302) (856) (2,254) (3,110) Time deposits over $100 (63) (1,177) (1,240) 731 (1,541) (810) Federal funds purchased and securities sold under agreements to repurchase 12 (72) (60) 20 (90) (70) Short-term debt 3 (7) (4) 1 (8) (7) Long-term debt 207 182 389 755 - 755 Total interest bearing funds 447 (3,832) (3,385) 1,010 (4,576) (3,566) Total increase (decrease) $ 2,859 $ (2,729) $ 130 $ 2,421 $ 1,834 $ 4,255 Notes: 1. The change in interest earned or paid resulting from both volume and rate or yield has been allocated accordingly in proportion to the relationship of the absolute amounts of the change in each. Loans include nonaccrual loans for all years presented. 2. The computation of the taxable equivalent adjustment has given effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-exempt assets. 3. U.S. government, government agency and corporate debt securities plus equity securities in the available-for-sale and held-to-maturity categories are taxable securities. Most municipal debt securities are nontaxable and classified as held-to-maturity.

FIRST FARMERS & MERCHANTS BANK • 27 Assets and Liabilities As shown in the chart below, average earning assets increased 7.6% as of December 31, 2009 compared to December 31, 2008 and increased 7.6% as of December 31, 2008 compared to December 31, 2007. As a financial institution, the Corporation’s primary earning asset is loans made by the Bank. At December 31, 2009, average net loans represented 68.9% of average earning assets compared to 68.0% of average earnings assets at December 31, 2008. Average net loans increased 9.1% as of December 31, 2009 compared to December 31, 2008 and increased 9.7% as of December 31, 2008 compared to December 31, 2007. Management of the Corporation believes that average net loans will decrease in 2010 because of the decreased demand for loans in certain categories. Average investment securities, which comprised 30.9% of average earning assets at December 31, 2009, increased 3.8% from year end 2008 compared to a 5.6% decrease at the end of 2008 from year end 2007. This increase in average investments was the result of an investment strategy that was implemented at the end of the first quarter of 2008. Average total assets increased 7.9% during 2009 compared to an increase of 7.3% between 2008 and 2007. The Bank’s average deposits increased 8.4% as of December 31, 2009 compared to December 31, 2008. The increase in average deposits for 2009 was primarily a result of an increase in interest bearing deposits, which also contributed to the Bank’s 4.1% increase in average deposits as of December 31, 2008 compared to December 31, 2007. Interest bearing transaction accounts at December 31, 2009 increased 10.3% from the average at December 31, 2008. Time deposits up to $100 decreased 10.0% as of December 31, 2009 compared to December 31, 2008 and time deposits over $100 decreased 1.8% over the same period, primarily because the Bank decreased its reliance on short-term dollar certificates of deposit. Average savings deposits decreased 7.3% at December 31, 2009 compared to December 31, 2008. Average Negotiable Order of Withdrawal (“NOW”) and money market accounts increased 35.6% at December 31, 2009 compared to December 31, 2008. These changes reflect the Bank’s customers shifting funds out of savings deposits and

28 • 2009 ANNUAL REPORT into money market deposit accounts. Savings deposits have historically been steady providers of a core, low cost source of funding. Therefore, these shifts have negatively impacted the Corporation’s net interest margin. Customer relationship development helped maintain a relatively stable base in noninterest bearing deposits during 2009. The Bank’s noninterest bearing deposits have remained strong and were 15.6% of average total deposits at December 31, 2009, 17.1% of average total deposits at December 31, 2008 and 18.0% of average total deposits at December 31, 2007. Noninterest bearing deposits decreased 0.8% for 2009 and 1.4% for 2008. The Bank has a Blanket Agreement for Advances and Security Agreement with the FHLB for term debt or other obligations and certain operating leases. For more information, see Note 9 of the Notes to Consolidated Financial Statements included elsewhere in this report. LIQUIDITY AND CAPITAL RESOURCES The Bank uses a formal asset and liability management process to ensure adequate liquidity and control interest rate risk. The Bank's goal of liquidity management is to provide adequate funds to meet loan demand and any potential unexpected deposit withdrawals. The Bank accomplishes this goal by striving for consistent core deposit growth, holding adequate liquid assets and maintaining unused capacity to borrow funds. The Bank's objective of interest rate risk management is to maintain reasonable stability in the gross interest margin despite changes in the level of interest rates and the spread among interest rates. Liquidity At December 31, 2009, available liquidity was $201,400 million, compared to $174,100 as of December 31, 2008. The Bank’s goal of liquidity management is to provide adequate funds to meet loan demand and any potential unexpected deposit withdrawals. In March 2008, the Bank obtained five advances at $7,000 each from the FHLB. The first scheduled repayment of the advances was made in March 2009. The remaining payments will continue each March through 2013. In September 2008, the Bank obtained two additional advances of $3,100 each for a total borrowing in 2008 of $41,200. The borrowings from the FHLB have been used generally for investment strategies to enhance the Bank’s portfolio. Please refer to Note 9 in the Notes to Consolidated Financial Statements for additional information about borrowings from the FHLB and the repayment schedule of such borrowings. Interest Rate Risk The Bank uses an earnings simulation model to evaluate the impact of different interest rate scenarios on the gross margin. Each quarter, the Bank’s Asset/Liability Committee assesses the relationship of rate sensitive earning assets to rate sensitive interest bearing liabilities (interest rate sensitivity), which is the principal factor in determining the effect that fluctuating interest rates will have on future net interest income. Rate sensitive earning assets and interest bearing liabilities are those that can be repriced to current market rates within a defined time period. The Asset/Liability Committee measures near-term risk (within the next 12 and 24 months) to net interest income resulting from changes in interest rates. The model incorporates the Bank’s assets and liabilities, together with forecasted changes in the balance sheet mix and assumptions that reflect the current interest rate environment, to simulate the effect of possible changes in interest rates on net interest income. The Asset/Liability Committee’s policy is to conduct a monthly review of budgeted financial goals where the actual dollar change in net interest income is different from interest rate movements. A negative dollar change in net interest income for a 12- and 24- month period of less than 10.0% of net interest income given a 200 basis point shift in interest rates is considered an acceptable rate risk position. At December 31, 2009, if interest rates were to rise 200 basis points (2.0%) over the next 12 months, net interest income would be $391 more than currently projected if rates were to remain stable. This would be an increase in net interest income of 0.8%. At December 31, 2009, if interest rates were to decline 100 basis points (1.0%) over the next 12 months, net interest income would decrease $1,074 more than the projection of rates remaining stable. This would be a decrease in net interest income of 3.3%. The changes in percentages in both cases are within policy guidelines established by the Bank’s Board of Directors. Another tool used to monitor the Bank's overall interest rate sensitivity is a gap analysis (the difference between the earning asset and interest bearing liability amounts scheduled to be re-priced to current market rates in subsequent periods). Table C below shows the Bank's rate-sensitive position at December 31, 2009, as measured by the gap analysis.

FIRST FARMERS & MERCHANTS BANK • 29 Non-maturing balances such as money market, savings and NOW accounts have no contractual or stated maturities. Management has attempted to use historical data (pricing history) on these categories to best determine the impact of these non-maturing balances on the net interest margin as the interest rates change. Management anticipates that rates will remain steady through most of 2010 and has determined that the Bank is in an acceptable rate risk position. Table A under the heading “Net Interest Margin” above provides additional information regarding the largest components of interest bearing liabilities. TABLE C - Rate Sensitivity of Earning Assets and Interest-Bearing Liabilities (Dollars in Thousands) Three Months Three to Six Six to 12 Over One As of December 31, 2009 or Less Months Months Year Total Earning assets Bank time deposits $ 22,282 $ - $ - $ - $ 22,282 Taxable investment securities 3,254 5,665 938 156,608 166,465 Tax-exempt investment securities 955 1,062 292 87,077 89,386 Loans and leases, net of deferred fees 74,040 115,996 92,834 293,785 576,655 Total earning assets 100,531 122,723 94,064 537,470 854,788 Interest-bearing liabilities NOW and money market accounts 119,674 - - 224,586 344,260 Savings - - - 70,636 70,636 Time up to $100 42,380 49,216 37,179 14,925 143,700 Time over $100 31,868 32,960 26,531 6,213 97,572 Other short-term debt 6,270 - - - 6,270 FHLB borrowing - - - 34,177 34,177 Total interest bearing liabilities 200,192 82,176 63,710 350,537 696,615 Period gap (99,661) 40,547 30,354 186,933 158,173 Cumulative gap $ (99,661) $ (59,114) $ (28,760) $ 158,172 Capital Expenditures Historically, internal growth has financed the capital needs of the Bank. In 2009, the Bank built and completed the construction of two branches--one in Maury County, Tennessee and one in Williamson County, Tennessee. Williamson County opened in February 2009 and the Maury County branch opened in July of 2009. The Bank is in the process of acquiring two more properties; one in Williamson and another in Maury County, for the building of future branches over the next two years. The following table summarized the Corporation’s contractual obligations as of December 31, 2009: Payment due by period Contractual Obligations Total Less than 1 year 1-3 years 3-5 years More than 5 years Operating Lease Obligations $ 3,527 $ 253 $ 439 $ 522 $ 2,313 FHLB Borrowing 34,177 10,077 14,000 10,100 - Total $ 37,704 $ 10,330 $ 14,439 $ 10,622 $ 2,313

30 • 2009 ANNUAL REPORT Cash dividends declared in 2009 were 47.6% of net income compared to 43.5% of net income for 2008. The Corporation plans to continue an average annual payout ratio over 20% while continuing to maintain a capital to asset ratio reflecting financial strength and adherence to regulatory guidelines. Regulatory Capital Under federal regulatory standards, the Corporation’s Tier 1 Risk-Based Capital Ratio (ratio of Tier 1 Capital to risk-weighted assets) must be at least 4%, its Total Risk-Based Capital Ratio (ratio of total capital to risk-weighted assets) must be at least 8%, and its Tier 1 Leverage Capital Ratio (ratio of Tier 1 Capital to average assets) must be at least 4%. Tier 1 Capital generally consists of common stock. As of December 31, 2009, the Corporation's Tier 1 Risk-Based Capital Ratio, Total Risk-Based Capital Ratio and Tier 1 Leverage Capital Ratio were 14.9%, 16.2% and 10.5%, respectively. At December 31, 2008, the comparable ratios were 15.3%, 16.5% and 10.9% respectively. The Tier 1 Leverage Capital Ratio declined slightly because accumulated other comprehensive income decreased 53.5% during 2009 as a result of unrealized losses on securities in the investment portfolio. Please refer to Note 11 in the Notes to Consolidated Financial Statements included elsewhere in this report for more information on the capital strength of the Corporation and the Bank. Loans and Loan Quality The Bank’s loan portfolio is the largest component of earning assets and, therefore, provides the highest amount of revenue. The loan portfolio also contains, as a result of credit quality, the highest exposure to risk. When analyzing potential loans, management assesses both interest rate objectives and credit quality objectives in determining whether to authorize a given loan and the appropriate pricing for that loan. The Bank maintains a diversified portfolio in order to spread its risk and reduce its exposure to economic downturns that may occur in different segments of the economy or in particular industries. As of December 31, 2009, total loans maturing and repricing after one year that have predetermined interest rates and floating or adjustable interest rates totaled $284,500. The composition of the loan portfolio is disclosed in detail in Note 3 in the Notes to Consolidated Financial Statements included elsewhere in this report. The lending activities of the Bank are subject to written underwriting standards and policies established by the Bank’s Board of Directors and management that include loan review procedures and approvals. Applications for loans are received by designated employees at 16 of the Bank’s offices. Depending primarily on the amount of the loan, there are various approval levels required, including that of the Executive Committee of the Bank's Board of Directors. The composition of the Bank’s loan and lease portfolio for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 was as follows: 2009 Percentage of Total 2008 2007 2006 2005 Commercial, financial and agricultural $ 66,638 11.6% $ 79,742 $ 67,336 $ 53,293 $ 50,951 Tax exempt municipal loans 34,138 5.9% 39,598 20,589 22,978 27,695 Real estate - Construction 38,877 6.7% 44,878 35,948 22,135 13,516 Commercial mortgages 149,332 25.9% 145,649 103,325 100,435 98,670 Residential mortgages 238,349 41.3% 232,727 217,991 218,242 212,497 Other 32,464 5.6% 33,236 32,768 32,124 31,533 Retail loans 17,124 3.0% 19,753 21,926 23,737 24,394 Lease financing receivables 274 - 428 574 712 889 Net unamortized loan origination fees (541) (492) (314) (303) (248) $ 576,655 100.0% $ 595,519 $ 500,143 $ 473,352 $ 459,897 A slight majority of the Bank’s outstanding loans continue to be housed in the Maury County portfolio. Maury County housed 53.5% of the Bank’s outstanding loans at December 31, 2009, including most of its out-of-territory loans and participations purchased. The Maury County portfolio experienced a 5.21% decline for 2009. Some of this decline

FIRST FARMERS & MERCHANTS BANK • 31 was attributable to existing commercial loans being rebooked into other counties, primarily Williamson County. As a result of this runoff, the Bank’s lending concentration in Maury County was moderated during 2009. Within the non-farm, non-residential loan portfolio, loans related to real estate rental and leasing were slightly lower for the three months and 12 months ended December 31, 2009 compared to the same periods in 2008. Commercial loans related to real estate rental and leasing industry were $86,100 which represented 27.8% of commercial loans at year end. Management of the Corporation remains comfortable with the real estate exposure levels within the commercial loan portfolio. The Bank’s exposure to commercial borrowers in the construction and development industries ended the year at $31,800, which represented 10.3% of commercial loans at year end. The Bank’s exposure in the construction and development industries remains moderate. The Bank has a credit administration function that is responsible for assisting loan officers in underwriting new loans, reviewing problem loans, monitoring the status of problem loans from period to period, and assisting in their resolution. This review process also includes semi-annual reviews by an outside party to assess the quality of the loan portfolio independently. Management has concluded that this independent review has served to strengthen underwriting practices. The analysis and review by the Bank's credit administration department also include a formal review that is prepared quarterly to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan and lease losses (“ALLL”). Loan reviews of all relationships aggregating $250 and greater are completed on an annual schedule. Table D below summarizes average loan balances and reconciles the allowance for loan losses for each of the last five years ending at December 31, 2009. Additions or reductions to the allowance, which are included in operating expenses, are also included. In reviewing the Bank’s loan portfolio, bank regulators categorize certain loans as “classified assets”, which consists of substandard, doubtful and loss (for example, other real estate owned, or “OREO”) categories of loans, and “special mention”, which is a less severe category of loans that do not warrant an adverse classification. The Bank closed 2009 with $35,440 in classified assets compared to $26,108 in 2008; of these amounts, no loans were classified as doubtful at December 31, 2009 or December 31, 2008, $25,526 and $26,058 were classified as substandard at December 31, 2009 and 2008, respectively, and $9,914 and $50 were classified as OREO at December 31, 2009 and 2008, respectively. At December 31, 2009, loans totaling $8,731, or 1.5% of the portfolio, were classified as other assets especially mentioned. This compares to loans totaling $9,900 so classified at December 31, 2008, representing a slight decrease of $1,169 or 4.7%, from December 31, 2008. Loans that are impaired and not accruing interest were more actively monitored in 2009 to determine those for which more aggressive action plans should be taken. The Bank ended 2009 with a net charge-off of 1,931 for a net charge-off percentage of 0.33. Until 2008, the Bank sustained a period of net recoveries for three consecutive years in which a net recovery had been recorded. The Bank’s charge-off level is tracking slightly above the Bank’s target level of 0.25% but below its peer group average of 0.84% for 2009. Management believes that the allowance for loan losses was adequate at December 31, 2009. Loans having recorded investments of $19,100 and $12,400 at December 31, 2009 and 2008 have been identified as impaired. However, loans amounting to $9,100 and $12,400 at December 31, 2009 and 2008 respectively, were not accruing interest in accordance with the provision of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 310-40, Troubled Debt Restructurings by Creditors (“ASC 310”). These restructured loans are considered nonaccrual loans represented 1.6% and 2.1% of gross loans as of December 31, 2009 and 2008, respectively. Interest received on these loans during 2009 was $1,200, during 2008 was $595, and during 2007 was $135. The gross interest income that would have been recorded if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, was $1,600, $804 and $228 for the years ended December 31, 2009, 2008 and 2007, respectively. As of December 31, 2009, one loan was past due 90 days and still accruing. The loan was in the renewal process and the amount of the loan was $148,000. The Bank had no loans that were past due 90 days or more that were not included in nonaccrual loans as of December 31, 2008. The Bank had $10,129 that qualified as “troubled debt restructurings” as defined in ASC 310 as of

32 • 2009 ANNUAL REPORT December 31, 2009. Please refer to Note 1 and Note 3 in the Notes to Consolidated Financial Statements that are included elsewhere in this report for more information on the Bank’s policy regarding loan impairment. TABLE D - Loan Portfolio December 31, 2009 2008 2007 2006 2005 Average amount of gross loans outstanding $ 588,821 $ 538,961 $ 491,627 $ 475,226 $ 448,868 Balance of allowance for possible loan losses at beginning of year 8,625 7,381 7,262 7,794 8,509 Loans charged off Loans secured by real estate 2,069 753 42 207 287 Commercial and industrial loans 134 60 - 94 138 Loans to individuals 101 77 115 62 126 TOTAL LOANS CHARGED OFF (CREDITED) 2,304 890 157 363 551 Recoveries of loans previously charged off Loans secured by real estate 312 331 51 110 555 Commercial and industrial loans 19 79 155 92 73 Loans to individuals 42 37 70 265 98 TOTAL RECOVERIES 373 447 276 467 726 NET LOANS CHARGED OFF 1,931 443 (119) (104) (175) Provision (reduction) charged (credited) to operating expenses 2,235 1,687 - (636) (890) BALANCE AT END OF YEAR $ 8,929 $ 8,625 $ 7,381 $ 7,262 $ 7,794 Ratio of net charge-offs during the period to average gross loans outstanding 0.33% 0.08% -0.02% -0.02% -0.04 % The following table shows a breakdown of all non-performing loans: TABLE E – NON PERFORMING LOANS Non-Performing Assets 2009 2008 Non-accrual loans $ 9,058,077 $ 12,408,468 Loans and overdrafts 90 days and over $ 148,695 $ - Total non-performing loans $ 9,206,772 $ 12,408,468 Other real estate owned $ 9,914,155 $ 50,000 Total Non-Performing Loans to Total Gross Loans (%) 1.60% 2.08% RESULTS OF OPERATIONS Interest Income and Expense Total interest income decreased 7.2% during 2009 as a result of falling interest rates and a decline in loan volume. Interest and fees earned on loans totaled 78.1% of gross interest income during 2009 and decreased 3.3% from 2008 as a result of the repricing of certain financial products throughout the year. Interest earned on securities and other investments totaled 21.7% of total interest income during 2009 and decreased 17.3% from 2008 primarily because, as investments matured, the replacement investments that were purchased had lower yields. Total interest expense decreased 27.2% during 2009, compared to a 22.3% increase during 2008 and a 16.2% increase during 2007. Decreases in the average interest rate paid on interest bearing liabilities contributed to the lower interest expense. The cost of interest bearing deposits is monitored quarterly by the Bank’s Asset/Liability Committee.

FIRST FARMERS & MERCHANTS BANK • 33 The net interest margin (tax equivalent net interest income divided by average earning assets) was 4.11%, 4.40% and 4.15% for years ended December 31, 2009, 2008 and 2007, respectively. Net interest income on a fully taxable equivalent basis is influenced primarily by changes in: (i) the volume and mix of earning assets and sources of funding; (ii) market rates of interest; and (iii) income tax rates. The impact of some of these factors can be controlled by management policies and actions. External factors can also have a significant impact on changes in net interest income from one period to another. Some examples of such factors include: (i) the strength of credit demands by customers; (ii) Federal Reserve Board monetary policy; and (iii) fiscal and debt management policies of the federal government, including changes in tax laws. For the 12 months ended December 31, 2009, net interest income was $31,668, compared to $31,424 and 27,664 for the 12 months ended December 31, 2008 and 2007, respectively. Noninterest Income and Expenses The chart above presents a break-down of noninterest income for 2009. Noninterest income decreased 0.2% in 2009 compared to 2008 and increased 9.6% in 2008 compared to 2007. Service fees on deposit accounts decreased 6.2% in 2009 compared to 2008, primarily a result of customers shifting funds from deposit accounts to accounts with higher yields. There was a $2,482 gain on sale of available-for-sale securities in 2009 compared to a $1,351gain in 2008. Income from fiduciary services offered in the Bank’s Trust Department declined 21.9% in 2009 compared to 2008, representing 15% of total noninterest income. Volatility in the equity and bond markets negatively impacted the market value of the assets managed by the Trust Department and the related investment fees earned by the Bank.

34 • 2009 ANNUAL REPORT The chart above presents a break-down of noninterest expenses for 2009. Noninterest expenses, excluding the provision for possible loan losses, increased 3.0% in 2009 compared to 2008. Higher operating expenses, primarily a Federal premiums. The prepayment amount was included with the FDIC’s December 30, 2009, invoice and is an estimated prepayment for the The prepayment amount will be used to offset future FDIC In December 2009, the Corporation paid $4,273 in prepaid risk-based Deposit Insurance Corporation special assessment of $1,187 contributed to this increase, along with additional costs associated with two new branch locations. Noninterest expenses, excluding the provision for possible loan losses, increased 9.7% in 2008 compared to 2007. On November 12, 2009, the FDIC adopted a final rule imposing a 13-quarter prepayment of FDIC fourth quarter of 2009 through the fourth quarter of 2012. premiums beginning with the March 2010 invoice. assessments, which included $268 related to the fourth quarter of 2009 that would have otherwise been payable in the first quarter of 2010. This prepayment of FDIC premiums will be reflected in the Corporation’s noninterest expenses for the first quarter of 2010. Net Income Net income was 8.1% lower in 2009 than in 2008. Lower gains on investment securities, decreased interest earned on loans as a result of lower interest rates, increased provision for possible loans and lease losses, along with the special o FDIC assessment discussed above, were the primary reasons for the decrease in net income. Net income was 6.8% higher in 2008 than in 2007 primarily because of higher loan volumes and gains on sale of investments. OFF-BALANCE SHEET ARRANGEMENTS As of December 31, 2009, the Bank was a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit and standby letters of credit. Please refer to Note 10 of the Notes to Consolidated Financial Statements included elsewhere in this report for more information on the Bank's commitments and contingencies. Please refer to Table C above under the heading "Liquidity and Capital Resources" for a summary of the Corporation’s earning assets and interest bearing liabilities by maturities. IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS ON THE FINANCIAL STATEMENTS FASB ASC Topic 105, “Generally Accepted Accounting Principles” (“ASC Topic 105”), a Replacement of FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles, identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. The hierarchical guidance did not have a significant impact on the Corporation’s consolidated financial statements.

FIRST FARMERS & MERCHANTS BANK • 35 FASB ASC Topic 260, “Earnings Per Share.” On January 1, 2009, there was new guidance under ASC Topic 260, which provides that unvested share-based payment awards that contain nonforteitable rights to dividends or dividends equivalents are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. This guidance did not have a significant impact on the Corporation’s financial statements. FASB ASC Topic 320, “Investments - Debt and Equity Securities.” New authoritative accounting guidance under ASC Topic 320, “Investments - Debt and Equity Securities,” (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not that it will not have to sell the security before recovery of its cost basis. Under ASC Topic 320, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income for available-for-sale securities and unrecognized for held-tomaturity securities. The Corporation adopted the provisions of the new authoritative accounting guidance under ASC Topic 320 during the third quarter of 2009. Adoption of the new guidance did not significantly impact the Corporation’s financial statements. FASB ASC Topic 715, “Compensation - Retirement Benefits” (“ASC Topic 715”) provides guidance related to an employer’s disclosures about plan assets of defined benefit pension or other post-retirement benefit plans. Under ASC Topic 715, disclosures should provide users of financial statements with an understanding of how investment allocation decisions are made, the factors that are pertinent to an understanding of investment policies and strategies, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and significant concentrations of risk within plan assets. The disclosures required by ASC Topic 715 will be included in the Corporation’s financial statements beginning with the financial statements for the year ending December 31, 2009 and did not have a significant impact on the Corporation’s consolidated financial statements. FASB ASC Topic 810, “Consolidation” (“ASC Topic 810”) amended prior guidance to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Under ASC Topic 810, a non-controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, ASC Topic 810 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. The new authoritative accounting guidance under ASC Topic 810 became effective for the Corporation on January 1, 2009. Upon adoption, $95,000 of noncontrolling interest was reclassified from liabilities to the Bank’s shareholders’ equity. Adoption of this guidance was applied retroactively for all statements presented. Further new authoritative accounting guidance under ASC Topic 810 amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. The new authoritative accounting guidance under ASC Topic 810 was effective January 1, 2010 and is not expected to have a significant impact on the Corporation’s consolidated financial statements. FASB ASC Topic 815, “Derivatives and Hedging” (“ASC Topic 815”) requires entities that utilize derivative instruments to provide qualitative disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedge items are accounted for and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. To meet those objectives, ASC Topic 815 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features

36 • 2009 ANNUAL REPORT in derivative agreements. This new guidance was effective January 1, 2009 and did not have a significant impact on the Corporation’s consolidated financial statements. FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provision of ASC Topic 820 became effective for the Corporation on January 1, 2008 for financial assets and financial liabilities and on January 1, 2009 for non-financial assets and non-financial liabilities (See Note 12 – Fair Value Measurement). Additional new authoritative guidance under ASC Topic 820 affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The new accounting guidance amended prior guidance to expand certain disclosure requirements. The Corporation adopted the new authoritative accounting guidance under ASC Topic 820 during the first quarter of 2009. Adoption of the new guidance did not significantly impact the Corporation’s financial statements. Further new authoritative accounting guidance (Accounting Standards Update No. 2009-5) under ASC Topic 820 provides guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. In such instances, a reporting entity is required to measure fair value utilizing a valuation technique that uses (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets, or (iii) another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income approach or market approach. The new authoritative accounting guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The forgoing new authoritative accounting guidance under ASC Topic 820 became effective for the Corporation’s financial statements for periods ending after October 1, 2009 and did not have a significant impact on the Corporation’s consolidated financial statements. FASB ASC Topic 825 “Financial Instruments” (“ASC Topic 825”) requires an entity to provide disclosures about the fair value of financial instruments in interim financial information and amends prior guidance to require those disclosures in summarized financial information at interim reporting periods. FASB ASC Topic 855, “Subsequent Events” (“ASC Topic 855”) establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC Topic 855 defines (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The new authoritative accounting guidance under ASC Topic 855 became effective for the Corporation’s financial statements for periods ending after June 15, 2009 and did not have a significant impact on the Corporation’s financial statements.

FIRST FARMERS & MERCHANTS BANK • 37 CRITICAL ACCOUNTING POLICIES The accounting and reporting policies followed by the Corporation conform, in all material respects, to GAAP and to general practices within the financial services industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. In connection with the application of those principles, the Corporation’s management has made judgments and estimates that, in the case of the determination of the ALLL and the recognition of deferred income tax assets has been critical to the determination of the Corporation’s financial position, results of operations and cash flows. Allowance for Loan and Lease Losses Management of the Bank assesses the adequacy of the ALLL prior to the end of each month and prepares a more formal review quarterly to assess the risk in the Bank’s loan portfolio. This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The ALLL represents calculated amounts for specifically identified credit exposure and exposures readily predictable by historical or comparative experience. Even though this calculation considers specific credits, the entire allowance is available to absorb any credit losses. These calculated amounts are determined by assessing loans identified as not in compliance with loan agreements. These loans are generally in two different risk groups. One group is unique loans (commercial loans, including those loans considered impaired). The second group is homogenous loans (generally retail and mortgage loans). The calculation for unique loans is based primarily on risk rating grades assigned to each of these loans as a result of our loan management and review processes. Each risk-rating grade is assigned a loss ratio, which is determined based on the experience of management, discussions with banking regulators and the independent loan review process. The amount allocated for impaired loans is based on estimated cash flows discounted at the loan’s original effective interest rate or the underlying collateral value. Historical data, including actual loss experience on specific types of homogenous loans, is used to allocate amounts for loans or groups of loans meeting the specified criteria. Management has implemented procedures that give detailed historical data by category of retail and commercial credit and performance characteristics to broaden the analysis and improve monitoring of potential credit risk. Criteria considered and processes utilized in evaluating the adequacy of the ALLL are: Portfolio quality trends; Changes in the nature and volume of the portfolio; Present and prospective economic and business conditions, locally and nationally; Management review systems and board oversight, including external loan review processes; Changes in credit policy, credit administration, portfolio management and procedures; Changes in personnel, management and staff; and Existence and effect of any concentrations of credit. In assessing the adequacy of the ALLL, the risk characteristics of the entire loan portfolio are evaluated. This process includes the judgment of management, input from independent loan reviews and reviews that may have been conducted by bank regulators as part of their usual examination process.

38 • 2009 ANNUAL REPORT 2009 2008 Amount Percent of ALLL Amount Percent of ALLL Commercial Real Estate – Mortgage $ 3,644 40.81% $ 1,899 22.02 % Commercial Real Estate – Construction 2,388 26.74% 2,564 29.73 % Commercial – Other 343 3.84% 1,564 18.13 % Total Commercial 6,375 71.39% 6,027 69.88 % Consumer Real Estate – Mortgage 1,227 13.75% 1,823 21.14 % Consumer Real Estate – Construction 47 0.52% 96 1.11 % Consumer – Other 442 4.95% 576 6.68 % Total Consumer 1,716 19.22% 2,495 28.93 % Other 838 9.39% 103 1.19 % Total Allowance for Loan & Lease Losses $ 8,929 100.00% $ 8,625 100.00 % Deferred Income Tax Assets Deferred income tax assets consist mainly of the tax effect of excess provisions for loan and lease losses over actual losses incurred, the unrealized loss on available-for-sale securities and deferred compensation. The Corporation and the Bank have paid taxes for many years. Management believes that it is more likely than not that these assets will be realized in future years.

FIRST FARMERS & MERCHANTS BANK • 39 Selected Financial Information 2009 2008 2007 2006 2005 Restated Interest Income Interest and fees on loans $ 31,815 $ 32,901 $ 33,238 $ 31,246 $ 27,038 Income on investment securities Taxable interest 4,894 6,649 5,327 6,345 8,443 Exempt from federal income tax 3,761 3,866 3,913 4,221 3,266 Dividends 204 194 206 180 137 8,859 10,709 9,446 10,746 11,846 Other interest income 66 271 1,003 445 222 Total Interest Income 40,740 43,881 43,687 42,437 39,106 Interest Expense Interest on deposits 7,916 11,626 15,870 13,339 9,736 Interest on other short term borrowings 1,156 831 153 449 162 Total Interest Expense 9,072 12,457 16,023 13,788 9,898 Net Interest Income 31,668 31,424 27,664 28,649 29,208 Provision For Possible Loan Losses 2,235 1,687 - (636) (890) Net Interest Income After Provision for Loan Losses 29,433 29,737 27,664 29,285 30,098 Noninterest Income Trust department income 1,924 2,463 2,621 2,322 2,220 Service fees on deposit accounts 7,231 7,705 7,640 7,739 7,208 Other service fees, commissions, and fees 431 393 589 424 372 Other operating income 793 974 905 751 1,018 Securities gains 2,482 1,351 - 51 513 Total Noninterest Income 12,861 12,886 11,755 11,287 11,331 Noninterest Expense Salaries and employee benefits 16,447 16,562 15,192 16,918 16,447 Net occupancy expense 2,662 2,620 2,374 2,143 2,353 Furniture and equipment expense 1,120 1,007 1,089 1,138 1,220 Other operating expenses 12,148 11,259 10,023 10,547 10,076 Total Noninterest Expense 32,377 31,448 28,678 30,746 30,096 Income Before Provision For income Taxes 9,917 11,175 10,741 9,826 11,333 Provision For Income Taxes 1,453 1,967 2,120 2,101 2,881 Net Income $ 8,464 $ 9,208 $ 8,621 $ 7,725 $ 8,452 Earnings Per Common Share $ 1.53 $ 1.63 $ 1.51 $ 1.33 $ 1.45 Weighted Average Shares Outstanding 5,537,611 5,635,060 5,727,158 5,826,589 5,840,000 (See Note 1 of Notes to Consolidated Financial Statements)

40 • 2009 ANNUAL REPORT PLLC REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Board of Directors First Farmers and Merchants Corporation We have audited the consolidated balance sheets of First Farmers and Merchants Corporation and subsidiaries (collectively, the "Company") as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Farmers and Merchants Corporation and subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). and our report dated March 1, 2010, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.  KraftCPAs PLLC Nashville, Tennessee March 1,2010 555 Great Circle Road, Suite 200 • Nashville, TN 37228 Phone 615-242-7351 Fax 615-256-1952 www.kraftcpas.com 610 North Garden St. Suite 200, Columbia, Tennessee 38401- Phone 931-388-3711 105 Bay Court, Lebanon, Tennessee 37087.Phone 615-449-2334 An independently owned member of the RSM McGladrey Network

FIRST FARMERS AND MERCHANTS CORPORATION COLUMBIA, TENNESSEE Management Report on Internal Control Over Financial Reporting. The management of First Farmers and Merchants Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. The Corporation's internal control system was designed to provide reasonable assurance to the Corporation's management and board of directors regarding the preparation and fair presentation of published financial statement. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. The Corporation's management assessed the effectiveness of the Corporation's internal control over financial reporting as of December 31,2009. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in "Internal Control-Integrated Framework." Based on our assessment we believe that, as of December 31, 2009, the Corporation's internal control over financial reporting is effective based on those criteria. KraftCPAs PLLC, the independent registered public accounting firm that audited the consolidated financial statements of the Corporation included in this annual report, has issued an attestation report on the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2009. The report, which expresses an unqualified opinion on the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2009, is included on page 42 of this annual report. T. Randy Stevens. Chief Executive  Officer and Chairman Patricia P. Bearden. Assistant Treasurer (principal financial officer and principal accounting officer) FIRST FARMERS & MERCHANTS BANK • 41

PLLC REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Board of Directors First Farmers and Merchants Corporation We have audited the internal control over financial reporting of First Farmers and Merchants Corporation and subsidiaries (collectively, the "Company") as of December31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO,). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. In our opinion, First Farmers and Merchants Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control— Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Farmers and Merchants Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2009, and our report dated March 1, 2010, expressed an unqualified opinion on those consolidated financial statements. KraftCPAs PLLC Nashville, Tennessee March 1,2010 555 Great Circle Road, Suite 200 • Nashville, TN 37228 • Phone 615-242-7351 • Fax 615-256-1952 • www.krattcpas.com 610 North Garden St. Suite 200, Columbia, Tennessee 38401- Phone 931-388-3711 105 Bay Court, Lebanon, Tennessee 37087-Phone 615-449-2334 An independently owned member of the RSM McGiadrey Network 42  •  2009 ANNUAL REPORT

FIRST FARMERS & MERCHANTS BANK • 43 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 31, December 31, 2009 2008 (Dollars in Thousands, Except Per Share Data) ASSETS Cash and due from banks $ 11,181 $ 22,656 Interest-bearing due from banks 5,557 4,680 Federal funds sold 16,725 4,200 Total cash and cash equivalents 33,463 31,536 Securities Available-for-sale (amortized cost $207,027 and $171,891, respectively) 208,238 174,493 Held-to-maturity (fair market value $48,722 and $59,558, respectively) 47,613 59,427 Total Securities 255,851 233,920 Loans, net of deferred fees 576,655 595,519 Allowance for loan and lease losses (8,929) (8,625) Net loans 567,726 586,894 Bank premises and equipment, at cost less allowance for depreciation 20,625 17,669 Core deposit and other intangibles 9,111 9,186 Other assets 48,252 31,932 TOTAL ASSETS $ 935,028 $ 911,137 LIABILITIES Deposits Noninterest-bearing $ 116,157 $ 118,111 Interest-bearing (including certificates of deposits over $100: 2009 - $97,572; 2008 - $107,607) 656,168 626,740 Total deposits 772,325 744,851 Federal funds purchased and securities sold under agreements to repurchase 5,856 2,645 Dividends payable 2,038 2,009 Short-term borrowings 414 294 Accounts payable and accrued liabilities 13,045 12,890 Federal Home Loan Bank Advances 34,177 41,177 TOTAL LIABILITIES 827,855 803,866 SHAREHOLDERS' Common stock - $10 par value per share, 8,000,000 shares EQUITY authorized; 5,506,993 and 5,580,000 shares issued and outstanding as of December 31, 2009 and December 31, 2008, respectively 55,070 55,800 Retained earnings 51,264 49,776 Accumulated other comprehensive income 744 1,600 TOTAL SHAREHOLDERS' EQUITY BEFORE NONCONTROLLING INTEREST - PREFERRED STOCK OF SUBSIDIARY 107,078 107,176 Noncontrolling interest - preferred stock of subsidiary 95 95 TOTAL SHAREHOLDERS' EQUITY 107,173 107,271 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $ 935,028 $ 911,137 The accompanying notes are an integral part of consolidated financial statements.

44 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME Years Ended December 31, (Dollars in Thousands Except Per Share Data) 2009 2008 2007 INTEREST AND Interest and fees on loans $ 31,815 $ 32,901 $ 33,238 DIVIDEND INCOME Income on investment securities Taxable interest 4,894 6,649 5,327 Exempt from federal income tax 3,761 3,866 3,913 Dividends 204 194 206 8,859 10,709 9,446 Other interest income 66 271 1,003 TOTAL INTEREST INCOME 40,740 43,881 43,687 INTEREST EXPENSE Interest on deposits 7,916 11,626 15,870 Interest on other borrowings 1,156 831 153 TOTAL INTEREST EXPENSE 9,072 12,457 16,023 NET INTEREST INCOME 31,668 31,424 27,664 PROVISION FOR POSSIBLE LOAN AND LEASE LOSSES 2,235 1,687 - NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES 29,433 29,737 27,664 NONINTEREST Trust department income 1,924 2,463 2,621 INCOME Service fees on deposit accounts 7,231 7,705 7,640 Other fees and commissions 431 393 589 Other operating income 793 974 905 Securities gains 2,482 1,351 - TOTAL NONINTEREST INCOME 12,861 12,886 11,755 NONINTEREST Salaries and employee benefits 16,447 16,562 15,192 EXPENSE Net occupancy expense 2,662 2,620 2,374 Furniture and equipment expense 1,120 1,007 1,089 Other operating expenses 12,132 11,243 10,007 TOTAL NONINTEREST EXPENSES 32,361 31,432 28,662 INCOME BEFORE PROVISION FOR INCOME TAXES 9,933 11,191 10,757 PROVISION FOR INCOME TAXES 1,453 1,967 2,120 Net income 8,480 9,224 8,637 Noncontrolling interest - dividends on preferred stock of subsidiary 16 16 16 NET INCOME AVAILABLE TO COMMON SHAREHOLDERS $ 8,464 $ 9,208 $ 8,621 BASIC EARNINGS PER SHARE Weighted Average Shares Outstanding 5,537,611 5,635,060 5,727,158 $ 1.53 $ 1.63 $ 1.51 The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS & MERCHANTS BANK • 45 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY Accumulated (Dollars In Thousands, Except Per Share Data) Additional Other Shares of Preferred Common Paid-in Retained Comprehensive Years Ended December 31, 2009, 2008, and 2007 stock Stock Stock Capital Earnings Income (Loss) Total BALANCE AT JANUARY 1, 2007 5,760,000 $ - $ 57,600 $ 1,120 $ 46,342 $ (1,255) $ 103,807 Change in accounting principle for noncontrolling interest in preferred stock of subsidiary 95 95 Comprehensive income Net income 8,637 8,637 Change in net unrealized gain on securities available-for-sale, net of reclassification adjustment and tax effects 1,783 1,783 Total comprehensive income 10,420 Repurchase of common stock (80,000) (800) (1,120) (2,080) (4,000) Cash dividends declared, $0.67 per share (3,967) (3,967) Cash dividends - preferred stock of subsidiary (16) (16) BALANCE AT DECEMBER 31, 2007 5,680,000 95 56,800 - 48,916 528 106,339 Cumulative effect of adoption of a new accounting principle on January 1, 2008 (342) (342) Comprehensive income Net income 9,224 9,224 Change in net unrealized gain on securities available-for-sale, net of reclassification adjustment and tax effects 1,072 1,072 Total comprehensive income 10,296 Repurchase of common stock (100,000) (1,000) (4,000) (5,000) Cash dividends declared, $0.715 per share (4,006) (4,006) Cash dividends - preferred stock of subsidiary (16) (16) BALANCE AT DECEMBER 31, 2008 5,580,000 95 55,800 - 49,776 1,600 107,271 Comprehensive income Net income 8,480 8,480 Change in net unrealized gain (loss) on securities available-for-sale, net of reclassification adjustment and tax effects (856) (856) Total comprehensive income 7,624 Repurchase of common stock (73,007) (730) (2,920) (3,650) Cash dividends declared, $0.735 per share (4,056) (4,056) Cash dividends - preferred stock of subsidiary (16) (16) BALANCE AT DECEMBER 31, 2009 5,506,993 $ 95 $ 55,070 $ - $ 51,264 $ 744 $ 107,173 The accompanying notes are an integral part of the consolidated financial statements.

46 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended December 31, (Dollars in Thousands) 2009 2008 2007 OPERATING Net income available for common shareholders $ 8,464 $ 9,208 $ 8,621 ACTIVITIES Adjustments to reconcile net income to net cash provided by (used in) operating activities Provision for possible loan losses over net charge-offs 2,235 1,687 - Provision for depreciation and amortization of premises and equipment 1,235 1,016 1,065 Securities gains (2,482) (1,351) - Loss from disposition of fixed assets 129 24 - Loss from disposition of other real estate 19 299 - Amortization of deposit base intangibles 74 132 556 Amortization of investment security premiums, net of accretion of discounts 1,657 278 589 Increase in cash surrender value of life insurance contracts (349) (700) (427) (Increase) decrease in Deferred income taxes (116) (789) 245 Interest receivable (118) 486 61 Other real estate owned (9,862) (28) (22) Other assets (4,923) 554 (419) Increase (decrease) in Interest payable (520) (1,279) (80) Other liabilities 691 978 461 Total adjustments (12,330) 1,307 2,029 Net cash provided by (used in) operating activities (3,866) 10,515 10,650 INVESTING Proceeds from maturities, calls, and sales of ACTIVITIES available-for-sale securities 206,157 115,524 54,249 Proceeds from maturities and calls of held-to-maturity securities 11,721 16,027 5,556 Purchases of investment securities Available-for-sale (240,205) (123,179) (68,737) Net (increase) decrease in loans 16,933 (95,819) (26,671) Proceeds from sale of foreclosed assets 228 357 - Proceeds from sale of assets - 7 - Purchase of life insurance premium (833) (1,255) (1,410) Purchases of premises and equipment (4,320) (4,411) (4,943) Net cash provided by (used in) investing activities (10,319) (92,749) (41,956) FINANCING Net increase (decrease) in noninterest-bearing ACTIVITIES and interest-bearing deposits 27,475 45,891 (3) Net increase (decrease) in short term borrowings 3,330 (167) 68 Proceeds from (payments to) FHLB borrowings (7,000) 41,177 - Proceeds from sale of minority interest in a controlled subsidiary - - 95 Repurchase of common stock (3,650) (5,000) (4,000) Cash dividends paid on common stock (4,027) (3,988) (3,946) Cash dividends paid on preferred stock (16) (16) (16) Net cash provided by (used in) financing activities 16,112 77,897 (7,802) Increase (decrease) in cash and cash equivalents 1,927 (4,337) (39,108) Cash and cash equivalents at beginning of period 31,536 35,873 74,981 Cash and cash equivalents at end of period $ 33,463 $ 31,536 $ 35,873 Supplemental disclosures of cash flow information Cash paid during the period for expenses Interest on deposits and borrowed funds $ 9,592 $ 13,736 $ 16,103 Income Taxes 1,334 2,355 2,015 The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS & MERCHANTS BANK • 47 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 1 – GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Accounting Policies The accounting principles followed and the methods of applying those principles conform with accounting principles generally accepted in the United States (“GAAP”) and to general practices in the banking industry. The significant accounting policies applicable to First Farmers and Merchants Corporation (the "Corporation") are summarized as follows. Basis of Presentation The accompanying consolidated financial statements present the accounts of the Corporation and its wholly-owned subsidiary, First Farmers and Merchants Bank (the "Bank"). The Bank has the following direct and indirect subsidiaries: F & M West, Inc., Maury Tenn, Inc., and Maury Tenn Properties, Inc. Noncontrolling interests consist of preferred shares in Maury Tenn Properties, Inc. that are owned by third parties and Maury Tenn, Inc. The preferred shares in Maury Tenn Properties, Inc. receive dividends, which are included in the consolidated income statement. Material intercompany accounts and transactions have been eliminated in consolidation. Certain items in prior financial statements have been reclassified to conform to the current presentation. The Corporation has evaluated subsequent events for potential recognition and/or disclosure through March 1, 2010, the date these consolidated financial statements were issued. Use of Estimates in the Preparation of Financial Statements The preparation of financial statements in conformity with GAAP requires management of the Corporation and the Bank to make estimates and assumptions that affect the reported amounts of assets and liabilities. Those estimates and assumptions also affect disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, deferred tax assets and the liability related to post-retirement benefits. Significant Group Concentrations of Credit Risk Note 2 discusses the types of securities in which the Bank invests. Note 3 discuss the types of lending in which the Bank engages. First mortgage loans secured by one-to-four family residential properties comprise 31.1% of the total loan portfolio at December 31, 2009. This represents the largest component of the real estate secured loans. Management of the Bank recognizes this concentration and believes the risk is acceptable given the quality of underwriting, current market conditions and historical loss experience. Loans secured by non-farm/non-residential real estate comprised 20.7% of the loan portfolio at December 31, 2009. The Bank remains comfortable with the real estate exposure levels within the commercial loan portfolio. Over half of the Bank’s exposure in the non-farm/non-residential classification is owner-occupied and thus reliant on the cash flow of an operating entity, rather than on the income stream produced by commercial real estate. The commercial real estate portion remains well diversified across several different property types and several different geographic markets, stretching primarily from Davidson County, Tennessee to northern Alabama.

48 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS The Bank continues to monitor and manage its exposure to single borrowing entities and its exposure to groups of borrowers within the same industry. Within the commercial loan portfolio, the Bank continues to report heavy exposure in five broad industry categories: construction; manufacturing; real estate and rental leasing; public administration; and other services (except public administration). Cash and Due From Banks Included in cash and due from banks are reserve amounts that are required to be maintained on an average balance in the form of cash and balances due from the Federal Reserve Bank and other banks. At December 31, 2009, the Bank was required to maintain $3.1 million at the Federal Reserve. Interest-bearing deposits in banks mature within one year and are carried at cost. From time to time throughout the year, the Bank’s balances due from other financial institutions exceeded Federal Deposit Insurance Corporation insurance limits. Management considers this to be a normal business risk. Cash Equivalents Cash equivalents include cash on hand, cash due from banks and federal funds sold. Federal funds are sold for one-day periods. Interest-bearing deposits in banks included in cash equivalents mature within 90 days. Securities Debt securities that management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale. These securities are reported at fair value, with unrealized gains and losses, net of deferred tax, excluded from earnings and are reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of individual available-for-sale and held-to-maturity securities below their cost that are other than temporary are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer and (iii) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sales of securities are recorded on the trade date and are determined using the specific identification method. Loans The Bank grants mortgage, commercial and consumer loans to customers. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest on loans is accrued daily. Loan origination fees and related direct costs are deferred and recognized ratably over the life of the loan as an adjustment of yield. Interest accruals are discontinued when loans are 90 days past due or when interest is not expected to be collected. Interest income previously accrued on such loans is reversed against current period interest income. Interest income on loans in nonaccrual status is recognized only to the extent of the excess of cash payments received over principal payments due.

FIRST FARMERS & MERCHANTS BANK • 49 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Allowance for Possible Loan and Lease Losses The allowance for possible loan and lease losses is established through provisions for loan and lease losses charged against income. Loan losses are charged against the allowance when management determines that the uncollectibility of a loan has been confirmed. Subsequent recoveries, if any, are credited to the allowance account in the period received. The adequacy of the allowance for possible loan and lease losses is evaluated quarterly in conjunction with loan review reports and evaluations that are discussed in meetings with loan officers, credit administration and the Bank’s Board of Directors. The Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors are considered in this evaluation. This process is inherently subjective as it requires material estimates that are susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans. The allowance for possible loan and lease losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the loan portfolio. A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The Bank evaluates smaller-balance homogeneous loans collectively for impairment. Loans secured by one to four family residential properties, consumer installment loans and line of credit loans are considered smaller-balance homogeneous loans. Other Real Estate Other real estate, which is included in other assets, represents real estate acquired through foreclosure and is stated at the lower of fair value, net of estimated selling costs, or cost, at the date of foreclosure. If, at the time of foreclosure, the fair value of the real estate is less than the Bank's carrying value of the related loan, a write-down is recognized through a charge to the allowance for possible loan losses, and the fair value becomes the new cost for subsequent accounting. If the Bank later determines that the cost of the property cannot be recovered through sale or use, a write-down is recognized by a charge to operations. When a property is not in a condition suitable for sale or use at the time of foreclosure, completion and holding costs, including such items as real estate taxes, maintenance and insurance, are capitalized up to the estimated net realizable value of the property. However, when a property is in a condition for sale or use at the time of foreclosure, or the property is already carried at its estimated net realizable value, any subsequent holding costs are expensed as incurred. Legal fees and any other direct costs relating to foreclosures are charged to operations when incurred. The Bank had approximately $9.9 million in other real estate at December 31, 2009 and $50,000 at December 31, 2008. A loss of approximately $18,000 was realized on sales of other real estate during 2009. There were no gains or losses on other real estate in 2008. A loss of approximately $3,000 was realized on sales of other real estate during 2007.

50 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Premises and Equipment Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation is computed principally on an accelerated method over the estimated useful life of an asset, which ranges from 15 to 50 years for buildings and from three to 33 years for equipment. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from the disposition of property are reflected in operations, and the asset accounts and related allowances for depreciation are reduced. Servicing Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were $18.0 million and $19.6 million at December 31, 2009 and 2008, respectively. The present value of servicing income is expected to approximate an adequate compensation cost for servicing these loans. Therefore, no servicing asset has been recorded. Income Taxes The Corporation and the Bank file a consolidated federal income tax return. Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and its tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates as of the date of enactment. The Corporation adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740 “Income Taxes” (“ASC Topic 740”) effective July 2009. ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. ASC Topic 740 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income. Trust Department Assets and Income Trust department assets are excluded from the balance sheet and the income is recognized on the accrual basis in the applicable period earned. Fair Value Measurements ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements. See Note 12 – Fair Value Measurement. In general, fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally

FIRST FARMERS & MERCHANTS BANK • 51 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS developed models that primarily use, as input, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Corporation’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. Shareholders’ Equity and Earnings Per Share Basic earnings per share represent income available to shareholders divided by the weighted average number of shares of Corporation common stock outstanding during the period. Diluted earnings per share reflect additional shares of common stock that would have been outstanding if potentially dilutive shares of common stock had been issued, as well as any adjustment to income that would result from the assumed conversion. For the years ended December 31, 2009, 2008 and 2007, there were no potentially dilutive shares of common stock issuable. In 2009, the Corporation adopted a plan to repurchase shares of its common stock. The plan allowed the purchase of up to 100,000 shares. The Corporation purchased 73,007 shares in 2009. For 2010, the Corporation adopted a similar plan allowing it to repurchase up to 100,000 shares of common stock. Comprehensive Income Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. A schedule of other comprehensive income is shown in the following table (dollars in thousands): Years Ended December 31, 2009 2008 2007 Unrealized holding gains (losses) on available-for-sale securities $ 1,090 $ 3,094 $ 2,898 Reclassification adjustment for gains realized in income (2,481) (1,351) - Tax effect - (expense) benefit 535 (671) (1,115) Other comprehensive income (loss) $ (856) $ 1,072 $ 1,783 Intangible Assets Goodwill is accounted for in accordance with FASB ASC Topic 350, “Goodwill and Other Intangible Assets” (“Topic 350”), which addresses the financial accounting and reporting for acquired goodwill and other intangible assets with indefinite lives. Pursuant to Topic 350, intangible assets must be periodically tested for impairment. The Bank completed its impairment review of goodwill and intangible assets during 2009, which indicated no impairment. Deposit based intangibles are amortized using the straight-line method over their estimated useful lives of 72 to 180 months. The estimated aggregate future amortization expense for intangible assets remaining as of December 31, 2009 is as follows: 2010 $ 74,952 2011 18,738 $ 93,690 Segment Reporting Segments are strategic business units that offer different products and services and are managed separately. At December 31, 2009, the Corporation and the Bank did not have any identified segments.

52 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Recent Accounting Pronouncements FASB ASC Topic 105, “Generally Accepted Accounting Principles” (“ASC Topic 105”), a Replacement of FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles, identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. The hierarchical guidance did not have a significant impact on the Corporation’s consolidated financial statements. FASB ASC Topic 260, “Earnings Per Share.” On January 1, 2009, there was new guidance under ASC Topic 260, which provides that unvested share-based payment awards that contain nonforteitable rights to dividends or dividends equivalents are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. This guidance did not have a significant impact on the Corporation’s financial statements. FASB ASC Topic 320, “Investments - Debt and Equity Securities.” New authoritative accounting guidance under ASC Topic 320, “Investments - Debt and Equity Securities,” (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not that it will not have to sell the security before recovery of its cost basis. Under ASC Topic 320, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income for available-for-sale securities and unrecognized for held-to-maturity securities. The Corporation adopted the provisions of the new authoritative accounting guidance under ASC Topic 320 during the third quarter of 2009. Adoption of the new guidance did not significantly impact the Corporation’s financial statements. FASB ASC Topic 715, “Compensation - Retirement Benefits” (“ASC Topic 715”) provides guidance related to an employer’s disclosures about plan assets of defined benefit pension or other post-retirement benefit plans. Under ASC Topic 715, disclosures should provide users of financial statements with an understanding of how investment allocation decisions are made, the factors that are pertinent to an understanding of investment policies and strategies, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and significant concentrations of risk within plan assets. The disclosures required by ASC Topic 715 will be included in the Corporation’s financial statements beginning with the financial statements for the year ending December 31, 2009 and did not have a significant impact on the Corporation’s consolidated financial statements. FASB ASC Topic 810, “Consolidation” (“ASC Topic 810”) amended prior guidance to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Under ASC Topic 810, a non-controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, ASC Topic 810 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. The new authoritative accounting guidance under ASC Topic 810 became effective for the Corporation on January 1, 2009. Upon adoption, $95,000 of noncontrolling interest was reclassified from liabilities to the Bank’s shareholders’ equity. Adoption of this guidance was applied retroactively for all statements presented. Further new authoritative accounting guidance under ASC Topic 810 amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk

FIRST FARMERS & MERCHANTS BANK • 53 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS exposure due to that involvement as well as its effect on the entity’s financial statements. The new authoritative accounting guidance under ASC Topic 810 was effective January 1, 2010 and is not expected to have a significant impact on the Corporation’s consolidated financial statements. FASB ASC Topic 815, “Derivatives and Hedging” (“ASC Topic 815”) requires entities that utilize derivative instruments to provide qualitative disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedge items are accounted for and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. To meet those objectives, ASC Topic 815 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. This new guidance was effective January 1, 2009 and did not have a significant impact on the Corporation’s consolidated financial statements. FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provision of ASC Topic 820 became effective for the Corporation on January 1, 2008 for financial assets and financial liabilities and on January 1, 2009 for non-financial assets and non-financial liabilities (See Note 12 – Fair Value Measurement). Additional new authoritative guidance under ASC Topic 820 affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The new accounting guidance amended prior guidance to expand certain disclosure requirements. The Corporation adopted the new authoritative accounting guidance under ASC Topic 820 during the first quarter of 2009. Adoption of the new guidance did not significantly impact the Corporation’s financial statements. Further new authoritative accounting guidance (Accounting Standards Update No. 2009-5) under ASC Topic 820 provides guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. In such instances, a reporting entity is required to measure fair value utilizing a valuation technique that uses (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets, or (iii) another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income approach or market approach. The new authoritative accounting guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The forgoing new authoritative accounting guidance under ASC Topic 820 became effective for the Corporation’s financial statements for periods ending after October 1, 2009 and did not have a significant impact on the Corporation’s consolidated financial statements. FASB ASC Topic 825 “Financial Instruments” (“ASC Topic 825”) requires an entity to provide disclosures about the fair value of financial instruments in interim financial information and amends prior guidance to require those disclosures in summarized financial information at interim reporting periods. FASB ASC Topic 855, “Subsequent Events” (“ASC Topic 855”) establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC Topic 855 defines (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The new authoritative accounting guidance under ASC Topic 855 became effective for the Corporation’s financial statements for periods ending after June 15, 2009 and did not have a significant impact on the Corporation’s financial statements.

54 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 2 – SECURITIES Securities with an amortized cost of $155.818 million and $130.032 million at December 31, 2009 and 2008, respectively (fair value of $156.461 million at December 31, 2009 and $133.561 million at December 31, 2008), were pledged to secure deposits and for other purposes as required or permitted by law. The fair value is established by an independent pricing service as of the approximate dates indicated. The differences between the amortized cost and fair value reflect current interest rates and represent the potential gain (or loss) if the portfolio had been liquidated on that date. Security gains (or losses) are realized only in the event of dispositions prior to maturity. The amortized cost and fair value of securities available-for-sale and held-to-maturity at December 31, 2009 and 2008 are summarized as follows (dollars in thousands): Amortized Gross Unrealized Fair Cost Gains Losses Value December 31, 2009 Available-for-sale securities U.S. Government agencies $ 102,931 $ 77 $ 1,248 $ 101,760 Mortgage backed securities 42,383 938 - 43,321 States and political subdivisions 45,538 979 100 46,417 Other securities 16,175 566 1 16,740 $ 207,027 $ 2,560 $ 1,349 $ 208,238 Held-to-maturity securities U.S. Government agencies $ 3,004 $ 4 $ - $ 3,008 States and political subdivisions 44,609 1,158 53 45,714 $ 47,613 $ 1,162 $ 53 $ 48,722 December 31, 2008 Available-for-sale securities U.S. Government agencies $ 47,500 $ 1,493 $ - $ 48,993 Mortgage backed securities 83,424 1,964 25 85,363 States and political subdivisions 31,015 108 962 30,161 Other securities 9,952 76 52 9,976 $ 171,891 $ 3,641 $ 1,039 $ 174,493 Held-to-maturity securities U.S. Government agencies $ 3,097 $ 110 $ - $ 3,207 States and political subdivisions 55,827 614 573 55,868 Other securities 503 - 20 483 $ 59,427 $ 724 $ 593 $ 59,558 At December 31, 2009, the Bank did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. government agencies, whose aggregate book value exceeded 10% of shareholders’ equity. Proceeds from the maturity, call or sale of available-for-sale securities were $206.1 million, $115.5 million and $54.2 million, during 2009, 2008 and 2007, respectively. Proceeds from the maturity or call of held-to-maturity securities were $11.7 million, $16.0 million and $5.6 during 2009, 2008 and 2007, respectively. The fair values of all securities at December 31, 2009 either equaled or exceeded the cost of those securities, or the decline in fair value is considered temporary. The information in the table on the following page classifies the investments with unrealized losses at December 31, 2009 according to the term of the unrealized loss. Management evaluates securities for other-than-temporary impairment periodically, or more frequently when circumstances require an

FIRST FARMERS & MERCHANTS BANK • 55 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS evaluation. An impairment judgment is based on (i) the amount of time and loss, (ii) the financial condition of the issuer and (iii) management’s intent and ability to hold the investment long enough for any anticipated recovery in value. Management has the ability and intent to hold the securities classified as held-to-maturity until they mature. Furthermore, as of December 31, 2009, management also had the ability to hold the securities classified as available for sale for a period of time sufficient for a recovery of cost. The unrealized losses are largely as a result of increases in market interest rates over the yield available at the time the underlying securities were purchased. The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired because of reasons of credit quality. Accordingly, as of December 31, 2009, management believes the impairments detailed in the table below are temporary and no impairment loss has been realized in the Corporation’s consolidated income statement. The following table presents the Bank's investments with unrealized losses at December 31, 2009 and 2008 according to the term of the unrealized loss (dollars in thousands): 2009 Less than 12 months 12 months or Greater Total Fair Unrealized Fair Unrealized Fair Unrealized Type of Security Value Losses Value Losses Value Losses U.S. Government agencies $ 77,376 $ 1,248 $ - $ - $ 77,376 $ 1,248 States and political subdivisions 4,286 114 411 38 4,697 152 Corporate Bonds 458 2 - - 458 2 $ 82,120 $ 1,364 $ 411 $ 38 $ 82,531 $ 1,402 2008 Less than 12 months 12 months or Greater Total Fair Unrealized Fair Unrealized Fair Unrealized Type of Security Value Losses Value Losses Value Losses U.S. Government agencies $ 10,455 $ 25 $ - $ - $ 10,455 $ 25 States and political subdivisions 26,262 756 20,496 779 46,758 1,535 Corporate Bonds 1,576 33 666 39 2,242 72 $ 38,293 $ 814 $ 21,162 $ 818 $ 59,455 $ 1,632 At December 31, 2009, one of 194 state and political subdivision securities had recorded unrealized losses for a period longer than 12 months. Because these securities, along with the corporate securities, declined in value when interest rates began to rise, and not because of the credit quality of the issuer, and because management had both the intent and ability to hold the investments, the securities were not considered other-than-temporarily impaired.

56 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS The table below shows the amortized cost, fair value and weighted yields (for tax-exempt obligations on a fully taxable basis assuming a 34% tax rate) of investment securities at December 31, 2009 by contractual or legal maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Amortized Fair Yield (Dollars in Thousands) Cost Value (Unaudited) Available-for-sale securities U.S. Government agencies After one but within five years $ 22,396 $ 22,384 2.2% After five but within ten years 80,535 79,376 3.3% Mortgage backed securities Within one year 5,697 5,827 3.5% After one but within five years 21,779 22,394 4.4% After five but within ten years 14,907 15,101 3.7% States and political subdivisions Within one year 405 414 8.3% After one but within five years 6,438 6,660 3.8% After five but within ten years 1,423 1,458 5.8% After ten years 37,272 37,885 6.0% Other securities Within one year 1,007 1,026 4.7% After one but within five years 10,462 10,965 4.1% After five but within ten years 809 851 4.5% After ten years 3,897 3,897 1.3% $ 207,027 $ 208,238 Held-to-maturity securities U.S. Government agencies Within one year $ 3,004 $ 3,008 4.0% States and political subdivisions Within one year 1,895 1,911 7.7% After one but within five years 10,410 10,729 5.9% After five but within ten years 11,224 11,596 6.6% After ten years 21,080 21,478 6.2% $ 47,613 $ 48,722

FIRST FARMERS & MERCHANTS BANK • 57 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 3 – LOANS The following table presents the Bank's loans by category as of December 31, 2009, and 2008 (dollars in thousands): (Dollars in thousands) 2009 2008 Commercial, financial and agricultural $ 66,638 $ 79,742 Tax exempt municipal loans 34,138 39,598 Real estate Construction 38,877 44,878 Commercial mortgages 149,332 145,649 Residential mortgages 238,349 232,727 Other 32,464 33,236 Retail loans 17,124 19,753 Lease financing receivables 274 428 577,196 596,011 Less: Net unamortized loan origination fees (541) (492) Allowance for possible loan losses (8,929) (8,625) Total net loans $ 567,726 $ 586,894 The following table presents the maturities of the Bank's loans by category as of December 31, 2009 (dollars in thousands): Within One to After (Dollars in thousands) One Year Five Years Five Years Total Commercial, financial and agricultural $ 40,831 $ 22,013 $ 3,794 $ 66,638 Tax exempt municipal loans 5,701 11,795 16,642 34,138 Real estate - Construction 19,058 4,929 14,890 38,877 Commercial mortgages 55,683 76,776 16,873 149,332 Residential mortgages 136,584 67,287 34,478 238,349 Other 20,577 11,459 428 32,464 Retail loans 14,028 3,096 - 17,124 Lease financing receivables 274 - - 274 Total $ 292,736 $ 197,355 $ 87,105 $ 577,196 The following table summarizes the impaired loans as of December 31, 2009 and 2008: (Dollars in thousands) 2009 2008 Balance of impaired loans with no allocated allowance $ 5,458 $ 2,182 Balance of impaired loans with an allocated allowance 16,537 19,403 Total recorded investments in impaired loans 21,995 21,585 Amount of the allowance allocated to impaired loans $ 2,869 $ 3,077 The average recorded investment in impaired loans was $12.6 million in 2009, $6.9 million in 2008 and $2.1 million in 2007. Interest received on impaired loans was approximately $459,000 in 2009, approximately $595,000 in 2008 and was approximately $135,000 in 2007. The loans in the above table that have been identified as impaired and not accruing interest total $12.5 million for December 31, 2009 and $12.4 for December 31, 2008.

58 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Certain related parties (primarily directors and senior officers of the Corporation or the Bank, including their affiliates, families and companies in which they hold 10% or more ownership) were customers of, and had loans and other transactions with, the Bank in the ordinary course of business. An analysis of the activity with respect to such loans for the years ended December 31, 2009 and 2008 is shown in the table below (dollars in thousands). These totals exclude loans made in the ordinary course of business to other companies with which neither the Corporation nor the Bank had a relationship other than the association of one of its directors in the capacity of officer or director. These loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons. They did not involve more than the normal risk of collectability or present other unfavorable features. No related party loans were charged off in 2009 or 2008. Aggregate of Certain Related Party Loans (Dollars in thousands) 2009 2008 Balance at Beginning of Year $ 3,334 $ 2,963 Additions 1,166 2,429 Amount Collected (1,115) (2,058) Balance at End of Year $ 3,385 $ 3,334 NOTE 4 – ALLOWANCE FOR POSSIBLE LOAN LOSSES The following table summarizes the changes in the allowance for possible loan losses for the years ended December 31, 2009, 2008 and 2007 (dollars in thousands): 2009 2008 2007 Balance at beginning of year $ 8,625 $ 7,381 $ 7,262 Provision (reduction) charged (credited) to operating expenses 2,235 1,687 - Loan losses and recoveries: Loans charged off (2,304) (891) (157) Recoveries on loans previously charged off 373 448 276 Balance at end of year $ 8,929 $ 8,625 $ 7,381 NOTE 5 – BANK PREMISES AND EQUIPMENT The following table presents the Bank's assets by category at December 31, 2009 and 2008 (dollars in thousands): 2009 2008 Land $ 6,232 $ 5,862 Premises 19,231 16,344 Furniture and equipment 9,486 8,696 Leasehold improvements 1,539 1,780 36,488 32,682 Less allowance for depreciation and amortization (15,863) (15,013) $ 20,625 $ 17,669 Annual provisions for depreciation and amortization of Bank premises and equipment totaled $1.2 million for 2009, $1.0 million for 2008 and $1.1 million for 2007. Included in premises, furniture and equipment cost and allowance for depreciation and amortization are certain fully depreciated assets totaling approximately $7.7 million at December 31, 2009.

FIRST FARMERS & MERCHANTS BANK • 59 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 6 – LIMITATION ON SUBSIDIARY DIVIDENDS The Corporation’s primary source of funds with which to pay its future obligations is the receipt of dividends from the Bank. Banking regulations provide that the Bank must maintain capital sufficient to enable it to operate as a viable institution and, as a result, may limit the amount of dividends the Bank may pay without prior approval. It is management’s intention to limit the amount of dividends paid to the corporation in order to maintain compliance with capital guidelines and to maintain a strong capital position in the Bank. NOTE 7 – LEASES Real property for four of the Bank's office locations and certain equipment are leased under noncancelable operating leases expiring at various times through 2013. In most cases, the leases provide for one or more renewal options of five to ten years under the same or similar terms. In addition, various items of office equipment are leased under cancelable operating leases. Total rental expense incurred under all operating leases, including short-term leases with terms of less than one month, amounted to approximately $35,000, $30,000 and $33,000 for equipment leases and approximately $331,000, $426,000 and $370,000 for building leases in 2009, 2008 and 2007, respectively. Future minimum lease commitments as of December 31, 2009 under all noncancelable operating leases with initial terms of one year or more are shown in the following table (dollars in thousands): Lease Year Payments 2010 $ 253 2011 249 2012 190 2013 190 2014 194 Total $ 1,076

60 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 8 – FEDERAL AND STATE INCOME TAXES The following table presents components of income tax expense attributable to continuing operations for the years ended December 31, 2009, 2008 and 2007 (dollars in thousands): 2009 2008 2007 Current: Federal $ 1,569 $ 2,705 $ 1,832 State - 51 43 Total current 1,569 2,756 1,875 Deferred: Federal (107) (686) 400 State (9) (103) (155) Total deferred (116) (789) 245 Total provision for income tax $ 1,453 $ 1,967 $ 2,120 Deferred Tax Effects of Principal Temporary Differences 2009 2008 2007 Allowance for possible loan losses $ 3,415 $ 3,298 $ 2,819 Deferred compensation 1,861 1,673 1,441 Write down of other real estate 15 - - Amortization of core deposit intangible 878 1,030 1,159 Recognition of nonaccrual loan income 264 53 (33) Unrealized gains (losses) on available-for-sale securities (466) (1,002) (331) Deferred post retirement benefit 1,955 2,005 2,115 Lease financing depreciations, net of rent (104) (163) (219) Accelerated depreciation (251) (131) 8 Amortization of goodwill (1,722) (1,507) (1,291) Alternative Minimum Tax 328 - - Dividend Income - F&M West (248) - (315) Undistributed Earnings from REIT - - 132 Other (416) (398) (745) Net deferred tax asset $ 5,509 $ 4,858 $ 4,740 Reconciliation of Total Income Taxes Reported with the Amount of Income Taxes Computed at the Federal Statutory Rate (34% Each Year) 2009 2008 2007 Tax expense at statutory rate $ 3,372 $ 3,800 $ 3,652 Increase (decrease) in taxes resulting from: Tax exempt interest (1,739) (1,616) (1,672) Nondeductible interest expense 99 130 192 Employee benefits (233) (237) (144) Other nondeductible expenses (nontaxable income) - net 54 52 52 State income taxes net of federal tax benefit (6) (33) (74) Dividend income exclusion (48) (19) (43) Other (46) (110) 157 Total provision for income taxes $ 1,453 $ 1,967 $ 2,120 Effective tax rate 14.7% 17.6% 19.7%

FIRST FARMERS & MERCHANTS BANK • 61 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS The Corporation and one of its subsidiaries file consolidated income tax returns with the Internal Revenue Service and State of Tennessee. The Corporation is not subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2006. No valuation allowance for deferred tax assets at December 31, 2009 and 2008 as management believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years. The Corporation did not have any liability for unrecognized tax benefits as of December 31, 2009 or 2008. NOTE 9 – BORROWED FUNDS The Bank is a party to the Blanket Agreement for Advances and Security Agreement (the “Blanket Agreement”) with the Federal Home Loan Bank of Cincinnati (the “FHLB”). Advances made to the Bank under the Blanket Agreement are collateralized by the FHLB stock and unidentified qualifying residential mortgage loans totaling 150% of the outstanding amount borrowed. These collateralization matters are outlined in the Blanket Agreement dated June 20, 2006 between the Bank and the FHLB. The advances mature at varying dates throughout 2013 at interest rates ranging from 2.61 - 3.76%. Scheduled annual principal maturities and interest rate terms of borrowings under this credit line as of December 31, 2009 for the next five years are as follows (dollars in thousands): 2010 $ 10,077 2011 7,000 2012 7,000 2013 10,100 Total $ 34,177 Stock held in the FHLB totaling $3.0 million at December 31, 2009 is carried at cost. The stock is restricted and can only be sold back to the FHLB at par. The Bank also has a Cash Management Advance Line of Credit Agreement (the “CMA”) dated June 24, 2009, with the Federal Home Loan Bank. The CMA is a component of the Blanket Agreement. The purpose of the CMA is to assist with short-term liquidity management. Under the terms of the CMA, the Bank may borrow a maximum of $40,000,000, selecting a variable rate of interest for up to 90 days or a fixed rate for a maximum of 30 days. There were no borrowings outstanding under the CMA as of December 31, 2009. NOTE 10 – COMMITMENTS AND CONTINGENCIES The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in those particular financial instruments. The total outstanding loan commitments and standby letters of credit in the normal course of business at December 31, 2009 were $102.9 million and $9.9 million, respectively. Loan commitments are agreements to lend to a customer provided there is not a violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being used. Therefore, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in making a loan.

62 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS The Bank's loan portfolio is well-diversified with loans generally secured by tangible personal property, real property, bank deposit accounts or stock. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. Collateral requirements for the loan portfolio are based on credit evaluation of each customer. Various legal claims have arisen from time to time in the normal course of business which, in the opinion of management, should not have a material effect on the Corporation’s consolidated operating results and financial condition. NOTE 11 – REGULATORY MATTERS The Corporation and the Bank are subject to federal regulatory risk-adjusted capital adequacy standards. Failure to meet capital adequacy requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that could have a material adverse effect on the operating results and financial condition of the Corporation and the Bank. The applicable regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios of Total Capital and Tier I Capital to risk-weighted assets and of Tier I Capital to average assets. Actual capital amounts and ratios are presented in the table below (dollars in thousands). Management believes, as of December 31, 2009, that the Corporation and the Bank met all capital adequacy requirements to which they were subject. For Minimum Capital For Minimum Regulatory (Dollars in thousands) Actual Adequacy Purposes Compliance Purposes As of December 31, 2009 Amount Ratio Amount Ratio > or = Amount Ratio > or = Total Capital (to Risk Weighted Assets) Consolidated $ 105,312 16.20% $ 51,924 8.00% $ - - Bank 102,320 15.83% 51,724 8.00% 64,759 10.00 % Tier I Capital (to Risk Weighted Assets) Consolidated 97,221 14.96% 25,951 4.00% - - Bank 94,229 14.58% 25,860 4.00% 38,857 6.00 % Tier I Capital (to Average Assets) Consolidated 97,221 10.55% 36,798 4.00% - - Bank 94,229 10.22% 36,852 4.00% 46,145 5.00 % As of December 31, 2008 Total Capital (to Risk Weighted Assets) Consolidated $ 104,336 16.54% $ 50,465 8.00% $ - - Bank 101,801 16.22% 50,210 8.00% 62,763 10.00 % Tier I Capital (to Risk Weighted Assets) Consolidated 96,483 15.29% 25,241 4.00% - - Bank 93,948 14.97% 25,103 4.00% 37,655 6.00 % Tier I Capital (to Average Assets) Consolidated 96,483 10.93% 35,309 4.00% - - Bank 93,948 10.64% 35,318 4.00% 44,148 5.00%

FIRST FARMERS & MERCHANTS BANK • 63 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 12 – FAIR VALUE MEASUREMENT The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Corporation utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. ASC Topic 820, “Fair Value Measurements and Disclosures,” establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows: • Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. • Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means. • Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities. A description of the valuation methodologies used for instruments measured at fair value as well as the general classification of such instruments pursuant to the valuation hierarchy is set forth below. These valuation methodologies were applied to the entire Corporation’s and the Bank’s financial assets and financial liabilities carried at fair value effective January 1, 2008. In general, fair value is based on quoted market prices, where available. If such quoted market prices are not available, fair value is based on internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Corporation’s creditworthiness among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Corporation’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates and, therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein. Financial assets and financial liabilities measured at fair value on a recurring basis include the following: Federal funds sold – At December 31, 2009, all the Bank’s federal funds sold were settled overnight. As a result, the fair value of the federal funds is their carrying amount and therefore this asset is classified as Level 1 of the valuation hierarchy. Securities available for sale – Securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Corporation obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

64 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Other assets – Included in other assets are certain assets carried at fair value, including the cash value of Bank-owned life insurance policies. The carrying amount of these assets is based on information received from the insurance carriers indicating the financial performance of the policies and the amount the Bank would receive should the policies be surrendered. The Bank reflects these investments within Level 2 of the valuation hierarchy. Securities sold under repurchase agreements (“repurchase agreements”), federal funds purchased and other borrowings – At December 31, 2009, all of the Bank’s repurchase agreements, federal funds purchased and other borrowings (overnight borrowings from the Federal Home Loan Bank) are settled on a short-term basis, usually daily. As a result, the fair value of the instruments approximates their carrying amount and such liabilities are classified as Level 2 within the valuation hierarchy. Other liabilities – The Bank has certain liabilities carried at fair value. These include future obligations pursuant to a supplemental retirement plan and proceeds of split-dollar life insurance policies. For these obligations, the Bank discounts the anticipated future cash flows using current interest rates. The liabilities are classified as Level 3 within the valuation hierarchy. The obligations with a carrying value of $4.8 million were increased by a specific valuation model totaling $682,000 to a total reported fair value of $5.5 million based on a model utilizing Level 3 valuation inputs. During 2008, the obligations with a carrying value of $5.7 million were decreased by $376,000 to a total reported fair value of $5.3 million. The following table summarizes financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value: Assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 (Dollars in thousands) Level 1 Level 2 Level 3 Total Federal funds sold $ 16,725 $ - $ - $ 16,725 Available-for-sale securities - 208,238 - 208,238 Other assets - 21,329 - 21,329 Total assets at fair value $ 16,725 $ 229,567 $ - $ 246,292 Securities sold under repurchase agreements $ - $ 5,856 $ - $ 5,856 Other liabilities - - 5,472 5,472 Total liabilities at fair value $ - $ 5,856 $ 5,472 $ 11,328 Certain financial assets and liabilities are measured at fair value on a nonrecurring basis. These instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The only financial asset or liability measured at fair value on a non-recurring basis for 2009 was impaired loans. Impaired Loans – Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. During 2009, certain impaired loans were re-measured and reported at fair value through a specific valuation allowance allocation of the allowance for possible loan losses based on the fair value of the underlying collateral. Impaired loans with a carrying value of $22.0 million were reduced by specific valuation allowance allocations totaling $2.9 million to a total reported fair value of $19.1 million based on collateral valuations utilizing Level 3 valuation inputs. Non-Financial Assets and Non-Financial Liabilities – Application of ASC Topic 820 to non-financial assets and non-financial liabilities became effective January 1, 2009. The Corporation has no non-financial assets or non-financial liabilities measured at fair value on a recurring basis. Certain non-financial assets and non-financial liabilities measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), non-financial assets and non-financial liabilities measured at fair value in the second step of goodwill impairment test, and intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment. During 2009, certain foreclosed assets, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for possible loan and lease losses based upon the fair value of the foreclosed asset. The fair value of a foreclosed asset, upon initial recognition, is estimated using Level 2 inputs based on observable market

FIRST FARMERS & MERCHANTS BANK • 65 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS data or Level 3 inputs based on customized discounting criteria. Foreclosed assets measured at fair value total $9.9 million (utilizing Level 2 valuation inputs) as of December 31, 2009. ASC Topic 825, “Financial Instruments,” requires disclosure of the fair value of financial assets and liabilities, including those financial assets and liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and liabilities that are measured at fair value on a recurring or non-recurring basis are discussed below. Estimated fair values have been determined by the Bank using the best available data. Many of the Bank's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an unforced, unforeclosed transaction. Therefore, significant estimations and present value calculations were used by the Bank for the purposes of this disclosure. Changes in assumptions or the estimation methodologies used could have a material effect on the estimated fair values included in this note. Financial assets – Cash and cash equivalents are considered to be carried at their fair value and have not been valued differently from historical cost accounting. Both securities available-for-sale and held-to-maturity are valued by an independent pricing service as discussed in Note 2. A present value discounted cash flow methodology was used to value the net loan portfolio. The discount rate used in these calculations was the current rate at which new loans in the same classification for regulatory reporting purposes would be made. This rate was adjusted for credit loss and assumed prepayment risk. For loans with floating interest rates, it is assumed that estimated fair values generally approximate the recorded book balances. Financial liabilities – Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating the current market for similar liabilities. Financial instrument liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book balance. For deposits with floating interest rates, it is assumed that estimated fair values generally approximate the recorded book balances. The carrying amount of other short-term borrowings is considered to approximate fair value. Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. At December 31, 2009, the Bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed and subject to customer’s credit quality.

66 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS The following table presents the fair value of the Bank's financial instruments as of December 31, 2009 and 2008 (dollars in thousands): December 31, 2009 December 31, 2008 Carrying Fair Carrying Fair Amount Value Amount Value Financial assets Cash and due from banks $ 11,181 $ 11,181 $ 22,656 $ 22,656 Interest-bearing deposits in banks 5,557 5,557 4,680 4,680 Federal funds sold 16,725 16,725 4,200 4,200 Securities available-for-sale 208,238 208,238 174,493 174,493 Securities held-to-maturity 47,613 48,722 59,427 59,558 Loans, net 567,726 570,975 586,894 591,417 Accrued interest receivable 4,449 4,449 4,331 4,331 Financial liabilities Deposits 744,851 773,710 744,851 746,308 Federal funds purchased and securities sold under agreements to repurchase 5,856 5,856 2,645 2,645 Other short term liabilities 414 414 294 294 FHLB borrowings 34,177 38,616 41,177 46,802 Accrued interest payable 1,184 1,184 1,693 1,693 Off-balance sheet credit related instruments: Commitments to extend credit 103 108 Under ASC Topic 825, entities may choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value measurement option has been elected are reported in earnings at each subsequent reporting date. The fair value option (i) may be applied instrument by instrument, with certain exceptions; therefore, the Corporation may record identical financial assets and liabilities at fair value or by another measurement basis permitted under generally accepted accounting principles; (ii) is irrevocable (unless a new election date occurs) and (iii) is applied only to entire instruments and not to portions of instruments. During the reported periods, the Bank had no financial instruments measured at fair value under the fair value measurement option. NOTE 13 – QUARTERLY RESULTS OF OPERATIONS (Unaudited) The following table presents unaudited quarterly interim financial information for the Corporation for the years ended December 31, 2009 and 2008 (dollars in thousands, except per share amount): First Second Third Fourth 2009 Quarter Quarter Quarter Quarter Total Interest income $ 10,244 $ 10,048 $ 10,224 $ 10,225 $ 40,740 Interest expense 2,556 2,374 2,148 1,995 9,072 Net interest income 7,688 7,674 8,076 8,230 31,668 Provision for possible loan losses (recoveries), net 655 770 405 405 2,235 Noninterest expenses, net of noninterest income 3,628 4,950 5,895 5,043 19,516 Income before income taxes 3,405 1,954 1,776 2,782 9,917 Income taxes 697 229 112 415 1,453 Net income $ 2,708 $ 1,725 $ 1,664 $ 2,367 $ 8,464 Basic earnings per share $ 0.49 $ 0.31 $ 0.30 $ 0.43 $ 1.53 Weighted average shares outstanding per quarter 5,574,778 5,547,088 5,522,498 5,506,993 5,537,611

FIRST FARMERS & MERCHANTS BANK • 67 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS First Second Third Fourth 2008 Quarter Quarter Quarter Quarter Total Interest income $ 10,984 $ 10,985 $ 10,926 $ 10,986 $ 43,881 Interest expense 3,386 3,122 3,028 2,921 12,457 Net interest income 7,598 7,863 7,898 8,065 31,424 Provision for possible loan losses (recoveries), net - - 50 1,637 1,687 Noninterest expenses, net of noninterest income 4,062 4,889 4,561 5,050 18,562 Income before income taxes 3,536 2,974 3,287 1,378 11,175 Income taxes 788 458 450 271 1,967 Net income $ 2,748 $ 2,516 $ 2,837 $ 1,107 $ 9,208 Basic earnings per share $ 0.48 $ 0.45 $ 0.50 $ 0.20 $ 1.63 Weighted average shares outstanding per quarter 5,676,124 5,648,732 5,619,027 5,596,951 5,635,060 NOTE 14 – DEPOSITS The Bank does not have any foreign offices and all deposits are serviced in its 19 domestic offices. Maturities of time deposits of $100,000 or more at December 31, 2009 and 2008 are as follows (dollars in thousands): 2009 2008 Under 3 months $ 31,868 $ 60,290 3 to 12 months 59,491 44,771 Over 12 months 6,213 2,546 Total $ 97,572 $ 107,607 The following table presents maturities of interest-bearing deposits as of December 31, 2009 (dollars in thousands): Interest bearing transaction accounts $ 414,896 2010 220,133 2011 7,802 2012 5,579 2013 893 2014 6,858 Thereafter 7 Total $ 656,168 NOTE 15 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction.

68 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS NOTE 16 – CONDENSED FINANCIAL INFORMATION OF THE CORPORATION The following tables present the condensed balance sheets, statements of income and cash flows of the Corporation as of December 31, 2009 and 2008 (dollars in thousands, except per share amounts): CONDENSED BALANCE SHEETS As of December 31, 2009 2008 Cash $ 236 $ 31 Investment in bank subsidiary - at equity 104,086 104,639 Investment in credit life insurance company - at cost 54 54 Investment in other securities 17 17 Dividends receivable from bank subsidiary 2,538 2,209 Cash surrender value - life insurance 3,474 3,405 Total assets $ 110,405 $ 110,355 Liabilities Payable to directors 1,291 1,090 Other payable (2) 80 Dividends payable 2,038 2,009 Total liabilities 3,327 3,179 Shareholders' equity Common stock - $10 par value, 8,000,000 shares authorized; 5,506,993 and 5,580,000 shares issued and outstanding, as of December 31, 2009 and 2008, respectively 55,070 55,800 Retained earnings 51,264 49,776 Accumulated other comprehensive income 744 1,600 Total shareholders' equity 107,078 107,176 Total liabilities and shareholders' equity $ 110,405 $ 110,355 NOTE 16 – CONDENSED FINANCIAL INFORMATION OF THE CORPORATION CONDENSED STATEMENTS OF INCOME Years ended December 31, 2009 2008 Operating income Dividends from bank subsidiary $ 8,206 $ 9,206 Other dividend income 13 16 Interest income 1 - Other 131 149 Operating expenses (189) (238) Income before equity in undistributed net income of bank subsidiary 8,162 9,133 Equity in undistributed net income of bank subsidiary 302 75 Net Income $ 8,464 $ 9,208

FIRST FARMERS & MERCHANTS BANK • 69 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONDENSED STATEMENTS OF CASH FLOWS Years ended December 31, 2009 2008 Operating activities Net income for the year $ 8,464 $ 9,208 Adjustments to reconcile net income to net cash provided by operating activities Equity in undistributed net income of bank subsidiary (302) (75) Increase in cash surrender value of life insurance contracts (69) (139) Decrease in other assets (330) (71) Increase/Decrease in payables 119 172 Total adjustments (582) (113) Net cash provided by operating activities 7,882 9,095 Investing activities Purchase of single premium life insurance policy - (174) Net cash used by investing activities - (174) Financing activities Payment to repurchase common stock (3,650) (5,000) Cash dividends paid (4,027) (3,987) Net cash used by financing activities (7,677) (8,987) Change in cash 205 (66) Cash at beginning of year 31 97 Cash at end of year $ 236 $ 31 NOTE 17 – EMPLOYEE BENEFIT PLANS The Bank contributes to a qualified profit-sharing plan covering employees who meet participation requirements. The amount of the contribution is at the discretion of the Bank’s Board of Directors, up to the maximum deduction allowed for federal income tax purposes. Contributions to the plan, which amounted to $1.2 million, $1.4 million and $1.1 million in 2009, 2008 and 2007, respectively, are included in salaries and employee benefits expense. In 1992, the Bank formalized a nonqualified salary continuation plan for certain key officers. In connection with this plan, the value of the single premium universal life insurance policies (approximately $932,000 at December 31, 2009 and approximately $893,000 at December 31, 2008) purchased in 1993 to fund the plan and the related liability approximately ($155,000 at December 31, 2009 and $193,000 at December 31, 2008) were included in other assets and other liabilities, respectively. Net noncash income (net of expense for 2009) recognized on these policies of approximately $20,000 in 2009, $8,000 in 2008 and $17,000 in 2007 is included in the above asset values. The principal cost of the plan is accrued over the anticipated remaining period of active employment, based on the present value of the expected retirement benefit. Beginning in January 2009, the Bank combined the income and expense related to the plan. Expense related to this plan was approximately $19,000 in 2008 and $11,000 in 2007. In 1993, the Corporation and the Bank implemented a deferred compensation plan that permits directors to defer their director's fees and earn interest on the deferred amount. Liability increases for current deferred fees, net of benefits paid, of approximately $536,000 for 2009, $645,000 for 2008 and $547,000 for 2007 have been recognized in the accompanying consolidated financial statements. In connection with this plan, a single premium universal life insurance policy was purchased on the life of each director who elected to participate. In 2009, there were no life insurance policies purchased. Net noncash income recognized on these policies of approximately $355,000 in 2009, $470,000 in 2008 and $193,000 in 2007 is included in the cash surrender values of $11.5 million, $11.3 million and $10.1 million reported in other assets at December 31, 2009, 2008 and 2007, respectively.

70 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS In 1996, the Bank established an officer group term replacement/split-dollar plan to provide life insurance benefits that would continue after retirement. A single premium universal life insurance policy was purchased to fund the plan and a split-dollar agreement was made with an irrevocable trust that specified the portion of the insurance proceeds that would become part of the trust. The value of this policy ($1.2 million at December 31, 2009 and $1.2 million at December 31, 2008) is included in other assets, and net noncash income recognized on this policy of approximately $29,000 in 2009, $28,000 in 2008 and $29,000 in 2007 is included in the above asset values. In 2002, the Bank implemented a Director Split-Dollar Life Insurance Plan and an Executive Split-Dollar Life Insurance Plan. The Bank purchased a single premium whole life insurance policy on the life of each participant and endorsed a portion of the policy death benefits to the insured’s estate, a trust or another individual. The total life insurance purchased was $3.735 million in 2002, approximately $190,000 in 2003 and approximately $253,000 in 2004. Additional single premium universal life insurance policies, totaling approximately $154,000 in 2005, $623,000 in 2007, $559,000 in 2008, and $833,000 in 2009, were purchased for new participants. Net noncash income was recognized on these policies of approximately $221,000 in 2009 and $207,000 in 2008 and is included in the asset value of $7.7 million as of December 31, 2009 ($6.0 million as of December 31, 2008), which is a part of other assets. FASB ASC Topic 715, requires the recognition of a liability and related compensation expense for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to post-retirement periods. Life insurance policies purchased for the purpose of providing such benefits do not effectively settle an entity’s obligation to the employee. Accordingly, the entity must recognize a liability and related compensation expense during the employee’s active service period based on the future cost of insurance to be incurred during the employee’s retirement. If the entity has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in ASC Topic 715, “Employer’s Accounting for Postretirement Benefits Other Than Pensions.” This topic provides accounting guidance for postretirement benefits related to collateral assignment split-dollar life insurance arrangements, whereby the employee owns and controls the insurance policies. The consensus concludes that an employer should recognize a liability for the postretirement benefit in accordance with ASC Topic 715, as well as recognize an asset based on the substance of the arrangement with the employee. The guidance was effective for fiscal years beginning after December 15, 2008. The Corporation and the Bank adopted ASC Topic 715 on January 1, 2008, and the effect of adoption on the consolidated financial statements was a reduction in retained earnings of approximately $342,000 and an increase in accrued liabilities of approximately $342,000. The Bank is the beneficiary of the insurance policies that fund the salary continuation plan, the deferred compensation plan, the group term replacement/split-dollar plan and the split-dollar life insurance plans. These policies had an aggregate current death benefit of $43.9 million at December 31, 2009. NOTE 18 – POST RETIREMENT BENEFIT PLAN The Corporation sponsors a defined benefit postretirement health care plan covering employees who were hired before March 27, 2007. Under the plan, covered employees may retire at age 60 with 15 years of work experience with the Bank. ASC Topic 715 requires employers to (i) recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position and (ii) recognize changes in that funded status in comprehensive income. ASC Topic 715 also requires companies to accrue the cost of postretirement health care and life insurance benefits within the employees’ active service periods. Eligibility requirements for employees hired prior to March 27, 2007 are as follows: • 25 years of service at any age; • 15 years of service at attained age 60; and • 15 years of service at attained age 55, with a qualifying disability Premiums paid by retirees and spouses depend on date of retirement, age and coverage election. Employees retiring after June 2007, who are at least 60 years old with a minimum of 15 years of service, will pay half of the full monthly premium. Coverage will cease at age 63.5 for persons who retire with less than 25 years of service. All persons hired after March 27, 2007 are ineligible for retiree health benefits.

FIRST FARMERS & MERCHANTS BANK • 71 FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS The following table provides further information about the plan (dollars in thousands): Obligations and Funded Status Post Retirement Benefits 2009 2008 Change in benefit obligation Benefit obligation at beginning of year $ 1,381 $ 1,614 Service cost 22 5 Interest cost 124 134 Plan participants' contributions 88 90 Actuarial (gain) loss 454 (109) Benefits paid (145) (353) Benefit obligation at end of year $ 1,924 $ 1,381 Change in plan assets Fair value of plan assets at beginning of year $ - $ - Actual return on plan assets - - Employer contribution 58 263 Plan participants' contributions 87 90 Benefits paid (145) (353) Fair value of plan assets at end of year $ - $ - Funded status $ (1,924) $ (1,381) Unrecognized net actuarial (gain) loss (3,010) (3,827) Prepaid (accrued) benefit cost $ (4,934) $ (5,208) The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (dollars in thousands): Year Gross Benefits Participant Contributions Company Benefits 88 173 2010 $ 260 $ $ 2011 287 106 181 2012 309 122 187 2013 335 139 197 2014 365 154 211 2015 and later 2,172 1,170 1,000 $ 3,728 $ 1,779 $ 1,949 The following table gives the Health Care Cost Trend, which is applied to gross charges, net claims and retiree paid premiums to reflect the Corporation's past practice and stated ongoing intention to maintain relatively constant cost sharing between the Corporation and retirees: 2008 Health care cost trend rate assumed for next year 10% 2009 9% Rate to which the cost trend rate is assumed to decline (the ultimate trend rate) 5% 5% Year that the rate reaches the ultimate trend rate 2015 2014 Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (dollars in thousands): 1-Percentage-Point Increase 1-Percentage-Point Decrease Effect on total of service and interest cost $ 224 $ (188) Effect on postretirement benefit obligation 22 (20)

72 • 2009 ANNUAL REPORT FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION SHAREHOLDER INFORMATION The 5,506,993 shares of common stock of the Corporation outstanding at December 31, 2009 had an estimated market value of $237.9 million and were held by 2,614 shareholders located primarily in the Corporation’s market area. These identifiable individuals consist of 2,116 record holders and 498 joint holders. A small number of shareholders are not identified individually because some bank nominees, including the Bank's Trust Department, are listed as record owners when, in fact, these holdings represent more than one beneficial owner. No single shareholder's ownership exceeded 5% at year end. There is no established public trading market for shares of the Corporation’s common stock. The table below shows the high and low price of the Corporation's common stock taken from reported prices by those buyers and sellers willing to disclose this information. This table also shows the semi-annual dividend paid per share of common stock, in each of the last two years. In 2009, the Corporation repurchased 73,007 shares of its common stock in several privately negotiated transactions. High Low Dividend 2009 First Quarter 50.00 $ $ 48.00 $ - Second Quarter 50.00 49.00 0.365 Third Quarter 49.00 49.00 - Fourth Quarter 49.00 43.20 0.370 2008 48.00 First Quarter $ 50.00 $ 49.50 $ - Second Quarter 50.00 49.50 0.355 Third Quarter 50.00 49.50 - Fourth Quarter 49.50 0.360 ADDITIONAL FINANCIAL DATA The following table presents consolidated comparative data for the Corporation for the years shown: COMPARATIVE DATA (Dollars In Thousands) 2009 2008 2007 2006 2005 Total Assets $ $ $ $ 467,545 $ 440,781 Average deposits 8.60% 935,028 $ 911,137 823,046 820,084 $ 811,039 Average assets $ 922,568 $ 855,278 797,239 $ 807,473 $ 819,565 Average loans (net) $ 579,998 $ 534,441 $ 484,308 $ $ 760,315 $ 701,428 $ 673,728 $ 680,299 $ 699,245 Return on average assets 0.92% 1.08% 1.08% 0.96% 1.03 % Return on average equity 7.90% 8.36% 7.33% 8.21 % Tier 1 capital to average assets 10.55% 10.93% 12.22% 12.50% 11.99%

www.myfirstfarmers.com • (800) 882-8378