Form 10-K, Exhibit 13
period 2011-12-31
FIRST FARMERS & MERCHANTS CORP
filed 2012-03-13
CIK 703329

FIRST FARMERS®

2011 ANNUAL REPORT • ANOTHER YEAR OF GROWTH

2011 REPORT TO SHAREHOLDERS
FIRST FARMERS & MERCHANTS CORPORATION & SUBSIDIARIES
Condensed Statements, December 31, 2011 and December 31, 2010 (In Thousands of Dollars)

	2011	2010	% change
ASSETS
Cash and due from banks	$73,021	$32,499	124.7%
United States government securities
(includes agencies & mortgaged backed securities)	235,051	153,741	52.9%
Municipal and other securities	118,329	122,414	-3.3%
Loans, less unearned income and
allowance for possible loan losses	508,602	549,759	-7.5%
Bank premises and equipment, at cost less
allowance for depreciation and amortization	24,324	22,842	6.5%
Other assets	58,122	60,454	-3.9%
TOTAL ASSETS	$1,017,449	$941,709	8.0%

LIABILITIES
Deposits	$856,430	$791,826	8.2%
Federal funds purchased and securities
sold under repurchase agreements	16,347	5,813	181.2%
Other liabilities	33,365	37,848	-11.8%
TOTAL LIABILITIES	$906,142	$835,487	8.5%

SHAREHOLDERS' EQUITY
Common stock	$53,300	$54,300	-1.8%
Noncontrolling interest - preferred stock	95	95	0.0%
Retained Earnings	54,890	52,636	4.3%
Accumulated other comprehensive income	3,022	-809	-473.5%
TOTAL EQUITY	111,307	106,222	4.8%

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,017,449	$941,709	8.0%

FIRST FARMERS AND MERCHANTS CORPORATION is a bank holding company headquartered in Columbia, Tennessee. Its sole subsidiary is First Farmers & Merchants Bank. First Farmers operates 18 banking locations in a seven-county area in Middle Tennessee that includes Maury, Lawrence, Marshall, Hickman, Giles, Dickson and Williamson counties. It is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service. Since the bank’s establishment in 1909, it has worked to uphold the motto, “Dedicated to Community Service.”

For more information: First Farmers and Merchants Corporation, 816 South Garden Street, Columbia, TN 38401
(931) 388-3145 |  800-882-8378 | www.myfirstfarmers.com | Member FDIC

LETTER FROM THE CEO

To our Shareholders:

With the nation’s economy still challenging businesses and financial institutions everywhere, in 2011 your bank continued to do well. We have, indeed, been blessed.

It was a year of further stability and profitability for the bank, as these select financial highlights show:

  Net income of $8,228,000
  Total shareholders’ equity of $111,307,000
  Core book value increased 3%
  Total assets increased 8%
  Total deposits up 8.2%

First Farmers & Merchants Bank remains both stable and profitable. Total assets crossed the $1 billion mark, an all-time high. Net income was $8,228,000, representing a 14% increase over the previous year. Total assets in our Trust Department reached $3 billion, also an all-time high. And I’m pleased to report that our Board of Directors approved dividends paid to shareholders in the amount of $4 million during the year, our 120th consecutive dividend payment. In 2011, we opened our 18th branch office in the Port Royal area of Spring Hill and broke ground for our 19th in the rapidly growing McEwen development in Franklin. In short, it’s been another year of growth.

I can’t emphasize enough how strong a team we have in our directors, officers and employees. These are professionals who have been around the banking business for years and have seen it all. As a result, they have done an excellent job helping us navigate through this year’s rough waters to continued profitability.

Thank you for your continued support of First Farmers and Merchants Corporation.

T. Randy Stevens
Chairman and CEO
First Farmers and Merchants Corporation

FIRST FARMERS & MERCHANTS BANK • 1

BOARD OF DIRECTORS

Kenneth A. Abercrombie
RETIRED, PRESIDENT
LORETTO CASKET CO., INC.

James L. Bailey
MAYOR
MAURY COUNTY, TENNESSEE

M. Darlene Baxter
RETIRED, VICE PRESIDENT –
AFFILIATE SERVICES
MAURY REGIONAL
MEDICAL CENTER

Jonathan M. Edwards
PRESIDENT AND CEO
EDWARDS OIL COMPANY

Thomas Napier Gordon
ATTORNEY AND
MANAGING PARTNER
GORDON BROTHERS PROPERTIES

Dalton M. Mounger
ATTORNEY

Dr. Joseph W. Remke, III
OPTOMETRIST

Pat Riley
PRESIDENT AND CEO
RCR BUILDING CORPORATION

Matthew M. Scoggins, Jr.
CEO
TENNESSEE FARMERS
INSURANCE COMPANIES

W. Lacy Upchurch
PRESIDENT
TENNESSEE FARM BUREAU
FEDERATION

William R. Walter
RETIRED, CEO
MAURY REGIONAL
HEALTHCARE SYSTEMS

Dan C. Wheeler
RETIRED, DIRECTOR
UT CENTER FOR
PROFITABLE AGRICULTURE

Dr. David S. Williams
ORTHODONTIST

2 • 2011 ANNUAL REPORT

2 0 1 1    F I N A N C I A L    R E P O R T S

Please contact: Patricia P. Bearden, Chief Financial Officer, for any information contained in this report.
Notice of Annual Shareholders Meeting: Tuesday, April 17, 2012, at 11:30 a.m.
Location: First Farmers Northside Office, 901 Nashville Highway, Columbia, Tennessee

FIRST FARMERS & MERCHANTS BANK • 3

COMPARATIVE PERFORMANCE

                Set forth below is a graph comparing the yearly change in the cumulative total shareholder return on the common stock of First Farmers and Merchants Corporation (FF&M in the graph) against the cumulative total return of the S&P 500 Index and the Dow Jones Select Regional Bank Index for the five-year period commencing December 31, 2006 and ending December 31, 2011.

VALUE OF $100 INVESTED ON DECEMBER 31, 2006

	2006	2007	2008	2009	2010	2011
FF&M *	$100.00	$101.39	$98.78	$90.42	$66.70	$61.54
DOW JONES SELECT REGIONAL BANK INDEX **	100.00	74.71	49.54	44.35	53.65	47.03
S & P 500 ***	100.00	105.49	66.47	84.06	96.74	98.78

  *      Assumes that the value of the investment in FF&M was $100 on December 31, 2006, with all dividends reinvested.

  **    Assumes that the value of the investment in the index was $100 on December 31, 2006, with all dividends reinvested.

  ***  Assumes that the value of the investment in the index was $100 on December 31, 2006, with all dividends reinvested.

4 • 2011 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

            Certain statements contained in this Annual Report to Shareholders may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believes,” “expects,” “hopes,” “may,” “plans,” “will,” or “anticipates,” or the negatives of such terms.  We caution you not to place undue reliance on such forward-looking statements in this Annual Report to Shareholders because results could differ materially from those anticipated as a result of a variety of factors.  These forward-looking statements include, without limitation, those relating to the quality of service provided to customers, reduction in net loans, the effect of fluctuating interest rates on net interest income, the stability of market rates, adequate access to capital to meet liquidity needs, capital expenditures, the completion of our new branch, cash dividends, cash flows on impaired loans, the present value of servicing income, deferred tax assets, potential issuance of shares, the fair value of bonds, impairment of securities, lease commitments, troubled debt restructurings,  the Federal Home Loan Bank of Cincinnati (the “FHLB”) credit line, repayment of loans by borrowers, legal claims, capital adequacy requirements, fair value valuation methodologies, fair value of other assets, valuation of financial instruments, post-retirement benefit payments, interest rate sensitivity and risk, diversification of the loan portfolio, gross interest income, the adequacy of allowance for loan and lease losses, the loan concentration, expected maturity of investment securities, intent of management to hold certain loans until maturity or payoff, the value of underlying collateral and the impact of accounting standards on the financial statements.  Factors that could affect our results include, but are not limited to, changes in economic conditions; fluctuations in prevailing interest rates and the effectiveness of our risk monitoring systems; our ability to maintain credit quality; our ability to provide market competitive products and services; laws and regulations affecting financial institutions in general; our ability to operate and integrate new technology; the effectiveness of our interest rate hedging strategies; government fiscal and monetary policies; changes in our operating or expansion strategy; changes in our assumptions or estimation methodologies; the availability of and costs associated with maintaining and/or obtaining adequate and timely sources of liquidity; limitations on our ability to pay dividends and to meet our cash obligations; assumption and judgments about the collectability of our loan portfolio; our ability to compete with other financial services companies and other factors generally understood to affect the financial results of financial services companies.

EXECUTIVE OVERVIEW

General

                        First Farmers and Merchants Corporation (the “Corporation”) was incorporated on March 31, 1982 as a Tennessee corporation.  As of December 31, 2011, the only direct subsidiary of the Corporation was First Farmers and Merchants Bank (the “Bank”), which conducts the principal business of the consolidated company.  The Bank was organized as a national bank in 1954 as a successor to a state bank that was organized in 1909.  The Bank remained a national bank until July 5, 2005, when it converted back to a state-chartered bank and changed its name from First Farmers and Merchants National Bank to First Farmers and Merchants Bank.  The Bank has direct and indirect subsidiaries through which it holds F&M West, Incorporated, Maury Tenn, Incorporated and Maury Tenn Properties, Incorporated. The principal executive offices of the Corporation are located at 816 South Garden Street, Columbia, Maury County, Tennessee.   Management of the Corporation evaluates the financial condition of the Corporation in terms of the Bank's operations within its service area.

            All dollar amounts in this Annual Report to Shareholders, other than per-share amounts, are in thousands unless otherwise noted.

FIRST FARMERS & MERCHANTS BANK • 5

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

            At December 31, 2011, the Corporation’s consolidated total assets were $1,017,449, its consolidated net loans were $508,602, its total deposits were $856,430 and its total shareholders’ equity was $111,307.  The economic climate in the Corporation’s market area of Middle Tennessee began to stabilize in 2011.  However, continued weakness in the economy had an impact on the Corporation’s loan volume, evidenced by a decrease of 7.5% of net loans at December 31, 2011 compared to December 31, 2010.  Total deposits increased by 8.2% and total shareholders’ equity increased by 4.8% over the same period.

Results of Operations

            Consolidated net income in 2011 totaled $8,228, a 14.2% increase from $7,206 in 2010 and a 2.8% decrease from $8,464 in 2009.  Net interest income increased less than 1.3% and 3.8% over the same periods as a result of lower interest expense on deposits and other borrowings.  On a per common share basis, net income totaled $1.53 for 2011 versus $1.31 for 2010 and $1.53 for 2009.

            The accompanying tables and the discussion and financial information are presented to aid in understanding the Corporation's financial position and results of operations.  The emphasis of this discussion is on the years ended December 31, 2011, 2010 and 2009; however, financial information for prior years will also be presented where appropriate.  This discussion should be read in conjunction with the Consolidated Financial Statements and the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders.

            The Corporation's financial condition is dependent on a variety of factors, including the quality and nature of its assets, its liability and capital structure, the market and economic conditions and the quality of its personnel.

FINANCIAL CONDITION

Net Interest Margin

            Net interest margin is defined as the difference between the revenue from earning assets (primarily interest income) and interest expense related to interest bearing liabilities.  Net interest margin is a function of the average balances of earning assets and interest bearing liabilities and the yields earned and rates paid on those balances.  In order to succeed in the banking industry, it is critical to maintain the net interest margin at a level that, when coupled with noninterest revenues, exceeds additions to the allowance for loan and lease losses, noninterest expenses and income taxes and yields an acceptable profit.

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

6 • 2011 ANNUAL REPORT

              TABLE A - Distribution of Assets, Liabilities, Shareholders' Equity, Interest Rates and Interest Differential

	YEAR ENDED DECEMBER 31,
	2011			2010			2009
(Dollars in thousands)	Average	Rate/		Average	Rate/		Average	Rate/
	Balance	Yield	Interest	Balance	Yield	Interest	Balance	Yield	Interest
ASSETS
Interest earning assets
Loans, net	$ 534,841	5.67%	$ 30,338	$ 564,388	5.79%	$ 32,696	$ 579,998	5.63%	$ 32,662
Bank deposits	28,594	0.25	71	5,063	0.28	14	4,147	0.38	16
Taxable securities	205,631	2.18	4,485	171,567	2.40	4,126	144,907	3.57	5,172
Tax exempt securities	95,814	5.93	5,679	91,929	5.97	5,488	91,730	6.17	5,657
Federal funds sold	11,920	0.23	27	22,678	0.19	44	20,539	0.24	50
TOTAL EARNING ASSETS	876,800	4.63	$ 40,600	855,625	4.95	$ 42,368	841,321	5.18	$ 43,557
Noninterest earning assets
Cash and due from banks	16,198			15,424			15,868
Bank premises and equipment	23,914			21,756			19,969
Other assets	58,400			60,434			45,410
TOTAL ASSETS	$ 975,312			$ 953,239			$ 922,568
LIABILITES AND
SHAREHOLDERS' EQUITY
Interest bearing liabilities
Time and savings deposits:
NOW and money market accounts	$ 368,319	0.35%	$ 1,273	$ 350,983	0.51%	$ 1,776	$ 319,497	0.76%	$ 2,414
Savings	74,309	0.12	91	71,224	0.12	87	72,685	0.18	130
Time up to $100	136,691	1.09	1,493	142,869	1.59	2,278	149,289	2.11	3,155
Time over $100	105,514	1.29	1,366	107,894	1.75	1,888	100,118	2.21	2,217
TOTAL INTEREST BEARING DEPOSITS	684,833	0.62	4,223	672,970	0.90	6,029	641,589	1.23	7,916
Federal funds purchased and securities
sold under agreements to repurchase	11,980	0.48	57	5,681	0.48	27	4,357	0.28	12
FHLB borrowing	18,807	3.52	662	27,973	3.38	945	35,884	3.19	1,144
Other liabilities	400	-	-	407	-	-	394	-	-
TOTAL INTEREST BEARING
LIABILITIES	716,020	0.69	$ 4,942	707,031	0.99	$ 7,001	682,224	1.33	$ 9,072
Noninterest bearing liabilities
Demand deposits	135,417			122,816			118,726
Other liabilities	14,494			14,159			14,429
TOTAL LIABILITIES	865,931			844,006			815,379
Shareholders' equity	109,381			109,233			107,189
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$ 975,312			$ 953,239			$ 922,568
Spread between combined rate earned and
combined rates paid*		3.94%			3.96%			3.85%
Net yield on interest-earning assets*		4.07%			4.13%			4.10%

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

FIRST FARMERS & MERCHANTS BANK • 7

           Table B below sets forth, for the periods indicated, a summary of consolidated changes in interest earned and interest paid, reflected by the interest generated by volume changes and the interest generated by changes in the yield or rate.  On a tax equivalent basis, net interest income increased $291 for the year ended December 31, 2011 compared to the year ended December 31, 2010, primarily because of decreased interest paid on time deposits.  Interest paid on interest bearing deposits was down in 2011 compared to 2010 primarily because of lower average interest rates.   Interest paid on the FHLB line of credit was $945 in 2010 compared to $1,144 in 2009.

TABLE B - Volume and Yield/Rate Variances

(Taxable Equivalent Basis)

	2011 Compared to 2010			2010 Compared to 2009
			Net			Net
		Yield	Increase		Yield	Increase
	Volume	/Rate	(Decrease)	Volume	/Rate	(Decrease)
Revenue earned on
Loans, net	$ (1,711)	$ (647)	$ (2,358)	$ (879)	$ 914	$ 35
Bank deposits	66	(9)	57	3	(5)	(2)
Investment securities
Taxable securities	818	(459)	359	952	(1,998)	(1,046)
Tax-free securities	232	(41)	191	12	(181)	(169)
Federal funds sold	(20)	3	(17)	5	(11)	(6)
Total interest earning assets	(615)	(1,153)	(1,768)	93	(1,281)	(1,188)
Interest paid on
NOW and money market accounts	88	(591)	(503)	239	(877)	(638)
Savings deposits	4	-	4	(3)	(40)	(43)
Time deposits up to $100	(98)	(687)	(785)	(135)	(742)	(877)
Time deposits over $100	(42)	(480)	(522)	172	(501)	(329)
Federal funds purchased and securities
sold under agreements to repurchase	30	-	30	4	11	15
Short term debt	-	-	-	-	-	-
Long term debt	(310)	27	(283)	(252)	53	(199)
Total interest-bearing funds	(328)	(1,731)	(2,059)	25	(2,096)	(2,071)
Net interest earnings	$ (287)	$ 578	$ 291	$ 68	$ 815	$ 883

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

Assets and Liabilities

Average earning assets increased 2.5% in 2011 compared to 2010 and increased 1.7% in 2010 compared to 2009.  As a financial institution, the Corporation’s primary earning assets are loans made by the Bank.  In 2011, average net loans represented 61.0% of average earning assets compared to 66.0% of average earnings assets at December 31, 2010.  Average net loans decreased 5.2% in 2011 compared to 2010 and decreased 2.7% in 2010 compared to 2009.  Management of the Corporation believes that average net loans will remain steady throughout 2012 because of the slight increase in demand for loans in certain categories.

Average investment securities, which comprised 34.4% of average earning assets in 2011, increased 17.4% from 2010 compared to an 11.4% increase in 2010 from 2009.  This increase in average investments was the result of sluggish loan growth and therefore management grew the investment portfolio during this time. Average total assets increased 2.3% during 2011 compared to an increase of 3.3% between 2010 and 2009.

8 • 2011 ANNUAL REPORT

            The Bank’s average deposits increased 3.1% in 2011 compared to 2010.  The increase in average deposits for 2011 was primarily a result of an increase in interest bearing deposits, which also contributed to the Bank’s 4.7% increase in average deposits in 2010 compared to 2009.  Average interest-bearing transaction accounts in 2011 increased 1.8% from 2010.  Time deposits up to $100 decreased 4.3% as of December 31, 2011 compared to December 31, 2010 and time deposits over $100 decreased 2.2% over the same period primarily because the Bank decreased its reliance on short-term dollar certificates of deposit.  Average savings deposits increased 4.3% in 2011 compared to 2010.  Average Negotiable Order of Withdrawal (“NOW”) and money market accounts increased 4.9% in 2011 compared to 2010.  These changes reflect the Bank’s customers shifting funds out of certificates of deposits and into money market deposit accounts.  Savings deposits have historically been steady providers of a core, low cost source of funding. The Bank has put initiatives into place to grow non-interest bearing deposits, thus improving its net interest margin.

Customer relationship development helped maintain a relatively stable base in noninterest bearing deposits during 2011.  The Bank’s noninterest bearing deposits have remained strong and were 16.5% of average total deposits in 2011, 15.4% of average total deposits in 2010 and 15.6% of average total deposits in 2009.  Average noninterest bearing deposits increased 10.3% for 2011 and 3.4% for 2010.

            The Bank has a Blanket Agreement for Advances and Security Agreement with the FHLB for term debt or other obligations and certain operating leases.  For more information, see Note 9 of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders.

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

Liquidity

Most of the capital needs of the Bank historically have been financed with retained earnings and deposits received, and the Corporation’s primary source of liquidity has been dividends declared by the Bank.  The Bank’s Board of Directors has adopted a liquidity policy that outlines specific liquidity target balances.  Compliance with this policy is reviewed quarterly by the Bank’s Asset/Liability Committee and results are reported to the Bank’s Board of Directors.  At December 31, 2011, available liquidity was $264,801 compared to $220,061 as of December 31, 2010.

Management believes that the Corporation’s traditional sources of cash generated from the Bank’s operating activities are adequate to meet the Corporation’s liquidity needs for normal ongoing operations; however, the Bank also has access to additional capital, if necessary, through additional advances from the FHLB or the Cash Management Advance Line of Credit Agreement with the FHLB.  In March 2008, the Bank obtained five advances at $7,000 each from the FHLB, and in September 2008, the Bank obtained two additional advances of $3,100 each for a total borrowing in 2008 of $41,200.  The first three scheduled repayments of the advances were made in March 2009, March  and September 2010, and March 2011.  The remaining payments will continue each March through 2013.  The borrowings from the FHLB have been used generally for investment strategies to enhance the Bank’s portfolio.   Please refer to Note 9 in the Notes to Consolidated Financial Statements for additional information about borrowings from the FHLB and the repayment schedule of such borrowings.

Interest Rate Risk

           The Bank uses an earnings simulation model to evaluate the impact of different interest rate scenarios on the gross margin.  Each quarter, the Bank’s Asset/Liability Committee assesses the relationship of rate sensitive earning assets to rate sensitive interest bearing liabilities (interest rate sensitivity), which is the principal factor in determining the effect that fluctuating interest rates will have on future net interest income.  Rate sensitive earning assets and interest bearing liabilities are those that can be repriced to current market rates within a defined time period.  The Asset/Liability Committee measures near-term risk (within the next 12 and 24 months) to net interest income resulting from changes in interest rates.  The model incorporates the Bank’s assets and liabilities, together with forecasted changes in the balance sheet mix and assumptions that reflect the current interest rate environment, to simulate the effect of possible changes in interest rates on net interest income.  The Asset/Liability Committee’s policy is to conduct a monthly review of budgeted financial goals where the actual dollar change in net interest income is different from interest rate movements.  A negative dollar change in net interest income for a 12- and 24- month period of less than 10.0% of net interest income given a 200 basis point shift in interest rates is considered an acceptable rate risk position.  At December 31, 2011, if interest rates were to rise 200 basis points (2.0%) over the next 12 months, net interest income would be $24 less than currently projected if rates were to remain stable.  This would represent a decrease in net interest income of 0.07%.  At December 31, 2011, if interest rates were to decline 100 basis points (1.0%) over the next 12 months, net interest income would decrease $350 more than the projection of rates remaining stable.  This would represent a decrease in net interest income of 1.08%.  The changes in percentages in both cases are within policy guidelines established by the Bank’s Board of Directors.

FIRST FARMERS & MERCHANTS BANK • 9

           Another tool used to monitor the Bank's overall interest rate sensitivity is a gap analysis (the difference between the earning asset and interest bearing liability amounts scheduled to be re-priced to current market rates in subsequent periods).  Table C below shows the Bank's rate-sensitive position at December 31, 2011, as measured by the gap analysis.  Non-maturing balances such as money market, savings and NOW accounts have no contractual or stated maturities.  Management has attempted to use historical data (pricing history) on these categories to best determine the impact of these non-maturing balances on the net interest margin as interest rates change.  Management anticipates that rates will remain steady through most of 2011 and has determined that the Bank is in an acceptable rate risk position.  Table A under the heading “Net Interest Margin” above provides additional information regarding the largest components of interest bearing liabilities.

TABLE C - Rate Sensitivity of Earning Assets and Interest-Bearing Liabilities
(Dollars in Thousands)	Three Months	Three to Six	Six to 12	Over One
As of December 31, 2011	or Less	Months	Months	Year	Total
Earning assets
Bank time deposits	$18,148	$-	$-	$-	$18,148
Taxable investment securities	1,256	608	4,160	252,197	258,221
Tax-exempt investment securities	585	1,796	1,946	90,832	95,159
Loans and leases, net of deferred fees	37,114	16,462	55,089	409,137	517,802
Total earning assets	57,103	18,866	61,195	752,165	889,330
Interest-bearing liabilities
NOW and money market accounts	136,300	-	-	258,790	395,090
Savings	-	-	-	75,682	75,682
Time up to $100	33,381	42,588	32,245	24,519	132,733
Time over $100	30,961	22,318	30,256	25,387	108,922
Other short-term debt	16,347	-	-	-	16,347
FHLB borrowing	7,000	-	-	10,100	17,100
Total interest bearing liabilities	223,989	64,906	62,501	394,478	745,874
Period gap	(166,886)	(46,040)	(1,306)	357,687	143,456
Cumulative gap	$(166,886)	$(212,926)	$(214,232)	$143,455

Capital Expenditures

           Historically, internal growth has financed the capital needs of the Bank.  In 2011, the Bank completed the construction of a new branch in Maury County, Tennessee.  The branch opened in June of 2011.   The Bank acquired land in Williamson County in 2010 and started construction on a new branch in the summer 2011, which is scheduled to be completed in April 2012.  The Bank anticipates spending an aggregate of approximately $4,000 to complete the new Williamson County branch.

10 • 2011 ANNUAL REPORT

Contractual Obligations

           The following table summarized the Corporation’s contractual obligations as of December 31, 2011:

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Lease Obligations	$ 3,197	$ 253	$ 468	394	$ 2,082
FHLB Borrowing	17,100	7,000	10,100		-
Total	$ 20,297	$ 7,253	$ 10,568	$ 394	$ 2,082

Dividends

             Cash dividends declared in 2011 were 48.2% of net income compared to 56.1% of net income for 2010.  The Corporation plans to continue an average annual payout ratio over 20% while continuing to maintain a capital to asset ratio reflecting financial strength and adherence to regulatory guidelines.

Regulatory Capital

           Under federal regulatory standards, in order to be adequately capitalized the Corporation’s Tier 1 Risk-Based Capital Ratio (ratio of Tier 1 Capital to risk-weighted assets) must be at least 4%, its Total Risk-Based Capital Ratio (ratio of total capital to risk-weighted assets) must be at least 8%, and its Tier 1 Leverage Capital Ratio (ratio of Tier 1 Capital to average assets) must be at least 4%.  Tier 1 Capital generally consists of common stock.

            As of December 31, 2011, the Corporation’s Tier 1 Risk-Based Capital Ratio, Total Risk-Based Capital Ratio and Tier 1 Leverage Capital Ratio were 15.6%, 16.8% and 10.0%, respectively.  At December 31, 2010, the comparable ratios were 15.0%, 16.2% and 10.4% respectively. Please refer to Note 11 in the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders for more information on the capital strength of the Corporation and the Bank.

Loans and Loan Quality

            The Bank’s loan portfolio is the largest component of earning assets and, therefore, provides the highest amount of revenue.  The loan portfolio also contains the highest exposure to risk, as a result of credit quality.  When analyzing potential loans, management assesses both interest rate objectives and credit quality objectives in determining whether to authorize a given loan and the appropriate pricing for that loan.  The Bank maintains a diversified portfolio in order to spread its risk and reduce its exposure to economic downturns that may occur in different segments of the economy or in particular industries.  As of December 31, 2011, total loans maturing and repricing after one year that have predetermined interest rates and floating or adjustable interest rates totaled $214,630.  The composition of the loan portfolio is disclosed in detail in Note 3 in the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders.

            The lending activities of the Bank are subject to written underwriting standards and policies established by the Bank’s Board of Directors and management that include loan review procedures and approvals.  Applications for loans are received by designated employees at 18 of the Bank’s offices.  Depending primarily on the amount of the loan, there are various approval levels required, including that of the Executive Committee of the Bank's Board of Directors.

FIRST FARMERS & MERCHANTS BANK • 11

            The composition of the Bank’s loan and lease portfolio for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 were as follows:

	2011	Percentage of Total	2010	2009	2,008	2,007

Commercial and industrial:
Commercial	$60,448	11.6%	$61,192	$63,695	$79,742	$67,336
Other	2,601	0.5%	5,446	2,943
Tax exempt municipal loans	25,130	4.9%	38,877	34,138	39,598	20,589
Real estate
Construction	33,270	6.4%	37,374	38,877	44,878	35,948
Commercial mortgages	152,539	29.5%	156,704	149,332	145,649	103,325
Residential mortgages	196,913	37.9%	221,748	238,349	232,727	217,991
Other	30,410	5.9%	31,129	32,464	33,236	32,768
Retail loans	17,027	3.3%	15,753	17,124	19,753	21,926
Lease financing receivables		-	-	274	428	574
Net unamortized loan origination fees	(536)	-	(490)	(541)	(492)	(314)
	$517,802	100.0%	$559,179	$576,655	$595,519	$500,143

             A slight majority of the Bank’s outstanding loans continue to be housed in the Maury County portfolio in 2011.  Maury County housed 51.5% of the Bank’s outstanding loans at December 31, 2011, including most of its out-of-territory loans and participations purchased.  The Maury County portfolio experienced a $28,636 decline in outstanding loans for 2011.  As a result of this runoff, the Bank’s lending concentration in Maury County was moderated during 2011.

            Loan demand has remained weak throughout 2011.  Competition remain aggressive for top quality borrowers.  Bankable commercial and industrial loans as well as owner-occupied real estate transactions are much in demand by almost every bank.  Competitive pressures are extremely intense with regards to pricing and terms as banks continue to seek diversification and reductions in their exposure to commercial real estate loans.  The refinancing of residential mortgages continues at a slower pace.  Mortgage interest rates have continued to trend downward; however appraisal values have limited some mortgage holders from financing at the historically low rates.  The bank continues to diligently review its pricing structure and to seek out new lending opportunities and bank relationships within the seven-county footprint.

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

            Loans that are impaired and not accruing interest were more actively monitored in 2011 to determine those for which more aggressive action plans should be taken.  The Bank ended 2011 with $3,345, or 0.62% in net charge-offs.  Until 2009, the Bank sustained a period of net recoveries for three consecutive years in which a net recovery had been recorded.  The Bank’s charge-off level is tracking slightly above the Bank’s target level of 0.25% but below its peer group average of 0.89% for 2011.   Management believes that the ALLL was adequate at December 31, 2011.

12 • 2011 ANNUAL REPORT

            Table D below summarizes average loan balances and reconciles the ALLL for each of the last five years.  Additions or reductions to the allowance, which are included in operating expenses, are also included.

TABLE D - Loan Portfolio

	December 31,
(Dollars In Thousands)	2011	2010	2009	2008	2007

Average amount of gross loans outstanding	$543,203	$573,524	$588,821	$538,961	$492,627

Balance of allowance for possible loan
losses at beginning of year	9,420	8,929	8,625	7,381	7,262

Balance from acquisition	-	-	-	-	-
Loans charged off
Commercial loans	3,353	2,046	2,069	753	42
Residential real estate loans	52	108	134	60	-
Loans to individuals	147	77	101	77	115
TOTAL LOANS CHARGED OFF	3,552	2,231	2,304	890	157
Recoveries of loans previously charged off
Commercial loans	103	782	312	331	51
Residential real estate loans	-	-	19	79	155
Loans to individuals	104	44	42	37	70
TOTAL RECOVERIES	207	826	373	447	276

NET LOANS CHARGED OFF	3,345	1,405	1,931	443	(119)

Provision (reduction) charged (credited)
to operating expenses	3,125	1,896	2,235	1,687	-

BALANCE AT END OF YEAR	$9,200	$9,420	$8,929	$8,625	$7,381
Ratio of net charge-offs during the period
to average gross loans outstanding	0.62%	0.24%	0.33%	0.08%	-0.02%

            In reviewing the Bank’s loan portfolio, bank regulators categorize certain loans as “classified assets,” which consist of substandard, doubtful and loss (for example, other real estate owned, or “OREO”) categories of loans, and “special mention,” which is a less severe category of loans that do not warrant an adverse classification.  The Bank closed 2011 with $27,764 in classified assets compared to $40,383 in 2010; of these amounts, $7,426 were classified as doubtful at December 31, 2011 compared to $6,667 as of December 31, 2010, $11,511 and $25,789 were classified as substandard at December 31, 2011 and 2010, respectively, and $8,827 and $7,927 were classified as OREO at December 31, 2011 and 2010, respectively.   At December 31, 2011, loans totaling $9,313, or 1.8% of the portfolio, were classified as “special mention” loans.  This compares to loans totaling $13,924 so classified at December 31, 2010, representing a decrease of $4,611 or 33.1%.

             Loans having recorded investments of $13,604 and $25,093 at December 31, 2011 and 2010 have been identified as impaired.  However, loans amounting to $11,469 and $8,260 at December 31, 2011 and 2010, respectively, were not accruing interest in accordance with the provision of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 310-40, Troubled Debt Restructurings by Creditors (“ASC Topic 310”).  These restructured loans are considered nonaccrual loans and represented 2.2% and 1.5% of gross loans as of December 31, 2011 and 2010, respectively.  Interest received on these loans during 2011 was $959, during 2010 was $619, and during 2009 was $1,200.  The Bank had no loans that were 90 days or more past due that were not included in nonaccrual loans as of December 31, 2011 and 2010.

FIRST FARMERS & MERCHANTS BANK • 13

            The Bank had $7,930 that qualified as “troubled debt restructurings” as defined in ASC Topic 310 as of December 31, 2011. Troubled debt restructurings are loans for which the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to the borrower which would otherwise not be considered.  For a loan to be classified as a troubled debt restructuring, the borrower must be experiencing financial difficulties (even if the borrower is not currently in default on any of its indebtedness), and because of those difficulties the Bank must have made a concession that would otherwise not be granted.  These concessions can take many forms, including but not limited to granting temporary payment relief, restructuring a loan to extend the amortization or lower the required payment amount, and forgiveness of principal.  Likewise, the financial difficulty being experienced by a borrower can take many forms, including but not limited to:

  Being in default on any existing indebtedness;

  Declaring, or being in the process of declaring, bankruptcy;

  Significant doubt as to whether an existing business can continue to operate as a going concern;

  Historically demonstrating, or forecasting, insufficient cash flows with which to service all debt in a timely manner; or

  Absent the modification, the borrower cannot continue to keep all indebtedness current.

Once identified as a troubled debt restructuring, the bank will track these loans and periodically report to the Board of Directors the aggregate balances thereof.  Please refer to Note 1 and Note 3 in the Notes to Consolidated Financial Statements that are included elsewhere in this Annual Report to Shareholders for more information on the Bank’s policy regarding loan impairment.

RESULTS OF OPERATIONS

Interest Income and Expense

            Total interest income decreased 4.1% during 2011 as a result of a decline in loan volume and a decrease in yield.  Interest and fees earned on loans totaled 78.6% of gross interest income during 2011 and decreased 6.5% from 2010 as a result of the repricing of certain financial products throughout the year. Interest earned on securities and other investments totaled 21.4% of total interest income during 2011 and increased 5.8% from 2010 primarily because the investment portfolio grew $77,225 in same period.

            Total interest expense decreased 29.4% in 2011, compared to a 22.8% decrease in 2010 and a 27.2% decrease in 2009.  Decreases in the average interest rate paid on interest bearing liabilities contributed to the lower interest expense.  The cost of interest bearing deposits is monitored quarterly by the Bank’s Asset/Liability Committee.  The net interest margin (tax equivalent net interest income divided by average earning assets) was 4.07%, 4.13% and 4.10% for years ended December 31, 2011, 2010 and 2009, respectively.

            Net interest income on a fully taxable equivalent basis is influenced primarily by changes in:  (i) the volume and mix of earning assets and sources of funding; (ii) market rates of interest; and (iii) income tax rates.  The impact of some of these factors can be controlled by management policies and actions.  External factors can also have a significant impact on changes in net interest income from one period to another.  Some examples of such factors include: (i) the strength of credit demands by customers; (ii) Federal Reserve Board monetary policy; and (iii) fiscal and debt management policies of the federal government, including changes in tax laws.  For the 12 months ended December 31, 2011, net interest income was $33,026, compared to $32,608 and $31,668 for the 12 months ended December 31, 2010 and 2009, respectively.

Noninterest Income and Expenses

           The components of non-interest income were as follows:

	2011	2010	2009
Trust	$ 1,999	$ 1,965	$ 1,924
Deposit Fees	6,784	6,781	7,231
Mortgage banking income	469	521	338
Earnings on bank owned life insurance	717	841	684
Gains(Losses) on investment securities	1,458	1,614	2,482
Gains/(Losses) on other real estate owned	(948)	(2,434)	(18)
Other	493	480	220
	$ 10,972	$ 9,768	$ 12,861

14 • 2011 ANNUAL REPORT

          Noninterest income increased 12.3% in 2011 compared to 2010 and decreased 24.0% in 2010 compared to 2009.  Service fees on deposit accounts had a nominal increase in 2011 compared to 2010. There was a $1,458 gain on sale of available-for-sale securities in 2011 compared to a $1,615 gain in 2010.  However, the gain was offset by a loss in OREO of $948.  Income from fiduciary services offered in the Bank’s Trust Department increased 1.8% in 2011 compared to 2010, representing 18.2% of total noninterest income.  Stability in the equity and bond markets impacted the market value of the assets managed by the Trust Department and the related investment fees earned by the Bank.

           The components of noninterest expense were as follows:

	2011	2010	2009
Personnel	$16,173	$15,888	$16,447
Occupancy	2,488	2,608	2,662
Equipment	1,224	1,076	1,120
Other	11,225	12,683	12,132
	$31,110	$32,255	$32,361

           Noninterest expenses decreased 3.6% in 2011 compared to 2010.  A 21.6% decline in other operating expense was the primary contributor to this decrease.  Components of other noninterest expense with significant decreases during 2011 included advertising/promotion expense (down $371), goodwill/promotion expense (down $77), professional fees expense (down $256), supplies expense (down $147), and computer expense (down $247).   Noninterest expenses decreased 0.3% in 2010 compared to 2009.

Income Tax Expense

           Applicable income taxes on 2011 earnings amounted to $1,535, resulting in an effective tax rate of 15.7% compared to $1,003, or 12.2% in 2010.  The effective tax rate for 2011 and 2010 is a function of the net income earned and the effect of having a real estate investment trust structure, which results in having no excise tax expense and the effects of interest earned on tax-exempt securities.

Net Income

               Net income was 14.2% higher in 2011 than in 2010.  Management made a concerted effort to decrease noninterest expenses for the year, which was the primary reason for the increase in net income.   Net income was 14.9% lower in 2010 than in 2009 primarily because of lower gains on investment securities, increased provision for possible loans and lease losses and write downs and expenses of other real estate owned.

OFF-BALANCE SHEET ARRANGEMENTS

            As of December 31, 2011, the Bank was a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments included commitments to extend credit and standby letters of credit. Please refer to Note 10 of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders for more information on the Bank's commitments and contingencies.  Please refer to Table C above under the heading "Liquidity and Capital Resources" for a summary of the Corporation’s earning assets and interest bearing liabilities by maturities.

CRITICAL ACCOUNTING POLICIES

             The accounting and reporting policies followed by the Corporation conform, in all material respects, to GAAP and to general practices within the financial services industry.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  In connection with the application of those principles, the Corporation’s management has made judgments and estimates that, in the case of determining the ALLL and the recognition of deferred income tax assets has been critical to the determination of the Corporation’s financial position, results of operations and cash flows.

FIRST FARMERS & MERCHANTS BANK • 15

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

           The following table gives a breakdown of the ALLL for each loan category:

	December 31,
	2011		2010
Balance at End of Period Applicable to:	Amount	Percent of ALLL	Amount	Percent of ALLL
Commercial, financial and agricultural	$3,749	40.75%	$ 4,753	50.46%
Real estate - construction	2,424	26.35%	3,073	32.62%
Real estate -mortgage	1,898	20.63%	1,280	13.59%
Installment loans to individuals	191	2.08%	218	2.31%
Unallocated	938	10.19%	96	1.02%
Total loans	$9,200	100.00%	$ 9,420	100.00%

16 • 2011 ANNUAL REPORT

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

Selected Financial Information
(Dollars in Thousands, Except Per Share Data)
	2011	2010	2009	2008	2007

Interest Income
Interest and fees on loans	$29,838	$31,925	$31,815	$32,901	$33,238
Income on investment securities
Taxable interest	4,219	3,857	4,894	6,649	5,327
Exempt from federal income tax	3,616	3,575	3,761	3,866	3,913
Dividends	197	194	204	194	206
	8,032	7,626	8,859	10,709	9,446
Other interest income	98	58	66	271	1,003
Total Interest Income	37,968	39,609	40,740	43,881	43,687
Interest Expense
Interest on deposits	4,223	6,029	7,916	11,626	15,870
Interest on other short term borrowings	719	972	1,156	831	153
Total Interest Expense	4,942	7,001	9,072	12,457	16,023
Net Interest Income	33,026	32,608	31,668	31,424	27,664
Provision For Possible Loan Losses	3,125	1,896	2,235	1,687	-
Net Interest Income After
Provision for Loan Losses	29,901	30,712	29,433	29,737	27,664
Noninterest Income
Trust department income	1,999	1,965	1,924	2,463	2,621
Service fees on deposit accounts	6,784	6,781	7,231	7,705	7,640
Other service fees, commissions, and fees	584	708	431	393	589
Other operating income	147	(1,300)	793	974	905
Securities gains	1,458	1,614	2,482	1,351	-
Total Noninterest Income	10,972	9,768	12,861	12,886	11,755
Noninterest Expense
Salaries and employee benefits	16,173	15,888	16,447	16,562	15,192
Net occupancy expense	2,488	2,608	2,662	2,620	2,374
Furniture and equipment expense	1,224	1,076	1,120	1,007	1,089
Other operating expenses	11,225	12,699	12,148	11,259	10,023
Total Noninterest Expense	31,110	32,271	32,377	31,448	28,678
Income Before Provision
For income Taxes	9,763	8,209	9,917	11,175	10,741
Provision For Income Taxes	1,535	1,003	1,453	1,967	2,120
Net Income	$8,228	$7,206	$8,464	$9,208	$8,621
Earnings Per Common Share	$1.53	$1.31	$1.54	$1.63	$1.51
Weighted Average Shares Outstanding	5,393,765	5,486,183	5,537,611	5,635,060	5,727,158
(See Note 1 of Notes to Consolidated Financial Statements)

FIRST FARMERS & MERCHANTS BANK • 17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

First Farmers and Merchants Corporation

We have audited the internal control over financial reporting of First Farmers and Merchants Corporation and subsidiaries (collectively, the "Company") as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

In our opinion, First Farmers and Merchants Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Farmers and Merchants Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2011, and our report dated March 5, 2012, expressed an unqualified opinion on those consolidated financial statements.

KraftCPAs PLLC
Nashville, Tennessee
March 5, 2012

555 Great Circle Road, Suite 200 • Nashville, TN 37228 • Phone 615-242-7351 • Fax 615-256-1952 • www.kraftcpas.com
610 North Garden St. Suite 200, Columbia, Tennessee 38401• Phone 931-388-3711
105 Bay Court, Lebanon, Tennessee 37087 • Phone 615-449-2334
An independently owned member of the RSM McGladrey Network

18 • 2011 ANNUAL REPORT

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

            The Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2011.  In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in “Internal Control-Integrated Framework.”  Based on our assessment we believe that, as of December 31, 2011, the Corporation’s internal control over financial reporting is effective based on those criteria.

            KraftCPAs PLLC, the independent registered public accounting firm that audited the consolidated financial statements of the Corporation included in this annual report, has issued an attestation report on the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2011. The report, which expresses an unqualified opinion on the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2011, is included on page 21 of this annual report.

Chairman and Chief Executive Officer	Treasurer and Chief Financial Officer

FIRST FARMERS & MERCHANTS BANK • 19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
First Farmers and Merchants Corporation

We have audited the consolidated balance sheets of First Farmers and Merchants Corporation and subsidiaries (collectively, the "Company") as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Farmers and Merchants Corporation and subsidiaries as of December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 5, 2012, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

KraftCPAs PLLC
Nashville, Tennessee
March 5, 2012

555 Great Circle Road, Suite 200 • Nashville, TN 37228 • Phone 615-242-7351 • Fax 615-256-1952 • www.kraftcpas.com
610 North Garden St. Suite 200, Columbia, Tennessee 38401• Phone 931-388-3711
105 Bay Court, Lebanon, Tennessee 37087 • Phone 615-449-2334
An independently owned member of the RSM McGladrey Network

20 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

		December 31, 2011	December 31, 2010
	(Dollars in Thousands, Except Per Share Data)
ASSETS	Cash and due from banks	$17,927	$11,161
	Federal funds sold	16,500	17,100
	Interest -bearing due from banks	38,594	4,238
	Total Cash and cash equivalents	73,021	32,499
	Securities
	Available-for-sale (amortized cost $313,252 and $237,496, respectively)	318,166	236,180
	Held-to-maturity (fair market value $37,275 and $40,778, respectively)	35,214	39,975
	Total Securities	353,380	276,155
	Loans, net of deferred fees	517,802	559,179
	Allowance for loan and lease losses	(9,200)	(9,420)
	Net loans	508,602	549,759
	Bank premises and equipment, at cost less allowance for depreciation	24,324	22,842
	Accrued interest receivable	4,095	4,044
	Goodwill and other intangibles	9,018	9,036
	Other assets	45,009	47,374
	TOTAL ASSETS	$1,017,449	$941,709
LIABILITIES	Deposits
	Noninterest bearing demand deposits	$144,003	$123,541
	Interest-bearing (including certificates of deposits
	over $100: 2011 - $108,922; 2010 - $107,425)	712,427	668,285
	Total deposits	856,430	791,826
	Federal funds purchased and securities
	sold under agreements to repurchase	16,347	5,813
	Short-term borrowings	-	372
	Accounts payable and accrued liabilities	16,265	13,376
	Federal Home Loan Bank Advances	17,100	24,100
	TOTAL LIABILITIES	906,142	835,487
SHAREHOLDERS'	Common stock - $10 par value per share, 8,000,000 shares
EQUITY	authorized; 5,330,000 and 5,430,000 shares issued
	and outstanding as of December 31, 2011 and
	December 31, 2010, respectively	53,300	54,300
	Retained earnings	54,890	52,636
	Accumulated other comprehensive income	3,022	(809)
	TOTAL SHAREHOLDERS' EQUITY BEFORE NONCONTROLLING INTEREST - PREFERRED STOCK OF SUBSIDIARY	111,212	106,127
	Noncontrolling interest - preferred stock of subsidiary	95	95
	TOTAL SHAREHOLDERS' EQUITY	111,307	106,222
	TOTAL LIABILITIES AND
	SHAREHOLDERS' EQUITY	$1,017,449	$941,709
The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS & MERCHANTS BANK • 21

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

		Years Ended December 31,
	(Dollars in Thousands Except Per Share Data)	2011	2010	2009
INTEREST AND	Interest and fees on loans	$29,838	31,925	$31,815
DIVIDEND	Income on investment securities
INCOME	Taxable interest	4,219	3,857	4,894
	Exempt from federal income tax	3,616	3,575	3,761
	Dividends	197	194	204
	Other interest income	98	58	66
	TOTAL INTEREST INCOME	37,968	39,609	40,740
INTEREST	Interest on deposits	4,223	6,029	7,916
EXPENSE	Interest on other borrowings	719	972	1,156
	TOTAL INTEREST EXPENSE	4,942	7,001	9,072
	NET INTEREST INCOME	33,026	32,608	31,668
	PROVISION FOR POSSIBLE LOAN AND LEASE LOSSES	3,125	1,896	2,235
	NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	29,901	30,712	29,433
NONINTEREST	Mortgage banking income	469	521	338
INCOME	Trust department income	1,999	1,965	1,924
	Service fees on deposit accounts	6,784	6,781	7,231
	Earnings on bank owned life insurance	717	841	684
	Gain/Loss on sale of securities	1,458	1,614	2,482
	Gain/Loss on foreclosed property	(948)	(2,434)	(19)
	Other non-interest income	493	480	221
	TOTAL NONINTEREST INCOME	10,972	9,768	12,861
NONINTEREST	Salaries and employee benefits	16,173	15,888	16,447
EXPENSE	Net occupancy expense	1,976	2,116	2,056
	Depreciation expense	1,270	1,195	1,235
	Data processing expense	1,867	1,738	2,283
	Legal and professional fees	997	1,253	1,288
	Stationary and office supplies	286	434	312
	Amortization of intangibles	19	75	74
	Advertising and promotions	1,217	1,588	1,337
	FDIC Insurance premium expense	1,515	1,494	1,187
	Other real estate expense	640	583	110
	Other noninterest expense	5,134	5,891	6,032
	TOTAL NONINTEREST EXPENSES	31,094	32,255	32,361
	INCOME BEFORE PROVISION FOR INCOME TAXES	9,779	8,225	9,933
	PROVISION FOR INCOME TAXES	1,535	1,003	1,453
	Net income before noncontrolling interest - dividends on preferred stock of subsidiary	8,244	7,222	8,480
	Noncontrolling interest - dividends on preferred stock of subsidiary	16	16	16
	NET INCOME AVAILABLE FOR COMMON SHAREHOLDERS	$8,228	7,206	$8,464
PER SHARE	Weighted Average Shares Outstanding	5,393,765	5,486,183	5,537,611
		$1.53	$1.31	$1.53
The accompanying notes are an integral part of the consolidated financial statements.

22 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

					Accumulated
(Dollars In Thousands, Except Per Share Data)					Other
	Shares of	Preferred	Common	Retained	Comprehensive
Years Ended December 31, 2011, 2010, and 2009	stock	Stock	Stock	Earnings	Income (Loss)	Total
BALANCE AT JANUARY 1, 2009	5,580,000	95	$55,800	$49,776	$1,600	$107,271
Comprehensive income
Net income before dividends on preferred stock of subsidiary				8,480		8,480
Change in net unrealized gain on securities
available-for-sale, net of reclassification
adjustment and tax effects					(856)	(856)
Total comprehensive income						7,624
Repurchase of common stock	(73,007)		(730)	(2,920)		(3,650)
Cash dividends declared, $0.735 per share				(4,056)		(4,056)
Cash dividends - preferred stock of subsidiary				(16)		(16)
BALANCE AT DECEMBER 31, 2009	5,506,993	95	55,070	51,264	744	107,173
Comprehensive income
Net income before dividends on preferred stock of subsidiary				7,222		7,222
Change in net unrealized gain on securities
available-for-sale, net of reclassification
adjustment and tax effects					(1,553)	(1,553)
Total comprehensive income						5,669
Repurchase of common stock	(76,993)		(770)	(1,796)		(2,566)
Cash dividends declared, $0.74 per share				(4,039)		(4,039)
Cash dividends - preferred stock of subsidiary				(16)		(16)
BALANCE AT DECEMBER 31, 2010	5,430,000	95	54,300	52,636	(809)	106,222
Comprehensive income
Net income before dividends on preferred stock of subsidiary				8,244		8,244
Change in net unrealized gain (loss) on securities
available-for-sale, net of reclassification
adjustment and tax effects					3,831	3,831
Total comprehensive income						12,075
Repurchase of common stock	(100,000)		(1,000)	(2,011)		(3,011)
Cash dividends declared, $0.74 per share				(3,963)		(3,963)
Cash dividends - preferred stock of subsidiary				(16)		(16)
BALANCE AT December 31, 2011	5,330,000	$95	$53,300	$54,890	$3,022	$111,307

The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS & MERCHANTS BANK • 23

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Years Ended December 31,
	(Dollars in Thousands)	2011	2010	2009
OPERATING	Net income available for common shareholders	$8,228	$7,206	$8,464
ACTIVITIES	Adjustments to reconcile net income to net cash provided
	by (used in) operating activities
	Excess of provision for possible loan losses
	over net charge-offs	3,125	1,896	2,235
	Provision for depreciation and amortization of
	premises and equipment	1,270	1,195	1,235
	Deferred tax expense (benefit)	(199)	(870)	(116)
	Net securities gains	(1,458)	(1,614)	(2,482)
	Loss from disposition of fixed assets	47	7	129
	(Gain) loss from disposition of other real estate	948	2,434	19
	Amortization of deposit base intangibles	19	75	74
	Amortization of investment security premiums,
	net of accretion of discounts	2,094	1,792	1,657
	Increase in cash surrender value of life insurance contracts	(717)	(844)	(349)
	(Increase) decrease in
	Other real estate owned	(3,530)	(829)	(9,862)
	Other assets	1,994	(1,961)	(5,041)
	Increase (decrease) in
	Other liabilities	948	341	171
	Total adjustments	4,541	1,622	(12,330)
	Net cash provided by operating activities	12,769	8,828	(3,866)
INVESTING	Proceeds from maturities, calls, and sales of
ACTIVITIES	available-for-sale securities	246,850	257,569	206,157
	Proceeds from maturities and calls of held-to-maturity securities	4,725	7,511	11,721
	Purchases of investment securities
	Available-for-sale	(323,222)	(288,090)	(240,205)
	Net decrease (increase) in loans	38,031	16,072	16,933
	Proceeds from sale of foreclosed assets	1,683	382	228
	Purchase of life insurance premium	(263)	(468)	(833)
	Purchases of premises and equipment	(2,799)	(3,419)	(4,320)
	Net cash used in investing activities	(34,995)	(10,443)	(10,319)
FINANCING	Net increase in noninterest-bearing
ACTIVITIES	and interest-bearing deposits	64,604	19,501	27,475
	Net increase in federal funds purchased and short term borrowings	10,162	(85)	3,330
	Payments to FHLB borrowings	(7,000)	(10,077)	(7,000)
	Repurchase of common stock	(3,011)	(2,566)	(3,650)
	Cash dividends paid on common stock	(1,991)	(6,106)	(4,027)
	Cash dividends paid on preferred stock	(16)	(16)	(16)
	Net cash provided by financing activities	62,748	651	16,112
	Increase (decrease) in cash and cash equivalents	40,522	(964)	1,927
	Cash and cash equivalents at beginning of period	32,499	33,463	31,536
	Cash and cash equivalents at end of period	$73,021	$32,499	$33,463
	Supplemental disclosures of cash flow information
	Cash paid during the period for expenses
	Interest on deposits and borrowed funds	$5,235	$7,107	$9,592
	Income Taxes	1,143	1,607	1,334
The accompanying notes are an integral part of the consolidated financial statements.

24 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Policies

             The accounting principles followed and the methods of applying those principles conform with accounting principles generally accepted in the United States (“GAAP”) and to general practices in the banking industry.  The significant accounting policies applicable to First Farmers and Merchants Corporation are summarized as follows.

Basis of Presentation

             The accompanying consolidated financial statements present the accounts of the Corporation and its wholly-owned subsidiary, First Farmers and Merchants Bank.  The Bank has the following direct and indirect subsidiaries: F & M West, Inc., Maury Tenn, Inc., and Maury Tenn Properties, Inc.  Noncontrolling interests consist of preferred shares in Maury Tenn Properties, Inc. that are owned by third parties and Maury Tenn, Inc.  The preferred shares in Maury Tenn Properties, Inc. receive dividends, which are included in the consolidated statements of income.  Material intercompany accounts and transactions have been eliminated in consolidation.

             Certain items in prior financial statements have been reclassified to conform to the current presentation.  The Corporation has evaluated subsequent events for potential recognition and/or disclosure through March 5, 2012, the date these consolidated financial statements were issued.

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

Significant Group Concentrations of Credit Risk

            Note 2 discusses the types of securities in which the Bank invests.  Note 3 discusses the types of lending in which the Bank engages.  First mortgage loans secured by one-to-four family residential properties comprised 27.8% of the total loan portfolio at December 31, 2011.  Management of the Bank recognizes this concentration and believes the risk is acceptable given the quality of underwriting, current market conditions and historical loss experience.

         Loans secured by non-farm/non-residential real estate comprised 27.1% of the loan portfolio at December 31, 2011.  Management remains comfortable with the real estate exposure levels within the commercial loan portfolio.  Management believes the commercial real estate portion remains well diversified across several different property types and several different geographic markets, stretching primarily from Davidson County, Tennessee to northern Alabama.

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

FIRST FARMERS & MERCHANTS BANK • 25

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Due From Banks

         Included in cash and due from banks are reserve amounts that are required to be maintained on an average balance in the form of cash and balances due from the Federal Reserve Bank and other banks.   At December 31, 2011, the Bank was required to maintain an average of  $25,310 at the Federal Reserve.  Interest-bearing deposits in banks mature within one year and are carried at cost.  From time to time throughout the year, the Bank’s balances due from other financial institutions exceeded Federal Deposit Insurance Corporation insurance limits.  Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions.  Management considers this to be a normal business risk.

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

26 • 2011 ANNUAL REPORT

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

Loans Held for Sale

            Loans held for sale, which is included in other assets, includes mortgage loans and are reported at the lower of cost or market value. Cost generally approximates market value, given the short duration of these assets. The Company does not retain servicing rights on loans sold.

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

            Legal fees and any other direct costs relating to foreclosures are charged to operations when incurred.  The Bank had $8,827 in other real estate at December 31, 2011 and $7,927 at December 31, 2010.  A loss of $948 was realized on sales of other real estate during 2011 and $2,434 was realized during 2010.

FIRST FARMERS & MERCHANTS BANK • 27

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

Servicing

            Loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage and other loans serviced for others was $9,261and $14,599 at December 31, 2011 and 2010, respectively.  The present value of servicing income is expected to approximate an adequate compensation cost for servicing these loans.  Therefore, no servicing asset has been recorded.

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

Trust Department Assets and Income

            Trust department assets are excluded from the balance sheet and income related to the trust department’s operations is recognized on the accrual basis in the applicable period earned.

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

28 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shareholders’ Equity and Earnings Per Share

            Basic earnings per share represent income available to shareholders divided by the weighted average number of shares of Corporation common stock outstanding during the period.  Diluted earnings per share reflect additional shares of common stock that would have been outstanding if potentially dilutive shares of common stock had been issued, as well as any adjustment to income that would result from the assumed conversion.  For the years ended December 31, 2011, 2010 and 2009, there were no potentially dilutive shares of common stock issuable.

            In 2011, the Corporation adopted a plan to repurchase shares of its common stock.  The plan allowed the purchase of up to 100,000 shares.  The Corporation purchased 100,000 shares in 2011.  For 2010, the Corporation adopted a similar plan allowing it to repurchase up to 100,000 shares of common stock.  The Corporation repurchased 76,993 shares in 2010.

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

	Years Ended December 31,

	2011	2010	2009

Unrealized holding gains (losses)
on available-for-sale securities	$7,688	$(912)	$1,090
Reclassification adjustment for
gains realized in income	(1,458)	(1,614)	(2,481)
Tax effect - (expense) benefit	(2,399)	973	535

Other comprehensive income (loss)	$3,831	$(1,553)	$(856)

Intangible Assets

            Goodwill is accounted for in accordance with FASB ASC Topic 350, “Goodwill and Other Intangible Assets,” which addresses the financial accounting and reporting for acquired goodwill and other intangible assets with indefinite lives.  Pursuant to ASC Topic 350, intangible assets must be periodically tested for impairment.  The Bank completed its impairment review of goodwill and intangible assets during 2011, which indicated no impairment.  Goodwill, amounting to $9,018, is included in other intangibles.  Deposit based intangibles are amortized using the straight-line method over their estimated useful lives of 72 to 180 months.  The estimated aggregate future amortization expense for intangible assets remaining as of December 31, 2011 was $19.

Segment Reporting

            Segments are strategic business units that offer different products and services and are managed separately.  At December 31, 2011, the Corporation and the Bank did not have any identified segments.

FIRST FARMERS & MERCHANTS BANK • 29

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

FASB ASC Topic 320, “Investments—Debt and Equity Securities” (i) changed existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaced the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under ASC Topic 320, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. This guidance became effective during the first quarter of 2009 and did not significantly impact the Corporation’s financial statements.

FASB ASC Topic 715, “Compensation - Retirement Benefits” expanded disclosure requirements related to plan assets of defined benefit pension or other post-retirement benefit plans effective, for the Corporation, beginning with the year-ended December 31, 2009. See Note 16 – Employee Benefit Plans and Note 17 – Post Retirement Benefit Plan.

FASB ASC Topic 805, “Business Combinations” became applicable to the Corporation’s accounting for business combinations closing on or after January 1, 2009. ASC Topic 805 requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Any contingent consideration is also required to be recognized and measured at fair value on the date of acquisition. Acquisition-related costs are to be expensed as incurred. Assets acquired and liabilities assumed in a business combination that arise from contingencies are to be recognized at fair value if fair value can be reasonably estimated. ASC Topic 805 also expands required disclosures regarding the nature and financial effect of business combinations.

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

FASB ASC Topic 820, “Fair Value Measurements and Disclosures.” ASC Topic 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of ASC Topic 820 became effective for the Corporation on January 1, 2008 for financial assets and financial liabilities and on January 1, 2009 for non-financial assets and non-financial liabilities.  Additional new accounting guidance under ASC Topic 820, which became effective during the first quarter of 2009, expanded certain disclosure requirements and affirmed that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for  determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASU 2009-5, “Fair Value Measurements and Disclosures (Topic 820) - Measuring Liabilities at Fair Value,” which became effective during the fourth quarter of 2009, provided guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. See Note 12 - Fair Value Measurements.

30 • 2011 ANNUAL REPORT

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

ASU No. 2010-10, “Consolidations (Topic 810) - Amendments for Certain Investment Funds” defers the effective date of the amendments to the consolidation requirements made by ASU 2009-17 to a company’s interest in an entity (i) that has all of the attributes of an investment company, as specified under ASC Topic 946, “Financial Services - Investment Companies,” or (ii) for which it is industry practice to apply measurement principles of financial reporting that are consistent with those in ASC Topic 946. As a result of the deferral, a company will not be required to apply the ASU 2009-17 amendments to the Subtopic 810-10 consolidation requirements to its interest in an entity that meets the criteria to qualify for the deferral. ASU 2010-10 also clarifies that any interest held by a related party should be treated as though it is an entity’s own interest when evaluating the criteria for determining whether such interest represents a variable interest. In addition, ASU 2010-10 also clarifies that a quantitative calculation should not be the sole basis for evaluating whether a decision maker’s or service provider’s fee is a variable interest. The provisions of ASU 2010-10 became effective for the Corporation as of January 1, 2010 and did not have a significant impact on the Corporation’s financial statements.

ASU No. 2010-20, “Receivables (Topic 310) - Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”  requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses. Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment. The required disclosures include, among other things, a rollforward of the allowance for credit losses as well as information about modified, impaired, non-accrual and past due loans and credit quality indicators. ASU 2010-20 became effective for the Corporation’s financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period. Disclosures that relate to activity during a reporting period became effective for the Corporation’s financial statements on January 1, 2011. Certain disclosures related to troubled debt restructurings were temporarily deferred by ASU 2011-01, “Receivables (Topic 310) - Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20,” and became effective on July 1, 2011 as required by ASU No. 2011-02, “Receivables (Topic 310) - A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring,” as further discussed below. See Note 3 – Loans.

FIRST FARMERS & MERCHANTS BANK • 31

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASU No. 2010-28, “Intangibles - Goodwill and Other (Topic 350) - When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts” modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist such as if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. ASU 2010-28 became effective for the Corporation on January 1, 2011 and did not have a significant impact on the Corporation’s financial statements.

ASU No. 2010-29, “Business Combinations (Topic 805) - Disclosure of Supplementary Pro Forma Information for Business Combinations” provides clarification regarding the acquisition date that should be used for reporting the pro forma financial information disclosures required by Topic 805 when comparative financial statements are presented. ASU 2010-29 also requires entities to provide a description of the nature and amount of material, nonrecurring pro forma adjustments that are directly attributable to the business combination. ASU 2010-29 is effective for the Corporation prospectively for business combinations occurring after December 31, 2010.

ASU No. 2011-02, “Receivables (Topic 310) - A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring” clarifies which loan modifications constitute troubled debt restructurings and is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of recording an impairment loss and for disclosure of troubled debt restructurings. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude, under the guidance clarified by ASU 2011-02, that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties.  ASU 2011-02 became effective for the Corporation on July 1, 2011, and applies retrospectively to restructurings occurring on or after January 1, 2011. See Note 3 - Loans.

ASU No. 2011-03, “Transfers and Servicing (Topic 860) - Reconsideration of Effective Control for Repurchase Agreements” is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. ASU 2011-03 removes from the assessment of effective control (i) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (ii) the collateral maintenance guidance related to that criterion. ASU 2011-03 will be effective for the Corporation on January 1, 2012 and is not expected to have a significant impact on the Corporation’s financial statements.

ASU 2011-04, “Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S.  GAAP and IFRS” amends Topic 820, “Fair Value Measurements and Disclosures,” to converge the fair value measurement guidance in U.S. generally accepted accounting principles and International Financial Reporting Standards. ASU 2011-04 clarifies the application of existing fair value measurement requirements, changes certain principles in Topic 820 and requires additional fair value disclosures. ASU 2011-04 is effective for annual periods beginning after December 15, 2011, and is not expected to have a significant impact on the Corporation’s financial statements.

ASU 2011-05, “Comprehensive Income (Topic 220) - Presentation of Comprehensive Income” amends Topic 220, “Comprehensive Income,” to require that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Additionally, ASU 2011-05 requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented. The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. ASU 2011-05 is effective for annual and interim periods beginning after December 15, 2011; however, certain provisions related to the presentation of reclassification adjustments have been deferred by ASU 2011-12 “Comprehensive Income (Topic 220) - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” as further discussed below. ASU 2011-05 is not expected to have a significant impact on the Corporation’s financial statements.

32 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASU 2011-08, “Intangibles - Goodwill and Other (Topic 350) - Testing Goodwill for Impairment” amends Topic 350, “Intangibles – Goodwill and Other,” to give entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. ASU 2011-08 is effective for annual and interim impairment tests beginning after December 15, 2011, and is not expected to have a significant impact on the Corporation’s financial statements.

ASU 2011-11, “Balance Sheet (Topic 210) - “Disclosures about Offsetting Assets and Liabilities” amends Topic 210, “Balance Sheet,” to require an entity to disclose both gross and net information about financial instruments, such as sales and repurchase agreements and reverse sale and repurchase agreements and securities borrowing/lending  arrangements, and derivative instruments that are eligible for offset in the statement of financial position and/or subject to a master netting arrangement or similar agreement. ASU 2011-11 is effective for annual and interim periods beginning on January 1, 2013, and is not expected to have a significant impact on the Corporation’s financial statements.

ASU 2011-12 “Comprehensive Income (Topic 220) - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” defers changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments to allow the FASB time to redeliberate whether to require presentation of such adjustments on the face of the financial statements to show the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. ASU 2011-12 allows entities to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU No. 2011-05. All other requirements in ASU No. 2011-05 are not affected by ASU No. 2011-12. ASU 2011-12 is effective for annual and interim periods beginning after December 15, 2011 and is not expected to have a significant impact on the Corporation’s financial statements.

NOTE 2 – SECURITIES

                Securities with an amortized cost of $214,834 and $176,158 at December 31, 2011 and 2010, respectively (fair value of $218,693 at December 31, 2011 and $175,463 at December 31, 2010), were pledged to secure deposits and for other purposes as required or permitted by law.  The fair value is established by an independent pricing service as of the approximate dates indicated.  The differences between the amortized cost and fair value reflect current interest rates and represent the potential gain (or loss) if the portfolio had been liquidated on that date.  Security gains (or losses) are realized only in the event of dispositions prior to maturity.

FIRST FARMERS & MERCHANTS BANK • 33

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and fair value of securities available-for-sale and held-to-maturity at December 31, 2011 and 2010 are summarized as follows (dollars in thousands):

	Amortized	Gross Unrealized		Fair
December 31, 2011	Cost	Gains	Losses	Value
Available-for-sale securities
U.S. Government agencies	$58,793	$214	$6	$59,001
Mortgage backed securities	175,352	843	145	176,050
States and political subdivisions	56,452	3,494	-	59,946
Other securities	22,655	582	68	23,169
	$313,252	$5,133	$219	$318,166
Held-to-maturity securities
States and political subdivisions	$35,214	$2,061	$-	$37,275
	$35,214	$2,061	$-	$37,275

	Amortized	Gross Unrealized		Fair
December 31, 2010	Cost	Gains	Losses	Value
Available-for-sale securities
U.S. Government agencies	$ 103,253	$ 55	$ 1,425	$ 101,883
Mortgage backed securities	52,232	147	521	51,858
States and political subdivisions	59,075	609	721	58,963
Other securities	22,936	593	53	23,476
	$ 237,496	$ 1,404	$ 2,720	$ 236,180

Held-to-maturity securities
States and political subdivisions	$ 39,975	$ 823	$ 20	$ 40,778
	$ 39,975	$ 823	$ 20	$ 40,778

            At December 31, 2011, the Bank did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. government agencies, whose aggregate book value exceeded 10% of shareholders’ equity.

            Proceeds from the maturity, call or sale of available-for-sale securities were $246,850, $257,569 and $206,157, during 2011, 2010 and 2009, respectively.  Proceeds from the maturity or call of held-to-maturity securities were $4,725, $7,511 and $11,721 during 2011, 2010 and 2009, respectively.

            The fair values of all securities at December 31, 2011 either equaled or exceeded the cost of those securities, or the decline in fair value is considered temporary.  The information below classifies the investments with unrealized losses at December 31, 2011 according to the term of the unrealized loss.  Management evaluates securities for other-than-temporary impairment periodically, or more frequently when circumstances require an evaluation.  An impairment judgment is based on (i) the amount of time and loss, (ii) the financial condition of the issuer and (iii) management’s intent and ability to hold the investment long enough for any anticipated recovery in value.

Management has the ability and intent to hold the securities classified as held-to-maturity until they mature.  Furthermore, as of December 31, 2011, management also had the ability to hold the securities classified as available-for-sale for a period of time sufficient for a recovery of cost.  The unrealized losses are largely a result of increases in market interest rates over the yield available at the time the underlying securities were purchased.  The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline.  Management does not believe any of the securities are impaired because of reasons of credit quality.

34 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accordingly, as of December 31, 2011, management believes the impairments detailed in the table below are temporary and no impairment loss has been realized in the Corporation’s consolidated income statement.

The following table presents the Bank's investments with unrealized losses at December 31, 2011 and 2010 according to the term of the unrealized loss (dollars in thousands):

December 31, 2011	Less than 12 months		12 months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Type of Security	Value	Losses	Value	Losses	Value	Losses
US Government agencies	$15,063	$7	$-	$-	$15,063	$7
Mortgage backed securities	40,792	145	-	-	40,792	145
Other securities	29,154	67	-	-	29,154	67
	$85,009	$219	$-	$-	$85,009	$219

December 31, 2010	12 months		12 months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Type of Security	Value	Losses	Value	Losses	Value	Losses
US Government agencies	$75,745	$1,425	$-	$-	$75,745	$1,425
Mortgage backed securities	33,257	521	-	-	33,257	521
Other securities	29,627	774	-	-	29,627	774
	$138,629	$2,720	$-	$-	$138,629	$2,720

            At December 31, 2011, none of the 178 state and political subdivision securities had recorded unrealized losses for 2011.

FIRST FARMERS & MERCHANTS BANK • 35

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below shows the amortized cost, fair value and weighted yields (for tax-exempt obligations on a fully taxable basis assuming a 34% tax rate) of investment securities at December 31, 2011 by contractual or legal maturity.  Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

	Amortized Cost	Fair Value	Yield (Unaudited)
Available-for-sale securities
U.S. Government agencies
After one but within five years	$12,067	$12,075	0.9%
After five but within ten years	46,726	46,926	1.9%
Mortgage backed securities
Within one year	2,736	2,729	0.6%
After one but within five years	127,783	128,234	1.2%
After five but within ten years	44,833	45,087	1.9%
States and political subdivisions
Within one year	2,397	2,417	2.4%
After one but within five years	4,893	5,072	4.4%
After five but within ten years	11,753	12,621	5.3%
After ten years	37,409	39,836	5.7%
Other securities
Within one year	5,962	6,024	1.5%
After one but within five years	11,776	12,232	3.2%
After five but within ten years	1,020	1,016	3.9%
After ten years	3,897	3,897	4.6%
	$313,252	$318,166
Held-to-maturity securities
States and political subdivisions
Within one year	2,561	$2,585	5.1%
After one but within five years	7,300	7,581	5.9%
After five but within ten years	10,332	11,006	3.5%
After ten years	15,021	16,103	6.2%
	$35,214	$37,275

36 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS

The following table presents the Bank's loans by category as of December 31, 2011, and 2010 (dollars in thousands):

	2011	2010
Commercial and industrial:
Commercial	$60,448	$68,797
Other	2,601
Tax exempt municipal loans	25,130	28,163
Real estate
Construction	33,270	37,374
Commercial mortgages	152,539	156,704
Residential mortgages	196,913	221,748
Other	30,410	31,129
Retail loans	17,027	15,754
	518,338	559,669
Less:
Net unamortized loan origination fees	(536)	(490)
Allowance for possible loan losses	(9,200)	(9,420)
Total net loans	$508,602	$549,759

            The following table presents the maturities of the Bank's loans by category as of December 31, 2011 (dollars in thousands):

	Within One Year	One to Five Years	After Five Years	Total
Commercial, financial and agricultural	$ 40,135	$ 19,092	$ 3,822	$ 63,049
Tax exempt municipal loans	1,163	9,341	14,626	25,130
Real estate
Construction	10,236	12,919	10,115	33,270
Commercial mortgages	24,085	97,779	30,675	152,539
Residential mortgages	21,001	64,097	111,815	196,913
Other	2,254	13,617	14,539	30,410
Retail loans	10,923	6,073	31	17,027
Total	$ 109,797	$ 222,918	$ 185,623	$ 518,338

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

FIRST FARMERS & MERCHANTS BANK • 37

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. As a general rule, the Corporation avoids financing single-purpose projects unless other underwriting factors are present to help mitigate risk. The Corporation also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At December 31, 2011, approximately half of the outstanding principal balance of the Corporation’s commercial real estate loans were secured by owner-occupied properties.

With respect to loans to developers and builders that are secured by non-owner occupied properties that the Corporation may originate from time to time, the Corporation generally requires the borrower to have had an existing relationship with the Corporation and have a proven record of success. Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Corporation until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

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

38 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides details regarding the aging of the Bank's loan and lease portfolio:

December 31, 2011	30 - 89 Days past due	90 Days and greater Past Due*	Total past dues	Current	Total loans
Retail
Consumer loans	$73	$4	$77	$14,220	$14,297
Residential loans - first lien	4,487	365	4,852	132,980	137,832
Residential loans - junior lien	77	355	432	656	1,088
HELOC's	567	282	849	57,144	57,993
Other retail	1	-	1	25,699	25,700
Retail Totals	$5,205	$1,006	$6,211	$230,699	$236,910
Commercial
Commercial & industrial	$3,858	$1,419	$5,277	$55,171	$60,448
Non-farm, non-residential real estate	2,166	320	2,486	137,661	140,147
Construction & development	44	-	44	28,998	29,042
Multifamily real estate	-	-	-	4,095	4,095
Other commercial	1,441	159	1,600	46,096	47,696
Commercial Totals	$7,509	$1,898	$9,407	$272,021	$281,428
TOTAL	$12,714	$2,904	$15,618	$502,720	$518,338
December 31, 2010	30 - 89 Days Past Due	90 Days Past Due*	Total Past Dues	Current	Total Loans
Retail
Consumer loans	$229	$104	$333	$13,886	$14,219
Residential loans - first lien	420	1,819	2,239	150,436	152,675
Residential loans - junior lien	-	156	156	985	1,141
HELOC's	398	717	1,115	55,917	57,032
Other retail	14	358	372	28,711	29,083
Retail Totals	$1,061	$3,154	$4,215	$249,935	$254,150
Commercial
Commercial & industrial	$1,532	$725	$2,257	$57,741	$59,998
Non-farm, non-residential real estate	5,322	3,734	9,056	145,074	154,130
Construction & development	367	-	367	32,518	32,884
Other commercial	63	646	709	57,798	58,507
Commercial Totals	$7,284	$5,105	$12,389	$293,130	$305,519
TOTAL	$8,345	$8,259	$16,604	$543,065	$559,669
*Includes all loans on non-accrual and all bankruptcies

The following table shows loans as of December 31, 2011 related to each balance in the allowance for possible loan and lease losses by portfolio segment and disaggregated on the basis of the Bank’s impairment methodology (dollars in thousands):

	Commercial	Residential real estate	Consumer & other retail	Totals
Loans individually evaluated for impairment	$12,387	$1,217	$-	$13,604
Loans collectively evaluated for impairment	270,766	219,912	14,056	$504,734
Total	$283,153	$221,129	$14,056	$518,338

FIRST FARMERS & MERCHANTS BANK • 39

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the impaired loans by loan type as of December 31, 2011 and 2010:

2011	Unpaid Contractual Principal Balance	Recorded Investment with no allowance	Recorded Investment with allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Commercial	$14,325	$3,724	$8,663	$12,387	$1,111	$12,769
Residential real estate	1,388	142	1,075	1,217	131	1,269
Total	$15,713	$3,866	$9,738	$13,604	$1,242	$14,038

2010	Unpaid Contractual Principal Balance	Recorded Investment with no allowance	Recorded Investment with allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Commercial	$27,198	$9,215	$14,333	$23,548	$2,707	$24,274
Residential real estate	1,784	801	744	1,545	205	1,611
Total	$28,982	$10,016	$15,077	$25,093	$2,912	$25,885

            The average recorded investment in impaired loans was $12,715 in 2011 and $22,600 in 2010.  The loans in the above table that have been identified as impaired and not accruing interest total $11,469 for December 31, 2011 and $8,259 for December 31, 2010.  Interest received on those loans was approximately $959 in 2011 and $619 in 2010.  The gross interest income that would have been recorded if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, was $1,384, $958 and $1,600 for the years ended December 31, 2011, 2010 and 2009, respectively.

            Year-end non-accrual loans, segregated by class of loans, were as follows:

	2011	2010
Commercial & industrial	$5,030	$725
Other commercial	876	646
Commercial real estate	2,030	3,734
Residential real estate	3,129	2,692
Consumer loans	72	104
Other retail	332	358
	$11,469	$8,259

             The restructuring of a loan is considered a “troubled debt restructuring” if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession. Concessions may include interest rate reductions or below market interest rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses. Troubled debt restructurings during 2011 and 2010 are set forth in the following table.

	As of December 31,
	2011		2010
	Number of Contracts	Outstanding recorded Investment	Number of Contracts	Outstanding recorded Investment
Troubled debt restructurings:
Residential - prime	8	$ 1,197	7	$ 1,180
Consumer - other	24	6,733	30	13,644
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Defaulted troubled debt restructurings:
Residential - prime	1	$ 441	1	$ 29
Consumer - other	2	340	4	742

40 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certain related parties (primarily directors and senior officers of the Corporation or the Bank, including their affiliates, families and companies in which they hold 10% or more ownership) were customers of, and had loans and other transactions with, the Bank in the ordinary course of business.   An analysis of the activity with respect to such loans for the years ended December 31, 2011 and 2010 is shown in the table below (dollars in thousands).  These totals exclude loans made in the ordinary course of business to other companies with which neither the Corporation nor the Bank had a relationship other than the association of one of its directors in the capacity of officer or director.  These loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons.  They did not involve more than the normal risk of collectability or present other unfavorable features.  No related party loans were charged off in 2011 or 2010.

	2011	2010
Balance at Beginning of Year	$4,361	$3,385
Additions	848	3,108
Amount Collected	(1,380)	(2,132)
Balance at End of Year	$3,829	$4,361

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

Risk Rating 1:  Minimal Risk

General Characteristics:

  Substantially risk free

  Federal, state, or municipal subdivisions with acceptable investment grade credit rating.

  Large national, regional, or local entity with proven access to capital markets.

  Diversity in its line of business with stable and diversified sales base.

  Borrower is considered to be an industry leader with many consecutive years of strong profits and exhibits a financial condition, equity position, liquidity, and debt service capacity far exceeding industry norms.

  Borrower has an abundance of unpledged financeable assets coupled with superior cash generation capabilities.

  Industry conditions and trends are positive and strong.

  Borrower has strong management with evidence of management succession.

  Credit rating by Moody’s, Standard & Poor, or other qualified rating agency that is grade A or higher.

  A cash secured loan with the cash on deposit in our bank or a guaranty from the Federal government also warrants this risk rating.

Risk Rating 2             Modest Risk

General Characteristics:

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

  Borrower has a proven history of profitability and financial stability.

  Borrower has a strong market position in its industry and has an abundance of financeable assets available to protect the bank’s position.

  Proven and steady management with good management succession.

  Borrower can withstand major market instabilities of short duration.

  Credit rating by Moody’s, Standard & Poor, or other qualified rating agency that is grade BAA or higher.

Risk Rating 3             Average Risk

General Characteristics:

  Borrower shows a stable earnings history and financial condition in line with industry norms with indications that these trends will continue.

  The credit extension is considered sound, however elements may be present which suggest the borrower may not be free from temporary impairments in the future.

  Liquidity and leverage is in line with industry norms.

  Good management with acceptable management succession.

  Under most economic and business conditions has access to alternative financing but limited or no access to capital markets for short-term or capital needs.

  Borrower may be an individual with a sound financial condition and liquidity with proven historical income to repay the debt as scheduled.

  Credit extensions are generally secured by acceptable collateral.

Risk Rating 4             Acceptable Risk

General Characteristics:

  Credit is to a borrower with smaller margins of debt service coverage and with some elements of reduced financial strength.

  Borrower is generally in a lower average market position in its industry.

  Borrower shows satisfactory asset quality and liquidity, good debt capacity and coverage, and good management in critical positions.

  Management is of unquestioned character but management succession may be questionable.

  Borrower can obtain similar financing from other financial institutions.

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

  Credit extensions are generally secured by acceptable collateral.

Risk Rating 5             Pass / Watch

General Characteristics:

  Loans considered for this risk rating require a heightened level of supervision.

42 • 2011 ANNUAL REPORT

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

  Borrower generally has a small market position in its industry.

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

  Borrower’s ability to obtain financing from other financial institutions may be impaired.

  Credit to individuals with marginal financial condition and liquidity but with income still sufficient to service the debt.

Risk Rating 6                 Special Mention

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

General Characteristics:

  Cash flow may not be sufficient to fund anticipated cash needs.

  Sufficiently or modestly sufficiently financeable assets are available to protect the bank’s position.

  Adverse trends in operations/profits or unbalanced position in the balance sheet but not to the point where repayment is in jeopardy.

  Borrower generally shows limited liquidity or high leverage.

  Borrower’s financial position is in the lower quartile of industry norms.

  Business exhibits a deteriorating market position in the industry.

  Management lacks depth and succession.

  Business is unable to withstand temporary setbacks without affecting repayment capability.

  Borrower is not financeable by another bank but possibly by a finance company or specialized lender.

FIRST FARMERS & MERCHANTS BANK • 43

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Risk Rating 7             Substandard

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

  Cash flow is generally not sufficient to fund anticipated cash needs.

  Financeable assets may not be sufficient to protect the bank’s position.

  Adverse trends in operations that jeopardized debt repayment may require the borrower to undertake a significant reorganization of financing or the business.

  Borrower shows poor liquidity and high leverage impairing the repayment of the debt in accordance with agreed upon terms.

  Management lacks depth and succession; may be inexperienced or of questionable character.

  Borrower’s market position in the industry is deteriorating.

  Borrower is not financeable by another bank or finance company.

Risk Rating 8        Doubtful

An asset classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

General Characteristics:

  Inadequate primary source of repayment.  Assumes a less than satisfactory secondary source of repayment on a most-likely case basis.  There may be an adequate secondary source of repayment on a best-case basis.

  Borrowers have the same weaknesses found in Substandard borrowers.

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

  Cash flow is insufficient to fund cash needs.

  Financeable assets are insufficient to protect the bank’s position.

  Source of debt repayment is dependent on liquidation of assets with a probable loss.

  Borrower may no longer be a going concern, or may not exist as a going concern for the foreseeable future.

  No alternative financing sources exist.

44 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents risk grades and classified loans by class of commercial loan (dollars in thousands):

Commercial Loan Portfolio: Credit risk profile by internally assigned grade	Commercial & Industrial	Non-Farm, Non-Residential Real Estate Loans	Construction & Development	Commercial Loans Secured by Residential R/E	All Other Commercial Loans	Commercial Loan Totals

Pass	$50,163	$132,291	$27,613	$2,979	$44,837	$257,883
Special Mention	4,137	4,232	504	439	-	9,312
Substandard	1,692	2,033	925	677	1,480	6,807
Doubtful	4,456	1,591	-	-	1,379	7,426
TOTALS	$60,448	$140,147	$29,042	$4,095	$47,696	$281,428
Retail Loan Portfolio: Credit risk profiles based on delinquency status classification	Consumer Loans	Single-Family Residential**	All Other Retail Loans	Retail Loan Totals
Performing	$14,225	$193,784	$25,368	$233,377
Non-performing*	72	3,129	332	3,533
TOTALS	$14,297	$196,913	$25,700	$236,910

 *Loans are classified as non-performing loans and are automatically placed on non-accrual status once they reach 90 days past due
**Single-family residential loans includes primary liens, closed-end secondary liens, residential construction loans, and home equity lines of credit

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

46 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The following table summarizes the allocation in the allowance for loan and lease losses by loan segment for the year ended December 31, 2011 (dollars in thousands):

	Commercial	Residential Real Estate	Consumer & Other Retail	Unallocated	Totals
Beginning Balance	$6,915	$2,001	$408	$96	$9,420
Less: Charge-offs	3,353	52	147		3,552
Add: Recoveries	103	-	104		207
Add: Provisions	2,292	164	(173)	842	3,125
Ending Balance	$5,957	$2,113	$192	$938	$9,200

	Commercial	Residential Real Estate	Consumer & Other Retail	Unallocated	Totals
Loans individually evaluated for impairment	$1,111	$131	$-	$-	$1,242
Loans collectively evaluated for impairment	4,846	1,982	192	938	7,958
Ending Balance	$5,957	$2,113	$192	$938	$9,200

The following table summarizes the changes in the allowance for loan and lease losses for the years ended December 31, 2011 and 2010 (dollars in thousands):

	2011	2010
Balance at beginning of period	$9,420	$8,929
Provision (reduction) charged (credited) to operating expenses	3,125	1,896
Charge-offs:
Commercial and industrial	(3,353)	(2,046)
Real estate	(52)	(108)
Consumer and other	(147)	(77)
Total charge-offs	(3,552)	(2,231)
Recoveries:
Commercial and industrial	103	782
Real estate	-	-
Consumer and other	104	44
Total recoveries	207	826
Balance at end of year	$9,200	$9,420

FIRST FARMERS & MERCHANTS BANK • 47

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 5 – BANK PREMISES AND EQUIPMENT

            The following table presents the Bank's assets by category at December 31, 2011 and 2010 (dollars in thousands):

	2011	2010

Land	$9,003	$9,008
Premises	20,784	19,233
Furniture and equipment	8,505	8,669
Leasehold improvements	1,398	1,487
	39,690	38,397
Less allowance for depreciation and amortization	(15,366)	(15,555)
	$24,324	$22,842

Annual provisions for depreciation and amortization of Bank premises and equipment totaled $1,270 for 2011, $1,195 for 2010 and $1,235 for 2009.  Included in premises, furniture and equipment cost and allowance for depreciation and amortization are certain fully depreciated assets totaling $6,518 at December 31, 2011.

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

 NOTE 7 – LEASES

            Real property for four of the Bank's office locations and certain equipment are leased under noncancelable operating leases expiring at various times through 2028.  In most cases, the leases provide for one or more renewal options of five to ten years under the same or similar terms.  In addition, various items of office equipment are leased under cancelable operating leases.  Total rental expense incurred under all operating leases, including short-term leases with terms of less than one month, amounted to approximately $13, $13 and $35 for equipment leases and approximately $236, $293 and $331 for building leases in 2011, 2010 and 2009, respectively.  Future minimum lease commitments as of December 31, 2011 under all noncancelable operating leases with initial terms of one year or more are shown in the following table (dollars in thousands):

Year	Lease Payments
2012	$ 253
2013	234
2014	234
2015	199
2016	195
Total	$ 1,115

48 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – FEDERAL AND STATE INCOME TAXES

                The following table presents components of income tax expense attributable to continuing operations for the years ended December 31, 2011, 2010 and 2009 (dollars in thousands):

	2011	2010	2009
Current:
Federal	$1,734	$1,873	$1,569
State	-	-	-
Total current	1,734	1,873	1,569
Deferred:
Federal	(138)	(726)	(107)
State	(61)	(144)	(9)
Total deferred	(199)	(870)	(116)
Total provision for income	$1,535	$1,003	$1,453

Deferred Tax Effects of Principal Temporary Differences	2011	2010	2009
Allowance for possible loan losses	$3,519	$3,604	$3,415
Deferred compensation	2,234	2,050	1,861
Write down of other real estate	1,621	1,052	15
Amortization of core deposit intangible	575	727	878
Recognition of nonaccrual loan income	66	90	264
Unrealized gains (losses) on available-for-sale securities	(1,892)	506	(466)
Deferred post-retirement benefit	1,924	1,883	1,955
Accelerated depreciation	(562)	(282)	(251)
Amortization of goodwill	(2,152)	(1,937)	(1,722)
Alternative Minimum Tax	422	345	328
Dividend Income - F&M West	(241)	(244)	(248)
Prepaid expense	49	-	-
Other	(410)	(442)	(520)
Net deferred tax asset	$5,153	$7,352	$5,509

Reconciliation of Total Income Taxes Reported with the Amount of Income Taxes Computed at the
Federal Statutory Rate (34% Each Year)	2011	2010	2009
Tax expense at statutory rate	$3,319	$2,791	$3,372
Increase (decrease) in taxes resulting from:
Tax exempt interest	(1,533)	(1,635)	(1,739)
Nondeductible interest expense	45	70	99
Employee benefits	(244)	(286)	(233)
Other nondeductible expenses
(nontaxable income) - net	55	56	54
State income taxes net of federal tax benefit	(40)	(95)	(6)
Dividend income exclusion	(52)	(51)	(48)
Other	(15)	153	(46)
Total provision for income taxes	$1,535	$1,003	$1,453

Effective tax rate	15.7%	12.2%	14.7%

FIRST FARMERS & MERCHANTS BANK • 49

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation and one of its subsidiaries file consolidated income tax returns with the Internal Revenue Service and State of Tennessee.  The Corporation is not subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2008.  There was no valuation allowance for deferred tax assets at December 31, 2011 and 2010.  Management believes it is more-likely-than-not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

The Corporation did not have any liability for unrecognized tax benefits as of December 31, 2011 or 2010.

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

Scheduled annual principal maturities and interest rate terms of borrowings under this credit line as of December 31, 2011 for the next two years are as follows (dollars in thousands):

2012	7,000,000
2013	10,100,000
Total	$17,100,000

Stock held in the FHLB totaling $3,009 at December 31, 2011 is carried at cost.  The stock is restricted and can only be sold back to the FHLB at par.

The Bank also has a Cash Management Advance Line of Credit Agreement (the “CMA”) dated June 21, 2010, with the Federal Home Loan Bank.  The CMA is a component of the Blanket Agreement.  The purpose of the CMA is to assist with short-term liquidity management.  Under the terms of the CMA, the Bank may borrow a maximum of $40,000, selecting a variable rate of interest for up to 90 days or a fixed rate for a maximum of 30 days.  There were no borrowings outstanding under the CMA as of December 31, 2011.

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

            The total outstanding loan commitments and standby letters of credit in the normal course of business were $110,605 and $8,370, respectively, at December 31, 2011; and $94,700 and $9,400 at December 31, 2010, respectively.  Loan commitments are agreements to lend to a customer provided there is not a violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit may expire without being used.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.  The credit risk involved in issuing letters of credit is essentially the same as that involved in making a loan.

50 • 2011 ANNUAL REPORT

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

            Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios of Total Capital and Tier I Capital to risk-weighted assets and of Tier I Capital to average assets.  Actual capital amounts and ratios are presented in the table below (dollars in thousands).  Management believes, as of December 31, 2011, that the Corporation and the Bank met all capital adequacy requirements to which they were subject.

			For Minimum Capital		For Minimum Regulatory
(Dollars in Thousands)	Actual		Adequacy Purposes		Compliance Purposes
As of December 31, 2011	Amount	Ratio	Amount	Ratio > or =	Amount	Ratio > or =
Total Capital (to Risk Weighted
Assets) Consolidated	$ 107,199	16.82%	$ 50,986	8.00%	$ -	-
Bank	104,199	16.45%	50,674	8.00%	63,343	10.00%
Tier I Capital (to Risk Weighted
Assets) Consolidated	99,266	15.57%	25,502	4.00%	-	-
Bank	96,266	15.20%	25,336	4.00%	38,000	6.00%
Tier I Capital (to Average
Assets) Consolidated	99,266	10.03%	39,588	4.00%	-	-
Bank	96,266	9.73%	39,563	4.00%	49,469	5.00%
As of December 31, 2010
Total Capital (to Risk Weighted
Assets) Consolidated	$ 106,147	16.21%	$ 52,386	8.00%	$ -	-
Bank	103,093	15.84%	52,067	8.00%	65,084	10.00%
Tier I Capital (to Risk Weighted
Assets) Consolidated	97,994	14.96%	26,188	4.00%	-	-
Bank	94,940	14.58%	26,040	4.00%	39,070	6.00%
Tier I Capital (to Average
Assets) Consolidated	97,994	10.39%	37,726	4.00%	-	-
Bank	94,940	10.07%	37,709	4.00%	47,140	5.00%

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

A description of the valuation methodologies used for instruments measured at fair value as well as the general classification of such instruments pursuant to the valuation hierarchy is set forth below. These valuation methodologies were applied to all of the Corporation’s and the Bank’s financial assets and financial liabilities of the Corporation and the Bank carried at fair value effective January 1, 2009.  In general, fair value is based on quoted market prices, where available.  If such quoted market prices are not available, fair value is based on internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Corporation’s creditworthiness among other things, as well as unobservable parameters.  Any such valuation adjustments are applied consistently over time.  The Corporation’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  While management believes the valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.  Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates and, therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein.

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

52 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2011, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2011
Securities available-for-sale:	Level 1	Level 2	Level 3	Total
U.S. Government agencies	$ -	$ 59,001	$ -	$ 59,001
Mortgage backed securities	-	176,050	-	176,050
States and political subdivisions	-	59,946	-	59,946
Other securities	-	23,169	-	23,169
Total assets at fair value	$ -	$ 318,166	$ -	$ 318,166
Assets and liabilities measured at fair value on a recurring basis as of December 31, 2010
Securities available for sale:	Level 1	Level 2	Level 3	Total
U.S. Government agencies	$ -	$ 101,883	$ -	$ 101,883
Mortgage backed securities	-	51,858	-	51,858
States and political subdivisions	-	58,963	-	58,963
Other securities	-	23,476	-	23,476
Total assets at fair value	$ -	$ 236,180	$ -	$ 236,180

Certain financial assets and liabilities are measured at fair value on a nonrecurring basis. These instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The only financial asset or liability measured at fair value on a non-recurring basis for 2011 was impaired loans.

Impaired Loans – Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral.  Collateral values are estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria.  During 2011, certain impaired loans were re-measured and reported at fair value through a specific valuation allowance allocation of the allowance for loan and lease losses based on the fair value of the underlying collateral.  Impaired loans with a carrying value of $13,604 were reduced by specific valuation allowance allocations totaling $1,242 to a total reported fair value of $12,362 based on collateral valuations utilizing Level 3 valuation inputs.

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

During 2011, certain foreclosed assets, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for loan and lease losses based upon the fair value of the foreclosed asset.  The fair value of a foreclosed asset, upon initial recognition, is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria.  Foreclosed assets measured at fair value totaled $8,827 (utilizing Level 2 valuation inputs) at December 31, 2011 and $7,927 at December 31, 2010.

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

            At December 31, 2011, the Bank had outstanding standby letters of credit and commitments to extend credit.  These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed and subject to customer’s credit quality.

The following table presents the fair value of the Bank's financial instruments as of December 31, 2011 and 2010 (dollars in thousands):

	December 31, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and due from banks	$17,927	$17,927	$11,161	$11,161
Interest-bearing deposits in banks	38,594	38,594	4,238	4,238
Federal funds sold	16,500	16,500	17,100	17,100
Securities available-for-sale	318,166	318,166	236,180	236,180
Securities held-to-maturity	35,214	37,275	39,975	40,778
Loans, net	508,602	523,847	549,759	563,270
Accrued interest receivable	4,095	4,095	4,044	4,044
Financial liabilities
Deposits	856,430	858,774	791,826	793,270
Federal funds purchased and
securities sold under agreements
to repurchase	16,347	16,347	5,813	5,813
Other short term liabilities	-	-	372	372
FHLB borrowings	17,100	17,521	24,100	24,901
Accrued interest payable	878	878	1,078	1,078
Off-balance sheet credit related instruments:
Commitments to extend credit		109		95

54 • 2011 ANNUAL REPORT

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

NOTE 13 – QUARTERLY RESULTS OF OPERATIONS (Unaudited)

The following table presents unaudited quarterly interim financial information for the Corporation for the years ended December 31, 2011 and 2010 (dollars in thousands, except per share amount):

	First	Second	Third	Fourth
2011	Quarter	Quarter	Quarter	Quarter	Total
Interest income	$9,461	$9,680	$9,541	$9,286	$37,968
Interest expense	1,372	1,255	1,179	1,136	4,942
Net interest income	8,089	8,425	8,362	8,150	33,026
Provision for possible loan losses
(recoveries), net	725	750	750	900	3,125
Noninterest expenses, net of
noninterest income	5,494	5,358	4,687	4,599	20,138
Income before income taxes	1,870	2,317	2,925	2,651	9,763
Income taxes	325	306	632	272	1,535
Net income	$1,545	$2,011	$2,293	$2,379	$8,228
Basic earnings per share	$0.29	$0.37	$0.43	$0.44	$1.53
Weighted average shares outstanding per quarter	5,427,650	5,392,760	5,380,000	5,374,531	5,393,765
	First	Second	Third	Fourth
2010	Quarter	Quarter	Quarter	Quarter	Total
Interest income	$10,019	$10,174	$9,563	$9,853	$39,609
Interest expense	1,927	1,785	1,715	1,574	7,001
Net interest income	8,092	8,389	7,848	8,279	32,608
Provision for possible loan losses
(recoveries), net	1,086	405	-	405	1,896
Noninterest expenses, net of
noninterest income	5,882	5,848	5,544	5,229	22,503
Income before income taxes	1,124	2,136	2,304	2,645	8,209
Income taxes	(68)	196	478	397	1,003
Net income	$1,192	$ ,940	$1,826	$2,248	$7,206
Basic earnings per share	$0.22	$0.35	$0.33	$0.41	$1.31
Weighted average shares outstanding per quarter	5,504,030	5,487,729	5,487,713	5,465,664	5,486,183

FIRST FARMERS & MERCHANTS BANK • 55

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – DEPOSITS

            The Bank does not have any foreign offices and all deposits are serviced in its 17 domestic offices.  Maturities of time deposits of $100 or more at December 31, 2011 and 2010 are as follows (dollars in thousands):

	2011	2010

Under 3 months	$31,221	$35,163
3 to 12 months	52,729	54,769
Over 12 months	24,972	17,493

Total	$108,922	$107,425

The following table presents maturities of interest-bearing deposits as of December 31, 2011 (dollars in thousands):

Interest bearing transaction accounts	$ 470,839
2012	191,681
2013	13,801
2014	8,882
2015	12,774
2016	14,437
Thereafter	13
Total	$ 712,427

56 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – CONDENSED FINANCIAL INFORMATION OF THE CORPORATION

            The following tables present the condensed balance sheets, statements of income and cash flows of the Corporation as of December 31, 2011 and 2010 (dollars in thousands, except per share amounts):

CONDENSED BALANCE SHEETS

	As of December 31,
	2011	2010
Cash	$ 443	$ 501
Investment in bank subsidiary - at equity	108,306	103,168
Investment in credit life insurance company - at cost	54	54
Investment in other securities	17	17
Dividends receivable from bank subsidiary	1,972	-
Cash surrender value - life insurance	3,950	3,820
Total assets	$ 114,742	$ 107,560
Liabilities
Payable to bank subsidiary	$ -	$ -
Payable to directors	1,559	1,429
Other payable	(1)	4
Dividends payable	1,972	-
Total liabilities	3,530	1,433
Shareholders' equity
Common stock - $10 par value, 8,000,000 shares authorized;
5,330,000 and 5,430,000 shares issued and outstanding,
as of December 31, 2011 and December 31, 2010, respectively	53,300	54,300
Retained earnings	54,890	52,636
Accumulated other comprehensive income	3,022	(809)
Total shareholders' equity	111,212	106,127
Total liabilities and shareholders' equity	$ 114,742	$ 107,560

CONDENSED STATEMENTS OF INCOME

	Years ended December 31,
	2011	2010	2009
Operating income
Dividends from bank subsidiary	$6,974	$6,603	$8,206
Other dividend income	15	8	13
Interest income	-	-	1
Other	130	156	131
Operating expenses	(199)	(197)	(189)
Income before equity in undistributed net
income of bank subsidiary	6,920	6,570	8,162
Equity in undistributed net income of bank subsidiary	1,308	636	302
Net Income	$8,228	$7,206	$8,464

FIRST FARMERS & MERCHANTS BANK • 57

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended Dec. 31,
	2011	2010
Operating activities
Net income for the year	$8,228	$7,206
Adjustments to reconcile net income to net cash
provided by operating activities
Equity in undistributed net income of bank subsidiary	(1,308)	(636)
Increase in cash surrender value of life insurance contracts	(130)	(156)
Increase/Decrease in other assets	(1,972)	2,538
Increase/Decrease in payables	126	144
Total adjustments	(3,284)	1,890
Net cash provided by operating activities	4,944	9,096
Investing activities
Purchase of single premium life insurance policy	-	(190)
Net cash used by investing activities	-	(190)
Financing activities
Payment to repurchase common stock	(3,011)	(2,564)
Cash dividends paid	(1,991)	(6,077)
Net cash used by financing activities	(5,002)	(8,641)
Increase (decrease) in cash	(58)	265
Cash at beginning of year	501	236
Cash at end of year	$443	$501

NOTE 16 – EMPLOYEE BENEFIT PLANS

            The Bank contributes to a qualified profit-sharing plan covering employees who meet participation requirements.  The amount of the contribution is at the discretion of the Bank’s Board of Directors, up to the maximum deduction allowed for federal income tax purposes.  Contributions to the plan, which amounted to approximately $874, $764 and $1,170 in 2011, 2010 and 2009, respectively, are included in salaries and employee benefits expense.

            In 1992, the Bank formalized a nonqualified salary continuation plan for certain key officers.  In connection with this plan, the value of the single premium universal life insurance policies (approximately $960 at December 31, 2011 and approximately $933 at December 31, 2010) purchased in 1993 to fund the plan and the related liability (approximately $76 at December 31, 2011 and $112 at December 31, 2010) were included in other assets and other liabilities, respectively.  Net noncash income/expense recognized a gain on these policies of $18 in 2011, and recognized a loss of $3 in 2010.  Net noncash income/expense recognized a gain on these policies $20 in 2009.  These amounts are included in the above asset values.  The principal cost of the plan is accrued over the anticipated remaining period of active employment, based on the present value of the expected retirement benefit.  Beginning in January 2009, the Bank combined the income and expense related to the plan.

            In 1993, the Corporation and the Bank implemented a deferred compensation plan that permits directors to defer their director's fees and earn interest on the deferred amount.  Liability increases for current deferred fees, net of benefits paid, of approximately $521 for 2011, $532 for 2010 and $536 for 2009 have been recognized in the accompanying consolidated financial statements.  In connection with this plan, a single premium universal life insurance policy was purchased on the life of each director who elected to participate.  Net noncash income recognized on these policies of approximately $405 in 2011, $477 in 2010 and $355 in 2009 was included in the cash surrender values of $13,194, $12,788 and $11,518 reported in other assets at December 31, 2011, 2010 and 2009, respectively.

58 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            In 1996, the Bank established an officer group term replacement/split-dollar plan to provide life insurance benefits that would continue after retirement.  A single premium universal life insurance policy was purchased to fund the plan and a split-dollar agreement was made with an irrevocable trust that specified the portion of the insurance proceeds that would become part of the trust.  The value of this policy ($1,275 at December 31, 2011 and $1,250 at December 31, 2010) is included in other assets, and net noncash income recognized on this policy of approximately $25 in 2011, $24 in 2010 and $29 in 2009 is included in the above asset values.

            In 2002, the Bank implemented a Director Split-Dollar Life Insurance Plan and an Executive Split-Dollar Life Insurance Plan.  The Bank purchased a single premium whole life insurance policy on the life of each participant and endorsed a portion of the policy death benefits to the insured’s estate, a trust or another individual.  The total life insurance purchased was $3,735 in 2002, approximately $190 in 2003 and approximately $253 in 2004.  Additional single premium universal life insurance policies, totaling approximately $154 in 2005, $623 in 2007, $559 in 2008, and $833 in 2009, and $254 in 2011, were purchased for new participants.  Net noncash income was recognized on these policies of approximately $270 in 2011 and $342 in 2010 and was included in the asset value of $8,192 as of December 31, 2011 ($7,670 as of December 31, 2010), which is a part of bank other assets.

              ASC Topic 715 requires the recognition of a liability and related compensation expense for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to post-retirement periods.  Life insurance policies purchased for the purpose of providing such benefits do not effectively settle an entity’s obligation to the employee.  Accordingly, the entity must recognize a liability and related compensation expense during the employee’s active service period based on the future cost of insurance to be incurred during the employee’s retirement.  If the entity has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in ASC Topic 715.  This topic provides accounting guidance for postretirement benefits related to collateral assignment split-dollar life insurance arrangements, whereby the employee owns and controls the insurance policies. The consensus concludes that an employer should recognize a liability for the postretirement benefit in accordance with ASC Topic 715, as well as recognize an asset based on the substance of the arrangement with the employee. The guidance was effective for fiscal years beginning after December 15, 2010. The Corporation and the Bank adopted ASC Topic 715 on January 1, 2010, and the effect of adoption on the consolidated financial statements was a reduction in retained earnings of approximately $342 and an increase in accrued liabilities of approximately $342.

            The Bank is the beneficiary of the insurance policies that fund the salary continuation plan, the deferred compensation plan, the group term replacement/split-dollar plan and the split-dollar life insurance plans.  These policies had an aggregate current death benefit of $48,241 at December 31, 2011.

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

  25 years of service at any age;

  15 years of service at attained age 60; and

  15 years of service at attained age 55, with a qualifying disability

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

             The following table provides further information about the plan (dollars in thousands):

Obligations and Funded Status
	Post-Retirement Benefits
	2011	2010
Change in benefit obligation
Benefit obligation at beginning of year	$ 1,819	$ 1,924
Service cost	23	22
Interest cost	156	160
Plan participants' contributions	107	102
Actuarial (gain) loss	2,939	(117)
Benefits paid	(472)	(272)
Benefit obligation at end of year	$ 4,572	$ 1,819
Change in plan assets
Fair value of plans assets at beginning of year	$ -	$ -
Actual return on plan assets	-	-
Employer contribution	365	170
Plan participants' contributions	107	102
Benefits paid	(472)	(272)
Fair value of plan assets at end of year	$ -	$ -
Funded status	$ (4,572)	$ (1,819)
Unrecognized net actuarial (gain) loss	(697)	(3,240)
Prepaid (accrued) benefit cost	$ (5,269)	$ (5,059)

 The discount rate utilized to determine the benefit obligation was 8% for 2011 and 2010.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (dollars in thousands):

Year	Gross Benefits	Participant Contributions	Company Benefits
2012	$ 366	$ 106	$ 260
2013	393	122	271
2014	453	143	310
2015	479	169	310
2016	507	184	323
2017 and later	3,132	1,294	1,838
	$ 5,330	$ 2,018	$ 3,312

60 • 2011 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The following table gives the Health Care Cost Trend, which is applied to gross charges, net claims and retiree paid premiums to reflect the Corporation's past practice and stated ongoing intention to maintain relatively constant cost sharing between the Corporation and retirees:

	2011	2010
Health care cost trend rate assumed for next year	7.5 - 11%	5.5 - 7%
Rate to which the cost trend rate is assumed
to decline (the ultimate trend rate)	5%	6%
Year that the rate reaches the ultimate trend rate	2018	2013

                   Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.  A one-percentage-point change in assumed health care cost trend rates would have the following effects (dollars in thousands):

	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on total of service and interest cost	$ 613	$ (519)
Effect on postretirement benefit obligation	61	(64)

FIRST FARMERS & MERCHANTS BANK • 61

SHAREHOLDER INFORMATION

            The 5,330,000 shares of common stock of the Corporation outstanding at December 31, 2011 had an estimated market value of $149.1 million and were held by 2,091 shareholders located primarily in the Corporation’s market area.  A small number of shareholders are not identified individually because some bank nominees, including the Bank's Trust Department, are listed as record owners when, in fact, these holdings represent more than one beneficial owner.  No single shareholder's ownership exceeded 5% at year end.

                 There is no established public trading market for shares of the Corporation’s common stock.  The table below shows the high and low price of the Corporation's common stock taken from reported prices by those buyers and sellers willing to disclose this information.  This table also shows the semi-annual dividend declared per share of common stock, in each of the last two years.  In 2011, the Corporation repurchased 100,000 shares of its common stock in several privately negotiated transactions.

		High	Low	Dividend
2011	First Quarter	$35.00	$30.00	$-
	Second Quarter	32.00	30.00	0.370
	Third Quarter	31.00	30.00	-
	Fourth Quarter	40.00	25.00	0.370

2010	First Quarter	$43.20	$42.30	$-
	Second Quarter	42.30	38.10	0.370
	Third Quarter	38.95	38.10	-
	Fourth Quarter	38.95	31.13	0.370

ADDITIONAL FINANCIAL DATA

            The following table presents consolidated comparative data for the Corporation for the years shown:

COMPARATIVE DATA
(Dollars In Thousands)
	2011	2010	2009	2008	2007

Total Assets	$ 1,017,449	$ 941,709	$ 935,028	$ 911,137	$ 823,046

Average assets	$ 975,312	$ 953,239	$ 922,568	$ 855,278	$ 797,239

Average loans (net)	$ 534,841	$ 564,388	$ 579,998	$ 534,441	$ 484,308

Average deposits	$ 820,250	$ 795,786	$ 760,315	$ 701,428	$ 673,728
Return on
average assets	0.84%	0.76%	0.92%	1.08%	1.08%
Return on
average equity	7.52%	6.60%	7.90%	8.60%	8.36%
Tier 1 capital
to average assets	10.03%	10.39%	10.55%	10.93%	12.22%

62 • 2011 ANNUAL REPORT

2011 OFFICERS

T. Randy Stevens, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER	Miriam T. Green, BRANCH MANAGER II
Timothy E. Pettus, PRESIDENT	Billy R. Harvel, VICE PRESIDENT
John P. Tomlinson, III, CHIEF ADMINISTRATIVE OFFICER	Judy M. Hickman, BRANCH ADMINISTRATOR
N. Houston Parks, GENERAL COUNSEL	Linda L. Hicks, FIRST VICE PRESIDENT/DIRECTOR OF OPERATIONS
Patricia P. Bearden, CHIEF FINANCIAL OFFICER/CASHIER	Carla F. Hinson, HICKMAN COUNTY SENIOR BANKING EXECUTIVE
Michael L. Ayer, CHIEF CREDIT OFFICER	Marcus F. Houston, GILES COUNTY SENIOR BANKING EXECUTIVE
Leslie R. Brooks, III, SENIOR COMMERCIAL RELATIONSHIP MANAGER	Kathy W. Lafferty, COMMERCIAL BANK OFFICER
Paul T. Butts, Jr., SENIOR EXECUTIVE RETAIL BANKING	Rory A. Mallard, BRANCH MANAGER, PRIVATE BANKING OFFICER/ BUSINESS BANKING RELATIONSHIP MANAGER
M. Harvey Church, MAURY COUNTY PRESIDENT	Robert C. Matthews, CONTROLLER
John T. Cotham, EXECUTIVE VICE PRESIDENT/HUMAN RESOURCES	Marie E. McGrew, INTERNAL CONTROLS OFFICER
R. Craig Holland, WILLIAMSON COUNTY PRESIDENT	Carol D. Messer, BRANCH MANAGER, RETAIL LENDING
Stephen K. Hughes, SENIOR TRUST OFFICER	Richard J. Mullen, FIRST VICE PRESIDENT AND TRUST OFFICER
Charles F. Isaacs, SENIOR COMMERCIAL RELATIONSHIP MANAGER	Judy M. Musgrave, BUSINESS BANKING RELATIONSHIP OFFICER
Martha M. McKennon, VICE PRESIDENT AND EXECUTIVE ASSISTANT	Linda Pearson, CAREER DEVELOPMENT OFFICER
Richard S. Sevier, SENIOR COMMERCIAL RELATIONSHIP MANAGER	Joseph R. Reeves, Jr., FIRST VICE PRESIDENT
Barry B. White, CORPORATE LEGAL COUNSEL	Brenda S. Risner, ASSISTANT VICE PRESIDENT
William F. White, Jr., SENIOR EXECUTIVE MORTGAGE BANKING	C. Lynn Ross, DIRECTOR OF LOAN SERVICING
Brian K. Williams, SENIOR EXECUTIVE COMMERCIAL BANKING	C. Stacey Shedd, VICE PRESIDENT
Richard R. Benson, VICE PRESIDENT	Anita G. Simmons, MANAGER OF MANAGEMENT INFORMATION SYSTEMS (MIS)
April T. Bobb, ASSISTANT TRUST OFFICER	Terry D. Skillington, ASSISTANT VICE PRESIDENT
Kim A. Boone, SENIOR PERSONAL TRUST OFFICER	Glynis D. Smith, SECURITY/AUDIT OFFICER
Felicia Y. Brown, TREASURY MANAGEMENT OFFICER	Larissa Thomas, BANKING OFFICER
Larry D. Brown, LAWRENCE COUNTY SENIOR BANKING EXECUTIVE	Linda W. Thomason, VICE PRESIDENT/TRUST OFFICER
Barbara C. Capps, MARSHALL COUNTY SENIOR BANKING EXECUTIVE	Shannon L. Tidwell, INFORMATION TECHNOLOGY OFFICER
Joanna L. Chandler, BANK INFORMATION SECURITY OFFICER	Gail E. Tindall, CHIEF COMPLIANCE OFFICER, BSA OFFICER, OFAC OFFICER
Shela G. Chessor, VICE PRESIDENT	Amy B. Vaught, ASSISTANT VICE PRESIDENT/TRUST OFFICER
David M. Edwards, FIRST VICE PRESIDENT	Teresa L. Walker, BANK MANAGER
Suzanne A. Estes, ASSISTANT VICE PRESIDENT	Pam D. White, ASSISTANT CONTROLLER
Tiby Cope Ferguson, VICE PRESIDENT/BUSINESS DEVELOPMENT (LAWRENCE, GILES AND MARSHALL COUNTIES)	Roseann G. Williams, SENIOR BENEFITS TRUST OFFICER
Donna C. Gandee, BUSINESS CONTINUITY PLAN OFFICER	Julia R. Wolaver, VICE PRESIDENT AND OFFICE MANAGER
Michelle D. Gardner, ASSISTANT VICE PRESIDENT/ PLATFORM ADMINISTRATOR	McCoy C. Zachry, CREDIT OFFICER AND MANAGER OF SPECIAL ASSETS
Samuel G. Garrand, III, SENIOR INVESTMENT OFFICER

FIRST FARMERS & MERCHANTS BANK • 63

OFFICE LOCATIONS

Dickson County:	Mt. Pleasant	Additional ATMs Are Located At:
White Bluff	Mt. Pleasant Office & ATM	Maury Regional Medical Center,	Lawrenceburg*
White Bluff Office & ATM	128 North Main St.	Columbia*	2100 North Locust Ave.
2011 Highway 47 North	(931) 379-3292	1224 Trotwood Ave.	Lewisburg Downtown
(615) 797-3153	Spring Hill	Columbia Quick Mart*	121 Second Avenue South
Giles County:	Spring Hill Office & ATM	1517 Hampshire Pike	Lewisburg On The Run Market*
Pulaski	5398 Main St.	Tennessee Farm Bureau,	1550 Franklin Pike
Martin House Office & ATM	(931) 486-2212	Columbia	Lewisburg North Ellington*
302 South Second St.	Port Royal Office & ATM	147 Bear Creek Pike	800 North Ellington Parkway
(931) 363-3830	4871 Port Royal Rd.	Columbia Carmack Blvd.*	Loretto South Military*
Hickman County:	(931) 486-2436	2223 Carmack Blvd.	215 South Military
Bon Aqua	Williamson County:	Columbia Hampshire Pike*	Marshall PlazA, Lewisburg*
East Hickman Office & ATM	Franklin	1120 Hampshire Pike	1748 Mooresville Hwy.
9512 Highway 46	Cool Springs Office & ATM	Columbia Nashville Hwy*	Mt. Pleasant, New Lawrenceburg Hwy.*
(931) 670-0090	300 Billingsly Court	2577 Nashville Highway	9170 New Lawrenceburg Hwy.
Centerville	(615) 771-6484	Columbia East James Campbell*	Spring Hill*
Centerville Office & ATM	Coming Soon	312 East James Campbell Blvd.	5414 Main Street
116 Church St.	McEwen Office & ATM	Lawrenceburg Crockett Hospital*
(931) 729-3522	1536 West Mcewen Dr.	1607 S. Locust Ave.	*Cash Dispenser Only
Lawrence County:		Lawrenceburg Quick Mart*
Lawrenceburg		710 East Gaines Street
Locust Avenue Office & ATM		Lawrenceburg Super Stop*
1501 North Locust Avenue		1904 West Gaines Street
(Open Saturday)
(931) 762-6490
Crockett Office & ATM
116 West Gaines St.
(931) 766-5650
Loretto
Loretto Office & ATM
201 S. Military St.
(931) 853-4358
Marshall County:
Chapel Hill
Chapel Hill Office & ATM
214 Horton Pkwy. North
(931) 364-2062
Lewisburg
Ellington Office & ATM
260 North Ellington Pkwy.
(Open Saturday)
(931) 359-6222
Maury County:
Columbia
Main Office & ATM
816 South Garden Street
(931) 388-3145 Or
1-800-882-8378
Campbell Plaza Office – Kroger ATM
1202 South James Campbell Blvd.
(Open Saturday)
(931) 380-8278
Hatcher Lane Office & ATM
1501 South James Campbell Blvd.
(931) 380-8260
High Street Drive-Through
515 N. High St.
(931) 380-8291
Northside Office & ATM
901 Nashville Hwy.
(Open Saturday)
(931) 380-8340

64 • 2011 ANNUAL REPORT

LETTER FROM THE PRESIDENT

To our Shareholders:

It’s hard to find anyone today who has not been touched by the recession our country has weathered since 2008. While I doubt many of us have suffered during this downturn as our parents and grandparents did in the Great Depression, I’m sure it’s put a damper on the financial goals we all had for the year.

But greater challenges have simply required greater effort at your bank. The financial trials of 2011 have led First Farmers to be even more innovative, while also exercising caution in all that we do. For instance, this year we implemented more stringent expense control programs that have helped us decrease our vendor expense roughly 20%. And the Corporation repurchased 100,000 shares of stock in 2011, a step that enhances investment value for all shareholders.

I’m pleased to say that our efforts in 2011 have been rewarded. Two of the best indicators of this have been the fact that our 42-year-old Trust Department now has more than $3 billion in assets and our bank more than $1 billion in assets. That’s pretty amazing for a rural community bank. But thanks to the hard work by our employees and the trust of so many Middle Tennessee clients, First Farmers has continued to see another year of growth, even in difficult times.

With the uncertainty that still remains with this economy, including potential new federal regulations, the possible increase of FDIC insurance cost, and the threat of increased health care costs, we know our task will not get any easier. I fully believe that not only will we emerge from this downturn intact, but we’ll all be in far better shape when we do. I have confidence that First Farmers has the right technology, leadership and employees in place so that can happen. We also have history on our side…as nothing in our 102 years of existence has ever stopped us from meeting new challenges. And I don’t expect that to change.

Thank you for your continued trust in First Farmers & Merchants Bank.

Tim Pettus President First Farmers & Merchants Bank, Member FDIC