Form 10-K, Exhibit 13
period 2012-12-31
FIRST FARMERS & MERCHANTS CORP
filed 2013-03-29
CIK 703329

2012 REPORT TO SHAREHOLDERS

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
Condensed statements, December 31, 2012 and December 31, 2011 (In thousands of Dollars)

A S S E T S	2 0 1 2	2 0 1 1	% c h a n g e

Cash and due from banks	$70,396	$73,021	-3.6%
United States government securities
(including agencies & mortgaged backed securities)	277,735	235,051	18.2%
Municipal and other securities	99,738	114,433	-12.8%
Loans, less unearned income and allowance for
possible loan losses	558,350	508,602	9.8%
Bank premises and equipment, at cost less allowance for
depreciation and amortization	26,417	25,537	3.4%
Other assets	57,727	61,164	-5.6%
TOTA L ASSETS	$1,090,363	$1,017,808	7.1%

LIABILITIES

Deposits	$932,849	$856,430	8.9%
Federal funds purchased and securities sold under
repurchase agreements	17,068	16,347	4.4%
Other liabilities	25,855	32,882	-21.4%
TOTAL LIABILITIES	$975,772	$905,659	7.7%

SHAREHOLDERS’ EQUITY
Common Stock	$51,800	$53,300	-2.8%
Noncontrolling interest – preferred stock	95	95	0.0%
Retained earnings	57,366	55,546	3.3%
Accumulated other comprehensive income	5,330	3,208	66.1%
TOTAL EQUITY	$114,591	$112,149	2.2%

TOTAL LIABILITIES AND	$1, 090,363	$1,017,808	7.1%
SHAREHOLDERS’ EQUITY

BOARD OF DIRECTORS

T. Randy Stevens
CHAIRMAN AND CEO
FIRST FARMERS
AND MERCHANTS
CORPORATION/FF&MB

Timothy E. Pettus
PRESIDENT
FIRST FARMERS
AND MERCHANTS
CORPORATION/FF&MB

Kenneth A. Abercrombie
RETIRED, PRESIDENT
LORETTO CASKET CO., INC.

James L. Bailey
MAYOR
MAURY COUNTY, TENNESSEE

M. Darlene Baxter
RETIRED, VICE PRESIDENT -
AFFILIATE SERVICES
MAURY REGIONAL
MEDICAL CENTER

Jonathan M. Edwards
PRESIDENT AND CEO
EDWARDS OIL COMPANY

Thomas Napier Gordon
ATTORNEY AND
MANAGING PARTNER
GORDON BROTHERS PROPERTIES

Dalton M. Mounger
ATTORNEY

Dr. Joseph W. Remke, III
OPTOMETRIST

Pat Riley
PRESIDENT AND CEO
RCR BUILDING CORPORATION

Matthew M. Scoggins, Jr.
CEO
TENNESSEE FARMERS
INSURANCE COMPANIES

W. Lacy Upchurch
PRESIDENT
TENNESSEE FARM BUREAU
FEDERATION

Kimberly D. Vella
SENIOR VICE PRESIDENT
HUMAN RESOURCES
TRACTOR SUPPLY COMPANY

Dan C. Wheeler
RETIRED, DIRECTOR
UT CENTER FOR
PROFITABLE AGRICULTURE

Dr. David S. Williams
ORTHODONTIST

2 • 2012 ANNUAL REPORT

COMPARATIVE PERFORMANCE

Set forth below is a graph comparing the yearly change in the cumulative total shareholder return on the common stock of First Farmers and Merchants Corporation (FF&M in the graph) against the cumulative total return of the S&P 500 Index and the Dow Jones Select Regional Bank Index for the five-year period commencing December 31, 2007, and ending December 31, 2012.

VALUE OF $100 INVESTED ON DECEMBER 31, 2007

	2007	2008	2009	2010	2011	2012
FF&M*	$100.00	$97.43	$89.18	$65.79	$60.69	$50.50
DOW JONES SELECT REGIONAL BANK INDEX**	100.00	66.31	59.37	71.80	62.94	74.58
S&P 500***	100.00	63.01	79.69	91.71	93.64	108.52

* Assumes that the value of the investment in FF&M was $100 on December 31, 2007, with all dividends reinvested.
** Assumes that the value of the investment in the index was $100 on December 31, 2007, with all dividends reinvested.
*** Assumes that the value of the investment in the index was $100 on December 31, 2007, with all dividends reinvested.

4  • 2012 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS
FORWARD-LOOKING STATEMENTS

Certain statements contained in this Annual Report to Shareholders may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believes,” “expects,” “hopes,” “may,” “plans,” “will,” or “anticipates,” or the negatives of such terms. We caution you not to place undue reliance on such forward-looking statements in this Annual Report to Shareholders because results could differ materially from those anticipated as a result of a variety of factors. These forward-looking statements include, without limitation, those relating to the quality of service provided to customers, reduction in net loans, the effect of fluctuating interest rates on net interest income, the stability of market rates, adequate access to capital to meet liquidity needs, capital expenditures, the completion of our new branch, cash dividends, cash flows on impaired loans, the present value of servicing income, deferred tax assets, potential issuance of shares, the fair value of bonds, impairment of securities, lease commitments, troubled debt restructurings, the Federal Home Loan Bank of Cincinnati (the “FHLB”) credit line, repayment of loans by borrowers, legal claims, capital adequacy requirements, fair value valuation methodologies, fair value of other assets, valuation of financial instruments, post-retirement benefit payments, interest rate sensitivity and risk, diversification of the loan portfolio, gross interest income, the adequacy of allowance for loan and lease losses, the loan concentration, expected maturity of investment securities, intent of management to hold certain loans until maturity or payoff, the value of underlying collateral and the impact of accounting standards on the financial statements. Factors that could affect our results include, but are not limited to, changes in economic conditions; fluctuations in prevailing interest rates and the effectiveness of our risk monitoring systems; our ability to maintain credit quality; our ability to provide market competitive products and services; laws and regulations affecting financial institutions in general; our ability to operate and integrate new technology; the effectiveness of our interest rate hedging strategies; government fiscal and monetary policies; changes in our operating or expansion strategy; changes in our assumptions or estimation methodologies; the availability of and costs associated with maintaining and/or obtaining adequate and timely sources of liquidity; limitations on our ability to pay dividends and to meet our cash obligations; assumptions and judgments about the collectability of our loan portfolio; our ability to compete with other financial services companies and other factors generally understood to affect the financial results of financial services companies.

EXECUTIVE OVERVIEW

General

First Farmers and Merchants Corporation (the “Corporation”) was incorporated on March 31, 1982, as a Tennessee corporation. As of December 31, 2012, the only direct subsidiary of the Corporation was First Farmers and Merchants Bank (the “Bank”), which conducts the principal business of the consolidated company. The Bank was organized as a national bank in 1954 as a successor to a state bank that was organized in 1909. The Bank remained a national bank until July 5, 2005, when it converted back to a state-chartered bank and changed its name from First Farmers and Merchants National Bank to First Farmers and Merchants Bank. The Bank has direct and indirect subsidiaries through which it holds F&M West, Incorporated, Maury Tenn, Incorporated and Maury Tenn Properties, Incorporated. The principal executive offices of the Corporation are located at 816 South Garden Street, Columbia, Maury County, Tennessee. Management of the Corporation evaluates the financial condition of the Corporation in terms of the Bank’s operations within its service area.

All dollar amounts in this Annual Report to Shareholders, other than share and per-share amounts, are in thousands, unless otherwise noted.

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

At December 31, 2012, the Corporation’s consolidated total assets were $1,090,363, its consolidated net loans were $558,350, its total deposits were $932,849 and its total shareholders’ equity was $114,591. The economic climate in the Corporation’s market area of Middle Tennessee began to stabilize in 2012, as evidenced by the Corporation’s loan volume, an increase of 9.8% of net loans at December 31, 2012, compared to December 31, 2011. Total deposits increased by 8.9% and total shareholders’ equity increased by 2.2% over the same period.

FIRST FARMERS AND MERCHANTS BANK • 5

Results of Operations

Consolidated net income in 2012 totaled $7,608, an 8.7% increase from $6,996 in 2011 and a 5.0% increase from $7,243 in 2010. Net interest income decreased 1.0% from 2011 and increased 1.3% from 2010. With interest rates continuing on a downward trend, loan yields and investment yields have continued to decrease, while deposit costs decreases have slowed. On a per-common-share basis, net income totaled $1.43for 2012 versus $1.30 for 2011 and $1.32 for 2010.

The accompanying tables and the discussion and financial information are presented to aid in understanding the

Corporation’s financial position and results of operations. The emphasis of this discussion is on the years ended December 31, 2012, 2011 and 2010; however, financial information for prior years will also be presented where appropriate or required. This discussion should be read in conjunction with the Consolidated Financial Statements and the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders.

The Corporation’s financial condition is dependent on a variety of factors, including the quality and nature of its assets, its liability and capital structure, the market and economic conditions and the quality of its personnel.

FINANCIAL CONDITION

Net Interest Margin

Net interest margin is defined as the difference between the revenue from earning assets (primarily interest income) and interest expense related to interest-bearing liabilities. Net interest margin is a function of the average balances of earning assets and interest-bearing liabilities and the yields earned and rates paid on those balances. In order to succeed in the banking industry, it is critical to maintain the net interest margin at a level that, when coupled with noninterest revenues, exceeds additions to the allowance for loan and lease losses, noninterest expenses and income taxes and yields an acceptable profit.

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

6  • 2012 ANNUAL REPORT

TABLE A -Distribution of Assets, Liabilities, Shareholders’ Equity, Interest Rates and Interest Differential
	2012			2011			2010
(Dollars in Thousands)	Average	Rate/		Average	Rate/		Average	Rate/
	Balance	Yield	Interest	Balance	Yield	Interest	Balance	Yield	Interest
ASSETS
Interest-earning assets
Loans, net	$518,158	5.50%	$28,474	$534,841	5.67%	$30,338	$564,388	5.79%	$32,696
Bank deposits	41,560	0.28%	116	28,594	0.25%	71	5,063	0.28%	14
Taxable securities	295,004	1.75%	5,148	205,631	2.18%	4,485	171,567	2.40%	4,126
Tax exempt securities	83,788	5.95%	4,956	95,814	5.93%	5,679	91,929	5.97%	5,488
Federal funds sold	14,780	0.25%	37	11,920	0.23%	27	22,678	0.19%	44
TOTAL EARNING ASSETS	953,290	4.06%	$38,731	876,800	4.63%	$40,600	855,625	4.95%	$42,368
Noninterest-earning assets
Cash and due from banks	16,096			16,198			15,424
Bank premises and equipment	25,886			23,914			21,756
Other assets	59,047			58,400			60,434
TOTAL ASSETS	$1,054,319			$975,312			$953,239
LIABILITES AND
SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Time and savings deposits:
NOW and money market accounts	$408,077	0.22%	$896	$368,319	0.35%	$1,273	$350,983	0.51%	$1,776
Savings	80,026	0.08%	62	74,309	0.12%	91	71,224	0.12%	87
Time up to $100	130,391	0.87%	1,132	136,691	1.09%	1,493	142,869	1.59%	2,278
Time over $100	118,208	1.06%	1,253	105,514	1.29%	1,366	107,894	1.75%	1,888
TOTAL INTEREST-BEARING
DEPOSITS	736,702	0.45%	3,343	684,833	0.62%	4,223	672,970	0.90%	6,029
Federal funds purchased and
securities
Sold under agreements to repurchase	18,934	0.38%	72	11,980	0.48%	57	5,681	0.48%	27
FHLB borrowing	11,802	3.61%	426	18,807	3.52%	662	27,973	3.38%	945
Other liabilities	-	-	-	400	-	-	407	-	-
TOTAL INTEREST BEARING
LIABILITIES	767,438	0.50%	$3,841	716,020	0.69%	$4,942	707,031	0.99%	$7,001
Noninterest bearing liabilities
Demand deposits	156,784			135,417			122,816
Other liabilities	15,700			14,494			14,159
TOTAL LIABILITIES	939,922			865,931			844,006
Shareholders’ equity	114,397			109,381			109,233
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$1,054,319			$975,312			$953,239
Net interest spread*		3.56%			3.94%			3.96%
Net yield on interest-earning assets*		3.66%			4.07%			4.13%

*Taxable equivalent basis Notes:

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

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 7

Table B below sets forth, for the periods indicated, a summary of consolidated changes in interest earned and interest paid, reflected by the interest generated by volume changes and the interest generated by changes in the yield or rate. On a tax equivalent basis, net interest income decreased $1,063 for the year ended December 31, 2012, compared to the year ended December 31, 2011, primarily because of lower interest rates on earning assets. Interest paid on interest bearing deposits was down in 2012 compared to 2011 primarily because of lower average interest rates. Interest paid on the FHLB line of credit was $426 in 2012 compared to $662 in 2011.

TABLE B - Volume and Yield/Rate Variances
(Taxable Equivalent Basis)

	2012 Compared to 2011			2011 Compared to 2010
			Net			Net
		Yield	Increase		Yield	Increase
	Volume	/Rate	(Decrease)	Volume	/Rate	(Decrease)
Revenue earned on
Loans, net	$(946)	$(918)	$(1,864)	$(1,711)	$(647)	$(2,358)
Bank deposits	32	13	45	66	(9)	57
Investment securities
Taxable securities	1,948	(1,285)	663	818	(459)	359
Tax-free securities	(782)	34	(748)	232	(41)	191
Other Investments	-	4	4	-	-	-
Federal funds sold	7	3	10	(20)	3	(17)
Total interest earning assets	259	(2,149)	(1,890)	(615)	(1,153)	(1,768)
Interest paid on
NOW and money market accounts	139	(516)	(377)	88	(591)	(503)
Savings deposits	7	(36)	(29)	4	0	4
Time deposits up to $100	(69)	(292)	(361)	(98)	(687)	(785)
Time deposits over $100	164	(277)	(113)	(42)	(480)	(522)
Federal funds purchased and securities
sold under agreements to repurchase	33	(18)	15	30	0	30
Short-term debt	-	-	-	-	-	-
Long-term debt	(247)	11	(236)	(310)	27	(283)
Total interest-bearing funds	27	(1,128)	(1,101)	(328)	(1,731)	(2,059)
Net interest earnings	$232	$(1,021)	$(789)	$(287)	$578	$291

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

Assets and Liabilities

Average earning assets increased 8.6% in 2012 compared to 2011 and increased 2.5% in 2011 compared to 2010. As a financial institution, the Corporation’s primary earning assets are loans made by the Bank. In 2012, average net loans represented 54.4% of average earning assets compared to 61.0% of average earnings assets at December 31, 2011. Average net loans decreased 3.1% in 2012 compared to 2011 and decreased 5.2% in 2011 compared to 2010. Management of the Corporation believes that average net loans will increase throughout 2013 because of the increase in demand for loans over the past six months.

All numbers are reported in thousands except share and per share data.

8  • 2012 ANNUAL REPORT

Average investment securities, which comprised 25.7% of average earning assets in 2012, increased 26.9% from 2011 compared to a 17.4% increase in 2011 from 2010. This increase in average investments was the result of sluggish loan growth in the half of the year and, therefore, management grew the investment portfolio during this time. Average total assets increased 8.1% during 2012 compared to an increase of 2.3% between 2011 and 2010.

The Bank’s average deposits increased 8.9% in 2012 compared to 2011. The increase in average deposits for 2012 was primarily a result of an increase in interest-bearing deposits, which also contributed to the Bank’s 3.1% increase in average deposits in 2011 compared to 2010. Average interest-bearing transaction accounts in 2012 increased 7.6% from 2011. Time deposits up to $100 decreased 4.6% as of December 31, 2012, compared to December 31, 2011, and time deposits over $100 increased 12.0% over the same period primarily. Average savings deposits increased 7.7% in 2012 compared to 2011. Average Negotiable Order of Withdrawal (“NOW”) and money market accounts increased 9.4% in 2012 compared to 2011. Savings deposits have historically been steady providers of a core, low-cost source of funding.

Customer relationship development helped maintain a relatively stable base in noninterest-bearing deposits during 2012. The Bank’s noninterest-bearing deposits have remained strong and were 17.5% of average total deposits in 2012, 16.5% of average total deposits in 2011 and 15.4% of average total deposits in 2010. Average noninterest-bearing deposits increased 15.8% for 2012 and 10.3% for 2011.

The Bank has a Blanket Agreement for Advances and Security Agreement with the FHLB for term debt or other obligations. For more information, see Note 9 of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders.

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

Liquidity

Most of the capital needs of the Bank historically have been financed with retained earnings and deposits received, and the Corporation’s primary source of liquidity has been dividends declared by the Bank. The Bank’s Board of Directors has adopted a liquidity policy that outlines specific liquidity target balances. Compliance with this policy is reviewed quarterly by the Bank’s Asset/Liability Committee and results are reported to the Bank’s Board of Directors. At December 31, 2012, available liquidity was $282,724 compared to $264,801 as of December 31, 2011.

Management believes that the Corporation’s traditional sources of cash generated from the Bank’s operating activities are adequate to meet the Corporation’s liquidity needs for normal ongoing operations; however, the Bank also has access to additional capital, if necessary, through additional advances from the FHLB or the Cash Management Advance Line of Credit Agreement with the FHLB. In March 2008, the Bank obtained five advances at $7,000 each from the FHLB, and in September 2008, the Bank obtained two additional advances of $3,100 each for a total borrowing in 2009 of $41,200. The first three scheduled repayments of the advances were made in March 2010, March and September 2011, and March 2012. The remaining payments will occur in March and September 2013. The borrowings from the FHLB have been used generally for investment strategies to enhance the Bank’s portfolio. Please refer to Note 9 in the Notes to Consolidated Financial Statements for additional information about borrowings from the FHLB and the repayment schedule of such borrowings.

Interest Rate Risk

The Bank uses an earnings simulation model to evaluate the impact of different interest rate scenarios on the gross margin. Each quarter, the Bank’s Asset/Liability Committee assesses the relationship of rate-sensitive earning assets to rate-sensitive interest-bearing liabilities (interest rate sensitivity), which is the principal factor in determining the effect that fluctuating interest rates will have on future net interest income. Rate-sensitive earning assets and interest-bearing liabilities are those that can be repriced to current

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 9

market rates within a defined time period. The Asset/Liability Committee measures near-term risk (within the next 12 and 24 months) to net interest income resulting from changes in interest rates. The model incorporates the Bank’s assets and liabilities, together with forecasted changes in the balance sheet mix and assumptions that reflect the current interest rate environment, to simulate the effect of possible changes in interest rates on net interest income. The Asset/Liability Committee’s policy is to conduct a monthly review of budgeted financial goals where the actual dollar change in net interest income is different from interest rate movements. A negative dollar change in net interest income for a 12- and 24-month period of less than 10.0% of net interest income given a 200 basis point shift in interest rates is considered an acceptable rate risk position. At December 31, 2012, if interest rates were to rise 200 basis points (2.0%) over the next 24 months, net interest income would be $66 less than currently projected if rates were to remain stable. This would represent a decrease in net interest income of 0.2%. At December 31, 2012, if interest rates were to decline 100 basis points (1.0%) over the next 12 months, net interest income would decrease $442 more than the projection of rates remaining stable. This would represent a decrease in net interest income of 1.4%. The changes in percentages in both cases are within policy guidelines established by the Bank’s Board of Directors.

Another tool used to monitor the Bank’s overall interest rate sensitivity is a gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods). Table C below shows the Bank’s rate-sensitive position at December 31, 2012, as measured by the gap analysis. Nonmaturing balances such as money market, savings and NOW accounts have no contractual or stated maturities. Management has attempted to use historical data (pricing history) on these categories to best determine the impact of these nonmaturing balances on the net interest margin as interest rates change. Management anticipates that rates will remain steady through most of 2012 and has determined that the Bank is in an acceptable rate risk position. Table A under the heading “Net Interest Margin” above provides additional information regarding the largest components of interest-bearing liabilities.

TABLE C -Rate Sensitivity of Earning Assets and Interest-Bearing Liabilities

(Dollars in Thousands)	Three Months	Three to Six	Six to 12	Over One
As of December 31, 2012	or Less	Months	Months	Year	Total
Earning assets
Bank time deposits	$46,953	$-	$-	$-	$46,953
Taxable investment securities	1,354	383	773	296,527	299,037
Tax-exempt investment securities	750	2,488	2,642	76,453	82,333
Loans and leases, net of deferred fees	29,141	32,936	57,504	438,769	558,350
Total earning assets	78,198	35,807	60,919	811,749	986,673
Interest-bearing liabilities
NOW and money market accounts	138,145	-	-	292,771	430,916
Savings	-	-	-	84,595	84,595
Time up to $100	29,077	38,353	32,084	28,526	128,040
Time over $100	28,504	25,254	39,385	27,018	120,161
Other short-term debt	17,068	-	-	-	17,068
FHLB borrowing	7,000	-	3,100	-	10,100
Total interest-bearing liabilities	219,794	63,607	74,569	432,910	790,880
Period gap	(141,596)	(27,800)	(13,650)	378,839	195,793
Cumulative gap	$(141,596)	$(169,396)	$(183,046)	$195,793

All numbers are reported in thousands except share and per share data.

10  • 2012 ANNUAL REPORT

Capital Expenditures

Historically, internal growth has financed the capital needs of the Bank. In 2012, the Bank completed the construction of a new branch in Williamson County, Tennessee. The branch opened in April of 2012.

Contractual Obligations

The following table summarized the Corporation’s contractual obligations as of December 31, 2012:

	Payment due by period
		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years
Operating Lease Obligations	$2,965	$238	$450	$360	$1,917
FHLB Borrowing	10,100	10,100			-
Total	$13,065	10,338	$450	$360	$1,917

Dividends

Cash dividends declared in 2012 were 45.1% of net income compared to 48.2% of net income for 2011. The Corporation plans to continue an average annual payout ratio over 20% while continuing to maintain a capital-to-asset ratio reflecting financial strength and adherence to regulatory guidelines.

Regulatory Capital

Under federal regulatory standards, in order to be adequately capitalized, the Corporation’s Tier 1 Risk-Based Capital Ratio (ratio of Tier 1 Capital to risk-weighted assets) must be at least 4%, its Total Risk-Based Capital Ratio (ratio of total capital to risk-weighted assets) must be at least 8%, and its Tier 1 Leverage Capital Ratio (ratio of Tier 1 Capital to average assets) must be at least 4%. Tier 1 Capital generally consists of common stock.

As of December 31, 2012, the Corporation’s Tier 1 Risk-Based Capital Ratio, Total Risk-Based Capital Ratio and Tier 1 Leverage Capital Ratio were 14.5%, 15.8% and 9.7%, respectively. At December 31, 2011, the comparable ratios were 15.7%, 16.9% and 10.1% respectively. Please refer to Note 11 in the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders for more information on the capital strength of the Corporation and the Bank.

Loans and Loan Quality

The Bank’s loan portfolio is the largest component of earning assets and, therefore, provides the highest amount of revenue. The loan portfolio also contains the highest exposure to risk as a result of credit quality. When analyzing potential loans, management assesses both interest rate objectives and credit quality objectives in determining whether to authorize a given loan and the appropriate pricing for that loan. The Bank maintains a diversified portfolio in order to spread its risk and reduce its exposure to economic downturns that may occur in different segments of the economy or in particular industries. As of December 31, 2012, total loans maturing and repricing after one year that have predetermined interest rates and floating or adjustable interest rates totaled $438,769. The composition of the loan portfolio is disclosed in detail in Note 3 in the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 11

The following table presents the maturities of the Bank's loans by category as of December 31, 2012 (dollars in thousands):

	Within One	One to Five	After Five
	Year	Years	Years	Total
Commercial
Commercial and industrial	$30,485	$37,955	$15,191	$83,631
Non-farm, non-residential real estate	31,715	87,297	48,553	167,565
Construction and development	16,350	9,461	10,512	36,323
Commercial loans secured by real estate	2,322	10,399	11,262	23,983
Other commercial	3,691	16,017	4,715	24,423
	$84,563	$161,129	$90,233	$335,925
Residential
Consumer loans	$7,213	$4,315	$93	$11,621
Single family residential	15,517	65,145	115,687	196,349
Other retail	21,431	1,798	35	23,264
	$44,161	$71,258	$115,815	$231,234
Total	$128,724	$232,387	$206,048	$567,159

The lending activities of the Bank are subject to written underwriting standards and policies established by the Bank’s Board of Directors and management that include loan review procedures and approvals. Applications for loans are received by designated employees at 18 of the Bank’s offices. Depending primarily on the amount of the loan, there are various approval levels required, including that of the Executive Committee of the Bank’s Board of Directors.

The composition of the Bank’s loan and lease portfolio for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 were as follows:

		Percentage of
	2012	Total	2011	2010	2009	2008
Commercial and industrial:
Commercial	$83,631	14.7%	$60,448	$61,192	$63,695	$79,742
Other	11,594	2.0%	2,601	5,446	2,943
Tax exempt municipal loans	21,004	3.7%	25,130	38,877	34,138	39,598
Real estate
Construction	37,008	6.5%	33,270	37,374	38,877	44,878
Commercial mortgages	183,373	32.3%	152,539	156,704	149,332	145,649
Residential mortgages	196,349	34.6%	196,913	221,748	238,349	232,727
Other	19,393	3.4%	30,410	31,129	32,464	33,236
Retail loans	15,651	2.8%	17,027	15,753	17,124	19,753
Lease financing receivables	-	-	-	-	274	428
Net unamortized loan origination fees	(844)	-	(536)	(490)	(541)	(492)
	$567,159	100.0%	$517,802	$559,179	$576,655	$595,519

A slight majority of the Bank’s outstanding loans continues to be housed in the Maury County portfolio in 2012. Maury County housed 50.2% of the Bank’s outstanding loans at December 31, 2012, including most of its out-of-territory loans and participations purchased. The Maury County portfolio experienced a $17,679 increase in outstanding loans for 2012. The majority of the growth came from commercial lending.

Loan demand showed a marked improvement in the latter part of 2012, mainly due to commercial lending. Commercial loans grew 19.5% from the previous year. Portfolio growth and asset quality remain strong. The Bank will continue to diligently review its pricing structure and to seek out new lending opportunities and bank relationships within the eight-county footprint.

All numbers are reported in thousands except share and per share data.

12  • 2012 ANNUAL REPORT

The Bank has a credit administration function that is responsible for assisting loan officers in underwriting new loans, reviewing problem loans, monitoring the status of problem loans from period to period and assisting in their resolution. This review process also includes semi-annual reviews by an outside party to assess the quality of the loan portfolio independently. Management has concluded that this independent review has served to strengthen underwriting practices. The analysis and review by the Bank’s credit administration department also includes a formal review that is prepared quarterly to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan and lease losses (“ALLL”). Loan reviews of all relationships aggregating $250 and greater are completed on an annual schedule.

Loans that are impaired and not accruing interest were actively monitored in 2012 to determine those for which more aggressive action plans should be taken. The Bank ended 2012 with $1,511 or 0.29% in net charge-offs. Until 2009, the Bank sustained a period of net recoveries for three consecutive years in which a net recovery had been recorded. The Bank’s charge-off level is tracking slightly above the Bank’s target level of 0.25% but below its peer group average of 0.58% for 2012. Management believes that the ALLL was adequate at December 31, 2012.

Table D below summarizes average loan balances and reconciles the ALLL for each of the last five years. Additions or reductions to the allowance, which are included in operating expenses, are also included.

TABLE D - Loan Portfolio

	December 31,
(Dollars in Thousands)	2012	2011	2010	2009	2008

Average amount of gross loans outstanding	$526,973	$543,203	$573,524	$588,821	$538,961

Balance of allowance for possible loan
losses at beginning of year	9,200	9,420	8,929	8,625	7,381
Loans charged off
Commercial loans	1,690	3,115	2,046	2,069	753
Residential real estate loans	176	290	108	134	60
Loans to individuals	19	147	77	101	77
TOTAL LOANS CHARGED OFF	1,885	3,552	2,231	2,304	890
Recoveries of loans previously charged off
Commercial loans	364	81	782	312	331
Residential real estate loans	2	23	-	19	79
Loans to individuals	8	103	44	42	37
TOTAL RECOVERIES	374	207	826	373	447

NET LOANS CHARGED OFF	1,511	3,345	1,405	1,931	443

Provision charged to operating expenses	1,120	3,125	1,896	2,235	1,687

BALANCE AT END OF YEAR	$8,809	$9,200	$9,420	$8,929	$8,625
Ratio of net charge-offs during the period
to average gross loans outstanding	0.29%	0.62%	0.24%	0.33%	0.08

In reviewing the Bank’s loan portfolio, management categorizes certain loans as “classified assets,” which consist of substandard, doubtful and loss categories of loans, and “special mention,” which is a less severe category of loans that do not warrant an adverse classification. The Bank closed 2012 with $14,113 in classified assets compared to $27,764 in 2011; of these amounts, $2,455 were classified as doubtful at December 31, 2012, compared to $7,426 as of December 31, 2011, $5,980 and $11,511 were classified as substandard at December 31, 2012, and 2011, respectively, and $5,678 and $8,827 were classified as OREO at December 31, 2012 and 2011, respectively. At December 31, 2012, loans totaling $1,580, or 0.3% of the portfolio, were classified as “special mention” loans. This compares to loans totaling $9,313 so classified at December 31, 2011, representing a decrease of $7,733 or 83.0%.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 13

Loans having recorded investments of $8,642 and $13,604 at December 31, 2012 and 2011, have been identified as impaired. Loans amounting to $8,074 and $11,469 at December 31, 2012 and 2011, respectively, were not accruing interest. These loans are considered nonaccrual loans and represented 1.4% and 2.2% of gross loans as of December 31, 2012 and 2011, respectively. Interest received on these loans during 2012 was $484, during 2011 was $959 and during 2010 was $619. The Bank had no loans that were 90 days or more past due that were not included in nonaccrual loans as of December 31, 2012 or 2011.

The Bank had $609 and $7,930 that qualified as “troubled debt restructurings” as defined in ASC Topic 310-40 as of December 31, 2012 and 2011, respectively. Troubled debt restructurings are loans for which the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to the borrower which would otherwise not be considered. For a loan to be classified as a troubled debt restructuring, the borrower must be experiencing financial difficulties (even if the borrower is not currently in default on any of its indebtedness), and because of those difficulties, the Bank must have made a concession that would otherwise not be granted. These concessions can take many forms, including but not limited to granting temporary payment relief, restructuring a loan to extend the amortization or lower the required payment amount and forgiveness of principal. Likewise, the financial difficulty being experienced by a borrower can take many forms, including but not limited to:

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

Once identified as a troubled debt restructuring, the Bank will track these loans and periodically report to the Board of Directors the aggregate balances thereof. Please refer to Note 1 and Note 3 in the Notes to Consolidated Financial Statements that are included elsewhere in this Annual Report to Shareholders for more information on the Bank’s policy regarding loan impairment and troubled debt restructuring.

RESULTS OF OPERATIONS

Interest Income and Expense

Total interest income decreased 4.2% during 2012 as a result of a decrease in yields. Interest and fees earned on loans totaled 76.9% of gross interest income during 2012 and decreased 5.8% from 2011 as a result of the repricing of certain financial products throughout the year. Interest earned on securities and other investments totaled 23.1% of total interest income during 2012 and increased 3.7% from 2011, primarily because the investment portfolio grew $27,989 in same period.

Total interest expense decreased 22.3% in 2012, compared to a 29.4% decrease in 2011 and a 22.8% decrease in 2010. Decreases in the average interest rate paid on interest-bearing liabilities contributed to the lower interest expense. The cost of interest-bearing deposits is monitored quarterly by the Bank’s Asset/Liability Committee. The net interest margin (tax equivalent net interest income divided by average earning assets) was 3.66%, 4.07% and 4.13% for years ended December 31, 2012, 2011 and 2010, respectively.

Net interest income on a fully taxable equivalent basis is influenced primarily by changes in: (i) the volume and mix of earning assets and sources of funding; (ii) market rates of interest. The impact of some of these factors can be controlled by management policies and actions. External factors can also have a significant impact on changes in net interest income from one period to another. Some examples of such factors include: (i) the strength of credit demands by customers; (ii) Federal Reserve Board monetary policy; and (iii) fiscal and debt management policies of the federal government, including changes in tax laws. For the 12 months ended December 31, 2012, net interest income was $32,693, compared to $33,026 and $32,608 for the 12 months ended December 31, 2011 and 2010, respectively.

All numbers are reported in thousands except share and per share data.

14  • 2012 ANNUAL REPORT

Noninterest Income and Expenses

The components of noninterest income were as follows:

	2012	2011	2010
Trust	$2,119	$1,999	$1,965
Deposit fees	6,689	6,784	6,781
Mortgage banking income	511	469	521
Earnings on bank-owned life insurance	705	717	841
Gain on investment securities	2,294	1,458	1,614
Loss on other real estate owned	(1,317)	(948)	(2,434)
Other	630	493	480
	$11,631	$10,972	$9,768

Noninterest income increased 6.0% in 2012 compared to 2011 and decreased 12.3% in 2011 compared to 2010. Mortgage banking had a nominal increase in 2012 compared to 2011. There was a $2,294 gain on sale of available-for-sale securities in 2012 compared to a $1,458 gain in 2011. However, the gain was offset by a loss in OREO of $1,317. Income from fiduciary services offered in the Bank’s Trust Department increased 6.0% in 2012 compared to 2011, representing 18.2% of total noninterest income. Stability in the equity and bond markets impacted the market value of the assets managed by the Trust Department and the related investment fees earned by the Bank.

The components of noninterest expense were as follows:

	2012	2011	2010
Personnel	$19,406	$18,836	$15,811
Occupancy	1,990	1,976	2,116
Furniture and equipment	1,334	1,224	1,076
Other	10,784	11,081	13,175
	$33,514	$33,117	$32,178

Noninterest expenses increased 1.2% in 2012 compared to 2011. A 6.2% increase in salaries and benefits was the primary contributor to this decrease. Furniture and equipment increased $110 in 2012, which was included in 2012 budget. Noninterest expenses increased 2.9% in 2011 compared to 2010.

Income Tax Expense

Applicable income taxes on 2012 earnings amounted to $1,916, resulting in an effective tax rate of 20.1% compared to $744, or 9.6% in 2011. The effective tax rate for 2012 and 2011 is a function of the net income earned and the effect of having a real estate investment trust structure, which results in having no Tennessee excise tax expense and the effects of interest earned on tax-exempt loans and securities.

Net Income

Net income was 8.7% higher in 2012 than in 2011. The provision for loan losses was 64.2%, or $2,005 less in 2012, which was the primary reason for the increase in net income. Net income was 3.4% lower in 2011 than in 2010 primarily because of the postretirement health plan expense.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 15

OFF-BALANCE SHEET ARRANGEMENTS

As of December 31, 2012, the Bank was a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit and standby letters of credit. Please refer to Note 10 of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders for more information on the Bank’s commitments and contingencies. Please refer to Table C above under the heading “Liquidity and Capital Resources” for a summary of the Corporation’s earning assets and interest bearing liabilities by maturities.

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

   Portfolio quality trends; x Changes in the nature and volume of the portfolio;
   Present and prospective economic and business conditions, locally and nationally;
  Management review systems and board oversight, including external loan review processes;
  Changes in credit policy, credit administration, portfolio management and procedures;
  Changes in personnel, management and staff; and
  Existence and effect of any concentrations of credit.

In assessing the adequacy of the ALLL, the risk characteristics of the entire loan portfolio are evaluated. This process includes the judgment of management, input from independent loan reviews and reviews that may have been conducted by bank regulators as part of their usual examination process. Refer to notes 1, 3 and 4 in the consolidated financial statements for more information on the allowance for loan losses.

All numbers are reported in thousands except share and per share data.

16  • 2012 ANNUAL REPORT

The following table gives a breakdown of the ALLL for each loan category:

	December 31,
	2012		2011
		Percent of		Percent of
Balance at End of Period Applicable to:	Amount	ALLL	Amount	ALLL
Commercial	$7,528	85.46%	$3,749	40.75%
Residential real estate	1,109	12.59%	2,424	26.35%
Consumer and other retail	172	1.95%	3,027	32.90%
Total loans	$8,809	100.00%	$9,200	100.00%

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

SHAREHOLDER INFORMATION

The 5,180,000 shares of common stock of the Corporation outstanding at December 31, 2012, had an estimated market value of $116.8 million and were held by 2,083 shareholders located primarily in the Corporation’s market area. A small number of shareholders are not identified individually because some bank nominees, including the Bank’s Trust Department, are listed as record owners when, in fact, these holdings represent more than one beneficial owner. No single shareholder’s ownership exceeded 5% at year end.

There is no established public trading market for shares of the Corporation’s common stock. The table below shows the high and low price of the Corporation’s common stock taken from reported prices by those buyers and sellers willing to disclose this information. This table also shows the semi-annual dividend declared per share of common stock, in each of the last two years. In 2012, the Corporation repurchased 150,000 shares of its common stock in several privately negotiated transactions.

		High	Low	Dividend
2012	First Quarter	30.00	27.00	-
	Second Quarter	28.00	20.00	0.370
	Third Quarter	45.00	21.00	-
	Fourth Quarter	23.00	22.48	0.370

2011	First Quarter	35.00	30.00	-
	Second Quarter	32.00	30.00	0.370
	Third Quarter	31.00	30.00	-
	Fourth Quarter	40.00	25.00	0.370

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 17

ADDITIONAL FINANCIAL DATA
The following table presents consolidated comparative data for the Corporation for the years shown:

		COMPARATIVE DATA
		(Dollars in Thousands)
	2012	2011	2010	2009	2008	2007

Total Assets	$1,090,363	$1,017,808	$941,625	$935,009	$911,137	$823,046

Average assets	$1,054,319	$975,671	$953,155	$922,549	$855,278	$797,239

Average loans (net)	$518,158	$534,841	$564,388	$579,998	$534,441	$484,308

Average deposits	$893,486	$820,250	$795,786	$760,315	$701,428	$673,728

Return on average assets	0.72%	0.72%	0.76%	0.87%	1.08%	1.08%

Return on average equity	6.65%	6.21%	6.84%	7.50%	8.60%	8.36%

Tier 1 capital to average assets	9.67%	10.24%	10.38%	10.55%	10.93%	12.22%

All numbers are reported in thousands except share and per share data.

18  • 2012 ANNUAL REPORT

SELECTED FINANCIAL INFORMATION
(Dollars in Thousands, Except Per Share Data)
	2012	2011	2010	2009	2008	2007
Interest Income
Interest and fees on loans	$27,951	$29,838	$31,925	$31,815	$32,901	$33,238
Income on investment securities
Taxable interest	4,967	4,219	3,857	4,894	6,649	5,327
Exempt from federal income tax	3,106	3,616	3,575	3,761	3,866	3,913
Dividends	207	197	194	204	194	206
	8,280	8,032	7,626	8,859	10,709	9,446
Other interest income	153	98	58	66	271	1,003
Total Interest Income	36,384	37,968	39,609	40,740	43,881	43,687
Interest Expense
Interest on deposits	3,343	4,223	6,029	7,916	11,626	15,870
Interest on other short term borrowings	498	719	972	1,156	831	153
Total Interest Expense	3,841	4,942	7,001	9,072	12,457	16,023
Net Interest Income	32,543	33,026	32,608	31,668	31,424	27,664
Provision For Possible Loan Losses	1,120	3,125	1,896	2,235	1,687	-
Net Interest Income After
Provision for Loan Losses	31,423	29,901	30,712	29,433	29,737	27,664
Noninterest Income
Trust department income	2,119	1,999	1,965	1,924	2,463	2,621
Service fees on deposit accounts	6,689	6,784	6,781	7,231	7,705	7,640
Other service fees, commissions, and fees	610	584	708	431	393	589
Other operating income	(81)	147	(1,300)	793	974	905
Securities gains	2,294	1,458	1,614	2,482	1,351	-
Total Noninterest Income	11,631	10,972	9,768	12,861	12,886	11,755
Noninterest Expense
Salaries and employee benefits	19,406	18,836	15,811	17,137	16,562	15,192
Net occupancy expense	1,990	1,976	2,116	2,662	2,620	2,374
Furniture and equipment expense	1,412	1,224	1,076	1,120	1,007	1,089
Other operating expenses	10,722	11,097	13,1915	12,148	11,259	10,023
Total Noninterest Expense	33,530	33,133	32,194	33,067	31,448	28,678
Income Before Provision
For income Taxes	9,524	7,740	8,286	9,227	11,175	10,741
Provision For Income Taxes	1,916	744	1,043	1,187	1,967	2,120
Net Income	$7,608	$6,996	$7,243	$8,040	$9,208	$8,621
Earnings Per Common Share	$1.43	$1.30	$1.32	$1.45	$1.63	$1.51
Weighted Average Shares Outstanding	5,315,634	5,400,063	5,486,183	5,537,611	5,635,060	5,727,158

(See Note 1 of Notes to Consolidated Financial Statements)

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 19

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Shareholders
First Farmers and Merchants Corporation
Columbia, Tennessee

We have audited First Farmers and Merchants Corporation’s (Corporation) internal control over financial reporting as of December 31, 2012, based on criteria established in , Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway

Commission (COSO). The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management report on internal control over financial reporting. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

20  • 2012 ANNUAL REPORT

Audit Committee, Board of Directors and Shareholders
First Farmers and Merchants Corporation

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Corporation’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment. Operating controls regarding accounting changes and reconciliations were not operating effectively, resulting in restatement of the Corporation’s financial statements for the years ended December 31, 2011, 2010 and 2009, and adjustments in 2012 to correct errors in accounting for the defined benefit retirement health care plan and prepaid Federal Deposit Insurance Corporation (FDIC) insurance.

These material weaknesses were considered in determining the nature, timing and extent of auditing procedures applied in our audit of the Corporation’s consolidated financial statements, and this report does not affect our report dated March 28, 2013, on those consolidated financial statements.

In our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, the Corporation has not maintained effective internal control over financial reporting as of December 31, 2012, based on criteria established in ,Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Corporation as of December 31, 2012, and our report dated March 28, 2013, expressed an unqualified opinion thereon.

/s/BKD, LLP

Louisville, Kentucky
March 28, 2013

FIRST FARMERS AND MERCHANTS BANK • 21

FIRST FARMERS AND MERCHANTS CORPORATION
COLUMBIA, TENNESSEE

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

We, as management of First Farmers and Merchants Corporation (Corporation) and its subsidiaries, are responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to the rules and regulations of the Securities and Exchange Commission, internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

  Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Corporation;
  Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the company; and
  Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

All internal control systems, no matter how well designed, have inherent limitations, including the possibility of human error and the circumvention of overriding controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Because of the inherent limitations, any system of internal control over financial reporting, no matter how well designed, may not prevent or detect misstatements due to the possibility that a control can be circumvented or overridden or that misstatements due to error or fraud may occur that are not detected. Also, projections of the effectiveness to future periods are subject to the risk that the internal controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures included in such controls may deteriorate.

Management has evaluated the effectiveness of its internal control over financial reporting as of December 31, 2012, based on the control criteria established in a report entitled Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on such evaluation, management concluded that there were material weaknesses in the Corporation’s internal control over financial reporting as of December 31, 2012. Operating controls regarding accounting changes and reconciliations were not operating effectively, resulting in restatement of the Corporation’s financial statements for the years ended December 31, 2011, 2010 and 2009, and adjustments in 2012 to correct errors in accounting for the defined benefit retirement health care plan and prepaid FDIC insurance.

Remediation Plan of Material Weakness in Internal Control

Management proposes to make modifications to the internal control procedures for identifying, calculating and recording transactions to remediate these material weaknesses. The Company’s remediation action will include expansion of the review process of certain reconciliations to ensure that all such transactions are identified and recorded properly. Additionally, a committee consisting of all senior level accounting managers will be charged with meeting quarterly to identify new accounting pronouncements and developments and determine the appropriate application to the Company’s financial reporting. This committee will communicate quarterly to executive management the results of these meetings and any required changes in accounting policy or procedure. The status of remediation of the material weaknesses will be periodically reviewed with the Audit Committee.

The effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2012, has been audited by BKD, LLP, an independent registered public accounting firm that audited the Corporation’s consolidated financial statements included in this annual report.

22  • 2012 ANNUAL REPORT

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Shareholders
First Farmers and Merchants Corporation
Columbia, Tennessee

We have audited the accompanying consolidated balance sheet of First Farmers and Merchants Corporation (Corporation) as of December 31, 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2012. The Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Corporation’s internal control over financial reporting as of December 31, 2012, based on criteria established in , Internal Control – Integrated Framework  issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 28, 2013, expressed an adverse opinion on the effectiveness of the Corporation’s internal control over financial reporting.

/s/BKD, LLP

Louisville, Kentucky
March 28, 2013

FIRST FARMERS AND MERCHANTS BANK • 23

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
		December 31	December 311
	(Dollars in Thousands, Except Share Data)	2012	2011
ASSETS	Cash and due from banks	$23,443	$17,927
	Interest-bearing due from banks	31,953	38,594
	Federal funds sold	15,000	16,500
	Total cash and cash equivalents	70,396	73,021

	Securities
	Available-for-sale (amortized cost $339,971
	and $309,356, respectively)	345,718	314,270
	Held-to-maturity (fair market value $33,420
	and $37,275, respectively)	31,755	35,214
	Total securities	377,473	349,484
	Loans, net of deferred fees	567,159	517,802
	Allowance for loan and lease losses	(8,809)	(9,200)
	Net loans	558,350	508,602
	Bank premises and equipment, net	26,417	25,537
	Other real estate owned	5,678	8,827
	Bank-owned life insurance	25,112	23,621
	Goodwill	9,018	9,018
	Other assets	17,919	19,698
	TOTAL ASSETS	$1,090,363	$1,017,808
LIABILITIES	Deposits
	Noninterest-bearing	$169,136	$144,003
	Interest- bearing	763,713	712,427
	Total deposits	932,849	856,430
	Securities sold under agreements to repurchase	17,068	16,347
	Accounts payable and accrued liabilities	15,755	15,782
	Federal Home Loan Bank (FHLB) advances	10,100	17,100
	TOTAL LIABILITIES	975,772	905,659
SHAREHOLDERS’	Common stock - $10 par value per share, 8,000,000 shares
EQUITY	authorized; 5,180,000 and 5,330,000 shares issued
	and outstanding as of December 31, 2012 and
	December 31, 2011, respectively	51,800	53,300
	Retained earnings	57,366	55,546
	Accumulated other comprehensive income	5,330	3,208
	TOTAL SHAREHOLDERS’ EQUITY BEFORE NONCONTROLLING
	INTEREST -PREFERRED STOCK OF SUBSIDIARY	114,496	112,054
	Noncontrolling interest -preferred stock of subsidiary	95	95
	TOTAL SHAREHOLDERS’ EQUITY	114,591	112,149
	TOTAL LIABILITIES AND
	SHAREHOLDERS' EQUITY	$1,090,363	$1,017,808

The accompanying notes are an integral part of the consolidated financial statements.

All numbers are reported in thousands except share and per share data.

24  • 2012 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
		Years Ended December 31,
	(Dollars in Thousands, Except Share and Per Share Data)	2012	2011	2010
INTEREST AND	Interest and fees on loans	$27,951	$29,838	$31,925
DIVIDEND	Income on investment securities
INCOME	Taxable interest	4,967	4,219	3,857
	Exempt from federal income tax	3,106	3,616	3,575
	Other interest and dividend income	360	295	252
	Total interest income	36,384	37,968	39,609
INTEREST	Interest on deposits	3,343	4,223	6,029
EXPENSE	Interest on FHLB and other short-term borrowings	498	719	972
	Total interest expense	3,841	4,942	7,001
	Net interest income	32,543	33,026	32,608
	Provision for loan and lease losses	1,120	3,125	1,896
	Net interest income after provision	31,423	29,901	30,712
NONINTEREST	Gain on loans sold	511	469	521
INCOME	Trust department income	2,119	1,999	1,965
	Service fees on deposit accounts	6,689	6,784	6,781
	Brokerage fees	231	-	42
	Earnings on bank-owned life insurance	705	717	841
	Gain on sale of securities	2,294	1,458	1,614
	Loss on foreclosed property	(1,317)	(948)	(2,434)
	Other non-interest income	399	493	438
	Total noninterest income	11,631	10,972	9,768
NONINTEREST	Salaries and employee benefits	19,406	18,836	15,811
EXPENSE	Net occupancy expense	1,990	1,976	2,116
	Depreciation expense	1,412	1,270	1,195
	Data processing expense	2,007	1,867	1,738
	Legal and professional fees	943	997	1,253
	Stationary and office supplies	279	286	434
	Advertising and promotions	1,179	1,217	1,588
	FDIC Insurance premium expense	703	875	1,494
	Other real estate expense	309	640	583
	Other noninterest expense	5,286	5,153	5,966
	Total noninterest expenses	33,514	33,117	32,178
	Income before provision for income taxes	9,540	7,756	8,302
	Provision for income taxes	1,916	744	1,043
	Net income before noncontrolling interest - dividends on preferred
	stock of subsidiary	7,624	7,012	7,259
	Noncontrolling interest - dividends on preferred stock of subsidiary	16	16	16
	Net income for common shareholders	$7,608	$6,996	$7,243
PER SHARE	Weighted Average Shares Outstanding	5,315,634	5,393,765	5,486,183
		$1.43	$1.30	$1.32
The accompanying notes are an integral part of the consolidated financial statements.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 25

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
	Year Ended December 31,
	2012	2011	2010
Net Income for common shareholders	$7,608	$6,996	$7,243

Other Comprehensive Income (Loss)
Unrealized appreciation (depreciation) on available-for-sale securities, net of taxes of
$1,204, $2,960, and ($352)	1,923	4,728	(561)

Reclassification adjustment for realized (gains) included in net income, net of taxes of
($883), ($561), and ($621), respectively	(1,411)	(897)	(992)

Change in unfunded portion of postretirement benefit obligations, net of tax of $1,008,
$1,214 and $43, respectively	1,610	1,940	68

Other Comprehensive Income (Loss)	2,122	5,771	(1,485)

Total Comprehensive Income	$9,730	$12,767	$5,758
The accompanying notes are an integral part of the consolidated financial statement

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
					Accumulated
					Other
	Shares of	Preferred	Common	Retained	Comprehensive
Years Ended December 31, 2012, 2011 and 2010	stock	Stock	Stock	Earnings	Income (Loss)	Total
BALANCE AT DECEMBER 31, 2009	5,506,993	$95	$55,070	$53,116	$(1,078)	$107,203
Net income before dividends on preferred stock of subsidiary				7,259		7,259
Other comprehensive income					(1,485)	(1,485)
Repurchase of common stock	(76,993)		(770)	(1,796)		(2,566)
Cash dividends declared, $0.705 per share				(4,039)		(4,039)
Cash dividends - preferred stock of subsidiary				(16)		(16)
BALANCE AT DECEMBER 31, 2010	5,430,000	95	54,300	54,524	(2,563)	106,356
Net income before dividends on preferred stock of subsidiary				7,012		7,012
Other comprehensive income					5,771	5,771
Repurchase of common stock	(100,000)		(1,000)	(2,011)		(3,011)
Cash dividends declared, $0.37 per share				(3,963)		(3,963)
Cash dividends - preferred stock of subsidiary				(16)		(16)
BALANCE AT DECEMBER 31, 2011	5,330,000	95	53,300	55,546	3,208	112,149
Net income before dividends on preferred stock of subsidiary				7,624		7,624
Other comprehensive income					2,122	2,122
Repurchase of common stock	(150,000)		(1,500)	(1,900)		(3,400)
Cash dividends declared, $0.37 per share				(3,888)		(3,888)
Cash dividends - preferred stock of subsidiary				(16)		(16)
BALANCE AT DECEMBER 31, 2012	5,180,000	$95	$51,800	$57,366	$5,330	$114,591

The accompanying notes are an integral part of the consolidated financial statements.

All numbers are reported in thousands except share and per share data.

26  • 2012 ANNUAL REPORT

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	(Dollars in Thousands)	Years Ended December 31,
	(unaudited)	2012	2011	2010
OPERATING	Net income available for common shareholders	$7,608	$6,996	$7,243
ACTIVITIES	Adjustments to reconcile net income to net cash provided
	by (used in) operating activities
	Provision for loan losses	1,120	3,125	1,896
	Provision for depreciation and amortization of
	premises and equipment	1,412	1,270	1,196
	Deferred tax expense	(340)	(1,216)	(905)
	Net securities gains	(2,294)	(1,458)	(1,614)
	Gains on loans sold	(511)	(469)	(521)
	Proceeds from sale of mortgage loans held for sale	28,625	24,402	28,000
	Funding of mortgage loans held for sale	(28,065)	(23,985)	(27,499)
	Loss on other real estate owned	1,317	948	2,434
	Gain on sale of assets	(10)	-	-
	Amortization of deposit base intangibles	-	19	75
	Amortization of investment security premiums,
	net of accretion of discounts	3,526	2,094	1,792
	Increase in cash surrender value of life insurance contracts	(705)	(717)	(844)
	(Increase) decrease in
	Other assets	741	1,210	(2,857)
	Increase (decrease) in
	Other liabilities	2,647	534	416
	Total adjustments	7,463	5,757	1,569
	Net cash provided by operating activities	15,071	12,753	8,812
INVESTING	Proceeds from sales of available-for-sale securities	421,346	140,580	108,604
ACTIVITIES	Proceeds from maturities and calls of available-for-sale securities	68,673	106,270	148,965
	Proceeds from maturities and calls of held-to-maturity securities	3,430	4,725	7,511
	Purchases of investment securities
	available-for-sale	(521,837)	(323,222)	(288,090)
	Net (increase) decrease in loans	(50,846)	38,031	16,072
	Proceeds from sale of other real estate owned	1,810	1,683	382
	Purchase of life insurance	(786)	(263)	(468)
	Purchases of premises and equipment	(2,282)	(2,799)	(3,419)
	Net cash used in investing activities	(80,492)	(34,995)	(10,443)
FINANCING	Net increase in deposits	76,419	64,604	19,501
ACTIVITIES	Net increase (decrease) in securities sold under agreements to repurchase	721	10,162	(85)
	Payments to FHLB borrowings	(7,000)	(7,000)	(10,077)
	Repurchase of common stock	(3,400)	(3,011)	(2,566)
	Cash dividends paid on common stock	(3,944)	(1,991)	(6,106)
	Net cash provided by financing activities	62,796	62,764	667
	Increase (decrease) in cash and cash equivalents	(2,625)	40,522	(964)
	Cash and cash equivalents at beginning of period	73,021	32,499	33,463
	Cash and cash equivalents at end of period	$70,396	$73,021	$32,499
	Supplemental disclosures of cash flow information
	Cash paid during the period for expenses
	Interest on deposits and borrowed funds	$3,717	$5,235	$3,617
	Income Taxes	860	1,143	956
	Loans to facilitate sale	1,774	-	-
	Real estate acquired in settlement of taxes	1,355	1,375	-
The accompanying notes are an integral part of the consolidated financial statements.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 27

NOTE 1 – GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Policies

The accounting principles followed and the methods of applying those principles conform with accounting principles generally accepted in the United States (“GAAP”) and to general practices in the banking industry. The significant accounting policies applicable to First Farmers and Merchants Corporation (Corporation) are summarized as follows.

Nature of Operations

The Corporation is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, First Farmers and Merchants Bank (the Bank). The Bank is primarily engaged in providing a full range of banking and financial services, including lending, investing of funds, obtaining deposits, trust and wealth management operations, and other financing activities to individual and corporate customers in the middle Tennessee area. The Bank is subject to competition from other financial institutions. The Corporation and Bank are subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Presentation

The accompanying consolidated financial statements present the accounts of the Corporation and its wholly-owned subsidiary, First Farmers and Merchants Bank. The Bank has the following direct and indirect subsidiaries: F & M West, Inc., Maury Tenn, Inc., and Maury Tenn Properties, Inc. Noncontrolling interests consist of preferred shares in Maury Tenn Properties, Inc., that are owned by third parties and Maury Tenn, Inc. The preferred shares in Maury Tenn Properties, Inc., receive dividends, which are included in the consolidated statements of income. Intercompany accounts and transactions have been eliminated in consolidation.

Certain items in prior financial statements have been reclassified to conform to the current presentation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management of the Corporation and the Bank to make estimates and assumptions that affect the reported amounts of assets and liabilities. Those estimates and assumptions also affect disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease losses, the fair value of financial instruments, the valuation of foreclosed real estate, valuation of deferred tax assets and the liability related to post-retirement benefits.

Concentrations of Credit Risk

The Corporations’ banking activities include granting commercial, residential, and consumer loans to customers primarily located in central, and south central Tennessee and Northern Alabama. The Corporation is continuing to manage all components of its portfolio mix in a manner to reduce risk from changes in economic conditions. Concentrations of credit, as defined for regulatory purposes, are reviewed quarterly by management to ensure that internally established limits based on Tier 1 Capital plus allowance for loan losses and total capital are not exceeded. At December 31, 2012, our concentrations of commercial real estate, rental and leasing were 107% of Tier 1 Capital plus the allowance for loan and lease losses, respectively. Health care and social assistance credits were 41%. Manufacturing and construction credits were 27%. Wholesale trade credits were 25%. These percentages are within our internally established limits regarding concentrations of credit.

Loans secured by non-farm/non-residential real estate comprised 29.5% of the loan portfolio at December 31, 2012. Management remains comfortable with the real estate exposure levels within the commercial loan portfolio. Management believes the commercial real estate portion remains well diversified across several different property types and several different geographic markets, stretching primarily from Davidson County, Tennessee to northern Alabama.

All numbers are reported in thousands except share and per share data.

28  • 2012 ANNUAL REPORT

Cash and Due From Banks

Included in cash and due from banks are reserve amounts that are required to be maintained on an average balance in the form of cash and balances due from the Federal Reserve Bank and other banks. At December 31, 2012, the Bank’s required reserve was $4,108 at the Federal Reserve. From time to time throughout the year, the Bank’s balances due from other financial institutions exceeded Federal Deposit Insurance Corporation insurance limits. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions.

Cash Equivalents

The Corporation considers all liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents include cash on hand, cash due from banks and federal funds sold. Federal funds are sold for one-day periods.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of tax. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For debt securities with fair value below amortized cost when the Corporation does not intend to sell a debt security, and it is more likely than not the Corporation will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

If declines in fair value are other than temporary, the carrying value of the securities is written down to fair value as a realized loss with a charge to income for the portion attributable to credit losses and a charge to other comprehensive income for the portion that is not credit related. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past-due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Discounts and premiums on purchased commercial loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 29

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

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

When any secured commercial loan is considered uncollectable, whether past due or not, a current assessment of the value of the underlying collateral is made. If the balance of the loan exceeds the fair value of the collateral, the loan is placed on non-accrual and the loan is charged down to the value of the collateral less estimated cost to sell or a specific reserve equal to the difference between book value of the loan and the fair value assigned to the collateral is created until such time as the loan is foreclosed. When the foreclosed collateral has been legally assigned to the Corporation, a charge off is taken, if necessary, in order that the remaining balance reflects the fair value estimated less costs to sell of the collateral then transferred to other real estate owned or other repossessed assets. When any unsecured commercial loan is considered uncollectable the loan is charged off no later than at 90 days past due.

All closed-end consumer loans (excluding conventional 1-4 family residential loans and installment and revolving loans secured by real estate) are charged off no later than 120 days (5 monthly payments) delinquent. If a loan is considered uncollectable, it is charged off earlier than 120 days delinquent. For conventional 1-4 family residential loans and installment and revolving loans secured by real estate, when a loan is 90 days past due, a current assessment of the value of the real estate is made. If the balance of the loan exceeds the fair value of the property, the loan is placed on nonaccrual and foreclosure proceedings are initiated. When the foreclosed property has been legally assigned to the Corporation, a charge-off is taken with the remaining balance, reflecting the fair value less estimated costs to sell, transferred to other real estate owned.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan. The Corporation does not retain servicing rights on loans sold. Loans held for sale at December 31, 2012 and 2011, totaled $2,456 and $2,505, respectively.

All numbers are reported in thousands except share and per share data.

30  • 2012 ANNUAL REPORT

Other Real Estate

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

When foreclosed properties are acquired current appraisals are obtained and the properties. Additionally, periodic updated appraisals are obtained on unsold foreclosed properties. When an updated appraisal reflects a market value below the current book value, a charge is booked to current earnings to reduce the property to its new market value less expected sales costs. Our policy for determining the frequency of periodic reviews is based upon consideration of the specific properties and the known or perceived market fluctuations in a particular market and is typically between 12 and 24 months.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation is computed principally on an accelerated method over the estimated useful life of an asset, which ranges from 15 to 39 years for buildings and from three to 25 years for equipment. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from the disposition of property are reflected in operations, and the asset accounts and related allowances for depreciation are reduced.

Federal Reserve and Federal Home Loan Bank Stock

Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment. At December 31, 2012 and 2011, Federal Reserve and Federal Home Loan Bank stock totaled $3,879.

Goodwill

Goodwill is evaluated annually for impairment. Quantitative and qualitative assessments are performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation—put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

The Corporation files consolidated income tax returns with its subsidiaries. The Corporation accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Corporation determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 31

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. With a few exceptions, the Corporation is no longer subject to U.S. federal tax examinations for years before 2009, and state and local tax examinations by tax authorities for years before 2008.

The Corporation recognizes interest and penalties on income taxes as a component of income tax expense.

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction

Fair Value Measurements

FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and requires certain disclosures about fair value measurements. See Note 12 - Fair Value Measurement. In general, fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as input, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Corporation’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Shareholders’ Equity and Earnings Per Share

Basic earnings per share represent income available to shareholders divided by the weighted average number of shares of Corporation common stock outstanding during the period. Diluted earnings per share reflect additional shares of common stock that would have been outstanding if potentially dilutive shares of common stock had been issued, as well as any adjustment to income that would result from the assumed conversion. For the years ended December 31, 2012, 2011 and 2010, there were no potentially dilutive shares of common stock issuable.

In 2012, the Corporation adopted a plan to repurchase shares of its common stock. The plan allowed the purchase of up to 150,000 shares. The Corporation purchased 150,000 shares in 2012. For 2011, the Corporation adopted a similar plan allowing it to repurchase up to 100,000 shares of common stock. The Corporation repurchased 100,000 shares in 2011 and 76,993 in 2010.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities and changes in the net actuarial gain/loss of the postretirement benefit obligation.

All numbers are reported in thousands except share and per share data.

32  • 2012 ANNUAL REPORT

The components of accumulated other comprehensive income, included in shareholder’s equity, are as follows as of December 31, 2012, 2011 and 2010:

	Years Ended December 31,
	2012	2011	2010
Net unrealized gains (losses)
on available-for-sale securities	$5,747	$4,914	$(1,316)
Net actuarial (gain) loss on unfunded portion
of postretirement benefit obligation	2,920	302	(2,852)
	8,667	5,216	(4,168)
Tax effect	3,337	2,008	1,605

Other comprehensive income (loss)	$5,330	$3,208	(2,563)

Transfers Between Fair Value Hierarchy Levels

Transfers in and out of Level 1 (quoted market prices), Level 2 (other significant observable inputs) and Level 3 (significant unobservable inputs) are recognized on the period end date.

Segment Reporting

Management analyzes the operations of the Corporation assuming one operating segment, community lending services.

Recent Accounting Pronouncements

ASU No. 2011-02, “Receivables (Topic 310) - A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring” clarifies which loan modifications constitute troubled debt restructurings and is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of recording an impairment loss and for disclosure of troubled debt restructurings. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude, under the guidance clarified by ASU 2011-02, that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties. ASU 2011-02 became effective for the Corporation on July 1, 2012, and applies retrospectively to restructurings occurring on or after January 1, 2012. See Note 3 - Loans.

ASU No. 2011-03, “Transfers and Servicing (Topic 860) - Reconsideration of Effective Control for Repurchase Agreements” is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. ASU 2011-03 removes from the assessment of effective control (i) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (ii) the collateral maintenance guidance related to that criterion. ASU 2011-03 was effective for the Corporation on January 1, 2012, and did not have a significant impact on the Corporation’s financial statements.

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

ASU 2011-05, “Comprehensive Income (Topic 220) - Presentation of Comprehensive Income” amends Topic 220, “Comprehensive Income,” to require that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Additionally, ASU 2011-05 requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented. The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. ASU 2011-05 is effective for annual and interim periods beginning after December 15, 2012; however, certain provisions related to the presentation of reclassification adjustments have been deferred by ASU 2011-12 “Comprehensive Income (Topic 220) - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” as further discussed below. ASU 2011-05 is not expected to have a significant impact on the Corporation’s financial statements.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 33

ASU 2011-08, “Intangibles - Goodwill and Other (Topic 350) - Testing Goodwill for Impairment” amends Topic 350, “Intangibles – Goodwill and Other,” to give entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. ASU 2011-08 is effective for annual and interim impairment tests beginning after December 15, 2012, and is not expected to have a significant impact on the Corporation’s financial statements.

ASU 2011-11, “Balance Sheet (Topic 210) - Disclosures about Offsetting Assets and Liabilities” amends Topic 210, “Balance Sheet,” to require an entity to disclose both gross and net information about financial instruments, such as sales and repurchase agreements and reverse sale and repurchase agreements and securities borrowing/lending arrangements, and derivative instruments that are eligible for offset in the statement of financial position and/or subject to a master netting arrangement or similar agreement. ASU 2011-11 is effective for annual and interim periods beginning on January 1, 2013, and is not expected to have a significant impact on the Corporation’s financial statements.

ASU 2011-12 “Comprehensive Income (Topic 220) - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” defers changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments to allow the FASB time to redeliberate whether to require presentation of such adjustments on the face of the financial statements to show the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. ASU 2011-12 allows entities to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU No. 2011-05. All other requirements in ASU No. 2011-05 are not affected by ASU No. 2011-12. ASU 2011-12 is effective for annual and interim periods beginning after December 15, 2012, and is not expected to have a significant impact on the Corporation’s financial statements.

NOTE 2 – SECURITIES

The amortized cost and fair value of securities available-for-sale and held-to-maturity at December 31, 2012 and 2011, are summarized as follows (dollars in thousands):

	Amortized	Gross Unrealized		Fair
December 31, 2012	Cost	Gains	Losses	Value
Available-for-sale securities
U.S. Government agencies	$143,897	$400	$280	$144,017
U.S. Government sponsored agency mortgage backed securities	131,917	1,856	55	133,718
States and political subdivisions	7,273	3,306	-	50,579
Corporate bonds	16,884	529	9	17,404
	339,971	6,091	344	$345,718
Held-to-maturity securities
States and political subdivisions	31,755	1,665	-	33,420

All numbers are reported in thousands except share and per share data.

34  • 2012 ANNUAL REPORT

	Amortized	Gross Unrealized		Fair
December 31, 2011	Cost	Gains	Losses	Value
Available-for-sale securities
U.S. Government agencies	$58,793	$214	$6	$59,001
Mortgage backed securities	175,352	843	145	176,050
States and political subdivisions	56,452	3,494	-	59,946
Other securities	18,759	582	68	19,273
	$309,356	$5,133	$219	$314,270
Held-to-maturity securities
States and political subdivisions	$35,214	$2,061	$-	$37,275

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2012 and 2011, was approximately $83,579 and $85,009, which was approximately 22% and 24%, respectively, of the Corporation’s available-for-sale and held-to-maturity investment portfolio. The Corporation evaluates its investment portfolio on a quarterly basis for impairment. The analysis performed as of December 31, 2012, and December 31, 2011, indicated that all impairment was considered temporary, market driven due primarily to fluctuations in market interest rates and not credit-related.

The following table shows the Corporation’s investments’ gross unrealized losses and fair value of the Corporation’s investments with unrealized losses that were not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities had been in a continuous unrealized loss position at December 31, 2012 and 2011:

December 31, 2012	Less than 12 months		12 months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Type of Security	Value	Losses	Value	Losses	Value	Losses
US Government agencies	$68,979	$280	$-	$-	$68,979	$280
US Government sponsored agency mortgage
backed securities	12,881	55	-	-	12,881	55
Corporate bonds	1,719	9	-	-	1,719	9
	$83,579	$344	$-	$-	$83,579	$344

December 31, 2011	Less than 12 months		12 months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Type of Security	Value	Losses	Value	Losses	Value	Losses
US Government agencies	$15,063	$6	$-	$-	$15,063	$6
Mortgage backed securities	40,792	145	-	-	40,792	145
Other securities	29,154	68	-	-	29,154	68
	$85,009	$219	$-	$-	$85,009	$219

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 35

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2012, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
December 31, 2012	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
Within one year	$6,198	$6,270	$3,188	$3,208
One to five years	16,802	17,586	7,987	8,384
Five to ten years	161,212	162,453	13,617	14,425
After ten years	23,842	25,691	6,963	7,403
Mortgage-backed securities	131,917	133,718	-	-
Total	$339,971	$ $345,718	$31,755	$33,420

The carrying value of securities pledged as collateral to secure public deposits and for other purposes was $210,800 at December 31, 2012, and $196,100 at December 31, 2011.

The book value of securities sold under agreements to repurchase amounted to $26,500 and $22,200 at December 31, 2012 and 2011, respectively.

Gross gains of $2,455, $1,509 and $1,659 resulting from sales of available-for-sale securities were realized for at December 31, 2012, 2011 and 2010, respectively. A loss of $155 was included in the net gain of $2,300 for December 31, 2012. A loss of $9 was included in the net gain of $1,500 for December 31, 2011. Losses of $45 were included in the net gain of $1,614 for December 31, 2010.

NOTE 3 – LOANS

The following table presents the Bank’s loans by category as of December 31, 2012 and 2011 (dollars in thousands):

	December 31, 2012	December 31, 2011
Commercial
Commercial and industrial	$83,631	$60,448
Non-farm, nonresidential real estate	167,565	139,642
Construction and development	36,323	29,042
Commercial loans secured by real estate	23,983	6,161
Other commercial	24,423	45,630
Total commercial	$335,925	$280,923
Residential and consumer
Consumer loans	11,621	14,297
Single family residential	196,349	196,882
Other retail	23,264	25,700
Total residential and consumer	231,234	$236,879
	$567,159	$517,802
Less:
Allowance for loan losses	(8,809)	(9,200)
Total net loans	$558,350	$508,602

All numbers are reported in thousands except share and per share data.

36  • 2012 ANNUAL REPORT

Loan Origination/Risk Management. The Corporation has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and nonperforming and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

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

Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. As a general rule, the Corporation avoids financing single-purpose projects unless other underwriting factors are present to help mitigate risk. The Corporation also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At December 31, 2012, approximately eighty percent of the outstanding principal balance of the Corporation’s commercial real estate loans were secured by owner-occupied properties.

With respect to loans to developers and builders that are secured by nonowner occupied properties that the Corporation may originate from time to time, the Corporation generally requires the borrower to have had an existing relationship with the Corporation and have a proven record of success. Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate.

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

The Corporation originates residential and consumer loans utilizing a computer-based credit scoring analysis to supplement the underwriting process. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed, jointly by line and staff personnel. This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes risk. Additionally, trend and outlook reports are reviewed by management on a regular basis. Underwriting standards for home equity loans are heavily influenced by statutory requirements, which include, but are not limited to, a maximum loan-to-value percentage of 80%, collection remedies, the number of such loans a borrower can have at one time and documentation requirements.

The Corporation contracts with a third party vendor to perform loan reviews. The Corporation reviews and validates the credit risk program on an annual basis. Results of these reviews are presented to management. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Corporation’s policies and procedures.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 37

The goal of the Bank is to diversify loans to avoid a concentration of credit in a specific industry, person, entity, product, service, or any area vulnerable to a tax law change or an economic event. A concentration of credit occurs when obligations, direct or indirect, of the same or affiliated interests represent 15 percent or more of the Bank’s capital structure. Real estate rental and leasing represented the highest concentration at 107% of tier 1 capital. The board of directors recognizes that the bank’s geographic trade area imposes some limitations regarding loan diversification if the Bank is to perform the function for which it has been chartered.

Specifically, lending to qualified borrowers within the Bank’s trade area will naturally cause concentrations of real estate loans in the primary communities served by the Bank and loans to employees of major employers in the area.

The following table provides details regarding the aging of the Bank’s loan portfolio (dollars in thousands):

	30-89 Days	90 Days and	Total		Total
December 31, 2012	Past Due	Greater Past Due	Past Dues	Current	Loans
Residential and consumer
Consumer	$112	$7	$119	$11,502	$11,621
Single-family residential	3,543	387	3,930	192,419	196,349
Other retail	193	-	193	23,071	23,264
Residential and consumer total	$3,848	$394	$4,242	$226,992	$231,234
Commercial
Commercial and industrial	$618	$1,457	$2,075	$81,556	$83,631
Nonfarm, nonresidential real estate	666	448	1,114	166,451	167,565
Construction and development	160	-	160	36,163	36,323
Commercial loans secured by real estate	22	193	215	23,768	23,983
All other commercial	741	1,379	2,120	22,303	24,423
Commercial total	$2,207	$3,477	$5,684	$330,241	$335,925
Total	$6,055	$3,871	$9,926	$557,233	$567,159

	30-89 Days	90 Days and	Total		Total
December 31, 2011	Past Due	Greater Past Due	Past Dues	Current	Loans
Retail
Consumer loans	$73	$4	$77	$14,220	$14,297
Single-family residential	5,131	1,002	6,133	190,749	196,882
Other retail	1	-	1	25,699	25,700
Retail Total	$5,205	$1,006	$6,211	$230,665	$236,879
Commercial
Commercial and industrial	$3,858	$1,419	$5,277	$55,171	$60,448
Nonfarm, nonresidential real estate	2,166	320	2,486	137,156	139,642
Construction and development	44	-	44	28,998	29,042
Commercial loans secured by real estate	-	-	-	4,095	4,095
Other commercial	1,441	159	1,600	50,191	47,696
Commercial total	$7,509	$1,898	$9,407	$271,516	$280,923
Total	$12,714	$2,904	$15,618	$502,184	$517,802

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Corporation will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings.

All numbers are reported in thousands except share and per share data.

38  • 2012 ANNUAL REPORT

The following table summarizes the impaired loans by loan type as of December 31, 2012 and 2011 (dollars in thousands):

	Unpaid	Recorded	Recorded
	Contractual	investment	Investment	Total		Average
	Principal	with no	with	Recorded	Related	Recorded	Interest
December 31, 2012	Balance	allowance	allowance	Investment	Allowance	Investment	Recognized*
Commercial
Commercial and industrial	$2,036	$1,076	$328	$1,404	$103	$3,483	$74
Nonfarm, nonresidential real estate	3,613	2,417	-	2,417	-	1,606	83
Construction and development	682	-	682	682	118	682	35
Other commercial	3,124	3,124	-	3,124		3,099	126
Commercial total	9,455	6,617	1,010	7,627	221	8,870	318
Retail
Single-family residential	1,237	402	613	1,015	82	1,059	39
Retail total	1,237	402	613	1,015	82	1,059	39
Total	$10,692	$7,019	$1,623	$8,642	$303	$9,929	$357

	Unpaid	Recorded	Recorded
	Contractual	investment	Investment	Total		Average
	Principal	with no	with	Recorded	Related	Recorded	Interest
December 31, 2011	Balance	allowance	allowance	Investment	Allowance	Investment	Recognized*
Commercial
Commercial and industrial	$5,839	$738	$5,678	$5,446	$601	$5,069	$193
Nonfarm, nonresidential real estate	4,378	2,986	2,115	4,573	307	5,232	35
Construction and development	870	-	870	870	203	941	39
Other commercial	3,238	-	-	1,498	-	1,527	190
Commercial total	14,325	3,724	8,663	12,387	1,111	12,769	457
Retail
Single-family residential	1,388	142	1,075	1,217	131	1,269	44
Retail total	1,388	142	1,075	1,217	131	1,269	44
Total	$15,713	$3,866	$9,738	$13,604	$1,242	$14,038	$501

	Unpaid	Recorded	Recorded
	Contractual	investment	Investment	Total		Average
	Principal	with no	with	Recorded	Related	Recorded	Interest
December 31, 2010	Balance	allowance	allowance	Investment	Allowance	Investment	Recognized*
Commercial	$27,198	$9,215	$14,333	$23,548	$2,707	$24,274	$916
Residential real estate	1,784	801	744	1,545	205	1,611	42
Total	$28,982	$10,016	$15,077	$25,093	$2,912	$25,885	$958

* Interest income recognized approximates cash bases interest income.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 39

Year-end Nonaccrual loans, segregated by class of loans, were as follows at December 31, 2012 and 2011 (dollars in thousands):

	2012	2011
Commercial & industrial	$1,595	$5,030
Nonfarm, nonresidential	1,372	2,030
Construction and development	50	267
Commercial real estate	126	-
Other commercial	1,379	-
Consumer	11	72
Single-family residential	3,541	4,070
Total	$8,074	$7,399

Included in certain loan categories of impaired loans are certain loans that have been modified in a troubled debt restructuring where economic concessions have been granted to borrowers who have experienced financial difficulties. These concessions typically result from our loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Modifications of terms for our loans and their inclusion as troubled debt restructurings are based on individual facts and circumstances. Loan modifications that are included as troubled debt restructurings may involve either an increase or reduction of the interest rate, extension of the term of the loan, or deferral of principal and/or interest payments, regardless of the period of the modification. All of the loans identified as troubled debt restructuring were modified due to financial stress of the borrower. In order to determine if a borrower is experiencing financial difficulty, an evaluation is performed to determine the probability that the borrower will be in payment default on any of its debt in the foreseeable future with the modification. This evaluation is performed under the Corporation’s internal underwriting policy.

When the Corporation modifies loans in a troubled debt restructuring, the Corporation evaluates any possible impairment similar to other impaired loans based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan or lease agreement, or use the current fair value of the collateral, less selling costs for collateral dependent loans. If the Corporation determined that the value of the modified loan is less than the recorded investment in the loan, impairment is recognized through an allowance estimate or a charge-off to the allowance. In periods subsequent to modification, the Corporation evaluates all troubled debt restructuring, including those that have payment defaults, for possible impairment and recognize impairment through the allowance.

As of December 31, 2012, the Corporation did not have any commitments to extend additional funds to borrowers with loans modified and included as a troubled debt restructuring.

During 2012, certain loans were modified in troubled debt restructurings, where economic concessions were granted to borrowers consisting of reductions in the interest rates, payment extensions, forgiveness of principal, and forbearances. Presented below, segregated by class of loans, are troubled debt restructurings that occurred during the year ended December 31, 2012 and 2011(dollars in thousands):

40  • 2012 ANNUAL REPORT

	Twelve Months Ended December 31, 2012			Twelve Months Ended December 31, 2011
		Post-			Post-
		Modification	Net Charge-offs		Modification	Net Charge-offs
	Number of	Outstanding	Resulting from	Number of	Outstanding	Resulting from
(Dollars in Thousands)	Loans	Balance	Modifications	Loans	Balance	Modifications
Commercial:
Commercial and industrial	1	$8	$-	8	$3,319	$-
Nonfarm nonresidential	1	361	-	7	1,828	-
Tax exempt state and political	-	-	-	1	1,379	-
Farmland	-	-	-	2	171	-
Retail:
Consumer	1	3	-	6	36	-
Single-family residential	3	237	-	8	1,197	-

Total troubled debt restructurings	6	$609	$-	32	$7,930	$-

Loans retain their accrual status at the time of their modification. As a result, if a loan is on nonaccrual status at the time it is modified, it stays as nonaccrual status, and if a loan is on accrual status at the time of the modification, it generally stays on accrual status. Commercial and consumer loans modified in a troubled debt restructuring are closely monitored for delinquency as an early indicator of possible future default. If loans modified in a troubled debt restructuring subsequently default, the Corporation evaluates the loan for possible further impairment. The allowance for loan losses may be increased, adjustments may be made in the allocation of the allowance, or partial charge-offs may be taken to further write-down the carrying value of the loan. The Corporation considers a loan in default when it is 90 days or more past due or transferred to nonaccrual.

As of December 31, 2012, the Corporation did not have any loans that were modified in troubled debt restructurings during the past twelve months that have subsequently defaulted. Loans modified during the past 12 months that subsequently defaulted during 2011 were as follows:

	Twelve Months Ended
	December 31, 2011
	Number of	Recorded
(in thousands)	Loans	Balance
Commercial:
Nonfarm nonresidential	1	$320
Retail:
Consumer	1	20
Single family residential	1	441
Total defaulted restructured loans	3	$781

Credit Quality Indicators. As part of the ongoing monitoring of the credit quality of the Corporation’s loan portfolio, management tracks certain credit quality indicators including trends related to (i) the weighted-average risk grade of commercial loans, (ii) the level of classified commercial loans, (iii) net charge-offs, (iv) nonperforming loans and (v) the general economic conditions in the State of Tennessee.

The Corporation uses a risk grading matrix to assign a risk grade to each of its commercials loans. Loans are graded on a scale of 1-8. A description of the general characteristics of the 8 risk grades is as follows:

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 41

Risk Rating 1: Minimal Risk

General Characteristics:

  Substantially risk free.
  Federal, state, or municipal subdivisions with acceptable investment grade credit rating.
  Large national, regional, or local entity with proven access to capital markets. x Diversity in its line of business with stable and diversified sales base.
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
  A cash-secured loan with the cash on deposit in our bank or a guaranty from the Federal government also warrants this risk rating.

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
  The credit extension is considered sound; however, elements may be present which suggest the borrower may not be free from temporary impairments in the future.
  Liquidity and leverage is in line with industry norms.
  Good management with acceptable management succession.
  Under most economic and business conditions, has access to alternative financing but limited or no access to capital markets for short-term or capital needs.
  Borrower may be an individual with a sound financial condition and liquidity with proven historical income to repay the debt as scheduled.
  Credit extensions are generally secured by acceptable collateral.

All numbers are reported in thousands except share and per share data.

42  • 2012 ANNUAL REPORT

Risk Rating 4: Acceptable Risk

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

A) Transitional, Event Driven - This category of risk-rated 5 loans captures responses to early warning signals from a relationship and, therefore, signifies a specific, event-driven, transitional credit grade. The event is generally something unplanned or unexpected such as a death, a disaster, the loss of a major client, product line, or key employee; divorce, or health condition of the owner or key management person. The Risk Rating 5 category may be used in transitional upgrades as well as transitional downgrades of credit relationships. Under these criteria, the risk rating 5 necessitates a plan of action to either upgrade the credit to a Pass rating (Risk Rating 1-4), downgrade the credit to a criticized asset, or exit the relationship within six months.

B) Ongoing Supervision Warranted - This risk rating may also be utilized to identify loans having inherent characteristics which warrant more than the normal level of supervision. Loans meeting these criteria may include larger, more complex loans with unusual structures. Loans, which, due to structure or nature of the collateral require above average servicing, may also be considered for this risk rating. Unlike other criteria listed previously for the Pass/Watch risk rating, these particular characteristics tend not to be one-time or transitional in nature; therefore, these loans may be expected to remain in this risk rating category longer than six months. A loan might remain in this risk rating category for its life or until the characteristic warranting the Pass/Watch rating can be eliminated or effectively mitigated.

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

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 43

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

General Characteristics:

  The primary source of repayment no longer provides satisfactory support and repayment is dependent on secondary sources.
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

All numbers are reported in thousands except share and per share data.

44  • 2012 ANNUAL REPORT

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
  Pending factors may include proposed merger or acquisition, liquidation procedures, capital injections, perfecting liens on additional collateral and refinancing plans. x Cash flow is insufficient to fund cash needs.
  Financeable assets are insufficient to protect the Bank’s position.
  Source of debt repayment is dependent on liquidation of assets with a probable loss.
  Borrower may no longer be a going concern or may not exist as a going concern for the foreseeable future.
  No alternative financing sources exist.

The following table presents risk grades and classified loans by class of commercial loan (dollars in thousands):

December 31, 2012
		Nonfarm,		Commercial Loans	All Other
Commercial Loan Portfolio: Credit risk	Commercial &	Nonresidential	Construction &	Secured by	Commercial	Commercial
profile by internally assigned grade	Industrial	Real Estate Loans	Development	Residential R/E	Loans	Loan Totals

Pass (1-5)	$81,560	$164,290	$35,543	$21,660	$22,857	$325,910
Special Mention (6)	269	815	98	398	-	1,580
Substandard (7)	726	2,460	682	1,925	187	5,980
Doubtful (8)	1,076	-	-	-	1,379	2,455
TOTALS	$83,631	$167,565	$36,323	$23,983	$24,423	$335,925

Retail Loan Portfolio: Credit risk profiles	Consumer	Single-Family	All Other	Retail Loan
based on delinquency status classification	Loans	Residential**	Retail Loans	Totals

Performing	$11,610	$192,808	$23,131	$227,549
Nonperforming*	11	3,541	133	3,685
TOTALS	$11,621	$196,349	$23,264	$231,234

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 45

December 31, 2011
		Nonfarm,		Commercial Loans	All Other
Commercial Loan Portfolio: Credit risk	Commercial &	Nonresidential	Construction &	Secured by	Commercial	Commercial
profile by internally assigned grade	Industrial	Real Estate Loans	Development	Residential R/E	Loans	Loan Totals

Pass (1-5)	$50,163	$131,786	$27,613	$5,045	$42,771	$257,378
Special Mention (6)	4,137	4,232	504	439	-	9,312
Substandard (7)	1,692	2,033	925	677	1,480	6,807
Doubtful (8)	4,456	1,591	-	-	1,379	7,426
TOTALS	$60,448	$139,642	$29,042	$6,161	$45,630	$280,923

Retail Loan Portfolio: Credit risk profiles	Consumer	Single-Family	All Other	Retail Loan
based on delinquency status classification	Loans	Residential**	Retail Loans	Totals

Performing	$14,225	$193,753	$25,368	$233,346
Nonperforming*	72	3,129	332	3,533
TOTALS	$14,297	$196,882	$25,700	$236,879
*	Loans are classified as nonperforming loans and are automatically placed on nonaccrual status once they reach 90 days past due. For purposes of this table, all loans graded substandard or below are included in nonperforming.

**	Single-family residential loans include primary liens, closed-end secondary liens, residential construction loans and home equity lines of credit

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

All numbers are reported in thousands except share and per share data.

46  • 2012 ANNUAL REPORT

The allowances established for probable losses on specific loans are based on a regular analysis and evaluation of problem loans. Commercial loans are classified based on an internal credit risk grading process that evaluates, among other things: (i) the obligor’s ability to repay; (ii) the underlying collateral, if any; and (iii) the economic environment and industry in which the borrower operates. This analysis is performed at the relationship manager level for all commercial loans. When a loan has a calculated grade of 7 or higher, a special assets officer analyzes the loan to determine whether the loan is impaired and, if impaired, the need to specifically allocate a portion of the allowance for possible loan losses to the loan. Specific valuation allowances are determined by analyzing the borrower’s ability to repay amounts owed, collateral deficiencies, the relative risk grade of the loan and economic conditions affecting the borrower’s industry, among other things.

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

The components of the general valuation allowance include (i) the additional reserves allocated to specific loan portfolio segments as a result of applying an environmental risk adjustment factor to the base historical loss allocation and (ii) the additional reserves that are not allocated to specific loan portfolio segments including allocations for groups of similar loans with risk characteristics that exceed certain concentration limits established by management.

There is an inherent imprecision in calculating the specific portion of the allowance for loan and lease losses (“ALLL”). Therefore, a factor has been added to the allocation of each of the identified segments of the loan portfolio to account for the imprecision.

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

The allowance for loan losses is maintained at a level considered adequate to provide for the losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on the Corporation’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to change. During the first quarter of 2012, as part of the quantitative analysis of the adequacy of the allowance for loan losses, management adjusted its projection of probable loan losses. In prior years, the Corporation used a historic loss period of four quarters for all segments when estimating the historic charge off rates calculated in accordance with ASC Topic 450. During the first quarter of 2012, the Corporation changed the historic period to a rolling eight-quarter historic look-back period to better reflect the risk related to each individual segment of loans. During the third quarter of 2012, management adjusted the number of loan segments and incorporated environmental factors for various components such as economic conditions, trends in delinquencies, loan review assessments, credit concentrations and level of underperforming ratios. None of these changes have had a significant impact on the recorded amount of the allowance for loan losses.

General valuation allowances are based on general economic conditions and other qualitative risk factors both internal and external to the Corporation. In general, such valuation allowances are determined by evaluating, among other things: (i) the experience, ability and effectiveness of the Bank’s lending management and staff; (ii) the effectiveness of the Corporation’s loan policies, procedures and internal controls; (iii) changes in asset quality; (iv) changes in loan portfolio volume; (v) the composition and concentrations of credit; (vi) the impact of competition on loan structuring and pricing; (vii) the effectiveness of the internal loan review function; (viii) the impact of environmental risks on portfolio risks; and (ix) the impact of changes to interest rates on portfolio risk. Management evaluates the degree of risk that each one of these components has on the quality of the loan portfolio on a quarterly basis. Each component is determined to have either a high, moderate or low degree of risk. The results are then input into a “general allocation matrix” to determine an appropriate general valuation allowance.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 47

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

Loans identified as losses by management and internal loan review are charged-off. Furthermore, consumer loan accounts are charged-off automatically based on regulatory requirements.

The following table summarizes the allocation in the allowance for loan losses by loan segment for the years ended December 31, 2012, 2011 and 2010 (dollars in thousands):

		Residential	Consumer &
December 31, 2012	Commercial	Real Estate	Other Retail	Unallocated	Totals
Beginning Balance	$5,957	$2,113	$192	$938	$9,200
Less: Charge-offs	1,690	176	19	-	1,885
Add: Recoveries	364	2	8	-	374
Add: Provisions	2,897	(830)	(9)	(938)	1,120
Ending Balance	$7,528	$1,109	$172	$-	$8,809

		Residential	Consumer &
December 31, 2012	Commercial	Real Estate	Other Retail	Unallocated	Totals
Loans individually evaluated for impairment	$221	$82	$-	$-	$303
Loans collectively evaluated for impairment	7,307	1,027	172	-	8,507
Ending Balance	$7,528	$1,109	$172	$-	$8,809

The following table shows loans as of December 31, 2012 and 2011, related to each balance in the allowance for possible loan and lease losses by portfolio segment and disaggregated on the basis of the Bank’s impairment methodology (dollars in thousands):

		Residential	Consumer &	Totals
December 31, 2012	Commercial	real estate	other retail
Loans
Loans individually evaluated for impairment	$7,627	$1.015	$-	$8,642
Loans collectively evaluated for impairment	328,298	195,334	34,885	558,517
Total	$335,925	$196,349	$34,885	$567,159

		Residential	Consumer &
December 31, 2011	Commercial	Real Estate	Other Retail	Unallocated	Totals
Beginning Balance	$6,915	$2,001	$408	$96	$9,420
Less: Charge-offs	3,353	52	147	-	3,552
Add: Recoveries	103	-	104	-	207
Add: Provisions	2,292	164	(173)	842	3,125
Ending Balance	$5,957	$2,113	$192	$938	$9,200

All numbers are reported in thousands except share and per share data.

48  • 2012 ANNUAL REPORT

		Residential	Consumer &
December 31, 2011	Commercial	Real Estate	Other Retail	Unallocated	Totals
Loans individually evaluated for impairment	$1,111	131	-	-		$1,242
Loans collectively evaluated for impairment	4,846	1,982	192	938		7,958
Ending Balance	$5,957	$2,113	$192	$938	$	$9,200

		Residential	Consumer &
December 31, 2011	Commercial	real estate	other retail	Totals
Loans
Loans individually evaluated for impairment	12,387	1,217	-	13,604
Loans collectively evaluated for impairment	268,536	221,365	14,297	504,198
Total	$280,923	$222,582	$14,297	$517,802

The following table summarizes the changes in the allowance for loan losses for the year ended December 31, 2010 (dollars in thousands):

		Residential	Consumer &
December 31, 2010	Commercial	Real Estate	Other Retail	Unallocated	Totals
Beginning Balance	6,375	1,227	489	838	8,929
Less: Charge-offs	(2,046)	(108)	(77)	-	(2,231)
Add: Recoveries	782	-	44	-	826
Add: Provisions	1,804	882	(48)	(742)	1,896
Ending Balance	$6,915	$2,001	$408	$96	$9,420

NOTE 5 – BANK PREMISES AND EQUIPMENT

The following table presents the Bank’s assets by category at December 31, 2012 and 2011(dollars in thousands):

	2012	2011
Land	$9,003	$9,003
Premises	22,717	20,784
Furniture and equipment	9,401	9,718
Leasehold improvements	1,319	1,398
	42,440	40,903
Less allowance for depreciation and amortization	(16,023)	(15,366)
	$26,417	$25,537

NOTE 6 – RELATED PARTY TRANSACTIONS

Certain related parties (primarily directors and senior officers of the Corporation or the Bank, including their affiliates, families and companies in which they hold 10% or more ownership) were customers of, and had loans and other transactions with, the Bank in the ordinary course of business. An analysis of the activity with respect to such loans for the years ended December 31, 2012 and 2011, is shown in the table below (dollars in thousands). These totals exclude loans made in the ordinary course of business to other companies with which neither the Corporation nor the Bank had a relationship other than the association of one of its directors in the capacity of officer or director. These loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons.

FIRST FARMERS AND MERCHANTS BANK • 47

They did not involve more than the normal risk of collectability or present other unfavorable features. No related party loans were charged off in 2012 or 2011.

Activity for related party transactions during 2012 and 2011 is as follows (dollars in thousands):

	2012	2011
Related party extensions of credit, beginning of period	$3,829	$4,361
New loans	745	848
Repayments	(743)	(1,380)
Related party extensions of credit, end of period	$3,831	$3,829

The aggregate balances of related party deposits at December 31, 2012 were $15,984.

The aggregate balances of related party repurchase agreements at December 31, 2012 were $8,694.

The Corporation and Bank utilize various services and purchased goods provided certain related parties. Significant services provided by a director during 2012 totaled $1,105, which was for building contractor services.

NOTE 7 – LEASES

Real property for four of the Bank’s office locations and certain equipment are leased under noncancelable operating leases expiring at various times through 2028. In most cases, the leases provide for one or more renewal options of five to ten years under the same or similar terms. In addition, various items of office equipment are leased under cancelable operating leases. Total rental expense incurred under all operating leases, including short-term leases with terms of less than one month, amounted to approximately $12, $13 and $13 for equipment leases, and approximately $283, $236 and $293 for building leases in 2012, 2011 and 2010, respectively. Future minimum lease commitments as of December 31, 2012, under all noncancelable operating leases with initial terms of one year or more are shown in the following table (dollars in thousands):

Lease
Year	Payments
2013	$238
2014	228
2015	222
2016	195
2017	165
Thereafter	1,917
Total	$2,965

All numbers are reported in thousands except share and per share data.

50  • 2012 ANNUAL REPORT

NOTE 8 – FEDERAL AND STATE INCOME TAXES

The following table presents components of income tax expense attributable to continuing operations for the years ended December 31, 2012, 2011 and 2010 (dollars in thousands):

	2012	2011	2010
Current	$2,256	$1,960	$1948
Deferred	(340)	(1,216)	(905)
Total provision for income	1,916	744	1,043

Deferred Tax Effects of Principal Temporary Differences	2012	2011	2010
Allowance for possible loan losses	$3,392	$3,519	$3,604
Deferred compensation	2,420	2,234	2,050
Write down of other real estate	1,152	1,621	1,052
Deferred gain on OREO sale	202	-	-
Amortization of core deposit intangible	423	575	727
Recognition of nonaccrual loan income	152	66	90
Unrealized gains (losses) on available-for-sale securities	(2,212)	(1,892)	506
Postretirement obligation	2,857	1,759	702
Net actuarial gain/(loss) of postretirement benefit obligation	(1,124)	(116)	1,098
Accelerated depreciation	(630)	(562)	(282)
Amortization of goodwill	(2,376)	(2,152)	(1,937)
Alternative Minimum Tax	402	422	345
Dividend Income - F&M West	(219)	(241)	(244)
Other	(555)	(361)	(442)
Net deferred tax asset	$3,884	$4,872	$7,269

Reconciliation of Total Income Taxes Reported with the Amount of Income Taxes Computed
at the Federal Statutory Rate (34% Each Year)	2012	2011	2010
Tax expense at statutory rate	$3,238	$2,632	$2,827
Increase (decrease) in taxes resulting from:
Tax exempt interest	(1,275)	(1,533)	(1,635)
Nondeductible interest expense	29	45	70
Employee benefits	(240)	(244)	(286)
Other nondeductible expenses
(nontaxable income) - net	32	55	56
State income taxes net of federal tax benefit	41	(40)	(95)
Dividend income exclusion	(1)	(52)	(51)
Other	92	(119)	153
Total provision for income taxes	$1,916	$744	$1,043

Effective tax rate	20.1%	9.6%	12.2%

The Corporation and one of its subsidiaries file consolidated income tax returns with the Internal Revenue Service and State of Tennessee. The Corporation is not subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2009. There was no valuation allowance for deferred tax assets at December 31, 2012 and 2011. Management believes it is more-likely-than-not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 51

NOTE 9 – BORROWED FUNDS

The Bank is a party to the Blanket Agreement for Advances and Security Agreement (the “Blanket Agreement”) with the Federal Home Loan Bank of Cincinnati (the “FHLB”). Advances made to the Bank under the Blanket Agreement are collateralized by the FHLB stock and qualifying residential mortgage loans totaling 150% of the outstanding amount borrowed. These collateralization matters are outlined in the Blanket Agreement dated June 20, 2006, between the Bank and the FHLB. The advances mature at varying dates throughout 2013 at interest rates ranging from 2.61 - 3.76%.

Scheduled annual principal maturities and interest rate terms of borrowings under this credit line as of December 31, 2012, are as follows (dollars in thousands):

2013	$10,100
Total	$10,100

Stock held in the FHLB totaling $3,009 at December 31, 2012, is carried at cost. The stock is restricted and can only be sold back to the FHLB at par.

The Bank also has a Cash Management Advance Line of Credit Agreement (the “CMA”) dated June 21, 2010, with the Federal Home Loan Bank. The CMA is a component of the Blanket Agreement. The purpose of the CMA is to assist with short-term liquidity management. Under the terms of the CMA, the Bank may borrow a maximum of $40 million selecting a variable rate of interest for up to 90 days or a fixed rate for a maximum of 30 days. There were no borrowings outstanding under the CMA as of December 31, 2012.

Short-term borrowings included the following at December 31 (dollars in thousands):

	2012	2011

Securities sold under repurchase agreements	$17,068	$16,347

Securities sold under agreements to repurchase consist of obligations of the Bank to other parties. The obligations are secured by investment securities and such collateral is held by in safekeeping by a third party. The maximum amount of outstanding agreements at any month end during 2012 and 2011 totaled $22,598 and $17,498, respectively, and the monthly average of such agreements totaled $18,657and $11,987 for 2012 and 2011, respectively. The agreements at December 31, 2012, mature January 2, 2013.

NOTE 10 – SIGNIFICANT ESTIMATES, COMMITMENTS AND CONTINGENCIES

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk. Other significant estimates and concentrations not discussed in those footnotes include:

General Litigation

The Corporation is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Corporation.

All numbers are reported in thousands except share and per share data.

52  • 2012 ANNUAL REPORT

Pension and Other Postretirement Benefit Obligations

The Corporation has a noncontributory defined benefit postretirement health care plan whereby it agrees to provide certain postretirement benefits to eligible employees. The benefit obligation is the actuarial present value of all benefits attributed to service rendered prior to the valuation date based on the projected unit credit cost method. It is reasonably possible that events could occur that would change the estimated amount of this liability materially in the near term.

Current Economic Conditions

The current protracted economic decline continues to present financial institutions with circumstances and challenges, which in some cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans.

The accompanying financial statements have been prepared using values and information currently available to the Corporation.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Corporation’s ability to meet regulatory capital requirements and maintain sufficient liquidity. Furthermore, the Corporation’s regulators could require material adjustments to asset values or the allowance for loan losses for regulatory capital purposes that could affect the Corporation’s measurement of regulatory capital and compliance with the capital adequacy guidelines under the regulatory framework for prompt corrective action.

Commitments and Credit Risk

The Corporation grants agribusiness, commercial and residential loans to customers throughout the state. The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in those particular financial instruments.

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Mortgage loans in the process of origination represent amounts that the Corporation plans to fund within a normal period of 30 to 90 days, and which are intended for sale to investors in the secondary market. Total mortgage loans in the process of origination amounted to $9,488 and $7,431, and mortgage loans held for sale amounted to $2,456 and $2,505, at December 31, 2012 and 2011, respectively.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Corporation be obligated to perform under the standby letters of credit, the Corporation may seek recourse from the customer for reimbursement of amounts paid.

The Corporation had total outstanding standby letters of credit amounting to $9,070 and $8,370, at December 31, 2012 and 2011, respectively, with terms ranging from seven days to 23 years.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 53

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2012, the Corporation had granted unused lines of credit to borrowers aggregating approximately $64,455 and $45,302 for commercial lines and open-end consumer lines, respectively. At December 31, 2011, unused lines of credit to borrowers aggregated approximately $55,668 for commercial lines and $44,545 for open-end consumer lines.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios of Total Capital and Tier I Capital to risk-weighted assets and of Tier I Capital to average assets. Actual capital amounts and ratios are presented in the table below (dollars in thousands). Management believes, as of December 31, 2012, that the Corporation and the Bank met all capital adequacy requirements to which they were subject.

			For Minimum Capital		For Minimum Regulatory
(Dollars in Thousands)	Actual		Adequacy Purposes		Compliance Purposes
As of December 31, 2012	Amount	Ratio	Amount	Ratio > or =	Amount	Ratio > or =
Total Capital (to Risk-Weighted
Assets) Consolidated	$109,011	15.8%	$55,265	8.0%	$ -	-
Bank	106,075	15.5%	54,890	8.0%	68,613	10.0%
Tier I Capital (to Risk-Weighted
Assets) Consolidated	100,338	14.5%	27,603	4.0%	-	-
Bank	97,402	14.2%	27,418	4.0%	41,127	6.0%
Tier I Capital (to Average
Assets) Consolidated	100,338	9.7%	41,505	4.0%	-	-
Bank	97,402	9.4%	41,492	4.0%	51,865	5.0%
As of December 31, 2011
Total Capital (to Risk Weighted
Assets) Consolidated	$107,856	16.9%	$50,986	8.0%	$ -	-
Bank	104,856	16.5%	50,674	8.0%	63,343	10.0%
Tier I Capital (to Risk-Weighted
Assets) Consolidated	99,923	15.7%	25,502	4.0%	-	-
Bank	96,923	15.3%	25,333	4.0%	38,000	6.0%
Tier I Capital (to Average
Assets)Consolidated	99,923	10.1%	39,588	4.0%	-	-
Bank	96,923	9.8%	39,575	4.0%	49,469	5.0%

All numbers are reported in thousands except share and per share data.

54  • 2012 ANNUAL REPORT

In the ordinary course of business, the Bank has made extensions of credit and had transactions with certain directors and executive officers of the Corporation or Bank, including their associates (as defined by the Securities and Exchange Commission). We believe such extensions of credit and transactions were made on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features. At January 1, 2013, approximately $3,838 of retained earnings plus any 2013 earnings less dividends paid in 2013 were available for dividend declaration without prior regulatory approval.

NOTE 12 – FAIR VALUE MEASUREMENT

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. Fair value measurement must maximize the use of observable inputs and minimize the use of unobservable inputs. In estimating fair value, the Corporation utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures” (“ASC Topic 820”) establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

  Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities.
  Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, market consensus, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.
  Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Corporation’s monthly and/or quarterly valuation process.

Recurring Measurements

The following table summarizes financial assets measured at fair value on a recurring basis as of December 31, 2012 and 2011, and by the level within the fair value hierarchy utilized to measure fair value (dollars in thousands):

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2012
Available-For-Sale Securities	Level 1	Level 2	Level 3	Total
U.S. government agencies	-	144,017	-	144,017
U.S. government-sponsored agency mortgage backed securities	-	133,718	-	133,718
States and political subdivisions	-	50,579	-	50,579
Corporate bonds	-	17,404	-	17,404
Total assets at fair value	-	345,718	-	345,718

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2011
Available-For-Sale Securities	Level 1	Level 2	Level 3	Total
U.S. government agencies	$-	$59,001	$-	$59,001
U.S. government-sponsored agency mortgage backed securities	-	176,050	-	176,050
States and political subdivisions	-	59,946	-	59,946
Corporate bonds	-	19,273	-	19,273
Total assets at fair value	$-	$314,270	$-	$314,270

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 55

The following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 2012.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, the Corporation obtains fair value measurements from an independent pricing service, such as Interactive Data, which utilizes pricing models to determine fair value measurement. The Corporation reviews the pricing quarterly to verify the reasonableness of the pricing. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other factors. U.S. government agencies, state and political subdivisions, U.S. government sponsored agency mortgage-backed securities, and corporate bonds are classified as Level 2 inputs.

Nonrecurring Measurements

The following table summarizes financial assets measured at fair value on a nonrecurring basis as of December 31, 2012 and December 31, 2011, by the level within the fair value hierarchy utilized to measure fair value (dollars in thousands):

Assets measured at fair value on a nonrecurring basis
as of December 31, 2012	Level 1	Level 2	Level 3	Total
Impaired loans (collateral dependent)	$-	$-	$4,840	$4,840
Other real estate owned	-	-	3,385	3,385

Assets measured at fair value on a nonrecurring basis
as of December 31, 2011	Level 1	Level 2	Level 3	Total
Impaired loans (collateral dependent)	$-	$-	$13,604	$13,604
Other real estate owned	-	-	8,827	8,827

Impaired Loans (Collateral Dependent)

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Corporation considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by the Chief Credit Officer. Appraisals are reviewed for accuracy and consistency by the Chief Credit Officer. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by the Chief Credit Officer by comparison to historical results. Fair value adjustments were $3.3 million at December 31, 2012, and $1.2 million at December 31, 2011.

Loans considered impaired under ASC 310-35, “Impairment of a Loan,” are loans for which, based on current information and events, it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are subject to nonrecurring fair value adjustments to reflect (1) subsequent partial write-downs that are based on the observable market price or current appraised value of the collateral or (2) the full charge-off of the loan carrying value.

Other Real Estate Owned

Other real estate owned (“OREO”) is initially recorded at fair value at the time of acquisition, as determined by independent appraisal or evaluation by the Corporation, less costs to sell when the real estate is acquired in settlement of loans. Quarterly evaluations of OREO are performed to determine if there has been any subsequent decline in the value of OREO properties. Estimated fair value of OREO is based on appraisals or evaluations, less costs to sell. OREO is classified within Level 3 of the fair value hierarchy. OREO assets are subject to nonrecurring fair value adjustments to reflect subsequent partial write-downs that are based on the observable market price or current appraised value of the collateral. Fair value adjustments were $1.2 million at December 31, 2012 and $1.1 million at December 31, 2011.

All numbers are reported in thousands except share and per share data.

56  • 2012 ANNUAL REPORT

Appraisals of OREO are obtained when the real estate is acquired and subsequently as deemed necessary by the Chief Credit Officer. Appraisals are required annually and reviewed for accuracy and consistency by the Chief Credit Officer. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell. Appraisers are selected from the list of approved appraisers maintained by management.

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements (dollars in thousands):

		Quantitative Information about Level 3 Fair Value Measurements
	Fair Value	Valuation	Unobservable	Range
	at December 31, 2012	Technique(s)	Input	(Weighted Average)
		Market comparable	Marketability	5.0% - 10.0%
Impaired loans (collateral-dependent)	$4,840	properties	discount	(7%)
		Market comparable	Marketability	5.0% - 10.0%
Other real estate/assets owned	$3,385	properties	discount	(7%)

ASC Topic 825, “Financial Instruments,” requires disclosure of the fair value of financial assets and liabilities, including those financial assets and liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and due from banks – The carrying amount approximates fair value.

Interest-bearing deposits in other banks – The carrying amount approximates fair value.

Federal funds sold – The carrying amount approximates fair value.

Securities held-to-maturity – Fair values are based on quoted market prices, if available. If a quoted price is not available, fair value is estimated using quoted prices for similar securities. The fair value estimate is provided to management from a third party using modeling assumptions specific to each type of security that are reviewed and approved by management. Quarterly sampling of fair values provided by additional third parties supplement the fair value review process.

Loans held for sale – The fair value is predetermined at origination based on sale price.

Loans (net of the allowance for loan losses) – The fair value of fixed rate loans and variable rate mortgage loans is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For other variable rate loans, the carrying amount approximates fair value

Federal Home Loan Bank stock – The carrying value of Federal Home Loan Bank (“FHLB”) stock approximates fair value based on the redemption provisions of the FHLB.

Federal Reserve Bank stock – The carrying value of Federal Reserve Bank stock approximates fair value based on the redemption provisions of the Federal Reserve Bank.

Accrued interest receivable – The carrying amount approximates fair value.

Deposits – The fair value of fixed maturity time deposits is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities. For deposits including demand deposits, savings accounts, NOW accounts, and certain money market accounts, the carrying value approximates fair value.

Repurchase agreements – The fair value is estimated by discounting future cash flows using current rates.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 57

Advances from FHLB – The fair value of these fixed-maturity advances is estimated by discounting future cash flows using rates currently offered for advances of similar remaining maturities.

Accrued interest payable – The carrying amount approximates fair value.

Commitments to extend credit and letters of credit – The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. The fair values of these commitments are not material.

The following table presents estimated fair values of the Corporation’s financial instruments as of December 31, 2012 and indicates the level within the fair value hierarchy of the valuation techniques (dollars in thousands):

Fair Value Measurements at December 31, 2012 Using
		Quoted Prices in	Significant Other	Significant
		Active Markets	Observable	Unobservable
Carrying		for Identical Assets	Inputs	Inputs
Amount		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$23,443	$23,443	$ -	$ -
Interest-bearing deposits in other banks	31,953	31,953	-	-
Federal funds sold	15,000	15,000	-	-
Federal Home Loan Bank and Federal Reserve Bank stock	3,879	-	3,879	-
Securities available-for-sale	345,718	-	345,718	-
Securities held-to-maturity	31,755	-	33,420	-
Loans held for sale	2,456	2,456	-	-
Loans, net	558,350	-	-	572,277
Accrued interest receivable	4,060	-	4,060	-
Financial liabilities
Noninterest bearing deposits	169,136	169,136	-	-
Interest-bearing deposits	763,713	-	766,043	-
Repurchase agreements	17,068	-	17,068	-
Advances from Federal Home Loan Bank	10,100	-	10,215	-
Accrued interest payable	754	-	754	-
Off-balance sheet credit related instruments:
Commitments to extend credit and letters of credit	-	-	-	-

All numbers are reported in thousands except share and per share data.

58  • 2012 ANNUAL REPORT

The estimated fair values of financial instruments as of December 31, 2011, were as follows (dollars in thousands):

	December 31, 2011
	Carrying	Fair
	Amount	Value
Financial assets
Cash and due from banks	$17,927	$17,927
Interest-bearing deposits in banks	38,594	38,594
Federal funds sold	16,500	16,500
Securities available-for-sale	314,270	314,270
Securities held-to-maturity	35,214	37,275
Loans, net	508,602	523,847
Accrued interest receivable	4,095	4,095
Financial liabilities
Deposits	856,430	858,775
Federal funds purchased and
securities sold under agreements to repurchase	16,347	16,347
Advances from FHLB	17,100	17,521
Accrued interest payable	878	878
Off-balance sheet credit related instruments
Commitments to extend credit and letters of credit	-	-

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 59

NOTE 13 –QUARTERLY RESULTS OF OPERATIONS (Unaudited)

The following table presents unaudited quarterly interim financial information for the Corporation for the years ended December 31, 2012 and 2011(dollars in thousands, except share and per share amount):

	First	Second	Third	Fourth
2012	Quarter	Quarter	Quarter	Quarter	Total
Interest income	$9,065	$9,095	$9,114	$9,110	$36,384
Interest expense	1,071	979	917	874	3,841
Net interest income	7,994	8,116	8,197	8,236	32,543
Provision for possible loan losses (recoveries), net	600	520	-	-	1,120
Noninterest income	3,379	3,360	2,276	2,616	11,631
Noninterest expenses	7,754	8,424	8,145	9,207	33,530
Income before income taxes	3,019	2,532	2,328	1,645	9,524
Income taxes	690	451	373	402	1,916
Net income	$2,329	$2,081	$1,955	$1,243	$7,608
Basic earnings per share	0.44	0.39	0.37	0.23	1.43
Weighted average shares outstanding per quarter	5,330,000	5,330,000	5,328,002	5,332,893	5,315,634

	First	Second	Third	Fourth
2011	Quarter	Quarter	Quarter	Quarter	Total
Interest income	$9,461	$9,680	$9,541	$9,286	$37,968
Interest expense	1,372	1,255	1,179	1,136	4,942
Net interest income	8,089	8,425	8,362	8,150	33,026
Provision for possible loan losses (recoveries), net	725	750	750	900	3,125
Noninterest income	2,422	2,694	2,887	2,969	10,972
Noninterest expenses	7,916	8,044	7,574	9,591	33,133
Income before income taxes	1,870	2,325	2,925	628	7,740
Income taxes	325	306	632	(519)	744
Net income	$1,545	$2,011	$2,293	$1,147	$6,996
Basic earnings per share	0.29	0.37	0.43	0.21	1.30
Weighted average shares outstanding per quarter	5,427,650	5,392,760	5,380,000	5,374,531	5,393,765

NOTE 14 – DEPOSITS

The Bank does not have any foreign offices and all deposits are serviced in its 17 domestic offices. Maturities of time deposits of $100 or more at December 31, 2012 and 2011, are as follows (dollars in thousands):

	2012	2011

Under 3 months	$28,504	$31,221
3 to 12 months	64,639	52,729
Over 12 months	27,018	24,972

Total	$120,161	$108,922

All numbers are reported in thousands except share and per share data.

60  • 2012 ANNUAL REPORT

The following table presents maturities of interest-bearing time deposits as of December 31, 2012 (dollars in thousands):

2013	$192,656
2014	15,824
2015	16,734
2016	14,666
2017	8,135
Thereafter	186
Total	$248,201

NOTE 15 – CONDENSED FINANCIAL INFORMATION OF THE CORPORATION

The following tables present the condensed balance sheets, statements of income, comprehensive income, and cash flows of the Corporation as of December 31, 2012 and 2011 (dollars in thousands, except per share amounts):

CONDENSED BALANCE SHEETS
	As of December 31,
	2012	2011
Cash	$61	$443
Investment in bank subsidiary - at equity	100,999	109,149
Investment in credit life insurance company	54	54
Investment in other securities	17	17
Dividends receivable from bank subsidiary	1,917	1,972
Cash surrender value - life insurance	4,395	3,950
Total assets	$117,443	$115,585
Liabilities
Accrued liabilities	1,686	1,559
Dividends payable	1,917	1,972
Total liabilities	3,603	3,531
Shareholders’ equity
Common stock - $10 par value, 8,000,000 shares authorized;
5,180,000 and 5,330,000 shares issued and outstanding,
as of December 31, 2012 and December 31, 2011, respectively	51,800	53,300
Retained earnings	56,710	55,546
Accumulated other comprehensive income	5,330	3,208
Total shareholders' equity	113,840	112,054
Total liabilities and shareholders' equity	$117,443	$115,585

•

CONDENSED STATEMENTS OF INCOME
	Years ended December 31,
	2012	2011
Operating income
Dividends from bank subsidiary	$7,289	$6,974
Other dividend income	18	15
Interest income	-	-
Other	135	130
Operating expenses	(218)	(199)
Income before equity in undistributed net
income of bank subsidiary	7,224	6,920
Equity in undistributed net income of bank subsidiary	384	76
Net Income	$7,608	$6,966

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 61

CONDENSED STATEMENT OF COMPREHENSIVE INCOME
	Year Ended December 31,
	2012	2011	2010
Net Income for common shareholders	$7,608	$6,996	$7,243

Other Comprehensive Income (Loss)
Unrealized appreciation (depreciation) on available-for-sale securities,
net of taxes of $1,204,$2,960, and ($352)	1,923	4,728	(561)

Reclassification adjustment for realized (gains) losses included in net income,
net of taxes of ($883), ($561), and ($621), respectively	(1,411)	(897)	(992)

Change in unfunded portion of postretirement benefit obligations,
net of tax of $1,008, $1,214 and $43, respectively	1,610	1,940	68

Other Comprehensive Income (Loss)	2,122	5,771	(1,485)

Total Comprehensive Income	$9,730	$12,767	$5,758

CONDENSED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2012	2011
Operating activities
Net income for the year	$7,608	$6,996
Adjustments to reconcile net income to net cash
provided by operating activities
Equity in undistributed net income of bank subsidiary	(384)	(76)
Increase in cash surrender value of life insurance contracts	(135)	(130)
Increase/Decrease in other assets	56	(1,972)
Increase/Decrease in payables	127	126
Total adjustments	(336)	(2,052)
Net cash provided by operating activities	7,272	4,944
Investing activities
Purchase of single premium life insurance policy	(310)	-
Net cash used by investing activities	(310)	-
Financing activities
Payment to repurchase common stock	(3,400)	(3,011)
Cash dividends paid	(3,944)	(1,991)
Net cash used by financing activities	(7,344)	(5,002)
Increase (decrease) in cash	(382)	(58)
Cash at beginning of year	443	501
Cash at end of year	$61	$443

NOTE 16 – EMPLOYEE BENEFIT PLANS

The Bank contributes to a qualified profit-sharing plan covering employees who meet participation requirements. The amount of the contribution is at the discretion of the Bank’s Board of Directors, up to the maximum deduction allowed for federal income tax purposes. Contributions to the plan, which amounted to approximately $1,019, $874 and $764 in 2012, 2011 and 2010, respectively, are included in salaries and employee benefits expense.

In 1992, the Bank formalized a nonqualified salary continuation plan for certain key officers. In connection with this plan, the value of the single premium universal life insurance policies (approximately $963 at December 31, 2012, and approximately $960 at December 31, 2011) purchased in 1993 to fund the plan and the related liability (approximately $59 at December 31, 2012, and $76 at December 31, 2011) were included in other assets and other liabilities, respectively. The principal cost of the plan is accrued over the anticipated remaining period of active employment, based on the present value of the expected retirement benefit.

All numbers are reported in thousands except share and per share data.

62  • 2012 ANNUAL REPORT

In 1993, the Corporation and Bank implemented a deferred compensation plan that permits directors to defer their director’s fees and earn interest on the deferred amount in the amount of the Wall Street Journal prime rate plus three percent. The agreements provide for a lump sum payment of deferred fees plus accrued interest after retirement, separation from service, or death. The liability accrued for this plan totaled $6,226 and $5,746 at December 30, 2012 and 2011, respectively. The charge to expense for the agreements was $480, $521 and $532 for the years ended December 31 2012, 2011 and 2010, respectively.

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

  15 years of service at attained age 60; and

  15 years of service at attained age 55, with a qualifying disability

Premiums paid by retirees and spouses depend on date of retirement, age and coverage election. Employees retiring after June 2008, who are at least 60 years old with a minimum of 15 years of service, will pay half of the full monthly premium. Coverage will cease at age 63.5 for persons who retire with less than 25 years of service. All persons hired after March 27, 2008 are ineligible for retiree health benefits.

The Corporation funding policy is to make the minimal annual contribution that is required by applicable regulations, plus such amounts as the Corporation may determine to be appropriate from time to time. The Corporation expects to contribute $161 to the plan in 2013.

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 63

The following table provides further information about the plan (dollars in thousands):

Obligations and Funded Status
	Post-Retirement Benefits
	2012	2011
Change in benefit obligation
Benefit obligation at beginning of year	$4,572	$1,825
Service cost	91	24
Interest cost	351	139
Plan participants’ contributions	105	107
Actuarial (gain) loss	2,616	2,950
Benefits paid	(314)	(473)
Benefit obligation at end of year	$7,421	$4,572
Change in plan assets
Fair value of plans assets at beginning of year	$-	$-
Employer contribution	209	365
Plan participants’ contributions	105	108
Benefits paid	(314)	(473)
Fair value of plan assets at end of year	$-	$-
Funded status	$(7,421)	$(4,572)
Unrecognized net actuarial (gain) loss	2,920	305
Accrued benefit cost recorded in accrued liabilities	$(4,501)	$(4,267)

	Post-Retirement Benefits
	2012	2011
Current liabilities	$266	$241
Noncurrent liabilities	$4,235	$4,026
Total	$4,501	$4,267

Amounts recognized in accumulated other comprehensive income not yet recognized as components of net periodic benefit cost consist of:

	Post-Retirement Benefits
	2012	2011
Unrecognized net actuarial (gain) loss	$2,920	$305
Unrecognized prior service cost	-	-
Total (before tax effects)	$2,920	$305

All numbers are reported in thousands except share and per share data.

64  • 2012 ANNUAL REPORT

A reconciliation of other comprehensive income is as follows:

	Post-Retirement Benefits
	2012	2011
Other comprehensive income at beginning of year	$305	$(2,849)
Amortization of net gain (loss) included in net periodic benefit cost	-	205
Net actuarial (gain) loss during the period	2,615	2,950
Total (before tax effects)	$2,920	$305

	Post-Retirement Benefits
Components of net periodic benefit cost	2012	2011
Service cost	$91	$24
Interest cost	351	139
Recognized net actuarial (gain) loss	-	(205)
Net periodic benefit cost (income)	$442	$(42)

Other changes in benefit obligations recognized in other comprehensive income:
	Post-Retirement Benefits
	2012	2011
Net actuarial (gain) loss	$2,615	$2,950
Recognized net actuarial gain (loss)	-	205
Total recognized in other comprehensive income (before tax effects)	$2,615	$3,155

The estimated net loss for the defined benefits postretirement plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $190.

Significant assumptions include:

	Post-Retirement Benefits
Weighted-average assumption used to determine benefit obligation:	2012	2011
Discount Rate	4%	8%
Rate of compensation increase	NA	NA

	Post-Retirement Benefits
Weighted-average assumptions used to determine benefit costs:	2012	2011
Discount Rate	8%	8%
Corridor	10%	10%
Rate of compensation increase	NA	NA

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid, net of participant contributions (dollars in thousands) (restated):

Company
Year	Benefits
2013	$266
2014	277
2015	309
2016	327
2017	338
2018 and later	1,811
$3,328

All numbers are reported in thousands except share and per share data.

FIRST FARMERS AND MERCHANTS BANK • 65

The following table gives the Health Care Cost Trend, which is applied to gross charges, net claims and retiree paid premiums to reflect the Corporation’s past practice and stated ongoing intention to maintain relatively constant cost sharing between the Corporation and retirees:

	2012	2011
Health care cost trend rate assumed for next year	7.5-11%	7.5-11%
Rate to which the cost trend rate is assumed
to decline (the ultimate trend rate)	5%	5%
Year that the rate reaches the ultimate trend rate	2018	2018

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (dollars in thousands):

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease
Effect on total of service and interest cost	$89	$(69)
Effect on postretirement benefit obligation	1,258	(1,007)

All numbers are reported in thousands except share and per share data.

66  • 2012 ANNUAL REPORT

2012 OFFICERS

T. Randy Stevens, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

Timothy E. Pettus, PRESIDENT

John P. Tomlinson, III, CHIEF ADMINISTRATIVE OFFICER

N. Houston Parks, GENERAL COUNSEL

Patricia P. Bearden, CHIEF FINANCIAL OFFICER/CASHIER

Michael L. Ayer, CHIEF CREDIT OFFICER

Leslie R. Brooks, III, SENIOR COMMERCIAL RELATIONSHIP MANAGER

Paul T. Butts, Jr., SENIOR EXECUTIVE RETAIL BANKING

M. Harvey Church, MAURY COUNTY PRESIDENT

John T. Cotham, EXECUTIVE VICE PRESIDENT/HUMAN RESOURCES

R. Craig Holland, WILLIAMSON COUNTY PRESIDENT

Stephen K. Hughes, SENIOR TRUST OFFICER

Charles F. Isaacs, SENIOR COMMERCIAL RELATIONSHIP MANAGER

Martha M. McKennon, VICE PRESIDENT AND EXECUTIVE ASSISTANT

Richard S. Sevier, SENIOR COMMERCIAL RELATIONSHIP MANAGER

Barry B. White, CORPORATE LEGAL COUNSEL

William F. White, Jr., SENIOR EXECUTIVE MORTGAGE BANKING

Brian K. Williams, SENIOR EXECUTIVE COMMERCIAL BANKING

Michelle D. Gardner, ASSISTANT VICE PRESIDENT/ PLATFORM ADMINISTRATOR

Richard R. Benson, VICE PRESIDENT

April M. Bobb, ASSISTANT TRUST OFFICER

Kim A. Boone, SENIOR PERSONAL TRUST OFFICER

Felicia Y. Brown, TREASURY MANAGEMENT OFFICER

Larry D. Brown, LAWRENCE COUNTY SENIOR BANKING EXECUTIVE

Barbara C. Capps, MARSHALL COUNTY SENIOR BANKING EXECUTIVE

Joanna L. Chandler, AUDIT OFFICER/BANK INFORMATION SECURITY OFFICER

Shela G. Chessor, VICE PRESIDENT

David M. Edwards, FIRST VICE PRESIDENT

Suzanne A. Estes, ASSISTANT VICE PRESIDENT

Tiby Cope Ferguson, VICE PRESIDENT/BUSINESS DEVELOPMENT (LAWRENCE, GILES AND MARSHALL COUNTIES)

Donna C. Gandee, BUSINESS CONTINUITY PLAN OFFICER

Samuel G. Garrard, III, SENIOR INVESTMENT OFFICER

Miriam T. Green, BRANCH MANAGER II

Billy R. Harvel, VICE PRESIDENT

Judy M. Hickman, BRANCH ADMINISTRATOR

Linda L. Hicks, FIRST VICE PRESIDENT/DIRECTOR OF OPERATIONS

Carla F. Hinson, HICKMAN COUNTY SENIOR BANKING EXECUTIVE

Marcus F. Houston, GILES COUNTY SENIOR BANKING EXECUTIVE

Kathy W. Lafferty, COMMERCIAL BANK OFFICER

Rory A. Mallard, BUSINESS BANKING RELATIONSHIP MANAGER/ PRIVATE BANKING OFFICER

Cathy S. Mashburn, ASSISTANT VICE PRESIDENT

Robert C. Matthews, CONTROLLER

Marie E. McGrew, INTERNAL CONTROLS OFFICER

Carol D. Messer, BRANCH MANAGER, RETAIL LENDING

Richard J. Mullen, FIRST VICE PRESIDENT/TRUST OFFICER

Judy M. Musgrave, BUSINESS BANKING RELATIONSHIP OFFICER

Linda Pearson, CAREER DEVELOPMENT OFFICER

Joseph R. Reeves, Jr., FIRST VICE PRESIDENT

Bradley J. Rice, BUSINESS BANKING RELATIONSHIP MANAGER

Brenda S. Risner, ASSISTANT VICE PRESIDENT

C. Lynn Ross, DIRECTOR OF LOAN SERVICING

C. Stacey Shedd, VICE PRESIDENT

Anita G. Simmons, MANAGER OF MANAGEMENT INFORMATION SYSTEMS (MIS)

Terry D. Skillington, ASSISTANT VICE PRESIDENT

Glynis D. Smith, SECURITY/AUDIT OFFICER

Larissa Thomas, BANKING OFFICER

Linda W. Thomason, VICE PRESIDENT/TRUST OFFICER

Shannon L. Tidwell, INFORMATION TECHNOLOGY OFFICER

Gail E. Tindall, CHIEF COMPLIANCE OFFICER, BSA OFFICER, OFAC OFFICER

Amy B. Vaught, ASSISTANT VICE PRESIDENT/TRUST OFFICER

Teresa L. Walker, BANK MANAGER

Robert T. West, SENIOR INVESTMENT OFFICER

Pam D. White, ASSISTANT CONTROLLER

Roseann G. Williams, SENIOR BENEFITS TRUST OFFICER

Brenda Wolaver, BANKING OFFICER

Julia R. Wolaver, VICE PRESIDENT AND OFFICE MANAGER

McCoy C. Zachry, CREDIT OFFICER AND MANAGER OF SPECIAL ASSETS

FIRST FARMERS & MERCHANTS BANK • 67

LETTER FROM THE PRESIDENT

To Our Shareholders,

As in the last few years, 2012 was a time of challenges in the banking industry. Despite positive trends in the economy, in bank loan performance and in profitability, there still exists a mountain of uncertainty. This includes interest rate suppression, the future action of the FDIC regarding deposit insurance and, of course, the near-term cost of health care for our employees.

Your bank did, indeed, have a good year in terms of improved asset quality, profitability and growth. Although we can see much improvement year over year, there is much to be done. Hopefully, our hard work in cost control and increased loan volume will result in more income in 2013.

But today I want to focus on what your bank did not do. I have always said, "A bank has the opportunity to help folks like no other industry." We believe our role in the community goes beyond financing that first home or new automobile. Our role is to be an unwaivering pillar of strong and continuous community support. Dedication to community service is a practice on which this bank was founded, and that commitment has helped build First Farmers into the market leader it is today.

During the last five years, many banks cut back dividends, sponsorships and benevolence in general. Your bank did not make any of these cutbacks.

Instead, First Farmers found new ways to truly make a difference in our markets. With "People Helping People" and its 800 volunteers, our bank fueled the effort that resulted in more than 35 homes in East Columbia being rehabbed. This has meant a lower crime rate, improved property values and a new sense of pride for those good folks.

Additionally, First Farmers partnered with Columbia State Community College to once again bring music and art to Middle Tennessee through the "Performance Series," now in its sixth year.

Your bank leads the community in annual support of Boy Scouts, 4-H Clubs, Relay for Life, March of Dimes and many others. These gifts come from the dedication of our employees to actively raise funds.

So maybe our strongest contribution in Middle Tennessee was "what we did not do," which was "pull back" on the very folks that made us a billion dollar bank.

Finally, we are also most proud to have been able to continue the semi-annual dividend without any cut, an accomplishment few banks were able to achieve.

Thank you for your continued support and trust in First Farmers and Merchants Bank.

Tim E. Pettus

Tim Pettus
President
First Farmers & Merchants Bank, Member FDIC

FIRST FARMERS®

Reflecting on 2012

2012 Annual Report