Form 10-K, Exhibit 13
period 2014-12-31
FIRST FARMERS & MERCHANTS CORP
filed 2015-03-05
CIK 703329

COMPARATIVE PERFORMANCE

Set forth below is a graph comparing the yearly change in the cumulative total shareholder return on the common stock of First Farmers and Merchants Corporation (FF&M in the graph) against the cumulative total return of the S&P 500 Index and the Dow Jones Select Regional Bank Index for the five-year period commencing December 31, 2009 and ending December 31, 2014.

VALUE OF $100 INVESTED ON DECEMBER 31, 2009
	2009	2010	2011	2012	2013	2014
FF&M *	$100.00	$73.77	$68.06	$56.63	$64.67	$66.97
DOW JONES SELECT REGIONAL BANK INDEX **	100.00	120.95	106.02	125.62	173.57	169.42
S & P 500 ***	100.00	115.08	117.51	136.18	180.27	200.75

*       Assumes that the value of the investment in FF&M was $100 on December 31, 2009, with all dividends reinvested.

**    Assumes that the value of the investment in the index was $100 on December 31, 2009, with all dividends reinvested.

***  Assumes that the value of the investment in the index was $100 on December 31, 2009, with all dividends reinvested.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Annual Report to Shareholders may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believes,” “expects,” “hopes,” “may,” “plans,” “will,” or “anticipates,” or the negatives of such terms. We caution you not to place undue reliance on such forward-looking statements in this Annual Report to Shareholders because results could differ materially from those anticipated as a result of a variety of factors. These forward-looking statements include, without limitation, those relating to the quality of service provided to customers, reduction in net loans, the effect of fluctuating interest rates on net interest income, the stability of market rates, adequate access to capital to meet liquidity needs, capital expenditures, the completion of a new branch, cash dividends, cash flows on impaired loans, the present value of servicing income, deferred tax assets, potential issuance of shares, the fair value of bonds, impairment of securities, lease commitments, troubled debt restructurings, repayment of loans by borrowers, legal claims, capital adequacy requirements, fair value valuation methodologies, fair value of other assets, valuation of financial instruments, post-retirement benefit payments, interest rate sensitivity and risk, diversification of the loan portfolio, gross interest income, the adequacy of allowance for loan and lease losses, loan concentrations, expected maturity of investment securities, intent of management to hold certain loans until maturity or payoff, the value of underlying collateral and the impact of accounting standards on the financial statements. Factors that could affect our results include, but are not limited to, changes in economic conditions; fluctuations in prevailing interest rates and the effectiveness of our risk monitoring systems; our ability to maintain credit quality; our ability to provide market competitive products and services; laws and regulations affecting financial institutions in general; our ability to operate and integrate new technology; the effectiveness of our interest rate hedging strategies; government fiscal and monetary policies; changes in our operating or expansion strategy; changes in our assumptions or estimation methodologies; the availability of and costs associated with maintaining and/or obtaining adequate and timely sources of liquidity; limitations on our ability to pay dividends and to meet our cash obligations; assumptions and judgments about the collectability of our loan portfolio; and our ability to compete with other financial services companies and other factors generally understood to affect the financial results of financial services companies.

EXECUTIVE OVERVIEW

General

First Farmers and Merchants Corporation (the “Corporation”) was incorporated on March 31, 1982 as a Tennessee corporation. As of December 31, 2014, the only direct subsidiary of the Corporation was First Farmers and Merchants Bank (the “Bank”), which conducts the principal business of the consolidated company. The Bank was organized as a national bank in 1954 as a successor to a state bank that was organized in 1909. The Bank remained a national bank until July 5, 2005, when it converted back to a state-chartered bank and changed its name from First Farmers and Merchants National Bank to First Farmers and Merchants Bank. The Bank has direct and indirect subsidiaries through which it holds F&M West, Inc., Maury Tenn, Inc. and Maury Tenn Properties, Inc. The principal executive offices of the Corporation are located at 816 South Garden Street, Columbia, Maury County, Tennessee. Management of the Corporation evaluates the financial condition of the Corporation in terms of the Bank’s operations within its service area.

All dollar amounts in this Annual Report to Shareholders, other than share and per-share amounts, are in thousands unless otherwise noted.

Financial Condition

The Corporation’s assets consist primarily of its investment in the Bank and other smaller investments. Its primary activities are conducted through the Bank. The Bank is committed to providing quality services in diverse markets and a changing interest rate environment. Management hopes to provide Bank customers the quality service of a community bank and the safety and strength of a regional institution.

At December 31, 2014, the Corporation’s consolidated total assets were $1,170,995, its consolidated net loans were $644,118, its total deposits were $1,019,995 and its total shareholders’ equity was $114,584. The economic climate in the Corporation’s market area of Middle Tennessee continued to be stable in 2014, as evidenced by the Corporation’s loan volume, an increase of 7.7% in net loans at December 31, 2014 compared to December 31, 2013. Total deposits increased by 6.5% and total shareholders’ equity increased by 10.0% over the same period. The net unrealized loss on securities, decreased significantly over the same period, and as a portion of other comprehensive income, contributed to the increase in shareholders’ equity.

Results of Operations

Consolidated net income in 2014 totaled $10,242, a 6.6% increase from 9,611 in 2013 and an 8.9% increase from $9,404 in 2012. Net interest income decreased 0.3% from 2013 and increased 9.3% from 2012. With interest rates continuing on a downward trend, loan yields have continued to decrease, while volume has increased. On a per common share basis, net income totaled $2.06 for 2014 versus $1.88 for 2013 and $1.77 for 2012.

The accompanying tables and the discussion and financial information are presented to aid in understanding the Corporation’s financial position and results of operations. The emphasis of this discussion is on the years ended December 31, 2014, 2013 and 2012; however, financial information for prior years will also be presented where appropriate or required. This discussion should be read in conjunction with the Consolidated Financial Statements and the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders.

CRITICAL ACCOUNTING ESTIMATES

The accounting and reporting policies followed by the Corporation conform, in all material respects, to GAAP and to general practices within the financial services industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. In connection with the application of those principles, the Corporation’s management has made judgments and estimates that, in the case of determining the ALLL, the recognition of deferred income tax assets and the assessment of impairment of intangibles has been critical to the determination of the Corporation’s financial position, results of operations and cash flows.

Allowance for Loan and Lease Losses

Our management assesses the adequacy of the allowance for loan and lease losses at the end of each calendar quarter. This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The level of the allowance is based upon management's evaluation of the loan portfolio, past loan loss experience, current asset quality trends, known and inherent risks in the portfolio, adverse situations that may affect the borrowers’ ability to repay the loans (including the timing of future payment), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, industry and peer bank loan quality indications and other pertinent factors, including regulatory recommendations. The allowance maintained is believed by management to be adequate to absorb probable losses inherent in the loan portfolio at December 31, 2014. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, is deemed to be uncollectible.

In assessing the adequacy of the allowance, we also consider the results of our ongoing independent loan review process. We undertake this process both to ascertain those loans in the portfolio with elevated credit risk and to assist in our overall evaluation of the risk characteristics of the entire loan portfolio. Our loan review process includes the judgment of management, independent internal credit analysts, and reviews that may have been conducted by third-party reviewers including regulatory examiners. We incorporate relevant loan review results in the loan impairment determination and the adequacy of the allowance.

Our allowance for loan losses is composed of the result of two independent analyses pursuant to the provisions of Accounting Standards Codification (“ASC”) 450-20, Loss Contingencies and ASC 310-10-35, Receivables. The ASC 450-20 analysis is intended to quantify the inherent risk in our performing loan portfolio. The component of the allowance generated by ASC 310-10-35 is the result of an analysis of loans that have been specifically identified as impaired.

The ASC 450-20 component of the allowance for loan losses begins with a process of estimating the probable losses based on our internal system of risk ratings and historical loss data for our risk rated portfolio. Loss estimates are derived from the Bank’s historical loss data by loan categories and compared to peer institutions. As of June 30, 2014 and prior, the look-back period for historical loss data was the prior eight quarters. Subsequently, we have increased our look-back period each quarter to include the most recent quarters’ loss history for a total of 10 quarters as of December 31, 2014.

The allowance allocation for non risk-rated portfolios is based on consideration of our actual historical loss rates and industry loss rates for those particular segments. Non risk-rated loans are evaluated as a group by category rather than on an individual loan basis because these loans are smaller and homogeneous. We weight the allocation methodologies for the non risk-rated loan portfolio and determine a weighted average allocation for these portfolios.

The estimated loan loss allocation for all loan segments is then adjusted for management’s estimate of probable losses for a number of environmental factors. The allocation for environmental factors is particularly subjective and does not lend itself to exact mathematical calculation. This amount represents estimated probable inherent credit losses which exist, but have not yet been identified, as of the balance sheet date, and is based upon quarterly trend assessments in delinquent and nonaccrual loans, unanticipated charge-offs, credit concentration changes, prevailing economic conditions, changes in lending personnel experience, changes in lending policies or procedures and other influencing factors. These environmental factors are considered for each of the five loan segments, and the allowance allocation, as determined by the processes noted above for each segment, is increased or decreased based on the incremental assessment of these various environmental factors.

The ASC 450-20 portion of the allowance also includes an unallocated component. We believe that the unallocated amount is warranted for inherent factors that cannot be practically assigned to individual loan categories, such as the imprecision in the overall loss allocation measurement process, the volatility of the local economies in the markets we serve and imprecision in our credit risk ratings process.

The second component of the allowance for loan losses is determined pursuant to ASC 310-10-35. Loans are impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Collection of all amounts due according to the contractual terms means that both the interest and principal payments of a loan will be collected as scheduled in the loan agreement. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Loan losses are charged off when management believes that the full collectability of the loan is unlikely. A loan may be partially charged-off after a “confirming event” has occurred which serves to validate that full repayment pursuant to the terms of the loan is unlikely.

An impairment allowance is recognized if the fair value of the loan is less than the recorded investment in the loan (recorded investment in the loan is the principal balance plus any accrued interest, net of deferred loan fees or costs and unamortized premium or discount). The impairment is recognized through the provision for loan losses and is a component of the allowance. Loans that are impaired are recorded at the present value of expected future cash flows discounted at the loan's effective interest rate, or if the loan is collateral dependent, at the fair value of the collateral, less estimated disposal costs. If the loan is collateral dependent, the principal balance of the loan is charged-off in an amount equal to the impairment measurement. The fair value of collateral dependent loans is derived primarily from collateral appraisals performed by independent third-party appraisers. Management believes it follows appropriate accounting and regulatory guidance in determining impairment and accrual status of impaired loans.

Pursuant to the guidance set forth in Accounting Standards Update (“ASU”) No. 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring, the above impairment methodology is also applied to those loans identified as troubled debt restructurings.

Management tests the resulting total allowance for loan losses by comparing the balance in the allowance to historical trends and industry and peer information. Our management then evaluates the result of the procedures performed, including the results of our testing, and decides on the appropriateness of the balance of the allowance in its entirety. Our board of directors reviews and approves the assessment prior to the filing of quarterly and annual financial information.

While our policies and procedures used to estimate the allowance for loan losses, as well as the resultant provision for loan losses charged to operations, are considered adequate by management and are reviewed from time to time by our regulators, they are necessarily approximate and imprecise. There are factors beyond our control, such as conditions in the local and national economy, a local real estate market or particular industry conditions which may negatively impact materially our asset quality and the adequacy of our allowance for loan losses and thus the resulting provision for loan losses. See notes 1, 4 and 5 in the consolidated financial statements for more information on the allowance for loan and lease losses.

The following table gives a breakdown of the ALLL for each loan category:

	December 31,
(Dollars in thousands)	2014		2013
		Percent of		Percent of
Balance at end of period applicable to:	Amount	ALLL	Amount	ALLL
Commercial	$6,719	84.69%	$7,359	85.62%
Residential real estate	1,053	13.27%	1,084	12.61%
Consumer and other retail	162	2.04%	152	1.77%
Total loans	$7,934	100.00%	$8,595	100.00%

Deferred Income Tax Assets

Deferred income tax assets consist mainly of the tax effect of excess provisions for loan and lease losses over actual losses incurred, the unrealized loss on available-for-sale securities and deferred compensation. Management believes that it is more likely than not that these assets will be realized in future years.

Impairment of Intangible Assets

Long-lived assets, including purchased intangible assets subject to amortization, such as our core deposit intangible asset, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. There were no such assets to be disposed of at December 31, 2014.

Goodwill is evaluated for impairment annually and more frequently if events and circumstances indicate that the asset might be impaired. Our annual assessment date is June 30. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

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

The Corporation plans the Bank’s operations with the goal of maintaining a satisfactory spread between the yields on earning assets and the related cost of interest bearing funds. The gross interest spread is determined by comparing the taxable equivalent gross interest margin to average earning assets before deducting the allowance for loan losses. This spread reflects the overall profitability of earning assets, including both those funded by interest bearing sources and those that do not generate interest (primarily noninterest bearing demand deposits). This spread is most often used when analyzing a banking institution’s overall gross margin profitability compared to that of other financial institutions. Management uses calculations and similar ratios to assist in pricing decisions for interest-related products. Table A on the following page presents the average daily balances, the components of the gross interest margin (on a taxable equivalent basis), the yield or rate, and the incremental and gross interest spread for each of the last three years by major categories of assets and liabilities.

TABLE A - Distribution of Assets, Liabilities, Shareholders’ Equity, Interest Rates and Interest Differential

	Year ended December 31,
		2014			2013			2012
(Dollars in thousands)	Average	Rate/		Average	Rate/		Average	Rate/
	Balance	Yield	Interest	Balance	Yield	Interest	Balance	Yield	Interest
ASSETS
Interest earning assets
Loans, net	$607,957	4.72%	$28,673	$572,913	5.05%	$28,949	$518,158	5.50%	$28,474
Bank deposits	23,423	0.27%	64	21,706	1.73%	375	41,560	0.28%	116
Taxable securities	329,621	1.79%	5,911	311,796	1.82%	5,677	295,004	1.75%	5,148
Tax exempt securities	69,427	5.71%	3,963	78,138	5.97%	4,667	83,788	5.95%	4,956
Federal funds sold	7,598	0.25%	19	12,732	0.25%	32	14,780	0.25%	37
TOTAL EARNING ASSETS	$1,038,026	3.72%	$38,630	$997,285	3.98%	$39,700	$953,290	4.06%	$38,731
Noninterest earning assets
Cash and due from banks	18,715			16,775			16,096
Bank premises and equipment	24,972			25,795			25,886
Other assets	40,127			47,632			59,047
TOTAL ASSETS	$1,121,840			$1,087,487			$1,054,319
LIABILITES AND
SHAREHOLDERS' EQUITY
Interest bearing liabilites
Time and savings deposits:
NOW and money market accounts	$457,027	0.13%	$608	$432,853	0.15%	$630	$408,077	0.22%	$896
Savings	95,637	0.04%	42	89,453	0.05%	47	80,026	0.08%	62
Time up to $100	111,931	0.65%	733	122,947	0.75%	916	130,391	0.87%	1,132
Time over $100	122,557	0.80%	975	119,130	0.92%	1,101	118,208	1.06%	1,253
TOTAL INTEREST BEARING
DEPOSITS	$787,152	0.30%	2,358	$764,383	0.35%	2,694	$736,702	0.45%	3,343
Federal funds purchased and securities
sold under agreements to repurchase	21,716	0.32%	70	19,855	0.31%	62	18,934	0.38%	72
FHLB borrowing	-	-	-	3,868	3.90%	151	11,802	3.61%	426
Other liabilities	-	-	-	-	-	-	-	-	-
TOTAL INTEREST BEARING
LIABILITIES	$808,868	0.30%	$2,428	$788,106	0.37%	$2,907	$767,438	0.50%	$3,841
Noninterest bearing liabilities
Demand deposits	187,053			173,648			156,784
Other liabilities	16,083			14,800			15,700
TOTAL LIABILITIES	$1,012,004			$976,554			$939,922
Shareholders' equity	109,836			110,933			114,397
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$1,121,840			$1,087,487			$1,054,319
Spread between combined rate earned and
combined rates paid*		3.42%			3.61%			3.56%
Net yield on interest-earning assets*		3.49%			3.69%			3.66%

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

Table B below sets forth, for the periods indicated, a summary of consolidated changes in interest earned and interest paid, reflected by the interest generated by volume changes and the interest generated by changes in the yield or rate. On a tax equivalent basis, net interest income decreased $592 for the year ended December 31, 2014 compared to the year ended December 31, 2013 primarily because of lower average interest rate. Interest paid on interest bearing deposits was down in 2014 compared to 2013 primarily because of lower average interest rates.

TABLE B - Volume and Yield/Rate Variances

(Taxable Equivalent Basis)

	2014 compared to 2013			2013 compared to 2012
			Net			Net
(Dollars in thousands)		Yield	increase		Yield	increase
	Volume	/Rate	(decrease)	Volume	/Rate	(decrease)
Revenue earned on
Loans, net	$1,770	$(2,046)	$(276)	$3,012	$(2,537)	$475
Bank deposits	30	(341)	(311)	(56)	315	259
Investment securities
Taxable securities	324	(90)	234	292	238	530
Tax-free securities	(520)	(184)	(704)	(354)	65	(289)
Other investments	-	-	-	-	-	-
Federal funds sold	(13)	-	(13)	(5)	-	(5)
Total interest earning assets	$1,591	$(2,661)	$(1,070)	$2,889	$(1,919)	$970
Interest paid on
NOW and money market accounts	39	(60)	(21)	54	(320)	(266)
Savings deposits	3	(8)	(5)	8	(23)	(15)
Time deposits up to $100	(83)	(100)	(183)	(65)	(151)	(216)
Time deposits over $100	32	(158)	(126)	10	(162)	(152)
Federal funds purchased and securities
sold under agreements to repurchase	6	2	8	3	(13)	(10)
Short term debt	-	-	-	-	-	-
Long term debt	(151)	-	(151)	(286)	11	(275)
Total interest-bearing funds	(154)	(324)	(478)	(276)	(658)	(934)
Net interest earnings	$1,745	$(2,337)	$(592)	$3,165	$(1,261)	$1,904

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

Overview of Assets and Liabilities

Average earning assets increased 4.1% in 2014 compared to 2013 and increased 4.6% in 2013 compared to 2012.  As a financial institution, the Corporation’s primary earning assets are loans made by the Bank. In 2014, average net loans represented 58.6% of average earning assets compared to 57.4% of average earnings assets in 2013. Average net loans increased 6.1% in 2014 compared to 2013 and increased 10.6% in 2013 compared to 2012. Management believes that average net loans will increase throughout 2015 because of the increase in demand for loans over the past three months.

Average investment securities, which comprised 38.4% of average earning assets in 2014, increased 2.3% from 2013 compared to a 2.9% increase in 2013 from 2012. This increase in average investments was the result of sluggish loan growth during the earlier part of the year and therefore management grew the investment portfolio during this time. Average total assets increased 3.2% in 2014 and 2013.

The Bank’s average deposits increased 3.9% in 2014 compared to 2013. The increase in average deposits for 2014 was primarily a result of an increase in interest bearing deposits, which also contributed to the Bank’s 5.0% increase in average deposits in 2013 compared to 2012. Average interest-bearing transaction accounts in 2014 increased 3.0% from 2013. Time deposits up to $100 decreased 9.0% as of December 31, 2014 compared to December 31, 2013 and time deposits over $100 increased 2.9% over the same period. Average savings deposits increased 6.9% in 2014 compared to 2013. Average money market accounts increased 3.8% in 2014 compared to 2013. Savings deposits have historically been steady providers of a core, low cost source of funding.

Customer relationship development helped maintain a relatively stable base in noninterest bearing deposits during 2014.  The Bank’s noninterest bearing deposits have remained strong and were 19.2% of average total deposits in 2014, 18.5% of average total deposits in 2013 and 17.5% of average total deposits in 2012. Average noninterest bearing deposits increased 7.7% for 2014 and 10.8% for 2013.

The Bank has a Blanket Agreement for Advances and Security Agreement with the Federal Home Loan Bank (“FHLB”) for term debt or other obligations. For more information, see Note 10 of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders.

Loans and Loan Quality

The Bank’s loan portfolio is the largest component of earning assets and, therefore, provides the highest amount of revenue. The loan portfolio also contains the highest exposure to risk, as a result of credit quality. When analyzing potential loans, management assesses both interest rate objectives and credit quality objectives in determining whether to authorize a given loan and the appropriate pricing for that loan. The Bank maintains a diversified portfolio in order to spread its risk and reduce its exposure to economic downturns that may occur in different segments of the economy or in particular industries. As of December 31, 2014, total loans maturing and repricing after one year that have predetermined interest rates and floating or adjustable interest rates totaled $482,025. The composition of the loan portfolio is disclosed in detail in Note 4 in the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders.

The following table presents the maturities of the Bank’s loans by category as of December 31, 2014:

	Within one	One to five	After five
	year	years	years	Total
Commercial, financial and agricultural	$38,837	$50,149	$22,473	$111,459
Tax exempt municipal loans	1,895	7,146	28,340	37,381
Real estate
Construction	21,408	13,769	15,247	50,424
Commercial mortgages	41,619	90,947	50,965	183,531
Residential mortgages	27,684	93,702	108,173	229,559
Other	6,249	14,498	3,074	23,821
Retail loans	8,787	6,883	207	15,877
Total	$146,479	$277,094	$228,479	$652,052

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

The composition of the Bank’s loan and lease portfolio for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 were as follows:

		Percentage of
	2014	Total	2013	2012	2011	2010
Commercial and industrial:
Commercial	$100,603	15.4%	$94,702	$83,631	$60,448	$61,711
Other	11,671	1.8%	10,573	11,594	2,601	5,446
Tax exempt municipal loans	37,381	5.7%	23,302	21,004	25,130	28,163
Real estate
Construction	50,541	7.8%	30,685	37,008	33,270	37,374
Commercial mortgages	183,531	28.1%	195,860	183,373	152,539	156,704
Residential mortgages	229,559	35.2%	214,211	196,349	196,913	221,748
Other	23,821	3.6%	22,353	19,393	30,410	31,129
Retail loans	15,877	2.4%	16,275	15,651	17,027	17,394
Lease financing receivables	-	-	-	-	-	-
Net unamortized loan origination fees	(932)	-	(1,195)	(844)	(536)	(490)
	$652,052	100%	$606,766	$567,159	$517,802	$559,179

A slight majority of the Bank’s outstanding loans continue to be housed in the Maury County portfolio in 2014. Maury County housed 46.8% of the Bank’s outstanding loans at December 31, 2014, including most of its out-of-territory loans and participations purchased. The Maury County portfolio experienced a 5.6% increase in outstanding loans 2014. The majority of the growth came from commercial lending.

Loan demand showed a marked improvement in the latter part of 2014, mainly due to commercial lending. Commercial loans grew 8.0% from the previous year. Portfolio growth and asset quality remain strong. The bank will continue to diligently review its pricing structure and to seek out new lending opportunities and bank relationships within the eight-county footprint.

The Bank has a credit administration function that is responsible for assisting loan officers in underwriting new loans, reviewing problem loans, monitoring the status of problem loans from period to period, and assisting in their resolution. This review process also includes semi-annual reviews by an outside party to assess the quality of the loan portfolio independently. Management has concluded that this independent review has served to strengthen underwriting practices. The analysis and review by the Bank’s credit administration department also includes a formal review that is prepared quarterly to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan and lease losses (“ALLL”). Loan reviews of all relationships aggregating $750 and greater are completed on an annual schedule.

Loans that are impaired and not accruing interest were actively monitored in 2014 to determine those for which more aggressive action plans should be taken. The Bank ended 2014 with $661, or 0.11% in net charge-offs. The Bank’s charge-off level is tracking well under the Bank’s target level of 0.25% and in line with its peer group average of 0.1% for 2014.

Table D below summarizes average loan balances and reconciles the ALLL for each of the last five years. Additions or reductions to the allowance, which are included in operating expenses, are also included.

TABLE D - Loan Portfolio

	December 31,
(Dollars in thousands)	2014	2013	2012	2011	2010
Average amount of gross loans outstanding	$616,467	$581,596	$526,973	$543,203	$573,524
Balance of allowance for possible loan
losses at beginning of year	8,595	8,809	9,200	9,420	8,929
Loans charged off
Commercial loans	739	222	1,690	3,353	2,046
Residential real estate loans	41	27	176	52	108
Loans to individuals	11	49	19	147	77
TOTAL LOANS CHARGED OFF	791	298	1,885	3,552	2,231
Recoveries of loans previously charged off
Commercial loans	99	53	364	103	782
Residential real estate loans	10	2	2	-	-
Loans to individuals	21	29	8	104	44
TOTAL RECOVERIES	130	84	374	207	826

NET LOANS CHARGED OFF	661	214	1,511	3,345	1,405
Provision (reduction) charged (credited)
to operating expenses	-	-	1,120	3,125	1,896

BALANCE AT END OF YEAR	$7,934	$8,595	$8,809	$9,200	$9,420
Ratio of net charge-offs during the period
to average gross loans outstanding	0.11%	0.04%	0.29%	0.62%	0.24%

In reviewing the Bank’s loan portfolio, management categorizes certain loans as “classified assets,” which consist of substandard, doubtful and loss categories of loans, and “special mention,” which is a less severe category of loans that do not warrant an adverse classification. The Bank closed 2014 with $10,799 in classified assets compared to $8,343 in 2013; of these amounts, none were classified as doubtful at December 31, 2014 compared to $2,325 as of December 31, 2013, $7,356 and $4,302 were classified as substandard at December 31, 2014 and 2013, respectively, and $5 and $1,438 were classified as OREO at December 31, 2014 and 2013, respectively. At December 31, 2014, loans totaling $1,128, or 0.2% of the portfolio, were classified as “special mention” loans. This compares to loans totaling $4,898 so classified at December 31, 2013, representing a decrease of $3,770.

Loans having recorded investments of $9,403 and $9,225 at December 31, 2014 and 2013, respectively, have been identified as impaired. Loans amounting to $5,380 and $5,396 at December 31, 2014 and 2013, respectively, were not accruing interest. These loans are considered nonaccrual loans and represented 0.8% and 0.9% of gross loans as of December 31, 2014 and 2013, respectively. Interest received on nonaccrual loans during 2014 was $319, during 2013 was $326, and during 2012 was $484. The Bank had three loans amounting to $97 that were 90 days or more past due that were not included in nonaccrual loans as of December 31, 2014. The Bank had no loans that were 90 days or more past due that were not included in nonaccrual loans as of December 31, 2013.

The Bank had $3,523 and $3,607 that qualified as “troubled debt restructurings” as defined in ASC Topic 310-40 as of December 31, 2014 and 2013, respectively. Troubled debt restructurings are loans for which the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to the borrower which would otherwise not be considered. For a loan to be classified as a troubled debt restructuring, the borrower must be experiencing financial difficulties (even if the borrower is not currently in default on any of its indebtedness), and because of those difficulties the Bank must have made a concession that would otherwise not be granted. These concessions can take many forms, including but not limited to granting temporary payment relief, restructuring a loan to extend the amortization or lower the required payment amount, and forgiveness of principal. Likewise, the financial difficulty being experienced by a borrower can take many forms, including but not limited to:

  Being in default on any existing indebtedness;

  Declaring, or being in the process of declaring, bankruptcy;

  Significant doubt as to whether an existing business can continue to operate as a going concern;

  Historically demonstrating, or forecasting, insufficient cash flows with which to service all debt in a timely manner; or

  Absent the modification, the borrower cannot continue to keep all payments on indebtedness current.

Once loans are identified as a troubled debt restructuring, the bank will track these loans and periodically report to the Board of Directors the aggregate balances thereof. Please refer to Note 1 and Note 4 in the Notes to Consolidated Financial Statements that are included elsewhere in this Annual Report to Shareholders for more information on the Bank’s policy regarding loan impairment and troubled debt restructuring.

The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that management believes to be adequate to provide coverage for the inherent losses on outstanding loans. The provision for loan losses amounted to approximately $0, $0, and $1,120 for the years ended December 31, 2014, 2013, and 2012, respectively.

Several factors including the change in outstanding loan balances, the level of charge-offs and recoveries, the changes in the amount of impaired loans, changes in the risk ratings assigned to our loans, results of regulatory examinations, credit quality comparison to peer banks, the industry at large, and, ultimately, the results of our quarterly assessment of the inherent risks of our loan portfolio including past loan loss experience impact the ALLL.

Based upon management's assessment of the loan portfolio, we adjust our allowance for loan losses to an amount deemed appropriate to adequately cover probable losses in the loan portfolio. Declining net-charge offs, particularly in our commercial real estate loan portfolio, and decreased non-performing assets positively affected our provision for loans losses in 2014 and 2013. Our allowance for loan losses as a percentage of loans decreased from 1.42% at December 31, 2013 to 1.22% at December 31, 2014. Based upon our evaluation of the loan portfolio, we believe the ALLL to be adequate to absorb our estimate of probable losses existing in the loan portfolio at December 31, 2014. While our policies and procedures used to estimate the ALLL, as well as the resultant provision for loan losses charged to operations, are considered adequate by management, they are necessarily approximate and imprecise. There are factors beyond our control, such as conditions in the local and national economy, local real estate market or a particular industry or borrower which may negatively impact, materially, our asset quality and the adequacy of our allowance for loan losses and, thus, the resulting provision for loan losses.

RESULTS OF OPERATIONS

Interest Income and Expense

Total interest income decreased 1.6% during 2014 as a result of a decrease in loan yield and in investment yields. Interest and fees earned on loans totaled 76.9% of gross interest income during 2014 and decreased 1.2% from 2013 as a result of lower average yields. Interest earned on securities and other investments totaled 23.1% of total interest income during 2014 and decreased 2.6% from 2013 primarily because the investment portfolio’s yields have decreased in the same period.

Total interest expense decreased 16.5% in 2014 compared to a 24.3% decrease in 2013 and a 22.3% decrease in 2012. Decreases in the average interest rate paid on interest bearing liabilities contributed to the lower interest expense. The cost of interest bearing deposits is monitored quarterly by the Bank’s Asset/Liability Committee. The net interest margin (tax equivalent net interest income divided by average earning assets) was 3.42%, 3.69% and 3.66% for years ended December 31, 2014, 2013 and 2012, respectively.

Net interest income on a fully taxable equivalent basis is influenced primarily by changes in the volume and mix of earning assets and sources of funding and market rates of interest. The impact of some of these factors can be controlled by management policies and actions. External factors can also have a significant impact on changes in net interest income from one period to another. Some examples of such factors include the strength of credit demands by customers, Federal Reserve Board monetary policy, and fiscal and debt management policies of the federal government, including changes in tax laws. For the 12 months ended December 31, 2014, net interest income was $34,352 compared to $34,454 and $32,543 for the 12 months ended December 31, 2013 and 2012, respectively.

Noninterest Income and Expenses

The components of non-interest income were as follows:

(Dollars in thousands)
	2014	2013	2012
Trust	$2,491	$2,298	$2,119
Deposit fees	6,470	6,479	6,689
Mortgage banking income (gains on loans sold)	294	437	511
Earnings on bank owned life insurance	398	497	705
Gain/loss on sale of investment securities	652	829	2,294
Gain/loss on sale of other real estate owned	516	(308)	(1,317)
Other	906	884	630
	$11,727	$11,116	$11,631

Noninterest income increased 5.5% in 2014 compared to 2013 and decreased 4.4% in 2013 compared to 2012. There was a $652 gain on sale of available-for-sale securities in 2014 compared to an $829 gain in 2013. The Bank had a $516 gain on the sale of Other Real Estate Owned in 2014 compared to a $308 loss in 2013. Income from service charges on accounts decreased 0.1% in 2014 compared to 2013 representing 55.2% of total noninterest income. Income from fiduciary services offered in the Bank’s Trust Department increased 8.4% in 2014 compared to 2013 representing 21.2% of total noninterest income. Stability in the equity and bond markets impacted the market value of the assets managed by the Trust Department and the related investment fees earned by the Bank.

The components of noninterest expense were as follows:
(Dollars in thousands)
	2014	2013	2012
Personnel	$17,557	$18,331	$16,486
Occupancy	2,032	2,581	2,528
Depreciation	1,441	1,397	1,334
Other	11,235	10,934	10,246
	$32,265	$33,243	$30,594

Noninterest expenses decreased 2.9% in 2014 compared to 2013. A 4.22% decrease in salaries and benefits was the primary contributor to this increase, due mainly to lower benefits expense for the year. Advertising and promotion expense increased $262 in 2014, which was included in the 2014 budget. Noninterest expenses increased 8.6% in 2013 compared to 2012.

Income Tax Expense

Applicable income taxes on 2014 earnings amounted to $3,556, resulting in an effective tax rate of 25.8% compared to $2,700, or 21.9%, in 2013. The effective tax rate for 2014 and 2013 is a function of the net income earned, the effect of having a real estate investment trust structure, which results in having no Tennessee excise tax expense and the effects of interest earned on tax-exempt loans and securities.

Net Income

Net income was 6.6% higher in 2014 than in 2013. Higher levels of non-interest income and reductions in non-interest expense were the primary reasons for the increase in net income. The Bank’s annualized charge-offs ended the year at 0.11%, an increase from 0.04% in 2013. Classified assets, including other real estate owned, experienced a cumulative increase of $1,023, or 10.5% from 2014 to 2013. Net income was 2.2% higher in 2013 than in 2012.

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

Liquidity

Most of the capital needs of the Bank historically have been financed with earnings, and the Corporation’s primary source of liquidity has been dividends received. The Bank’s Board of Directors has adopted a liquidity policy that outlines specific liquidity target balances and ratios. Compliance with this policy is reviewed quarterly by the Bank’s Asset/Liability Committee and results are reported to the Bank’s Board of Directors. At December 31, 2014, available liquidity was $290,554 compared to $271,383 as of December 31, 2013.

Management believes that the Corporation’s traditional sources of cash generated from the Bank’s operating activities are adequate to meet the Corporation’s liquidity needs for normal ongoing operations; however, the Bank also has access to additional sources of funds, if necessary, through additional advances from the FHLB or the Cash Management Advance Line of Credit Agreement with the FHLB.

Interest Rate Risk

The Bank uses an earnings simulation model to evaluate the impact of different interest rate scenarios on the gross margin. Each quarter, the Bank’s Asset/Liability Committee assesses the relationship of rate sensitive earning assets to rate sensitive interest bearing liabilities (interest rate sensitivity), which is the principal factor in determining the effect that fluctuating interest rates will have on future net interest income. Rate sensitive earning assets and interest bearing liabilities are those that can be repriced to current market rates within a defined time period. The Asset/Liability Committee measures near-term risk (within the next 12 and 24 months) to net interest income resulting from changes in interest rates. The model incorporates the Bank’s assets and liabilities, together with forecasted changes in the balance sheet mix and assumptions that reflect the current interest rate environment, to simulate the effect of possible changes in interest rates on net interest income. The Asset/Liability Committee’s policy is to conduct a monthly review of budgeted financial goals where the actual dollar change in net interest income is different from interest rate movements. A negative dollar change in net interest income for a 12- and 24- month period of less than 10.0% of net interest income given a 200 basis point shift in interest rates is considered an acceptable rate risk position. At December 31, 2014, if interest rates were to rise 200 basis points (2.0%) over the next 24 months, net interest income would be $132 more than currently projected if rates were to remain stable. This would represent an increase in net interest income of 0.4%. At December 31, 2014, if interest rates were to decline 100 basis points (1.0%) over the next 24 months, net interest income would be $3,093 less than the projection of rates remaining stable. This would represent a decrease in net interest income of 9.2%. The changes in percentages in both cases are within policy guidelines established by the Bank’s Board of Directors.

Another tool used to monitor the Bank’s overall interest rate sensitivity is a gap analysis (the difference between the earning asset and interest bearing liability amounts scheduled to be re-priced to current market rates in subsequent periods). Table C below shows the Bank’s rate-sensitive position at December 31, 2014, as measured by the gap analysis. Non-maturing balances such as money market, savings and NOW accounts have no contractual or stated maturities. Management has attempted to use historical data (pricing history) on these categories to best determine the impact of these non-maturing balances on the net interest margin as interest rates change. Management anticipates that rates will remain steady through most of 2015 and has determined that the Bank is in an acceptable rate risk position. Table A under the heading “Net Interest Margin” above provides additional information regarding the largest components of interest bearing liabilities.

TABLE C - Rate Sensitivity of Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)	Three months	Three to six	Six to twelve	Over one
As of December 31, 2014	or less	months	months	year	Total
Earning assets
Bank time deposits	$11,786	$-	$-	$-	$11,786
Taxable investment securities	451	807	1,018	342,727	345,003
Tax-exempt investment securities	-	4,719	1,839	68,310	74,868
Loans and leases, net of deferred fees	27,499	38,704	72,242	505,673	644,118
Total earning assets	$39,736	$44,230	$75,099	$916,710	$1,075,775
Interest-bearing liabilities
NOW and money market accounts	$154,273	$-	$-	$337,741	$492,014
Savings	-	-	-	96,994	96,994
Time up to $100	27,156	29,722	29,742	20,452	107,072
Time over $100	29,629	29,807	41,682	18,399	119,517
Other short-term debt	22,834	-	-	-	22,834
FHLB borrowing	-	-	-	-	-
Total interest bearing liabilities	$233,892	$59,529	$71,424	$473,586	$838,431
Period gap	$(194,156)	$(15,299)	$3,675	$443,124	$237,344
Cumulative gap	$(194,156)	$(209,455)	$(205,780)	$237,344

Capital Expenditures

Historically, internal liquidity has financed the capital needs of the Bank. In 2014, the Bank completed the construction of a new branch in Davidson County, Tennessee. The branch opened in September of 2014. Also in 2014, the Bank purchased land in Williamson County, Tennessee for a new branch location.

Contractual Obligations

The following table summarized the Corporation’s contractual obligations as of December 31, 2014:

(Dollars in thousands)	Payment due by period
Contractual obligations	Total	Less than one year	1 - 3 years	3 - 5 years	More than five years
Operating lease obligations	$5,074	$350	$656	$586	$3,482
Repurchase agreements and time deposits	249,423	208,548	28,620	12,255	-
Total	$254,497	$208,898	$29,276	$12,841	$3,482

Dividends

Cash dividends declared in 2014 were 35.5% of net income compared to 41.6% of net income for 2013. The Corporation plans to continue an average annual payout ratio over 20% while continuing to maintain a capital to asset ratio reflecting financial strength and consistent with regulatory guidelines.

Regulatory Capital

As of December 31, 2014, under federal regulatory standards, in order to be adequately capitalized the Corporation’s Tier 1 Risk-Based Capital Ratio (ratio of Tier 1 Capital to risk-weighted assets) must be at least 4%, its Total Risk-Based Capital Ratio (ratio of total capital to risk-weighted assets) must be at least 8%, and its Tier 1 Leverage Capital Ratio (ratio of Tier 1 Capital to average assets) must be at least 4%. Tier 1 Capital generally consists of common stock.

As of December 31, 2014, the Corporation’s Tier 1 Risk-Based Capital Ratio, Total Risk-Based Capital Ratio and Tier 1 Leverage Capital Ratio were 13.7%, 14.8% and 9.7%, respectively. At December 31, 2013, the comparable ratios were 14.4%, 15.5% and 9.5% respectively.

In July 2013, the Federal Reserve Board and the FDIC approved final rules that substantially amend the regulatory capital rules applicable to the Corporation and the Bank. The final rules implement the regulatory capital reforms of the Basel Committee on Banking Supervision reflected in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (Basel III) and changes required by the Dodd-Frank Act.

Under these rules, the leverage and risk-based capital ratios of bank holding companies may not be lower than the leverage and risk-based capital ratios for insured depository institutions. The final rules implementing the Basel III regulatory capital reforms became effective as to the Corporation and the Bank on January 1, 2015, and include new minimum risk-based capital and leverage ratios. Moreover, these rules refine the definition of what constitutes “capital” for purposes of calculating those ratios, including the definitions of Tier 1 capital and Tier 2 capital. The new minimum capital level requirements applicable to bank holding companies and banks subject to the rules are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a total risk-based capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The rules also establish a “capital conservation buffer” in which a banking organization must hold a buffer composed of common equity Tier 1 capital above its minimum risk-based capital requirements. This buffer will help to ensure that banking organizations conserve capital when it is most needed, allowing them to better weather periods of economic stress. The buffer is measured relative to risk weighted assets. The capital conservation buffer requirement is to be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if capital levels fall below minimum requirements plus the buffer amounts. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.

Under these new rules, Tier 1 capital will generally consist of common stock (plus related surplus) and retained earnings, limited amounts of minority interests in the form of additional Tier 1 capital instruments, and non-cumulative preferred stock and related surplus, subject to certain eligibility standards, less goodwill and other specified intangible assets and other regulatory deductions. Cumulative preferred stock and trust preferred securities issued after May 19, 2010, will no longer qualify as Tier 1 capital, but such securities issued prior to May 19, 2010, including trust preferred securities issued prior to that date in the case of bank holding companies with less than $15.0 billion in total assets will continue to count as Tier 1 capital subject to certain limitations. The definition of Tier 2 capital is generally unchanged for most banking organizations, subject to certain new eligibility criteria.

Common equity Tier 1 capital will generally consist of common stock (plus related surplus) and retained earnings plus limited amounts of minority interest in the form of common stock, less goodwill and other specified intangible assets and other regulatory deductions.

The final rules allow banks and their holding companies with less than $250 billion in assets a one-time opportunity to opt-out of a requirement to include unrealized gains and losses in accumulated other comprehensive income in their capital calculation. The Corporation and Bank will opt-out of this requirement.

Please refer to Note 12 in the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders for more information on the capital strength of the Corporation and the Bank.

OFF-BALANCE SHEET ARRANGEMENTS

As of December 31, 2014, the Bank was a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit and standby letters of credit. Please refer to Note 11 of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report to Shareholders for more information on the Bank’s commitments and contingencies.

SHAREHOLDER INFORMATION

The 4,900,576 shares of common stock of the Corporation outstanding at December 31, 2014 had an estimated market value of $123,249 and were held by 2,005 shareholders located primarily in the Corporation’s market area. A small number of shareholders are not identified individually because some nominees, including the Bank’s Trust Department, are listed as record owners when, in fact, these holdings represent more than one beneficial owner. No single shareholder’s ownership exceeded 5% at year end.

There is no established public trading market for shares of the Corporation’s common stock. The table below shows the high and low price of the Corporation’s common stock taken from reported prices by those buyers and sellers willing to disclose this information. This table also shows the semi-annual dividend declared per share of common stock, in each of the last two years. In 2014, the Corporation repurchased 120,436 shares of its common stock in several privately negotiated transactions.

		High	Low	Dividend
2014	First quarter	$25.00	$25.00	$-
	Second quarter	27.00	25.00	0.370
	Third quarter	26.00	25.00	-
	Fourth quarter	25.50	25.00	0.370
2013	First quarter	$27.50	$18.52	$-
	Second quarter	25.00	19.00	0.370
	Third quarter	22.50	20.00	-
	Fourth quarter	25.00	23.00	0.370

ADDITIONAL FINANCIAL DATA

The following table presents consolidated comparative data for the Corporation for the years shown:

	COMPARATIVE DATA
	(Dollars in thousands)
	2014	2013	2012	2011	2010
Total assets	$ 1,170,995	$ 1,092,874	$ 1,091,487	$ 1,017,808	$ 941,625
Average assets	1,121,840	1,087,487	1,054,316	975,671	953,155
Average loans (net)	607,957	572,913	518,158	534,841	564,388
Average deposits	974,205	938,032	893,486	820,250	795,786

Return on
average assets	0.91%	0.88%	0.90%	0.72%	0.76%
Return on
average equity	9.32%	8.66%	8.22%	6.21%	6.84%
Tier 1 capital
to average assets	9.67%	9.53%	9.69%	10.24%	10.38%

	Selected Financial Information
(Dollars in thousands, except per share data)
	2014	2013	2012	2011	2010
Interest Income
Interest and fees on loans	$28,300	$28,653	$27,951	$29,838	$31,925
Income on investment securities
Taxable interest	5,738	5,501	4,967	4,219	3,857
Exempt from federal income tax	2,473	2,913	3,106	3,616	3,575
Dividends	186	197	207	197	194
	8,397	8,611	8,280	8,032	7,626
Other interest income	83	97	153	98	58
Total interest income	36,780	37,361	36,384	37,968	39,609
Interest Expense
Interest on deposits	2,358	2,694	3,343	4,223	6,029
Interest on other short term borrowings	70	213	498	719	972
Total interest expense	2,428	2,907	3,841	4,942	7,001
Net interest income	34,352	34,454	32,543	33,026	32,608
Provision for possible loan losses	-	-	1,120	3,125	1,896
Net interest income after
Provision for loan losses	34,352	34,454	31,423	29,901	30,712
Noninterest income
Trust department income	2,491	2,298	2,119	1,999	1,965
Service fees on deposit accounts	6,470	6,479	6,689	6,784	6,781
Other service fees, commissions, and fees	436	563	610	584	708
Other operating income	1,678	947	(81)	147	(1,300)
Securities gains	652	829	2,294	1,458	1,614
Total noninterest income	11,727	11,116	11,631	10,972	9,768
Noninterest expense
Salaries and employee benefits	17,557	18,331	16,486	18,836	15,811
Net occupancy expense	2,032	2,581	2,528	2,488	2,116
Depreciation expense	1,441	1,397	1,334	1,224	1,076
Other operating expenses	11,251	10,950	10,262	10,585	13,191
Total noninterest expense	32,281	33,259	30,610	33,133	32,194
Income before provision
For income taxes	13,798	12,311	12,444	7,740	8,286
Provision for income taxes	3,556	2,700	3,040	744	1,043
Net income	$10,242	$9,611	$9,404	$6,996	$7,243
Earnings per common share	$2.06	$1.88	$1.77	$1.30	$1.32
Weighted average shares outstanding	4,963,826	5,110,849	5,315,634	5,400,063	5,486,183
(See Note 1 of notes to consolidated financial statements)

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors

  and Shareholders

First Farmers & Merchants Corporation
Columbia, Tennessee

We have audited the accompanying consolidated balance sheets of First Farmers & Merchants Corporation (Corporation) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014.  The Corporation’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audits included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Corporation’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 5, 2015, expressed an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.

//s//BKD, LLP

Louisville, Kentucky

March 5, 2015

FIRST FARMERS AND MERCHANTS CORPORATION

COLUMBIA, TENNESSEE

Management’s Report on Internal Control Over Financial Reporting

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

The Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2014. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in “Internal Control-Integrated Framework (2013).” Based on our assessment we believe that, as of December 31, 2014, the Corporation’s internal control over financial reporting is effective based on those criteria.

BKD, LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Corporation included in this annual report, has issued an attestation report on the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2014. The report, which expresses an unqualified opinion on the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2014, is included in this annual report.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors

  and Shareholders

First Farmers & Merchants Corporation

Columbia, Tennessee

We have audited First Farmers & Merchants Corporation’s (Corporation) internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management report on internal control over financial reporting.  Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Corporation as of December 31, 2014, and our report dated March 5, 2015, expressed an unqualified opinion thereon.

//s//BKD, LLP

Louisville, Kentucky

March 5, 2015

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

		December 31,	December 31,
	(Dollars in thousands, except per share data)	2014	2013
ASSETS	Cash and due from banks	$18,511	$20,391
	Interest-bearing deposits	10,086	25,167
	Federal funds sold	1,700	9,850
	Total cash and cash equivalents	30,297	55,408
	Securities:
	Available-for-sale (amortized cost $403,403 and $346,892 as of Dec. 31, 2014 and December 31, 2013, respectively)	397,886	329,714
	Held-to-maturity (fair market value $22,263 and $28,595 as of Dec. 31, 2014 and December 31, 2013, respectively)	21,985	27,839
	Total securities	419,871	357,553
	Loans, net of deferred fees	652,052	606,766
	Allowance for loan and lease losses	(7,934)	(8,595)
	Net loans	644,118	598,171
	Bank premises and equipment, net	25,773	24,868
	Other real estate owned	5	1,438
	Bank owned life insurance	26,176	25,867
	Goodwill	9,018	9,018
	Deferred tax asset	5,097	9,946
	Other assets	10,640	10,605
	TOTAL ASSETS	$1,170,995	$1,092,874

LIABILITIES	Deposits
	Noninterest-bearing	$204,358	$179,823
	Interest-bearing	815,597	777,514
	Total deposits	1,019,955	957,337
	Securities sold under agreements to repurchase	22,834	18,095
	Accounts payable and accrued liabilities	13,622	13,238
	TOTAL LIABILITIES	1,056,411	988,670
SHAREHOLDERS’ EQUITY	Common stock - $10 par value per share, 8,000,000 shares authorized; 4,900,576 and 5,021,012 shares issued and outstanding as of Dec. 31, 2014 and December 31, 2013, respectively	49,006	50,210
	Retained earnings	67,609	62,900
	Accumulated other comprehensive loss	(2,126)	(9,001)
	TOTAL SHAREHOLDERS’ EQUITY BEFORE NONCONTROLLING INTEREST - PREFERRED STOCK OF SUBSIDIARY	114,489	104,109
	Noncontrolling interest - preferred stock of subsidiary	95	95
	TOTAL SHAREHOLDERS’ EQUITY	114,584	104,204
	TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,170,995	$1,092,874

The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	(Dollars in thousands, except per share data)	Years ended Dec. 31,
		2014	2013	2012
INTEREST AND	Interest and fees on loans	$28,300	28,653	27,951
DIVIDEND	Income on investment securities
INCOME	Taxable interest	5,738	5,501	4,967
	Exempt from federal income tax	2,473	2,913	3,106
	Dividends	269	294	360
	Total interest income	36,780	37,361	36,384
INTEREST	Interest on deposits	2,358	2,694	3,343
EXPENSE	Interest on other borrowings	70	213	498
	Total interest expense	2,428	2,907	3,841
	Net interest income	34,352	34,454	32,543
	Provision for loan and lease losses	-	-	1,120
	Net interest income after provision	34,352	34,454	31,423
NONINTEREST	Gain on loans sold	294	437	511
INCOME	Trust department income	2,491	2,298	2,119
	Service fees on deposit accounts	6,470	6,479	6,689
	Brokerage fees	410	361	231
	Earnings on bank owned life insurance	398	497	705
	Gain on sale of securities	652	829	2,294
	Gain (loss) on foreclosed property	516	(308)	(1,317)
	Other non-interest income	496	523	399
	Total non-interest income	11,727	11,116	11,631
NONINTEREST	Salaries and employee benefits	17,557	18,331	16,486
EXPENSE	Net occupancy expense	2,032	2,581	2,528
	Depreciation expense	1,441	1,397	1,334
	Data processing expense	2,321	2,288	2,007
	Legal and professional fees	860	1,037	943
	Stationary and office supplies	304	293	279
	Advertising and promotions	1,352	1,090	1,179
	FDIC insurance premium expense	589	728	703
	Other real estate expense	68	128	309
	Other noninterest expense	5,741	5,370	4,826
	Total noninterest expenses	32,265	33,243	30,594
	Income before provision for income taxes	13,814	12,327	12,460

	Provision for income taxes	3,556	2,700	3,040

	Net income before noncontrolling interest - dividends on preferred stock of subsidiary	10,258	9,627	9,420
	Noncontrolling interest-dividends on preferred stock subsidiary	16	16	16
	Net income for common shareholders	$10,242	$9,611	$9,404

	Weighted average shares outstanding	4,963,826	5,110,849	5,315,634
	Earnings per share	$2.06	$1.88	$1.77

The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in thousands)	Year ended December 31,
	2014	2013	2012
Net income for common shareholders	$10,242	$9,611	$9,404

Other comprehensive income (loss)
Unrealized appreciation (depreciation) on available-for-sale securities, net of taxes of $4,742, ($8,507) and $1,204, respectively	7,571	(13,589)	1,923
Reclassification adjustment for realized gains included in net income, net of taxes of ($251), ($319) and ($883), respectively	(401)	(510)	(1,411)
Change in unfunded portion of postretirement benefit obligations, net of tax of ($185), $2,102, and ($1,243), respectively	(295)	3,360	(1,982)

Other comprehensive income (loss)	6,875	(10,739)	(1,470)

Total comprehensive income (loss)	$17,117	$(1,128)	$7,934

The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Dollars in thousands, except per share data)
Years ended December 31, 2014, 2013 and 2012	Shares of stock	Preferred stock	Common stock	Retained earnings	Accumulated other comprehensive income (loss)	Total
Balance at December 31, 2011	5,330,000	$95	$53,300	$55,546	$3,208	$112,149
Net income before dividends on preferred stock of subsidiary				9,420		9,420
Other comprehensive loss					(1,470)	(1,470)
Repurchase of common stock	(150,000)		(1,500)	(1,900)		(3,400)
Cash dividends declared, $0.74 per share				(3,888)		(3,888)
Cash dividends - preferred stock of subsidiary				(16)		(16)
Balance at December 31, 2012	5,180,000	95	51,800	59,162	1,738	112,795
Net income before dividends on preferred stock of subsidiary				9,627		9,627
Other comprehensive loss					(10,739)	(10,739)
Repurchase of common stock	(158,988)		(1,590)	(2,132)		(3,722)
Cash dividends declared, $0.74 per share				(3,741)		(3,741)
Cash dividends - preferred stock of subsidiary				(16)		(16)
Balance at December 31, 2013	5,021,012	95	50,210	62,900	(9,001)	104,204
Net income before dividends on preferred stock of subsidiary				10,258		10,258
Other comprehensive income					6,875	6,875
Repurchase of common stock	(120,436)		(1,204)	(1,893)		(3,097)
Cash dividends declared, $0.74 per share				(3,640)		(3,640)
Cash dividends - preferred stock of subsidiary				(16)		(16)
Balance at December 31, 2014	4,900,576	$95	$49,006	$67,609	$(2,126)	$114,584

The accompanying notes are an integral part of the consolidated financial statements.

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

		Years ended December 31,
	(Dollars in thousands)	2014	2013	2012
OPERATING ACTIVITIES	Net income available for common shareholders	$10,242	$9,611	$9,404
	Adjustments to reconcile net income to net cash provided by operating activities
	Provision for loan losses	-	-	1,120
	Provision for depreciation and amortization of premises and equipment	1,441	1,543	1,412
	Deferred tax expense	545	1,785	784
	Net securities gains	(652)	(829)	(2,294)
	Gains on loans sold	(294)	(437)	(511)
	Proceeds from sale of mortgage loans held for sale	13,105	21,047	28,625
	Funding of mortgage loans held for sale	(12,838)	(18,481)	(28,065)
	(Gain) loss on other real estate owned	(516)	308	1,317
	Gain (loss) on sale of assets	-	38	(10)
	Amortization of investment security premiums, net of accretion of discounts	1,100	1,312	3,526
	Increase in cash surrender value of life insurance contracts	(398)	(497)	(705)
	Changes in:
	Other assets	(8)	1,243	741
	Other liabilities	435	143	(273)
	Net cash provided by operating activities	12,162	16,786	15,071
INVESTING ACTIVITIES	Proceeds from sales of available-for-sale securities	47,798	137,150	421,346
	Proceeds from maturities and calls of available-for-sale securities	30,072	44,908	68,673
	Proceeds from maturities and calls of held-to-maturity securities	5,398	3,890	3,430
	Purchases of investment securities available-for-sale	(134,373)	(189,436)	(521,837)
	Net increase in loans	(45,952)	(38,267)	(50,846)
	Proceeds from sale of other real estate owned	1,466	2,378	1,810
	Proceeds from sale of assets	-	799	-
	Purchases of premises and equipment	(2,346)	(831)	(786)
	Purchase of life insurance policy	(175)	(258)	(2,282)
	Proceeds from redemption of life insurance policy	264	-	-
	Net cash used in investing activities	(97,848)	(39,667)	(80,492)
FINANCING ACTIVITIES	Net increase in deposits	62,618	24,488	76,419
	Net increase in securities sold under agreements to repurchase	4,739	1,027	721
	Repayments of FHLB borrowings	-	(10,100)	(7,000)
	Repurchase of common stock	(3,097)	(3,722)	(3,400)
	Cash dividends paid on common stock	(3,685)	(3,800)	(3,944)
	Net cash provided by financing activities	60,575	7,893	62,796
	Decrease in cash and cash equivalents	(25,111)	(14,988)	(2,625)
	Cash and cash equivalents at beginning of period	55,408	70,396	73,021
	Cash and cash equivalents at end of period	$30,297	$55,408	$70,396
	Supplemental disclosures of cash flow information
	Cash paid during the period for:
	Interest on deposits and borrowed funds	$2,479	$2,816	$3,717
	Income taxes	3,094	2,072	860
	Loans to facilitate sale of other real estate owned	-	1,905	1,774
	Real estate acquired in settlement of loans	5	312	1,355

The accompanying notes are an integral part of the consolidated financial statements.

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

Nature of Operations

          The Corporation is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, First Farmers and Merchants Bank (the "Bank"). The Bank is primarily engaged in providing a full range of banking and financial services, including lending, investing of funds, obtaining deposits, trust and wealth management operations, and other financing activities to individual and corporate customers in the Middle Tennessee area. The Bank is subject to competition from other financial institutions. The Corporation and Bank are subject to the regulation of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

Basis of Presentation

          The accompanying consolidated financial statements present the accounts of the Corporation and its wholly-owned subsidiary, First Farmers and Merchants Bank. The Bank has the following direct and indirect subsidiaries: F&M West, Inc., Maury Tenn, Inc., and Maury Tenn Properties, Inc. Noncontrolling interests consist of preferred shares in Maury Tenn Properties, Inc. that are owned by third parties and Maury Tenn, Inc. The preferred shares in Maury Tenn Properties, Inc. receive dividends, which are included in the consolidated statements of income. Intercompany accounts and transactions have been eliminated in consolidation.

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

Concentrations of Credit Risk

          The Corporations’ banking activities include granting commercial, residential, and consumer loans to customers primarily located in Middle Tennessee and northern Alabama. The Corporation manages its portfolio and product mix in a manner to reduce economic risk. Concentrations of credit, as defined for regulatory purposes, are reviewed quarterly by management to ensure that internally established limits are not exceeded. At December 31, 2014 our concentrations of commercial real estate, rental and leasing loans were 119.2% of Tier 1 Capital plus the allowance for loan and lease losses. Health care and social assistance loans were 41.3%. Manufacturing and construction loans were 21.2%. Wholesale trade credits were 21.0%. These percentages are within our internally established limits regarding concentrations of credit.

          Loans secured by non-farm, non-residential real estate comprised 25.1% of the loan portfolio at December 31, 2014. Management remains comfortable with the real estate exposure levels within the commercial loan portfolio. Management believes the commercial real estate portion remains well diversified across several different property types and several different geographic markets.

Cash and Due From Banks

          Included in cash and due from banks are reserve amounts that are required to be maintained in the form of cash and/or balances due from the Federal Reserve Bank and other banks. At December 31, 2014, the Bank’s required reserve was $8,748 at the Federal Reserve. From time to time throughout the year, the Bank’s balances due from other financial institutions exceeded Federal Deposit Insurance Corporation (FDIC) insurance limits. The Bank had one account exceeding FDIC insurance limits at December 31, 2014 by $3,940. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions.

Cash Equivalents

          The Corporation considers all liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents include cash on hand, cash due from banks and federal funds sold. Federal funds are sold for one-day periods.

Securities

          Certain debt securities that management has the intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. Securities not classified as held to maturity are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of tax. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

          For debt securities with fair value below amortized cost which the Corporation does not intend to sell, and it is more likely than not the Corporation will not have to sell the security before recovery of its cost basis, the Corporation recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

          If declines in fair value are other than temporary, the carrying value of the securities is written down to fair value as a realized loss with a charge to income for the portion attributable to credit losses and a charge to other comprehensive income for the portion that is not credit related. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that the Corporation more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security based on cash flow projections.

Loans

          Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff is reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

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

          All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

          The adequacy of the allowance for loan and lease losses is evaluated quarterly in conjunction with loan review reports and evaluations that are discussed in meetings with loan officers, credit administration and the Bank’s Board of Directors. The Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors are considered in this evaluation. This process is inherently subjective as it requires material estimates that are susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans. The allowance for loan and lease losses is maintained at a level believed by management to be adequate to absorb estimated losses inherent in the loan portfolio.

          A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

          When any secured commercial loan is considered uncollectable, whether past due or not, a current assessment of the value of the underlying collateral is made. If the balance of the loan exceeds the fair value of the collateral, the loan is placed on nonaccrual and the loan is charged down to the value of the collateral less estimated cost to sell or a specific reserve equal to the difference between book value of the loan and the fair value assigned to the collateral is created until such time as the loan is foreclosed. When the foreclosed collateral has been legally assigned to the Bank, a charge off is taken, if necessary, in order that the remaining balance reflects the fair value estimated less costs to sell the collateral then transferred to other real estate owned or other repossessed assets. When any unsecured commercial loan is considered uncollectable the loan is charged off no later than at 90 days past due.

          All closed-end consumer loans (excluding conventional 1-4 family residential loans and installment and revolving loans secured by real estate) are charged off upon reaching no later than 120 days (4 monthly payments) delinquent. If a loan is considered uncollectable, it is charged off earlier than 120 days delinquent. For conventional 1-4 family residential loans and installment and revolving loans secured by real estate, when a loan is 90 days past due, a current assessment of the value of the real estate is made. If the balance of the loan exceeds the fair value of the property, the loan is placed on nonaccrual and foreclosure proceedings are initiated. When the foreclosed property has been legally assigned to the Bank, a charge-off is taken with the remaining balance, reflecting the fair value less estimated costs to sell, transferred to other real estate owned.

Loans Held for Sale

          Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income. The Corporation does not retain servicing rights on loans sold. Loans held for sale at December 31, 2014 and 2013 totaled $354 and $327, respectively.

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

Federal Reserve and Federal Home Loan Bank Stock

          Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment. At December 31, 2014 and 2013 Federal Reserve and Federal Home Loan Bank stock totaled $3,879.

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

Transfers of Financial Assets

          Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation—put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

          The Corporation files consolidated income tax returns with its subsidiaries. The Corporation accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance requires in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Corporation determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

          Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. With a few exceptions, the Corporation is no longer subject to U.S. federal tax examinations and state and local tax examinations by tax authorities for years before 2011.

          The Corporation recognizes interest and penalties on income taxes as a component of income tax expense. As of December 31, 2014, the Corporation has accrued no interest and no penalties related to uncertain tax positions.

Securities Sold Under Agreements to Repurchase

          Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction.

Fair Value Measurements

          Financial Accounting Standards Board ("FASB") ASC Topic 820, “Fair Value Measurements and Disclosures”, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements. See Note 13 – Fair Value Measurement. In general, fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as input, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Corporation’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Shareholders’ Equity and Earnings Per Share

          Basic earnings per share represent income available to shareholders divided by the weighted average number of shares of Corporation common stock outstanding during the period. Diluted earnings per share reflect additional shares of common stock that would have been outstanding if potentially dilutive shares of common stock had been issued, as well as any adjustment to income that would result from the assumed conversion. For the years ended December 31, 2014, 2013 and 2012 there were no potentially dilutive shares of common stock issuable.

          The following is a summary of the basic earnings per share calculation for each of the three-year period ended, December 31, 2014:

                 Earnings per share calculation:

	2014	2013	2012
Numerator - Net income available to common shareholders	$10,242	$9,611	$9,404
Denominator - Weighted average common shares outstanding	4,963,826	5,110,849	5,315,634

Basic net income per common share available to common shareholders	$2.06	$1.88	$1.77

          In 2013, the Corporation adopted a plan to repurchase shares of its common stock. The plan allowed the purchase of up to 200,000 shares. The Corporation purchased 120,436 shares in 2014 and 158,988 shares in 2013. In 2012, the Corporation adopted a plan to repurchase up to 150,000 shares of common stock. The Corporation repurchased 150,000 shares in 2012.

Accumulated Other Comprehensive Income (Loss)

          Comprehensive income (loss) consists of net income and other comprehensive income (loss), net of applicable income tax expenses or benefits. Other comprehensive income (loss) includes unrealized appreciation or depreciation on available-for-sale securities and changes in the net actuarial gain or loss of the postretirement benefit obligation.

          The components of accumulated other comprehensive income (loss), included in shareholder’s equity, are as follows as of December 31, 2014, 2013 and 2012 (dollars in thousands):

	Years ended December 31,
	2014	2013	2012
Net unrealized gains (losses) on available-for-sale securities	$(5,517)	$(17,178)	$5,747
Net actuarial gain on unfunded portion of postretirement benefit obligation	2,062	2,542	(2,920)
	(3,455)	(14,636)	2,827
Tax effect - (expense) benefit	1,329	5,635	(1,089)

Other comprehensive income (loss)	$(2,126)	$(9,001)	$1,738

Transfers Between Fair Value Hierarchy Levels

          Transfers in and out of Level 1 (quoted market prices), Level 2 (other significant observable inputs) and Level 3 (significant unobservable inputs) are recognized on the period end date.

Segment Reporting

          Management analyzes the operations of the Corporation assuming one operating segment, community lending services.

Subsequent Events

          FASB ASC Topic 855, “Subsequent Events”, established general standards of accounting for a disclosure of events that occur after the balance sheet date but before financial statements are issued. The Corporation evaluated all events or transactions that occurred after December 31, 2014, through the date of the issued financial statements. During this period there were no material recognizable subsequent events that required recognition or disclosures in the December 31, 2014 financial statements.

Recent Accounting Pronouncements

          ASU 2014-14, “Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40).” ASU 2014-14 applies to creditors that hold government-guaranteed mortgage loans, including those guaranteed by the FHA and the VA. The amendments in this Update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: (1) the loan has a government guarantee that is not separable from the loan before foreclosure. (2) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim. (3) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. ASU 2014-14 is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The new standard did not have a significant impact on the Corporation’s financial statements.

NOTE 2 – RECLASSIFICATIONS FROM ACCUMULATED OTHER COMPREHENSIVE INCOME (“AOCI”)

          Amounts reclassified from AOCI and the affected line items in the statements of income during the periods ended December 31, 2014, 2013 and 2012, were as follows (dollars in thousands):

	Amounts Reclassified from AOCI
	December 31, 2014	Years Ended December 31, 2013	December 31, 2012	Affected Line Item in the Statements of Income
Unrealized gains on available-for-sale securities

	$652	$829	$2,294	Realized gain on sale of available-for- sale securities
	(251)	(319)	(883)	Tax expense
	$401	$510	$1,411	Net reclassified amount

Amortization of defined benefit pension items
Actuarial gains (losses)	$188	$(190)	$-
	(72)	73	-	Tax (expense) benefit
	$116	$(117)	$-	Net reclassified amount

Total reclassifications out of AOCI	$517	$393	$1,411

NOTE 3 – SECURITIES

          The amortized cost and fair value of securities available-for-sale and held-to-maturity at December 31, 2014 and 2013 are summarized as follows (dollars in thousands):

	Amortized	Gross unrealized		Fair
December 31, 2014	cost	Gains	Losses	value
Available-for-sale securities
U.S. Government agencies	$162,289	$50	$3,085	$159,254
U.S. Government sponsored agency mortgage backed securities	172,035	64	4,129	167,970
States and political subdivisions	51,374	1,658	150	52,882
Corporate bonds	17,705	129	54	17,780
	$403,403	$1,901	$7,418	$397,886
Held-to-maturity securities
States and political subdivisions	$21,985	$278	$-	$22,263

December 31, 2013	Amortized	Gross unrealized		Fair
Available-for-sale securities	cost	Gains	Losses	value
U.S. Government agencies	$112,863	$-	$7,791	$105,072
U.S. Government sponsored agency mortgage backed securities	168,045	27	10,649	157,423
States and political subdivisions	45,237	1,240	140	46,337
Corporate bonds	20,747	280	145	20,882
	$346,892	$1,547	$18,725	$329,714
Held-to-maturity securities
States and political subdivisions	$27,839	$756	$-	$28,595

          Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2014 and 2013 was approximately $326,013 and $269,691, which was approximately 78% and 75%, respectively, of the Corporation’s available-for-sale and held-to-maturity investment portfolio. The Corporation evaluates its investment portfolio on a quarterly basis for impairment. The analysis performed as of December 31, 2014 and December 31, 2013 indicated that all impairment was considered temporary, market driven due primarily to fluctuations in market interest rates and not credit-related.

          The following table shows the Corporation’s investments’ gross unrealized losses and fair value of the Corporation’s investments with unrealized losses that were not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities had been in a continuous unrealized loss position at December 31, 2014 and 2013 (dollars in thousands):

December 31, 2014	Less than 12 months		12 months or greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Type of security	value	losses	value	losses	value	losses
US government agencies	$46,977	$219	$104,815	$2,866	$151,792	$3,085
US government sponsored agency mortgage backed securities	21,339	77	128,935	4,052	150,274	4,129
States and political subdivisions	14,539	142	1,418	8	15,957	150
Corporate bonds	4,783	17	3,207	37	7,990	54
	$87,638	$455	$238,375	$6,963	$326,013	$7,418

December 31, 2013	Less than 12 months		12 months or greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Type of security	value	losses	value	losses	value	losses
US government agencies	$100,533	$7,330	$4,539	$461	$105,072	$7,791
US government sponsored agency mortgage backed securities	144,134	10,073	8,698	576	152,832	10,649
States and political subdivisions	2,615	140	-	-	2,615	140
Corporate bonds	8,590	121	582	24	9,172	145
	$255,872	$17,664	$13,819	$1,061	$269,691	$18,725

          As shown in the tables above, at December 31, 2014, the Corporation had approximately $7,418 in unrealized losses on $326,013 of securities. The unrealized loss positions are most significant in two types of securities sectors which are U.S. government agencies and U.S. government sponsored agency mortgage backed securities. The unrealized losses associated with these investment securities are driven by changes in interest rates and the unrealized loss is recorded as a component of equity. These securities will continue to be monitored as a part of our ongoing impairment analysis, but are expected to perform even if the rating agencies reduce the credit rating of the bond issuers. Management evaluates the financial performance of the issuers on a quarterly basis to determine if it is probable that the issuers can make all contractual principal and interest payments. If a shortfall in future cash flows is identified, a credit loss will be deemed to have occurred and will be recognized as a change to earnings and a new cost basis for the security will be established.

          The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2014 and 2013, by contractual maturity, are shown below (dollars in thousands). Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2014	Available-for-sale		Held to maturity
	Amortized	Estimated	Amortized	Estimated
	cost	fair value	cost	fair value
Within one year	$2,464	$2,481	$6,354	$6,446
One to five years	91,208	90,775	3,558	3,601
Five to ten years	112,329	110,508	12,073	12,216
After ten years	25,367	26,152	-	-
Mortgage-backed securities	172,035	167,970	-	-
Total	$403,403	$397,886	$21,985	$22,263

	Available-for-Sale		Held to Maturity
December 31, 2013	Amortized	Estimated	Amortized	Estimated
	cost	fair value	cost	fair value
Within one year	$5,841	$5,920	$3,135	$3,208
One to five years	26,404	26,489	7,043	7,305
Five to ten years	131,468	124,308	16,554	16,953
After ten years	15,134	15,574	1,107	1,129
Mortgage-backed securities	168,045	157,423	-	-
Total	$346,892	$329,714	$27,839	$28,595

          The Corporation transferred one held-to-maturity bond with a net carrying value of $450 to available-for-sale classification during 2014. Under ASC 320-10-25-6, the Corporation had concluded that there was sufficient evidence of deteriorating credit worthiness. Immediately following the reclassification, the Corporation sold the bond recognizing a realized gain of $5.

          The carrying value of securities pledged as collateral to secure public deposits and for other purposes was $217,236 at December 31, 2014 and $210,494 at December 31, 2013.

          The book value of securities sold under agreements to repurchase amounted to $34,972 and $34,978 at December 31, 2014 and 2013, respectively.

          Gross gains of $737, $1,026 and $2,455 resulting from sales of available-for-sale securities were realized for the years ended December 31, 2014, 2013 and 2012, respectively. Losses of $85 were included in the net gain of $652 for December 31, 2014. A loss of $197 was included in the net gain of $829 for December 31, 2013. A loss of $161 was included in the net gain of $2,294 for December 31, 2012.

NOTE 4 – LOANS

          The following table presents the Bank’s loans by category as of December 31, 2014 and 2013 (dollars in thousands):

	December 31, 2014	December 31, 2013
Commercial:
Commercial and industrial	$99,788	$94,702
Non-farm, nonresidential real estate	163,461	176,213
Construction and development	50,424	29,938
Commercial loans secured by real estate	27,937	26,940
Other commercial	41,185	26,582
Total commercial	382,795	354,375
Residential and consumer:
Consumer loans	9,536	10,957
Single family residential	229,559	213,763
Other retail	30,162	27,671
Total residential and consumer	269,257	252,391
	652,052	606,766
Less:
Allowance for possible loan losses	(7,934)	(8,595)
Total net loans	$644,118	$598,171

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

          Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. As a general rule, the Corporation avoids financing single-purpose projects unless other underwriting factors are present to help mitigate risk. The Corporation also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At December 31, 2014, approximately thirty-six percent of the outstanding principal balance of the Corporation’s commercial real estate loans was secured by owner-occupied properties, compared to forty percent at December 31, 2013.

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

          The goal of the Bank is to diversify loans to avoid a concentration of credit in a specific industry, person, entity, product, service, or any area vulnerable to a tax law change or an economic event. A concentration of credit occurs when obligations, direct or indirect, of the same or affiliated interests represent 15% or more of the Bank’s capital structure. Commercial real estate rental and leasing represented the highest concentration at 120% of tier 1 capital. The Board of Directors recognizes that the Bank’s geographic trade area imposes some limitations regarding loan diversification if the bank is to perform the function for which it has been chartered. Specifically, lending to qualified borrowers within the Bank’s trade area will naturally cause concentrations of real estate loans in the primary communities served by the Bank and loans to employees of major employers in the area.

          The following table provides details regarding the aging of the Bank’s loan portfolio (dollars in thousands):

December 31, 2014	30 - 89 days past due	90 days and greater past due	Total past due	Current	Total loans
Retail:
Consumer	$79	$42	$121	$9,415	$9,536
Single family residential	2,756	464	3,220	226,339	229,559
Other retail	-	-	-	30,162	30,162
Retail total	2,835	506	3,341	265,916	269,257
Commercial:
Commercial and industrial	326	1,428	1,754	98,034	99,788
Non-farm, non-residential real estate	558	330	888	162,573	163,461
Construction and development	-	-	-	50,424	50,424
Commercial loans secured by real estate	148	172	320	27,617	27,937
All other commercial	10	1,092	1,102	40,083	41,185
Commercial total	1,042	3,022	4,064	378,731	382,795
Total	$3,877	$3,528	$7,405	$644,647	$652,052

December 31, 2013	30 - 89 days past due	90 days and greater past due	Total past due	Current	Total loans
Retail
Consumer loans	$182	$3	$185	$10,772	$10,957
Single family residential	3,805	83	3,888	209,875	213,763
Other retail	319	28	347	27,324	27,671
Retail total	4,306	114	4,420	247,971	252,391
Commercial
Commercial and industrial	428	1,328	1,756	92,946	94,702
Non-farm, non-residential real estate	393	-	393	175,820	176,213
Construction and development	-	28	28	29,910	29,938
Commercial loans secured by real estate	38	178	216	26,724	26,940
Other commercial	-	1,249	1,249	25,333	26,582
Commercial total	859	2,783	3,642	350,733	354,375
Total	$5,165	$2,897	$8,062	$598,704	$606,766

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

          The following table summarizes the impaired loans by loan type as of December 31, 2014 and 2013 (dollars in thousands):

December 31, 2014	Unpaid contractual principal balance	Recorded investment with no allowance	Recorded investment with allowance	Total recorded investment	Related allowance	Average recorded investment year to date	* Interest received	Interest accrued
Commercial:
Commercial and industrial	$3,760	$2,734	$217	$2,951	$9	$3,230	$97	$207
Non-farm, non-residential real estate	3,720	3,241	-	3,241	-	3,570	213	212
Commercial loans secured by real estate	1,053	564	166	730	33	826	67	77
Other commercial	1,256	1,092	-	1,092	-	1,171	89	84
Commercial total	9,789	7,631	383	8,014	42	8,797	466	580
Retail:
Single family residential	1,094	539	439	978	10	786	44	42
Other retail	425	411	-	411	-	369	17	19
Retail total	1,519	950	439	1,389	10	1,155	61	61
Total	$11,308	$8,581	$822	$9,403	$52	$9,952	$527	$641

December 31, 2013	Unpaid contractual principal balance	Recorded investment with no allowance	Recorded investment with allowance	Total recorded investment	Related allowance	Average recorded investment year to date	* Interest received	Interest accrued
Commercial:
Commercial and industrial	$2,190	$1,338	$234	$1,572	$16	$1,620	$23	$134
Non-farm, non-residential real estate	3,236	1,155	1,551	2,706	282	2,819	157	168
Construction and development	461	461	-	461	44	556	30	30
Other commercial	3,834	3,310	178	3,488	-	3,704	225	241
Commercial total	9,721	6,264	1,963	8,227	342	8,699	435	573
Retail:
Single family residential	1,121	568	419	987	118	1,044	52	55
Other retail	11	-	11	11	11	11	-	-
Retail total	1,132	568	430	998	129	1,055	52	55
Total	$10,853	$6,832	$2,393	$9,225	$471	$9,754	$487	$628

* Interest income received is recognized interest income and approximates cash basis.

          Non-accrual loans, segregated by class of loans, were as follows at December 31, 2014 and 2013 (dollars in thousands):

	December 31, 2014	December 31, 2013
Retail:
Consumer	$42	$21
Single family residential	2,237	1,667
Retail total	2,279	1,688
Commercial:
Commercial and industrial	1,428	1,649
Nonfarm, nonresidential	409	737
Construction and development	-	68
Commercial real estate	172	6
Other commercial	1,092	1,248
Commercial total	3,101	3,708
Total	$5,380	$5,396

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

          When the Corporation modifies loans in a troubled debt restructuring, the Corporation evaluates any possible impairment similar to other impaired loans based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan or lease agreement, or the current fair value of the collateral, less selling costs for collateral dependent loans. If the Corporation determined that the value of the modified loan is less than the recorded investment in the loan, impairment is recognized through an allowance estimate or a charge-off to the allowance. In periods subsequent to modification, the Corporation evaluates all troubled debt restructurings, including those that have payment defaults, for possible impairment and recognize impairment through the allowance.

          As of December 31, 2014, the Corporation did not have any commitments to extend additional funds to borrowers with loans modified and included as a troubled debt restructuring.

          During 2014, certain loans were modified in troubled debt restructurings, where economic concessions were granted to borrowers consisting of reductions in the interest rates, payment extensions, forgiveness of principal, and forbearances.

          Presented below, segregated by class of loans, are troubled debt restructurings that occurred during the twelve months ended December 31, 2014 and 2013:

	Twelve Months Ended December 31, 2014			Twelve Months Ended December 31, 2013
(dollars in thousands)	Number of Loans	Post- Modification Outstanding Balance	Net Charge-offs Resulting from Modifications	Number of Loans	Post- Modification Outstanding Balance	Net Charge-offs Resulting from Modifications
Commercial:
Nonfarm nonresidential	1	$4,357	$-	-	$-	$-
Retail:
Consumer	-	-	-	3	8	-
Single family residential	1	316	3	3	167	6
Total troubled debt restructurings	2	$4,673	$3	6	$175	$6

          The loan’s accrual status is assessed at the time of its modification. As a result of the assessment, the accrual status may be modified. Commercial and consumer loans modified in a troubled debt restructuring are closely monitored for delinquency as an early indicator of possible future default. If loans modified in a troubled debt restructuring subsequently default, the Corporation evaluates the loan for possible further impairment. The allowance for loan losses may be increased, adjustments may be made in the allocation of the allowance, or partial charge-offs may be taken to further write-down the carrying value of the loan. The Corporation considers a loan in default when it is 90 days or more past due or transferred to non-accrual.

          As of December 31, 2014 and 2013, the Corporation did not have any loans that were modified in troubled debt restructurings during the past twelve months that have subsequently defaulted.

          As of December 31, 2014, the Corporation held one foreclosed residential real estate property that was the result of obtaining physical possession in accordance with ASC 310-40. The carrying value was $5. In addition, the Corporation had no consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process according to location requirement of the applicable jurisdiction.

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

          The Corporation uses a risk grading matrix to assign a risk grade to each of its commercial loans. Loans are graded on a scale of 1 through 8. A description of the general characteristics of the eight risk grades is as follows:

Risk Rating 1           Minimal Risk

General Characteristics:

•	Substantially risk free.
•	Federal, state, or municipal subdivisions with acceptable investment grade credit rating.
•	Large national, regional, or local entity with proven access to capital markets.
•	Diversity in borrower’s line of business with stable and diversified sales base.
•	Borrower is considered to be an industry leader with many consecutive years of strong profits and exhibits a financial condition, equity position, liquidity, and debt service capacity far exceeding industry norms.
•	Borrower has an abundance of unpledged financeable assets coupled with superior cash generation capabilities.
•	Industry conditions and trends are positive and strong.
•	Borrower has strong management with evidence of management succession.
•	A credit rating by Moody’s, Standard & Poor’s, or other qualified rating agency that is grade A or higher.

•	A cash secured loan with the cash on deposit in the Corporation or a guaranty from the federal government also warrants this risk rating.

Risk Rating 2             Modest Risk

General Characteristics:

•	Borrower shows strong profitability, liquidity, and capitalization better than industry norms and a strong market position in the region.
•	Borrower may have limited access to public markets for short-term needs or capital requirements, but has ready access to alternative financing.
•	Loans may be unsecured based on the financial strength of the borrower or secured by collateral that is considered liquid and marketable.
•	Borrower has a proven history of profitability and financial stability.
•	Borrower has a strong market position in its industry and has an abundance of financeable assets available to protect the Corporation’s position.
•	Borrower has proven and steady management with good management succession.
•	Borrower can withstand major market instabilities of short duration.
•	Credit rating by Moody’s, Standard & Poor’s, or other qualified rating agency that is grade BAA or higher.

Risk Rating 3             Average Risk

General Characteristics:

•	Borrower shows a stable earnings history and financial condition in line with industry norms with indications that these trends will continue.
•	The credit extension is considered sound; however, elements may be present which suggest the borrower may not be free from temporary impairments in the future.
•	Borrower’s liquidity and leverage is in line with industry norms.
•	Borrower has good management with acceptable management succession.
•	Under most economic and business conditions, borrower has access to alternative financing but limited or no access to capital markets for short-term or capital needs.
•	Borrower may be an individual with a sound financial condition and liquidity with proven historical income to repay the debt as scheduled.
•	Credit extensions are generally secured by acceptable collateral.

Risk Rating 4       Acceptable Risk

General Characteristics:

•	Credit is to a borrower with smaller margins of debt service coverage and with some elements of reduced financial strength.
•	Borrower is generally in a lower average market position in its industry.
•	Borrower shows satisfactory asset quality and liquidity, good debt capacity and coverage, and good management in critical positions.
•	Borrower’s management is of unquestioned character but management succession may be questionable.
•	Borrower can obtain similar financing from other financial institutions.
•	Interim losses or moderately declining earnings trends may occur, but the borrower has sufficient strength and financial flexibility to offset these issues.
•	Credit may be to individuals with a moderately leveraged financial condition but with satisfactory liquidity and income to cover debt repayment requirements.
•	Business borrowers may have moderate leverage, but must have historically consistent cash flow to cover debt service and other operating needs.

•	Business borrowers may also have erratic or cyclical operating performances but should demonstrate strong equity positions to support these profitability swings.
•	Asset-based loans that have stabilized and proven performance with the financial capacity to provide for annual clean up may qualify for this rating.
•	Borrower has no access to capital markets but would be financeable by another financial institution or finance company.
•	Credit extensions are generally secured by acceptable collateral.

Risk Rating 5             Pass / Watch

General Characteristics:

Loans considered for this risk rating require a heightened level of supervision.

A) Transitional, Event Driven – This category of risk rated 5 loans captures responses to early warning signals from a relationship and, therefore, signifies a specific, event-driven, transitional credit grade. The event is generally something unplanned or unexpected such as a death, a disaster, the loss of a major client, product line, or key employee or the divorce or development of a health condition of the owner or key management person. This category may be used in transitional upgrades as well as transitional downgrades of credit relationships.  Under these criteria, this category necessitates a plan of action to either upgrade the credit to a “Pass” rating (i.e., Risk Rating 1-4), downgrade the credit to a criticized asset, or exit the relationship within six months.

B) Ongoing Supervision Warranted – This category may also be utilized to identify loans having inherent characteristics which warrant more than the normal level of supervision.  Loans meeting these criteria may include larger, more complex loans with unusual structures.  Loans, which, due to structure or nature of the collateral require above average servicing, may also be considered for this risk rating.  Unlike other criteria listed previously for this category, these particular characteristics tend not to be one-time or transitional in nature; therefore, these loans may be expected to remain in this risk rating category longer than six months.  A loan might remain in this risk rating category for its life or until the characteristic warranting the rating can be eliminated or effectively mitigated.

•	Borrower may exhibit declining earnings, strained cash flow, increasing leverage, or weakening market positions that indicate a trend toward an unacceptable risk.
•	Borrower’s liquidity, leverage, and earnings performance is below or trending below industry norms.
•	Interim losses and other adverse trends may occur but not to the level that would impair the Corporation’s position.
•	Borrower may be a newly formed company or in a new line of business or may be an established business with new or unproven management. Borrower should be adequately capitalized, but may not yet have achieved stabilized cash flow.
•	Borrower generally has a small market position in its industry.
•	Borrower may be engaged in an industry that is experiencing an economic downturn or is particularly susceptible to uncontrollable external factors.
•	Borrower management is of good character although some management weakness may exist, including lack of depth or succession.
•	Borrower generally has limited additional debt capacity and modest coverage, and average or below-average asset quality, margins, and market share.
•	Borrower’s ability to obtain financing from other financial institutions may be impaired.
•	Credit to individuals with marginal financial condition and liquidity but with income still sufficient to service the debt.

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

General Characteristics:

•	Borrower’s cash flow may not be sufficient to fund anticipated cash needs.
•	Sufficient or modestly sufficient financeable assets are available to protect the Corporation’s position.
•	Adverse trends in borrower’s operations/profits or unbalanced position in borrower’s balance sheet but not to the point where repayment is in jeopardy.
•	Borrower generally shows limited liquidity or high leverage.
•	Borrower’s financial position is in the lower quartile of industry norms.
•	Borrower’s business exhibits a deteriorating market position in the industry.
•	Borrower’s management lacks depth and succession.
•	Business is unable to withstand temporary setbacks without affecting repayment capability.
•	Borrower is not financeable by another bank but possibly by a finance company or specialized lender.

Risk Rating 7             Substandard

A substandard asset is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Corporation will sustain some loss if the deficiencies are not corrected.

General Characteristics:

•	The primary source of borrower’s repayment no longer provides satisfactory support and repayment is dependent on secondary sources.
•	A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any.
•	Normal repayment from the borrower is impaired although no loss of principal is envisioned.
•	A partial loss of interest or principal will occur if the borrower’s deficiencies are not corrected.
•	Borrower’s cash flow is generally not sufficient to fund anticipated cash needs.
•	Borrower’s financeable assets may not be sufficient to protect the Corporation’s position.
•	Adverse trends in borrower’s operations that jeopardized debt repayment may require the borrower to undertake a significant reorganization of financing or the business.
•	Borrower shows poor liquidity and high leverage impairing the repayment of the debt in accordance with agreed upon terms.
•	Borrower’s management lacks depth and succession; may be inexperienced or of questionable character.
•	Borrower’s market position in the industry is deteriorating.
•	Borrower is not financeable by another bank or finance company.

Risk Rating 8             Doubtful

An asset classified as doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

General Characteristics:

•	Inadequate primary source of repayment. Assumes a less than satisfactory secondary source of repayment on a most-likely case basis. There may be adequate secondary source of repayment on a best-case basis.
•	Borrower has the same weaknesses found in Substandard borrowers.

•	Loss probability is extremely high but because of certain important and reasonably specific factors that may work to strengthen the loan, its classification as an estimated loss is deferred until a more exact status may be determined.
•	Pending factors may include a proposed merger or acquisition; liquidation procedures; capital injections; perfecting liens on additional collateral; and refinancing plans.
•	Borrower’s cash flow is insufficient to fund cash needs.
•	Borrower’s financeable assets are insufficient to protect the Corporation’s position.
•	Borrower’s source of debt repayment is dependent on liquidation of assets with a probable loss.
•	Borrower may no longer be a going concern, or may not exist as a going concern for the foreseeable future.
•	No alternative financing sources exist for borrower.

          The following table presents risk grades and classified loans by class for years ended December 31, 2014 and 2013 (dollars in thousands):

December 31, 2014 Commercial loan portfolio: Credit risk profile by internally assigned grade	Commercial and industrial	Non-farm, non- residential real estate loans	Construction and development	Commercial loans secured by residential R/E	All other commercial loans	Commercial loan totals
Pass	$97,218	$159,136	$50,424	$27,610	$39,923	$374,311
Special mention	-	958	-	-	170	1,128
Substandard	2,570	3,367	-	327	1,092	7,356
Doubtful	-	-	-	-	-	-
TOTALS	$99,788	$163,461	$50,424	$27,937	$41,185	$382,795

Retail loan portfolio: Credit risk profiles based on delinquency status classification	Consumer loans	Single-family residential**	All other retail loans	Retail loan totals
Performing	$9,494	$226,637	$29,683	$265,814
Non-performing*	42	2,922	479	3,443
TOTALS	$9,536	$229,559	$30,162	$269,257

*Loans are classified as non-performing loans and are automatically placed on non-accrual status once they reach 90 days past due. For the purposes of this table all loans graded substandard or below are included in non-performing loans.

**Single-family residential loans includes first mortgages, closed-end second mortgages, residential construction loans, and home equity lines of credit (HELOC’s).

December 31, 2013 Commercial loan portfolio: Credit risk profile by internally assigned grade	Commercial and industrial	Non-farm, non- residential real estate loans	Construction and development	Commercial loans secured by residential R/E	All other commercial loans	Commercial loan totals
Pass	$92,155	$170,585	$29,463	$26,516	$24,131	$342,850
Special mention	836	3,883	-	-	179	4,898
Substandard	635	1,745	475	424	1,023	4,302
Doubtful	1,076	-	-	-	1,249	2,325
TOTALS	$94,702	$176,213	$29,938	$26,940	$26,582	$354,375

Retail loan portfolio: Credit risk profiles based on delinquency status classification	Consumer loans	Single-family residential**	All other retail loans	Retail loan totals
Performing	$10,936	$212,096	$27,643	$250,675
Non-performing*	21	1,667	28	1,716
TOTALS	$10,957	$213,763	$27,671	$252,391

*Loans are classified as non-performing loans and are automatically placed on non-accrual status once they reach 90 days past due. For the purposes of this table all loans graded substandard or below are included in non-performing loans.

**Single-family residential loans includes first mortgages, closed-end second mortgages, residential construction loans, and home equity lines of credit (HELOC’s).

NOTE 5 – ALLOWANCE FOR LOAN AND LEASE LOSSES

          Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”) is a reserve established through a provision for possible loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The Corporation’s allowance for possible loan loss methodology includes allowance allocations calculated in accordance with ASC Topic 310, “Receivables” and allowance allocations calculated in accordance with ASC Topic 450, “Contingencies.” Accordingly, the methodology is based on historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions. The Corporation’s process for determining the appropriate level of the allowance for possible loan losses is designed to account for credit deterioration as it occurs. The provision for possible loan losses reflects loan quality trends, including the levels of and trends related to nonaccrual loans, past due loans, potential problem loans, criticized loans and net charge-offs or recoveries, among other factors. The provision for possible loan losses also reflects the totality of actions taken on all loans for a particular period. In other words, the amount of the provision reflects not only the necessary increases in the allowance for possible loan losses related to newly identified criticized loans, but it also reflects actions taken related to other loans including, among other things, any necessary increases or decreases in required allowances for specific loans or loan pools.

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

          There is an inherent imprecision in calculating the specific portion of the ALLL. Therefore, a factor has been added to the allocation of each of the identified segments of the loan portfolio to account for the imprecision.

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

          The allowance for loan losses is maintained at a level considered adequate to provide for the losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on the Corporation’s past loan loss experience, know and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to change. The Corporation uses a rolling ten quarters historic loss period for all segments when estimating the historic charge off rates calculated in accordance with ASC Topic 450 and incorporates environmental factors for various components such as economic conditions, trends in delinquencies, loan review assessments, credit concentrations and level of underperforming ratios.

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

          Loans identified as losses by management and internal loan review are charged off. Furthermore, consumer loan accounts are charged off automatically based on regulatory requirements.

          The following table summarizes the allocation in the ALLL by loan segment for the years ended December 31, 2014, 2013 and 2012 (dollars in thousands):

December 31, 2014	Commercial	Residential real estate	Consumer and other retail	Totals
Beginning balance	$7,359	$1,084	$152	$8,595
Less: Charge-offs	739	41	11	791
Add: Recoveries	99	10	21	130
Add: Provisions	-	-	-	-
Ending balance	$6,719	$1,053	$162	$7,934

December 31, 2013	Commercial	Residential real estate	Consumer and other retail	Totals
Beginning balance	$7,528	$1,109	$172	$8,809
Less: Charge-offs	222	27	49	298
Add: Recoveries	53	2	29	84
Add: Provisions	-	-	-	-
Ending balance	$7,359	$1,084	$152	$8,595

December 31, 2012	Commercial	Residential real estate	Consumer and other retail	Totals
Beginning balance	$6,895	$2,113	$192	$9,200
Less: Charge-offs	1,690	176	19	1,885
Add: Recoveries	364	2	8	374
Add: Provisions	1,959	(830)	(9)	1,120
Ending balance	$7,528	$1,109	$172	$8,809

          The following tables detail the amount of the ALLL allocated to each portfolio segment as of December 31, 2014, 2013 and 2012, disaggregated on the basis of the Corporation’s impairment methodology (dollars in thousands):

December 31, 2014	Commercial	Residential real estate	Consumer and other retail	Totals
Loans individually evaluated for impairment	$42	$10	$-	$52
Loans collectively evaluated for impairment	6,677	1,043	162	7,882
Total	$6,719	$1,053	$162	$7,934

December 31, 2013	Commercial	Residential real estate	Consumer and other retail	Totals
Loans individually evaluated for impairment	$342	$118	$11	$471
Loans collectively evaluated for impairment	7,017	966	141	8,124
Total	$7,359	$1,084	$152	$8,595

December 31, 2012	Commercial	Residential real estate	Consumer and other retail	Totals
Loans individually evaluated for impairment	$221	$82	$-	$303
Loans collectively evaluated for impairment	7,307	1,027	172	8,506
Total	$7,528	$1,109	$172	$8,809

          The following table shows loans as of December 31, 2014, 2013 and 2012 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Bank’s impairment methodology (dollars in thousands):

December 31, 2014	Commercial	Residential real estate	Consumer and other retail	Totals
Loans individually evaluated for impairment	$8,014	$978	$411	$9,403
Loans collectively evaluated for impairment	374,781	228,170	39,698	642,649
Ending balance	$382,795	$229,148	$40,109	$652,052

December 31, 2013	Commercial	Residential real estate	Consumer and other retail	Totals
Loans individually evaluated for impairment	$8,227	$987	$11	$9,225
Loans collectively evaluated for impairment	346,148	212,776	38,617	597,541
Ending balance	$354,375	$213,763	$38,628	$606,766

December 31, 2012	Commercial	Residential real estate	Consumer and other retail	Totals
Loans individually evaluated for impairment	$7,627	$1,015	$-	$8,642
Loans collectively evaluated for impairment	328,298	195,334	34,885	558,517
Ending balance	$335,925	$196,349	$34,885	$567,159

NOTE 6 – PREMISES AND EQUIPMENT

          The following table presents the Corporation’s assets by category at December 31, 2014 and 2013 (dollars in thousands):

	2014	2013

Land	$9,152	$8,223
Premises	22,858	22,765
Furniture and equipment	9,738	9,367
Leasehold improvements	1,859	1,095
	43,607	41,450
Less allowance for depreciation and amortization	(17,834)	(16,582)
	$25,773	$24,868

NOTE 7 – RELATED PARTY TRANSACTIONS

          Certain related parties (primarily directors and officers of the Corporation or the Bank, including their affiliates, families and companies in which they hold 10% or more ownership) were customers of, and had loans and other transactions with, the Bank in the ordinary course of business. An analysis of the activity with respect to such loans for the years ended December 31, 2014 and 2013 is shown in the table below. These totals exclude loans made in the ordinary course of business to other companies with which neither the Corporation nor the Bank had a relationship other than the association of one of its directors in the capacity of officer or director. These loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons. They did not involve more than the normal risk of collectability or present other unfavorable features. No related party loans were charged off in 2014 or 2013.

          Activity for related party transactions during 2014 and 2013 is as follows (dollars in thousands):

	2014	2013
Related party extensions of credit, beginning of period	$3,822	$3,831
New loans	2,081	1,116
Repayments	(1,129)	(1,125)
Related party extension of credit, end of period	$4,774	$3,822

          The aggregate balances of related party deposits at December 31, 2014 and 2013 were $24,536 and $15,724, respectively.

          The aggregate balances of related party repurchase agreements at December 31, 2014 and 2013 were $13,100 and $9,079, respectively.

          The Corporation and Bank utilize various services and purchased goods provided by certain related parties. Significant services provided by directors during 2014 and 2013 totaled $170 and $152, respectively.

NOTE 8 – LEASES

          Real property for three of the Bank’s office locations and certain equipment are leased under noncancelable operating leases expiring at various times through 2028. In most cases, the leases provide for one or more renewal options of five to ten years under the same or similar terms. In addition, various items of office equipment are leased under cancelable operating leases. Total rental expense incurred under all operating leases, including short-term leases with terms of less than one month, amounted to approximately $27, $18 and $12 for equipment leases and approximately $304, $264 and $283 for building leases in 2014, 2013 and 2012, respectively. Future minimum lease commitments as of December 31, 2014 under all noncancelable operating leases with initial terms of one year or more are shown in the following table (dollars in thousands):

Year	Lease payments
2015	$350
2016	346
2017	310
2018	291
2019	295
Thereafter	3,482
Total	$5,074

NOTE 9 – FEDERAL AND STATE INCOME TAXES

          The following table presents components of income tax expense attributable to continuing operations for the years ended December 31, 2014, 2013 and 2012 (dollars in thousands):

	2014	2013	2012
Current	$3,011	$915	$2,256
Deferred	545	1,785	784
Total provision for income taxes	$3,556	$2,700	$3,040

Deferred tax effects of principal temporary differences	2014	2013	2012
Allowance for possible loan losses	$3,055	$3,309	$3,392
Deferred compensation	2,557	2,516	2,420
Write down of other real estate	9	314	1,152
Deferred gain on OREO sale	-	188	202
Amortization of core deposit intangible	(1,577)	(272)	423
Recognition of nonaccrual loan income	129	111	152
Unrealized gains (losses) on available-for-sale securities	2,124	6,613	(2,212)
Post retirement benefit obligation	986	890	2,857
Accelerated depreciation	(973)	(822)	(630)
Amortization of goodwill	(1,109)	(2,591)	(2,376)
Alternative minimum tax	-	-	402
Dividend income - F&M West	-	(372)	(219)
Prepaid expense	(135)	(178)	(185)
Other	31	240	(370)
Net deferred tax asset	$5,097	$9,946	$5,008

Reconciliation of total income taxes reported with the amount of income taxes computed at the Federal statutory rate (34% each year)	2014	2013	2012
Tax expense at statutory rate	$4,692	$4,191	$4,236
Increase (decrease) in taxes resulting from:
Tax exempt interest	(1,060)	(1,144)	(1,275)
Nondeductible interest expense	14	18	29
Employee benefits	(128)	(196)	(240)
Other nondeductible expenses	38	11	32
State income taxes net of federal tax benefit	-	-	41
Dividend income exclusion	-	-	(1)
Other	-	(180)	218
Total provision for income taxes	$3,556	$2,700	$3,040
Effective tax rate	25.8%	21.9%	24.4%

          The Corporation and its subsidiary file consolidated income tax returns with the Internal Revenue Service and State of Tennessee. The Corporation is not subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2011. There was no valuation allowance for deferred tax assets at December 31, 2014 and 2013. Management believes it is more-likely-than-not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

NOTE 10 – BORROWED FUNDS

          The Bank is a party to the Blanket Agreement for Advances and Security Agreement (the “Blanket Agreement”) with the Federal Home Loan Bank of Cincinnati (the “FHLB”). Advances made to the Bank under the Blanket Agreement are collateralized by the FHLB stock and qualifying residential mortgage loans totaling 150% of the outstanding amount borrowed. These collateralization matters are outlined in the Blanket Agreement dated June 20, 2006 between the Bank and the FHLB. There were no outstanding advances at December 31, 2014 and 2013.

          Stock held in the FHLB totaling $3,009 at December 31, 2014 is carried at cost. The stock is restricted and can only be sold back to the FHLB at par.

          The Bank has a Cash Management Advance Line of Credit Agreement (the “CMA”) dated June 21, 2010, with the Federal Home Loan Bank. The CMA is a component of the Blanket Agreement. The purpose of the CMA is to assist with short-term liquidity management. Under the terms of the CMA, the Bank may borrow a maximum of $40 million selecting a variable rate of interest for up to 90 days or a fixed rate for a maximum of 30 days. There were no borrowings outstanding under the CMA as of December 31, 2014

          Short-term borrowings included the following at December 31: (dollars in thousands)

	2014	2013
Securities sold under repurchase agreements	$22,834	$18,095

          Securities sold under agreements to repurchase consist of obligations of the Bank to other parties. The obligations are secured by investment securities and such collateral is held by in safekeeping by a third party. The maximum amount of outstanding agreements at any month end during 2014 and 2013 totaled $24,381 and $22,359, respectively, and the monthly average of such agreements totaled $21,408 and $19,052 for 2014 and 2013, respectively. The agreements at December 31, 2014, mature January 2, 2015.

NOTE 11 – SIGNIFICANT ESTIMATES, COMMITMENTS AND CONTINGENCIES

          Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the ALLL are reflected in the footnote regarding loans. Other significant estimates and concentrations not discussed in those footnotes include:

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

Current Economic Conditions

          The current economic climate continues to present financial institutions with circumstances and challenges which in some cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including volatility in the valuation of real estate and other collateral supporting loans.

          The accompanying financial statements have been prepared using values and information currently available to the Corporation.

          Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the ALLL and capital that could negatively impact the Corporation’s ability to meet regulatory capital requirements and maintain sufficient liquidity. Furthermore, the Corporation’s regulators could require material adjustments to asset values or the allowance for loan losses for regulatory capital purposes that could affect the Corporation’s measurement of regulatory capital and compliance with the capital adequacy guidelines under the regulatory framework for prompt corrective action.

Commitments and Credit Risk

          The Corporation grants commercial, consumer and residential loans to customers throughout the State of Tennessee. The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in those particular financial instruments.

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

          Mortgage loans in the process of origination represent amounts that the Corporation plans to fund within a normal period of 30 to 90 days, and which are intended for sale to investors in the secondary market. Total mortgage loans in process of origination were $3,271 and $407, at December 31, 2014 and 2013, respectively. Total mortgage loans held for sale amounted to $354 and $327, at December 31, 2014 and 2013, respectively.

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

          The Corporation had total outstanding standby letters of credit amounting to $13,522 and $11,384, at December 31, 2014 and 2013, respectively, with terms ranging from seven days to 24 months.

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

          At December 31, 2014, the Corporation had granted unused lines of credit to borrowers aggregating approximately $41,018 and $104,428 for commercial lines and open-end consumer lines, respectively. At December 31, 2013, unused lines of credit to borrowers aggregated approximately $79,150 for commercial lines and $44,318 for open-end consumer lines.

NOTE 12 – REGULATORY MATTERS

          The Corporation and the Bank are subject to federal regulatory risk-based capital adequacy standards. Failure to meet capital adequacy requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that could have a material adverse effect on the operating results and financial condition of the Corporation and the Bank. The applicable regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

          Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Actual capital amounts and ratios are presented in the table below (dollars in thousands). Management believes, as of December 31, 2014, that the Corporation and the Bank met the guidelines to which they were subject.

(Dollars in thousands)		Actual		For minimum capital adequacy purposes		Minimum to Be Well Capitalized under Prompt Corrective Action Provisions
December 31, 2014		Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to Risk weighted
assets)	Consolidated	$115,532	14.8%	$62,628	8.0%	$-	-
	Bank	112,554	14.4%	62,628	8.0%	78,285	10.0%
Tier I capital (to Risk weighted
assets)	Consolidated	107,598	13.7%	31,314	4.0%	-	-
	Bank	104,620	13.4%	31,314	4.0%	46,971	6.0%
Tier I capital (to Average
assets)	Consolidated	107,598	9.7%	44,513	4.0%	-	-
	Bank	104,620	9.2%	45,707	4.0%	57,133	5.0%

December 31, 2013
Total capital (to Risk weighted
assets)	Consolidated	$111,807	15.5%	$57,525	8.0%	$-	-
	Bank	108,923	15.1%	57,642	8.0%	72,052	10.0%
Tier I capital (to Risk weighted
assets)	Consolidated	103,212	14.4%	28,763	4.0%	-	-
	Bank	100,328	13.9%	28,821	4.0%	43,231	6.0%
Tier I capital (to Average
assets)	Consolidated	103,212	9.5%	43,320	4.0%	-	-
	Bank	100,328	9.3%	43,320	4.0%	54,150	5.0%

          The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2014, approximately $7,696 of retained earnings were available for dividend declaration without prior approval.

          On July 2, 2013, the Board of Governors of the Federal Reserve System approved the final rule for Basel III capital requirements for all commercial banks charted in the United States of America. The rule was subsequently approved by the FDIC on July 9, 2013. The rule will implement certain of the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision in the United States and certain changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. The major provisions of the new rule applicable to the Corporation and the Bank are:

•	The new rule implements higher minimum capital requirements, includes a new common equity Tier 1 capital requirement, and establishes criteria that instruments must meet in order to be considered common equity Tier 1 capital, additional Tier 1 capital, or Tier 2 capital. These enhancements will both improve the quality and increase the quantity of capital required to be held by banking organizations, better equipping the U.S. banking system to deal with adverse economic conditions.

•	The new minimum capital to risk-weighted assets (RWA) requirements are a Common Equity Tier 1 Capital Ratio of 4.5% and a Tier 1 Capital Ratio of 6.0% which is an increase from 4.0%, and a Total Capital Ratio that remains at 8.0%. The minimum Leverage Ratio (Tier 1 capital to total assets) is 4.0%.

•	The new rule improves the quality of capital by implementing changes to the definition of capital. Among the most important changes are stricter eligibility criteria for regulatory capital instruments that would disallow the inclusion of instruments such as trust preferred securities in Tier 1 capital going forward, and new constraints on the inclusion of minority interests, mortgage-servicing assets (MSAs), deferred tax assets (DTAs), and certain investments in the capital of unconsolidated financial institutions. In addition, the new rule requires that most regulatory capital deductions be made from common equity Tier 1 capital.

•	Under the new rule, in order to avoid limitations on capital distributions, including dividend payments, stock repurchases and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of common equity Tier 1 capital above its minimum risk-based capital requirements. This buffer will help to ensure that banking organizations conserve capital when it is most needed, allowing them to better weather periods of economic stress. The buffer is measured relative to risk weighted assets. Phase-in of the capital conservation buffer requirements will begin on January 1, 2016. A banking organization with a buffer greater than 2.5% would not be subject to limits on capital distributions or discretionary bonus payments; however, a banking organization with a buffer of less than 2.5% would be subject to increasingly stringent limitations as the buffer approaches zero. The new rule also prohibits a banking organization from making distributions or discretionary bonus payments during any quarter if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5% at the beginning of the quarter. When the new rule is fully phased in, the minimum capital requirements plus the capital conservation buffer will exceed the prompt corrective action well-capitalized thresholds.

•	The new rule also increases the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors.

The transition period for implementation of Basel III is January 1, 2015, through December 31, 2018.

NOTE 13 – FAIR VALUE MEASUREMENT

          The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. Fair value measurement must maximize the use of observable inputs and minimize the use of unobservable inputs. In estimating fair value, the Corporation utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. FASB ASC Topic 820, “Fair Value Measurements and Disclosures” establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

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

Recurring Measurements

          The following table summarizes financial assets measured at fair value on a recurring basis as of December 31, 2014 and 2013, and by the level within the fair value hierarchy utilized to measure fair value (dollars in thousands):

December 31, 2014
Available-for-sale securities	Level 1	Level 2	Level 3	Total
U.S. government agencies	$-	$159,254	$-	$159,254
U.S. government sponsored agency mortgage backed securities	-	167,970	-	167,970
States and political subdivisions	-	52,882	-	52,882
Corporate bonds	-	17,780	-	17,780
Total assets at fair value	$-	$397,886	$-	$397,886

December 31, 2013
Available-for-sale securities	Level 1	Level 2	Level 3	Total
U.S. government agencies	$-	$105,072	$-	$105,072
U.S. government sponsored agency mortgage backed securities	-	157,423	-	157,423
States and political subdivisions	-	46,337	-	46,337
Corporate bonds	-	20,882	-	20,882
Total assets at fair value	$-	$329,714	$-	$329,714

          The following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 2014.

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

Nonrecurring Measurements

          The following table summarizes financial assets measured at fair value on a nonrecurring basis as of December 31, 2014 and December 31, 2013, by the level within the fair value hierarchy utilized to measure fair value (dollars in thousands):

December 31, 2014
	Level 1	Level 2	Level 3	Total
Impaired loans (collateral-dependent)	$-	$-	$1,184	$1,184
Other real estate owned	-	-	-	-

December 31, 2013
	Level 1	Level 2	Level 3	Total
Impaired loans (collateral-dependent)	$-	$-	$2,214	$2,214
Other real estate owned	-	-	208	208

Impaired Loans (Collateral-Dependent)

          The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

          The Corporation considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by the Chief Credit Officer. Appraisals are reviewed for accuracy and consistency by the Chief Credit Officer. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by the Chief Credit Officer by comparison to historical results. Fair value adjustments were approximately $287 at December 31, 2014 and $79 at December 31, 2013.

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

Other Real Estate Owned

          Other real estate owned (“OREO”) is initially recorded at fair value at the time of acquisition, as determined by independent appraisal or evaluation by the Corporation, less costs to sell when the real estate is acquired in settlement of loans. Quarterly evaluations of OREO are performed to determine if there has been any subsequent decline in the value of OREO properties. OREO is classified within Level 3 of the fair value hierarchy. OREO assets are subject to nonrecurring fair value adjustments to reflect subsequent partial write-downs that are based on the observable market price or current appraised value of the collateral less selling costs. There was no fair value adjustment of the OREO portfolio at December 31, 2014. Fair value adjustments were approximately $395 in the aggregate at December 31, 2013.

          Appraisals of OREO are obtained when the real estate is acquired and subsequently as deemed necessary by the Chief Credit Officer. Appraisals are required annually and reviewed for accuracy and consistency by the Chief Credit Officer. The appraised values are reduced by discounts to consider lack of marketability and estimated costs to sell. Appraisers are selected from the list of approved appraisers maintained by management.

Unobservable (Level 3) Inputs

          The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements as of December 31, 2014 and 2013 (dollars in thousands):

	Quantitative Information about Level 3 Fair Value Measurements
	Fair value at December 31, 2014	Valuation technique(s)	Unobservable input	Range (weighted average)

Impaired loans (collateral-dependent)	$1,184	Market comparable properties	Marketability discount	5.0% - 10.0% (7%)

	Quantitative Information about Level 3 Fair Value Measurements
	Fair value at December 31, 2013	Valuation technique(s)	Unobservable input	Range (weighted average)
Impaired loans (collateral-dependent)	$2,214	Market comparable properties	Marketability discount	5.0% - 10.0% (7%)

Other real estate/assets owned	$208	Market comparable properties	Marketability discount	5.0% - 10.0% (7%)

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

Federal Home Loan Bank stock – The carrying value of FHLB stock approximates fair value based on the redemption provisions of the FHLB.

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

          The following tables present estimated fair values of the Corporation’s financial instruments as of December 31, 2014 and 2013, and indicate the levels within the fair value hierarchy of the valuation techniques (dollars in thousands):

Fair Value Measurements at December 31, 2014 Using

	Carrying amount	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Financial assets
Cash and due from banks	$18,511	$18,511	$-	$-
Interest-bearing deposits in other banks	10,086	10,086	-	-
Federal funds sold	1,700	1,700	-	-
Federal Home Loan Bank and Federal Reserve Bank stock	3,879	-	3,879	-
Securities available-for-sale	397,886	-	397,886	-
Securities held-to-maturity	21,985	-	22,263	-
Loans held for sale	354	354	-	-
Loans, net	644,118	-	-	650,770
Accrued interest receivable	4,337	-	4,337	-
Financial liabilities
Non-interest bearing deposits	204,358	204,358	-	-
Interest bearing deposits	815,597	-	816,022	-
Repurchase agreements	22,834	-	22,834	-
Accrued interest payable	613	-	613	-
Off-balance sheet credit related instruments:
Commitments to extend credit and letters of credit		-	-	-

Fair Value Measurements at December 31, 2013 Using

	Carrying amount	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Financial assets
Cash and due from banks	$20,391	$20,391	$-	$-
Interest-bearing deposits in other banks	25,167	25,167	-	-
Federal funds sold	9,850	9,850	-	-
Federal Home Loan Bank and Federal Reserve Bank stock	3,879	-	3,879	-
Securities available-for-sale	329,714	-	329,714	-
Securities held-to-maturity	27,839	-	28,595	-
Loans held for sale	327	327	-	-
Loans, net	598,171	-	-	607,113
Accrued interest receivable	4,183	-	4,183	-
Financial liabilities
Non-interest bearing deposits	179,823	179,823	-	-
Interest bearing deposits	777,514	-	778,682	-
Repurchase agreements	18,095	-	18,095	-
Accrued interest payable	663	-	663	-
Off-balance sheet credit related instruments:
Commitments to extend credit and letters of credit	-	-	-	-

NOTE 14 – QUARTERLY RESULTS OF OPERATIONS (Unaudited)

          The following table presents unaudited quarterly interim financial information for the Corporation for the years ended December 31, 2014 and 2013 (dollars in thousands):

2014	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Interest income	$9,042	$9,103	$9,351	$9,284	$36,780
Interest expense	620	623	605	580	2,428
Net interest income	8,422	8,480	8,746	8,704	34,352
Provision for possible loan losses, net	-	-	-	-	-
Noninterest income	2,651	3,091	3,177	2,808	11,727
Noninterest expenses	8,098	8,033	8,166	7,984	32,281
Income before income taxes	2,975	3,538	3,757	3,528	13,798
Income taxes	713	941	1,031	871	3,556
Net income	$2,262	$2,597	$2,726	$2,657	$10,242
Basic earnings per share	0.45	0.52	0.55	0.54	2.06
Weighted average shares outstanding per quarter	5,017,789	4,977,506	4,934,815	4,909,910	4,963,826

2013	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Interest income	$9,223	$9,523	$9,328	$9,287	$37,361
Interest expense	834	751	679	643	2,907
Net interest income	8,389	8,772	8,649	8,644	34,454
Provision for possible loan losses, net	-	-	-	-	-
Noninterest income	3,329	2,620	2,509	2,658	11,116
Noninterest expenses	8,105	8,165	8,322	8,667	33,259
Income before income taxes	3,613	3,227	2,836	2,635	12,311
Income taxes	557	842	779	522	2,700
Net income	$3,056	$2,385	$2,057	$2,113	$9,611
Basic earnings per share	0.59	0.46	0.40	0.42	1.88
Weighted average shares outstanding per quarter	5,178,759	5,133,051	5,086,469	5,046,833	5,110,849

NOTE 15 – DEPOSITS

          The Bank does not have any foreign offices and all deposits are serviced in its 18 domestic offices. Maturities of time deposits of $100 or more at December 31, 2014 and 2013 are as follows (dollars in thousands):

	2014	2013

Under 3 months	$29,629	$31,514
3 to 12 months	71,489	63,429
Over 12 months	18,399	27,834
Total	$119,517	$122,777

          At December 31, 2014 and 2013, the Bank had $152 and $369, respectively, of deposit accounts in overdraft status and thus have been reclassified to loans in the accompanying consolidated balance sheets.

The following table presents maturities of interest-bearing time deposits as of December 31, 2014 (dollars in thousands):

2015	$185,714
2016	20,460
2017	8,160
2018	5,164
2019	7,091
Thereafter	-
Total	$226,589

NOTE 16 – CONDENSED FINANCIAL INFORMATION OF THE CORPORATION

          The following tables present the condensed balance sheets, statements of income, comprehensive income, and cash flows of the Corporation as of December 31, 2014 and 2013 (dollars in thousands, except per share data):

CONDENSED BALANCE SHEETS

	As of December 31,
	2014	2013
Cash	$271	$23
Investment in bank subsidiary	111,512	101,226
Investment in credit life insurance company	54	54
Investment in other securities	17	17
Dividends receivable from bank subsidiary	1,813	2,058
Cash surrender value - life insurance	4,474	4,409
Total assets	$118,141	$107,787
Liabilities
Accrued liabilities	$1,839	$1,820
Dividends payable	1,813	1,858
Total liabilities	3,652	3,678
Shareholders’ equity
Common stock - $10 par value, 8,000,000 shares authorized; 4,900,576 and 5,021,012 shares issued and outstanding, as of December 31, 2014 and December 31, 2013, respectively	49,006	50,210
Retained earnings	67,609	62,900
Accumulated other comprehensive income (loss)	(2,126)	(9,001)
Total shareholders’ equity	114,489	104,109
Total liabilities and shareholders’ equity	$118,141	$107,787

CONDENSED STATEMENTS OF INCOME

	Years ended December 31,
	2014	2013	2012
Operating income
Dividends from bank subsidiary	$7,038	$7,663	$7,289
Other dividend income	8	15	18
Other	65	65	135
Operating expenses	(279)	(238)	(218)
Income before equity in undistributed net income of bank subsidiary	6,832	7,505	7,224
Equity in undistributed net income of bank subsidiary	3,410	2,106	2,180
Net Income	$10,242	$9,611	$9,404

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years ended December 31,
	2014	2013	2012
Net income for common shareholders	$10,242	$9,611	$9,404

Other comprehensive income (loss)
Unrealized appreciation (depreciation) on available-for-sale securities, net of taxes of $4,742, ($8,507) and $1,204, respectively	7,571	(13,589)	1,923
Reclassification adjustment for realized gains included in net income, net of taxes of ($251), ($319) and ($883), respectively	(401)	(510)	(1,411)
Change in unfunded portion of postretirement benefit obligations, net of taxes of ($185), $2,102, and ($1,243), respectively	(295)	3,360	(1,982)
Other comprehensive income (loss)	6,875	(10,739)	(1,470)

Total comprehensive income (loss)	$17,117	$(1,128)	$7,934

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2014	2013	2012

Operating activities
Net income	$10,242	$9,611	$9,404
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of bank subsidiary	(3,410)	(2,106)	(2,180)
Increase in cash surrender value of life insurance contracts	(65)	(65)	(135)
(Increase) decrease in other assets	245	(90)	56
Decrease in payables	18	134	127
Total adjustments	(3,212)	(2,127)	(2,132)
Net cash provided by operating activities	7,030	7,484	7,272
Investing activities
Purchase of single premium life insurance policy	-	-	(310)
Net cash used by investing activities	-	-	(310)
Financing activities
Payment to repurchase common stock	(3,097)	(3,722)	(3,400)
Cash dividends paid	(3,685)	(3,800)	(3,944)
Net cash used by financing activities	(6,782)	(7,522)	(7,344)
Increase (decrease) in cash	248	(38)	(382)
Cash at beginning of year	23	61	443
Cash at end of year	$271	$23	$61

NOTE 17 – EMPLOYEE BENEFIT PLANS

          The Bank contributes to a qualified profit-sharing plan covering employees who meet participation requirements. To be eligible to participate, employees must complete 1,000 hours of service within the twelve month time period following their date of hire. Employees must be age twenty or older. The amount of the contribution is at the discretion of the Bank’s Board of Directors, up to the maximum deduction allowed for federal income tax purposes. Contributions to the plan, which amounted to approximately $1,023, $1,596 and $1,019 in 2014, 2013 and 2012, respectively, are included in salaries and employee benefits expense.

          The Bank formalized a nonqualified salary continuation plan for certain key officers. In connection with this plan, the value of the single premium universal life insurance policies (approximately $986 at December 31, 2014 and approximately $975 at December 31, 2013) purchased in 1993 to fund the plan and the related liability (approximately $56 at December 31, 2014 and $49 at December 31, 2013) were included in other assets and other liabilities, respectively. The principal cost of the plan is accrued over the anticipated remaining period of active employment, based on the present value of the expected retirement benefit.

          The Corporation and Bank implemented a deferred compensation plan that permits directors to defer their director’s fees and earn interest on the deferred amount in the amount of the wall street journal prime rate plus three percent. The agreements provide for a lump sum payment or 120 month payments of deferred fees plus accrued interest after retirement, separation from service, or death. The liability accrued for this plan totaled $6,586 and $6,487 at December 31, 2014 and 2013, respectively. The charge to expense for the agreements was $715, $722 and $853 for the years ended December 31 2014, 2013 and 2012, respectively.

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

          The Corporation funding policy is to make the minimal annual contribution that is required by applicable regulations, plus such amounts as the Corporation may determine to be appropriate from time to time. The Corporation expects to contribute $174 to the plan in 2015.

          The following table provides further information about the plan:

	Post-retirement benefits
	2014	2013
Change in benefit obligation
Benefit obligation at beginning of year	$2,313	$7,421
Service cost	33	138
Interest cost	111	292
Plan participants’ contributions	-	-
Expected benefits paid	(183)	(266)
Negative plan amendment	-	(2,662)
Actuarial (gain) loss	286	(2,558)
Amendments	-	(52)
Benefit obligation at end of year	$2,560	$2,313
Change in fair value of assets
Fair value of plans assets at beginning of year	$-	$-
Employer contribution	183	266
Benefits paid	(183)	(266)
Fair value of plan assets at end of year	$-	$-
Reconciliation of funded status
Projected benefit obligation, end of year	$(2,560)	$(2,313)
Fair value of assets, end of year	-	-
Funded status, end of year	$(2,560)	$(2,313)

          Amounts recognized in accumulated other comprehensive income not yet recognized as components of net periodic benefit cost consist of:

	2014	2013
Unrecognzied net actuarial (gain) loss	$(2,016)	$(2,490)
Unrecognized prior service cost	(46)	(52)
	$(2,062)	$(2,542)

           Amounts recognized in statement of financial position are as follows:

	2014	2013
Current liability	$-	$183
Noncurrent liability	2,560	2,130
Total	$2,560	$2,313

           A reconciliation of other comprehensive income is as follows:

	Post-retirement benefits
	2014	2013	2012
Accumulated other comprehensive income beginning of year	$(2,542)	$2,920	$(305)
Amortization of net actuarial gain (loss)	188	(190)	-
Negative plan amendment gain	-	(2,662)	-
Loss/(gain) incurred in current year	287	(2,558)	3,225
Prior service cost established in current year	5	(52)	-
Other comprehensive income/(loss)	480	(5,462)	3,225
Ending balance (before tax effects)	$(2,062)	$(2,542)	$2,920

	Post-retirement benefits
Components of net periodic benefit cost
	2014	2013	2012
Service cost	$34	$138	$91
Interest cost	111	292	351
Amortization of prior service cost	(5)	-	-
Recognized net actuarial (gain) loss	(188)	190	-
Net periodic benefit cost (income)	$(48)	$620	$442

          The estimated net gain for the defined benefits postretirement plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $160.

	Post-retirement benefits
Weighted-average assumption used to determine benefit obligation:	2014	2013
Discount rate	4.25%	5%
Rate of compensation increase	NA	NA

	Post-retirement benefits
Weighted-average assumptions used to determine benefit costs:	2014	2013
Discount rate	5.00%	4%

          The following table gives the Health Care Cost Trend, which is applied to gross charges, net claims and retiree paid premiums to reflect the Corporation’s past practice and stated ongoing intention to maintain relatively constant cost sharing between the Corporation and retirees:

Health care trend rate	2014	2013
Initial
Pre-65	9%	11%
Post-65	8.0%	7.5%
Ultimate (pre and post-65)	5%	5%
Years to ultimate
Pre-65	8	6
Post-65	6	5

           The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid, net of participant contributions:

FYE	Company benefits
2015	$174
2016	168
2017	157
2018	190
2019	174
2020 - 2024	986
$1,849

          Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-percentage-point	1-percentage-
	increase	point decrease
Effect on total of service and interest cost	11	(6)
Effect on postretirement benefit obligation	283	(133)

